Form 10-K405, Exhibit 13
period 1996-12-31
NORTHWEST INDIANA BANCORP
filed 1997-03-21
CIK 919864

NorthWest Indiana
-----------------
    BANCORP

                                                            1996
                                                            ANNUAL REPORT
                                                            --------------------
                                                            BUILDING
                                                                     VALUE

                                photo montage of
                   employees, new Merrillville Branch building
                            and housing rehab project

                           Inside Front Cover is blank

BUILDING
      VALUE

Dear Shareholder:

Banking is one of America's most regulated industries and 1996 stands out as a year when the pervasive authority of the federal government truly impacted operating results.

         During the year congress passed the Federal Deposit Insurance Funds Act of 1996 which mandated all SAIF insured financial institutions to make a one-time payment to recapitalize the federal deposit insurance fund. This industry wide solution to a public policy question, while laudable, had a direct negative effect upon the Bancorp's earnings.

         The $1.6 million special assessment of the FDIC depressed income to $2.2 million. Going forward, our deposit insurance premiums will be decidedly less, making the Bancorp more competitive in our market place. Shareholders should be pleased to know that without the FDIC special assessment, income would have exceeded $3.1 million for an adjusted return on assets of 1.07%. Earnings also were impacted by the action of the Federal Reserve to raise interest rates, which increased our interest costs paid to depositors.

         These government actions did not deter your board of directors and management from accomplishing our mission of building investment value for our shareholders and economic value for our customers and community.

                    photo montage of employees and buildings

--------------------------------------------------------------------------------
OPERATING RESULTS

- Core earning, the difference between the Bancorp's interest income and interest expense, rose to $11.1 million in 1996 from $10.6 million in a year earlier.

- Our efficiency ratio, a key measure of the Bancorp's expense management, stood at 55.2% excluding the SAIF special assessment.

- Peoples Bank earned an "Exceptional Performance Award" from Bauer financial reports. Only 9% of the nation's banking institutions achieved this distinction for strength, performance, and safety over the last eight years.

-------------------------------------------------------------------------------
GROWTH

- Assets grew 6.6% to $299 million.

- Loans grew 10.1% to $244.7 with construction, commercial and consumer loans comprising 38.2% of loans outstanding.

- NOW account balances increased 12.5% and commercial checking accounts balances increased 12%.

- Trust assets grew 10.6% to $66 million.

- Peoples Bank expanded our market share through a new branch on the Broadway corridor in Merrillville.


                    photo montage of employees and buildings

--------------------------------------------------------------------------------
ASSET QUALITY

- The ratio of non-performing loans to total loans was 0.48% (forty eight hundredths of one percent).

- Foreclosed real estate was 0.06% (six-hundredths of one percent) of total assets.

- At year end, the allowance for loan losses (ALL) totaled $2.9 million or 1.18% of total loans.

--------------------------------------------------------------------------------
SHAREHOLDERS

- Implemented a two-for-one stock split.

- Increased dividends per share during the fourth quarter by 16.4%.

- Price of stock appreciated 15.3% during 1996 over 1995.

- Total return to shareholders out performed the CRSP Index for the Nasdaq Stock Market and the CRSP Index for the Nasdaq Bank Stocks for the five year period ended December 31, 1996.

     Your directors and management continue to be committed to building a locally owned, independent community bank. Resources have been allocated to develop the people, products, and technology essential to meet the challenges of our banking and non-banking competitors. Despite this year's adversity, our employees continued to provide quality service which in the final analysis creates customer trust, shareholder value, and a superior banking performance.

/s/ David A. Bochnowski

Sincerely,

DAVID A. BOCHNOWSKI
Chairman and Chief Executive Officer

                    photo montage of employees and buildings

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands of Dollars, except Per Share Data)



Fiscal Year Ended                  December 31,    December 31,   December 31,    December 31,      June 30,        June 30,
                                       1996            1995           1994          1993 (1)          1993            1992
                                   ------------    ------------   ------------    ------------    -----------     -----------
Statement of Income:

     Total interest income.......  $     22,337    $     21,123   $     19,122    $      9,360    $    19,035     $    19,744
     Total interest expense......        11,287          10,484          8,079           4,015          8,485          10,698
                                   ------------    ------------   ------------    ------------    -----------     -----------
     Net interest income.........        11,050          10,639         11,043           5,345         10,550           9,046
     Provision for loan losses...            85              80            145             319            711             665
                                   ------------    ------------   ------------    ------------    -----------     -----------
     Net interest income after
       provision for loan losses.        10,965          10,559         10,898           5,026          9,839           8,381
                                   ------------    ------------    ------------   ------------    -----------     -----------
     Noninterest income..........           682             685            493             253            749             726
     Noninterest expense.........         8,039           6,117          6,031           3,011          5,378           4,795
                                   ------------    ------------   ------------    ------------    -----------     -----------
     Net noninterest expense.....         7,357           5,432          5,538           2,758          4,629           4,069
                                   ------------    ------------   ------------    ------------    -----------     -----------
     Income tax expenses.........         1,419           2,026          2,132             902          2,158           1,849
     Cumulative effect of changes
       in accounting.............         -               -              -                 450          -               -
                                   ------------    ------------   ------------    ------------    -----------     -----------
     Net income..................  $      2,189    $      3,101   $      3,228    $      1,816    $     3,052     $     2,463
                                   ============    ============   ============    ============    ===========     ===========
     Earnings per common and
       common equivalent share...         $1.59           $2.25          $2.35           $1.33          $2.25           $1.85
     Cash dividends declared per
       common share..............         $1.15           $1.10          $1.10           $0.50          $0.80           $0.68

----------------------------------------------------------------------------------------------------------------------------------
                                   December 31,    December 31,   December 31,    December 31,      June 30,        June 30,
                                       1996            1995           1994            1993            1993            1992
                                   ------------    ------------   ------------    ------------    -----------     -----------

Balance Sheet:

     Total assets................  $    299,419    $    280,911   $    266,343    $    251,481    $   246,180     $   227,183
     Loans receivable............       244,696         222,293        221,930         204,205        202,083         183,366
     Investment securities.......        40,024          38,001         33,678          33,639         28,910          28,910
     Deposits....................       256,420         247,945        234,639         222,945        219,133         202,823
     Borrowed funds..............        12,261           3,139          3,151           2,087            993             609
     Total stockholders' equity..        27,815          27,204         25,606          23,874         22,691          20,667

----------------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended                  December 31,    December 31,   December 31,    December 31,      June 30,        June 30,
                                       1996            1995           1994        1993 (1) (2)        1993            1992
                                   ------------    ------------   ------------    ------------    -----------     -----------
Interest Rate Spread During Period:

     Average effective yield on
       loans and investment
         securities..............          7.98%           8.06%          7.66%           7.75%          8.24%           9.20%
     Average effective cost of
       deposits and borrowings...          4.32%           4.33%          3.48%           3.63%          4.04%           5.39%
                                   ------------    -------------  -------------   -------------   ------------    -----------
     Interest rate spread........          3.66%           3.73%          4.18%           4.12%          4.20%           3.81%
                                   ============    ============   ============    ============    ===========     ===========
     Net interest margin.........          3.79%           3.91%          4.25%           4.27%          4.44%           4.04%
     Return on assets............          0.75%           1.14%          1.24%           1.45%          1.28%           1.10%
     Return on equity............          7.90%          11.74%         13.04%          15.51%         14.00%          12.38%


----------------------------------------------------------------------------------------------------------------------------------
                                   December 31,    December 31,   December 31,    December 31,      June 30,        June 30,
                                        1996            1995          1994           1993             1993            1992
                                   ------------    ------------   ------------    ------------    -----------     -----------
     Tier 1 capital to
       risk-weighted assets......          14.7%           15.8%          15.9%           15.5%          14.9%           14.7%
     Total risk-based capital to
       risk-weighted assets......          16.0%           17.1%          17.2%           16.8%          16.1%           15.9%
     Tier 1 capital leverage ratio          9.3%            9.7%           9.6%            9.5%           9.2%            9.1%

     Allowance for loan losses to
       total loans...............          1.18%           1.27%          1.24%           1.26%          1.15%           0.88%
     Allowance for loan losses to
       non-performing loans......        247.40%         268.25%        176.46%         454.75%        382.34%         231.51%
     Non-performance loans to
       total loans...............          0.48%           0.47%          0.70%           0.27%          0.30%           0.38%

     Total loan accounts.........         4,404           4,606          4,671           4,654          4,661           4,755
     Total deposit accounts......        24,666          23,730         22,738          21,204         21,330          20,834
     Total branches
       (all full service)........             7               6              6               6              6               6

     (1) Six month period due to change in fiscal year end.
     (2) Data for six months ended December 31, 1993 has been annualized.



    June 30,      June 30,         June 30,       June 30,
      1991          1990             1989           1988
 ------------    ------------   ------------   ------------


 $     20,709    $     20,042   $     18,313   $     16,985
       12,896          13,145         11,872         10,604
 ------------    ------------   ------------   ------------
        7,813           6,897          6,441          6,381
          238             130            188            210
 ------------    ------------   ------------   ------------

        7,575           6,767          6,253          6,171
 ------------    ------------   ------------   ------------
          757             622            854            811
        4,625           4,357          4,057          4,001
 ------------    ------------   ------------   ------------
        3,868           3,735          3,203          3,190
 ------------    ------------   ------------   ------------
        1,505             992          1,024            971

          -               -              -              -
 ------------    ------------   ------------   ------------
 $      2,202    $      2,040   $      2,026   $      2,010
 ============    ============   ============   ============

        $1.65           $1.54          $1.55          $1.55

        $0.22           $0.15          $0.23          $0.07


-----------------------------------------------------------
    June 30,      June 30,         June 30,       June 30,
      1991          1990             1989           1988
 ------------    ------------   ------------   ------------



 $    220,053    $    208,796   $    192,269   $    188,173
      177,421         173,244        156,925        147,809
       25,160          24,983         24,885         20,977
      196,880         188,621        174,729        172,579
          799             604          -                174
       18,972          16,955         14,986         13,076


----------------------------------------------------------
    June 30,      June 30,         June 30,       June 30,
      1991          1990             1989           1988
 ------------   -------------   ------------   ------------



        10.08%          10.28%          9.85%          9.55%

         6.75%           7.25%          6.86%          6.32%
 ------------    ------------   ------------   ------------
         3.33%           3.03%          2.99%          3.23%
 ============    ============   ============   ============
         3.80%           3.42%          3.36%          3.46%
         1.03%           1.01%          1.06%          1.09%
        12.31%          12.82%         14.51%         16.73%


-----------------------------------------------------------
     June 30,      June 30,        June 30,       June 30,
       1991          1990            1989           1988
 ------------   -------------   ------------   ------------

         14.1%           13.1%           N/A            N/A

         14.8%           13.7%           N/A            N/A
          8.6%           8.1%            7.8%           7.0%


         0.53%           0.42%          0.43%          0.36%

       117.96%         155.93%        129.81%         38.58%

         0.45%           0.27%          0.33%          0.94%

        4,793           4,428          4,907          5,107
       21,200          21,492         20,932         20,996
            6               6              5              5










BUSINESS

     NorthWest Indiana Bancorp (the Company) is the holding company for Peoples Bank SB (the Bank), an Indiana stock savings bank. Peoples Bank SB is a wholly owned subsidiary of the Company. The Company has no other business activity other than being the holding company for Peoples Bank SB.

     The Bank conducts business from its main office at Munster and its six full-service offices located in East Chicago, Hammond, Merrillville, Dyer and Schererville, Indiana. The Bank is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, and construction loans and various types of consumer loans and commercial business loans. In addition, the Bank's trust department provides estate administration, estate planning, guardianships, land trusts, retirement planning, self-directed IRA and Keogh accounts, investment agency accounts, and serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts.

     The Company's capital stock is traded in the over-the-counter market and quoted in the National Quotation Bureau's "Pink Sheets". On December 2, 1996, the Company effected a two-for-one common stock split. All references herein to the number of shares and per share data reflect the stock split. On February 28, 1997, the Company had 1,380,846 shares of common stock outstanding, excluding fractional shares, and 593 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

     The Company's earnings are dependent upon the earnings of the Bank. The Bank's earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average total assets. The net interest margin is perhaps the clearest indicator of a financial institution's ability to generate core earnings. The Bank's profitability is also affected by service charges, trust department income, gains and losses from the sale of loans, provisions for loan losses, income taxes and operating expenses.

     The Bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. On September 30, 1996, the President signed the Deposit Insurance Funds Act of 1996 which required a one-time special assessment on SAIF-assessable deposits to recapitalize SAIF. The special assessment resulted in a 1996 pre-tax expense of $1.6 million and an after-tax effect on earnings of $941 thousand. As a result the Company reported a net income for 1996 of $2.2 million, or $1.59 per share. The return on average assets (ROA) was 0.75%, while the return on average stockholders' equity (ROE) was 7.90% for 1996.

     Excluding the SAIF assessment, adjusted net income for 1996 was $3.1 million, or $2.27 per share compared to $3.1 million, or $2.25 per share for 1995. The adjusted ROA was 1.07%, while the adjusted ROE was 11.27% for 1996 compared to a ROA of 1.14% and a ROE of 11.74% for 1995.

     For 1997, the Bank's annual insurance premium will be reduced from $0.23 per $100 of insured deposits to $0.0648 per $100. Based on December 31, 1996 total deposits, the Bank projects a federal insurance premium expense reduction from $580 thousand at $0.23 per $100 of insured deposits to $163 thousand at $0.0648 per $100 for 1997.

     At December 31, 1996, the Company had total assets of $299.4 million and total deposits of $256.4 million. Stockholders' equity totaled $27.8 million or 9.3% of total assets, with book value per share at $20.16.

TOTAL ASSETS
(DOLLARS IN MILLIONS)

June 30,      Six Months     Dec. 31,     Dec. 31,      Dec. 31,
  1993      Dec. 31, 1993      1994         1995          1996

$246.2          $251.5        $266.3       $280.9         $299.4


Total assets have increased from $246.2 million at June 30, 1993 to $299.4 million at December 31, 1996. Growth during 1996 totaled $18.5 million or 6.6%.
===============================================================================

ASSET/LIABILITY MANAGEMENT

     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bank, the key components of asset/liability management are loans, investments and deposits. Over the years, the Bank has directed its lending efforts toward construction loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans and commercial business loans tied to the prime rate of interest. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for terms of fifteen years or less. The actual cash flow from these loans generally results in a duration which is less than the contractual maturity, providing protection against the possibility of rising interest rates.

     The primary objective of the Bank's investment portfolio is to provide for the liquidity needs of the Bank and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities and federal agency obligations. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLBI). Investments are generally for terms ranging from one day to five years.

     The Bank's cost of funds reacts rapidly to changes in market interest rates due to the relatively short-term nature of its deposit liabilities. Consequently, the Bank's results of operations have been influenced by the levels of short-term interest rates. In order to reduce exposure to interest-rate risk, certificate accounts with maturities in excess of one year have been aggressively marketed. In addition, product offerings are competitively priced and maturities are carefully monitored in order to guard against the outflow of funds. Relatively low interest rates during 1996 and uncertainty with the direction of future rates resulted in a strong customer preference for liquidity. Borrowed money is used on a short term basis to compensate for reductions in the availability of other sources of funds and is generally accomplished through repurchase agreements, as well as, through a line of credit and short-term advances from the FHLBI. The Bank does not obtain funds through brokers.

     A primary objective of Asset/Liability Management is controlling interest rate risk. The Bank's exposure to interest rate risk is due to the differences in the maturities of interest-bearing liabilities and interest-earning assets, and to the volatility of interest rates. To moderate unfavorable operating results in periods of rising or high interest rates, the Bank restructures its asset-liability mix on an ongoing basis. While steps have been taken which have significantly reduced the overall vulnerability to interest rate risk, the Bank will still be adversely affected by a rising or high interest rate environment, and is beneficially affected by a falling or low interest rate environment because rate sensitive liabilities exceed rate sensitive assets within a one year time period. Increasing the amount of interest-earning assets that are rate sensitive, extending the maturities of customer deposits and increasing the balances of NOW/checking accounts are all part of management's commitment toward reducing the Bank's overall vulnerability to interest rate risk.

     At December 31, 1996, the Bank's one year unadjusted GAP; i.e., the difference between interest-earning assets maturing or repricing during the next twelve months and interest-bearing liabilities maturing in the same period as a percentage of total assets, was -37.42%. The GAP position incorporates the Bank's internal data as related to the maturity/repricing and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. The Bank has not experienced the kind of earnings volatility indicated from the unadjusted GAP, because a significant portion of the Bank's deposits do not reprice on a contractual basis.

     As is common in the banking industry, management makes adjustments to the timing and magnitude of non-contractual deposit repricing to more accurately reflect anticipated pricing behavior and exposure to interest rate risk. These adjustments include assumptions on rate/volume elasticity for checking and non-interest bearing deposits, NOW accounts, money market accounts and savings accounts. The table which follows is first presented without adjustment for expected repricing behavior. Then, as presented in the management adjustment line, these balances have been distributed over a number of periods to reflect those portions of such accounts that are expected to reprice over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of allocations. A core amount of transaction and savings account balances has been calculated by reviewing historical data on short-term interest rates and account balance activity. The core balance is considered non-rate sensitive and is classified as due/repricing between one and five years. Management expects to continue the same methodology in response to future market rate changes; however, management adjustments may change as customer preferences and competitive market conditions change. All management adjustments are reflected in the cumulative management adjusted GAP line. The cumulative GAP reflects sensitivity to interest rate changes over time. The Bank's management believes that the Bank's adjusted one year GAP of -6.30% has been maintained within an acceptable range in view of the prevailing interest rate environment. There can be no assurance that the assets and liabilities will have the projected maturities used in developing this table. The GAP position is a static indicator and is not a predictor of net interest income for a dynamic business in a rapidly changing environment.



GAP POSITION AT DECEMBER 31, 1996

                                     0-3         4-12         1-5        over 5
                                   months       months       years        years       total
                                 ---------    ---------    ---------    ---------    ---------
                                                       (dollars in thousands)

Real estate loans ............   $  39,055    $  64,813    $  78,436    $  39,545    $ 221,849
Consumer loans ...............       1,172        1,394        2,310           14        4,890
Commercial business
 loans and other .............      13,621        1,830        2,433           73       17,957
Securities held-to-maturity ..       2,328        4,914       26,264        6,518       40,024
Interest-bearing balances
 and federal funds ...........       1,000         --           --           --          1,000
                                 ---------    ---------    ---------    ---------    ---------
  Total ......................      57,176       72,951      109,443       46,150      285,720
                                 ---------    ---------    ---------    ---------    ---------

Certificates of deposit ......      57,976       69,137       26,509         --        153,622
Checking and non-interest
 bearing deposits ............      12,879         --           --           --         12,879
NOW accounts .................      23,907         --           --           --         23,907
Money market accounts ........      22,359         --           --           --         22,359
Savings accounts .............      43,653         --           --           --         43,653
Borrowed funds ...............       9,360        2,901         --           --         12,261
                                 ---------    ---------    ---------    ---------    ---------
  Total ......................     170,134       72,038       26,509         --        268,681
                                 ---------    ---------    ---------    ---------    ---------

AT DECEMBER 31, 1996:

GAP ..........................    (112,958)         913       82,934       46,150
                                 ---------    ---------    ---------    ---------
Cumulative GAP................   $(112,958)   $(112,045)   $ (29,111)   $  17,039
                                 =========    =========    =========    =========

Cumulative GAP as a
 percent of total assets ....      -37.73%      -37.42%       -9.72%         5.69%
                                 =========    =========    =========    =========
Management adjustments .......   $  98,639    $  93,186    $    --      $    --

Cumulative management
 adjusted GAP ................   $ (14,319)   $ (18,859)   $ (29,111)   $  17,039
                                 =========    =========    =========    =========

Cumulative management
 adjusted GAP/total
 assets ......................      -4.78%       -6.30%       -9.72%        5.69%
                                 =========    =========    =========    =========


FINANCIAL CONDITION

     During the year ended December 31, 1996, total assets increased by $18.5 million (6.6%), with interest-earning assets increasing by $17.4 million (6.5%). At December 31, 1996, interest-earning assets totaled $285.7 million and represented 95.4% of total assets. Loans totaled $244.7 million and represented 85.6% of interest-earning assets, 81.7% of total assets and 95.4% of total deposits. The loan portfolio includes $13.2 million (5.4%) in construction and land development loans, $151.3 (61.8%) in residential real estate loans, $57.3 million (23.4%) in commercial and multifamily real estate loans, $4.9 million ( 2.0%) in consumer loans, and $18.0 million (7.4%) commercial business and other loans. During 1996, loans increased by $22.4 million (10.1%). Loan demand was strong in all areas as evidenced by the growth in the real estate loans (8.9%), consumer loans (38.6%) and commercial business and other loans (19.1%). Loan growth was due to a strong local economy, a formalized Bank customer calling program and an aggressive marketing program. Adjustable rate loans comprised 63% of total loans at year end.

LOAN COMPOSITION
(DOLLARS IN MILLIONS)

Commercial Real Estate
and Multifamily - $57.3 (23.4%)

Commercial Business
and Other - $18.0 (7.4%)

Consumer - $4.9 (2.0%)

Construction and
Land Development - $13.2 (5.4%)

Residential Real Estate - $151.3 (61.8%)

At December 31, 1996, the loan portfolio totaled $244.7 million and represented 85.6% of interest-earning assets.

================================================================================

TOTAL LOANS
(DOLLARS IN MILLIONS)

June 30,     Six Months      Dec. 31,      Dec. 31,      Dec. 31,
  1993      Dec. 31, 1993     1994           1995         1996

$202.1       $204.2          $221.9         $222.3       $244.7

During 1996, loans increased by $22.4 million or 10.1%. Loan growth was due to strong local economy, a formalized Bank customer calling program and an aggressive marketing program.

================================================================================

     The Bank is primarily a portfolio lender. Mortgage banking activities are limited to the sale of fixed rate mortgage loans with contractual maturities of thirty years. These loans are sold in the secondary market because of the additional exposure to interest rate risk associated with this product. The Bank retains the servicing on all loans sold in the secondary market.

     During 1996, the Bank sold $699 thousand in fixed rate mortgages compared to $1.3 million in 1995 and $937 thousand in 1994. The amounts include 10 loans for 1996, and 15 loans for 1995 and 1994. All loans sold had contractual maturities of thirty years. Net gains realized from the sales totaled $1 thousand, $19 thousand and $8 thousand for 1996, 1995 and 1994. Mortgage loan servicing income totaled $21 thousand, $23 thousand and $22 thousand for 1996, 1995 and 1994. At December 31, 1996, the Bank had no loans classified as held for sale.

     At December 31, 1996, the Bank's investment portfolio totaled $40.0 million and was invested as follows: 62.3% in U.S. government agency debt securities, 28.9% in U.S. government debt securities, 4.8% in U.S. government agency mortgage-backed securities and 4.0% in FHLBI common stock. In addition, the Bank had $1.0 million in interest-bearing balances at the FHLBI. During 1996, investment securities increased by $2.0 million (5.3%), while interest-bearing balances in financial institutions and federal funds decreased by $7.0 million (87.5%). Overnight investments provided funding for securities and loan portfolio growth.

     Management believes that the credit risk profile of the earning asset portfolio is relatively low. At December 31, 1996 the Bank had $1.2 million in non-performing loans. The December 31, 1996 balance includes $788 thousand in loans accounted for on a non-accrual basis and $379 thousand in accruing loans which were contractually past due 90 days or more. The total of these non-performing loans represents 0.48% of the total loan portfolio and 0.39% of total assets. The amount for non-accruing loans includes 14 residential real estate loans, one commercial real estate loan, two commercial business loans and two consumer loans. The amount for accruing loans which are contractually past due 90 days or more includes five residential real estate loans, one commercial business loan and one consumer loan. At December 31, 1996, $877 thousand of the Bank's loans were classified as substandard. The total represents 14 residential real estate loans, one commercial real estate loan, five commercial business loans and four consumer loans. There were no loans classified as doubtful or loss. Management does not anticipate that any of the non-performing loans or classified loans will materially impact future operations, liquidity or capital resources. At December 31, 1996, there were no material credits which would cause management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

NON-PERFORMING LOANS TO TOTAL LOANS

June 30,      Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
 1993          1993          1994          1995         1996

0.30%         0.27%          0.70%         0.47%         0.48%

Management believes that the credit risk profile of the loan portfolio is relatively low. At December 31, 1996, the Bank's ratio of non-performing loans to total loans was 0.48% (forty-eight hundredths of one percent) which was below the industry norm.

================================================================================

     At December 31, 1996, the Bank had $189 thousand in foreclosed real estate. The total includes three residential properties and represents 0.06% of total assets.

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 1996, amounts provided to the ALL account totaled $85 thousand compared to $80 thousand for 1995 and $145 thousand for 1994. The amount provided during 1996 was based on loan activity, current economic conditions and management's assessment of portfolio risk. Charge-offs net of recoveries totaled $28 thousand during 1996.

     At December 31, 1996, the balance in the ALL account totaled $2.9 million which is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. The allocation of the ALL reflects consideration of the facts and circumstances that affect the repayment of individual loans, as well as, loans which have been pooled as of the evaluation date.


ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS

June 30,     Dec. 31,     Dec. 31,      Dec. 31,      Dec. 31,
 1993          1993         1994          1995         1996

1.15%         1.26%         1.24%        1.27%        1.18%

At December 31, 1996, the Bank had $2.9 million in the Allowance for Loan Losses account. The amount represents 1.18% of loans outstanding and 247.4% of non-performing loans.

================================================================================

     Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), as amended by SFAS No. 118, was adopted on January 1, 1995. Under these standards, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, the increase is reported in the provision for loan losses. A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. The effect of adopting these standards did not result in the recording of additional provisions for loan losses. At December 31, 1996, no portion of the allowance for loan losses was allocated to impaired loan balances as the Bank had no loans considered to be impaired loans as of, or for the year ended December 31, 1996.

     Deposits are the major source of funds for lending and other investment purposes. At December 31, 1996, deposits totaled $256.4 million. During 1996, deposit growth totaled $8.5 million (3.4%). Savings accounts increased $1.8 million (4.2%), NOW accounts increased $2.6 million (12.5%), checking accounts increased $1.4 million (12.0%), money market deposit accounts increased $1.1 million (5.0%) and certificates of deposit increased by $1.6 million (1.1%). At December 31, 1996, the deposit base was comprised of 17.0% savings accounts, 8.7% MMDA's, 9.3% NOW accounts, 5.0% checking accounts and 60.0% certificates of deposit. At December 31, 1996, repurchase agreements totaled $4.0 million. Other short-term borrowings totaled $8.3 million, of which $7.0 million represents a variable rate advance from the FHLBI. The Company had no long-term borrowings.

TOTAL DEPOSITS
(DOLLARS IN MILLIONS)

June 30,     Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
  1993         1993         1994           1995         1996

$219.1        $222.9       $234.6         $247.9       $256.4

Deposits are the major source of funds for lending and other investment purposes. During 1996 deposits increased by $8.5 million or 3.4%.

================================================================================

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity refers to the ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals and pay operating expenses. Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, and the purchase and maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bank utilizes short-term borrowings, i.e., repurchase agreements and advances from the FHLBI as a source of funds.

     During 1996, cash and cash equivalents decreased by $8.4 million compared to a $9.2 million increase for 1995 and a $1.9 million decrease for 1994. The decrease for 1996 was due to the reduction in interest-bearing balances in financial institutions and federal funds, as cash flows were used for loan originations. During 1996, cash provided by operating activities totaled $2.5 million, compared to $3.1 million for 1995 and $4.1 million for 1994. The decrease during 1996 was due to the required payment of $1.6 million to capitalize SAIF. Cash flows from investing activities reflect strong loan demand throughout 1996, causing a reduction in cash and cash equivalents which had accumulated during 1995 when loan growth was slow relative to deposit growth. Loans made net of payments received totaled $22.6 million during 1996, compared to $712 thousand for

1995 and $18.2 million for 1994. During 1996, cash flows were also used to purchase securities and open a new full-service branch facility located in Merrillville, Indiana. The facility represents the Company's commitment to quality service and community development, and provides opportunities to expand market share by attracting additional deposits and loans from the surrounding areas. The new facility is not expected to have a material impact on noninterest expense. Cash flows from financing activities totaled $16.0 million during 1996, compared to $11.8 million for 1995 and $11.3 million for 1994. During 1996, the Company paid common stock dividends of $1.6 million. In addition, the Bank used both deposits and borrowed money to fund loan growth. Deposit growth during 1996 totaled $8.5 million, compared to $13.3 million for 1995 and $11.7 million for 1994. The increase in borrowed funds totaled $9.1 million during 1996, compared to a decrease of $12 thousand for 1995 and an increase of $1.1 million for 1994. The increase in borrowed funds represents short-term borrowings which, on average, provided a cost effective alternative to certificates of deposit as price competition within the local market area became very competitive during 1996.

     At December 31, 1996, outstanding commitments to fund loans totaled $34.1 million. Approximately 81% of the commitments were at variable rates. The Bank has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity.

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 1996, stockholders' equity increased by $611 thousand (2.2%). The increase resulted primarily from earnings of $2.2 million for 1996. In addition, two thousand dollars represents proceeds from the exercise of 159 stock options. The reduction of $1.6 million represents cash dividends for 1996. At December 31, 1996, book value per share was $20.16 compared to $19.72 reported at December 31, 1995.

CAPITAL TO TOTAL ASSETS

June 30,      Dec. 31,      Dec. 31,      Dec. 31,       Dec. 31,
  1993          1993          1994           1995         1996

 9.2%          9.5%          9.6%           9.7%          9.3%

Management firmly believes that the safety and soundness of the Company is enhanced by maintaining a high level of capital. At December 31, 1996, the Company's capital exceeded all regulatory capital requirements. The Company is categorized as "well capitalized". The ratio of Tier I capital to total assets reflects the increase in capital over the periods presented as a result of profitability and success in managing growth. In addition, Tier I capital to risk-weighted assets was 14.7% and total risk-based capital to risk-weighted assets was 16.0%.

================================================================================


     The Company is subject to risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System (the FRB), and the Bank is subject to risk-based capital guidelines adopted by the FDIC. As applied to the Company and the Bank, the FRB and FDIC capital requirements are substantially identical. These regulations divide capital into two tiers. The first tier (Tier
I) includes common equity, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. Supplementary (Tier II) capital includes, among other things, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. The Company and the Bank are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. In addition, the FRB and FDIC regulations provide for a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other financial institutions are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least one to two percent.

     The following table shows that, at December 31, 1996, the Company's capital exceeded all regulatory capital requirements. At December 31, 1996, the Company's and the Bank's regulatory capital ratios were identical. The dollar amounts are in millions.

                                                  Required for      To be well
                                    Actual     adequate capital    capitalized
                                --------------  ----------------   -----------
                                Amount   Ratio  Amount     Ratio   Amount Ratio
                                ------   -----  ------     -----   ------ -----
Total risk-based capital to
 risk-weighted assets ........  $30.2    16.0%   $15.1     8.0%    $18.9   10.0%

Tier 1 capital to
 risk-weighted assets ........  $27.8    14.7%   $ 7.6     4.0%    $11.3    6.0%

Tier 1 capital to total assets  $27.8     9.3%   $ 9.0     3.0%    $15.0    5.0%


     On December 2, 1996, the Company effected a two-for-one split of its common stock. All earnings per share and book value per share data herein have been restated for all periods presented to reflect the split.

CHANGING REGULATORY STRUCTURE OF THE BANKING INDUSTRY

     The laws and regulations affecting banks and bank holding companies are in a state of flux. The laws, rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes. Recent legislation has, for example, reduced the regulatory burden on bank holding companies and may lead to consolidated regulation of the banking industry. Other recent initiatives have removed barriers to interstate mergers and acquisitions; encouraged lending for the development of poor, rural, inner city and other communities; and provided additional proposals to restructure regulation of the banking industry and its participants' powers, particularly with respect to insurance and securities activities. Based on what is presently known about these initiatives, management does not believe that the Company's operations will be materially adversely affected by those initiatives that have been enacted or those pending initiatives that may be enacted in the future.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

CURRENT ACCOUNTING ISSUES

     Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements has not yet been determined.

RESULTS OF OPERATIONS - COMPARISON OF 1996 TO 1995.

     Net income for 1996 was $2.2 million compared to $3.1 million for 1995, a decrease of $913 thousand (29.4%). The earnings represent a return on average assets of 0.75% for 1996 compared to 1.14% for 1995. The return on average equity was 7.90% for 1996 compared to 11.74% for 1995. The decrease in the current year operating results was due to the one-time special assessment required by the Deposit Insurance Funds Act of 1996 on SAIF-assessable deposits to capitalize SAIF. The SAIF assessment resulted in a pre-tax expense of $1.6 million for 1996. Excluding the SAIF assessment, adjusted net income for 1996 was $3.1 million, representing an adjusted ROA of 1.07% and an adjusted ROE of 11.27%.

     Net interest income for 1996 was $11.1 million, up $412 thousand (3.9%) from $10.6 million for 1995. The growth in net interest income was due to the growth in average interest-earning assets and a stable cost of funds. Interest-earning assets averaged $279.9 million for 1996, up $17.8 million (6.8%) from $262.1 million for 1995. The net interest margin was 3.79% for 1996 compared to 3.91% for 1995. The decrease was due to lower yields on interest-earning assets as the Bank's cost of funds remained stable. During 1996, total interest income increased by $1.2 million (5.7%) while total interest expense increased by $802 thousand (7.7%).

RETURN ON ASSETS

June 30,      Dec. 31,      Dec. 31,      Dec. 31,       Dec. 31,
  1993          1993          1994           1995         1996

 1.28%         1.45%         1.24%         1.14%          0.75%


Return on assets (ROA) indicates the overall operating efficiency of a company. The ratio is determined by stating net income as a percentage of average total assets. The decrease in the ROA for 1996 reflects the one-time special assessment on SAIF-assessable deposits to recapitalize SAIF.

================================================================================


     During 1996, interest income from loans increased by $685 thousand (3.7%) compared to 1995. The weighted average yield on loans outstanding was 8.35% for 1996 compared to 8.46% for 1995. Higher average loan balances have contributed to the increase in interest income as loans averaged $232.5 million for 1996, up $11.1 million (5.0%) from $221.4 for 1995. During 1996, interest income on investments and other deposits increased by $530 thousand (22.1%) compared to 1995. The increase was due to higher yields and portfolio growth during 1996. The weighted average yield on investments and other deposits was 6.17% for 1996 compared to 5.88% for 1995. The increase in yield was due to a reduction in the average balances for federal funds sold and interest bearing balances in financial institutions, and the investment of funds in securities with contractual maturities ranging from three to seven years. In addition, securities averaged $40.9 million for 1996, up $5.8 million (16.4%) from $35.1 million for 1995. The combined weighted average yield on total interest-earning assets was 7.98% for 1996 compared to 8.06% for 1995.

     Interest expense for deposits increased by $699 thousand (6.7%) during 1996. The increase was due to higher average balances as deposits averaged $255.6 million for 1996, up $15.8 million (6.6%) from $239.8 million for 1995. The weighted average rate paid on deposits for 1996 was 4.33% compared to 4.32% for 1995. Interest expense on short-term borrowings increased by $104 thousand during 1996 due to higher average balances as borrowed funds averaged $4.8 million, up $2.3 million (92.8%) from $2.5 million for 1995. The weighted average cost of short-term borrowings was 4.62% for 1996 compared to 4.72% for 1995. The combined weighted average rate paid on deposits and borrowings for 1996 and 1995 was 4.33%. The impact of the 7.98% return on interest-earning assets and the 4.33% cost of funds resulted in an interest rate spread of 3.65% for 1996 compared to 3.73% for 1995.

     Noninterest income for 1996 was $682 thousand, down four thousand dollars (0.5%) from $685 thousand for 1995. The decrease was due to reduced gains from the sale of fixed rate loans and foreclosed real estate. During 1996, income from fees and service charges increased $59 thousand

(13.9%), while income from Trust operations increased by $11 thousand (6.2%).

     Noninterest expense for 1996 was $8.0 million, up $1.9 million (31.4%) from $6.1 million for 1995. The increase was due primarily to the SAIF assessment of $1.6 million. Excluding the SAIF assessment results in an increase of noninterest expense of $364 thousand (6.0%) for 1996 compared to 1995. In general, increases in noninterest expense have resulted from the expansion of the Bank's operations and the investment in new technologies. The increase in compensation and benefits was due to additional staffing and annual salary increases. The increase in occupancy and equipment expense was due to the operation of the new East Chicago, Indiana, branch facility which opened during September 1995, the operation of the new Merrillville, Indiana, branch facility which opened during September 1996, and depreciation related to investments in technology. Other expense changes were due to standard increases in bank operations. The Company's efficiency ratio, excluding the SAIF assessment, for 1996, was 55.2% compared to 54.0% for 1995. The ratio is determined by dividing total noninterest expense minus the SAIF assessment by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 1996 totaled $1.4 million compared to $2.0 million for 1995, a decrease of $607 thousand (30.0%). The decrease was due to a decrease in pretax earnings during 1996.

RETURN ON EQUITY

             Six Months
June 30,      Dec. 31,      Dec. 31,      Dec. 31,       Dec. 31,
  1993          1993          1994          1995           1996

 14.00%        15.51%        13.04%        11.74%         7.90%


Return on equity (ROE) is determined by stating net income as a percentage of average stockholders' equity. The ratio is important to the Company's stockholders because it measures the return on their invested capital. The decrease in ROE for 1996 reflects the one-time special assessment on SAIF-assessable deposits to recapitalize SAIF.

================================================================================


RESULTS OF OPERATIONS - COMPARISON OF 1995 TO 1994.

     Net income for 1995 was $3.1 million compared to $3.2 million for 1994, a decrease of $127 thousand (3.9%). The earnings represent a return on average assets of 1.14% for 1995 compared to 1.24% for 1994. The return on average equity was 11.74% for 1995 compared to 13.04% for 1994. The decrease in the operating results for 1995 was due to a decrease in net interest margin caused by a rising cost of funds.

     Net interest income for 1995 decreased by $404 thousand (3.7%) compared to 1994. The net interest margin for 1995 was 3.91% compared to 4.25% during 1994. While total interest income increased by 10.5% during 1995, total interest expense increased by 29.8%, causing the increase in the cost of funds for interest-bearing liabilities to exceed the increase in the yield on interest-earning assets.

     During 1995, interest income from loans increased by $1.6 million (9.3%) compared to 1994. The weighted average yield on loans outstanding was 8.46% for 1995 compared to 8.03% for 1994. Higher yields and higher average loan balances contributed to the increase in interest income. During 1995, interest income on investments and other deposits increased by $412 thousand (20.7%) compared to 1994. The increase was due to higher yields and portfolio growth during 1995. The weighted average yield on investments and other deposits was 5.88% for 1995 compared to 5.47% for 1994. The increase was caused by the upswing in interest rates which began during 1994. Yields on investments react rapidly to changes in market interest rates due to the highly liquid nature of the portfolio. The combined weighted average yield on total interest-earning assets was 8.06% for 1995 compared to 7.66% for 1994.

     Interest expense for deposits increased by $2.4 million (29.4%) during 1995. The increase was due to the repricing of existing deposits at higher interest rates and certificate of deposit growth. The weighted average rate paid on deposits for 1995 was 4.32% compared to 3.49% for 1994. Interest expense on short-term borrowings increased by $49 thousand during 1995 due to higher average balances and interest rates for repurchase agreements. The weighted average cost of short-term borrowings was 4.72% for 1995 compared to 4.07% for 1994. Interest expense on short-term borrowings totaled only $117 thousand during 1995, due to the low level of borrowing during the period. The combined weighted average rate paid on deposits and borrowings for 1995 was 4.33% compared to 3.49% for 1994. The impact of the 8.06% return on interest-earning assets and the 4.33% cost of funds resulted in an interest rate spread of 3.73% for 1995 compared to 4.17% for 1994.

     Noninterest income for 1995 was $193 thousand (39.1%) greater than that reported during 1994. The improvement was due to increased income from Trust operations of $34 thousand (23.2%) and increased fees and service charges of $91 thousand (27.1%). Also contributing to noninterest income during 1995 were gains on the sale of foreclosed real estate of $51 thousand, and gains on the sale of fixed rate loans of $19 thousand.

     Noninterest expense for 1995 was $86 thousand (1.4%) greater than that reported during 1994. The increase in compensation and benefits was due to the additional staffing and annual salary increases. With the exception of the federal insurance premium, other expenses remained relatively stable compared to 1994. During 1994 the Company incurred costs related to the conversion to a new service bureau for the purpose of providing data processing services.

     Income tax expenses for 1995 totaled $2.0 million compared to $2.1 million for 1994, a decrease of $106 thousand (5.0%). The decrease was due to a decrease in pretax earnings during 1995.

                              [LOGO CROWE CHIZEK]

                          Independent Auditor's Report

Board of Directors
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Company) as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                                         /s/ Crowe, Chizek and Company LLP

                                         Crowe, Chizek and Company LLP

South Bend, Indiana
January 9, 1997


CONSOLIDATED BALANCE SHEETS

                                                                                                   DECEMBER 31,
                                                                                        ---------------------------------
                                                                                           1996                  1995
                                                                                        -------------       -------------
ASSETS

     Cash and non-interest bearing balances in financial institutions...............     $  5,508,822        $  6,952,377
     Interest bearing balances in financial institutions............................        1,000,000           6,151,327
     Federal funds sold.............................................................             -              1,840,000
                                                                                        -------------       -------------

       Total cash and cash equivalents..............................................        6,508,822          14,943,704

     Securities held-to-maturity (market value: December 31, 1996 - $39,909,000;
       December 31, 1995 - $38,279,000).............................................       40,023,992          38,001,081
     Loans receivable...............................................................      244,695,883         222,292,700
     Less: allowance for loan losses................................................       (2,887,005)         (2,829,681)
                                                                                        -------------       -------------
       Net loans receivable.........................................................      241,808,878         219,463,019
     Accrued interest receivable....................................................        2,152,672           2,091,874
     Premises and equipment.........................................................        7,085,982           5,256,785
     Foreclosed real estate.........................................................          188,886              86,366
     Deferred income taxes..........................................................          706,008             644,915
     Other assets...................................................................          943,260             423,195
                                                                                        -------------       -------------

       Total assets.................................................................     $299,418,500        $280,910,939
                                                                                         ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
       Non-interest bearing deposits................................................     $ 12,878,557        $ 11,497,478
       Interest bearing deposits....................................................      243,541,120         236,447,211
                                                                                        -------------       -------------
         Total deposits.............................................................      256,419,677         247,944,689
     Borrowed funds.................................................................       12,260,507           3,138,829
     Accrued expenses and other liabilities.........................................        2,923,079           2,623,293
                                                                                        -------------       -------------

       Total liabilities............................................................      271,603,263         253,706,811

     Commitments and contingencies

     Stockholders' Equity
     Preferred stock, no par or stated value;
         10,000,000 shares authorized, none outstanding ............................             -                   -
     Common stock, no par or stated value; 20,000,000 shares authorized;
       issued and outstanding: December 31, 1996 - 1,379,595 shares;
       December 31, 1995 - 1,379,436 shares.........................................          344,899             344,859
     Additional paid in capital.....................................................        2,929,587           2,927,595
     Retained earnings - substantially restricted...................................       24,540,751          23,931,674
                                                                                        -------------       -------------

       Total stockholders' equity...................................................       27,815,237          27,204,128
                                                                                        -------------       -------------

       Total liabilities and stockholders' equity...................................     $299,418,500        $280,910,939
                                                                                         ============        ============






See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME


                                                                                Year Ended December 31,
                                                                  ----------------------------------------------------
                                                                    1996                1995                 1994
                                                                  -----------         -----------          -----------
Interest income:
     Loans receivable
       Real estate loans..................................        $17,522,544         $17,015,267          $14,986,332
       Commercial loans...................................          1,522,360           1,411,744            1,847,743
       Consumer loans.....................................            363,505             296,752              300,938
                                                                 ------------         -----------          -----------
         Total loan interest..............................         19,408,409          18,723,763           17,135,013
     Securities held-to-maturity..........................          2,604,759           2,054,976            1,806,621
     Other interest earning assets........................            323,741             343,919              180,340
                                                                 ------------         -----------          -----------
       Total interest income..............................         22,336,909          21,122,658           19,121,974
                                                                 ------------         -----------          -----------

Interest expense:
     Deposits.............................................         11,065,874          10,367,179            8,011,495
     Borrowed funds.......................................            220,773             117,030               68,311
                                                                 ------------         -----------          -----------

       Total interest expense.............................         11,286,647          10,484,209            8,079,806
                                                                 ------------         -----------          -----------

Net interest income.......................................         11,050,262          10,638,449           11,042,168
Provision for loan losses.................................             85,000              80,000              144,500
                                                                 ------------         -----------          -----------

Net interest income after provision for loan losses.......         10,965,262          10,558,449           10,897,668
                                                                 ------------         -----------          -----------

Noninterest income:
     Gain on sale of loans, net...........................                639              18,916                7,711
     Gain on sale of foreclosed real estate...............              3,668              51,061                3,070
     Fees and service charges.............................            487,351             427,855              336,748
     Trust operations.....................................            190,183             179,087              145,349
     Other................................................               -                  8,520                 -
                                                                 ------------         -----------          -----------

       Total noninterest income...........................            681,841             685,439              492,878
                                                                 ------------         -----------          -----------

Noninterest expense:
     Compensation and benefits............................          3,213,151           3,049,295            2,937,347
     Occupancy and equipment..............................          1,049,626             842,108              848,951
     Federal insurance premium............................          1,979,211             536,224              513,390
     Advertising..........................................            158,579             156,511              131,036
     Data processing......................................            299,037             272,078              334,273
     Other................................................          1,339,837           1,260,069            1,265,629
                                                                 ------------         -----------          -----------

       Total noninterest expense..........................          8,039,441           6,116,285            6,030,626
                                                                 ------------         -----------          -----------

Income before income taxes................................          3,607,662           5,127,603            5,359,920
Income tax expenses.......................................          1,419,000           2,026,400            2,132,000
                                                                 ------------         -----------          -----------

Net income................................................        $ 2,188,662         $ 3,101,203          $ 3,227,920
                                                                 ============         ===========          ===========

Earnings per common and common equivalent share:
 Net income...............................................        $      1.59         $      2.25          $      2.35
                                                                  ===========         ===========          ===========


Dividend declared per common share........................        $      1.15         $      1.10          $      1.10

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY


                                                                               Additional
                                                                   Common        Paid-in        Retained       Total
                                                                   Stock         Capital        Earnings       Equity
                                                                ------------  ------------    ------------  -------------

Balance at January 1, 1994....................................  $   343,573    $ 2,896,210    $ 20,634,648   $ 23,874,431

     Issuance of 3,792 shares of common stock at
       $2.50 - $11.50 per share, under stock option plan......          948         17,794           -             18,742

     Cash dividends, $1.10 per share..........................         -              -         (1,515,084)    (1,515,084)

     Net income for the year ended December 31, 1994..........         -              -          3,227,920      3,227,920
                                                                ------------  ------------    ------------  -------------

Balance at December 31, 1994..................................      344,521      2,914,004      22,347,484     25,606,009

     Issuance of 1,352 shares of common stock at
       $8.57 - $21.25 per share, under stock option plan......          338         13,591            -            13,929

     Cash dividends, $1.10 per share..........................         -              -         (1,517,013)    (1,517,013)

     Net income for the year ended December 31, 1995..........         -              -          3,101,203      3,101,203
                                                                ------------  ------------    ------------  -------------

Balance at December 31, 1995..................................      344,859      2,927,595      23,931,674     27,204,128

     Issuance of 159 shares of common stock at
       $8.57 - $21.25 per share, under stock option plan......           40          1,992            -             2,032

     Cash dividends, $1.15 per share..........................         -              -         (1,579,585)    (1,579,585)

     Net income for the year ended December 31, 1996..........         -              -          2,188,662      2,188,662
                                                                ------------  ------------    ------------  -------------

Balance at December 31, 1996..................................  $   344,899   $  2,929,587    $ 24,540,751   $ 27,815,237
                                                                ===========   ============    ============   ============


See accompanying notes to consolidated financial statements.



                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Year Ended December 31,
                                                                  -----------------------------------------------------
                                                                    1996                 1995                 1994
                                                                  -----------         -----------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income...........................................       $  2,188,662        $  3,101,203          $  3,227,920
                                                                 ------------        ------------           -----------
     Adjustments to reconcile net income to
      net cash provided by operating activities:
       Origination of loans for sale......................           (699,900)         (1,247,100)             (881,700)
       Sale of loans originated for sale..................            699,264           1,312,416               937,253
       Depreciation and amortization, net of accretion....            553,416             393,493               352,807
       Net gains on sale of loans.........................               (639)            (18,916)               (7,711)
       Net gains on sale of foreclosed real estate........             (3,668)            (51,061)               (3,070)
       Provision for loan losses..........................             85,000              80,000               144,500
       Change in unrealized premiums on loans.............               -                   -                   32,757
       Net change in unearned discount on loans...........               (795)            (11,889)              (25,791)
       Change in deferred taxes...........................            (61,093)            244,072                34,362
       Change in deferred loan fees.......................             (1,335)            (74,806)               69,916
       Change in interest receivable......................            (60,798)           (271,987)             (262,875)
       Change in other assets.............................           (520,065)            (44,510)              142,986
       Change in accrued expenses and other liabilities...            237,667            (323,830)              372,968
                                                                 ------------         -----------           -----------

       Total adjustments..................................            227,054             (14,118)              906,402
                                                                 ------------         -----------           -----------

       Net cash from operating activities.................          2,415,716           3,087,085             4,134,322
                                                                 ------------         -----------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Change in interest bearing time deposits in
       other financial institutions.......................               -                493,472             1,000,000
     Proceeds from maturities of securities
       held-to-maturity...................................         12,671,429           8,000,000             8,500,000
     Purchase of securities held-to-maturity..............        (15,164,019)        (12,771,852)           (9,431,047)
     Principal collected on mortgage-backed securities....            459,954             445,819               839,944
     Proceeds from education loans sold...................               -                   -                  485,944
     Loan participations purchased........................               -                (33,440)              (94,017)
     Loans made net of payments received..................        (22,587,037)           (711,802)          (18,189,438)
     Purchase of property plant and equipment.............         (2,372,888)         (1,646,683)             (500,733)
     Proceeds from sale of foreclosed real estate.........             60,731             547,231                49,456
                                                                 ------------         -----------           -----------

       Net cash from investing activities.................        (26,931,830)         (5,677,255)          (17,339,891)
                                                                 ------------         -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in deposits...................................          8,474,988          13,305,721            11,693,550
     Proceeds from FHLB advances..........................          7,000,000                -                     -
     Change in other borrowed funds.......................          2,121,678             (11,823)            1,063,751
     Proceeds from issuance of capital stock..............              2,032              13,929                18,742
     Cash dividends paid..................................        (1,517,466)          (1,517,013)           (1,515,084)
                                                                 ------------         -----------           -----------

       Net cash from financing activities.................         16,081,232          11,790,814            11,260,959
                                                                 ------------         -----------           -----------

       Net change in cash and cash equivalents............         (8,434,882)          9,200,644            (1,944,610)
     Cash and cash equivalents at beginning of period.....         14,943,704           5,743,060             7,687,670
                                                                 ------------         -----------           -----------

     Cash and cash equivalents at end of period...........       $  6,508,822        $ 14,943,704          $  5,743,060
                                                                 ============        ============          ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for:
       Interest...........................................       $ 11,343,472        $ 10,456,707          $  8,148,286
       Income taxes.......................................       $  2,045,000        $  1,815,000          $  2,060,000

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 1996, 1995 and 1994.


NOTE 1 - Summary of Significant Accounting Policies

     Principles of Consolidation - The consolidated financial statements include the accounts of NorthWest Indiana Bancorp (the Company), its wholly-owned subsidiary, Peoples Bank SB (the Bank), and the Bank's wholly-owned subsidiaries, Peoples Service Corporation and PSA Insurance Corporation. Effective July 31, 1994, the Company became a one-bank holding company for Peoples Bank SB, an Indiana savings bank resulting from the conversion of Peoples Bank from a federal stock savings bank to an Indiana stock savings bank. References herein to the Company prior to July 31, 1994, are references to the Bank and its subsidiaries. The formation of the Company and the acquisition of Peoples Bank SB by the Company was an internal reorganization accounted for at historical cost. The Company has no other business activity other than being a holding company for the Bank. The Company's earnings are dependent upon the earnings of the Bank. Both Peoples Service Corporation and PSA Insurance Corporation are inactive. At December 31, 1996, the Company had investment balances of $10,000 and $44,950 in Peoples Service Corporation and PSA Insurance Corporation, respectively. All significant inter-company accounts and transactions have been eliminated in consolidation. The parent only financial statements for NorthWest Indiana Bancorp are presented in Note 17.

     Use of Estimates - Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Areas involving the use of estimates and assumptions include the allowance for loan losses, fair values of securities and other financial instruments, determination and carrying value of impaired loans, the carrying value of loans held for sale, the accrued liability for deferred compensation, the realization of deferred tax assets, and the determination of depreciation of premises and equipment. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses and the fair values of securities and other financial instruments are particularly susceptible to material change in the near term.

     Concentrations of Credit Risk - The Company grants residential, commercial real estate, commercial business and installment loans to customers primarily of Lake County, in northwest Indiana. Substantially all loans are secured by specific items of collateral including residences, business assets and consumer assets.

     Statements of Cash Flow - For purposes of the statement of cash flows, the Company considers cash on hand, all interest-bearing deposits in other financial institutions with original maturities of ninety days or less and federal funds sold to be cash and cash equivalents. The Company reports net cash flows for customer loan and deposit transactions and deposits made with other financial institutions.

     Securities - The Company classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. Trading securities are bought principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, is included in earnings.

     Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

     Loans and Loan Income - Loans are stated net of loans in process, deferred loan fees, and unearned income. Discounts on consumer loans are recognized over the lives of the loans using the interest method. Interest income on other loans is accrued over the term of the loans based upon the principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status..

     Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at fair value at the date of foreclosure. Costs relating to improvement of property are capitalized, whereas holding costs are expensed. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less selling costs.

     Allowance for Loan Losses - Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, was adopted on January 1, 1995. Under these standards, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported in the provision for loan losses. The effect of adopting this standard did not result in the recording of additional provision for loan losses. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and non-performing asset disclosures.

     Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated using the straight-line method with useful lives ranging from 26 to 40 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Maintenance and repairs are charged to expense and improvements are capitalized. The cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the accounts and the gain or loss on disposition is credited or charged to operations.

     Recognition of Gains or Losses on the Sale of Loans - Loans are sold on a net yield basis, with servicing rights and obligations retained by the Company, resulting in the recognition of gains or losses at the time of sale. The Company uses the purchaser's normal servicing fee in computing these gains and losses. The resulting premiums or discounts, if any, are amortized or accreted in income over the estimated lives of these loans sold using the level yield method.

     Loan Origination Fees - Loan fees are netted with certain direct loan origination costs, and are deferred and amortized into interest income as yield adjustments using the interest method over the term of the related loans. When a loan is paid off or sold, any unamortized origination fee is credited to interest income.

     Income Taxes - The Company records income tax expense based on the amount of taxes due on its tax return, plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

     Earnings per Share - On February 28, 1995 and December 2, 1996, the Company effected a two-for-one common stock split. All references in the accompanying financial statements to the number of shares and per share data have been restated to reflect the two stock splits. The weighted average number of shares used in the calculation of earnings per share are summarized below as of the dates indicated:

                             1996       1995      1994
                          ---------- --------- ----------
Weighted average
 shares outstanding..      1,379,519  1,378,808 1,376,456
                           =========  ========= =========



The effect of common stock equivalents is not material in the periods reported.

     Postretirement Benefits Other Than Pensions - The Company sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Postretirement benefits are accrued based on the expected cost of providing postretirement benefits to employees during the years that the employees have rendered service to the Company.

     Reclassification - Certain amounts appearing in the consolidated financial statements and notes thereto for the year ended December 31, 1995 and 1994, have been reclassified to conform to the December 31, 1996 presentation.

NOTE 2 - Securities

     The amortized cost and fair value of securities held-to-maturity are summarized as follows:

                                           Gross        Gross
                           Amortized     Unrealized   Unrealized        Fair
                              Cost         Gains        Losses          Value
                          -----------   -----------   -----------    -----------
AT DECEMBER 31, 1996:
Debt securities:

 U.S. government and
 federal agencies .....   $36,482,782   $    91,980   $  (216,762)   $36,358,000
 Mortgage-backed
 securities ...........     1,944,510        16,135        (6,645)     1,954,000
                          -----------   -----------   -----------    -----------

Total debt securities .    38,427,292       108,115      (223,407)    38,312,000
Other securities ......     1,596,700           300          --        1,597,000
                          -----------   -----------   -----------    -----------
  Total ...............   $40,023,992   $   108,415   $  (223,407)   $39,909,000
                          ===========   ===========   ===========    ===========

AT DECEMBER 31, 1995:
Debt securities:

 U.S. government and
 federal agencies .....   $33,999,917   $   306,015   $   (99,932)   $34,206,000
 Mortgage-backed
 securities ...........     2,404,464        71,618           (82)     2,476,000
                          -----------   -----------   -----------    -----------
Total debt securities .    36,404,381       377,633      (100,014)    36,682,000
Other securities ......     1,596,700           300          --        1,597,000
                          -----------   -----------   -----------    -----------
  Total ...............   $38,001,081   $   377,933   $  (100,014)   $38,279,000
                          ===========   ===========   ===========    ===========


     The amortized cost and fair value of debt securities held-to-maturity at December 31, 1996, by contractual maturity, are shown on the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Amortized        Fair
                                                        Cost          Value
                                                     -----------   -----------
Due in one year or less ........................     $ 7,242,235   $ 7,253,000
Due after one year through five years ..........      26,240,547    26,112,000
Due after five years through ten years .........       3,000,000     2,993,000
Mortgage-backed securities .....................       1,944,510     1,954,000
                                                     -----------   -----------
 Total .........................................     $38,427,292   $38,312,000
                                                     ===========   ===========

     There were no sales of securities during the year ended December 31, 1996, 1995 and 1994.

NOTE 3 - Loans Receivable

     Loans are summarized below as of the dates indicated:

                                                        1996           1995
                                                    ------------    ------------
Loans secured by real estate:
  Construction and land development ............    $ 13,247,600    $  8,913,022
  Residential ..................................     151,342,808     143,571,514
  Commercial real estate and other dwelling ....      57,258,765      51,207,564
                                                    ------------    ------------
     Total loans secured by real estate ........     221,849,173     203,692,100

 Commercial business loans .....................      17,820,797      14,948,660
 Consumer loans ................................       4,889,512       3,526,619
 Government and other ..........................         136,401         125,321
                                                    ------------    ------------
     Loans receivable ..........................    $244,695,883    $222,292,700
                                                    ============    ============


     Activity in the allowance for loan losses is summarized below for the periods indicated:

                                         1996            1995           1994
                                      -----------    -----------    -----------

Balance at beginning of period ....   $ 2,829,681    $ 2,751,146    $ 2,582,536
Provision charged to income .......        85,000         80,000        144,500
Loans charged off .................       (28,203)        (2,330)        (9,858)
Recoveries ........................           527            865         33,968
                                      -----------    -----------    -----------
Balance at end of period ..........   $ 2,887,005    $ 2,829,681    $ 2,751,146
                                      ===========    ===========    ===========

     At December 31, 1996 and 1995, no portion of the allowance for loan losses was allocated to impaired loan balances as the Company had no loans it considered to be impaired loans as of or for the year ended December 31, 1996 and 1995.

NOTE 4 - Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized below as of the dates indicated:

                                                  1996        1995
                                               ----------   ---------
Mortgage loan portfolios serviced for:
FHLMC ............................             $7,152,436   $7,591,703
                                               ==========   ==========

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $128,000 and $160,000 at December 31, 1996 and 1995, respectively.


NOTE 5 - Premises and Equipment, Net

     Premises and equipment are summarized below as of the dates indicated:

                                        1996           1995
                                     ---------       ---------
Cost:
 Land............................ $ 1,721,313      $ 1,271,652
 Buildings and improvements......   5,228,753        4,112,790
 Furniture and equipment.........   3,104,300        2,412,838
                                  ------------     -----------
 Total cost......................  10,054,366        7,797,280
 Less accumulated depreciation
 and amortization ...............  (2,968,384)      (2,540,495)
                                  ------------     -----------
  Premises and equipment, net.... $ 7,085,982      $ 5,256,785
                                  ===========      ===========

NOTE 6 - Income Taxes

     Components of the provision for income taxes consists of the following for the years indicated:

                                    1996            1995              1994
                                -----------      -----------      -----------
Federal:
  Current ..................    $ 1,071,291      $ 1,376,742      $ 1,604,830
  Deferred .................         56,709          221,058           59,170

State:
  Current ..................        286,616          405,586          492,808
  Deferred .................          4,384           23,014          (24,808)
                                -----------      -----------      -----------
Income tax expense .........    $ 1,419,000      $ 2,026,400      $ 2,132,000
                                ===========      ===========      ===========



     The differences between the provision for income taxes shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expense consists of the following for the years indicated:

                                         1996            1995           1994
                                     -----------     -----------    -----------
Federal statutory rate ...........          34%             34%            34%
Tax expense at statutory rate ....   $ 1,226,605     $ 1,743,385    $ 1,822,373
State tax, net of federal effect .       195,360         282,876        308,880
Other ............................        (2,965)            139            747
                                     -----------     -----------    -----------
Total income tax expense .........   $ 1,419,000     $ 2,026,400    $ 2,132,000
                                     ===========     ===========    ===========

     The components of the net deferred tax asset recorded in the consolidated balance sheet are as follows:

                                        1996       1995
                                    ----------   ---------
Deferred tax assets:

 Bad debt........................  $  298,239   $  266,123
 Deferred loan fees..............     174,419      174,903
 Deferred compensation...........     430,168      392,851
 Other...........................      75,448       72,186
                                    ----------   ---------
  Total deferred tax assets......     978,274      906,063
Deferred tax liabilities:
 Depreciation ...................    (215,862)    (221,716)
 Other...........................     (56,404)     (39,432)
                                    ----------   ---------
  Total deferred tax liabilities.     272,266     (261,148)
Valuation allowance..............         -            -

                                    ----------   ---------
  Net deferred tax assets........  $  706,008   $  644,915
                                   ==========   ==========



     The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 1996 and 1995 includes approximately $6,000,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,040,000 at December 31, 1996. Tax legislation passed in August 1996 now requires the Company to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years after 1986. The related amount of deferred tax liability which must be recaptured is $855,000 and is payable over a six year period beginning no later than 1998.

NOTE 7 - Deposits

     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $26,099,900 at December 31, 1996 and $23,107,687 at December 31, 1995.

     At December 31, 1996, scheduled maturities of certificates of deposit were as follows for the years ended December 31:

             1997                $127,112,424
             1998                  21,515,026
             1999                   3,795,951
             2000                   1,198,423
             2001 and thereafter          -
                                 ------------
                                 $153,621,824
                                 ============


NOTE 8 - Borrowed Funds

     Borrowed funds is summarized below as of the dates indicated:

                                                    1996             1995
                                                -----------      ----------
Repurchase agreements ........................  $ 3,993,467      $ 2,403,347
5.75% FHLB advance, due June 30, 1997 ........    7,000,000             --
Other ........................................    1,267,040          735,482
                                                -----------      -----------
  Total ......................................  $12,260,507      $ 3,138,829
                                                ===========      ===========


     Repurchase agreements generally mature within one year and are secured by FHLMC participation certificates or U.S. government securities, under the Company's control. Information concerning these retail repurchase agreements are summarized as of the dates indicated:

                                                          1996           1995
                                                       ----------    ----------
Ending balance .....................................   $3,993,467    $2,403,347
Average balance during the year ....................    3,599,183     1,592,978
Average interest rate during the year ..............        5.27%         5.65%
Maximum month-end balance during the year ..........    5,419,296     2,403,347
Securities underlying the agreements at year end:
 Carrying value ....................................   $5,572,107    $3,363,545
 Fair value ........................................    5,558,621     3,538,432

NOTE 9 - Employees' Benefit Plans

     The Company maintains a Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees' Profit Sharing Plan and Trust if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Company. The plan is noncontributory on the part of the employee. Contributions to the Employees' Profit Sharing Plan and Trust are made at the discretion of the Company's Board of Directors. Contributions during the year ended December 31, 1996 were based on 9.0% of the participants' total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $185,417 for the year ended December 31, 1996, $203,246 for the year ended December 31, 1995 and $172,140 for the year ended December 31, 1994. In addition, the Company maintains an Unqualified Deferred Compensation Plan. The purpose of the Plan is to provide a means for the payment of deferred compensation to a select group of key senior management employees of the Company. The Plan expense amounted to $2,868 for the year ended December 31, 1996 and $3,838 for the year ended December 31, 1995. No expense was incurred for the year ended December 31, 1994.

     The Company also maintains an Employee Stock Ownership Plan (ESOP). Eligibility and vesting requirements for the ESOP are the same as those for the Profit Sharing Plan and Trust. Contributions to the ESOP are made at the discretion of the Company's Board of Directors. No contributions to the ESOP were made during the year ended December 31, 1996 and 1995. Contributions during the year ended December 31, 1994 were based on 1.0% of the participants total compensation excluding incentives. The ESOP held 572 shares of the Company's common stock as of December 31, 1996, all of which have been allocated to participants. The ESOP expense amounted to $0, $0 and $19,377 for the year ended December 31, 1996, 1995 and 1994, respectively.

NOTE 10 - Defined Benefit Postretirement Plan

     The Company sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee's date of retirement. Surviving spouses are covered if they were covered at the time of the retiree's death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree's death. The Company pays 50% of any future premium increases for retiree medical coverage. Retirees pay 100% of the premiums for all dependent medical coverage.

     The following table sets forth a reconciliation of the funded status of the plan with the amount reported in the Company's consolidated balance sheet as of the dates indicated:

                                                            1996        1995
                                                          --------    --------
Accumulated postretirement benefit obligation:
 Retirees ............................................    $ 63,845    $ 71,841
 Fully eligible active plan participants .............        --          --
 Other active plan participants ......................      67,970      46,583
                                                          --------    --------
Accumulated postretirement benefit
 obligation in excess of plan assets and
 accrued postretirement benefit expense ..............    $131,815    $118,424
                                                          ========    ========

     Net periodic postretirement benefit expense for the periods indicated included the following components:

                                           1996       1995       1994
                                         --------   --------   --------

Service cost-benefits attributed
 to service during the period .........  $  3,917   $  3,518   $ 6,205
Interest cost on accumulated
 postretirement benefit obligation ....     9,474      5,839    12,105
Amortization of unrecognized
 net gain .............................    (5,202)      --        --
                                          -------   --------   -------
Net periodic postretirement
 benefit expense.......................  $  8,189   $  9,357   $18,310
                                         ========   ========   =======


     For measurement purposes, an 11.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for the fiscal year ended December 31, 1996, dropping to an annual rate of 5.5% after 6 years. The health care cost trend rate assumption has a significant effect on the amounts reported. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%.

NOTE 11 - Regulatory Capital

     The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.

     At year end, capital levels (in millions) for the Company and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Company are summarized below:

                                                                                Minimum
                                                                            Required To Be
                                                                           Well Capitalized
                                                    Minimum Required         Under Prompt
                                                      for Capital             Corrective
                                      Actual        Adequacy Purposes     Action Regulations
                                 ---------------    -----------------     ------------------
                                 Amount    Ratio    Amount      Ratio     Amount       Ratio
                                 ------    -----    ------      -----     ------       -----
1996

Total capital
(to risk-weighted assets)......  $30.2     16.0%     $15.1      8.0%      $18.9     10.0%

Tier 1 capital
 (to risk-weighted assets).....  $27.8     14.7%     $ 7.6      4.0%      $11.3      6.0%

Tier 1 capital to total assets.  $27.8      9.3%     $ 9.0      3.0%      $15.0      5.0%

1995

Total capital
(to risk-weighted assets)......  $29.4     17.1%     $13.8      8.0%      $17.2     10.0%

Tier 1 capital
 (to risk-weighted assets).....  $27.2     15.8%     $ 6.9      4.0%      $10.3      6.0%

Tier 1 capital to total assets.  $27.2      9.7%     $ 8.4      3.0%      $14.0      5.0%


The Company and the Bank were categorized as well capitalized at December 31, 1996.

     The Company's ability to pay dividends is entirely dependent upon the Bank's ability to pay dividends to the Company. Under Indiana law, the Bank may pay dividends, no more often than quarterly, to the extent of its undivided profits (less losses, bad debts and expenses). However, the Indiana Department of Financial Institutions approval is required to pay dividends in any year in excess of the Bank's net profits for the current year and the prior two years. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank.

NOTE 12 - Stock Option Plan

     The Board of Directors has adopted the 1994 Stock Option and Incentive Plan (the "Incentive Plan"), which was approved by shareholders at the 1994 annual meeting. Pursuant to the Incentive Plan, an aggregate of 60,000 shares of the Company's common stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Company and the Bank. Awards granted under the Incentive Plan may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-incentive stock options or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees' purchases of an equity interest in the Company. Effective upon the July 31, 1994 holding company formation, all options then outstanding under the Bank's prior stock option plan became options to purchase an equal number of shares of the Company's common stock under the Incentive Plan, on the same terms.

     Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options during 1996 and 1995.

                                   1996          1995
                              ------------- --------------
 Net income as reported        $2,188,662     $3,101,203
 Pro forma net income           2,182,421      3,095,782

 Earnings per share as reported     $1.59          $2.25
 Pro forma earnings per share       $1.58          $2.25

     In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted. Information about option grants is provided on the following schedule.


                                                                         Weighted-average
                                       Number        Weighted-average       fair value
                                     of options       exercise price        of  grants
                                     ----------      ----------------    ----------------

Outstanding, January 1, 1994 .......   13,116       $    8.66               $
Granted ............................     --              --                     --
Exercised ..........................    3,792            4.94
Forfeited ..........................     --              --
Expired ............................      100            2.50
                                       ------
Outstanding, December 31, 1994 .....    9,224           10.29
Granted ............................   14,500           21.25                 2.53
Exercised ..........................    1,352           10.30
Forfeited ..........................     --              --
Expired ............................     --              --
                                       -----
Outstanding, December 31, 1995 .....   22,372           17.39
Granted ............................    3,400           27.00                 2.06
Exercised ..........................      158           12.88
Forfeited ..........................     --              --
Expired ............................     --              --
                                       ------
Outstanding, December 31, 1996 .....   25,614           18.70
                                       ======

Options exerciseable at year-end are as follows.

                             Number     Weighted-average
                           of options    exercise price
                         ------------- -----------------
          1994               9,224           $10.29
          1995               7,912           $10.35
          1996               7,794           $10.35

At December 31, 1996, options outstanding were as follows:

     Number of options                             25,614
     Range of exercise price               $9.31 - $27.00
     Weighted-average exercise price               $18.70
     Weighted-average remaining option life     5.8 years
     For options now exerciseable: Number           7,794
     Weighted-average exercise price               $10.35

     The fair value of options granted during 1996 and 1995 is estimated using the following weighted-average information: risk-free interest rate of 5.42% and 7.75%, expected life of 7 years, expected volatility of stock price of 5.45%, and expected dividends of 4.26% and 5.18% per year.

NOTE 13 - Related Party Transactions

     The Bank had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $1,763,338 at December 31, 1996 and $1,530,198 at December 31, 1995. For the year ended December 31, 1996, the following activity occurred on these loans:

     Aggregate balance - December 31, 1995..   $ 1,530,198
     New loans .............................       734,244
     Repayments ............................      (501,104)
                                                ----------
     Aggregate balance - December 31, 1996..   $ 1,763,338
                                               ===========


NOTE 14 - Commitments and Contingencies

     The Company is a party to financial instruments in the normal course of business to meet financing needs of its customers. These financial instruments which include commitments to make loans and standby letters of credit are not reflected in the accompanying consolidated financial statements.

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to originate loans and standby letters of credit is represented by the contractual amount of those instruments. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The Company uses the same credit policy to make such commitments as it uses for on-balance-sheet items. Since commitments to make loans may expire without being used, the amounts does not necessarily represent future cash commitments.

     The Company had outstanding commitments to originate loans as follows:

                                      Fixed          Variable
                                      Rate             Rate            Total
                                   -----------      -----------      -----------
December 31, 1996:

Real estate .................      $ 6,346,296      $12,606,397      $18,952,693
Consumer loans ..............             --            280,578          280,578
Commercial business .........             --         14,878,263       14,878,263
                                   -----------      -----------      -----------
 Total ......................      $ 6,346,296      $27,765,238      $34,111,534
                                   ===========      ===========      ===========


                                      Fixed          Variable
                                       Rate            Rate             Total
                                   -----------      -----------      -----------
December 31, 1995:

Real estate .................      $ 4,588,504      $12,107,386      $16,695,890
Consumer loans ..............             --              6,324            6,324
Commercial business .........             --         10,455,970       10,455,970
                                   -----------      -----------      -----------
 Total ......................      $ 4,588,504      $22,569,680      $27,158,184
                                   ===========      ===========      ===========


     The $6,346,296 in fixed rate commitments outstanding at December 31, 1996 had interest rates ranging from 7.00% to 9.50%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. At December 31, 1996, the Company had standby letters of credit totaling $519,350. The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

     The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 15 - Fair Values of Financial Instruments

     SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" prescribes that the Company disclose the estimated fair value of its financial instruments. The following table shows those values and the related carrying values as of the dates indicated. Items which are not financial instruments are not included.


                                                    December 31, 1996
                                           ----------------------------------
                                             Carrying             Estimated
                                               Value              Fair Value
                                           -------------        --------------
Cash and cash equivalents ............     $   6,508,822        $   6,509,000
Securities held-to-maturity ..........        40,023,992           39,909,000
Loans receivable, net ................       241,808,878          241,702,000
Demand and savings deposits ..........      (102,797,853)        (102,798,000)
Certificates of deposit ..............      (153,621,824)        (153,787,000)
Borrowed funds .......................       (12,260,507)         (12,261,000)

                                                    December 31, 1995
                                           ----------------------------------
                                             Carrying             Estimated
                                               Value              Fair Value
                                           -------------        --------------
Cash and cash equivalents ............     $  14,943,704        $  14,944,000
Securities held-to-maturity ..........        38,001,081           38,279,000
Loans receivable, net ................       219,463,019          220,071,000
Demand and savings deposits ..........       (95,937,691)         (95,938,000)
Certificates of deposit ..............      (152,006,998)        (152,283,000)
Borrowed funds .......................        (3,138,829)          (3,139,000)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1996 and 1995. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates the Company would charge the borrowers for similar such loans with similar maturities made at December 31, 1996 and 1995, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate the Company would charge for similar such loans at December 31, 1996 and 1995, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Company would pay on such deposits at December 31, 1996 and 1995, applied for the time period until maturity. The estimated fair value for borrowed funds is considered to approximate cost. The estimated fair value of other financial instruments, including accrued interest receivable and payable, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at December 31, 1996 and 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 and 1995 should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These included, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the Bank's trust department, the trained work force, customer goodwill and similar items.

NOTE 16 - Selected Quarterly Financial Data (Unaudited)
Selected quarterly financial data are summarized below as follows:

Year ended December 31, 1996:

                               March 31,    June 30,    September 30,   December 31,
                                 1996          1996         1996           1996
                             -----------   -----------  ------------    ------------

Total interest income .....  $ 5,446,966   $ 5,531,626   $ 5,633,226    $ 5,725,091
Total interest expense ....    2,808,979     2,777,254     2,817,835      2,882,579
                             -----------   -----------   -----------    -----------
Net interest income .......    2,637,987     2,754,372     2,815,391      2,842,512
Provision for loan losses .       15,000        17,500        22,500         30,000
                             -----------   -----------   -----------    -----------
Net interest income after
 provision for loan losses.    2,622,987     2,736,872     2,792,891      2,812,512

Total noninterest income ..      177,502       164,690       166,525        173,124
Total noninterest expense .    1,628,882     1,631,732     3,198,854      1,579,973
                             -----------   -----------   -----------    -----------
Income before
 income taxes ............     1,171,607     1,269,830      (239,438)     1,405,663
Income tax expenses ......       466,600       506,600       (91,650)       537,450
                             -----------   -----------   -----------    -----------
Net income ...............   $   705,007   $   763,230   $  (147,788)   $   868,213
                             ===========   ===========   ===========    ===========

Earnings per share .......   $      0.51   $      0.56   $     (0.11)   $      0.63
                             ===========   ===========   ===========    ===========

Year ended December 31, 1995:

                                March 31,    June 30,  September 30,  December 31,
                                  1995         1995         1995         1995
                               ----------   ----------  -----------   ----------
Total interest income ......   $5,153,802   $5,270,477   $5,321,006   $5,377,373
Total interest expense .....    2,368,124    2,607,615    2,729,302    2,779,168
                               ----------   ----------   ----------   ----------
Net interest income ........    2,785,678    2,662,362    2,591,704    2,598,205
Provision for loan losses ..       27,500       17,500       15,000       20,000
                               ----------   ----------   ----------   ----------
Net interest income after
 provision for loan losses .    2,758,178    2,645,362    2,576,704    2,578,205

Total noninterest income ...      165,800      144,842      156,506      218,291
Total noninterest expense ..    1,536,817    1,550,786    1,537,081    1,491,601
                               ----------   ----------   ----------   ----------
Income before
 income taxes ..............    1,387,161    1,239,418    1,196,129    1,304,895
Income tax expenses ........      553,575      493,425      476,600      502,800
                               ----------   ----------   ----------   ----------
Net income .................   $  833,586   $  745,993   $  719,529   $  802,095
                               ==========   ==========   ==========   ==========
Earnings per share .........   $     0.61   $     0.54   $     0.53   $     0.58
                               ==========   ==========   ==========   ==========

NOTE 17 - Parent Company Only Statements

                                                     NorthWest Indiana Bancorp
                                                      Condensed Balance Sheet
                                                           December 31,
                                                     --------------------------
                                                        1996           1995
                                                     -----------     ----------
Assets

Cash on deposit with Peoples Bank ..............     $    52,877     $    40,530
Investment in Peoples Bank .....................      27,782,574      27,183,243
Dividends receivable from Peoples Bank .........         445,000         380,000
Other assets ...................................           4,750          14,700
                                                     -----------     -----------
 Total assets ..................................     $28,285,201     $27,618,473
                                                     ===========     ===========

Liabilities and stockholders' equity

Dividends payable ..............................     $   441,464     $   379,345
Other liabilities ..............................          28,500          35,000
                                                     -----------     -----------
 Total liabilities .............................         469,964         414,345

Common stock ...................................         344,899         344,859
Additional paid in capital .....................       2,929,587       2,927,595
Retained earnings ..............................      24,540,751      23,931,674
                                                     -----------     -----------
 Total stockholders' equity ....................      27,815,237      27,204,128
                                                     -----------     -----------
 Total liabilities and stockholders' equity ....     $28,285,201     $27,618,473
                                                     ===========     ===========




                             NorthWest Indiana Bancorp
                          Condensed Statements of Income

                                                                     Five Months
                                      Year Ended      Year Ended       Ended
                                     December 31,    December 31,    December 31,
                                         1996            1995            1994
                                     -----------     -----------     -----------
Operating income
 Dividends from
 Peoples Bank ...................    $ 1,625,000     $ 1,552,000     $   787,785
Operating expenses ..............         58,669         108,823            --
                                     -----------     -----------     -----------
Income before income taxes
 and equity in undistributed
 income of Peoples Bank .........      1,566,331       1,443,177         787,785
Provision for income taxes ......        (23,000)        (43,600)           --
                                     -----------     -----------     -----------
Income before equity
 in undistributed
 income of Peoples Bank .........      1,589,331       1,486,777         787,785
Equity in undistributed
 income of Peoples Bank .........        599,331       1,614,426         552,037
                                     -----------     -----------     -----------
Net Income ......................    $ 2,188,662     $ 3,101,203     $ 1,339,822
                                     ===========     ===========     ===========



                             NorthWest Indiana Bancorp
                        Condensed Statements of Cash Flows

                                                                 Five Months
                                Year Ended         Year Ended       Ended
                                December 31,      December 31,   December 31,
                                    1996              1995           1994
                                -----------       -----------    -----------

CASH FLOWS FROM OPERATING
 ACTIVITIES

Net income ..................   $ 2,188,662       $ 3,101,203    $ 1,339,822
Adjustments to reconcile net
 income to net cash from
 operating activities

  Equity in undistributed
    net income of
    Peoples Bank ............      (599,331)       (1,614,426)      (552,037)
  Change in other assets ....       (55,050)            4,300       (399,000)
  Change in other liabilities        (6,500)           35,373           --
                                -----------       -----------    -----------
   Total adjustments ........      (660,881)       (1,574,753)      (951,037)
                                -----------       -----------    -----------
     Net cash from
       operating activities .     1,527,781         1,526,450        388,785

CASH FLOWS FROM
 INVESTING ACTIVITIES .......          --                --             --

CASH FLOWS FROM
 FINANCING ACTIVITIES

 Dividends paid .............    (1,517,466)       (1,517,013)      (378,785)
 Proceeds from issuance
   of capital stock .........         2,032            13,929          7,164
                                -----------       -----------    -----------
   Net cash from
    financing activities ....    (1,515,434)       (1,503,084)      (371,621)
                                -----------       -----------    -----------
Net change in cash ..........        12,347            23,366         17,164
Cash at beginning of year ...        40,530            17,164           --
                                -----------       -----------    -----------
CASH AT END OF YEAR .........   $    52,877       $    40,530    $    17,164
                                ===========       ===========    ===========

NOTE 18 - Current Accounting Issues

     Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements has not yet been determined.

MARKET INFORMATION

    The Company's Common Stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau's "Pink Sheets". The Company's stock is not actively traded. As of February 28, 1997, the Company had 1,380,846 shares of common stock outstanding, excluding fractional shares, and 593 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the fiscal year ended December 31, 1996 and December 31, 1995. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Company during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Company's ability to pay dividends. All references to the number of shares and per share data have been restated to reflect the stock splits (see Note 1).

                                     Per Share Prices    Dividends
                                                        Declared Per
                                       High     Low     Common Share
                                      ------   ------   ------------
Fiscal Year Ended
December 31, 1996       1st Quarter   $30.00   $25.50     $.275
--------------------------------------------------------------------
                        2nd Quarter    31.13    30.00      .275
--------------------------------------------------------------------
                        3rd Quarter    31.13    30.00      .275
--------------------------------------------------------------------
                        4th Quarter    31.13    31.13      .320

--------------------------------------------------------------------
Fiscal Year Ended
December 31, 1995       1st Quarter   $22.50   $20.75     $.275
--------------------------------------------------------------------
                        2nd Quarter    25.00    22.50      .275
--------------------------------------------------------------------
                        3rd Quarter    25.50    25.00      .275
--------------------------------------------------------------------
                        4th Quarter    27.00    25.50      .275

--------------------------------------------------------------------------------

MARKET PRICE PER SHARE

June 30,     Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
  1993         1993        1994       1995        1996

$15.63       $15.88      $21.25      $27.00      $31.13

The market price per share represents the last sales price prior to the close of the periods indicated. The Company's stock is not actively traded. At the present time the Company's stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau's "Pink Sheets".

================================================================================

BOOK VALUE PER SHARE

June 30,     Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
  1993         1993        1994       1995        1996

$16.59       $17.37      $18.58      $19.72       $20.16



The Bank's earnings have increased the book value of the Company's stock from $16.59 at June 30, 1993 to $20.16 per share at December 31, 1996. On December 2, 1996, the Company effected a two-for-one split of its common stock. Book value per share has been restated for all periods presented to reflect the split.

================================================================================

EARNINGS PER COMMON SHARE

June 30,     Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
  1993         1993        1994       1995        1996


$2.25        $1.33       $2.35        $2.25      $1.59

Earnings for 1996 totaled $2.2 million resulting in an earnings per share (EPS) of $1.59. On December 2, 1996, the Company effected a two-for-one split of its common stock. The decrease in the EPS for 1996 reflects the one-time special assessment on SAIF-assessable deposits to recapitalize SAIF.

================================================================================

5 YEAR TOTAL RETURN


CRSP Market Index      CRSP Bank Index       Bancorp
    $ 227                    $325              $340


The management of Northwest Indiana Bancorp is committed to maximizing shareholder value. The Company's stock performance on a total return basis compares favorably with the total returns of the CRSP (Center for Research in Securities Prices at the University of Chicago) Index for the Nasdaq Stock Market (CRSP Market Index) and for Nasdaq Bank Stocks (CRSP Bank Index). The total return is measured using both stock price appreciation and the effect of the continuous reinvestment of dividend payments. The graph shows that an initial $100 investment in the Bancorp stock on December 31, 1991, would be worth $340 on December 31, 1996.

================================================================================

                             PEOPLES MANAGEMENT TEAM


                            [photo of Management Team]



MANAGEMENT TEAM (l to r): Vice President, Chief Financial Officer Edward J. Furticella, Vice President, Chief Lending Officer Joel Gorelick, Senior Vice President, General Counsel, Trust Officer and Corporate Secretary Frank J. Bochnowski, Vice President for Housing Finance Daniel W. Moser, Chairman and Chief Executive Officer David A. Bochnowski and Vice President, Retail Banking Rodney L. Grove.

PEOPLES BOARD OF DIRECTORS

[Photo of David A. Bochnowski]


David A. Bochnowski
Chairman and Chief Executive Officer of the Company
Munster, Indiana

[Photo of Gloria C. Gray]

Gloria C. Gray
Vice President and Treasurer of
Career Development Consultants, Munster, Indiana


[Photo of Jerome F. Vrabel]

Jerome F. Vrabel
Vice President, ED&F Man International Inc.
Chicago, Illinois


[Photo of James J. Crandall]

James J. Crandall (right)
Retired Attorney


[Photo of John J. Wadas, Jr.]

John J. Wadas, Jr.
Dentist practicing in Munster and East Chicago, Indiana

[Photo of Frank J. Bochnowski and Stanley E. Mize]


Stanley E. Mize (right)
President of Towne & Countree Auto Sales and
Co-owner of Lake Shore Ford

Frank J. Bochnowski (left)
Senior Vice President and Corporate Secretary

[Photo of Leroy F. Cataldi]

Leroy F. Cataldi
President of Cataldi Prescription Shop,
Dyer, Indiana


[Photo of Lourdes M. Dennison]

Lourdes M. Dennison
Administrative Director, Dennison Surgical Corporation
Merrillville, Indiana


[Photo of Benjamin A. Bochnowski]


[Photo of Harold G. Reuth]


Benjamin A. Bochnowski (left)
Advisory Director

Harold G. Reuth (right)
Director Emeritus

BRANCH OFFICES

[photo of East Chicago Branch]

East Chicago Branch
(l to r):
Veronica Perez, Malinda Caraballo, Meredith Rolewski, Manager Christopher Grencik, Raquel Avila, Delia Mata, Tia Airington and La Coiya Henderson.


[photo of Dyer Branch]

Dyer Branch

(seated l to r):
Marijo Rosellini, Brandy Bakker, (back l to r): Tracy Proffitt and Shirley Esboldt. Not pictured: Manager Jacqueline Mireles and Eileen Tobias.


[photo of Woodmar Branch]

Woodmar Branch

(seated l to r):
Denise Keilman, Elaine Chase, (back l to r): Donna Kominiak, Amber Jaeger, Nakia Dumas, Cynthia Panicucci and Assistant Vice President Barbara Zura. Not pictured: Diana Dowling.


[photo of Munster Branch]

Munster Branch

(l to r):
Carla Dohl, Joshlyne Freeman, Karen Laude and Assistant Vice President Jill Knight. Not pictured: Nicole Lammertin, Scott Matucha and Maria Rubio.


[photo of Merrillville/Taft Branch]

Merrillville/Taft Branch


(front):
Mary Lynne Urbanski, (back l to r): Heather Sharkey, Tinisha Greenwell, Kimberly Hartlerode and Assistant Vice President Marilyn Repp. Not pictured: Betty Rachowicz and Sandra Sigler.


[photo of Schererville Branch]

Schererville Branch

(seated l to r):
Cindy Miles, Nicole Lopez, (back l to r): Mettie Clark, Manager Shannon Franko, Marilyn Germek and Julie Baker. Not pictured: Robyn Towasnicki and Kelly Triezenberg.


[photo of Merrillville/Broadway Branch]

Merrillville/ Broadway Branch

(l to r):
Wendy Glover, Manager Heather Mayden, Ave Colby, Kathy Wenzel and Colleen Wigmore. Not pictured: Sarah Furman.

CORPORATE DEPARTMENTS

[photo of Administration Department]

Administration

(l to r):
Irene Calvin, Assistant Vice President Linda Kollada, Keith Koziatek, Stacy Januszewski and Genetra Bailey.


[photo of Operations Department]

Operations

(front l to r):
Suzanne Allred, Susan Meyer,
Mary Lorance, Susan Wojno, Rhoda Bolden, Michaelene Smith, (back l to r):
Kevin Crump, Julie Riese, Deborah Moricz, Tanya Mathews, Assistant
Vice President Robert Lowry, Assistant Vice President
Arlene Wohadlo and Charlotte Conn. Not pictured: Theresa Johnson.


[photo of Trust Department]

Trust Department

(l to r):
Audrey Tredway, Lisa Ortiz, Michelle Manchak, Assistant Vice President Stephan Ziemba, Marie Muniz, Joyce Barr and Earlene Malachinski.


[photo of Mortgage Loan Department]

Mortgage Loans

(seated l to r):
Linda Banis, Sylvia Magallanez, Joy Pejkovich, Elizabeth Ehlin, (middle l to r):
Karen Sulek, Barbara Grothaus, Melanie Wilkinson, Lucy Cantu, Laura Amptmeyer, (back l to r): Assistant Vice President Robert Soohey, Tricia Kluga, Margaret Travis, Assistant Vice President Mary Mulroe, Patricia Mrvan and Marvin Tucker.


[photo of Commercial Loan Department]

Commercial Loan Department

(front l to r):
Janet Knoerzer, Ruth Oros, (center l to r): Jennifer Brown, Bonnie Kistler, (back l to r): Assistant Vice President Terry Gadberry and Todd Scheub.


[photo of Consumer Loan Department]

Consumer Loan Department

(seated):
Dawn Shearer, (l to r): Sharon Vacendak, Manager James Lehr and Clovese McGhee.

CORPORATE INFORMATION

Corporate Headquarters
9204 Columbia Avenue
Munster, Indiana  46321

Telephone
219/836-9690

Peoples Bank SB
Officers

David A. Bochnowski.. ...Chairman and Chief Executive Officer*
Joel Gorelick..... .......Vice President, Chief Lending Officer*
Edward J. Furticella ....Vice President, Chief Financial Officer*
Frank J. Bochnowski .....Senior Vice President, General Counsel,
                          Trust Officer and Corporate Secretary*
Daniel W. Moser.............Vice President for Housing Finance
Rodney L. Grove.............Vice President, Retail Banking

* Holds similar office with NorthWest Indiana Bancorp

Directors of NorthWest Indiana Bancorp and Peoples Bank SB
David A. Bochnowski
     Chairman and Chief Executive
     Officer of the Company
     Munster, Indiana

Leroy F. Cataldi
     President of Cataldi Prescription Shop,
     Dyer, Indiana

Gloria C. Gray
     Vice President and Treasurer of
     Career Development Consultants,
     Munster, Indiana

Lourdes M. Dennison
     Administrative Director,
     Dennison Surgical Corporation,
     Merrillville, Indiana

John J. Wadas, Jr.
     Dentist practicing in Munster and
     East Chicago, Indiana

Jerome F. Vrabel
     Vice President, ED&F Man International Inc.,
     Chicago, Illinois, a commodities brokerage firm on the Chicago Board of Trade

James J. Crandall
     Retired Attorney

Stanley E. Mize
     President of Towne & Countree Auto Sales and
     Co-owner of Lake Shore Ford

Advisory Director
     Benjamin A. Bochnowski

Directors Emeriti
     Harold G. Rueth
     Albert J. Lesniak

Peoples Bank SB
Management Personnel
     Accounting
     Robert T. Lowry, Assistant Vice President, Controller
     Arlene M. Wohadlo, Assistant Vice President

     Branches
     Shannon E. Franko, Schererville
     Christopher A. Grencik, East Chicago
     Jill M. Knight, Assistant Vice President, Munster
     Heather M. Mayden, Merrillville (Broadway)
     Jacqueline Mireles, Dyer
     Marilyn K. Repp, Assistant Vice President,
       Merrillville (Taft Street)
     Barbara J. Zura, Assistant Vice President, Woodmar

     Business Development
     Averill C. Colby, III

     Commercial Lending
     Terry R. Gadberry, Assistant Vice President
     Todd M. Scheub

     Consumer Lending
     James P. Lehr
     Sharon V. Vacendak

     Housing Finance
     Robert J. Soohey, Assistant Vice President
     Sylvia Magallanez
     Marvin O. Tucker

     Human Resources
     Linda L. Kollada, Assistant Vice President

     Information Services
     Tanya A. Mathews

     Loan Administration
     Mary D. Mulroe, Assistant Vice President

     Staff Internal Auditor
     Stacy A. Januszewski

     Trust
     Stephan A. Ziemba, Assistant Vice President

Stock Transfer Agent
     The Bank acts as the transfer agent for the Company's common stock.

Independent Auditors
     Crowe, Chizek and Company LLP
     330 East Jefferson Boulevard
     P. O. Box 7
     South Bend, Indiana  46624

Special Legal Counsel
     Baker & Daniels
     300 North Meridian Street
     Suite 2700
     Indianapolis, Indiana 46204

Annual Shareholders Meeting
     The Annual Meeting of Shareholders of NorthWest Indiana Bancorp will be held at the Wicker Park Social Center, Rts. 41 & 6, Highland, Indiana, on Thursday, April 17, 1997 at 8:30 a.m.

A COPY OF THE COMPANY'S FORM 10-K, INCLUDING FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, NORTHWEST INDIANA BANCORP, 9204 COLUMBIA AVENUE, MUNSTER, INDIANA 46321.

                           Inside Back Cover is blank

    NORTHWEST INDIANA
------------------------
       BANCORP


CORPORATE HEADQUARTERS,
9204 Columbia Avenue
Munster, Indiana  46321

219/836-9690

[PEOPLES BANK LOGO]

EAST CHICAGO, 4901 Indianapolis Blvd., 397-5010
HAMMOND, 7120 Indianapolis Blvd., 844-7210
DYER, 1300 Sheffield Avenue, 322-2530
MUNSTER, 9204 Columbia Avenue, 836-9690
SCHERERVILLE, 141 W. Lincoln Highway, 865-4300
MERRILLVILLE, 7915 Taft Street, 769-8452
              8600 Broadway, 685-8600

FDIC Insured