Form 10-K, Exhibit 13
period 1997-12-31
NORTHWEST INDIANA BANCORP
filed 1998-03-25
CIK 919864

                                                                            1997
                                                                          Annual
MEETING THE                                                               Report
CHALLENGE                                          -----------------------------
OF COMMUNITY BANKING
                                                                  [Photo of
                                                                  Business
                                                                  Customer]

[Photo of
  Community                               [Photo of
   Project]                               Mortgage
                                          Customer]






                         [Photo of
                         Checking
                         Customer]                                [Photo of
                                                                  Business
                                                                  Customer]

[Photo of
Business
Customer ]                                [Photo of
                                            Trust
                                          Customer]





[NorthWest Indiana Bancorp Logo]

MEETING THE
CHALLENGE
OF COMMUNITY BANKING





To Our Customers and Shareholders:


Since 1910, Peoples Bank has been meeting the challenge of community banking. The Bank's success and now that of our holding company, the NorthWest Indiana Bancorp, has been linked for eighty seven years to the progress of our community.

         As a community bank, we are mindful of the challenge posed by larger regional and of Community Banking national financial institutions. Competitive rates and service, while important, are not the only factors in a customer's banking decision. Customers also want to do business with people they know, trust, and who are empowered to make decisions at the local level.


[Photo of
  Home]


                                                                            1997
                                                                          Annual
                                                                          Report
                                                   -----------------------------

                                                            [Photo of
                                                             Business
                                                            Customer]

"People's Bank treats me the way I want to be treated...just like I strive to treat my customers at River Oaks Lincoln Mercury. Whether it's a business matter, personal account or trust department issue, Peoples Bank can give you the personal touch that only a smaller bank can provide."
                                                              Fran Hoffman River
                                                            Oaks Lincoln Mercury

                                                       [Photo of
                                                       Mortgage
                                                       Customer]


                                Left to right:
                                Sylvia Magallanez,
                                Peoples Mortgage Loan Officer and
                                Pamelyn and Robert Robinson and Caesar


"Thirty years ago Peoples gave us a loan on our home. We got wonderful service and have enjoyed a great relationship with them. So when it came time to move and purchase a new home, we knew we wanted to stay with Peoples, and the choice has been a great one!"
                                                     Robert and Pamelyn Robinson
                                                              Mortgage Customers

             [Photo of
             Business
             Customer]


In my role as Clerk-Treasurer for the Town of Schererville, I have to do the best I can investing the Town's dollars. Peoples Bank meets that need by providing competitive rates on our checking and sweep accounts, excellent customer service, and up to date products like PC Banking. Peoples Bank made it apparent they are extremely interested in helping the Town with its banking business."
                                                               Janice Malinowski
                                                    Schererville Clerk Treasurer






             [Aerial View of
              Barrington
             Ridge Estates]



"It's a pleasure doing business with a community bank like Peoples. They provided development financing for my Barrington Ridge residential subdivision project and were able to give me the answers and solutions I needed...without having to call out of town like the 'big banks' do. I think the world of them."
                                                           Charles "Bud" Grainer
                                                           Builder and Developer
                                                        Barrington Ridge Estates


          Our mission is to be the leading provider of high quality deposit, loan, and trust products and services to our customers in each of the communities we serve. Our future success depends on our ability to redeploy our customers' deposits into housing, consumer, and small business credit which expands the local economy and improves the quality of life in our communities.

          Banking is a privilege, not a right. We are grateful for our banking charter and for the umbrella offered to our depositors by federal deposit insurance. We manage our business, however, as if our reputation for prudent banking practices was the dominant factor in the banking relationship decision.

          Our capital ratio stood at 9.2% at the end of 1997, a strong figure substantially exceeding our regulatory requirement. The Bancorp reported record earnings of $3.4 million during 1997. Our return on assets (ROA), a key measure of financial performance, was 1.13%.

         High asset quality stands out as another indicator of our financial strength. At year end our ratio of non-performing loans to total loans was 0.44%, a figure well below industry norms. Despite this low figure, the Bancorp's allowance for loan losses stood at 1.13% of outstanding loans, a reserve position designed to insulate our performance in the event of change in the business cycle.

         Meeting the challenge of community banking requires an understanding of our community's credit needs and a commitment to their funding. During 1997, our loan portfolio grew $27.5 million or 11.2% which reflects the high level of confidence consumers and business have in our local economy as well as the ability of our loan officers to provide timely responses to customers' loan applications. Guided by our strong underwriting standards, our loan officers respond to customers without resorting to the bureaucratic process of some of our larger competitors.


         [Photo of
         Business
         Customer]


"Peoples Bank goes beyond the lender-borrower relationship. They were a catalyst in the creation of our new 46,000 sq. ft. facility in Portage, and provided all of the support we needed to benefit from a 504 SBA loan program. Peoples enthusiastically embraced our project. Now we can give something back to our community through the creation of new jobs and a state-of-the-art facility."
                                                                     Dave Lawson
                                                                   Harbor Motors


         [Photo of
         Business
         Customer]



"Peoples Bank has been there for me and my company when we've needed it most. When an opportunity to advance my commercial heat treating company materialized, People's Bank quickly responded and provided support. People's has shown faith in me and my business decisions...and we're both enjoying the benefits of a great relationship."
                                                                    Mary Stogner
                                                                 Tri-State Metal

         [Photo of
         Checking
         Customer]


"If you're paying for checking you"re not banking at Peoples."
                                                                   Brian Johnson
                                                      Munster High School Senior





         [Photo of
           Trust
         Customer]


"Meeting the customer's needs is what Peoples Bank is all about. When I bring my clients to Peoples Bank, I'm confident the Trust Department has the knowledge and expertise to tailor the right financial vehicle to suit their needs."
                                                                   Darnail Lyles
                                                                        Attorney



         The community banking challenge includes providing quality services to our deposit customers. Our philosophy permits the ability to work one on one with a teller at no extra charge. In addition to old fashion lobby services we constantly upgrade our technological capabilities so we can offer non-traditional banking including customer access to their accounts through telephone and on-line banking along with ATM and VISA debit cards.

         As a community bank we are also challenged to provide trust services to our customers. Our effort encompasses the administration of estates and guardianships, trusts, including land trusts, IRA and Keogh investments, and investment agency accounts for our commercial customers. Our trust department emphasizes personalized services and a high degree of customer satisfaction which resulted in a 14.1% increase in the book value of assets to $75.2 million at the end of 1997. At year end the market value of trust assets was $129.2 million.

         All banks, not just community banks, face the challenge of the year 2000 problem and whether our computers and those of our vendors and customers can accurately read the date associated with the beginning of the next century. Our board of directors has approved an action plan which has already assessed our current position and we are prepared to implement the steps necessary to avoid any interruption of our operations because of the century date change. The costs of this plan are not expected to have a material impact on our operations.

         Meeting the expectations of our shareholders provides a distinct challenge for a community bank. The costs related to expanding our business are constantly weighed against the return alternative investments would bring to our owners. For example, our new Merrillville Broadway office increased our operating expenses, but our deposits there exceeded $10 million last year, which has positive long run implications for our bottom line. Likewise, our investment in technology was more than offset by a 56.3% increase in non-interest income during 1997.






         [Photo of
         Business
         Customer]


"Since April 1997, we have dedicated significant resources to solving the year 2000 computer issues and are doing everything possible to prevent interruption in our services or business operations."
                                                                   Tanya Mathews
                                                           Peoples Bank, Manager
                                                            Information Services

         [Photo of
         Business
         Customer]


Left to right:
Ernesto Rosa,
and Steve Niedert


"I've worked long, hard hours my whole life, and always dreamed of rewarding myself with a Corvette. With easy financing and low interest rates, Peoples Bank made that dream become a reality for me."
                                                                    Ernesto Rosa
                                                               Car Loan Customer

         [Photo of
         Business
         Outdoor Sign]


"People's Bank was instrumental in financing my new business. All of the employees have provided prompt and professional service, and with a number of convenient banking locations throughout Lake County, Peoples meets all of my business and banking needs."
                                                                Steve A. Niedert
                                                                 U.S.A. Corvette
                                                                   & Accessories

[photo of
community
project]

"For over 27 years, Peoples Bank has been there for us. When no one else would take a mortgage for our home in the Horace Mann area, Peoples took care of it. Now our relationship with them has grown and they've stepped up to support programs like the HMANIO project. They've really become one of the champions of HMANIO, Inc. We truly value our relationship."
                                                                  Finis Springer
                                                 Executive Director, HMANIO, CDC
                                                                   Gary, Indiana


Left to right:
Darnell N. Bolton,
Finis Springer,
Rosie Thomas
and Virgil Ashley







         [Photo of
         Business
         Customer]


"We at Ogden Engineering have been a satisfied customer of Peoples for years. Whether we needed an extended conventional credit line or assurance in securing an SBA import/export line of credit, Peoples has been there to advise and assist us with all of our financial needs."
                                                               L. Neal Bannister
                                                                     Ralph Ogden
                                                              Ogden Engineering,
                                          Northwest Indiana Exporter of the Year


Left to right:
Ralph Ogden,
and
L. Neal Bannister




         Shareholders should be pleased that our assets grew 6.7% to $320 million at the end of 1997. Our return on equity (ROE) was a respectable 11.87% during the year and the marketplace rewarded our investors with a 35% increase in our stock price to $42.13 at year end. The board of directors increased the total dividend paid to shareholders to $1.8 million in 1997 compared to $1.5 million in 1996, an increase of 16.5%.

         In the final analysis, the real challenge of community banking is to understand, relate, and respond to the people we serve. Each year we support the banking needs of our consumer and commercial customers and we especially appreciate the opportunity to work with families who have done business with the Peoples Bank for two, three, and even four generations.

         We look forward to the opportunity to work with you in 1998.


                                      /s/ David A. Bochnowski


                                                                      Sincerely,
                                                             David A. Bochnowski
                                            Chairman and Chief Executive Officer

Meeting the
Challenge
of Community Banking







                                                                            1997
                                                                          Annual
                                                                          Report


                                                                       Financial
                                                                     Information




                                                                  "We manage our
                                                            business...as if our
                                        reputation for prudent banking practices
                                                                was the dominant
                                                           factor in the banking
                                                         relationship decision."



                                                    [NorthWest Indiana
                                                         Bancorp Logo]

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands of Dollars, except Per Share Data)


Fiscal Year Ended                  December 31,    December 31,   December 31,    December 31,  December 31,      June 30,
                                       1997            1996           1995            1994        1993 (1)          1993
                                   ------------   ------------   ------------    ------------   ------------   ------------
Statement of Income:

     Total interest income.......     $ 23,669        $ 22,337     $   21,123       $  19,122      $   9,360       $ 19,035
     Total interest expense......       11,721          11,287         10,484           8,079          4,015          8,485
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Net interest income.........       11,948          11,050         10,639          11,043          5,345         10,550
     Provision for loan losses...          221              85             80             145            319            711
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Net interest income after
       provision for loan losses.       11,727          10,965         10,559          10,898          5,026          9,839
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Noninterest income..........        1,066             682            685             493            253            749
     Noninterest expense.........        7,154           8,039          6,117           6,031          3,011          5,378
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Net noninterest expense.....        6,088           7,357          5,432           5,538          2,758          4,629
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Income tax expenses.........        2,223           1,419          2,026           2,132            902          2,158
     Cumulative effect of changes
       in accounting.............        -               -              -              -                 450         -
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Net income..................     $  3,416        $  2,189     $    3,101       $   3,228        $ 1,816         $3,052
                                   ============   ============   ============    ============   ============   ============
     Earnings per common share...        $2.47           $1.59          $2.25           $2.35          $1.33          $2.25
     Earnings per common share,
       assuming dilution.........        $2.45           $1.58          $2.24           $2.33          $1.32          $2.19
     Cash dividends declared
       per common share..........        $1.28           $1.15          $1.10           $1.10          $0.50          $0.80


---------------------------------------------------------------------------------------------------------------------------
                                   December 31,    December 31,   December 31,    December 31,  December 31,      June 30,
                                       1997            1996           1995            1994          1993            1993
                                   ------------   ------------   ------------    ------------   ------------   ------------
Balance Sheet:

     Total assets................     $ 319,609       $299,419     $  280,911       $266,343       $ 251,481       $246,180
     Loans receivable............       272,213        244,696        222,293        221,930         204,205        202,083
     Investment securities.......        29,362         40,024         38,001         33,678          33,639         28,910
     Deposits....................       272,090        256,420        247,945        234,639         222,945        219,133
     Borrowed funds..............        14,628         12,261          3,139          3,151           2,087            993
     Total stockholders' equity..        29,482         27,815         27,204         25,606          23,874         22,691


---------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended                  December 31,    December 31,   December 31,    December 31,  December 31,      June 30,
                                       1997            1996           1995            1994      1993 (1) (2)        1993
                                  -------------   ------------   ------------   -------------  -------------   ------------
Interest Rate Spread During Period:

     Average effective yield on
       loans and investment
       securities................         8.16%          7.98%          8.06%           7.66%          7.75%          8.24%
     Average effective cost of
       deposits and borrowings...         4.32%          4.32%          4.33%           3.48%          3.63%          4.04%
                                   ------------   ------------   ------------    ------------   ------------   ------------
     Interest rate spread........         3.84%          3.66%          3.73%           4.18%          4.12%          4.20%
                                   ============   ============   ============    ============   ============   ============
Net interest margin..............         3.94%          3.79%          3.91%           4.25%          4.27%          4.44%
Return on assets.................         1.13%          0.75%          1.14%           1.24%          1.45%          1.28%
Return on equity.................        11.87%          7.90%         11.74%          13.04%         15.51%         14.00%


---------------------------------------------------------------------------------------------------------------------------
                                    December 31,    December 31,   December 31,   December 31,   December 31,      June 30,
                                        1997            1996           1995           1994           1993            1993
                                  -------------   ------------   ------------   -------------  -------------   ------------
     Tier I capital to
       risk-weighted assets......         13.8%          14.7%          15.8%           15.9%          15.5%          14.9%
     Total capital to
       risk-weighted assets......         15.0%          16.0%          17.1%           17.2%          16.8%          16.1%
     Tier I capital leverage ratio         9.2%           9.3%            9.7%           9.6%           9.5%           9.2%
     Allowance for loan losses to
       total loans...............         1.13%          1.18%          1.27%           1.24%          1.26%          1.15%
     Allowance for loan losses to
       non-performing loans......       257.84%        247.40%        268.25%         176.46%        454.75%        382.34%
     Non-performing loans to
       total loans...............         0.44%          0.48%          0.47%           0.70%          0.27%          0.30%

     Total loan accounts.........        4,764           4,404          4,606          4,671           4,654          4,661
     Total deposit accounts......       25.443          24,666         23,730         22,738          21,204         21,330
     Total branches (all full service)       7               7              6              6               6              6

(1)  Six month period due to change in fiscal year end.

(2)  Data for six months ended December 31, 1993 has been annualized.



    June 30,      June 30,         June 30,       June 30,
      1992          1991             1990           1989
 ------------    ------------   ------------   ------------


     $ 19,744      $   20,709       $ 20,042       $ 18,313
       10,698          12,896         13,145         11,872
 ------------    ------------   ------------   ------------
        9,046           7,813          6,897          6,441
          665             238            130            188
 ------------    ------------   ------------   ------------

        8,381           7,575          6,767          6,253
 ------------    ------------   ------------   ------------
          726             757            622            854
        4,795           4,625          4,357          4,057
 ------------    ------------   ------------   ------------
        4,069           3,868          3,735          3,203
 ------------    ------------   ------------   ------------
        1,849           1,505            992          1,024

       -                -              -              -
 ------------    ------------   ------------   ------------
     $  2,463      $    2,202        $ 2,040        $ 2,026
 ============    ============   ============   ============
        $1.85           $1.65          $1.54          $1.55

        $1.75           $1.58          $1.47          $1.49

        $0.68           $0.22          $0.15          $0.23


 ----------------------------------------------------------
    June 30,      June 30,         June 30,       June 30,
      1992          1991             1990           1989
 ------------    ------------   ------------   ------------


     $227,183  $      220,053 $      208,796 $      192,269
      183,366         177,421        173,244        156,925
       28,910          25,160         24,983         24,885
      202,823         196,880        188,621        174,729
          609             799            604          -
       20,667          18,972         16,955         14,986



 ----------------------------------------------------------
    June 30,      June 30,         June 30,       June 30,
      1992          1991             1990           1989
 ------------   -------------   ------------   ------------




        9.20%          10.08%         10.28%          9.85%

        5.39%           6.75%          7.25%          6.86%
 ------------    ------------   ------------   ------------
        3.81%           3.33%          3.03%          2.99%
 ============    ============   ============   ============
        4.04%           3.80%          3.42%          3.36%
        1.10%           1.03%          1.01%          1.06%
       12.38%          12.31%         12.82%         14.51%



 ----------------------------------------------------------
     June 30,      June 30,        June 30,       June 30,
       1992          1991            1990           1989
 ------------   -------------   ------------   ------------

        14.7%           14.1%          13.1%            N/A

        15.9%           14.8%          13.7%            N/A
         9.1%            8.6%           8.1%           7.8%

        0.88%           0.53%          0.42%          0.43%

      231.51%         117.96%        155.93%        129.81%

        0.38%           0.45%          0.27%          0.33%

        4,755           4,793          4,428          4,907
       20,834          21,200         21,492         20,932
            6               6              6              5



Business

     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.

     The Bank conducts business from its main office in Munster and its other six full-service offices located in East Chicago, Hammond, Merrillville, Dyer and Schererville, Indiana. The Bank is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans and various types of consumer loans and commercial business loans. In addition, the Bank's trust department provides estate administration, estate planning, guardianships, land trusts, retirement planning, self-directed IRA and Keogh accounts, investment agency accounts, and serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts.

     The Bancorp's capital stock is traded in the over-the-counter market and quoted in the National Quotation Bureau's "Pink Sheets". On February 28, 1998, the Bancorp had 1,381,512 shares of common stock outstanding, excluding fractional shares, and 592 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

[GRAPHIC OMITTED]




TOTAL ASSET COMPOSITION
(DOLLARS IN MILLIONS)


Commercial Real Estate and
Multifamily                         $64.8(20.3%)


Commercial Business
and Other                           $23.6(7.4%)

Consumer                             $5.7(1.8%)

Other Assets                        $14.5(4.5%)

Investments and Interest Bearing
Liabilities                        $32.9(10.3%)

Construction and Land
Development                         $21.4(6.7%)
Residential Real Estate,
Including Home Equity -           $156.7(49.0%)


At December 31, 1997, the Bancorp had total assets of $319.6 million. Interest-earning assets totaled $305.1 million and represented 95.5% of total assets.
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations


General

     The Bancorp's earnings are dependent upon the earnings of the Bank. The Bank's earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average total assets. The net interest margin is perhaps the clearest indicator of a financial institution's ability to generate core earnings. The Bank's profitability is also affected by fees and service charges, trust department income, gains and losses from the sale of loans, provisions for loan losses, income taxes and operating expenses.

     At December 31, 1997, the Bancorp had total assets of $319.6 million and total deposits of $272.1 million. The Bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 1997, stockholders' equity totaled $29.5 million or 9.2% of total assets, with book value per share at $21.34. Net income for 1997 was $3.4 million, or $2.47 per common share and $2.45, assuming dilution. The return on average assets (ROA) was 1.13%, while the return on average stockholders' equity (ROE) was 11.87%.

[GRAPHIC OMITTED]




TOTAL ASSETS
(DOLLARS IN MILLIONS)

1993           $251.5

1994           $266.3

1995           $280.9

1996           $299.4

1997           #319.6

Total assets have increased from $251.5 million at December 31, 1993 to $319.6 million at December 31, 1997. Growth during 1997 totaled $20.2 million or 6.7%.
--------------------------------------------------------------------------------

Asset/Liability Management

     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bank, the key components of asset/liability management are loans, investments and deposits. Over the years, the Bank has directed its lending efforts toward construction loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans and commercial business loans tied to the prime rate of interest. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for contractual terms of fifteen years or less. The actual cash flows from these loans generally results in a duration which is less than the contractual maturity, providing protection against the possibility of rising interest rates.

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

     The Bank's cost of funds reacts rapidly to changes in market interest rates due to the relatively short-term nature of its deposit liabilities. Consequently, the Bank's results of operations have been influenced by the levels of short-term interest rates. In order to reduce exposure to interest-rate risk, certificate accounts with maturities in excess of one year have been aggressively marketed. In addition, product offerings are competitively priced and maturities are carefully monitored in order to guard against the outflow of funds. Borrowed money is used to compensate for reductions in the availability of other sources of funds and is generally accomplished through repurchase agreements, as well as, through a line of credit and advances from the FHLBI. FHLBI advances with maturities ranging from one to five years are used to fund securities and loans of comparable duration, as well as, to reduce the impact that movements in short-term interest rates have on the Bank's overall cost of funds. The Bank does not obtain funds through brokers.

Quantitative and Qualitative Disclosures about Market Risk

     The Bank's primary market risk exposure is interest rate risk. Interest rate risk (IRR) is the risk that the Bank's earnings and capital will be adversely affected by changes in interest rates. The primary approach to IRR management is one which focuses on adjustments to the Bank's asset/liability mix in order to limit the magnitude of IRR. The board of directors has delegated the responsibility for measuring, monitoring and controlling IRR to the Bank's asset/liability management committee (ALCO). The ALCO is responsible for developing and implementing IRR management strategies, establishing and maintaining a system of limits and controls, and establishing and utilizing an IRR measurement system. The ALCO, which is made up of members of senior management, generally meets monthly, with board presentations occurring quarterly.

     The Bank's exposure to interest rate risk is due to repricing or mismatch risk, basis risk, embedded option risk and yield curve risk. Repricing risk is the risk of adverse consequence from a change in interest rates that arises because of differences in the timing of when those interest rate changes affect the Bank's assets and liabilities. Basis risk is the risk that the spread, or rate difference, between instruments of similar maturities will change. Option risk arises whenever Bank products give customers the right, but not the obligation, to alter the quantity or timing of cash flows. Yield curve risk is the risk that changes in prevailing interest rates will affect instruments of different maturities by different amounts. Because the Bank is liability sensitive, i.e., it has more rate sensitive liabilities than rate sensitive assets maturing or repricing within a one year time period, asset/liability management strategies designed to control IRR include a continued focus on construction lending, adjustable rate residential loans, equity lines of credit, and adjustable rate commercial real estate and commercial business loans. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for terms of fifteen years or less. Thirty year fixed rate residential loans are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation (FHLMC) and are generally sold to the FHLMC directly for cash in the secondary market. Increasing the amount of interest-earning assets that are rate sensitive, extending the maturities of customer deposits, increasing the balances of checking/NOW accounts and utilizing cost effective borrowings are all part of management's commitment toward reducing the Bank's overall vulnerability to interest rate risk. While these steps may reduce the overall vulnerability to interest rate risk, the Bank will still be adversely affected by a rising or high interest rate environment, and is beneficially affected by a falling or low interest rate environment because rate sensitive liabilities exceed rate sensitive assets maturing or repricing within a one year time period.


     The table below provides forward-looking information about the Bancorp's financial instruments that are sensitive to changes in interest rates as of December 31, 1997. The Bancorp had no derivative financial instruments or trading portfolio as of December 31, 1997. The table incorporates the Bank's internal system generated data as related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Bank's historical experience of the impact of interest-rate fluctuations on the prepayment of residential loans. From a risk management

TABULAR PRESENTATION: QUANTITATIVE DISCLOSURES OF MARKET RISK


(Dollars in thousands)                                 PRINCIPAL AMOUNT MATURING IN:
                                           ------------------------------------------------------
                                              1998         1999           2000          2001
                                           -------       -------        -------        -------
Rate-sensitive assets:

     Fixed-interest-rate loans           $   20.495       $ 10.1         9.431        $ 6.832
     Average interest rate                     8.35%        8.24%         8.21%          7.89%

     Variable-interest-rate loans            34,541       14,682         7,273         10,581
     Average interest rate                     9.38%        9.04%         8.69%          8.68%

     Total loans                             55,036       24,829        16,704         17,413
     Average interest rate                     8.99%        8.71%         8.42%          8.37%

     Securities                               8,491        6,569         5,548          3,094
     Average interest rate                     5.52%        6.00%         6.03%          6.50%

     Other interest-bearing assets            3,570         --            --             --
     Average interest rate                     5.70%        0.00%         0.00%          0.00%

         Total rate-sensitive assets         67,097       31,398        22,252         20,507
         Average interest rate                 8.37%        8.15%         7.82%          8.09%

Rate-sensitive liabilities:
     Checking and other non-interest
       bearing deposits                         834          417           417           --
Average interest rate                          0.00%        0.00%         0.00%          0.00%

     NOW accounts                             1,183          592           591           --
     Average interest rate                     2.04%        2.04%         2.04%          0.00%

     Savings and Money market accounts        7,742       10,521        10,521           --
     Average interest rate                     3.18%        3.20%         3.20%          0.00%

     Certificates of Deposit                145,399       15,810         3,791            855
     Average interest rate                     5.54%        5.71%         5.82%          5.77%

         Total Deposits                     155,158       27,340        15,320            855
         Average interest rate                 5.37%        4.58%         3.72%          5.77%

     Fixed-interest-rate borrowings           8,628        4,000         2,000           --
     Average interest rate                     5.43%        5.99%         5.71%          0.00%

         Total rate-sensitive
             liabilities                    163,786       31,340        17,320            855
         Average interest rate                 5.37%        4.76%         3.95%          5.77%

                                               PRINCIPAL AMOUNT MATURING IN:
                                            -----------------------------------      FAIR VALUE
                                              2002    THEREAFTER         TOTAL        12/31/97
                                            -------    ---------       --------      ---------

     Fixed-interest-rate loans           $    6,057     $ 37,100        90,062       $ 90,510
     Average interest rate                     7.77%        7.80%         8.02%

     Variable-interest-rate loans             6,696      108,378       182,151        181,450
     Average interest rate                     8.53%        8.10%         8.49%

     Total loans                             12,753      145,478       272,213        271,960
     Average interest rate                     8.17%        8.05%         8.35%

     Securities                                 504        5,156        29,362         29,498
     Average interest rate                     6.26%        7.73%         6.23%

     Other interest-bearing assets            --            --           3,570          3,570
     Average interest rate                     0.00%        0.00%         5.70%

         Total rate-sensitive assets         13,257      150,634       305,145        305,028
         Average interest rate                 8.10%        8.04%         8.11%

Rate-sensitive liabilities:
     Checking and other non-interest
       bearing deposits                       --          15,017        16,685         16,685
     Average interest rate                     0.00%        0.00%

     NOW accounts                             --          21,290        23,656         23,656
     Average interest rate                     0.00%        2.04%         2.04%

     Savings and Money market accounts        --          37,110        65,894         65,894
     Average interest rate                     0.00%        3.00%         3.08%

     Certificates of Deposit                  --            --         165,855        166,043
     Average interest rate                     0.00%        0.00%         5.56%

         Total Deposits                       --          73,417       272,090        272,278
         Average interest rate                 0.00%        2.11%         4.32%

     Fixed-interest-rate borrowings           --            --          14,628         14,628
     Average interest rate                     0.00%        0.00%         5.62%

         Total rate-sensitive
             liabilities                      --          73,417       286,718        286,906
         Average interest rate                 0.00%        2.11%         4.38%


perspective, however, the Bancorp believes that repricing dates, as opposed to contractual maturity dates, may be more relevant in analyzing the value of financial instruments. For core deposits (for example, checking, NOW, savings, and money market deposit accounts) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bank's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

Financial Condition

     During the year ended December 31, 1997, total assets increased by $20.2 million (6.7%), with interest-earning assets increasing by $19.4 million (6.8%). At December 31, 1997, interest-earning assets totaled $305.1 million and represented 95.5% of total assets. Loans totaled $272.2 million and represented 89.2% of interest-earning assets, 85.2% of total assets and 100.0% of total deposits. The loan portfolio includes $21.4 million (7.9%) in construction and land development loans, $156.7 million (57.5%) in residential real estate loans, $64.8 million (23.8%) in commercial and multifamily real estate loans, $5.7 million (2.1%) in consumer loans, and $23.6 million (8.7%) in commercial business and other loans. During 1997, loans increased by $27.5 million (11.2%). Loan demand was strong in all areas as evidenced by the growth in the real estate loans (9.5%), consumer loans (15.8%) and commercial business and other loans (31.6%). Adjustable rate loans comprised 67% of total loans at year end. Loan growth was due to a strong local economy, an aggressive customer calling program and an aggressive marketing program. Assuming the continuation of the current strength of the local economy, the current interest rate environment, and the Bank's aggressive marketing efforts, management believes that loan growth should remain strong during 1998.

[GRAPHIC OMITTED]



LOAN COMPOSITION
(DOLLARS IN MILLIONS)

Commercial Real Estate
And Multifamily -             $64.8(23.8%)

Commercial Business
and Other -                    $23.6(8.7%)

Consumer -                      $5.7(2.1%)

Construction and Land
Development -                  $21.4(7.9%)

Residential Real Estate,
Including Home Equity -       $156.7(57.5%)


At December 31, 1997, the loan portfolio totaled $272.2 million and represented 89.2% of interest-earning assets.
--------------------------------------------------------------------------------

     During 1997, the Bank sold $1.7 million in fixed rate mortgages compared to $699 thousand in 1996 and $1.3 million in 1995. The amounts include 23 loans for 1997, 10 loans for 1996 and 15 loans for 1995. All loans sold had contractual maturities of thirty years. Net gains realized from the sales totaled $26 thousand, $1 thousand and $19 thousand for 1997, 1996 and 1995. Mortgage loan servicing income totaled $21 thousand for 1997 and 1996, and $23 thousand for 1995. At December 31, 1997, the Bank had no loans classified as held for sale. During 1998, the Bank will continue to sell thirty year fixed rate mortgage loans on a case-by-case basis as part of its efforts to manage interest rate risk.


[GRAPHIC OMITTED]


TOTAL LOANS
(DOLLARS IN MILLIONS)

1993          $204.2

1994          $221.9

1995          $222.3

1996          $244.7

1997          $272.2

During 1997, loans increased by $27.5 million or 11.2%. Loan growth was due to a strong local economy, an aggressive customer calling program and an aggressive marketing program.
--------------------------------------------------------------------------------

     At December 31, 1997, the Bank's investment portfolio totaled $29.4 million and was invested as follows: 66.9% in U.S. government agency debt securities, 22.3% in U.S. government debt securities, 5.2% in U.S. government agency mortgage-backed securities and 5.6% in FHLBI common stock. In addition, the Bank had $3.6 million in interest-bearing balances at the FHLBI. During 1997, investment securities decreased by $10.7 million (26.6%) as maturing securities were used to provide funding for loan portfolio growth. During 1998, the Bank expects to fund loan growth with a mix of deposits and borrowed funds.

     Management believes that the credit risk profile of the earning asset portfolio is relatively low. At December 31, 1997, the Bank had $1.2 million in non-performing loans. The December 31, 1997 balance includes $966 thousand in loans accounted for on a non-accrual basis and $226 thousand in accruing loans which were contractually past due 90 days or more. The total of these non-performing loans represents 0.44% of the total loan portfolio and 0.37% of total assets. The amount of non-accruing loans includes 15 residential real estate loans, 1 commercial real estate loan, 1 commercial business loan and 3 consumer loans. The amount of accruing loans which are contractually past due 90 days or more includes 3 residential real estate loans and 2 consumer loans. At December 31, 1997, $1.3 million of the Bank's loans were classified as substandard. The total represents 10 residential real estate loans, 2 commercial real estate loans, 5 commercial business loans and 6 consumer loans. There was 1 consumer loan for $5 thousand classified as doubtful. There were no loans classified as loss.

Management does not anticipate that any of the non-performing loans or classified loans will materially impact future operations, liquidity or capital resources. At December 31, 1997, there were no material credits which would cause management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

     At December 31, 1997, the Bank had $259 thousand in foreclosed real estate. The total includes 5 residential properties and represents 0.08% of total assets.


[GRAPHIC OMITTED]



NON-PERFORMING LOANS TO TOTAL LOANS

1993            0.27%

1994            0.70%

1995            0.47%

1996            0.48%

1997            0.44%



Management believes that the credit risk profile of the loan portfolio is relatively low. At December 31, 1997, the Bank's ratio of non-performing loans to total loans was 0.44% (forty-four hundredths of one percent) which was below the industry norm.
--------------------------------------------------------------------------------

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 1997, amounts provided to the ALL account totaled $221 thousand compared to $85 thousand for 1996 and $80 thousand for 1995. The amount provided during 1997 was based on loan activity, changes within the loan portfolio mix, and resulting changes in management's assessment of portfolio risk. Charge-offs net of recoveries totaled $34 thousand during 1997.

[GRAPHIC OMITTED]



ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS


1993                1.26%

1994                1.24%

1995                1.27%

1996                1.18%

1997                1.13%



At December 31, 1997, the Bank had $3.1 million in the Allowance for Loan Losses account. The amount represents 1.13% of loans outstanding and 257.9% of non-performing loans.
--------------------------------------------------------------------------------

     At December 31, 1997, the balance in the ALL account totaled $3.1 million which is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. The allocation of the ALL reflects consideration of the facts and circumstances that affect the repayment of individual loans, as well as, loans which have been evaluated on a pooled basis. At December 31, 1997, no portion of the ALL was allocated to impaired loan balances as the Bank had no loans considered to be impaired loans as of, or for the year ended December 31, 1997.

     Deposits are the major source of funds for lending and other investment purposes. At December 31, 1997, deposits totaled $272.1 million. During 1997, deposit growth totaled $15.7 million (6.1%). Savings accounts increased $6 thousand (0.0%), money market deposit accounts (MMDAs) decreased $124 thousand (0.6%), NOW accounts decreased $251 thousand (1.0%), checking accounts increased $3.8 million (29.6%) and certificates of deposit increased by $12.2 million (8.0%). At December 31, 1997, the deposit base was comprised of 16.0% savings accounts, 8.2% MMDAs, 8.7% NOW accounts, 6.1% checking accounts and 61.0% certificates of deposit. At December 31, 1997, repurchase agreements totaled $4.5 million. Other short-term borrowings totaled $2.1 million. The Bancorp had $8 million in FHLBI advances with a weighted average maturity of 3.3 years.




[GRAPHIC OMITTED]


TOTAL DEPOSITS
(DOLLARS IN MILLIONS)

1993                    $222.9

1994                    $234.6

1995                    $247.9

1996                    $256.4

1997                    $272.1


Deposits are the major source of funds for lending and other investment purposes. During 1997, deposits increased by $15.7 million or 6.1%.
--------------------------------------------------------------------------------

Liquidity and Capital Resources

For the Bancorp, liquidity management refers to the ability to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals, and pay dividends and operating expenses. The Bank's primary goal for liquidity management is to ensure that at all times it can meet the cash demands of its depositors and its loan customers. A secondary purpose of liquidity management is profit management. Because profit and liquidity are often conflicting objectives, management attempts to maximize the Bank's net interest margin by making adequate, but not excessive, liquidity provisions. Finally, because the Bank is subject to legal reserve requirements under Federal Reserve Regulation D, liquidity is managed to ensure that the Bank maintains an adequate level of legal reserves.

     Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, and the purchase and maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bank utilizes borrowings, i.e., repurchase agreements and advances from the FHLBI as a source of funds.


[GRAPHIC OMITTED]



CAPITAL TO TOTAL ASSETS

1993                   9.5%

1994                   9.6%

1995                   9.7%

1996                   9.3%

1997                   9.2%

Management firmly believes that the safety and soundness of the Bancorp is enhanced by maintaining a high level of capital. At December 31, 1997, the Bancorp's capital exceeded all regulatory capital requirements. The Bancorp is categorized as "well capitalized". The ratio of Tier I capital to total assets reflects the increase in capital over the periods presented as a result of profitability and success in managing growth. In addition, Tier I capital to risk-weighted assets was 13.8% and total capital to risk-weighted assets was 15.0%.
--------------------------------------------------------------------------------

     During 1997, cash and cash equivalents increased by $4.1 million compared to a $8.4 million decrease for 1996 and a $9.2 million increase for 1995. During 1997, cash provided by operating activities totaled $5.2 million, compared to $2.4 million for 1996 and $3.1 million for 1995. The increase during 1997 was due to increased earnings and cash flows from loan sales. Cash flows from investing activities reflect strong loan demand throughout 1997. Maturing securities held-to-maturity were used to provide funding for loan growth. Loans made net of payments received totaled $24.8 million during 1997, compared to $22.6 million for 1996 and $711 thousand for 1995. Cash flows from financing activities totaled $16.3 million during 1997, compared to $16.1 million for 1996 and $11.8 million for 1995. During 1997, the Bancorp paid dividends on common stock of $1.8 million. In addition, the Bank used both deposits and borrowed money to fund loan growth. Deposit growth during 1997 totaled $15.7 million, compared to $8.5 million for 1996 and $13.3 million for 1995. The increase in borrowed funds totaled $2.3 million during 1997, compared to $9.1 million for 1996 and a decrease of $12 thousand for 1995. The increase in borrowed funds as a source of funds, provided a cost effective alternative to certificates of deposit as price competition within the local market area became very competitive during 1997.

     At December 31, 1997, outstanding commitments to fund loans totaled $41.7 million. Approximately 85% of the commitments were at variable rates. Management believes that the Bank has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity.

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 1997, stockholders' equity increased by $1.7 million (6.0%). The increase resulted primarily from earnings of $3.4 million for 1997. In addition, $18 thousand represents proceeds from the exercise of 1,877 stock options. The Bancorp paid $1.8 million in cash dividends during 1997. At December 31, 1997, book value per share was $21.34 compared to $20.16 at December 31, 1996.

     The Bancorp is subject to risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System (the FRB), and the Bank is subject to risk-based capital guidelines adopted by the FDIC. As applied to the Bancorp and the Bank, the FRB and FDIC capital requirements are substantially identical. These regulations divide capital into two tiers. The first tier (Tier
I) includes common equity, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. Supplementary (Tier II) capital includes, among other things, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. The Bancorp and the Bank are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. In addition, the FRB and FDIC regulations provide for a minimum Tier I leverage ratio (Tier I capital to adjusted assets) of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other financial institutions are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least one to two percent.

     The following table shows that, at December 31, 1997, the Bancorp's capital exceeded all regulatory capital requirements. At December 31, 1997, the Bancorp's and the Bank's regulatory capital ratios were substantially the same. The dollar amounts are in millions.


                                                 Required for      To be well
                               Actual          adequate capital   capitalized
                          ----------------      -------------   --------------
                          Amount     Ratio      Amount  Ratio   Amount   Ratio
                          ------     -----      ------  -----   ------   -----
Total capital to
 risk-weighted assets..    $32.2     15.0%      $17.1   8.0%     $21.4    10.0%

Tier I capital to
 risk-weighted assets..    $29.5     13.8%      $ 8.6   4.0%     $12.8    6.0%
Tier I capital to
 adjusted assets.......    $29.5      9.2%      $ 9.6   3.0%     $16.0    5.0%

RESULTS OF OPERATIONS - COMPARISON OF 1997 TO 1996.

     Net income for 1997 was $3.4 million compared to $2.2 million for 1996, an increase of $1.2 million (56.1%). The earnings represent a return on average assets of 1.13% for 1997 compared to 0.75% for 1996. The return on average equity was 11.87% for 1997 compared to 7.90% for 1996.

     The net income for 1996 reflects the one-time special assessment required by the Deposit Insurance Funds Act of 1996 on SAIF-assessable deposits to capitalize SAIF. The SAIF assessment resulted in a pre-tax expense of $1.6 million for 1996. Excluding the SAIF assessment, adjusted net income for 1996 was $3.1 million, representing an adjusted ROA of 1.07% and an adjusted ROE of 11.27%.

[GRAPHIC OMITTED]



NET INTEREST MARGIN


1993*                 4.27%

1994                  4.25%

1995                  3.91%

1996                  3.79%

1997                  3.94%

The net interest margin is total interest income minus total interest expense stated as a percentage of average total assets. During 1997, the increase was due to higher yields on interest-earning assets and a reduction in the Bank's cost of funds.

* Six month period due to change in fiscal year end.
--------------------------------------------------------------------------------

     Net interest income for 1997 was $11.9 million, up $898 thousand (8.1%) from $11.1 million for 1996. The growth in net interest income was due to the growth in average interest-earning assets, increased yields on interest-earning assets and a lower cost of funds. Interest-earning assets averaged $290.1 million for 1997, up $10.2 million (3.6%) from $279.9 million for 1996. The weighted average yield on interest-earning assets was 8.16% for 1997 compared to 7.98% for 1996. The weighted average cost of funds was 4.32% for 1997 compared to 4.33% for 1996. The impact of the 8.16% return on interest-earning assets and the 4.32% cost of funds resulted in an interest rate spread of 3.84% for 1997 compared to 3.65% for 1996. During 1997, total interest income increased by $1.3 million (6.0%) while total interest expense increased by $434 thousand (3.8%). The net interest margin was 3.94% for 1997 compared to 3.79% for 1996.

     During 1997, interest income from loans increased by $2.0 million (10.1%) compared to 1996. The increase was due to an increase in yield and an increase in average balances for the loan portfolio. The weighted average yield on loans outstanding was 8.41% for 1997 compared to 8.35% for 1996. Higher average loan balances have contributed to the increase in interest income as loans averaged $254.2 million for 1997, up $21.7 million (9.3%) from $232.5 million for 1996. During 1997, interest income on investments and other deposits decreased by $630 thousand (21.5%) compared to 1996. The decrease was due to lower average daily balances as maturing securities and short-term investments were used to fund loan growth. Securities and other deposits averaged $35.8 million for 1997, down $11.6 million (24.5%) from $47.4 million for 1996, as maturing securities were used to provide funding for loan growth. The weighted average yield on investments and other deposits was 6.42% for 1997 compared to 6.18% for 1996.

     Interest expense for deposits increased by $241 thousand (2.2%) during 1997. The increase was due to higher average balances as deposits averaged $263.1 million for 1997, up $7.5 million (2.9%) from $255.6 million for 1996. The weighted average rate paid on deposits for 1997 was 4.30% compared to 4.33% for 1996. Interest expense on borrowed funds increased by $193 thousand (87.3%) during 1997 due to the increased cost of borrowed funds and higher average balances. The weighted average cost of borrowed funds was 5.13% for 1997 compared to 4.62% for 1996. The increase was due to lengthening the maturities of borrowed funds. Borrowed funds averaged $8.1 million, up $3.3 million (68.8%) from $4.8 million for 1996.

     During 1997, management focused on initiatives designed to review and enhance noninterest income. As a result, noninterest income for 1997 was $1.1 million, up $384 thousand (56.3%) from $682 thousand for 1996. During 1997, income from fees and service charges increased $208 thousand (42.7%) due to an increase in the number of customer account relationships and the implementation of new fee and service charge pricing schedules and procedures. Income from Trust operations increased by $66 thousand (34.7%) due to increased fees from services provided and growth, as the market value of the trust department's assets totaled $129.2 million at December 31, 1997 compared to $88.2 million at December 31, 1996. In addition, gains from the sale of fixed rate loans, foreclosed real estate and other real estate properties held by the Bank contributed to the increase in noninterest income.

     Noninterest expense for 1997 was $7.2 million, down $885 thousand (11.0%) from $8.0 million for 1996. The decrease was due to the special SAIF assessment of $1.6 million during 1996. Excluding the SAIF assessment of $1.6 million during 1996. Excluding the SAIF assessment results in an increase of noninterest expense of $674 thousand (10.4%) for 1997 compared to 1996. In general, increases in noninterest expense have resulted from the operation of the Merrillville, Indiana, Broadway branch facility which opened during September 1996, and costs related to investments in new technologies. The increase in compensation and benefits was due to additiona staffing for the Merrillville facility and annual salary increases. Other expense changes were due to standard increases in bank oeprations. The decrease in the federal insurance premium reflects lower premiums for SAIF deposits due to the recapitalization of SAIF during 1996. The Bancorp's efficiency ratio for 1997 was 55.0% compared to 55.2% for 1996. The 1996 efficienty ratio excludes the special SAIF assessment. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 1997 totaled $2.2 million compared to $1.4 million for 1996, an increase of $804 thousand (56.7%). The increase was due to the non-reoccurence of the 1996 SAIF assessment and an increase in pretax earnings during 1997. The combined effective federal and state tax rates for the Bancorp were 39% for 1997 and 1996.

RESULTS OF OPERATIONS - COMPARISON OF 1996 TO 1995

     Net income for 1996 was $2.2 million compared to $3.1 million for 1995, a decrease of $913 thousand (29.4%). The earnings represented a return on average assets of 0.75% for 1996 compared to 1.14% for 1995. The return on average equity was 7.90% for 1996 compared to 11.74% for 1995. The decrease in 1996 operating results was due to the one-time special assessment required by the Deposit Insurance Funds Act of 1996 on SAIF-assessable deposits to capitalize SAIF. The SAIF assessment resulted in a pre-tax expense of $1.6 million for 1996. Excluding the SAIF assessment, adjusted net income for 1996 was $3.1 million, representing an adjusted ROA of 1.07% and an adjusted ROE of 11.27%.

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

     During 1996, interest income from loans increased by $685 thousand (3.7%) compared to 1995. The weighted average yield on loans outstanding was 8.35% for 1996 compared to 8.46% for 1995. Higher average loan balances have contributed to the increase in interest income as loans averaged $232.5 million for 1996, up $11.1 million (5.0%) from $221.4 million for 1995. During 1996, interest income on investments and other deposits increased by $530 thousand (22.1%) compared to 1995. The increase was due to higher yields and portfolio growth during 1996. The weighted average yield on investments and other deposits was 6.17% for 1996 compared to 5.88% for 1995. The increase in yield was due to a reduction in the average balances for federal funds sold and interest bearing balances in financial institutions, and the investment of funds in securities with contractual maturities ranging from three to seven years. In addition, securities averaged $40.9 million for 1996, up $5.8 million (16.4%) from $35.1 million for 1995. The combined weighted average yield on total interest-earning assets was 7.98% for 1996 compared to 8.06% for 1995.

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

     Noninterest income for 1996 was $682 thousand, down $3 thousand (0.5%) from $685 thousand for 1995. The decrease was due to reduced gains from the sale of fixed rate loans and foreclosed real estate. During 1996, income from fees and service charges increased $59 thousand (13.9%), while income from Trust operations increased by $11 thousand (6.2%).

     Noninterest expense for 1996 was $8.0 million, up $1.9 million (31.4%) from $6.1 million for 1995. The increase was due primarily to the SAIF assessment of $1.6 million. Excluding the SAIF assessment results in an increase of noninterest expense of $364 thousand (6.0%) for 1996 compared to 1995. In general, increases in noninterest expense have resulted from the expansion of the Bank's operations and the investment in new technologies. The increase in compensation and benefits was due to additional staffing and annual salary increases. The increase in occupancy and equipment expense was due to the operation of the new East Chicago, Indiana, branch facility which opened during September 1995, the operation of the new Merrillville, Indiana, Broadway branch facility which opened during September 1996, and depreciation related to investments in technology. Other expense changes were due to standard increases in bank operations. The Bancorp's efficiency ratio, excluding the SAIF assessment, for 1996, was 55.2% compared to 54.0% for 1995. The ratio is determined by dividing total noninterest expense minus the SAIF assessment by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 1996 totaled $1.4 million compared to $2.0 million for 1995, a decrease of $607 thousand (30.0%). The decrease was due to a decrease in pretax earnings during 1996. The combined effective federal and state tax rates for the Bancorp were 39% for 1996 compared to 40% for 1995.

CHANGING REGULATORY STRUCTURE OF THE BANKING INDUSTRY

     The laws and regulations affecting banks and bank holding companies are in a state of flux. The laws, rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes. Recent legislation has, for example, reduced the regulatory burden on bank holding companies and may lead to consolidated regulation of the banking industry. Other recent initiatives have removed barriers to interstate mergers and acquisitions; encouraged lending for the development of poor, rural, inner city and other communities; and provided additional proposals to restructure regulation of the banking industry and its participants' powers, particularly with respect to insurance and securities activities. Based on what is presently known about these initiatives, management does not believe that the Bancorp's operations will be materially adversely affected by those initiatives that have been enacted or those pending initiatives that may be enacted in the future.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bancorp's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

Year 2000

     The year 2000 problem stems from computer programs that identify the year with two digits instead of four. The problem with this code is that in the year 2000, `00' may be interpreted as 1900 or not processed at all. The year 2000 problem is not limited to one type of software or hardware. Machines and programs affected include mainframes, personal computers, networks, ATMs, and other items such as elevators, infrastructures, and telephone systems.

     The Bancorp has implemented an action plan to address the century date change issue so that service and business operations will not be interrupted in the year 2000. A project leader, a team of employees and a consulting group have analyzed daily operations, business forms, software, hardware and equipment for year 2000 compliance. Due to the Bancorp's reliance upon external parties for business operations, ongoing communication with third party vendors has been established to monitor their year 2000 efforts. All systems and interfaces will be tested internally to confirm reported compliance. The Bancorp does not expect the cost of year 2000 compliance to have a material effect on its business, financial position or results of operations.

[GRAPHIC OMITTED]


RETURN ON ASSETS


1993*          1.45%

1994           1.24%

1995           1.14%

1996           0.75%

1997           1.13%





Return on assets (ROA) indicates the overall operating efficiency of a company. The ratio is determined by stating net income as a percentage of average total assets. The increase in the ROA for 1997 was due to an increase in the Bancorp's net interest margin, noninterest income, and the one-time special assessment on SAIF-assessable deposits to recapitalize SAIF during 1996.

*Six month period due to change in fiscal year end.
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]



RETURN ON EQUITY


1993*           15.5%

1994           11.04%

1995            1.14%

1996            7.90%

1997           11.87%

Return on equity (ROE) is determined by stating net income as a percentage of average stockholders' equity. The ratio is important to the Bancorp's stockholders because it measures the return on their invested capital. The increase in ROE for 1997 reflects record earnings due to increases in net interest margin and noninterest income.

*Six month period due to change in fiscal year end.
--------------------------------------------------------------------------------

                                  CROWE CHIZEK



                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Company) as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.





                                          /s/ Crowe, Chizek and Company LLP
                                          ---------------------------------
                                          Crowe, Chizek and Company LLP

South Bend, Indiana
January 9, 1998


                                                     CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)                                                                             DECEMBER 31,
                                                                                        ---------------------------------

                                                                                             1997                1996
                                                                                        -------------       -------------
ASSETS

     Cash and non-interest bearing balances in financial institutions...............       $    7,083          $    5,509
     Interest bearing balances in financial institutions............................            3,570               1,000
                                                                                        -------------       -------------

       Total cash and cash equivalents..............................................           10,653               6,509

     Securities held-to-maturity (fair value: December 31, 1997 - $29,498;
       December 31, 1996 - $39,909).................................................           29,362              40,024
     Loans receivable...............................................................          272,213             244,696
     Less: allowance for loan losses................................................           (3,074)             (2,887)
                                                                                        -------------       -------------
       Net loans receivable.........................................................          269,139             241,809
     Accrued interest receivable....................................................            2,195               2,153
     Premises and equipment.........................................................            6,820               7,086
     Foreclosed real estate.........................................................              259                 189
     Deferred income taxes..........................................................              794                 706
     Other assets...................................................................              387                 943
                                                                                        -------------       -------------

       Total assets.................................................................         $319,609            $299,419
                                                                                        =============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
       Non-interest bearing.........................................................        $  16,685           $  12,879
       Interest bearing.............................................................          255,405             243,541
                                                                                        -------------       -------------
         Total......................................................................          272,090             256,420
     Borrowed funds.................................................................           14,628              12,261
     Accrued expenses and other liabilities.........................................            3,409               2,923
                                                                                        -------------       -------------

       Total liabilities............................................................          290,127             271,604


     Stockholders' Equity:
     Preferred stock, no par or stated value;
         10,000,000 shares authorized, none outstanding ............................             -                   -
     Common stock, no par or stated value; 20,000,000 shares authorized;
       issued and outstanding: December 31, 1997 - 1,381,472 shares;
       December 31, 1996 - 1,379,595 shares.........................................              345                 345
     Additional paid in capital.....................................................            2,948               2,930
     Retained earnings - substantially restricted...................................           26,189              24,540
                                                                                        -------------       -------------

       Total stockholders' equity...................................................           29,482              27,815
                                                                                        -------------       -------------

       Total liabilities and stockholders' equity...................................         $319,609            $299,419
                                                                                        =============       ==============



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                   YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------------------
                                                                    1997                1996                 1995
                                                                  -----------         -----------          -----------
Interest income:
     Loans receivable
       Real estate loans..................................            $19,128             $17,523              $17,015
       Commercial loans...................................              1,780               1,522                1,412
       Consumer loans.....................................                462                 363                  297
                                                                 ------------         -----------          -----------
         Total loan interest..............................             21,370              19,408               18,724
     Securities held-to-maturity..........................              2,155               2,605                2,055
     Other interest earning assets........................                144                 324                  343
                                                                 ------------         -----------          -----------

       Total interest income..............................             23,669              22,337               21,122
                                                                 ------------         -----------          -----------

Interest expense:
     Deposits.............................................             11,307              11,066               10,367
     Borrowed funds.......................................                414                 221                  117
                                                                 ------------         -----------          -----------

       Total interest expense.............................             11,721              11,287               10,484
                                                                 ------------         -----------          -----------

Net interest income.......................................             11,948              11,050               10,638
Provision for loan losses.................................                221                  85                   80
                                                                 ------------         -----------          -----------

Net interest income after provision for loan losses.......             11,727              10,965               10,558
                                                                 ------------         -----------          -----------

Noninterest income:
     Gain on sale of loans, net...........................                 26                   1                   19
     Gain on sale of foreclosed real estate...............                 28                   4                   51
     Fees and service charges.............................                695                 487                  428
     Trust operations.....................................                256                 190                  179
     Other................................................                 61                -                       8
                                                                 ------------         -----------          -----------

       Total noninterest income...........................              1,066                 682                  685
                                                                 ------------         -----------          -----------

Noninterest expense:
     Compensation and benefits............................              3,645               3,213                3,049
     Occupancy and equipment..............................              1,350               1,050                  842
     Federal insurance premium............................                163               1,979                  536
     Advertising..........................................                145                 159                  157
     Data processing......................................                368                 299                  272
     Other................................................              1,483               1,339                1,260
                                                                 ------------         -----------          -----------

       Total noninterest expense..........................              7,154               8,039                6,116
                                                                 ------------         -----------          -----------

Income before income taxes................................              5,639               3,608                5,127
Income tax expenses.......................................              2,223               1,419                2,026
                                                                 ------------         -----------          -----------

Net income................................................           $  3,416            $  2,189             $  3,101
                                                                 ============         ===========          ===========

Earnings per common share.................................          $    2.47           $    1.59            $    2.25
                                                                 ============         ===========          ===========

Earnings per common share, assuming dilution..............          $    2.45           $    1.58            $    2.24
                                                                 ============         ===========          ===========

Dividend declared per common share........................          $    1.28           $    1.15            $    1.10
                                                                 ============         ===========          ===========

See accompanying notes to consolidated financial statements.

                                                      CONSOLIDATED STATEMENTS OF
                                                 CHANGES IN STOCKHOLDERS' EQUITY


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                   ADDITIONAL
                                                                  COMMON         PAID-IN       RETAINED         TOTAL
                                                                   STOCK         CAPITAL       EARNINGS         EQUITY
                                                                ------------  ------------    ------------  -------------

Balance at January 1, 1995.................................... $        345  $       2,914   $      22,347  $      25,606

     Issuance of 1,352 shares of common stock at
       $8.57 - $21.25 per share, under stock option plan......         -                14           -                 14

     Cash dividends, $1.10 per share..........................         -              -             (1,517)       (1,517)

     Net income...............................................         -              -              3,101          3,101
                                                                ------------  ------------    ------------  -------------

Balance at December 31, 1995..................................          345          2,928          23,931         27,204

     Issuance of 159 shares of common stock at
       $8.57 - $21.25 per share, under stock option plan......         -                 2            -                 2

     Cash dividends, $1.15 per share..........................         -              -             (1,580)       (1,580)

     Net income...............................................         -              -              2,189          2,189
                                                                ------------  ------------    ------------  -------------

Balance at December 31, 1996..................................          345          2,930          24,540         27,815

     Issuance of 1,877 shares of common stock at
       $8.57 - $21.25 per share, under stock option plan......         -                18            -                18

     Cash dividends, $1.28 per share..........................         -              -             (1,767)        (1,767)

     Net income...............................................         -              -              3,416          3,416
                                                                ------------  ------------    ------------  -------------

Balance at December 31, 1997.................................. $        345  $       2,948   $      26,189  $      29,482
                                                                ============  ============    ============  =============



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(DOLLARS IN THOUSANDS)                                                          YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1997                 1996                  1995
                                                                  -----------         -----------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income...........................................        $     3,416         $     2,189           $     3,101
                                                                  -----------         -----------            ----------
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Origination of loans for sale......................             (1,732)               (700)               (1,247)
       Sale of loans originated for sale..................              1,758                 699                 1,312
       Depreciation and amortization, net of accretion....                710                 553                   393
       Net gains on sale of loans.........................                (26)                 (1)                  (19)
       Net gains on sale of fixed assets..................                (41)                 -                     -
       Net gains on sale of foreclosed real estate........                (28)                 (4)                  (51)
       Provision for loan losses..........................                221                  85                    80
       Net change in unearned interest on loans...........                 (5)                 (1)                  (12)
       Change in deferred taxes...........................                (88)                (61)                  244
       Change in deferred loan fees.......................                (30)                 (1)                  (75)
       Change in interest receivable......................                (42)                (61)                 (272)
       Change in other assets.............................                556                (520)                  (45)
       Change in accrued expenses and other liabilities...                486                 239                  (322)
                                                                  -----------         -----------            ----------

         Total adjustments................................              1,739                 227                   (14)
                                                                  -----------         -----------            ----------

         Net cash from operating activities...............              5,155               2,416                 3,087
                                                                  -----------         -----------            ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Change in interest bearing time deposits in
       other financial institutions.......................               -                   -                      493
     Proceeds from maturities of securities held-to-maturity           10,748              12,671                 8,000
     Purchase of securities held-to-maturity..............               (549)            (15,164)              (12,772)
     Principal collected on mortgage-backed securities....                414                 460                   446
     Loan participations purchased........................             (3,240)                -                     (33)
     Net change in loans receivable.......................            (24,807)            (22,587)                 (711)
     Purchase of premises and equipment...................               (454)             (2,373)               (1,647)
     Sale of premises and equipment.......................                100                -                      -
     Proceeds from sale of foreclosed real estate.........                489                  61                   547
                                                                  -----------         -----------            ----------

       Net cash from investing activities.................            (17,299)            (26,932)               (5,677)
                                                                  -----------         -----------            ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in deposits...................................             15,670               8,475                13,306
     Proceeds from FHLB advances..........................             23,000               7,000                -
     Repayment of FHLB advances...........................            (22,000)                -                     -
     Change in other borrowed funds.......................              1,367               2,121                   (12)
     Proceeds from issuance of capital stock..............                 18                   2                    14
     Dividends paid.......................................             (1,767)             (1,517)               (1,517)
                                                                  -----------         -----------            ----------

       Net cash from financing activities.................             16,288              16,081                11,791
                                                                  -----------         -----------            ----------

       Net change in cash and cash equivalents............              4,144              (8,435)                9,201
     Cash and cash equivalents at beginning of period.....              6,509              14,944                 5,743
                                                                  -----------         -----------            ----------

     Cash and cash equivalents at end of period...........        $    10,653         $     6,509            $   14,944

                                                                  ===========         ===========            ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for:
       Interest...........................................        $    11,668         $    11,314            $   10,452
       Income taxes.......................................        $     1,790         $     2,045            $    1,815
     Transfers from loans to foreclosed real estate.......        $       531         $       160            $      423


See accompanying notes to consolidated financial statements.

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED
                                               December 31, 1997, 1996 and 1995.



NOTE 1 - Summary of Significant Accounting Policies

     Principles of Consolidation - The consolidated financial statements include the accounts of NorthWest Indiana Bancorp (the Bancorp), its wholly-owned subsidiary, Peoples Bank SB (the Bank), and the Bank's wholly-owned subsidiaries, Peoples Service Corporation and PSA Insurance Corporation. Effective July 31, 1994, the Bancorp became a one-bank holding company for Peoples Bank SB, an Indiana savings bank resulting from the conversion of Peoples Bank from a federal stock savings bank to an Indiana stock savings bank. The formation of the Bancorp and the acquisition of Peoples Bank SB by the Bancorp was an internal reorganization accounted for at historical cost. The Bancorp has no other business activity other than being a holding company for the Bank. The Bancorp's earnings are dependent upon the earnings of the Bank. Peoples Service Corporation is inactive. At December 31, 1997, the Bank had an investment balance of $10,000 in Peoples Service Corporation. During 1997, PSA Insurance Corporation was dissolved. All significant inter-company accounts and transactions have been eliminated in consolidation. The parent only financial statements for NorthWest Indiana Bancorp are presented in Note 18. Substantially all operations are in the banking industry.

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

     Concentrations of Credit Risk - The Bancorp grants residential, commercial real estate, commercial business and installment loans to customers primarily of Lake County, in north west Indiana. Substantially all loans are secured by specific items of collateral including residences, business assets and consumer assets.

     Cash Flow Reporting - For purposes of the statement of cash flows, the Bancorp considers cash on hand, non-interest bearing balances in financial institutions, all interest-bearing balances in financial institutions with original maturities of ninety days or less and federal funds sold to be cash and cash equivalents. The Bancorp reports net cash flows for customer loan and deposit transactions and short-term borrowings with maturities of 90 days or less.

     Securities - The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. Trading securities are bought principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. Other securities such as Federal Home Loan Bank stock are carried at cost. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, is included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

     Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

     Loans and Loan Income - Loans are stated net of loans in process, deferred loan fees, and unearned income. Discounts on consumer loans are recognized over the lives of the loans using the interest method. Interest income on other loans is accrued over the term of the loans based upon the principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

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

     Allowance for Loan Losses - Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur. Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported in the provision for loan losses. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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

     Recognition of Gains or Losses on the Sale of Loans - Loans are sold on a net yield basis, with servicing rights and obligations retained by the Bancorp, resulting in the recognition of gains or losses at the time of sale. The Bancorp uses the purchaser's normal servicing fee in computing these gains and losses. The resulting premiums or discounts, if any, are amortized or accreted in income over the estimated lives of these loans sold using the level yield method.

     Loan Origination Fees - Loan fees are netted with certain direct loan origination costs, and are deferred and amortized into interest income as yield adjustments using the interest method over the term of the related loans.

     Long-term Assets - These assets are reviewed for impairment when events indicate their carrying amount may not be recovered from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

     Repurchase Agreements - Substantially all repurchase agreement liabilities represent amounts advanced by various customers that are not covered by federal deposit insurance and are secured by securities held-to-maturity owned by the Bancorp.

     Postretirement Benefits Other Than Pensions - The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Postretirement benefits are accrued based on the expected cost of providing postretirement benefits to employees during the years the employees have rendered service to the Bancorp.

     Income Taxes - The Bancorp records income tax expense based on the amount of taxes due on its tax return, plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

     Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

     Earnings per Share - Earnings per common share is based on weighted-average common shares outstanding. Earnings per common share, assuming dilution considers the issue of any potentially dilutive common shares. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard. On each of February 28, 1995 and December 2, 1996 , the Bancorp effected a two-for-one common stock split as a share dividend. All references in the accompanying financial statements to the number of shares and per share data have been restated to reflect the stock splits.

     Fair Value of Financial Instruments - Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

     Reclassification - Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 1996 and 1995, have been reclassified to conform to the December 31, 1997 presentation.

NOTE 2 - Securities

     The amortized cost and fair value of securities held-to-maturity are summarized as follows:


                                  (DOLLARS IN THOUSANDS)
                                     GROSS      GROSS
                        AMORTIZED UNREALIZED  UNREALIZED     FAIR
                          COST       GAINS      LOSSES       VALUE
                         ------     -------     -------     -------
At December 31, 1997:
Debt securities:
 U.S. government and
 federal agencies ...    $26,185    $   131    $   (45)    $26,271
 Mortgage-backed
 securities .........      1,531         50        -         1,581
                         -------    -------    -------     -------
Total debt securities     27,716        181        (45)     27,852
Other securities ....      1,646        -          -         1,646
                         -------    -------    -------     -------
  Total .............    $29,362    $   181    $   (45)    $29,498
                         =======    =======    =======     =======

                                    (DOLLARS IN THOUSANDS)
                                        GROSS            GROSS
                          AMORTIZED   UNREALIZED     UNREALIZED           FAIR
                            COST        GAINS           LOSSES           VALUE
                          --------    --------         --------         --------
AT DECEMBER 31, 1996:
Debt securities:
 U.S. government and
 federal agencies ....    $ 36,483    $     92         $   (217)        $ 36,358
 Mortgage-backed
 securities ..........       1,944          16               (6)           1,954
                          --------    --------         --------         --------

Total debt securities       38,427         108             (223)          38,312
Other securities .....       1,597        --               --              1,597
                          --------    --------         --------         --------
  Total ..............    $ 40,024    $    108         $   (223)        $ 39,909
                          ========    ========         ========         ========


     The amortized cost and fair value of debt securities held-to-maturity at December 31, 1997, by contractual maturity, are shown on the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         (DOLLARS IN THOUSANDS)
                                                         AMORTIZED        FAIR
                                                            COST          VALUE
                                                         ---------       -------
Due in one year or less ..........................        $ 8,491        $ 8,481
Due after one year through five years ............         15,694         15,766
Due after five years through ten years ...........          2,000          2,024
Mortgage-backed securities .......................          1,531          1,581
                                                          -------        -------
 Total ...........................................        $27,716        $27,852
                                                          =======        =======

     There were no sales of securities during the years ended December 31, 1997, 1996 and 1995. Securities with carrying values of $10,091,000 and $6,671,000 were pledged as of December 31, 1997 and 1996 as collateral for public funds, repurchase agreements and for other purposes as permitted or required by law.

NOTE 3 - Loans Receivable
     Loans are summarized below as of the dates indicated:

                                                         (DOLLARS IN THOUSANDS)
                                                            1997        1996
                                                         ----------  ----------
Loans secured by real estate:
  Construction and land development ..............        $21,440        $13,248
  Residential, including home equity .............        156,651        151,343
  Commercial real estate and other dwelling ......         64,831         57,258
                                                         --------       --------
     Total loans secured by real estate ..........        242,922        221,849

 Consumer loans ..................................          5,661          4,890
 Commercial business and other ...................         23,630         17,957
                                                         --------       --------


     Loans receivable ............................       $272,213       $244,696
                                                         ========       ========

     Activity in the allowance for loan losses is summarized below for the years indicated:


                                                     (DOLLARS IN THOUSANDS)
                                              1997          1996         1995
                                            -------       -------       -------

Balance at beginning of period .......      $ 2,887       $ 2,830       $ 2,751

Provision charged to income ..........          221            85            80
Loans charged off ....................          (34)          (28)           (2)
Recoveries ...........................         --            --               1
                                            -------       -------       -------
Balance at end of period .............      $ 3,074       $ 2,887       $ 2,830
                                            =======       =======       =======

     At December 31, 1997 and 1996, no portion of the allowance for loan losses was allocated to impaired loan balances as the Bancorp had no loans it considered to be impaired loans as of or for the years ended December 31, 1997 and 1996.

NOTE 4 - Loan Servicing

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized below:


                                                         (DOLLARS IN THOUSANDS)
                                                         1997              1996
Mortgage loan portfolios
 serviced for FHLMC ........................             7,976            $7,152
                                                         =====            ======


     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $125,000 and $128,000 at December 31, 1997 and 1996.

NOTE 5 - Premises and Equipment, Net Premises and equipment are summarized below:


                                                        (DOLLARS IN THOUSANDS)
                                                        1997              1996
                                                      --------         --------
Cost:
 Land ........................................        $  1,663         $  1,721
 Buildings and improvements ..................           5,317            5,229
 Furniture and equipment .....................           3,470            3,104
                                                      --------         --------
      Total cost .............................          10,450           10,054
 Less accumulated depreciation
 and amortization ............................          (3,630)          (2,968)
                                                      --------         --------
      Premises and equipment, net ............        $  6,820         $  7,086
                                                      ========         ========


NOTE 6 - Income Taxes
     Components of the income tax expenses consist of the following for the years indicated:


                                                   (DOLLARS IN THOUSANDS)
                                            1997            1996           1995
                                          -------         -------        -------
Federal:
  Current ........................        $ 1,824         $ 1,071        $ 1,377
  Deferred .......................            (71)             57            221
State:
  Current ........................            487             287            405
  Deferred .......................            (17)              4             23
                                          -------         -------        -------
Income tax expenses ..............        $ 2,223         $ 1,419        $ 2,026
                                          =======         =======        =======

     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consists of the following:


                                                   (DOLLARS IN THOUSANDS)
                                              1997          1996         1995
                                            -------       -------       -------
Federal statutory rate ................          34%           34%           34%
Tax expense at statutory rate .........     $ 1,917       $ 1,227       $ 1,743
State tax, net of federal effect ......         310           195           283

Other .................................          (4)           (3)         --
                                            -------       -------       -------
Total income tax expenses .............     $ 2,223       $ 1,419       $ 2,026
                                            =======       =======       =======

     The components of the net deferred tax asset recorded in the consolidated balance sheet are as follows:


                                                        (DOLLARS IN THOUSANDS)
                                                          1997           1996
                                                        -------         -------

Deferred tax assets:
 Bad debt ......................................        $   363         $   298
 Deferred loan fees ............................            169             174
 Deferred compensation .........................            463             430
 Other .........................................             73              76
                                                        -------         -------
  Total deferred tax assets ....................          1,068             978
Deferred tax liabilities:
 Depreciation ..................................           (249)           (216)
 Other .........................................            (25)            (56)
                                                        -------         -------
  Total deferred tax liabilities ...............           (274)           (272)
Valuation allowance ............................           --              --
                                                        -------         -------
  Net deferred tax assets ......................        $   794         $   706
                                                        =======         =======




     The Bancorp has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 1997 and 1996 includes approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 1997. Tax legislation passed in August 1996 now requires the Bancorp to deduct a provision for bad debts for tax purposes based on actual loss experience and to recapture the excess bad debt reserve accumulated in tax years after 1986. The related amount of deferred tax which must be recaptured is $855,000 and is payable over a six year period beginning in 1998.

NOTE 7 - Deposits

     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $39,666,000 at December 31, 1997 and $26,100,000 at December 31, 1996.

     At December 31, 1997, scheduled maturities of certificates of deposit were as follows:


                    (Dollars in thousands)
                 1998........... $    145,399
                 1999...........       15,810
                 2000...........        3,791
                 2001...........          855
                                 ------------
                     Total...... $    165,855
                                 ============



NOTE 8 - Borrowed Funds Borrowed funds is summarized below:


                                                         (DOLLARS IN THOUSANDS)
                                                           1997         1996
                                                        ----------  ----------
Repurchase agreements ..........................         $ 4,541       $ 3,993
Fixed rate advances from the FHLB ..............           4,000         7,000
Putable advances from the FHLB .................           4,000          --
Other ..........................................           2,087         1,268
                                                         -------       -------
  Total ........................................         $14,628       $12,261
                                                         =======       =======


     Repurchase agreements generally mature within one year and are secured by FHLMC participation certificates or U.S. government securities, under the Bancorp's control. Information concerning these retail repurchase agreements is summarized below:

                                                          (DOLLARS IN THOUSANDS)
                                                              1997        1996
                                                           ---------   ---------
Ending balance .......................................      $4,541       $3,993
Average balance during the year ......................       4,308        3,599
Maximum month-end balance during the year ............       4,975        5,419
Securities underlying the agreements at year end:
 Carrying value ......................................       7,988        5,572
 Fair value ..........................................       8,014        5,559
Average interest rate during the year ................        5.43%        5.27%

     At December 31, 1997, the following Federal Home Loan Bank advances were outstanding:

                                                (DOLLARS IN THOUSANDS)
                                                         1997
                                                       --------


5.98% FHLB fixed advance, due October 12, 1999          $ 2,000
5.99% FHLB fixed advance, due October 28, 1999            2,000
5.71% FHLB putable advance, due December 16, 2002         2,000
5.35% FHLB putable advance, due December 30, 2002         2,000
                                                       --------
        Total............................              $  8,000
                                                       ========


     The putable advance which carries an interest rate of 5.71%, is fixed for three years and may adjust quarterly to the three-month LIBOR two years thereafter. The putable advance which carries an interest rate of 5.35%, is fixed for one year and may adjust quarterly to the three-month LIBOR four years thereafter. Once the advance interest rate adjusts, the Bancorp has the option to prepay the putable advance on specified quarterly interest rate reset dates. Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured under a blanket lien arrangement by securities and mortgage loans with carrying values of approximately $157,019,000 at December 31, 1997.

NOTE 9 - Employees' Benefit Plans

     The Bancorp maintains a Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees' Profit Sharing Plan and Trust if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Bancorp. The plan is noncontributory on the part of the employee. Contributions to the Employees' Profit Sharing Plan and Trust are made at the discretion of the Bancorp's Board of Directors. Contributions during the years ended December 31, 1997, 1996 and 1995 were based on 9.0% of the participants' total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $204,000, $185,000 and $203,000 for the years ended December 31, 1997, 1996 and 1995.

     The Bancorp also maintains an Employee Stock Ownership Plan (ESOP). Eligibility and vesting requirements for the ESOP are the same as those for the Profit Sharing Plan and Trust. Contributions to the ESOP are made at the discretion of the Bancorp's Board of Directors. Contributions during the year ended December 31, 1997 were based on 1.0% of the participants total compensation excluding incentives. No contributions to the ESOP were made during the years ended December 31, 1996 and 1995. The ESOP held 1,094 shares of the Bancorp's common stock as of December 31, 1997, all of which have been allocated to participants. The ESOP expense amounted to $23,000, $0 and $0 for the years ended December 31, 1997, 1996 and 1995.

NOTE 10 - Defined Benefit Postretirement Plan

     The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee's date of retirement. Surviving spouses are covered if they were covered at the time of the retiree's death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree's death. The Bancorp pays 50% of any future premium increases for retiree medical coverage. Retirees pay 100% of the premiums for all dependent medical coverage.

     The following table sets forth a reconciliation of the funded status of the plan with the amount reported in the Bancorp's consolidated balance sheet:

                                                            (Dollars in thousands)
                                                                1997        1996
                                                            ----------   ---------
Accumulated postretirement benefit obligations (APBO):
 Retirees................................................         $ 56      $ 58
 Fully eligible active plan participants.................          --        --
 Other active plan participants..........................           63        54
                                                                  ----      ----
Accumulated postretirement benefit
 obligation in excess of plan assets.....................          119       112
 Unrecognized net gain...................................           64        70
                                                                  ----      ----
 Net postretirement benefit liability....................         $183      $182
                                                                  ====      ====

     Net periodic postretirement benefit expense for the periods indicated included the following components:

                                                      (Dollars in thousands)
                                                     1997       1996       1995
                                                   --------- ---------- ----------
Service cost-benefits attributed
 to service during the period.....................    $ 4         $ 4         $4
Interest cost on accumulated
 postretirement benefit obligation................      9           9          5
Amortization of unrecognized
 net gain.........................................     (6)         (5)         -
                                                      ---         ---         --
Net periodic postretirement
 benefit expense..................................    $ 7         $ 8         $9
                                                      ===         ===         ==



     For measurement purposes, an 11.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for the fiscal year ended December 31, 1997, dropping to an annual rate of 5.5% after 4 years. The health care cost trend rate assumption has a significant effect on the amounts reported. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%. A 1% increase in the health care cost trend rate assumption would not have a material impact on the APBO or expense.

NOTE 11 - Regulatory Capital

     The Bancorp and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

                                                                               Minimum
                                                                             Required To Be
                                                                           Well Capitalized
                                                   Minimum Required          Under Prompt
                                                      for Capital            Corrective
                                      Actual        Adequacy Purposes      Action Regulations
                              ------------------- ----------------------  --------------------
                              Amount       Ratio     Amount      Ratio    Amount       Ratio
                             --------     -------   -------      ------- --------     --------
1997
Total capital
(to risk-weighted assets)     $  32.2       15.0%   $  17.1        8.0%   $  21.4       10.0%
Tier I capital (to
risk-weighted assets) ....    $  29.5       13.8%   $   8.6        4.0%   $  12.8       6 .0
Tier I capital (to
adjusted assets) .........    $  29.5        9.2%   $   9.6        3.0%   $  16.0        5.0%

1996
Total capital
(to risk-weighted assets)     $  30.2       16.0%   $  15.1        8.0%   $  18.9       10.0%
Tier I capital
 (to risk-weighted assets)    $  27.8       14.7%   $   7.6        4.0%   $  11.3        6.0%
Tier I capital
 (to adjusted assets)         $27.8          9.3%    $  9.0        3.0%     $15.0        5.0%


The Bancorp and the Bank were categorized as well capitalized at December 31, 1997 and 1996. There are no conditions or events since December 31, 1997 that management believes have changed the Bancorp's or Bank's category.

     The Bancorp's ability to pay dividends is entirely dependent upon the Bank's ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends, no more often than quarterly, to the extent of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses). However, the Indiana Department of Financial Institutions approval is required to pay dividends in any year in excess of the Bank's net profits for the current year and retained net profits for the prior two years (approximately $3,842,000 at December 31, 1997).

Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank.

NOTE 12 - Stock Option Plan

     The Board of Directors has adopted the 1994 Stock Option and Incentive Plan (the "Incentive Plan"), which was approved by shareholders at the 1994 annual meeting. Pursuant to the Incentive Plan, an aggregate of 120,000 shares of the Bancorp's common stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank. Awards granted under the Incentive Plan may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-incentive stock options or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees' purchases of an equity interest in the Bancorp. Effective upon the July 31, 1994 holding company formation, all options then outstanding under the Bank's prior stock option plan became options to purchase an equal number of shares of the Bancorp's common stock under the Incentive Plan, on the same terms.

     Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost

                                         (Dollars in thousands, except per share data)
                                                1997         1996         1995
                                             ---------    ----------  ----------
Net income as reported ..................    $   3,416    $   2,189    $   3,101
Pro forma net income ....................        3,405        2,182        3,096

Earnings per common share
    as reported .........................    $    2.47    $    1.59    $    2.25
Pro forma earnings
    per common share ....................    $    2.47    $    1.58    $    2.25

Earnings per common share,
    assuming dilution as reported .......    $    2.45    $    1.58    $    2.24
Pro forma earnings per common
    share, assuming dilution ............    $    2.44    $    1.57    $    2.23

     The fair value of options granted during 1997, 1996 and 1995 is estimated using the following weighted-average information: risk-free interest rate of 6.50%, 5.42% and 7.75%, expected life of 7 to 8 years, expected volatility of stock price of 5.62% for 1997 and 5.45% for 1996 and 1995, and expected dividends of 4.00%, 4.26% and 5.18% for 1997, 1996 and 1995. In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

     Options granted prior to 1995 were immediately exerciseable. Options granted since 1995 generally are exerciseable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:


                                                 Weighted-     Weighted-average
                                     Number      average       fair value
                                    of options exercise price  of grants
                                    -------    -----------     ------------
Outstanding, January 1, 1995          9,224      $   10.29       $
Granted.................             14,500          21.25         2.53
Exercised...............              1,352          10.30
Forfeited...............                 -          -
Expired.................                 -          -
                                   -------
Outstanding, December 31, 1995       22,372          17.39
Granted.................              3,400          27.00         2.06
Exercised...............                158          12.88
Forfeited...............                 -          -
Expired.................                 -          -
                                   -------
Outstanding, December 31, 1996       25,614          18.70
Granted.................              8,050          32.00         4.23
Exercised...............              1,877           9.85
Forfeited...............                 50          32.00
Expired.................                  -          -
                                    -------
Outstanding, December 31, 1997       31,737          22.57
                                    =======


Options exerciseable at year-end are as follows:


                            Number     Weighted-average
                           of options    exercise price

                         ------------- -----------------
          1995               7,912           $10.35
          1996               7,794           $10.35
          1997               5,957           $10.58


At December 31, 1997, options outstanding were as follows:

     Number of options                             31,737
     Range of exercise price               $9.31 - $32.00
     Weighted-average exercise price               $22.57
     Weighted-average remaining option life     5.1 years

NOTE 13 - Earnings Per Share

     A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations for the years ended December 31, 1997, 1996 and 1995 is presented below.

                                             1997          1996          1995
                                          ---------    ----------    ----------
Earnings Per Common Share:
Net income available to
   common stockholders ...............    $3,416,000    $2,189,000    $3,101,000
                                          ==========    ==========    ==========
Weighted average common
   shares outstanding ................     1,381,151     1,379,519     1,378,808
                                          ==========    ==========    ==========
     Earnings Per Common Share .......    $     2.47    $     1.59    $     2.25
                                          ==========    ==========    ==========

Earnings Per Common Share,
  Assuming Dilution:
Net income available to
   common stockholders ...............    $3,416,000    $2,189,000    $3,101,000
                                          ==========    ==========    ==========
Weighted average common
   shares outstanding......1,381,151 .     1,379,519     1,378,808

Add: dilutive effect of assumed
  stock option exercises .............        14,633         9,728         7,000
                                          ----------    ----------    ----------
Weighted average common and
   dilutive potential shares
   outstanding........................     1,395,784     1,389,247     1,385,808
                                          ==========    ==========    ==========
     Earnings Per Common Share,
        assuming dilution ............    $     2.45    $     1.58    $     2.24
                                          ==========    ==========    ==========

NOTE 14 - Related Party Transactions

     The Bank had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $3,138,000 at December 31, 1997 and $1,763,000 at December 31, 1996. For the year ended December 31, 1997, the following activity occurred on these loans:

                                                 (Dollars in thousands)

     Aggregate balance - December 31, 1996..         $     1,763
     New loans .............................               2,034
     Repayments ............................                (659)
                                                     -----------
     Aggregate balance - December 31, 1997..         $     3,138
                                                     ===========



NOTE 15 - Commitments and Contingencies

     The Bancorp is a party to financial instruments in the normal course of business to meet financing needs of its customers. These financial instruments which include commitments to make loans and standby letters of credit are not reflected in the accompanying consolidated financial statements.

     The Bancorp's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to originate loans and standby letters of credit is represented by the contractual amount of those instruments. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The Bancorp uses the same credit policy to make such commitments as it uses for on-balance-sheet items. Since commitments to make loans may expire without being used, the amount does not necessarily represent future cash commitments.

     The Bancorp had outstanding commitments to originate loans as follows:

                                (Dollars in thousands)
                             Fixed    Variable
                             Rate       Rate       Total
                           --------- ----------  ---------
December 31, 1997:
Real estate............    $   6,457  $  16,848  $  23,305
Consumer loans.........          -          229        229
Commercial business....          -       18,120     18,120
                           --------- ----------  ---------
 Total.................    $   6,457 $   35,197  $  41,654
                           ========= ==========  =========

                                (Dollars in thousands)
                             Fixed    Variable
                             Rate       Rate       Total
                           --------- ----------  ---------
December 31, 1996:
Real estate............    $   6,346 $   12,606 $   18,952
Consumer loans.........          -          281        281
Commercial business....          -       14,879     14,879
                           --------- ----------  ---------
 Total.................    $   6,346 $   27,766  $  34,112
                           ========= ==========  =========


     The $6,457,000 in fixed rate commitments outstanding at December 31, 1997 had interest rates ranging from 7.00% to 9.50%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 1997 and 1996, the Bancorp had standby letters of credit totaling $501,000 and $519,000. The Bancorp evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management's credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

     The Bancorp is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Bancorp.

NOTE 16 - Fair Values of Financial Instruments

     SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" prescribes that the Bancorp disclose the estimated fair value of its financial instruments. The following table shows those values and the related carrying values as of the dates indicated. Items which are not financial instruments are not included.

                                  (Dollars in thousands)
                                    December 31, 1997
                              ----------------------------
                                 Carrying       Estimated
                                   Value       Fair Value
                              ------------- --------------
Cash and cash equivalents       $   10,653     $  10,653
Securities held-to-maturity         29,362        29,498
Loans receivable, net....          269,139       268,886
Demand and savings deposits       (106,235)     (106,235)
Certificates of deposit..         (165,855)     (166,043)
Borrowed funds...........          (14,628)      (14,628)


                                  (Dollars in thousands)
                                    December 31, 1996
                              ----------------------------
                                 Carrying       Estimated
                                   Value       Fair Value
                              ------------- --------------
Cash and cash equivalents          $ 6,509      $  6,509
Securities held-to-maturity         40,024        39,909
Loans receivable, net....          241,809       241,702
Demand and savings deposits       (102,798)     (102,798)
Certificates of deposit..         (153,622)     (153,787)
Borrowed funds...........          (12,261)      (12,261)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1997 and 1996. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 1997 and 1996, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 1997 and 1996, applied for the time period until maturity. The estimated fair value for borrowed funds is considered to approximate cost. The estimated fair value of other financial instruments, including accrued interest receivable and payable, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bancorp to have disposed of such items at December 31, 1997 and 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 and 1996 should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of the Bancorp that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These included, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the Bank's trust department, the trained work force, customer goodwill and similar items.

NOTE 17 - Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data are summarized below as follows:

Year ended December 31, 1997:

                           (Dollars in thousands, except per share data)
                            March 31,  June 30,  September 30,  December 31,
                                1997       1997       1997        1997
                             --------- ---------   ----------   ------------
Total interest income       $    5,669  $  5,854    $  5,978    $ 6,168
Total interest expense           2,790     2,898       2,963      3,070
                             ---------   -------    --------    -------
Net interest income              2,879     2,956       3,015      3,098
Provision for loan losses           49        32          55         85
                             ---------   -------    --------    -------
Net interest income after
 provision for loan losses       2,830     2,924       2,960      3,013

Total noninterest income           340       216         246        264
Total noninterest expense        1,772     1,746       1,807      1,829
                             ---------   -------    --------    -------
Income before
 income taxes......              1,398     1,394       1,399      1,448
Income tax expenses                559       550         559        555
                             ---------   -------    --------    -------
Net income.........          $     839   $   844    $    840    $   893
                             =========   =======    ========    =======
Earnings per share.          $    0.61   $  0.61    $   0.61    $  0.64
                             =========   =======    ========    =======
Earnings per share,
 assuming dilution.          $    0.60   $  0.61    $  0 .60    $  0.64
                             =========   =======    ========    =======


Year ended December 31, 1996:

                                   (Dollars in thousands, except per share data)
                                       March 31,  June 30,  September 30,  December 31,
                                          1996       1996      1996          1996
                                       -------    -------    ------------  -----------
Total interest income .............    $ 5,447    $ 5,532      $5,633       $ 5,725
Total interest expense ............      2,809      2,777       2,817         2,884
                                       -------    -------      ------       -------
Net interest income ...............      2,638      2,755       2,816         2,841
Provision for loan losses .........         15         18          23            29
                                       -------    -------      ------       -------
Net interest income after
 provision for loan losses ........      2,623      2,737       2,793         2,812

Total noninterest income ..........        178        165         167           172
Total noninterest expense .........      1,629      1,632       3,200         1,578
                                       -------    -------      ------       -------
Income before
 income taxes .....................      1,172      1,270        (240)        1,406
Income tax expenses ...............        467        507         (92)          537
                                       -------    -------      ------       -------
Net income ........................    $   705    $   763     $  (148)      $   869
                                       -------    -------      ------       -------

Earnings per share ................    $  0.51    $  0.56     $ (0.11)      $  0.63
                                       -------    -------      ------       -------
Earnings per share,
 assuming dilution ................    $  0.51    $  0.56     $  0.12)      $  0.63
                                       -------    -------      ------       -------

     The net income for the quarter ended September 30, 1996, reflects the one-time special assessment required by the Deposit Insurance Funds Act of 1996 on SAIF-assessable deposits to capitalize SAIF. The SAIF assessment resulted in a pre-tax expense of $1.6 million during the third quarter.

NOTE 18 - Parent Company Only Statements

                                                        (Dollars in thousands)
                                                      NorthWest Indiana Bancorp
                                                       Condensed Balance Sheet
                                                               December 31,
                                                        ------------------------
                                                           1997           1996
                                                         ---------      ---------
Assets
Cash on deposit with Peoples Bank ..................       $    13       $    53
Investment in Peoples Bank .........................        29,475        27,783
Dividends receivable from Peoples Bank .............           455           445
Other assets .......................................             5             4
                                                           -------       -------
 Total assets ......................................       $29,948       $28,285
                                                           =======       =======

Liabilities and stockholders' equity
Dividends payable ..................................       $   442       $   441
Other liabilities ..................................            24            29
                                                           -------       -------
 Total liabilities .................................           466           470

Common stock .......................................           345           345
Additional paid in capital .........................         2,948         2,930
Retained earnings ..................................        26,189        24,540
                                                           -------       -------
 Total stockholders' equity ........................        29,482        27,815
                                                           -------       -------
 Total liabilities and stockholders' equity ........      $ 29,948      $ 28,285
                                                           =======       =======



                                                (Dollars in thousands)
                                             NorthWest Indiana Bancorp
                                          Condensed Statements of Income
                                        Year Ended   Year Ended  Year Ended
                                       December 31,    December 31,   December 31,
                                             1997         1996           1995
                                          -------        -------        -------
Operating income
 Dividends from
 Peoples Bank .....................       $ 1,770        $ 1,625        $ 1,552
Operating expenses ................            76             59            109
                                          -------        -------        -------
Income before income taxes
 and equity in undistributed
 income of Peoples Bank ...........         1,694          1,566          1,443
Provision for income taxes ........           (30)           (23)           (44)
                                          -------        -------        -------
Income before equity
 in undistributed
 income of Peoples Bank ...........         1,724          1,589          1,487
Equity in undistributed
 income of Peoples Bank ...........         1,692            600          1,614
                                          -------        -------        -------
Net Income ........................       $ 3,416        $ 2,189        $ 3,101
                                          =======        =======        =======

                                                 (Dollars in thousands)
                                               NorthWest Indiana Bancorp
                                           Condensed Statements of Cash Flows
                                          Year Ended   Year Ended  Year Ended
                                          December 31, December 31,  December 31,
                                             1997           1996          1995
                                            -------       -------       -------
Cash flows from operating
 activities
Net income ...........................      $ 3,416       $ 2,189       $ 3,101
Adjustments to reconcile net
 income to net cash from
 operating activities
  Equity in undistributed
    net income of
    Peoples Bank .....................       (1,692)         (600)       (1,614)
  Change in other assets .............          (11)          (54)            4
  Change in other liabilities ........           (4)           (7)           35
                                            -------       -------       -------
   Total adjustments .................       (1,707)         (661)       (1,575)
                                            -------       -------       -------
     Net cash from
       operating activities ..........        1,709         1,528         1,526

Cash flows from
 investing activities ................         --            --            --

Cash flows from
 financing activities
 Dividends paid ......................       (1,767)       (1,517)       (1,517)
 Proceeds from issuance
   of capital stock ..................           18             1            15
                                            -------       -------       -------
   Net cash from
    financing activities .............       (1,749)       (1,516)       (1,502)
                                            -------       -------       -------
Net change in cash ...................          (40)           12            24
Cash at beginning of year ............           53            41            17
                                            -------       -------       -------
Cash at end of year ..................      $    13       $    53       $    41
                                            =======       =======       =======

NOTE 19 - Current Accounting Issues

     Statement of Financial Accounting Standard (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued by the Financial Accounting Standards Board in 1997. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. Management does not believe the Standard will have a significant impact on the financial statements.

     The Financial Accounting Standards Board (FASB) issued SFAS 130, Reporting Comprehensive Income, which is effective for fiscal years and interim periods beginning after December 15, 1997. The Statement provides standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as all changes in equity other than those resulting from investments by owners or distributions by owners. Net income is, therefore, a component of comprehensive income. The most common items of other comprehensive income include unrealized gains or losses on securities available for sale, gains and losses on certain foreign currency transactions, and minimum pension liability adjustments. The Statement does not mandate a specific format for reporting comprehensive income. Companies will generally choose between adding the items of other comprehensive income to the income statement, adding them to the statement of changes in shareholders' equity or displaying a new financial statement, the Statement of Comprehensive Income. Adoption of this Statement will have no impact on net income.

     In June 1997, the FASB issued SFAS 131, Disclosures About Segments of an Enterprise and Related Information. SFAS 131 provides new guidance for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. SFAS 131 supersedes the industry approach to segment disclosures previously required by SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing it with a method of segment reporting which is based on the structure of an enterprise's internal organization reporting. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statement periods beginning after December 15, 1997. Management does not anticipate that this statement will have a significant impact on reporting in future periods.

Market Information

     The Bancorp's Common Stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau's "Pink Sheets". The Bancorp's stock is not actively traded. As of February 28, 1998, the Bancorp had 1,381,512 shares of common stock outstanding, excluding fractional shares, and 592 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the fiscal years ended December 31, 1997 and December 31, 1996. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp's ability to pay dividends. All references to the number of shares and per share data have been restated to reflect the stock splits (see Note 1).

                                          Per Share Prices  Dividends
                                                           Declared Per
                                           High       Low  Common Share
                                        ---------  -------- -----------
Fiscal Year Ended
December 31, 1997  1st Quarter            $ 36.00   $ 30.00    $  .320
------------------------------------------------------------------------
                   2nd Quarter              37.00     36.00       .320
------------------------------------------------------------------------
                   3rd Quarter              41.88     36.50       .320
------------------------------------------------------------------------
                   4th Quarter              42.50     40.00       .320
------------------------------------------------------------------------


------------------------------------------------------------------------
Fiscal Year Ended
December 31, 1996  1st Quarter            $ 30.00   $ 25.50    $  .275
------------------------------------------------------------------------
                   2nd Quarter              31.13     30.00       .275
------------------------------------------------------------------------
                   3rd Quarter              31.13     30.00       .275
------------------------------------------------------------------------
                   4th Quarter              31.13     31.13       .320
------------------------------------------------------------------------

===============================================================================
                         [THREE COMBINED GRAPHICS]



                               1993*     1994      1995    1996      1997

Market Price Per share (1)    $15.88    $21.25   $27.00   $31.13    $42.13
Book Value Per Share (2)      $17.37    $18.58   $19.72   $20.16    $21.34
Earnings Per Common Share (3) $ 1.33    $ 2.35   $ 2.25   $ 1.59    $ 2.47


(1) The market price per share represents the last sales price prior to the close of the periods indicated. The Bancorp's stock is not actively traded. At the present time the Bancorp's stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau's "Pink Sheets".
(2) The Bank's earnings have increased the book value of the Bancorp's stock from $17.37 at December 31,1993 to $21.34 per share at December 31, 1997.
(3)  Earnings for 1997 totaled $3.4 million resulting in an earnings per share
     (EPS) of $2.47.
     *Six month period due to change in fiscal year end.



===============================================================================
                              [GRAPHIC OMITTED]


                             5 YEAR TOTAL RETURN

                            CRSP Market Index $240
                            CRSP Bank Index   $377
                            Bancorp           $367
===============================================================================

The management of Northwest Indiana Bancorp is committed to maximizing shareholder value. The Bancorp's stock performance on a total return basis compares favorably with the total returns of the CRSP (Center for Research in Securities Prices at the University of Chicago) Index for the Nasdaq Stock Market (CRSP Market Index) and for Nasdaq Bank Stocks (CRSP Bank Index). The total return is measured using both stock price appreciation and the effect of the continuous reinvestment of dividend payments. The graph shows that an initial $100 investment in the Bancorp stock on December 31, 1992, would be worth $367 on December 31, 1997.

===============================================================================

                                                                            1997
                                                                          Annual
                                                                          Report


                                                                      Leadership
                                                                           Group

                                                              Board of Directors

                                                           Corporate Information


Meeting the
Challenge
of Community Banking

     "Customers... want to do business with people they know, trust, and who are empowered to make decisions at the local level."

NORTHWEST INDIANA
===================
BANCORP

Leadership
Group


                           [PHOTO OF LEADERSHIP TEAM]


Standing left to right: Robert T. Lowry, Vice President, Controller, David W. Homrich, Assistant Vice President, Munster Branch Manager, Mary D. Mulroe, Assistant Vice President, Manager of Loan Administration, Joel Gorelick, Vice President, Chief Lending Officer, Terry R. Gadberry, Assistant Vice President, Commercial Loan Officer, Rodney L. Grove, Vice President Retail Banking, David
A. Bochnowski, Chairman and Chief Executive Officer, Daniel W. Moser, Vice President for Housing Finance, Frank J. Bochnowski, Senior Vice President, General Counsel, Trust Officer and Corporate Secretary, Edward J. Furticella, Vice President, Chief Financial Officer, Marilyn K. Repp, Assistant Vice President, Merrillville/Taft Branch Manager, Jill M. Knight, Assistant Vice President, Merrillville/Broadway Branch Manager, Robert J. Soohey, Assistant Vice President, Manager of Housing Finance, and Stephan A. Ziemba, Assistant Vice President, Trust Officer

Seated left to right: Barbara J. Zura, Assistant Vice President, Woodmar Branch Manager, Arlene M. Wohadlo, Assistant Vice President, Manager of Accounting, and Linda L. Kollada, Assistant Vice President, Human Resource Manager.

BOARD OF DIRECTORS

The Board of Directors brings 211 years of combined community banking experience to our shareholders.


             photo of
         chairman of the                          photo of                                    photo of
              board                             board member                             chairman emeritus

DAVID A. BOCHNOWSKI - 21 Years          LEROY F. CATALDI - 21 Years              BENJAMIN A. BOCHNOWSKI
Chairman and Chief Executive Officer    Manager of Cataldi Prescription Shop,    Chairman Emeritus, Advisory Director
                                        Dyer, Indiana                            45 years Community Banking Experience



             photo of                             photo of                                    photo of
           board member                         board member                             director emeritus

GLORIA GRAY - 15 Years                  LOURDES M. DENNISON - 14 Years           HAROLD G. REUTH
Retired Vice President and Treasurer    Administrative Director, Dennison        Director Emeritus
of Career Development Consultants,      Surgical Corp.                           30 Years Community Banking Experience
Munster, Indiana                        Merrillville, Indiana



             photo of                             photo of
           board member                         board member

JOHN J. WADAS, JR. - 13 Years           JEROME F. VRABEL - 13 Years
Dentist practicing in Munster           Vice President, ED&F Man
and East Chicago, Indiana               International Inc.
                                        Chicago, Illinois



             photo of                             photo of
           board member                         board member

JAMES J. CRANDALL - 40 Years            STANLEY E. MIZE - 1 Year
Retired Attorney                        President of Towne &
                                        Countree Auto Sales and
                                        Co-owner of Lake Shore Ford



Corporate Information

CORPORATE HEADQUARTERS             PEOPLES BANK SB OFFICERS                           PEOPLES BANK SB
9204 COLUMBIA AVENUE               David A. Bochnowski                                MANAGEMENT PERSONNEL
MUNSTER, INDIANA 46321                Chairman and Chief Executive Officer*             Accounting
                                   Joel Gorelick                                        Arlene M. Wohadlo,
TELEPHONE                             Vice President, Chief Lending Officer*            Assistant Vice President
219/836-9690                       Edward J. Furticella
                                      Vice President, Chief Financial Officer*          Branches
                                   Frank J. Bochnowski                                  Shannon E. Franko, Schererville
                                      Senior Vice President, General Counsel,           Catherine L. Gonzalez, East Chicago
                                      Trust Officer and Corporate Secretary*            Christopher A. Grencik, Dyer
                                   Daniel W. Moser                                      David W. Homrich,
                                      Vice President for Housing Finance                Assistant Vice President, Munster
                                   Rodney L. Grove                                      Jill M. Knight, Assistant Vice President,
                                      Vice President, Retail Banking                       Merrillville (Broadway)
                                   Robert T. Lowry                                      Marilyn K. Repp, Assistant Vice President,
                                      Vice President, Controller                           Merrillville (Taft Street)
                                   *Holds similar office with NorthWest Indiana         Barbara J. Zura, Assistant Vice President,
                                   Bancorp                                                 Woodmar

                                   DIRECTORS OF NORTHWEST INDIANA BANCORP               Commercial Lending
                                   AND PEOPLES BANK SB                                  Terry R. Gadberry, Assistant Vice President
                                   David A. Bochnowski                                  Todd M. Scheub
                                      Chairman and Chief Executive
STOCK TRANSFER AGENT                  Officer of the Bancorp                            Consumer Lending
   The Bank acts as the               Munster, Indiana                                  James P. Lehr
transfer agent for the                                                                  Clovese R. Robinson
Bancorp's common stock.            Leroy R. Cataldi                                     Sharon V. Vacendak
                                      Manager of Cataldi Prescription Shop,
INDEPENDENT AUDITORS                  Dyer, Indiana                                     Housing Finance
   Crowe, Chizek and                                                                    Robert J. Soohey, Assistant Vice President
   Company LLP                     Gloria C. Gray                                       Sylvia Magallanez
   330 East Jefferson Boulevard       Retired Vice President and Treasurer              Marvin O. Tucker
   P.O. Box 7                         of Career Development Consultants,
   South Bend, Indiana 46624          Munster, Indiana                                  Human Resource
                                                                                        Linda L. Kollada, Assistant Vice President
SPECIAL LEGAL COUNSEL              Lourdes M. Dennison
   Baker & Daniels                    Administrative Director,
   300 North Meridian Street          Kumpol Dennison Surgical Corporation,             Information Services
   Suite 2700                         Merrillville, Indiana                             Tanya A. Mathews
   Indianapolis, Indiana 46204
                                   John J. Wadas, Jr.                                   Loan Administration
ANNUAL SHAREHOLDERS MEETING           Dentist practicing in Munster and                 Mary D. Mulroe, Assistant Vice President
   The Annual Meeting of              East Chicago, Indiana
Shareholders of NorthWest                                                               Management Development
Indiana Bancorp will be held       Jerome F. Vrabel                                     Meredith L. Rolewski
at the Wicker Park Social             Vice President, ED&F Man                          Michael J. Shimala
Center, Rts. 41 & 6, Highland,        International Inc., Chicago, Illinois,
Indiana, on Wednesday, April          a commodities brokerage firm on the               Staff Internal Auditor
22, 1998 at 8:30 a.m.                 Chicago Board of Trade                            Stacy A. Januszewski

                                   James J. Crandall                                    Trust
                                      Retired Attorney                                  Stephan A. Ziemba, Assistant
A copy of the Bancorp's Form                                                            Vice President
10-K, including financial          Stanley E. Mize
statement schedules as filed          President of Towne & Countree Auto
with the Securities and               Sales and Co-owner of Lake Shore Ford
Exchange Commission, will be
furnished without charge to        Chairman Emeritus, Advisory Director
shareholders as of the                Benjamin A. Bochnowski
record date upon written
request to the Corporate           Directors Emeriti
Secretary, NorthWest                  Harold G. Rueth
Indiana Bancorp, 9204                 Albert J. Lesniak
Columbia Avenue, Munster
Indiana 46321.

                              NorthWest Indiana
                              _________________
                                   BANCORP


                         CORPORATE HEADQUARTERS,
                         9204 Columbia Avenue
                         Munster, Indiana 46321

                         219/836-9690



                         Peoples Bank
                          SINCE 1910

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