Form 10-K, Exhibit 13
period 1998-12-31
NORTHWEST INDIANA BANCORP
filed 1999-03-19
CIK 919864

                                                                      EXHIBIT 13

                                      1998
                                     Annual
                                     Report

photo of bank customer

photo of bank customer with Peoples employee at computer

photo of bank
customer with Peoples employee

photo of
bank
customer


                               What your financial
                               resource should be.

                               [Peoples Bank LOGO]


                               NorthWest Indiana
                               -----------------
                                    BANCORP

                                      1998
                                     ANNUAL
                                     REPORT

What your financial resource should be

DEAR SHAREHOLDERS:

         1998 was a record year for the NorthWest Indiana Bancorp and our subsidiary, Peoples Bank. Our results occurred in an increasingly competitive environment, especially from regional banks determined to gain market share often at the cost of market value.

         The rapid pace of change provides opportunity for all sectors of the local financial services industry. The NorthWest Indiana Bancorp has taken a proactive approach to these events resulting in increased value for our shareholders.

         The Bancorp's earnings of $3.8 million were our highest ever and a 10.2% increase over the prior year. Our financial statistics were equally strong with our return on assets at 1.14% and return on equity at 12.35%.

         The fundamentals of banking drove this year's results with core income and high asset quality leading the way. During 1998 the Bancorp's net interest income, the difference between interest income from earning assets and interest expense paid to depositors, rose 8.2% to $12.9 million. The ratio of non-performing loans to total loans was .54%

[photo of bank customer]

["Peoples Bank has provided quality financial services both personally and for my business for over 10 years. I consider them a valuable financial resource."]


                                                             Aleksandar Desancic
                                        Progress Pump and Machine Services, Inc.

                                           1998 Entrepreneurial Excellence Award
                                                           Small Business Person
                                                                     of The Year

[photo of bank customer with bank employee]

["As a financial advisor I've worked with Peoples Bank for over 15 years. Their experienced trust officers emphasize personal service and we have developed a great relationship. I use them for all my trust services including land trusts, probate, investments, and more."]

                                                               Dennis Churilla
                                                               Financial Advisor

[PHOTO]
Left to right:
Dennis Churilla,
and Frank Bochnowski,
Senior Vice President and
Trust Officer







(fifty-four hundredths of 1%) a figure well below industry norms and indicative of high asset quality.

         Also fueling our success was an asset growth rate of 8.1% and a 26.4% increase in non-interest income from banking operations. At the end of 1998 our assets were $345.4 million with a capital ratio of 9.2%.

         The Bancorp's consistent performance has permitted our directors to reward shareholders for their investment in a locally-owned community bank. Dividends in 1998 were up 15.6% over 1997 and in February of 1999 the Board approved a 13.5% dividends increase as well as a two-for-one stock split. Our stock previously split two-for-one in 1995 and again in 1996. The Bancorp now has 2.8 million shares outstanding providing greater liquidity in the market and affordability to our investors.

         Banking mergers in 1998 created bigger and bigger competitors, but also reduced the number of locally-owned banks in our community. Our challenge as a community bank centers on meeting the competition by providing a financial resource for our customers along with filling the vacuum created by the takeover of our former local competitors.

[photo of bank customer with bank employee]

["When I needed a loan for another truck for my business, other banks wouldn't give me the time of day. But when I brought my paperwork into Peoples, they took care of me right away. I won't go to another bank but Peoples."]

                                                                Stanley Bell
                                                                S & S Sales Inc.


                                                                  Left to right:
                                                                   Stanley Bell,
                                                                   and Jim Lehr,
                                                       Assistant Vice President,
                                                               Manager, Consumer
                                                                 Loan Department



         To attract and maintain customers, local banks must do more than tout their local ownership and community orientation. Our philosophy links community awareness and responsive local decision making to competitive pricing that meets customer demand for high quality products and services. Rather than build market share, the Bancorp focuses on creating relationships with customers who add value to our presence as a financial resource in our community.

         Lending has become a battle ground of banking with fierce competition for high quality credits. In addition to traditional consumer loans, the Bank has sought to attract small business customers with a package that meets asset management and lending needs while providing high quality, responsive service. Because our decision makers are locally based, the Bank can make timely determinations on loan requests and efficiently close transactions.

         We have responded to the highly competitive banking environment with a customer-friendly approach to both traditional and electronic banking services. The Bank welcomes, without charge, customers who want to transact business with our tellers.

[photo of bank customer]

"We do business with Peoples because it is a locally-owned community bank. I value the fact that their banking family and our family-owned business have long standing community roots in Northwest Indiana. This fosters a commonality and a basis for trust."
                                                             Joseph "Bud" Newell
                                                   American Medical Oxygen Sales

[photo of bank customer with bank employee]

["I know why I bank with Peoples -- the people are the reason! They are always friendly and extremely helpful. No matter what question or concern I have they are always available to help me."]

                                                            Jackie Larson
                                                            PC Checking Customer

Left to right:
Jackie Larson,
and Jill M. Knight,
Assistant Vice President, Merrillville (Broadway)










         The Bank also recognizes that for some customers, service means transacting business without coming to the bank. We have invested in technologies which permit consumers to bank by phone and personal computer as well as access their accounts by ATM and debit cards. To meet the need for both convenience and safety, the Bank offers a variety of electronic delivery systems including wire transfers, electronic tax payments, direct deposits, electronic data interchange (EDI) and other electronic funds transfer services.

         The Bancorp cannot be a financial resource for our community if operations are disrupted by technology issues associated by the year 2000 date change. Since 1997 the Board of Directors and management have been committed to readiness for the year 2000 through involvement with the Year 2000 project. The Bancorp believes it has made, and is positioned to continue to make, timely decisions to avoid disruptions to customer services at the turn of the century.

                                                                  Left to right:
                                                 Tanya Mathews and Donna Germek,
                                                 Information Services Department







[photo of bank employees at computer]

["Preparing for Y2K is a top priority at Peoples Bank. We are testing, monitoring and modifying our computer systems to ensure a smooth transition into the year 2000."]

                                                                   Tanya Mathews
                                         Peoples Bank, Assistant Vice President,
                                                    Manager Information Services

Left to right:
Scott E. Hicko,
and Stephan A. Ziemba,
Assistant Vice President,
Trust Officer

[photo of bank customer with bank employee]

["Planning for the financial security of my clients is serious business. That's why I use Peoples Bank's Trust Department. They meet my customers needs with the professionalism and expertise you would expect from only the best."]

                                                             Scott E. Hicko, CPA
                                                               The Hicko CPA and
                                                      Financial Consulting Group









         The Bancorp recognizes that customer financial investments extend beyond traditional banking products to equities, annuities, mutual funds and government obligations. Our trust department provides asset management services by experienced professionals who emphasize personal service and customized portfolios. The department was relocated to Schererville in 1998 to improve our market presence and we are pleased to report that the book value of assets under management grew 11% during the year to $83.4 million.

         As a financial resource the Bank offers more than products and services to our community. During 1998 our directors and management were involved in the leadership of fourteen major organizations in our community. In addition, over one hundred forty groups benefited from our human and financial resources during the year.

         The excitement of the year's activity was marred by the untimely passing of Dr. John J. Wadas, Jr. The Wadas family has been associated with Peoples Bank since 1910 with John joining our Board in 1984. Dr. John was a strong proponent of shareholder value and his voice, while leaving a lasting impression, will be missed by his friends and colleagues at Peoples Bank. In his honor and memory, the Board has determined to leave John's board seat vacant at this time.

Left to right:
Edward Malloy,
and Barbara  J. Zura,
Assistant Vice President,
Senior Branch Manager, Woodmar

[photo of bank customer with bank employee]

"I've been a customer of Peoples Bank for over 30 years and they have always treated me fairly. It's great to have a neighborhood bank that's so convenient with such wonderful people."

                                                                   Edward Malloy
                                                                Savings Customer








         In early 1999, we learned that a twenty eight year employee, Barbara J. Zura, would retire in March. During her years with the Bank, Barb worked in all departments and rose from part-time teller to assistant vice president and senior branch manager. Known for her caring personality, Barb endeared herself to her customers and all of us who were privileged to work with her. We thank her for making a substantial difference in our effort.

         Also during February 1999 the Board created a ninth director's position and we welcome our newest director, Jim Wieser to the NorthWest Indiana Bancorp and Peoples Bank.

         The competitive banking forces which emerged in 1998 will intensify this year and into the new millennium. As a financial resource, the Bancorp will meet these challenges by assisting our shareholders, consumer and business customers in attaining their financial goals.



                                            Sincerely,

                                            /s/ David A. Bochnowski

                                            David A. Bochnowski
                                            Chairman & CEO

                                      1998

                                     ANNUAL
                                     REPORT

                                   FINANCIAL
                                  INFORMATION



         Our philosophy links community awareness and responsive local decision making to competitive pricing that meets customer demand for high quality products and services. Rather than build market share, the Bancorp focuses on creating relationships with customers who add value to our presence as a financial resource in our community.

[LOGO]

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands of Dollars, except Per Share Data)

Fiscal Year Ended                         December 31,    December 31,   December 31,    December 31,  December 31,    December 31,
                                             1998            1997           1996            1995          1994          1993 (1)
                                          ------------   ------------   ------------    ------------   ------------    ------------
Statement of Income:
   Total interest income ...............       $25,235       $23,669       $22,337          $21,123       $19,122       $ 9,360
   Total interest expense ..............        12,310        11,721        11,287           10,484         8,079         4,015
                                               -------       -------       -------          -------       -------       -------
   Net interest income .................        12,925        11,948        11,050           10,639        11,043         5,345
   Provision for loan losses ...........           110           221            85               80           145           319
                                               -------       -------       -------          -------       -------       -------
   Net interest income after
     provision for loan losses .........        12,815        11,727        10,965           10,559        10,898         5,026
                                               -------       -------       -------          -------       -------       -------
   Noninterest income ..................         1,347         1,066           682              685           493           253
   Noninterest expense .................         7,938         7,154         8,039            6,117         6,031         3,011
                                               -------       -------       -------          -------       -------       -------
   Net noninterest expense .............         6,591         6,088         7,357            5,432         5,538         2,758
                                               -------       -------       -------          -------       -------       -------
   Income tax expenses .................         2,461         2,223         1,419            2,026         2,132           902
   Cumulative effect of changes
     in accounting .....................          --            --            --               --            --             450
                                               -------       -------       -------          -------       -------       -------
   Net income ..........................       $ 3,763       $ 3,416       $ 2,189          $ 3,101       $ 3,228       $ 1,816
                                               =======       =======       =======          =======       =======       =======

   Basic earnings
     per common share (3) ..............       $  1.36       $  1.24       $  0.80          $  1.13       $  1.18       $  0.67
   Diluted earnings
     per common share (3) ..............       $  1.35       $  1.23       $  0.79          $  1.12       $  1.17       $  0.66
   Cash dividends declared
     per common share (3) ..............       $  0.74       $  0.64       $  0.58          $  0.55       $  0.55       $  0.25

-----------------------------------------------------------------------------------------------------------------------------------
                                          December 31,    December 31,   December 31,    December 31,  December 31,    December 31,
                                             1998            1997           1996            1995          1994            1993
                                          ------------    ------------   ------------    ------------   ------------   ------------
Balance Sheet:
   Total assets..................           $  345,417    $  319,609    $  299,419       $  280,911   $   266,343   $   251,481
   Loans receivable..............              273,433       272,213       244,696          222,293       221,930       204,205
   Investment securities.........               36,350        29,362        40,024           38,001        33,678        33,639
   Deposits......................              293,222       272,090       256,420          247,945       234,639       222,945
   Borrowed funds................               17,320        14,628        12,261            3,139         3,151         2,087
   Total stockholders' equity....               31,316        29,482        27,815           27,204        25,606        23,874


----------------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended                         December 31,    December 31,   December 31,   December 31,  December 31,    December 31,
                                             1998            1997           1996            1995          1994        1993 (1) (2)
                                          -------------   ------------   ------------    ------------  ------------   ------------
Interest Rate Spread During Period:
   Average effective yield on loans
     and investment securities ............      8.00%         8.16%         7.98%            8.06%         7.66%         7.75%
   Average effective cost of deposits
     and borrowings .......................      4.16%         4.32%         4.32%            4.33%         3.48%         3.63%
                                              --------         -----          ----            -----         -----         -----
   Interest rate spread ...................      3.84%         3.84%         3.66%            3.73%         4.18%         4.12%
                                              ========         =====          ====            =====         =====         =====
Net interest margin .......................      3.91%         3.94%         3.79%            3.91%         4.25%         4.27%
Return on average assets ..................      1.14%         1.13%         0.75%            1.14%         1.24%         1.45%
Return on average equity ..................      12.35        11.87%         7.90%           11.74%        13.04%        15.51%


-----------------------------------------------------------------------------------------------------------------------------------
                                          December 31,    December 31,   December 31,    December 31,  December 31,    December 31,
                                             1998            1997           1996            1995          1994            1993
                                          -------------   ------------   ------------   -------------  -------------   ------------
   Tier I capital to
     risk-weighted assets........                14.1%         13.8%         14.7%           15.8%          15.9%         15.5%
   Total capital to
     risk-weighted assets........                15.3%         15.0%         16.0%           17.1%          17.2%         16.8%
   Tier I capital leverage ratio                  9.2%          9.2%          9.3%            9.7%           9.6%          9.5%

   Allowance for loan losses to
      total loans.................               1.14%         1.13%         1.18%            1.27%         1.24%         1.26%
   Allowance for loan losses to
     non-performing loans........              212.88%       257.84%       247.40%          268.25%       176.46%       454.75%
   Non-performing loans to
     total loans.................                0.54%         0.44%         0.48%           0.47%          0.70%         0.27%

   Total loan accounts...........                4,625         4,764         4,404           4,606          4,671         4,654
   Total deposit accounts........               26,172        25.443        24,666          23,730         22,738        21,204
   Total branches (all full service)                 7             7             7               6              6             6





     (1) Six month period due to change in fiscal year end.
     (2) Data for six months ended December 31, 1993 has been annualized.
     (3) Adjusted for a two-for-one stock split effected as a share dividend to shareholders of record as of February 28, 1999.

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands of Dollars, except Per Share Data)

Fiscal Year Ended                            June 30,           June 30,           June 30,          June 30,
                                               1993              1992               1991               1990
                                            ---------          ---------          --------          ----------
Statement of Income:
   Total interest income .................   $19,035            $19,744            $20,709            $20,042
   Total interest expense ................     8,485             10,698             12,896             13,145
                                             -------            -------            -------            -------
   Net interest income ...................    10,550              9,046              7,813              6,897
   Provision for loan losses .............       711                665                238                130
                                             -------            -------            -------            -------
   Net interest income after
     provision for loan losses ...........     9,839              8,381              7,575              6,767
                                             -------            -------            -------            -------
   Noninterest income ....................       749                726                757                622
   Noninterest expense ...................     5,378              4,795              4,625              4,357
                                             -------            -------            -------            -------
   Net noninterest expense ...............     4,629              4,069              3,868              3,735
                                             -------            -------            -------            -------
   Income tax expenses ...................     2,158              1,849              1,505                992
   Cumulative effect of changes
     in accounting .......................      --                 --                 --                 --
                                             -------            -------            -------            -------
   Net income ............................   $ 3,052            $ 2,463            $ 2,202            $ 2,040
                                             =======            =======            =======            =======

   Basic earnings
     per common share (3) ................   $  1.13            $  0.93            $  0.83            $  0.77
   Diluted earnings
     per common share (3) ................   $  1.10            $  0.88            $  0.79            $  0.74
   Cash dividends declared
     per common share (3) ................   $  0.40            $  0.34            $  0.11            $  0.08
-------------------------------------------------------------------------------------------------------------------------

                                             June 30,          June 30,          June 30,         June 30,
                                               1993              1992             1991              1990
                                          ------------      ------------       ------------      ------------
Balance Sheet:

   Total assets................          $   246,180        $   227,183        $   220,053        $   208,796
   Loans receivable............              202,083            183,366            177,421            173,244
   Investment securities.......               28,910             28,910             25,160             24,983
   Deposits....................              219,133            202,823            196,880            188,621
   Borrowed funds..............                  993                609                799                604
   Total stockholders' equity..               22,691             20,667             18,972             16,955


-------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended                            June 30,           June 30,           June 30,          June 30,
                                               1993               1992               1991              1990
                                           -----------       ------------       ------------       ------------
Interest Rate Spread During Period:
   Average effective yield on loans
     and investment securities .........        8.24%              9.20%             10.08%             10.28%
   Average effective cost of deposits
     and borrowings.....................        4.04%              5.39%              6.75%              7.25%
                                           ----------       ------------       ------------       ------------
   Interest rate spread.................        4.20%              3.81%              3.33%              3.03%
                                           ===========      ============       ============       ============

Net interest margin......................       4.44%              4.04%              3.80%              3.42%
Return on average assets.................       1.28%              1.10%              1.03%              1.01%
Return on average equity.................      14.00%             12.38%             12.31%             12.82%


---------------------------------------------------------------------------------------------------------------------------
                                              June 30,         June 30,            June 30,           June 30,
                                                1993             1992               1991               1990
                                           -----------       ------------       ------------       ------------
   Tier I capital to
     risk-weighted assets..............         14.9%              14.7%              14.1%              13.1%
   Total capital to
     risk-weighted assets.............          16.1%              15.9%              14.8%              13.7%
   Tier I capital leverage ratio ......          9.2%              9.1%               8.6%                8.1%

   Allowance for loan losses to
     total loans......................          1.15%              0.88%              0.53%              0.42%
   Allowance for loan losses to
     non-performing loans..............       382.34%            231.51%            117.96%            155.93%
   Non-performing loans to
     total loans.......................         0.30%              0.38%              0.45%              0.27%

   Total loan accounts.................         4,661              4,755              4,793              4,428
   Total deposit accounts..............        21,330             20,834             21,200             21,492
   Total branches (all full service) ..             6                  6                  6                  6



Business

         NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.

         The Bancorp conducts business from its main office in Munster and its other six full-service offices located in East Chicago, Hammond, Merrillville, Dyer and Schererville, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans and various types of consumer loans and commercial business loans. In addition, the Bancorp's trust department provides estate administration, estate planning, guardianships, land trusts, retirement planning, self-directed IRA and Keogh accounts, investment agency accounts, and serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts.

         The Bancorp's common stock is traded in the over-the-counter market and quoted in the National Quotation Bureau's "Pink Sheets". On December 2, 1996 and again on February 28, 1999, the Bancorp effected a two-for-one common stock split as a share dividend. Earnings and dividends per share and other share related information is restated for all stock splits and dividends through the date of issue of the financial statements. On February 28, 1999, the Bancorp had 2,763,156 shares of common stock outstanding and 484 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.


[GRAPHIC]

TOTAL ASSETS (DOLLARS IN MILLIONS)


1994        1995           1996        1997         1998
----        ----           ----        ----         ----

$266.3      $280.9         $299.4      $319.6      $345.4


Total assets have increased from $266.3 million at December 31, 1994 to $345.4 million at December 31, 1998. Growth during 1998 totaled $25.8 million or 8.1%.

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

         At December 31, 1998, the Bancorp had total assets of $345.4 million and total deposits of $293.2 million. The Bancorp's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 1998, stockholders' equity totaled $31.3 million, with book value per share at $11.34. Net income for 1998 was $3.8 million, or $1.36 per common share and $1.35, assuming dilution. The return on average assets (ROA) was 1.14%, while the return on average stockholders' equity
(ROE) was 12.35%.

[GRAPHIC]

TOTAL ASSET COMPOSITION (DOLLARS IN MILLIONS)

Commercial Real Estate and Multifamily - $67.0 (19.4%)
Commercial Business and Other   - $23.3 (6.7%)
Consumer - $10.2 (2.9%)
Other Assets - $22.7 (6.6%)
Investments and Interest Bearing Liabilities - $49.3 (14.3%)
Construction and Land Development - $19.2 (5.6%)
Residential Real Estate, including Home Equity - $153.7 (44.5%)


At December 31, 1998, the Bancorp had total assets of $345.4 million. Interest-earning assets totaled $325.0 million and represented 94.1% of total assets.
--------------------------------------------------------------------------------


Asset/Liability Management and Market Risk

         Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bancorp, the key components of asset/liability management are loans, investments, deposits and borrowed funds. Over the years, the Bancorp has directed its lending efforts toward construction loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans and commercial business loans tied to the prime rate of interest. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for contractual terms of fifteen years or less. The actual cash flows from these loans generally result in a duration which is less than the contractual maturity, providing protection against the possibility of rising interest rates.

         The Bancorp is primarily a portfolio lender. Mortgage banking activities are limited to the sale of fixed rate mortgage loans with contractual maturities of thirty years. These loans are sold, on a case-by-case basis, in the secondary market as part of the Bancorp's efforts to manage interest rate risk. The Bancorp retains the servicing on all loans sold in the secondary market.

         The primary objective of the Bancorp's investment portfolio is to provide for the liquidity needs of the Bancorp and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities and federal agency obligations. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLB). Investments are generally for terms ranging from one day to five years.

         The Bancorp's cost of funds reacts rapidly to changes in market interest rates due to the relatively short-term nature of its deposit liabilities. Consequently, the levels of short-term interest rates have influenced the Bancorp's results of operations. In order to reduce exposure to interest rate risk, core deposits (checking, savings and money market accounts) have been aggressively marketed and certificate accounts have been competitively priced. Account activity and maturities are carefully monitored in order to guard against the outflow of funds. Borrowed money is used to compensate for reductions in the availability of other sources of funds and is generally accomplished through repurchase agreements, as well as, through a line of credit and advances from the FHLB. FHLB advances with maturities ranging from one to ten years are used to fund securities and loans of comparable duration, as well as, to reduce the impact that movements in short-term interest rates have on the Bancorp's overall cost of funds. The Bancorp does not obtain funds through brokers.

         The Bancorp's primary market risk exposure is interest rate risk. Interest rate risk (IRR) is the risk that the Bancorp's earnings and capital will be adversely affected by changes in interest rates. The primary approach to IRR management is one that focuses on adjustments to the Bancorp's asset/liability mix in order to limit the magnitude of IRR. The Board of Directors has delegated the responsibility for measuring, monitoring and controlling IRR to the asset/liability management committee (ALCO). The ALCO is responsible for developing and implementing IRR management strategies, establishing and maintaining a system of limits and controls, and establishing and utilizing an IRR measurement system. The ALCO, which is made up of members of senior management, generally meets monthly, with board presentations occurring quarterly.

         Because the Bancorp is liability sensitive (i.e., it has more rate sensitive liabilities than rate sensitive assets maturing or repricing within a one year time period), asset/liability management strategies designed to control IRR focus on investments and loans of short duration, adjustable rate loans, core deposit growth, and a cost-effective mix of deposits and borrowed funds. Increasing the amount of interest-earning assets that are rate sensitive, extending the maturities of customer deposits, increasing the balances of core deposit accounts and utilizing cost effective borrowings are all part of management's commitment toward reducing the Bancorp's overall vulnerability to interest rate risk. While these steps may reduce the overall vulnerability to interest rate risk, the Bancorp will still be adversely affected by a rising or high interest rate environment, and is beneficially affected by a falling or low interest rate environment because rate sensitive liabilities exceed rate sensitive assets maturing or repricing within a one year time period.

     The table that follows provides forward-looking information about the Bancorp's financial instruments that are sensitive to changes in interest rates as of December 31, 1998. The Bancorp had no derivative financial instruments or trading portfolio as of December 31, 1998. The table that follows incorporates the Bancorp's internal system generated data as related to the maturity and repayment/ withdrawal of interest-earning assets and interest-bearing liabilities. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. From a risk management perspective, however, the Bancorp believes that adjusting cash flows to reflect the impact that interest rate fluctuations have on the prepayment of loans, and using repricing dates, as opposed to contractual maturity dates, may be more relevant in analyzing the value of financial instruments. The table does not include demand deposits, and for other core deposits (NOWs, savings, and money market deposit accounts) that have no contractual maturity, the table presents principal balances and related weighted-average interest rates in the column dated 1999. As is common in the banking industry, management makes adjustments to the timing and magnitude of non-contractual deposit repricing to more accurately reflect anticipated pricing behavior and exposure to interest rate risk. These adjustments include assumptions on rate/volume elasticity for checking and non-interest bearing deposits, NOW accounts, money market accounts and savings accounts. The Bancorp believes that such adjustments may be more relevant in analyzing the impact of changing interest rates on the value of these financial instruments.


Tabular Presentation: Quantitative Disclosures of Market Risk

(Dollars in thousands)                                                Principal Amount Maturing in:
                                            --------------------------------------------------------------------------------
                                               1999         2000          2001          2002          2003        Thereafter
                                            ----------   ---------     ----------    ----------    ----------    -----------
Rate-sensitive assets:

     Fixed-interest-rate loans (1) ...... $    19,200    $   10,863    $   13,633    $    7,747    $    7,204    $    51,107
     Average interest rate ..............       8.50%         7.90%         7.95%         7.73%         7.64%          7.45%

     Variable-interest-rate loans .......      40,775         9,087         6,342         6,300         7,028         94,745
     Average interest rate ..............       8.58%         8.35%         8.22%         8.18%         8.19%          7.86%

     Total loans ........................      59,975        19,950        19,975        14,047        14,232        145,852
     Average interest rate ..............       8.54%         8.10%         8.04%         7.93%         7.91%          7.74%

     Securities available-for-sale ......       6,569         5,623         4,757         2,068         1,505           --
     Average interest rate ..............       5.94%         5.96%         5.55%         5.08%         5.36%          0.00%

     Securities held-to-maturity ........        --             497         3,584         2,502         6,494          1,056
     Average interest rate ..............       0.00%         5.75%         6.15%         5.95%         6.37%          8.38%

     Federal Home Loan Bank stock .......        --            --            --            --            --            1,695
     Average interest rate ..............       0.00%         0.00%         0.00%         0.00%         0.00%          8.00%

     Other interest-bearing assets ......      14,611          --            --            --            --             --
     Average interest rate ..............       4.64%         0.00%         0.00%         0.00%         0.00%          0.00%

         Total rate-sensitive assets ....      81,155        26,070        28,316        18,617        22,231        148,603
         Average interest rate ..........       7.63%         7.60%         7.38%         7.35%         7.29%          7.75%

Rate-sensitive liabilities:
     NOW accounts .......................      28,246          --            --            --            --             --
     Average interest rate ..............       1.29%         0.00%         0.00%         0.00%         0.00%          0.00%

     Savings and money market accounts ..      82,302          --            --            --            --             --
     Average interest rate ..............       2.76%         0.00%         0.00%         0.00%         0.00%          0.00%

     Certificates of deposit ............     137,327        19,410         2,567         1,024          --             --
     Average interest rate ..............       5.07%         5.28%         5.49%         5.36%         0.00%          0.00%

         Total interest bearing deposits      247,875        19,410         2,567         1,024          --             --
         Average interest rate ..........       3.87%         5.28%         5.49%         5.36%         0.00%          0.00%

     Fixed-interest-rate borrowings .....       8,432           490            76         4,061         2,061          2,200
     Average interest rate ..............       5.43%         4.51%         0.00%         5.45%         5.19%          4.80%

         Total rate-sensitive liabilities     256,307        19,900         2,643         5,085         2,061          2,200
         Average interest rate ..........       3.92%         5.26%         5.33%         5.43%         5.19%          4.80%


(Dollars in thousands)                                 Principal Amount Maturing in:
                                                       ----------------------------
                                                                       Fair Value
                                                           Total        12/31/98
                                                          --------      ---------
Rate-sensitive assets:

     Fixed-interest-rate loans (1) ...............     $   109,754      $102,449
     Average interest rate .......................           7.77%

     Variable-interest-rate loans ................         164,277       174,440
     Average interest rate .......................           8.10%

     Total loans .................................         274,031       276,889
     Average interest rate .......................           7.98%

     Securities available-for-sale ...............          20,522        20,522
     Average interest rate .......................           5.72%

     Securities held-to-maturity .................          14,133        14,236
     Average interest rate .......................           6.37%

     Federal Home Loan Bank stock ................           1,695         1,695
     Average interest rate .......................           8.00%

     Other interest-bearing assets ...............          14,611        14,611
     Average interest rate .......................           4.64%

         Total rate-sensitive assets .............         324,992       327,953
         Average interest rate ...................           7.62%

Rate-sensitive liabilities:
     NOW accounts ................................          28,246        28,246
     Average interest rate .......................           1.29%

     Savings and money market accounts ...........          82,302        82,302
     Average interest rate .......................           2.76%

     Certificates of deposit .....................         160,328       160,688
     Average interest rate .......................           5.10%

         Total interest bearing deposits .........         270,876       271,236
         Average interest rate ...................           3.99%

     Fixed-interest-rate borrowings ..............          17,320        17,373
     Average interest rate .......................           5.27%

         Total rate-sensitive liabilities ........         288,196       288,609
         Average interest rate ...................           4.07%


(1) Includes loans held for sale of $598 thousand.

Financial Condition


         During the year ended December 31, 1998, total assets increased by $25.8 million (8.1%), with interest-earning assets increasing by $19.8 million (6.5%). At December 31, 1998, interest-earning assets totaled $325.0 million and represented 94.1% of total assets. Loans (comprised of loans receivable and loans held for sale) totaled $274.0 million and represented 84.3% of interest-earning assets, 79.3% of total assets and 93.5% of total deposits. The loan portfolio includes $19.2 million (7.0%) in construction and land development loans, $154.3 (56.4%) in residential real estate loans, $67.0 million (24.4%) in commercial and multifamily real estate loans, $10.2 million (3.7%) in consumer loans and $23.3 million (8.5%) in commercial business and other loans. During 1998, loans increased by $1.8 million (0.7%). Adjustable rate loans comprised 67% of total loans at year-end. While the local economy remained strong throughout the year, the low interest rate environment resulted in increased refinance activity and some large loan payoffs. In addition, increased price competition within the Bancorp's market area has made loan growth more difficult. Assuming the continuation of the current strength of the local economy, the current interest rate environment, and an aggressive marketing and call program effort, management anticipates loan growth to increase during 1999. Management expects to fund loan growth with a mix of deposits and borrowed funds.

[GRAPHIC]

TOTAL LOANS (DOLLARS IN MILLIONS)


 1994      1995       1996      1997      1998
 ----      ----       ----      ----      ----

$221.9    $222.3     $244.7    $272.2    $273.4


Total loans have increased from $221.9 million at December 31, 1994 to $273.4 million at December 31, 1998.
--------------------------------------------------------------------------------



     During 1998, the Bancorp sold $3.7 million in fixed rate mortgages compared to $1.7 million in 1997 and $699 thousand in 1996. The amounts include 41 loans for 1998, 23 loans for 1997 and 10 loans for 1996. All loans sold had contractual maturities of thirty years. Net gains realized from the sales totaled $111 thousand, $26 thousand and $1 thousand for 1998, 1997 and 1996. Net mortgage loan servicing income totaled $16 thousand for 1998 and $21 thousand for 1997 and 1996. At December 31, 1998, the Bancorp had four loans totaling $598 thousand classified as held for sale. During 1999, the Bancorp expects to continue to sell future originations of thirty year fixed rate mortgage loans on a case-by-case basis as part of its efforts to manage interest rate risk.


[GRAPHIC]

LOAN COMPOSITION (DOLLARS IN MILLIONS)

Commercial Real Estate and Multifamily - $67.0 (24.4%)
Commercial Business and Other   - $23.3 (8.5%)
Consumer - $10.2 (3.7%)
Construction and Land Development - $19.2 (7.0%)
Residential Real Estate, including Home Equity - $154.3 (56.4%)



At December 31, 1998, loans receivable and loans held for sale totaled $274.0 million and represented 84.3% of interest-earning assets.
--------------------------------------------------------------------------------


     At December 31, 1998, the Bancorp's investment portfolio totaled $36.4 million and was invested as follows: 71.3% in U.S. government agency debt securities, 21.1% in U.S. government debt securities, 2.9% in U.S. government agency mortgage-backed securities and 4.7% in FHLB common stock. At December 31, 1998, securities available-for-sale totaled $20.5 million or 56.3% of total securities. The available-for-sale portfolio permits the active management of the Bancorp's liquidity position. On October 1, 1998, the Bancorp adopted Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and as permitted transferred $12.2 million from the held-to-maturity portfolio to the available-for-sale portfolio. During 1998, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS No. 133. During 1998, investment securities increased by $7.0 million (23.8%) due to deposit growth and the slowdown in lending. In addition, the Bancorp had $10.1 million in interest-bearing balances at the FHLB and $4.5 million in federal funds sold.


[GRAPHIC]

NON-PERFORMING LOANS TO TOTAL LOANS


  1994    1995     1996     1997      1998

  0.70%   0.47%    0.48%    0.44%     0.54%


Management believes that the credit risk profile of the loan portfolio is relatively low. At December 31, 1998, the Bancorp's ratio of non-performing loans to total loans was 0.54% (fifty-four hundredths of one percent) which was below the industry norm.
--------------------------------------------------------------------------------

     Management believes that the credit risk profile of the earning asset portfolio is relatively low. At December 31, 1998, the Bancorp had $1.5 million in non-performing loans. The December 31, 1998 balance includes $854 thousand in loans accounted for on a nonaccrual basis and $617 thousand in accruing loans which were contractually past due 90 days or more. The total of these nonperforming loans represents 0.54% of the total loan portfolio and 0.43% of total assets. The amount of non-accruing loans includes 19 loans. The amount of accruing loans, which are contractually past due 90 days or more includes 12 loans. At December 31, 1998, $1.2 million of the Bancorp's loans were classified as substandard. The total represents 26 loans. There was 1 loan for $4 thousand classified as doubtful. There were no loans classified as loss. Management does not anticipate that any of the non-performing loans or classified loans will materially impact future operations, liquidity or capital resources. At December 31, 1998, there were no material credits that would cause management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

     At December 31, 1998, the Bancorp had $32 thousand in foreclosed real estate. The total includes 1 residential property and represents 0.01% of total assets.

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) is maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 1998, amounts provided to the ALL account totaled $110 thousand compared to $221 thousand for 1997 and $85 thousand for 1996. The amount provided during 1998 was based on loan activity, changes within the loan portfolio mix, and resulting changes in management's assessment of portfolio risk. Charge-offs net of recoveries totaled $52 thousand during 1998.



                    ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS

[GRAPH]

1994          1.24%
1995          1.27%
1996          1.18%
1997          1.13%
1998          1.14%


At December 31, 1998, the Bancorp had $3.1 million in the Allowance for Loan Losses account. The amount represents 1.14% of loans outstanding and 212.9% of non-performing loans.

--------------------------------------------------------------------------------

     At December 31, 1998, the balance in the ALL account totaled $3.1 million which is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as, consideration of the facts and circumstances that affect the repayment of individual loans, as well as, loans which have been evaluated on a pooled basis. During 1998, additions to the ALL were allocated to the commercial real estate loans and consumer loans due to the growth in these portfolios and the additional risk related to these products. At December 31, 1998, no portion of the ALL was allocated to impaired loan balances as the Bancorp had no individual loans considered to be impaired loans as of, or for the year ended December 31, 1998.

[GRAPH]

TOTAL DEPOSITS
(DOLLARS IN MILLIONS)

1994          $234.6
1995          $247.9
1996          $256.4
1997          $272.1
1998          $293.2




Deposits are the major source of funds for lending and other investment purposes. During 1998, deposits increased by $21.1 million or 7.8%.

--------------------------------------------------------------------------------

     Deposits are the major source of funds for lending and other investment purposes. At December 31, 1998, deposits totaled $293.2 million. During 1998, deposit growth totaled $21.1 million (7.8%). Savings accounts increased $5.4 million (12.5%), money market deposit accounts (MMDAs) increased $11.0 million (49.3%), NOW accounts increased $4.6 million (19.4%), checking accounts increased $5.6 million (33.9%) and certificates of deposit decreased by $5.5 million (3.3%). The growth in core deposits was a result of competitive product offerings and an aggressive marketing program. At December 31, 1998, the deposit base was comprised of 16.7% savings accounts, 11.3% MMDAs, 9.6% NOW accounts, 7.6% checking accounts and 54.8% certificates of deposit. The decrease in certificates of deposit was caused by management's decision to replace municipal funds with FHLB advances having more favorable rates and longer terms to maturity. At December 31, 1998, repurchase agreements totaled $3.9 million. Other short-term borrowings totaled $1.4 million. The Bancorp had $12 million in FHLB advances with a weighted-average maturity of 3.9 years.

Liquidity and Capital Resources

     For the Bancorp, liquidity management refers to the ability to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals, and pay dividends and operating expenses. The Bancorp's primary goal for liquidity management is to ensure that at all times it can meet the cash demands of its depositors and its loan customers. A secondary purpose of liquidity management is profit management. Because profit and liquidity are often conflicting objectives, management attempts to maximize the Bancorp's net interest margin by making adequate, but not excessive, liquidity provisions. Finally, because the Bank is subject to legal reserve requirements under Federal Reserve Regulation D, liquidity is managed to ensure that the Bank maintains an adequate level of legal reserves.

     Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, and the purchase and maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bancorp utilizes borrowings (i.e., repurchase agreements and advances from the FHLB) as a source of funds.


[GRAPH]

CAPITAL TO TOTAL ASSETS

1994          9.6%
1995          9.7%
1996          9.3%
1997          9.2%
1998          9.2%



Management firmly believes that the safety and soundness of the Bancorp is enhanced by maintaining a high level of capital. At December 31, 1998, the Bancorp's capital exceeded all regulatory requirements. The Bancorp is categorized as "well capitalized". The ratio of Tier I capital to adjusted average assets reflects the change in capital over the periods presented as a result of profitability and success in managing growth. In addition, Tier I capital to risk-weighted assets was 14.1% and total capital to risk-weighted assets was 15.3%.
--------------------------------------------------------------------------------

     During 1998, cash and cash equivalents increased by $16.7 million compared to a $4.1 million increase for 1997 and a $8.4 million decrease for 1996. During 1998, cash provided by operating activities totaled $4.0 million, compared to $5.2 million for 1997 and $2.4 million for 1996. The decrease during 1998 was due to cash flows from loan sales and the increase in other assets. Cash flows from investing activities reflect a slowdown in loan production during 1998. The net change in loans receivable and loans held for sale totaled $1.8 million during 1998, compared to $24.8 million for 1997 and $22.6 million for 1995. Cash flows from financing activities totaled $21.3 million during 1998, compared to $16.3 million for 1997 and $16.1 million for 1996. During 1998, the Bancorp paid dividends on common stock of $2.0 million. Deposit growth during 1998 totaled $21.1 million, compared to $15.7 million for 1997 and $8.5 million for 1996. The increase in borrowed funds totaled $2.2 million during 1998, compared to $2.3 million for 1997 and $9.1 million for 1996. The increased use of borrowed funds was due to favorable interest rates.

     At December 31, 1998, outstanding commitments to fund loans totaled $40.0 million. Approximately 87% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity.

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 1998, stockholders' equity increased by $1.8 million (6.2%). The increase resulted primarily from earnings of $3.8 million for 1998. In addition, $2 thousand represents proceeds from the exercise of 214 stock options. The Bancorp paid $2.0 million in cash dividends during 1998. The net unrealized gain on available-for-sale securities was $114 thousand. At December 31, 1998, book value per share was $11.34 compared to $10.67 at December 31, 1997.

     The Bancorp is subject to risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System (the FRB), and the Bank is subject to risk-based capital guidelines adopted by the FDIC. As applied to the Bancorp and the Bank, the FRB and FDIC capital requirements are substantially identical. These regulations divide capital into two tiers. The first tier (Tier
I) includes common equity, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. Supplementary (Tier II) capital includes, among other things, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. The Bancorp and the Bank are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. In addition, the FRB and FDIC regulations provide for a minimum Tier I leverage ratio (Tier I capital to adjusted average assets) of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other financial institutions are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least one to two percent.

     The following table shows that, at December 31, 1998, the Bancorp's capital exceeded all regulatory capital requirements. At December 31, 1998, the Bancorp's and the Bank's regulatory capital ratios were substantially the same. The dollar amounts are in millions.

                                                      Required for         To be well
                                   Actual           adequate capital       capitalized
                             ------------------    ------------------   ------------------
                             Amount       Ratio    Amount       Ratio   Amount       Ratio
                             ------       -----    ------       -----   ------       -----
Total capital to
 risk-weighted assets ....    $34.1       15.3%     $17.8        8.0%    $22.3       10.0%
Tier I capital to
 risk-weighted assets ....    $31.3       14.1%     $ 8.9        4.0%    $13.4        6.0%
Tier I capital to
 adjusted average assets .    $31.3        9.2%     $10.2        3.0%    $17.0        5.0%

Results of Operations - Comparison of 1998 to 1997

     Net income for 1998 was $3.8 million, compared to $3.4 million for 1997, an increase of $347 thousand (10.2%). The earnings represent a return on average assets of 1.14% for 1998 compared to 1.13% for 1997. The return on average equity was 12.35% for 1998 compared to 11.87% for 1997.

     Net interest income for 1998 was $12.9 million, up $977 thousand (8.2%) from $11.9 million for 1997. The increase in net interest income was due to the growth in average interest-earning assets and a decrease in the cost of funds. Interest-earning assets averaged $315.3 million for 1998, up $25.3 million (8.7%) from $290.1 million for 1997. The weighted-average yield on interest-earning assets was 8.00% for 1998 compared to 8.16% for 1997. The weighted-average cost of funds was 4.16% for 1998 compared to 4.32% for 1997. The impact of the 8.00% return on interest-earning assets and the 4.16% cost of funds resulted in an interest rate spread of 3.84% for 1998, which equaled the 1997 interest rate spread. During 1998, total interest income increased by $1.6 million (6.6%) while total interest expense increased by $589 thousand (5.0%). The net interest margin was 3.91% for 1998 compared to 3.94% for 1997.


[GRAPH]

NET INTEREST MARGIN

1994          4.25%
1995          3.91%
1996          3.79%
1997          3.94%
1998          3.91%


The net interest margin is total interest income minus total interest expense stated as a percentage of average total assets. During 1998, the decrease was due to the impact that lower market interest rates had on interest-earning assets.

--------------------------------------------------------------------------------

     During 1998, interest income from loans increased by $1.2 million (5.5%) compared to 1997. The weighted-average yield on loans outstanding was 8.31% for 1998 compared to 8.41% for 1997. Higher average loan balances have contributed to the increase in interest income as loans averaged $271.4 million for 1998, up $17.2 million (6.8%) from $254.2 million for 1997. During 1998, interest income on investments and other deposits increased by $393 thousand (17.1%) compared to 1997. The increase was due to higher average daily balances. The weighted-average yield on investments and other deposits was 6.13% for 1998 compared to 6.42% for 1997. Securities and other deposits averaged $43.9 million for 1998, up $8.1 million (22.6%) from $35.8 million for 1997.

     Interest expense for deposits increased by $98 thousand (0.9%) during 1998 compared to 1997. The increase was due to an increase in average daily balances. The weighted-average rate paid on deposits for 1998 was 4.09% compared to 4.30% for 1997. Deposit balances averaged $279.1 million for 1998, up $16.0 million (6.1%) from $263.1 million for 1997. Interest expense on borrowed funds increased by $491 thousand (118.6%) during 1998 due to the increased cost of borrowed funds and higher average daily balances. The weighted-average cost of borrowed funds was 5.41% for 1998 compared to 5.13% for 1997. The increase was due to lengthening the average maturities of borrowed funds. Borrowed funds averaged $16.7 million during 1998, up $8.6 million (107.1%) from $8.1 million for 1997. Borrowed funds have provided a cost-effective supplement to certificates of deposit, as deposit pricing within the Bancorp's local market area has been very competitive.

     Noninterest income was $1.3 million for 1998, up $281 thousand (26.4%) from $1.1 million during 1997. During 1998, management focused on initiatives designed to review and enhance noninterest income. During 1998, income from fees and service charges increased $176 thousand (25.3%) and income from Trust operations increased by $40 thousand (15.6%) due to increased fees from services provided and growth. In addition, increased gains from the sale of fixed rate loans ($85 thousand) and foreclosed real estate ($37 thousand) contributed to the increase in noninterest income.

     Noninterest expense for 1998 was $7.9 million, up $784 thousand (11.0%) from $7.2 million for 1997. The increase in compensation and benefits was due to additional staffing, annual salary increases and the increased cost of employee benefits. Other expense changes were due to standard increases in bank operations. The Bancorp's efficiency ratio for 1998 was 55.6% compared to 55.0% for 1997. The ratio is calculated by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 1998 totaled $2.5 million compared to $2.2 million for 1997, an increase of $238 thousand (10.7%). The increase was due to an increase in pretax earnings during 1998. The combined effective federal and state tax rates for the Bancorp were 39.5% for 1998 and 39.4% for 1997.

Results of Operations - Comparison of 1997 to 1996

     Net income for 1997 was $3.4 million compared to $2.2 million for 1996, an increase of $1.2 million (56.1%). The earnings represented a return on average assets of 1.13% for 1997 compared to 0.75% for 1996. The return on average equity was 11.87% for 1997 compared to 7.90% for 1996.

     The net income for 1996 reflected the one-time special assessment required by the Deposit Insurance Funds Act of 1996 on SAIF-assessable deposits to capitalize SAIF. The SAIF assessment resulted in a pre-tax expense of $1.6 million for 1996. Excluding the SAIF assessment, adjusted net income for 1996 was $3.1 million, representing an adjusted ROA of 1.07% and an adjusted ROE of 11.27%.

     Net interest income for 1997 was $11.9 million, up $898 thousand (8.1%) from $11.1 million for 1996. The growth in net interest income was due to the growth in average interest-earning assets, increased yields on interest-earning assets and a lower cost of funds. Interest-earning assets averaged $290.1 million for 1997, up $10.2 million (3.6%) from $279.9 million for 1996. The weighted-average yield on interest-earning assets was 8.16% for 1997 compared to 7.98% for 1996. The weighted-average cost of funds was 4.32% for 1997 compared to 4.33% for 1996. The impact of the 8.16% return on interest-earning assets and the 4.32% cost of funds resulted in an interest rate spread of 3.84% for 1997 compared to 3.65% for 1996. During 1997, total interest income increased by $1.3 million (6.0%) while total interest expense increased by $434 thousand (3.8%). The net interest margin was 3.94% for 1997 compared to 3.79% for 1996.

     During 1997, interest income from loans increased by $2.0 million (10.1%) compared to 1996. The increase was due to an increase in yield and an increase in average balances for the loan portfolio. The weighted-average yield on loans outstanding was 8.41% for 1997 compared to 8.35% for 1996. Higher average loan balances contributed to the increase in interest income as loans averaged $254.2 million for 1997, up $21.7 million (9.3%) from $232.5 million for 1996. During 1997, interest income on investments and other deposits decreased by $630 thousand (21.5%) compared to 1996. The decrease was due to lower average daily balances as maturing securities and short-term investments were used to fund loan growth. Securities and other deposits averaged $35.8 million for 1997, down $11.6 million (24.5%) from $47.4 million for 1996, as maturing securities were used to provide funding for loan growth. The weighted-average yield on investments and other deposits was 6.42% for 1997 compared to 6.18% for 1996.

     Interest expense for deposits increased by $241 thousand (2.2%) during 1997. The increase was due to higher average balances as deposits averaged $263.1 million for 1997, up $7.5 million (2.9%) from $255.6 million for 1996. The weighted-average rate paid on deposits for 1997 was 4.30% compared to 4.33% for 1996. Interest expense on borrowed funds increased by $193 thousand (87.3%) during 1997 due to the increased cost of borrowed funds and higher average balances. The weighted-average cost of borrowed funds was 5.13% for 1997 compared to 4.62% for 1996. The increase was due to lengthening the average maturities of borrowed funds. Borrowed funds averaged $8.1 million, up $3.3 million (68.8%) from $4.8 million for 1996.

     During 1997, management focused on initiatives designed to review and enhance noninterest income. As a result, noninterest income for 1997 was $1.1 million, up $384 thousand (56.3%) from $682 thousand for 1996. During 1997, income from fees and service charges increased $208 thousand (42.7%) due to an increase in the number of customer account relationships and the implementation of new fee and service charge pricing schedules and procedures. Income from Trust operations increased by $66 thousand (34.7%) due to increased fees from services provided and growth, as the market value of the trust department's assets totaled $129.2 million at December 31, 1997 compared to $88.2 million at December 31, 1996. In addition, gains from the sale of fixed rate loans, foreclosed real estate and other real estate properties held by the Bancorp contributed to the increase in noninterest income.

     Noninterest expense for 1997 was $7.2 million, down $885 thousand (11.0%) from $8.0 million for 1996. The decrease was due to the special SAIF assessment of $1.6 million during 1996. Excluding the SAIF assessment, the increase in noninterest expense for 1997 was $674 thousand (10.4%) compared to 1996. In general, increases in non-interest expense resulted from the operation of the Merrillville, Indiana, Broadway branch facility which opened during September 1996, and costs related to investments in new technologies. The increase in compensation and benefits was due to additional staffing for the Merrillville facility and annual salary increases. Other expense changes were due to standard increases in bank operations. The decrease in the federal insurance premium reflects lower premiums for SAIF deposits due to the recapitalization of SAIF during 1996. The Bancorp's efficiency ratio for 1997 was 55.0% compared to 55.2% for 1996. The 1996 efficiency ratio excludes the special SAIF assessment.

     Income tax expenses for 1997 totaled $2.2 million compared to $1.4 million for 1996, an increase of $804 thousand (56.7%). The increase was due to the non-reoccurrence of the 1996 SAIF assessment and an increase in pretax earnings during 1997. The combined effective federal and state tax rates for the Bancorp were 39% for 1997 and 1996.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of the Bancorp are monetary in nature. As a result, interest rates have a more significant impact on the Bancorp's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

Year 2000

     GENERAL. The Year 2000 problem stems from computer programs that identify the year with two digits instead of four. The problem with this code is that in the Year 2000, `00' may be interpreted as 1900 or not processed at all. The Year 2000 problem is not limited to one type of software or hardware. Machines and programs affected include mainframes, personal computers, networks, ATMs, and other items such as elevators, infrastructures, and telephone systems.

     STATE OF READINESS AND PROJECTED COSTS. The Federal Financial Institutions Examination Council (FFIEC) has outlined five phases for institutions to effectively manage the Year 2000 challenge.

     Awareness - Gain executive support and commit resources to the Year 2000 challenge.
     Assessment - Identify all critical business processes and elements of information technology (IT) and non-IT systems that must be modified. Renovation - Convert, replace or eliminate software and databases as necessary, according to the risk-based priorities established during assessment.
     Validation - Test and verify systems, databases and utilities by simulating data conditions for the Year 2000. Implementation - Put renovated systems, databases and utilities into production.

     In April 1997, the Bancorp implemented an action plan to address the century date change issue so that service and business operations will not be interrupted in the Year 2000. Management believes this plan meets all FFIEC guidelines and the Bancorp is on schedule to meet all plan deadlines. A project leader and a team of employees have analyzed daily operations, business forms, software, hardware and equipment for Year 2000 compliance.

     At December 31, 1998 the awareness and assessment phases have been completed. The renovation, validation and implementation phases for mission critical systems are in process and will be completed within the FFIEC guidelines. In addition, management has assessed its credit and liquidity risk by evaluating the Year 2000 preparedness of significant customers. At this time, management believes that the overall risk rating for deposit and loan customers is low. Management has identified customers of moderate or high risk and is monitoring their efforts to be Year 2000 ready.

     The current estimate of total Year 2000 program costs is approximately $300 thousand. Management expects to invest approximately $225 thousand in new computers and software that will provide significantly enhanced functionality over the systems that are currently being used. The remaining $75 thousand represents customer communications concerning Year 2000, as well as, modifications and upgrades to existing systems and equipment. Purchased hardware and software will be capitalized in accordance with Bancorp policy while other remediation costs will be expensed as incurred. At December 31, 1998, the investment in new computers and software totaled approximately $142,000, while costs for customer communications, and system modifications and upgrades totaled $21 thousand. The Bancorp does not expect the cost of Year 2000 compliance to have a material effect on its business, financial position or results of operations.

     RISKS. The Bancorp relies heavily on computer technology and third party vendors for computer processing and its business activities. The Year 2000 issue has created risk for the Bancorp from unforeseen problems that could arise internally, as well as, from third parties whom the Bancorp uses to process information. If not adequately addressed, the failure of the Bancorp's computer systems and/or third party's computer systems could have a material impact on the Bancorp's ability to conduct its business. To mitigate this risk, the Board of Directors and management have made a total commitment to resolving all Year 2000 issues. Ongoing communication with third party vendors has been established to monitor their Year 2000 efforts. The Bancorp's primary third party processors have stated that they have completed the renovation and testing of their systems for Year 2000 readiness. All systems and interfaces are being tested internally to confirm reported compliance.

     CONTINGENCY PLANS. The Bancorp has designed its contingency plan to mitigate risks associated with the failure of systems, equipment and forms. The plan identifies and prioritizes systems, equipment and forms needed for Bancorp operations and customer service; lists individuals responsible for monitoring Year 2000 efforts for each operational area of the Bancorp; lists alternative actions available for systems failing to achieve Year 2000 readiness; provides for target dates for implementation of contingency strategies; assesses the risk of various components of the plan; and provides for independent review of the plan. The Board of Directors and management understand in a recovery situation, the Bancorp may not be able to continue operations at the same level that it currently maintains. However, because the Board of Directors and management have been proactive in their involvement with the Year 2000 project, the Bancorp believes it is well positioned to make timely decisions related to the need to invoke the contingency plan and avoid disruptions to customer service and business operations.

     FORWARD-LOOKING STATEMENTS. When used in this report and in future filings by the Bancorp with the Securities and Exchange Commission, in the Bancorp's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bancorp's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

     The Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Bancorp's financial performance and could cause the Bancorp's actual results for future periods to differ materially from those anticipated or projected.

     The Bancorp does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


RETURN ON ASSETS

[GRAPH]

1994          1.24%
1995          1.14%
1996          0.75%
1997          1.13%
1998          1.14%


Return on assets (ROA) indicates the overall operating efficiency of a company. The ratio is determined by stating net income as a percentage of average total assets. The increase in the ROA for 1998 was due to increases in net interest income, noninterest income and high asset quality. The 1996 results include the one-time special assessment on SAIF-assessable deposits to recapitalize SAIF.

--------------------------------------------------------------------------------

RETURN ON EQUITY

[GRAPH]

1994          13.04%
1995          11.74%
1996           7.90%
1997          11.87%
1998          12.35%


Return on equity (ROE) is determined by stating net income as a percentage of average stockholders' equity. The ratio is important to the Bancorp's stockholders because it measures the return on their invested capital. The increase in ROE for 1998 reflects record earnings. The 1996 results include the one-time special assessment on SAIF-assessable deposits to recapitalize SAIF.
--------------------------------------------------------------------------------

                              [CROWE CHIZEK LOGO]

                         Report of Independent Auditors

Board of Directors
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Bancorp) as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                  /s/ Crowe, Chizek and Company LLP

                                  Crowe, Chizek and Company LLP


South Bend, Indiana
January 8, 1999, except for Note 1, Earnings
Per Share, which is dated February 28, 1999

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)                                                                             December 31,
                                                                                          -------------------------------
                                                                                              1998                1997
                                                                                          -----------         -----------
ASSETS

     Cash and non-interest bearing balances in financial institutions...............    $      12,729      $        7,083
     Interest bearing balances in financial institutions............................           10,111               3,570
     Federal funds sold.............................................................            4,500                   -
                                                                                          -----------         -----------

       Total cash and cash equivalents..............................................           27,340              10,653

     Securities available-for-sale..................................................           20,522                   -
     Securities held-to-maturity (fair value: 1998 - $14,236, 1997 - $27,852).......           14,133              27,716
     Loans held for sale............................................................              598                   -
     Loans receivable...............................................................          273,433             272,213
     Less: allowance for loan losses................................................           (3,132)             (3,074)
                                                                                          -----------         -----------
       Net loans receivable.........................................................          270,301             269,139
     Federal Home Loan Bank stock...................................................            1,695               1,646
     Accrued interest receivable....................................................            2,298               2,195
     Premises and equipment.........................................................            6,715               6,820
     Foreclosed real estate.........................................................               32                 259
     Deferred income taxes..........................................................              877                 794
     Other assets...................................................................              906                 387
                                                                                          -----------         -----------

       Total assets.................................................................     $    345,417        $    319,609
                                                                                          ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
       Non-interest bearing.........................................................    $      22,346       $      16,685
       Interest bearing.............................................................          270,876             255,405
                                                                                          -----------         -----------
         Total......................................................................          293,222             272,090
     Borrowed funds.................................................................           17,320              14,628
     Accrued expenses and other liabilities.........................................            3,559               3,409
                                                                                          -----------         -----------

       Total liabilities............................................................          314,101             290,127

     Commitments and contingencies                                                                  -                   -

     Stockholders' Equity:
     Preferred stock, no par or stated value;
         10,000,000 shares authorized, none outstanding ............................                -                   -
     Common stock, no par or stated value; 10,000,000 shares authorized;
       issued and outstanding: 1998 - 1,381,578 shares, 1997 - 1,381,472 shares.....              345                 345
     Additional paid in capital.....................................................            2,950               2,948
     Accumulated other comprehensive income.........................................              114                 -
     Retained earnings - substantially restricted...................................           27,907              26,189
                                                                                          -----------         -----------

       Total stockholders' equity...................................................           31,316              29,482
                                                                                          -----------         -----------

       Total liabilities and stockholders' equity...................................     $    345,417        $    319,609
                                                                                         ============        ============



See accompanying notes to consolidated financial statements.


                                                               CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)                      Year Ended December 31,
                                                            ---------------------------------------
                                                             1998            1997            1996
                                                            -------         -------         -------
Interest income:
     Loans receivable
       Real estate loans ..........................         $19,747         $19,128         $17,523
       Commercial loans ...........................           2,071           1,780           1,522
       Consumer loans .............................             725             462             363
                                                            -------         -------         -------
         Total loan interest ......................          22,543          21,370          19,408
Securities held-to-maturity .......................           1,981           2,155           2,605
Other interest earning assets .....................             711             144             324
                                                            -------         -------         -------

       Total interest income ......................          25,235          23,669          22,337
                                                            -------         -------         -------

Interest expense:
     Deposits .....................................          11,405          11,307          11,066
     Borrowed funds ...............................             905             414             221
                                                            -------         -------         -------

       Total interest expense .....................          12,310          11,721          11,287
                                                            -------         -------         -------

Net interest income ...............................          12,925          11,948          11,050
Provision for loan losses .........................             110             221              85
                                                            -------         -------         -------

Net interest income after provision for loan losses          12,815          11,727          10,965
                                                            -------         -------         -------

Noninterest income:
     Fees and service charges .....................             871             695             487
     Trust operations .............................             296             256             190
     Gain on sale of loans, net ...................             111              26               1
     Gain on sale of foreclosed real estate .......              65              28               4
     Other ........................................               4              61               -
                                                            -------         -------         -------
       Total noninterest income ...................           1,347           1,066             682
                                                            -------         -------         -------

Noninterest expense:
     Compensation and benefits ....................           4,130           3,645           3,213
     Occupancy and equipment ......................           1,454           1,350           1,050
     Federal insurance premium ....................             164             163           1,979
     Advertising ..................................             128             145             159
     Data processing ..............................             428             368             299
     Other ........................................           1,634           1,483           1,339
                                                            -------         -------         -------

       Total noninterest expense ..................           7,938           7,154           8,039
                                                            -------         -------         -------

Income before income taxes ........................           6,224           5,639           3,608
Income tax expenses ...............................           2,461           2,223           1,419
                                                            -------         -------         -------

Net income ........................................         $ 3,763         $ 3,416         $ 2,189
                                                            =======         =======         =======

Earnings per common share:
     Basic ........................................         $  1.36         $  1.24         $  0.80
     Diluted ......................................         $  1.35         $  1.23         $  0.79

Dividends declared per common share ...............         $  0.74         $  0.64         $  0.58

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY

(Dollars in thousands, except per share data)                                           Accumulated
                                                                           Additional       Other
                                                              Common         Paid-in    Comprehensive   Retained         Total
                                                               Stock         Capital       Income       Earnings         Equity
                                                            -----------    -----------  ------------   -----------     ----------

Balance at January 1, 1996 .............................      $    345      $  2,928        $    -       $ 23,931       $ 27,204

     Net income and comprehensive income ...............             -             -             -          2,189          2,189
     Issuance of 318 shares of common stock at
       $4.29 - $10.63 per share, under stock option plan             -             2             -              -              2
     Cash dividends, $0.58 per share ...................             -             -             -         (1,580)        (1,580)
                                                              --------      --------      --------       --------       --------

Balance at December 31, 1996 ...........................           345         2,930             -         24,540         27,815

     Net income and comprehensive income ...............             -             -             -          3,416          3,416
     Issuance of 3,754 shares of common stock at
       $4.29 - $10.63 per share, under stock option plan             -            18             -              -             18
     Cash dividends, $0.64 per share ...................             -             -             -         (1,767)        (1,767)
                                                              --------      --------      --------       --------       --------

Balance at December 31, 1997 ...........................           345         2,948             -         26,189         29,482

Comprehensive income:
     Net income ........................................             -             -             -          3,763          3,763
     Net unrealized gain/(loss) on securities
       available-for-sale, net of tax effects ..........             -             -            (3)             -             (3)
                                                                                                                        --------
     Comprehensive income before cumulative effect
       of change in accounting policy ..................             -             -             -              -          3,760
     Cumulative effect of change in
       adopting SFAS No. 133 ...........................             -             -           117              -            117
                                                                                                                        --------
           Comprehensive income ........................             -             -             -              -          3,877
     Issuance of 214 shares of common stock at
       $5.75 - $10.63 per share, under stock option plan             -             2             -              -              2
     Cash dividends, $0.74 per share ...................             -             -             -         (2,045)        (2,045)
                                                              --------      --------      --------       --------       --------

Balance at December 31, 1998 ...........................      $    345      $  2,950      $    114       $ 27,907       $ 31,316
                                                              ========      ========      ========       ========       ========



See accompanying notes to consolidated financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)                                                              Year Ended December 31,
                                                                           --------------------------------------
                                                                             1998           1997           1996
                                                                           --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .....................................................      $  3,763       $  3,416       $  2,189
                                                                           --------       --------       --------
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Origination of loans for sale ................................        (4,259)        (1,732)          (700)
       Sale of loans originated for sale ............................         3,691          1,758            699
       Depreciation and amortization, net of accretion ..............           901            710            553
       Amortization of mortgage servicing rights ....................             6              -              -
       Net gains on sale of loans ...................................          (111)           (26)            (1)
       Net gains on sale of fixed assets ............................             -            (41)             -
       Net gains on sale of foreclosed real estate ..................           (65)           (28)            (4)
       Provision for loan losses ....................................           110            221             85
       Net change in:
         Deferred taxes .............................................          (159)           (88)           (61)
         Interest receivable ........................................          (103)           (42)           (61)
         Other assets ...............................................            56            556           (520)
         Accrued expenses and other liabilities .....................           150            486            239
                                                                           --------       --------       --------

         Total adjustments ..........................................           217          1,774            229
                                                                           --------       --------       --------

         Net cash from operating activities .........................         3,980          5,190          2,418
                                                                           --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of securities available-for-sale ......................        (8,175)             -              -
     Proceeds from maturities of securities held-to-maturity ........        11,000         10,748         12,671
     Purchase of securities held-to-maturity ........................       (10,110)          (500)       (15,164)
     Principal collected on mortgage-backed securities ..............           472            414            460
     Purchase of Federal Home Loan Bank Stock .......................           (49)           (49)             -
     Loan participations purchased ..................................        (5,238)        (3,240)             -
     Net change in loans receivable .................................         3,506        (24,842)       (22,589)
     Purchase of premises and equipment, net ........................          (732)          (354)        (2,373)
     Proceeds from sale of foreclosed real estate ...................           752            489             61
                                                                           --------       --------       --------

         Net cash from investing activities .........................        (8,574)       (17,334)       (26,934)
                                                                           --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in deposits .............................................        21,132         15,670          8,475
     Proceeds from FHLB advances ....................................         4,000         23,000          7,000
     Repayment of FHLB advances .....................................             -        (22,000)             -
     Change in other borrowed funds .................................        (1,808)         1,367          2,121
     Proceeds from issuance of capital stock ........................             2             18              2
     Dividends paid .................................................        (2,045)        (1,767)        (1,517)
                                                                           --------       --------       --------

         Net cash from financing activities .........................        21,281         16,288         16,081
                                                                           --------       --------       --------

         Net change in cash and cash equivalents ....................        16,687          4,144         (8,435)
     Cash and cash equivalents at beginning of period ...............        10,653          6,509         14,944
                                                                           --------       --------       --------

     Cash and cash equivalents at end of period .....................      $ 27,340       $ 10,653       $  6,509
                                                                           ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for:
         Interest ...................................................      $ 12,371       $ 11,668       $ 11,314
         Income taxes ...............................................      $  2,526       $  1,790       $  2,045
     Transfers from securities held-to-maturity to available-for-sale      $ 12,241       $      -       $      -
     Transfers from loans to foreclosed real estate .................      $    460       $    531       $    160
     Investment in limited partnership ..............................      $    500       $      -       $      -

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 1998, 1997 and 1996.

NOTE 1 - Summary of Significant Accounting Policies

     Principles of Consolidation - The consolidated financial statements include NorthWest Indiana Bancorp (the Bancorp), its wholly-owned subsidiary, Peoples Bank SB (the Bank), and the Bank's wholly-owned subsidiaries, Peoples Service Corporation and PSA Insurance Corporation. The Bancorp has no other business activity other than being a holding company for the Bank. The Bancorp's earnings are dependent upon the earnings of the Bank. Peoples Service Corporation is inactive. During 1997, PSA Insurance Corporation was dissolved. All significant inter-company accounts and transactions have been eliminated in consolidation. Substantially all operations are in the banking industry.

     Use of Estimates - Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Areas involving the use of estimates and assumptions include the allowance for loan losses, fair values of securities and other financial instruments, determination and carrying value of impaired loans, the carrying value of loans held for sale, the accrued liability for deferred compensation, the realization of deferred tax assets, and the determination of depreciation of premises and equipment. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term.

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

     Securities - The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, is included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

     During June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. On October 1, 1998, the Bancorp adopted SFAS No. 133 and as permitted transferred securities from the held-to-maturity portfolio to the available-for-sale portfolio. At the date of transfer, these securities had an amortized cost of $12,241,000, and the transfer increased the unrealized appreciation on securities available-for-sale by $194,000 and increased stockholders equity by $117,000, net of tax of $77,000.

     During 1998, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS No. 133.

     Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

     Loans and Loan Income - Loans are stated net of loans in process, deferred loan fees and costs, and unearned income. Discounts on consumer loans are recognized over the lives of the loans using the interest method. Interest income on other loans is accrued over the term of the loans based upon the principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status. Net deferred loan fees and costs are amortized on the interest method over the loan term.

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

     Federal Home Loan Bank Stock - The Bank is a member of the Federal Home Loan Bank system and is required to invest in capital stock of the Federal Home Loan Bank (FHLB). The amount of the required investment is based upon the balance of the Bank's outstanding home mortgage loans and advances from the FHLB and is carried at cost.

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

     Mortgage Servicing Rights - Mortgage servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondly as to prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

     Long-term Assets - These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

     Repurchase Agreements - Substantially all repurchase agreement liabilities represent amounts advanced by various customers that are not covered by federal deposit insurance and are secured by securities owned by the Bancorp.

     Postretirement Benefits Other Than Pensions - The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Postretirement benefits are accrued based on the expected cost of providing postretirement benefits to employees during the years the employees have rendered service to the Bancorp.

     Income Taxes - The Bancorp records income tax expense based on the amount of taxes due on its tax return, plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     Earnings Per Share - Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share, includes the dilutive effect of additional potential common shares issuable under stock options.
     On December 2, 1996 and again on February 28, 1999, the Bancorp effected a two-for-one common stock split as a share dividend. Earnings and dividends per share and other share related information (other than the number of shares outstanding as set forth in the accompanying consolidated balance sheets) is restated for all stock splits and dividends through the date of issue of the financial statements.

     Comprehensive Income - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

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

     Reclassification - Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 1997 and 1996, have been reclassified to conform to the December 31, 1998 presentation.

NOTE 2 - Securities
     Year end securities available-for-sale were as follows:

                                            (Dollars in thousands)
                                               Gross        Gross
                                Amortized    Unrealized  Unrealized      Fair
                                  Cost          Gains      Losses        Value
                                ---------    ----------  ----------     --------
1998
----
U.S. government and
 federal agencies .......       $20,332         $202      $   (12)      $20,522
                                =======         ====      =======       =======

     For the year ended December 31, 1997 no securities were classified as available-for-sale.

     Year end securities held-to-maturity were as follows:

                                             (Dollars in thousands)
                                                Gross        Gross
                              Amortized      Unrealized   Unrealized      Fair
                                Cost            Gains       Losses        Value
                              ---------      ----------   ----------     --------

1998
----
U.S. government and
 federal agencies .......      $13,074             $68     $    (5)      $13,137
Mortgage-backed
 securities .............      $ 1,059             $40     $     -       $ 1,099
                               -------            ----     -------       -------
Total debt securities ...      $14,133            $108     $    (5)      $14,236
                               =======            ====     =======       =======

1997
----
U.S. government and
 federal agencies........      $26,185            $131     $   (45)      $26,271
Mortgage-backed
 securities..............      $ 1,531            $ 50     $     -       $ 1,581
                               -------            ----     -------       -------
Total debt securities          $27,716            $181     $   (45)      $27,852
                               =======            ====     =======       =======

     The amortized cost and fair value of debt securities by contractual maturity at December 31, 1998, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

                                             (Dollars in thousands)
                                Available-for-sale            Held-to-maturity
                              Amortized          Fair     Amortized        Fair
                                 Cost            Value       Cost         Value
                              ---------       ----------  ----------    --------
Due in one year or less        $ 6,526         $ 6,569     $     -       $     -
Due from one
  to five years..........       13,806          13,953      13,074        13,137
Motgage-backed
  securities.............            -               -       1,059         1,099
                              --------        --------    --------      --------

Total....................      $20,332         $20,522     $14,133       $14,236
                              ========        ========    ========      ========


     There were no sales of securities during the years ended December 31, 1998, 1997 and 1996. Securities with carrying values of $34,716,000 and $27,715,000 were pledged as of December 31, 1998 and 1997 as collateral for borrowings from the FHLB, repurchase agreements and public funds and for other purposes as permitted or required by law.

NOTE 3 - Loans Receivable
     Loans are summarized below as of the dates indicated:

                                                   (Dollars in thousands)
                                                    1998            1997
                                                 ---------       ---------
Loans secured by real estate:
  Construction and land development .......      $  19,211       $  21,440
  Residential, including home equity ......        154,076         157,019
  Commercial real estate and other dwelling         67,018          64,831
                                                 ---------       ---------
     Total loans secured by real estate ...        240,305         243,290

Consumer loans ............................         10,187           5,661
Commercial business and other .............         23,374          23,737
                                                 ---------       ---------
                                                   273,866         272,688
Less:
  Net deferred loan origination fees ......           (374)           (410)
  Undisbursed loan funds ..................            (59)            (65)
                                                 ---------       ---------
     Loans receivable .....................      $ 273,433       $ 272,213
                                                 =========       =========

     Activity in the allowance for loan losses is summarized below for the years indicated:

                                                  (Dollars in thousands)
                                            1998           1997          1996
                                          -------        -------        -------


Balance at beginning of period ....       $ 3,074        $ 2,887        $ 2,830
Provision charged to income .......           110            221             85
Loans charged off .................           (68)           (34)           (28)
Recoveries ........................            16              -              -
                                          -------        -------        -------
Balance at end of period ..........       $ 3,132        $ 3,074        $ 2,887
                                          =======        =======        =======

     At December 31, 1998 and 1997, no portion of the allowance for loan losses was allocated to impaired loan balances as the Bancorp had no loans individually it considered to be impaired as of or for the years ended December 31, 1998 and 1997.

NOTE 4 - Secondary Market Mortgage Activities
     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized below:

                                                         (Dollars in thousands)
                                                         1998              1997
                                                        ------            ------
Mortgage loan portfolios
 serviced for FHLMC ........................            $8,889            $7,976
                                                        ======            ======


     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $169,000 and $125,000 at December 31, 1998 and 1997.

     Activity for capitalized mortgage servicing rights was as follows:

                                                          (Dollars in thousands)
                                                           1998             1997
Servicing rights:
   Beginning of year ........................              $  -             $  -
   Additions ................................                81                -
   Amortized to expense .....................                (6)               -
                                                           ----             ----
     End of year ............................              $ 75             $  -
                                                           ====             ====

NOTE 5 - Premises and Equipment, Net
     Premises and equipment are summarized below:

                                                       (Dollars in thousands)
                                                       1998              1997
                                                     --------          --------
Cost:
 Land ......................................         $  1,663          $  1,663
 Buildings and improvements ................            5,482             5,317
 Furniture and equipment ...................            3,497             3,470
                                                     --------          --------
      Total cost ...........................           10,642            10,450
 Less accumulated depreciation
   and amortization ........................           (3,927)           (3,630)
                                                     --------          --------
      Premises and equipment, net ..........         $  6,715          $  6,820
                                                     ========          ========


NOTE 6 - Income Taxes
     Components of the income tax expenses consist of the following:

                                                  (Dollars in thousands)
                                         1998              1997            1996
                                        -------          -------          ------
Federal:
  Current .....................         $ 2,092          $ 1,824          $1,071
  Deferred ....................            (153)             (71)             57
State:
  Current .....................             528              487             287
  Deferred ....................              (6)             (17)              4
                                        -------          -------          ------
     Income tax expenses ......         $ 2,461          $ 2,223          $1,419
                                        -------          -------          ------


     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consists of the following:

                                                 (Dollars in thousands)
                                            1998          1997           1996
                                           ------       -------        -------
Federal statutory rate ..............          34%           34%            34%
Tax expense at statutory rate .......      $2,116       $ 1,917        $ 1,227
State tax, net of federal effect ....         344           310            195
Other ...............................           1            (4)            (3)
                                           ------       -------        -------
     Total income tax expenses ......      $2,461       $ 2,223        $ 1,419
                                           ------       -------        -------


     The components of the net deferred tax asset recorded in the consolidated balance sheet are as follows:

                                                         (Dollars in thousands)
                                                          1998            1997
                                                        -------         -------
Deferred tax assets:
 Bad debt ......................................        $   528         $   363
 Deferred loan fees ............................            143             169
 Deferred compensation .........................            506             463
 Other .........................................             63              73
                                                        -------         -------
  Total deferred tax assets ....................          1,240           1,068
Deferred tax liabilities:
 Unrealized appreciation on securities
   available for sale ..........................            (76)              -
 Depreciation ..................................           (241)           (249)
 Other .........................................            (46)            (25)
                                                        -------         -------
  Total deferred tax liabilities ...............           (363)           (274)
Valuation allowance ............................              -               -
                                                        -------         -------
  Net deferred tax assets ......................        $   877         $   794
                                                        =======         =======




     The deferred tax asset will be realized, therefore no allowance is necessary.

     The Bancorp had qualified under provisions of the Internal Revenue Code to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 1998 and 1997 includes approximately $6,000,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,000,000 at December 31, 1998. Tax legislation passed in August 1996 now requires the Bancorp to deduct a provision for bad debts for tax purposes based on actual loss experience and to recapture the excess bad debt reserve accumulated in tax years after 1986. The related amount of deferred tax which must be recaptured is $855,000 and is payable over a six year period beginning in 1998.

NOTE 7 - Deposits
     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $36,314,000 at December 31, 1998 and $39,666,000 at December 31, 1997.
     At December 31, 1998, scheduled maturities of certificates of deposit were as follows:

                             (Dollars in thousands)
                 1999...........   $  137,327
                 2000...........       19,410
                 2001...........        2,567
                 2002...........        1,024
                                  ------------
                     Total......   $  160,328
                                   ==========



NOTE 8 - Borrowed Funds
     Borrowed funds are summarized below:

                                                          (Dollars in thousands)
                                                          1998            1997
                                                        -------          -------
Repurchase agreements ........................          $ 3,937          $ 4,541
Fixed rate advances from the FHLB ............            4,000            4,000
Putable advances from the FHLB ...............            8,000            4,000
Limited partnership obligation ...............              500                -
Other ........................................              883            2,087
                                                        -------          -------
  Total ......................................          $17,320          $14,628
                                                        =======          =======

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp's control. Information concerning these retail repurchase agreements is summarized below:

                                                          (Dollars in thousands)
                                                             1998         1997
                                                            ------       ------
Ending balance .......................................      $3,937       $4,541
Average balance during the year ......................       4,693        4,308
Maximum month-end balance during the year ............       6,154        4,975
Securities underlying the agreements at year end:
 Carrying value ......................................       6,460        7,988
 Fair value ..........................................       6,483        8,014
Average interest rate during the year ................        5.62%        5.43%

     Advances from the Federal Home Loan Bank were as follows


                                                         (Dollars in thousands)
                                                            1998           1997
                                                           ------         ------
Fixed advances, maturing October 1999,
  at rates of 5.98% and 5.99% ....................         $4,000         $4,000

Putable advances, maturing December 2002,
  through July 2008, at rates from 5.28%
  to 5.71%, average rate:
  1998 - 5.42%; 1997 - 5.53% .....................         $8,000         $4,000


     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by $159,915,000 and $157,019,000 of securities and mortgage loans under a blanket lien arrangement at December 31, 1998 and 1997.
     The limited partnership obligation represents an investment interest in a partnership formed for the construction, ownership and management of affordable housing projects. The amount of the note is $500,000 with funding to begin during 1999 and to continue over a nine year period. Payments are required within ten days of written demand. The obligation to make payment is absolute and unconditional. The note requires no payment of interest.
     At December 31, 1998, scheduled maturities of borrowed funds were as follows:


                                (Dollars in thousands)
                 1999...........    $  8,432
                 2000...........         490
                 2001...........          76
                 2002...........       4,061
                 2003...........       2,061
                 Thereafter.....       2,200
                                    ---------
                     Total......    $ 17,320
                                    =========

NOTE 9 - Employees' Benefit Plans
     The Bancorp maintains a Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees' Profit Sharing Plan and Trust if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Bancorp. The plan is noncontributory on the part of the employee. Contributions to the Employees' Profit Sharing Plan and Trust are made at the discretion of the Bancorp's Board of Directors. Contributions during the year ended December 31, 1998 were based on 10% of the participants' total compensation excluding incentives. Contributions during the years ended December 31, 1997 and 1996 were based on 9% of the participants' total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $274,000, $204,000 and $185,000 for the years ended December 31, 1998, 1997 and
1996.
     The Bancorp also maintains an Employee Stock Ownership Plan (ESOP). Eligibility and vesting requirements for the ESOP are the same as those for the Profit Sharing Plan and Trust. Contributions to the ESOP are made at the discretion of the Bancorp's Board of Directors. No contributions were made to the ESOP during the years ended December 31, 1998 and 1996. Contributions during the year ended December 31, 1997 were based on 1% of the participants total compensation excluding incentives. The ESOP held 2,188 shares of the Bancorp's common stock as of December 31, 1998, all of which have been allocated to participants. The ESOP expense amounted to $0, $23,000 and $0 for the years ended December 31, 1998, 1997 and 1996. During 1999, the ESOP will be terminated as directed by the Bancorp's Board of Directors.

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

     The following tables set forth a reconciliation of the Bancorp's postretirement benefit plan funding status and expense for the periods indicated:


                                                          (Dollars in thousands)
                                                             1998         1997
                                                            -----         -----
Change in postretirement benefit obligation:
Beginning postretirement
  benefit obligation ...............................        $ 119         $ 112
  Unrecognized net actuarial gain ..................          -             -
Service cost .......................................            5             4

Interest cost ......................................            9             9
Benefits paid ......................................           (7)           (6)
                                                            -----         -----
Ending postretirement
    benefit obligation .............................          126           119

Change in plan assets ..............................          -             -


Funded status ......................................          126           119
Unrecognized net actuarial gain ....................           58            64
                                                            -----         -----
Prepaid benefit cost ...............................        $ 184         $ 183
                                                            =====         =====

                                                      (Dollars in thousands)
                                                 1998        1997         1996
                                                 ----        ----         ----

Assumptions used:
  Discount rate .........................        8.0%         8.0%         8.0%
  Annual increase in health care
  cost trend rate:
    Years one through three .............        11.5%       11.5%        11.5%
    Thereafter ..........................         5.5%        5.5%         5.5%

Components of net periodic
  postretirement benefit cost:
  Service cost ..........................        $ 5          $ 4          $ 4
  Interest cost .........................          9            9            9
  Unrecognized net actuarial gain .......         (6)          (6)          (5)
                                                 ---          ---          ---
Net periodic postretirement
  benefit cost ..........................        $ 8          $ 7          $ 8
                                                 ===          ===          ===

     A 1% increase or decrease in the health care cost trend rate assumptions would not have a material impact on the postretirement benefit obligation or expense.

NOTE 11 - Regulatory Capital
     The Bancorp and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition
     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:


                                                                     Minimum
                                                                 Required  To Be
                                                                 Well Capitalized
                                               Minimum Required    Under Prompt
                                                 for Capital        Corrective
                                     Actual   Adequacy Purposes  Action Regulations
                                 ------------    ------------     ------------
                                 Amount Ratio    Amount Ratio     Amount Ratio
                                 ------------    ------------     ------------
1998
Total capital
(to risk-weighted assets)        $34.1  15.3%    $17.8  8.0%      $22.3    10.0%
Tier I capital
 (to risk-weighted assets)       $31.3  14.1%    $ 8.9  4.0%      $13.4    6.0%
Tier I capital
 (to adjusted average assets)    $31.3   9.2%    $10.2  3.0%      $17.0    5.0%

1997
Total capital
(to risk-weighted assets)        $32.2  15.0%    $17.1  8.0%      $21.4    10.0%
Tier I capital
 (to risk-weighted assets)       $29.5  13.8%    $ 8.6  4.0%      $12.8    6.0%
Tier I capital
 (to adjusted average assets)    $29.5   9.2%    $ 9.6  3.0%      $16.0    5.0%


     The Bancorp and the Bank were categorized as well capitalized at December 31, 1998 and 1997. There are no conditions or events since December 31, 1998 that management believes have changed the Bancorp's or Bank's category.
     The Bancorp's ability to pay dividends is entirely dependent upon the Bank's ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank's Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years (approximately $3,863,000 at December 31, 1998). For this purpose, "retained net income" means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank.

NOTE 12 - Stock Option Plan
     Pursuant to a stock option plan (the "Plan"), an aggregate of 240,000 shares of the Bancorp's common stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank. Awards granted under the Plan may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-incentive stock options or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees' purchases of an equity interest in the Bancorp.

     Financial Accounting Standard No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options during 1998, 1997 and 1996.

                                     (Dollars in thousands, except per share data)
                                          1998        1997        1996
                                         ------      ------      ------


Net income as reported ............      $3,763      $3,416      $2,189
Pro forma net income ..............      $3,747      $3,405      $2,182

Earnings per common share
    as reported ...................      $ 1.36      $ 1.24      $ 0.80
Pro forma earnings
    per common share ..............      $ 1.36      $ 1.23      $ 0.79

Earnings per common share,
    assuming dilution as reported .      $ 1.35      $ 1.23      $ 0.79
Pro forma earnings per common
    share, assuming dilution ......      $ 1.34      $ 1.22      $ 0.79

     The fair value of options granted during 1998, 1997 and 1996 is estimated using the following weighted-average information: risk free interest rate of 5.73%, 6.50%, and 5.42%; expected life of 7 to 8 years; expected volatility of stock price of 5.57% for 1998, 5.62% for 1997 and 5.45% for 1996; and expected dividends of 3.61%, 4.00%, and 4.26% for 1998, 1997 and 1996. In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.
     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

                                                                        Weighted-average
                                              Number    Weighted-average   fair value
                                            of options   exercise price    of grants
                                            ----------   --------------    ---------
Outstanding, January 1, 1996 ..........        44,744        $    8.70
Granted ...............................         6,800            13.50     $   1.03
Exercised .............................           316             6.44
Forfeited .............................             -                -
Expired ...............................             -                -
                                               ------
Outstanding, December 31, 1996 ........        51,228             9.35
Granted ...............................        16,100            16.00         2.12
Exercised .............................         3,754             4.93
Forfeited .............................           100            16.00
Expired ...............................             -                -
                                               ------
Outstanding, December 31, 1997 ........        63,474            11.29
Granted ...............................        17,300            20.50         2.42
Exercised .............................           214             7.57
Forfeited .............................           400            18.25
Expired ...............................             -                -
                                               ------
Outstanding, December 31, 1998 ........        80,160            13.25
                                               ======


Options exerciseable at year-end are as follows:

                             Number     Weighted-average
                           of options    exercise price
                         ------------- -----------------
          1996              15,588            $5.18
          1997              11,914            $5.29
          1998              11,780            $5.29

At December 31, 1998, options outstanding were as follows:

     Number of options                               80,160
     Range of exercise price                 $4.66 - $20.50
     Weighted-average exercise price                 $13.25
     Weighted-average remaining option life       7.2 years

NOTE 13 - Earnings Per Share
     A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations for the years ended December 31, 1998, 1997 and 1996 is presented below.

                                           1998             1997           1996
                                        ----------      ----------      ----------


Basic Earnings Per Common Share:
Net income available to
   common stockholders ...........      $3,763,000      $3,416,000      $2,189,000
                                        ==========      ==========      ==========
Weighted-average common
   shares outstanding ............       2,763,066       2,762,302       2,759,038
                                        ==========      ==========      ==========
     Basic Earnings
       Per Common Share ..........      $     1.36      $     1.24      $     0.80
                                        ==========      ==========      ==========

Diluted Earnings Per Common Share:
Net income available to
   common stockholders ...........      $3,763,000      $3,416,000      $2,189,000
                                        ==========      ==========      ==========
Weighted-average common
   shares outstanding ............       2,763,066       2,762,302       2,759,038

Add: dilutive effect of assumed
  stock option exercises .........          29,092          29,266          19,456
                                        ----------      ----------      ----------
Weighted-average common and
   dilutive potential shares
   outstanding ...................       2,792,158       2,791,568       2,778,494
                                        ==========      ==========      ==========
     Diluted Earnings
       Per Common Share ..........      $     1.35      $     1.23      $     0.79
                                        ==========      ==========      ==========

NOTE 14 - Related Party Transactions
     The Bank had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $4,169,000 at December 31, 1998 and $3,138,000 at December 31, 1997. For the year ended December 31, 1998, the following activity occurred on these loans:

                                               (Dollars in thousands)
     Aggregate balance - December 31, 1997..      $     3,138
     New loans .............................            2,755
     Repayments ............................             (362)
     Other changes .........................           (1,362)
                                                  -----------
     Aggregate balance - December 31, 1997..      $     4,169
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

     The Bancorp had outstanding commitments to originate loans as follows:

                                                  (Dollars in thousands)
                                           Fixed         Variable
                                           Rate            Rate           Total
                                          ------         -------         -------
December 31, 1998:
Real estate .....................         $5,193         $15,361         $20,554
Consumer loans ..................            -               468             468
Commercial business .............            -            18,946          18,946
                                          ------         -------         -------
 Total ..........................         $5,193         $34,775         $39,968
                                          ======         =======         =======


December 31, 1997:
Real estate .....................         $6,457         $16,848         $23,305
Consumer loans ..................            -               229             229
Commercial business .............            -            18,120          18,120
                                          ------         -------         -------
 Total ..........................         $6,457         $35,197         $41,654
                                          ======         =======         =======

     The $5,193,000 in fixed rate commitments outstanding at December 31, 1998 had interest rates ranging from 7.50% to 8.75%, for a period not to exceed forty-five days.
     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 1998 and 1997, the Bancorp had standby letters of credit totaling $1,945,000 and $501,000. The Bancorp evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management's credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 16 - Fair Values of Financial Instruments
     SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" prescribes that the Bancorp disclose the estimated fair value of its financial instruments. The following table shows those values and the related carrying values as of the dates indicated. Items which are not financial instruments are not included.

                                                      (Dollars in thousands)
                                                       December 31, 1998
                                                  -----------------------------
                                                  Carrying            Estimated
                                                    Value            Fair Value
                                                  ---------           ---------
Cash and cash equivalents ..............          $  27,340           $  27,340
Securities available-for-sale ..........             20,522              20,522
Securities held-to-maturity ............             14,133              14,236
Federal Home Loan Bank stock ...........              1,695               1,695
Loans held for sale ....................                598                 600
Loans receivable, net ..................            270,301             273,157
Demand and savings deposits ............           (132,895)           (132,895)
Certificates of deposit ................           (160,328)           (160,688)
Borrowed funds .........................            (17,320)            (17,373)

                                                       (Dollars in thousands)
                                                         December 31, 1997
                                                  -----------------------------
                                                  Carrying            Estimated
                                                    Value             Fair Value
                                                  ---------           ---------
Cash and cash equivalents ..............          $  10,653           $  10,653
Securities held-to-maturity ............             27,716              27,852
Federal Home Loan Bank stock ...........              1,646               1,646
Loans receivable, net ..................            269,139             268,886
Demand and savings deposits ............           (106,235)           (106,235)
Certificates of deposit ................           (165,855)           (166,043)
Borrowed funds .........................            (14,628)            (14,628)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1998 and 1997. The estimated fair value for cash and cash equivalents and Federal Home Loan Bank stock is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 1998 and 1997, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 1998 and 1997, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financing. The estimated fair value of other financial instruments, including accrued interest receivable and payable, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.
     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bancorp to have disposed of such items at December 31, 1998 and 1997, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1998 and 1997 should not necessarily be considered to apply at subsequent dates.
     In addition, other assets and liabilities of the Bancorp that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the Bank's trust department, the trained work force, customer goodwill and similar items.

NOTE 17 - Selected Quarterly Financial Data (Unaudited)
      Selected quarterly financial data are summarized as follows:

YEAR ENDED DECEMBER 31, 1998:

                                     (Dollars in thousands, except per share data)
                                    March 31,   June 30, September 30,  December 31,
                                        1998       1998         1998        1998
                                      ------      ------      -------     ------

Total interest income ..........      $6,264      $6,322      $6,340      $6,309
Total interest expense .........       3,105       3,118       3,098       2,989
                                      ------      ------      -------     ------
Net interest income ............       3,159       3,204       3,242       3,320
Provision for loan losses ......          25          15          25          45
                                      ------      ------      -------     ------
Net interest income after
 provision for loan losses .....       3,134       3,189       3,217       3,275
Total noninterest income .......         320         356         300         371
Total noninterest expense ......       1,967       2,002       1,946       2,023
                                      ------      ------      -------     ------
Income before
 income taxes ..................       1,487       1,543       1,571       1,623
Income tax expenses ............         593         612         626         630
                                      ------      ------      -------     ------
Net income .....................      $  894      $  931      $  945      $  993
                                      ======      ======      ======      ======
Basic earnings per share .......      $ 0.33      $ 0.34      $ 0.34      $ 0.35
                                      ======      ======      ======      ======
Diluted earnings per share .....      $ 0.32      $ 0.34      $ 0.34     $ 0.35
                                      ======      ======      =======     ======


YEAR ENDED DECEMBER 31, 1997:

                                     (Dollars in thousands, except per share data)
                                   March 31,    June 30, September 30, December 31,
                                       1997        1997        1997        1997
                                      ------      ------      ------      ------
Total interest income ..........      $5,669      $5,854      $5,978      $6,168
Total interest expense .........       2,790       2,898       2,963       3,070
                                      ------      ------      ------      ------
Net interest income ............       2,879       2,956       3,015       3,098
Provision for loan losses ......          49          32          55          85
                                      ------      ------      ------      ------
Net interest income after
 provision for loan losses .....       2,830       2,924       2,960       3,013
Total noninterest income .......         340         216         246         264
Total noninterest expense ......       1,772       1,746       1,807       1,829
                                      ------      ------      ------      ------
Income before
 income taxes ..................       1,398       1,394       1,399       1,448
Income tax expenses ............         559         550         559         555
                                      ======      ======      ======      ======
Net income .....................      $  839      $  844      $  840      $  893
                                      ======      ======      ======      ======
Basic earnings per share .......      $ 0.31      $ 0.31      $ 0.31      $ 0.31
                                      ======      ======      ======      ======
Diluted earnings per share .....      $ 0.30      $ 0.31      $ 0.31      $ 0.31
                                      ======      ======      ======      ======


NOTE 18 - Parent Company Only Statements

                                                          (Dollars in thousands)
                                                         NORTHWEST INDIANA BANCORP
                                                          CONDENSED BALANCE SHEETS
                                                                 DECEMBER 31,
                                                          ----------------------
                                                            1998           1997
                                                          -------        -------
Assets
Cash on deposit with Peoples Bank ................        $    43        $    13
Investment in Peoples Bank .......................         31,275         29,475
Dividends receivable from Peoples Bank ...........            535            455
Other assets .....................................              2              5
                                                          -------        -------
  Total assets ...................................        $31,855        $29,948
                                                          =======        =======
Liabilities and stockholders' equity
Dividends payable ................................        $   511        $   442
Other liabilities ................................             28             24
                                                          -------        -------
  Total liabilities ..............................            539            466

Common stock .....................................            345            345
Additional paid in capital .......................          2,950          2,948
Accumulated other comprehensive income ...........            114
Retained earnings ................................         27,907         26,189
                                                          -------        -------
  Total stockholders' equity .....................         31,316         29,482
                                                          -------        -------
   Total liabilities and stockholders' equity ....        $31,855        $29,948
                                                          =======        =======

                                                 (Dollars in thousands)
                                                NORTHWEST INDIANA BANCORP
                                             CONDENSED STATEMENTS OF INCOME
                                      Dec. 31, 1998   Dec. 31, 1997   Dec. 31, 1996
                                      -------------   -------------   -------------
 Dividends from
 Peoples Bank .....................       $ 2,129        $ 1,770        $ 1,625
Operating expenses ................            86             76             59
                                          -------        -------        -------
Income before income taxes
 and equity in undistributed
 income of Peoples Bank ...........         2,043          1,694          1,566
Provision for income taxes ........           (34)           (30)           (23)
                                          -------        -------        -------
Income before equity
 in undistributed
 income of Peoples Bank ...........         2,077          1,724          1,589
Equity in undistributed
 income of Peoples Bank ...........         1,686          1,692            600
                                          -------        -------        -------
Net Income ........................       $ 3,763        $ 3,416        $ 2,189
                                          =======        =======        =======

                                                   (Dollars in Thousands)
                                                 NORTHWEST INDIANA BANCORP
                                             CONDENSED STATEMENTS OF CASH FLOWS
                                        Dec. 31, 1998  Dec. 31, 1997  Dec. 31, 1996
                                        -------------  -------------  -------------
Cash flows from operating activities:
Net income ...........................      $ 3,763       $ 3,416       $ 2,189
Adjustments to reconcile net
 income to net cash from
 operating activities
  Equity in undistributed
    net income of
    Peoples Bank .....................       (1,686)       (1,692)         (600)
  Change in other assets .............          (77)          (11)          (54)
  Change in other liabilities ........           73            (4)           (7)
                                            -------       -------       -------
   Total adjustments .................       (1,690)       (1,707)         (661)
                                            -------       -------       -------
     Net cash from
         operating activities ........        2,073         1,709         1,528

Cash flows from
 investing activities ................            -             -             -

Cash flows from financing activities:
 Dividends paid ......................       (2,045)       (1,767)       (1,517)
 Proceeds from issuance
   of capital stock ..................            2            18             1
                                            -------       -------       -------
   Net cash from
    financing activities .............       (2,043)       (1,749)       (1,516)
                                            -------       -------       -------
Net change in cash ...................           30           (40)           12
Cash at beginning of year ............           13            53            41
                                            -------       -------       -------
Cash at end of year ..................      $    43       $    13       $    53
                                            =======       =======       =======

                                                              MARKET INFORMATION

     The Bancorp's Common Stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau's "Pink Sheets". The Bancorp's stock is not actively traded. As of February 28, 1999, the Bancorp had 2,763,156 shares of common stock outstanding and 484 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the fiscal years ended December 31, 1998 and December 31, 1997. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp's ability to pay dividends. All references to the number of shares and per share data have been restated to reflect the stock splits (see Note 1).

                                       PER SHARE PRICES    DIVIDENDS
                                                           DECLARED PER
                                      HIGH       LOW       COMMON SHARE
                                    ---------  --------    -----------
Fiscal Year Ended
December 31, 1998       1st Quarter   $21.07    $19.50        $.185
--------------------------------------------------------------------------------
                        2nd Quarter    21.25     20.50         .185
--------------------------------------------------------------------------------
                        3rd Quarter    21.25     20.63         .185
--------------------------------------------------------------------------------
                        4th Quarter    21.00     20.00         .185

--------------------------------------------------------------------------------
Fiscal Year Ended
December 31, 1997       1st Quarter   $18.00    $15.00        $.16
--------------------------------------------------------------------------------
                        2nd Quarter    18.50     18.00         .16
--------------------------------------------------------------------------------
                        3rd Quarter    20.94     18.25         .16
--------------------------------------------------------------------------------
                        4th Quarter    21.25     20.00         .16

--------------------------------------------------------------------------------

                                    [Graph]

MARKET PRICE PER SHARE

     1994       1995       1996     1997     1998
     ----       ----       ----     ----     ----
    $10.63     $13.50     $15.57   $21.07   $21.00


THE MARKET PRICE PER SHARE REPRESENTS THE LAST SALES PRICE PRIOR TO THE CLOSE OF THE PERIODS INDICATED. THE BANCORP'S STOCK IS NOT ACTIVELY TRADED. AT THE PRESENT TIME THE BANCORP'S STOCK IS TRADED IN THE OVER-THE-COUNTER MARKET AND IS QUOTED IN THE NATIONAL QUOTATION BUREAU'S "PINK SHEETS". ON FEBRUARY 28, 1999, THE BANCORP EFFECTED A TWO-FOR-ONE STOCK SPLIT AS A SHARE DIVIDEND. MARKET PRICE PER SHARE HAS BEEN RESTATED FOR ALL PERIODS PRESENTED TO REFLECT THE SPLIT.

--------------------------------------------------------------------------------

                                    [Graph]

BOOK VALUE PER SHARE


     1994       1995       1996     1997     1998
     ----       ----       ----     ----     ----
    $9.29      $9.86      $10.08   $10.67   $11.34



THE BANK'S EARNINGS HAVE INCREASED THE BOOK VALUE OF THE BANCORP'S STOCK FROM $9.29 AT DECEMBER 31, 1994 TO $11.34 PER SHARE AT DECEMBER 31, 1998. ON FEBRUARY 28, 1999, THE BANCORP EFFECTED A TWO-FOR-ONE STOCK SPLIT AS A SHARE DIVIDEND. BOOK VALUE PER SHARE HAS BEEN RESTATED FOR ALL PERIODS PRESENTED TO REFLECT THE SPLIT.
--------------------------------------------------------------------------------

                                    [Graph]

BASIC EARNINGS PER COMMON SHARE

     1994       1995       1996     1997     1998
     ----       ----       ----     ----     ----
    $1.18      $1.13      $0.80    $1.24    $1.36



EARNINGS FOR 1998 TOTALED $3.8 MILLION RESULTING IN BASIC EARNINGS PER COMMON SHARE OF $1.36. ON FEBRUARY 28, 1999, THE BANCORP EFFECTED A TWO-FOR-ONE STOCK SPLIT AS A SHARE DIVIDEND. BASIC EARNINGS PER COMMON SHARE HAS BEEN RESTATED FOR ALL PERIODS PRESENTED TO REFLECT THE SPLIT.
--------------------------------------------------------------------------------

                                    [Graph]

5 YEAR TOTAL RETURN


SNL Market Index                   $293
SNL Bank Asset-Size Index          $293
Bancorp                            $325




MANAGEMENT OF THE BANCORP IS COMMITTED TO MAXIMIZING STOCKHOLDER VALUE. THE BANCORP'S STOCK PERFORMANCE ON A TOTAL RETURN BASIS IS COMPARED WITH THE TOTAL RETURNS OF THE SNL SECURITIES INDEX FOR THE NASDAQ COMPOSITE (SNL MARKET INDEX) AND FOR BANK STOCKS WITH ASSETS RANGING FROM $250 MILLION TO $500 MILLION (SNL BANK ASSET-SIZE INDEX). THE TOTAL RETURN IS MEASURED USING BOTH STOCK PRICE APPRECIATION AND THE EFFECT OF THE CONTINUOUS REINVESTMENT OF DIVIDEND PAYMENTS. THE GRAPH SHOWS THAT AN INITIAL $100 INVESTMENT IN THE BANCORP STOCK ON DECEMBER 31, 1993, WOULD BE WORTH $325 ON DECEMBER 31, 1998.
--------------------------------------------------------------------------------

          1998
       BOARD OF
      DIRECTORS


----------------

 PHOTO OF
 BOARD MEMBER



----------------
DAVID A. BOCHNOWSKI
22 Years
Chairman and Chief Executive Officer



----------------

 PHOTO OF
 BOARD MEMBER



----------------
GLORIA GRAY
16 Years
Retired Vice President and Treasurer of Career Development Consultants, Munster, Indiana



----------------

 PHOTO OF
 BOARD MEMBER



----------------
LEROY F. CATALDI
22 Years
Pharmacist,
Dyer, Indiana



----------------

 PHOTO OF
 BOARD MEMBER



----------------
STANLEY E. MIZE
2 Years
President of Towne & Countree
Auto Sales and Co-owner
of Lake Shore Ford



----------------

 PHOTO OF
 BOARD MEMBER



----------------
JAMES J. CRANDALL
41 Years
Retired Attorney



----------------

 PHOTO OF
 BOARD MEMBER



----------------
JEROME F. VRABEL
14 Years
Vice President, ED&F Man
International Inc.
Chicago, Illinois

----------------


 PHOTO OF
 BOARD MEMBER



----------------
LOURDES M. DENNISON
15 Years
Administrative Director, Dennison Surgical Corp.
Merrillville, Indiana

----------------

 PHOTO OF
 BOARD MEMBER



----------------
JAMES L.WIESER
February 1999
Attorney, Wieser and Sterba
Attorneys at Law
Schererville, Indiana



----------------

 PHOTO OF
 BOARD MEMBER



----------------
BENJAMIN A. BOCHNOWSKI
Chairman Emeritus,
Advisory Director
43 years Community Banking Experience



----------------

 PHOTO OF
 BOARD MEMBER



----------------
HAROLD G. REUTH
Director Emeritus
30 Years Community Banking Experience

   CORPORATE
    INFORMATION

Corporate Headquarters
9204 Columbia Avenue
Munster, Indiana  46321

Telephone
219/836-9690





STOCK TRANSFER AGENT
     The Bank acts as the transfer agent
for the Bancorp's common stock.

INDEPENDENT AUDITORS
     Crowe, Chizek and Company LLP
     330 East Jefferson Boulevard
     P. O. Box 7
     South Bend, Indiana  46624

SPECIAL LEGAL COUNSEL
     Baker & Daniels
     300 North Meridian Street
     Suite 2700
     Indianapolis, Indiana 46204

ANNUAL SHAREHOLDERS MEETING
     The Annual Meeting of Stockholders
of NorthWest Indiana Bancorp will be
held at the Center for Visual &
Performing Arts at 1040 Ridge Road, Munster,
Indiana, on Wednesday, April 21, 1999 at 8:30 a.m.



A copy of the Bancorp's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, NorthWest Indiana Bancorp, 9204
Columbia Avenue, Munster, Indiana 46321.

Directors of NorthWest Indiana Bancorp
and Peoples Bank SB
David A. Bochnowski
    Chairman and Chief Executive
    Officer of the Bancorp
    Munster, Indiana

Leroy F. Cataldi
    Pharmacist
    Dyer, Indiana

Gloria C. Gray
    Retired Vice President and Treasurer of Career
    Development Consultants, Munster, Indiana

Lourdes M. Dennison
    Administrative Director,
    Kumpol Dennison Surgical Corporation
    Merrillville, Indiana

Jerome F. Vrabel
    Vice President, ED&F Man International Inc.,
    Chicago, Illinois, a commodities brokerage firm on the Chicago Board of Trade

James J. Crandall
    Retired Attorney

Stanley E. Mize
    President of Towne & Countree Auto Sales and Co-owner of Lake Shore Ford
    Schererville, Indiana

James L. Wieser
    Attorney with Wieser & Sterba
    Schererville, Indiana

Chairman Emeritus, Advisory Director
    Benjamin A. Bochnowski

Directors Emeriti
    Harold G. Rueth
    Albert J. Lesniak

PEOPLES BANK SB OFFICERS

David A. Bochnowski
    Chairman and Chief Executive Officer*
Joel Gorelick
    Vice President, Chief Lending Officer*
Edward J. Furticella
    Vice President, Chief Financial Officer*
Frank J. Bochnowski
    Senior Vice President, General Counsel,
    Trust Officer and Corporate Secretary*
Daniel W. Moser
    Vice President for Housing Finance
Rodney L. Grove
    Vice President, Retail Banking
Robert T. Lowry
    Vice President, Controller

* Holds similar office with NorthWest Indiana Bancorp


PEOPLES BANK SB
MANAGEMENT PERSONNEL
    Accounting
    Arlene M. Wohadlo,
       Assistant Vice President

    Branches
    Catherine L. Gonzalez, East Chicago
    Christopher A. Grencik, Dyer
    David W. Homrich,
       Assistant Vice President, Munster
    Jill M. Knight, Assistant Vice President,
       Merrillville (Broadway)
    Marilyn K. Repp, Assistant Vice President,
       Merrillville (Taft Street)
    Meredith L. Rolewski, Schererville
    Barbara J. Zura, Assistant Vice President,
       Senior Branch Manager, Woodmar

    Commercial Lending
    Terry R. Gadberry, Assistant Vice President
    Todd M. Scheub, Assistant Vice President

    Consumer Lending
    James P. Lehr, Assistant Vice President
    Clovese R. Robinson
    Sharon V. Vacendak

    Credit Administration
    Christine M. Friel

    Housing Finance
    Sylvia Magallanez
    Marvin O. Tucker

    Human Resource
    Linda L. Kollada, Assistant Vice President

    Information Services
    Tanya A. Mathews, Assistant Vice President

    Loan Administration
    Mary D. Mulroe, Assistant Vice President

    Management Development
    Michael J. Shimala

    Marketing Project Manager
    Shannon E. Franko

    Staff Internal Auditor
    Stacy A. Januszewski

    Trust
    Stephan A. Ziemba,
       Assistant Vice President

                      -----------------------------------

                                  DEDICATED TO
                                  THE MEMORY OF



                                  photo of past
                                  board member








                               John J. Wadas, Jr.
                                   1939 - 1998
                      -----------------------------------

                              [NorthWest Indiana Bancorp Logo]

                              CORPORATE HEADQUARTERS,
                              9204 Columbia Avenue
                              Munster, Indiana  46321

                              219/836-9690




                              [Peoples Bank Logo]

                              EAST CHICAGO, 4901 Indianapolis Blvd., 397-5010 HAMMOND, 7120 Indianapolis Blvd., 844-7210 DYER, 1300 Sheffield Avenue, 322-2530
                              MUNSTER, 9204 Columbia Avenue, 836-9690
                              SCHERERVILLE, 141 W. Lincoln Highway, 865-4300 MERRILLVILLE, Taft Street, 769-8452
                                             8600 Broadway, 685-8600


                                                 FDIC Insured