Form 10-K, Exhibit 13
period 1999-12-31
NORTHWEST INDIANA BANCORP
filed 2000-03-16
CIK 919864

                                                                     Exhibit 13

                                      1999

                                 ANNUAL REPORT

                          TODAY'S COMMUNITY BANKING...

             STRIP OF FOUR PHOTOS BLENDING TOGETHER SHOWING LENDING
         OFFICER WITH SMALL BUSINESS CUSTOMER, TRUST OFFICER WITH TRUST
                 CUSTOMER, CHECKING CUSTOMER WITH BRANCH MANAGER
                   AND CHIEF FINANCIAL OFFICER WITH COMPUTER.


               BLENDING QUALITY SERVICE, PRODUCTS AND TECHNOLOGY


                               NORTHWEST INDIANA
                               -----------------
                                    BANCORP

                                      1999

                                 ANNUAL REPORT

                          TODAY'S COMMUNITY BANKING...

                BLENDING QUALITY SERVICE, PRODUCTS AND TECHNOLOGY

                                                  "PEOPLES BANK IS COMMITTED TO
                                                  INVESTING IN TECHNOLOGIES THAT
                                                  MEET OUR CUSTOMERS NEEDS, THAT
                                                  ARE USER FRIENDLY AND ENABLE
                                                  US TO DELIVER PRODUCTS AND
                                                  SERVICES EFFICIENTLY."


                                                  EDWARD J. FURTICELLA
                                                  PEOPLES BANK
                                                  CHIEF FINANCIAL OFFICER


DEAR SHAREHOLDERS:

          It is my pleasure to report that 1999 was not only a successful year for your Bancorp, but an exciting one as well. Exciting in particular because we began to see the emerging results of our efforts to blend quality service with products and technology. These results included a growth of our core accounts, recognition for supporting small businesses, increased loan volume, and improved noninterest income.

          As a community bank, we face new challenges caused by competition, technology, and the evolving preferences of consumers. The comfortable way things used to be has been transformed profoundly by the new economy where technology and international markets have replaced the old order.

          Today, what is happening on Wall Street is of more than a passing interest to those of us in Northwest Indiana. While we can do little more than watch the dramatic fluctuations in the stock market, we do have a great deal of control over the quality of your Bancorp investment. We believe that the market ultimately rewards strong management and consistent results.


                                             -----------------------------------
                                             Photo of chief financial officer
                                             Edward Furticella, with computer in
                                             front of presentation screen.
                                             -----------------------------------

---------------------------------
Peoples Bank branch manager with
young mother and children opening
a checking account.
---------------------------------

The quality of our performance drives the quality of your investment.

          At the same time, what really counts are the Main Streets of our communities. What happens locally determines the Bancorp's policies as we respond to the changing financial services landscape. Forging and holding customer relationships requires us to respond to their changing needs by providing a value-added relationship.

          For 1999 the Bancorp's Board of Directors and management implemented community banking strategies which resulted in record earnings. Income for the year was $4.2 million up 12.6% over 1998 with earnings per share at $1.53. Our return on assets was 1.20% and our return on equity was 13.17%.

          As a community bank we have listened to our customers, recognized their needs, and delivered products with a high standard of quality service. Quality service means more than convenience. It means being there to meet our customer needs and answer their questions. It means being flexible and able to make timely decisions. And it means responding to opportunities to enhance the delivery of our service.


"PEOPLES BANK HAD JUST THE
RIGHT CHECKING PROGRAM FOR
MY HUSBAND JAY AND I. AS A
YOUNG FAMILY FREE CHECKING
IS PERFECT FOR US AND I LOVE
GOING INTO THE SCHERERVILLE
BRANCH! ALL THE TELLERS AND
CUSTOMER SERVICE PEOPLE ARE
WONDERFUL."

KATHY WENZEL (RIGHT)
(WITH CAMERON AND CORINNE)
CHECKING CUSTOMER

MEREDITH L. BIELAK (LEFT)
PEOPLES BANK
SCHERERVILLE BRANCH MANAGER

          During 2000 the Bancorp will open a state-of-the-art branch facility in Hobart, Indiana. Our 8th location will provide new opportunities to extend the Bancorp's products and services in a growing market. During 2000 we will also roll-out an Internet banking product that provides both our retail customers and our business customers with another avenue for meeting their banking needs.

          Quality service and competitively priced products combined this year to add value to our presence as a financial resource in the community. Our average daily balances for core accounts -- driven by a free checking product featuring free checks, a free ATM and debit card, and telephone access to account information -- grew $23.1 million.

          More than market share, core account growth increased our market value by fueling $22.4 million of loan growth. Our balance sheet was strengthened by the Bancorp's ability to meet the competition of large regional money-center banks.

          Commercial business loan balances were up 28%, commercial real estate loans were up 24% and consumer related loans were up 10%. Asset quality remained high with loan delinquencies at .27% of total loans and our allowance for loan losses at 1.12% of total loans or 412% of non-performing loans.


"OUR PHILOSOPHY OF QUALITY
CUSTOMER SERVICE IS REINFORCED
THROUGH OUR INTENSIVE EMPLOYEE
TRAINING AND IMPROVEMENT
PROGRAMS."

LINDA L. KOLLADA
PEOPLES BANK
VICE PRESIDENT
HUMAN RESOURCES

-------------------------------------

Photo showing Linda Kollada,
Vice President of human
resources instructing
training class.

-------------------------------------

------------------------------------

Photo of chief lending officer Joel
Gorelick with small business
customer.

------------------------------------

"AS A SMALL BUSINESS OWNER IT'S
IMPORTANT FOR ME TO HAVE A
BANK THAT WILL TAKE THE TIME TO
LEARN ABOUT OUR OFFICE FURNITURE
AND REFURBISHING OPERATION.
WE FOUND THAT AT PEOPLES BANK
YOU'RE NOT JUST A NUMBER. AFTER
MEETING WITH US PEOPLES LIKED
WHAT THEY SAW AND ENABLED US TO
EXPAND AND BECOME THE BUSINESS
WE KNEW WAS POSSIBLE."

DOREEN GABOYAN
OFFICE FURNITURE SPECIALISTS
1999 FINALIST MINORITY SMALL
BUSINESS PERSON OF THE YEAR,
NORTHWEST INDIANA ENTREPRENEURIAL
EXCELLENCE AWARDS PROGRAM

JOEL GORELICK
PEOPLES BANK
CHIEF LENDING OFFICER
1999 SMALL BUSINESS ADVOCATE
OF THE YEAR, NORTHWEST INDIANA
ENTREPRENEURIAL EXCELLENCE
AWARDS PROGRAM

          A key element of the Bancorp's community banking strategy has been to react to the needs of small business for competitive, responsive services. Our effort has been acknowledged by the Northwest Indiana Entrepreneurial Excellence Awards Program who named Joel Gorelick, Chief Lending Officer, the 1999 Small Business Advocate of the Year. Another recognition came from the Northwest Indiana Regional Development Corporation (RDC) which designated Peoples Bank as the Small Business Lender of the Year based upon the volume of our RDC loans.

          The increasing demand for financial services has been met by our trust department's ability to fashion individual investment and asset management plans for our customers. We continue to expand our trust and investment services. During the year, Jon DeGuilio, former U.S. Attorney and a well-respected lawyer, joined our ranks as Senior Vice President and Trust Officer.

          The book value of trust assets under management stood at $87 million at year end. The trust activities along with income from banking operations resulted in a 23.2% increase in the Bancorp's noninterest income.

          Technology had a major impact on the Bancorp this year. Thanks to the strong direction provided by Ed Furticella, our Chief Financial Officer, and the day to day efforts of Tanya Buerger, Vice President for Information Systems, the Bancorp made a seamless transition through the century change date, or Y2K. Our readiness efforts had the ancillary effect of upgrading systems which measurably impact operating efficiencies.

          The Bancorp will continue to emphasize quality personal service which has been the hallmark of our operation since 1910. We cannot ignore, however, the opportunity technology presents to add value to our market presence. Investing in technology provides the tools to help us better understand our own customers, determine the shape of new products, and measure the value of our relationships with our customers. At the same time, we recognize that people will always be the driving force in creating growth and market value.

          In April of 1999 Jim Crandall, a director of the Bancorp with over forty years of combined service to the cause of community banking, retired from our board. Jim's knowledge of the community, leadership, and steadfast advice helped build our solid record of achievement. He is both a consummate professional and good friend. We thank him for his continued service as a Director Emeritus and wish him well in his retirement.


DAVID A. BOCHNOWSKI
CONGRATULATES JIM CRANDALL
ON HIS YEARS OF DEDICATION
AND OUTSTANDING SERVICE TO
THE BOARD OF DIRECTORS OF
NORTHWEST INDIANA BANCORP
AND PEOPLES BANK.

JAMES J. CRANDALL (LEFT)
DIRECTOR EMERITUS

DAVID A. BOCHNOWSKI (RIGHT)
PEOPLES BANK
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

---------------------------------

Photo showing bank President
David Bochnowski presenting
James Crandall with award of
distinction.

---------------------------------

----------------------

Photo of trust officer
Frank Bochnowski
with trust customer.

----------------------

"AS A LONG-TIME CUSTOMER,
I HAVE HAD THE OPPORTUNITY TO
ENJOY A FINANCIALLY BENEFICIAL
AND POSITIVE RELATIONSHIP
WITH THE EXPERIENCED TRUST
OFFICERS AT PEOPLES BANK."

LUPE MORALES
TRUST CUSTOMER

FRANK J. BOCHNOWSKI
PEOPLES BANK
EXECUTIVE VICE PRESIDENT
TRUST OFFICER

          Shareholders elected Frank J. Bochnowski, Executive Vice President, to the Board of Directors upon Jim Crandall's retirement. We welcome Frank and thank him for his dedication and insight into our strategic direction. His experience and wise counsel are a worthy addition to our working Board of Directors.

          Competition, technology, and the convergence of the financial services industry will continue to challenge community banking. In January of 2000, we celebrated our ninety year tradition of community banking. We are confident that by blending quality service, products and technology the Bancorp will add value to our community, our customers, and our shareholders.


                                        Sincerely,



                                        /s/David A. Bochnowski

                                        DAVID A. BOCHNOWSKI
                                        Chairman & CEO

                                      1999
                                 ANNUAL REPORT

                             FINANCIAL INFORMATION

      Strip of four photos blending together showing lending officer with small business customer, trust officer with trust customer, checking customer with branch manager and chief financial officer with computer.


                          TODAY'S COMMUNITY BANKING...
               BLENDING QUALITY SERVICE, PRODUCTS AND TECHNOLOGY

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands of Dollars, except Per Share Data)

Fiscal Year Ended                  December 31,    December 31,   December 31,   December 31,   December 31,  December 31,
                                        1999           1998           1997           1996           1995           1994
                                   ------------    ------------   ------------   ------------   ------------  ------------
Statement of Income:
   Total interest income ......    $    25,607     $   25,235     $   23,669     $   22,337     $   21,123    $    19,122
   Total interest expense .....         11,281         12,310         11,721         11,287         10,484          8,079
                                   -----------     ----------     ----------     ----------     ----------    -----------
   Net interest income ........         14,326         12,925         11,948         11,050         10,639         11,043
   Provision for loan losses ..            200            110            221             85             80            145
                                   -----------     ----------     ----------     ----------     ----------    -----------
   Net interest income after
    provision for loan losses .         14,126         12,815         11,727         10,965         10,559         10,898
                                   -----------     ----------     ----------     ----------     ----------    -----------
   Noninterest income .........          1,659          1,347          1,066            682            685            493
   Noninterest expense ........          8,774          7,938          7,154          8,039          6,117          6,031
                                   -----------     ----------     ----------     ----------     ----------    -----------
   Net noninterest expense ....          7,115          6,591          6,088          7,357          5,432          5,538
                                   -----------     ----------     ----------     ----------     ----------    -----------
   Income tax expenses ........          2,775          2,461          2,223          1,419          2,026          2,132
   Cumulative effect of changes
    in accounting .............              -              -              -              -              -              -
                                   -----------     ----------     ----------     ----------     ----------    -----------
   Net income .................    $     4,236     $    3,763     $    3,416     $    2,189     $    3,101    $     3,228
                                   ===========     ==========     ==========     ==========     ==========    ===========
   Basic earnings
    per common share ..........          $1.53          $1.36          $1.24          $0.80          $1.13          $1.18
   Diluted earnings
    per common share ..........          $1.52          $1.35          $1.23          $0.79          $1.12          $1.17
   Cash dividends declared
    per common share ..........          $0.84          $0.74          $0.64          $0.58          $0.55          $0.55
-----------------------------------------------------------------------------------------------------------------------------------


                                   December 31,    December 31,    December 31,    December 31,    December 31,    December 31,
                                       1999            1998            1997           1996             1995            1994
                                   ------------    ------------    ------------    ------------    ------------    ------------
Balance Sheet:
   Total assets .............      $  361,719      $  345,417      $  319,609      $  299,419      $  280,911      $  266,343
   Loans receivable .........         295,813         273,433         272,213         244,696         222,293         221,930
   Investment securities ....          41,931          36,350          29,362          40,024          38,001          33,678
   Deposits .................         306,647         293,222         272,090         256,420         247,945         234,639
   Borrowed funds ...........          18,607          17,320          14,628          12,261           3,139           3,151
   Total stockholders' equity          32,471          31,316          29,482          27,815          27,204          25,606

-----------------------------------------------------------------------------------------------------------------------------------


Fiscal Year Ended                             December 31,  December 31,   December 31, December 31,  December 31,  December 31,
                                                   1999          1998          1997         1996          1995           1994
                                              ------------  ------------   ------------ ------------  ------------  ------------
Interest Rate Spread During Period:
     Average effective yield on loans
      and investment securities .......            7.61%         8.00%         8.16%        7.98%         8.06%         7.66%
     Average effective cost of deposits
      and borrowings ..................            3.54%         4.16%         4.32%        4.32%         4.33%         3.48%
                                              ----------     ---------      --------     --------     ---------     ---------
     Interest rate spread .............            4.07%         3.84%         3.84%        3.66%         3.73%         4.18%
                                              ==========     =========      ========     ========     =========     =========
Net interest margin ...................            4.04%         3.91%         3.94%        3.79%         3.91%         4.25%
Return on average assets ..............            1.20%         1.14%         1.13%        0.75%         1.14%         1.24%
Return on average equity ..............           13.17%        12.35%        11.87%        7.90%        11.74%        13.04%


-----------------------------------------------------------------------------------------------------------------------------------


                                      December 31,   December 31,   December 31,   December 31,   December 31,    December 31,
                                           1999          1998           1997           1996           1995           1994
                                      ------------   ------------   ------------   ------------   ------------    ------------
Tier I capital to
 risk-weighted assets ...........          13.5%         14.1%          13.8%          14.7%          15.8%          15.9%
Total capital to
 risk-weighted assets ...........          14.8%         15.3%          15.0%          16.0%          17.1%          17.2%
Tier I capital leverage ratio ...           9.0%          9.2%           9.2%           9.3%           9.7%           9.6%
Allowance for loan losses to
 total loans ....................           1.12%        1.14%          1.13%          1.18%          1.27%          1.24%
Allowance for loan losses to
 non-performing loans ...........         412.08%      213.06%        257.84%        247.40%        268.25%        176.46%
Non-performing loans to
 total loans ....................           0.27%        0.54%          0.44%          0.48%          0.47%          0.70%
Total loan accounts .............          4,676        4,625          4,764          4,404          4,606          4,671
Total deposit accounts ..........         27,712       26,172         25.443         24,666         23,730         22,738
Total branches (all full service)              7            7              7              7              6              6

     (1) Six month period due to change in fiscal year end.
     (2) Data for six months ended December 31, 1993 has been annualized.

December 31,   June 30,       June 30,      June 30,
  1993 (1)       1993           1992          1991
------------   --------       --------       -------

$ 9,360        $19,035        $19,744        $20,709
  4,015          8,485         10,698         12,896
-------        -------        -------        -------
  5,345         10,550          9,046          7,813
    319            711            665            238
-------        -------        -------        -------
  5,026          9,839          8,381          7,575
-------        -------        -------        -------
    253            749            726            757
  3,011          5,378          4,795          4,625
-------        -------        -------        -------
  2,758          4,629          4,069          3,868
-------        -------        -------        -------
    902          2,158          1,849          1,505


    450              -              -              -
-------        -------        -------        -------
$ 1,816        $ 3,052        $ 2,463        $ 2,202
=======        =======        =======        =======

$  0.67        $  1.13        $  0.93        $  0.83


$  0.66        $  1.10        $  0.88        $  0.79

$  0.25        $  0.40        $  0.34        $  0.11
---------------------------------------------------------
December 31,    June 30,        June 30,         June 30,
  1993            1993            1992            1991
------------    --------        --------        ---------
$251,481        $246,180        $227,183        $220,053

 204,205         202,083         183,366         177,421
  33,639          28,910          28,910          25,160
 222,945         219,133         202,823         196,880
   2,087             993             609             799
  23,874          22,691          20,667          18,972
---------------------------------------------------------

December 31,     June 30,      June 30,      June 30,
1993 (1) (2)       1993          1992          1991
------------     --------      --------      --------

    7.75%         8.24%         9.20%        10.08%

    3.63%         4.04%         5.39%         6.75%
---------        ------        ------        ------
    4.12%         4.20%         3.81%         3.33%
=========        ======        ======        ======
    4.27%         4.44%         4.04%         3.80%
    1.45%         1.28%         1.10%         1.03%
   15.51%        14.00%        12.38%        12.31%

---------------------------------------------------------

December 31,          June 30,           June 30,           June 30,
    1993                1993               1992               1991
------------         ---------         ----------         -----------
     15.5%              14.9%              14.7%              14.1%

     16.8%              16.1%              15.9%              14.8%

      9.5%               9.2%               9.1%               8.6%

     1.26%              1.15%              0.88%              0.53%

   454.75%            382.34%            231.51%            117.96%

     0.27%              0.30%              0.38%              0.45%
    4,654              4,661              4,755              4,793
   21,204             21,330             20,834             21,200
        6                  6                  6                  6



Business

     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.
     The Bancorp conducts business from its main office in Munster and its other six full-service offices located in East Chicago, Hammond, Merrillville, Dyer and Schererville, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans and various types of consumer loans and commercial business loans. In addition, the Bancorp's trust department provides estate administration, estate planning, guardianships, land trusts, retirement planning, selfdirected IRA and Keogh accounts, investment agency accounts, and serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts.
     The Bancorp's common stock is traded in the over-the-counter market and quoted in the National Quotation Bureau's "Pink Sheets". On February 29, 2000, the Bancorp had 2,727,403 shares of common stock outstanding and 506 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.


    TOTAL ASSETS

    (DOLLARS IN MILLIONS)

[BAR GRAPH]

1995           1996             1997            1998             1999
$280.9        $299.4            $319.6          $345.4           $361.7

TOTAL ASSETS HAVE INCREASED FROM $280.9 MILLION AT DECEMBER 31, 1995 TO $361.7 MILLION AT DECEMBER 31, 1999. GROWTH DURING 1999 TOTALED $16.3 MILLION OR 4.7%.
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General
    The Bancorp's earnings are dependent upon the earnings of the Bank. The Bank's earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average total assets. The net interest margin is perhaps the clearest indicator of a financial institution's ability to generate core earnings. The Bancorp's profitability is also affected by fees and service charges, trust department income, gains and losses from the sale of loans, provisions for loan losses, income taxes and operating expenses.
    At December 31, 1999, the Bancorp had total assets of $361.7 million and total deposits of $306.6 million. The Bancorp's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 1999, stockholders' equity totaled $32.5 million, with book value per share at $11.82. Net income for 1999 was $4.2 million, or $1.53 per common share and $1.52, assuming dilution. The return on average assets (ROA) was 1.20%, while the return on average stockholders' equity
(ROE) was 13.17%.


    TOTAL ASSET COMPOSITION
    (DOLLARS IN MILLIONS)

[PIE GRAPH]
COMMERCIAL BUSINESS AND OTHER  $29.8(8.2%)
COMMERCIAL REAL ESTATE AND
 MULTIFAMILY                   $79.7(22.0%)
RESIDENTIAL REAL ESTATE,
 INCLUDING HOME EQUITY         $161.1(44.6%)
CONSUMER                       $10.4(2.9%)
OTHER ASSETS                   $23.4(6.4%)
INVESTMENTS AND OTHER          $42.5(11.8%)
CONSTRUCTION AND LAND
 DEVELOPMENT                   $14.8(4.1%)



AT DECEMBER 31, 1999, THE BANCORP HAD TOTAL AS SETS OF $361.7 MILLION. INTEREST-EARNING ASSETS TOTALED $338.3 MILLION AND REPRESENTED 93.5% OF TOTAL ASSETS.

--------------------------------------------------------------------------------

Asset/Liability Management and Market Risk

     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bancorp, the key components of asset/liability management are loans, investments, deposits and borrowed funds. Over the years, the Bancorp has directed its lending efforts toward construction loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans and commercial business loans tied to the prime rate of interest. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made 10 for contractual terms of fifteen years or less. The actual cash flows from these loans generally results in a duration which is less than the contractual maturity, providing protection against the possibility of rising interest rates.
     The Bancorp is primarily a portfolio lender. Mortgage banking activities are limited to the sale of fixed rate mortgage loans with contractual maturities of twenty-five years or longer. These loans are sold, on a case-by-case basis, in the secondary market as part of the Bancorp's efforts to manage interest rate risk. The Bancorp retains the servicing on all loans sold in the secondary market.
     The primary objective of the Bancorp's investment portfolio is to provide for the liquidity needs of the Bancorp and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities and federal agency obligations. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLB). Investments are generally for terms ranging from one day to five years.
     The Bancorp's cost of funds reacts rapidly to changes in market interest rates due to the relatively short-term nature of its deposit liabilities. Consequently, the levels of short- term interest rates have influenced the Bancorp's results of operations. In order to reduce exposure to interest rate risk, core deposits (checking, NOW accounts, savings and money market accounts) have been aggressively marketed and certificate accounts have been competitively priced. Account activity and maturities are monitored in order to guard against the outflow of funds. Borrowed money is used to compensate for reductions in the availability of other sources of funds and is generally accomplished through repurchase agreements, as well as, through a line of credit and advances from the FHLB. FHLB advances with maturities ranging from one to ten years are used to fund securities and loans of comparable duration, as well as, to reduce the impact that movements in short-term interest rates have on the Bancorp's overall cost of funds. The Bancorp does not obtain funds through brokers.
     The Bancorp's primary market risk exposure is interest rate risk. Interest rate risk is the risk that the Bancorp's earnings and capital will be adversely affected by changes in interest rates. The primary approach to interest rate risk management is one which focuses on adjustments to the Bancorp's asset/liability mix in order to limit the magnitude of interest rate risk. The Board of Directors has delegated the responsibility for measuring, monitoring and controlling interest rate risk to the Bancorp's asset/liability management committee (ALCO). The ALCO is responsible for developing and implementing interest rate risk management strategies, establishing and maintaining a system of limits and controls, and establishing and utilizing an interest rate risk measurement system. The ALCO, which is made up of members of senior management, generally meets monthly with board presentations occurring quarterly.

     Because the Bancorp is liability sensitive (i.e., it has more rate sensitive liabilities than rate sensitive assets maturing or repricing within a one year time period) asset/liability management strategies designed to control interest rate risk focus on investments and loans of short duration, adjustable rate loans, core deposit growth, and a cost-effective mix of deposits and borrowed funds. Increasing the amount of interest earning assets that are rate sensitive, extending the maturities of customer deposits, increasing the balances of core deposit accounts and utilizing cost effective borrowings are all part of management's commitment toward reducing the Bancorp's overall vulnerability to interest rate risk. While these steps may reduce the overall vulnerability to interest rate risk, the Bancorp will still be adversely affected by a rising or high interest rate environment, and is beneficially affected by a falling or low interest rate environment because rate sensitive liabilities exceed rate sensitive assets maturing or repricing within a one year time period.
     Performance from an interest rate risk perspective can be measured in many ways. Methodologies used by the Bancorp focus on net interest income and the net economic value of equity. Net interest income is defined as interest income less interest expense. Variability in net interest income arises because its components - interest income and interest expense - do not change equally as rates vary. This mismatch occurs because individual assets and liabilities reprice differently as rates change. Factors which affect net interest income include changes in the level of interest rates, changes in the relationship between Bancorp yield rates and interest costs, changes in the volume of assets and liabilities outstanding, and changes in the composition or mix of assets and liabilities. Management uses rate shock (i.e., instantaneous and sustained parallel shifts in the yield curve in 1% increments up and down 2%) for stress testing the net interest income under several rate change levels. In order to simulate activity, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The results are compared to limits set by the Board of Directors and are monitored to identify unfavorable trends. Net economic value of equity is the net present value of the Bancorp's portfolio of assets and liabilities. By marking-to-market the components of the balance sheet, management can compute the net economic value of equity. As rates change over time, the market values of Bancorp assets and liabilities will change, with longer-term products fluctuating more than short-term products. In most cases, rate-sensitive assets and liabilities will not have the same maturity characteristics. Therefore, as rates vary, the market value of the rate-sensitive assets will not change equally with the market value of rate-sensitive liabilities. This will cause the net economic value of equity to vary. The focus of the net economic value of equity is to determine the percentage decline in the net economic value of equity caused by a 2% increase or decrease in interest rates, whichever produces the larger decline. A large value indicates a large percentage decline in the net economic value of equity due to changes in interest rates and, thus, high interest rate sensitivity. A low value indicates a small percentage decline in the net economic value of equity due to changes in interest rates and, thus, low interest rate sensitivity. As with net interest income, the results are compared to limits set by the Board of Directors and are monitored to identify unfavorable trends.
     Presented in the following tables is forward-looking information about the Bancorp's sensitivity to changes in interest rates as of December 31,1999 and 1998. The tables incorporate the Bancorp's internal system generated data as related to the maturity, repricing and repayment/withdrawal of interest earning assets and interest bearing liabilities. Prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

                     INTEREST RATE RISK AT DECEMBER 31, 1999

     Net Interest Income               Net Economic Value of Equity
---------------------------------    -------------------------------
Change    Amount   % Chg.  Policy        Amount  % Chg.      Policy
in rates                   Limit %                           Limit %
  2%      $ 12,238  - 8.9   - 20        $ 40,596  - 18.0     - 30
  1%      $ 12,879  - 4.1   - 10        $ 44,971  -  9.2     - 15
  0%      $ 13,430    0.0               $ 49,510     0.0
 -1%      $ 13,800    2.8   - 10        $ 53,412     7.9     - 15
 -2%      $ 13,885    3.4   - 20        $ 56,525    14.2     - 30

                     INTEREST RATE RISK AT DECEMBER 31, 1998

     Net Interest Income               Net Economic Value of Equity
------------------------------------  -------------------------------
Change     Amount   % Chg.   Policy      Amount  % Chg.      Policy
in rates                     Limit %                         Limit %
  2%       $ 12,400  -  2.9  - 20       $ 44,223  - 12.2     - 30
  1%       $ 12,613  -  1.3  - 10       $ 47,348  -  6.0     - 15
  0%       $ 12,773     0.0             $ 50,376     0.0
 -1%       $ 12,701  -  0.6  - 10       $ 52,470     4.2     - 15
 -2%       $ 12,528  -  1.9  - 20       $ 54,555     8.3     - 30

     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 1999, an increase in interest rates of 2% would have resulted in an 8.9% decrease in net interest income and an 18.0% decrease in the net economic value of equity compared to decreases of 2.9% and 12.2%, at December 31, 1998. The increase in interest rate risk during 1999 was due to the large increase in loan volume during 1999 funded in part by reducing lower yielding interest bearing balances in financial institutions and federal funds.

Financial Condition
     During the year ended December 31, 1999, total assets increased by $16.3 million (4.7%), with interest-earning assets increasing by $13.3 million (4.1%). At December 31, 1999, interest earning assets totaled $338.3 million and represented 93.5% of total assets. Loans totaled $295.8 million and represented 87.4% of interest-earning assets, 81.8% of total assets and 96.5% of total deposits. The loan portfolio includes $14.8 million (5.0%) in construction and land development loans, $161.1 (54.5%) in residential real estate loans, $79.7 million (26.9%) in commercial and multifamily real estate loans, $10.4 million (3.5%) in consumer loans and $29.8 million (10.1%) in commercial business and other loans. During 1999, loans increased by $22.4 million (8.2%). Adjustable rate loans comprised 53% of total loans at year-end. Growth during 1999 was a result of a strong local economy, favorable interest rates and aggressive marketing and call programs. Assuming the continuation of the current strength of the local economy and an aggressive marketing and call program effort, management believes that loan growth should remain strong during 2000 despite a rising interest rate environment and increased price competition within the Bancorp's market area. Management expects to fund loan growth with a mix of deposits and borrowed funds.


[BAR GRAPH]
TOTAL LOANS
(DOLLARS IN MILLIONS)

1995            1996             1997             1998             1999
$222.3          $224.7           $272.2           $273.4           $295.8


TOTAL LOANS HAVE INCREASED FROM $222.3 MILLION AT DECEMBER 31, 1995 TO $295.8 MILLION AT DECEMBER 31, 1999. DURING 1999, LOANS INCREASED BY $22.4 MILLION.
--------------------------------------------------------------------------------

     During 1999, the Bancorp sold $2.5 million in fixed rate mortgages compared to $3.7 million in 1998 and $1.8 million in 1997. All loans sold had contractual maturities of thirty years. Net gains realized from the sales totaled $30 thousand, $111 thousand and $26 thousand for 1999, 1998 and 1997. Net mortgage loan servicing income totaled $16 thousand for 1999 and 1998, and $21 thousand for 1997. At December 31, 1999, the Bancorp had $597 thousand classified as loans held for sale. During 2000, the Bancorp expects to sell fixed rate mortgage loans, with contractual maturities of twenty-five years or longer, on a case-by-case basis as part of its efforts to manage interest rate risk.


[PIE GRAPH]

LOAN COMPOSITION
(DOLLARS IN MILLIONS)

COMMERCIAL REAL ESTATE
 AND MULTIFAMILY                  $79.7(26.9%)
RESIDENTIAL REAL ESTATE
 INCLUDING HOME EQUITY            $161.1(54.5%)
COMMERCIAL BUSINESS
 AND OTHER                        $29.8(10.1%)
CONSUMER                          $10.4(3.5%)
CONSTRUCTION AND LAND
 DEVELOPMENT                      $14.8(5.0%)

AT DECEMBER 31, 1999, LOANS RECEIVABLE TOTALED $295.8 MILLION AND REPRESENTED 87.4% OF INTEREST-EARNING ASSETS.
--------------------------------------------------------------------------------

     At December 31, 1999, the Bancorp's investment portfolio totaled $40.2 million and was invested as follows: 85.7% in U.S. government agency debt securities, 12.4% in U.S. government debt securities, and 1.9% in U.S. government agency mortgage-backed securities. At December 31, 1999, securities available-for-sale totaled $24.2 million or 60.2% of total securities. The available- for-sale portfolio permits the active management of the Bancorp's liquidity position. During 1999, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS 133. The Bancorp does not have a trading portfolio. In addition, at December 31, 1999, the Bancorp had $1.8 million in FHLB stock. During 1999, investment securities increased by $5.6 million (15.4%).
     Management believes that the credit risk profile of the earning asset portfolio is relatively low. At December 31, 1999, the Bancorp had $803 thousand in non-performing loans. The December 31, 1999 balance includes $565 thousand in loans accounted for on a nonaccrual basis and $238 thousand in accruing loans which were contractually past due 90 days or more. The total of these nonperforming loans represents 0.27% of the total loan portfolio and 0.22% of total assets. At December 31, 1999, $689 thousand of the Bancorp's loans were internally classified as substandard. There were no loans classified as doubtful or loss. Management does not anticipate that any of the non-performing loans or classified loans will materially impact future operations, liquidity or capital resources. At December 31, 1999, except as described above, there were no material credits that would cause management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.
     At December 31, 1999, the Bancorp had no foreclosed real estate.

[BAR GRAPH]

NON-PERFORMING LOANS TO TOTAL LOANS

1995          1996            1997               1998               1999
0.47%         0.48%           0.44%              0.54%              0.27%

MANAGEMENT BELIEVES THAT THE CREDIT RISK PROFILE OF THE LOAN PORTFOLIO IS RELATIVELY LOW. AT DECEMBER 31, 1999, THE BANCORP'S RATIO OF NON-PERFORMING LOANS TO TOTAL LOANS WAS 0.27% (TWENTY-SEVEN HUNDREDTHS OF ONE PERCENT) WHICH WAS BELOW THE INDUSTRY NORM.
--------------------------------------------------------------------------------

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 1999, additions to the ALL account totaled $200 thousand compared to $110 thousand for 1998 and $221 thousand for 1997. The amount provided during 1999 was based on loan activity, changes within the loan portfolio mix, and resulting changes in management's assessment of portfolio risk. Charge-offs, net of recoveries, totaled $23 thousand during 1999.


[BAR GRAPH]

ALLOWANCE FOR LOAN LOSSES TO TOTAL LOSSES

1995          1996            1997              1998                 1999
1.27%         1.18%           1.13%             1.14%                1.12%

AT DECEMBER 31, 1999, THE BANCORP HAD $3.3 MILLION IN THE ALLOWANCE FOR LOAN LOSSES ACCOUNT. THE AMOUNT REPRESENTS 1.12% OF LOANS OUTSTANDING AND 412.08% OF NON-PERFORMING LOANS.
--------------------------------------------------------------------------------

     At December 31, 1999, the balance in the ALL account totaled $3.3 million which is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as, consideration of the facts and circumstances that affect the repayment of individual loans, as well as, loans which have been evaluated on a pooled basis. During 1999, additions to the ALL were allocated to the commercial real estate loans and commercial business loans due to the growth in these portfolios and the additional risk related to these products. At December 31, 1999, no portion of the ALL was allocated to impaired loan balances as the Bancorp had no individual loans considered to be impaired loans as of, or for the year ended December 31, 1999.
     Deposits are the major source of funds for lending and other investment purposes. At December 31, 1999, deposits totaled $306.6 million. During 1999, deposit growth totaled $13.4 million (4.6%). Money market deposit accounts (MMDA's) increased $9.0 million (27.1%), NOW accounts increased $1.2 million (4.4%), checking accounts increased $363 thousand (1.6%) and certificates of deposit increased by $5.2 million (3.2%). Savings accounts decreased $2.4 million (4.9%). The growth in core deposits was a result of competitive product offerings and an aggressive marketing program. At December 31, 1999, the deposit base was comprised of 15.2% savings accounts, 13.8% MMDAs, 9.6% NOW accounts, 7.4% checking accounts and 54.0% certificates of deposit. Deposit growth has not kept pace with asset growth principally due to a low rate of personal savings by households and competition for depositor funds from higher-yielding investment alternatives. At December 31, 1999, repurchase agreements totaled $3.1 million. Other short-term borrowings totaled $1.5 million. The Bancorp had $14 million in FHLB advances with a weighted-average maturity of 4.0 years.


[BAR GRAPH]

TOTAL DEPOSITS
(DOLLARS IN MILLIONS)

1995            1996            1997             1998                 1999
$247.9          $256.4          $272.1           $293.2               $306.6

DEPOSITS ARE THE MAJOR SOURCE OF FUNDS FOR LENDING AND OTHER INVESTMENT PURPOSES. DURING 1999, DEPOSITS INCREASED BY $13.4 MILLION OR 4.6%.
--------------------------------------------------------------------------------

Liquidity and Capital Resources
     For the Bancorp, liquidity management refers to the ability to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals, and pay dividends and operating expenses. The Bancorp's primary goal for liquidity management is to ensure that at all times it can meet the cash demands of its depositors and its loan customers. A secondary purpose of liquidity management is profit management. Because profit and liquidity are often conflicting objectives, management attempts to maximize the Bancorp's net interest margin by making adequate, but not excessive, liquidity provisions. Finally, because the Bancorp is subject to legal reserve requirements under Federal Reserve Regulation D, liquidity is managed to ensure that the Bancorp maintains an adequate level of legal reserves.
     Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, and the purchase and maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bancorp utilizes borrowings (i.e., repurchase agreements and advances from the FHLB) as a source of funds.


[BAR GRAPH]

CAPITAL TO AVERAGE ASSETS

1995             1996            1997             1998             1999
9.7%             9.3%            9.2%             9.2%             9.0%

MANAGEMENT FIRMLY BELIEVES THAT THE SAFETY AND SOUNDNESS OF THE BANCORP
IS ENHANCED BY MAINTAINING A HIGH LEVEL OF CAPITAL. AT DECEMBER 31, 1999, THE BANCORP'S CAPITAL EXCEEDED ALL REGULATORY REQUIREMENTS. THE BANCORP IS CATEGORIZED AS "WELL CAPITALIZED". THE RATIO OF TIER I CAPITAL TO ADJUSTED AVERAGE ASSETS REFLECTS THE CHANGE IN CAPITAL OVER THE PERIODS PRESENTED AS A RESULT OF PROFITABILITY AND SUCCESS IN MANAGING GROWTH. IN ADDITION, TIER I CAPITAL TO RISK-WEIGHTED ASSETS WAS 13.5% AND TOTAL CAPITAL TO RISK-WEIGHTED ASSETS WAS 14.8%.
--------------------------------------------------------------------------------

     During 1999, cash and cash equivalents decreased by $12.7 million compared to increases of $16.7 million for 1998 and $4.1 million for 1997. The decrease reflects the reduction of interest bearing balances in financial institutions and federal funds sold, as these funds were used for the Year 2000 cash build-up, security investments and loan originations. During 1999, cash provided by operating activities totaled $5.1 million, compared to $4.0 million for 1998 and $5.2 million for 1997. The increase during 1999 was due to an increase in net income and a reduction in cash flows from loan sales. Cash flows from investing activities reflect an increase in loan production during 1999. The net change in loans receivable and loan participations purchased totaled $22.6 million during 1999, compared to $1.8 million for 1998 and $28.1 million for 1997. Cash flows from financing activities totaled $12.0 million during 1999, compared to $21.3 million for 1998 and $16.3 million for 1997. The Bancorp paid dividends on common stock of $2.3 million during 1999, compared to $2.0 million for 1998 and $1.8 million for 1997. Deposit growth during 1999 totaled $13.4 million, compared to $21.1 million for 1998 and $15.7 million for 1997. The increase in FHLB advances and other borrowed funds totaled $1.3 million during 1999, compared to $2.2 million for 1998 and $2.4 million for 1997.
     On August 18, 1999, the Board of Directors authorized a stock repurchase program for 50,000 shares of the Bancorp's Common Stock, representing approximately 1.8% of the total common shares outstanding. As of December 31, 1999, the Bancorp purchased 21,100 shares of treasury stock at $21.00-$21.50 per share for $447 thousand.
     During 2000, the Bancorp will open a state-of-the-art branch facility in Hobart, Indiana. The cost of the new facility will be approximately $2.1 million. The facility will not have a material impact on noninterest expense during 2000. The new facility provides opportunities to expand market share for the Bancorp's products and services in Hobart and the surrounding areas.
     At December 31, 1999, outstanding commitments to fund loans totaled $61.3 million. Approximately 82% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity.
     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 1999, stockholders' equity increased by $1.2 million (3.7%). The increase resulted primarily from earnings of $4.2 million for 1999. In addition, $21 thousand represents proceeds from the exercise of 4,347 stock options. The Bancorp paid $2.3 million in cash dividends and $447 thousand for the purchase of treasury stock during 1999. The net unrealized loss on available-for-sale securities was $336 thousand. At December 31, 1999, book value per share was $11.82 compared to $11.34 at December 31, 1998.
     The Bancorp is subject to risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System (the FRB), and the Bank is subject to risk-based capital guidelines adopted by the FDIC. As applied to the Bancorp and the Bank, the FRB and FDIC capital requirements are substantially identical. These regulations divide capital into two tiers. The first tier (Tier
I) includes common equity, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. Supplementary (Tier II) capital includes, among other things, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. The Bancorp and the Bank are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. In addition, the FRB and FDIC regulations provide for a minimum Tier I leverage ratio (Tier I capital to adjusted average assets) of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other financial institutions are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least one to two percent.
     The following table shows that, at December 31, 1999, the Bancorp's capital exceeded all regulatory capital requirements. At December 31, 1999, the Bancorp's and the Bank's regulatory capital ratios were substantially the same. The dollar amounts are in millions.

                                          Required for        To be well
                             Actual     adequate capital      capitalized
                          ------------  ----------------      -----------
                          Amount Ratio  Amount     Ratio      Amount  Ratio
                          ------ -----  -----      -----      ------  -----
Total capital to
 risk-weighted assets      $35.7 14.8%  $19.3      8.0%        $24.2  10.0%
Tier I capital to
 risk-weighted assets      $32.7 13.5%  $ 9.7      4.0%        $14.5   6.0%
Tier I capital to
 adjusted average assets   $32.7  9.0%  $10.9      3.0%        $18.2   5.0%

Results of Operations - Comparison of 1999 to 1998
     Net income for 1999 was $4.2 million, compared to $3.8 million for 1998, an increase of $473 thousand (12.6%). The earnings represent a return on average assets of 1.20% for 1999 compared to 1.14% for 1998. The return on average equity was 13.17% for 1999 compared to 12.35% for 1998.
     Net interest income for 1999 was $14.3 million, up $1.4 million (10.8%) from $12.9 million for 1998. The increase in net interest income was primarily due to a lower cost of funds. The weighted-average yield on interest-earning assets was 7.61% for 1999 compared to 8.00% for 1998. The weighted-average cost of funds was 3.54% for 1999 compared to 4.16% for 1998. The impact of the 7.61% return on interest earning assets and the 3.54% cost of funds resulted in a net interest spread of 4.07% for 1999 compared to 3.84% for 1998. During 1999, total interest income increased by $372 thousand (1.5%) while total interest expense decreased by $1.0 million (8.4%). The net interest margin was 4.04% for 1999 compared to 3.91% for 1998.


[BAR GRAPH]

NET INTEREST MARGIN

1995         1996           1997                1998            1999
3.91%        3.79%          3.94%               3.91%           4.04%

THE NET INTEREST MARGIN IS TOTAL INTEREST INCOME MINUS TOTAL INTEREST
EXPENSE STATED AS A PERCENTAGE OF AVERAGE TOTAL ASSETS. DURING 1999, THE INCREASE WAS PRIMARILY DUE TO BOTH GROWTH IN THE BANCORP'S LOAN PORTFOLIO AND CORE DEPOSITS.
--------------------------------------------------------------------------------

     During 1999, interest income from loans increased by $108 thousand (0.5%) compared to 1998. The increase was due to an increase in average daily balances for the loan portfolio. The weighted-average yield on loans outstanding was 7.90% for 1999 compared to 8.31% for 1998. Higher average loan balances have contributed to the increase in interest income as loans averaged $286.6 million for 1999, up $15.2 million (5.6%) from $271.4 million for 1998. During 1999, interest income on investments and other deposits increased by $264 thousand (9.8%) compared to 1998. The increase was due to higher average daily balances. The weighted- average yield on investments and other deposits was 5.92% for 1999 compared to 6.13% for 1998. Securities and other deposits averaged $49.9 million for 1999, up $6.0 million (13.7%) from $43.9 million for 1998.
     Interest expense for deposits decreased by $1.0 million (9.2%) during 1999 compared to 1998. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 1999 was 3.45% compared to 4.09% for 1998. The lower cost of funds was due to growth in core deposits. Core deposits averaged $141.4 million during 1999, up $23.1 million (19.5%) from $118.3 million for 1998. Total deposit balances averaged $300.4 million for 1999, up $21.3 million (7.6%) from $279.1 million for 1998. Interest expense on borrowed funds increased by $18 thousand (2.0%) during 1999 due to higher average daily balances. The weighted-average cost of borrowed funds was 5.11% for 1999 compared to 5.41% for 1998. Borrowed funds averaged $18.1 million during 1999, up $1.4 million (8.4%) from $16.7 million for 1998. Borrowed funds have provided a cost-effective supplement to certificates of deposit, as deposit pricing within the Bancorp's local market area has been very competitive.

     Noninterest income was $1.7 million for 1999, up
$312 thousand (23.2%) from $1.4 million during 1998. During 1999, management continued to implement initiatives focused on improving noninterest income from Bancorp operations. As a result, fees and service charges increased $389 thousand (44.7%) and income from Trust operations increased $42 thousand (14.2%).

     Noninterest expense for 1999 was $8.8 million, up $836 thousand (10.5%) from $7.9 million for 1998. The increase in compensation and benefits was due to additional staffing, annual salary increases and the increased cost of employee benefits. The increases in occupancy and equipment, and data processing reflect investments in technology and new products and services. Other expense changes were due to costs related to the century date change and standard increases in operations. The Bancorp's efficiency ratio for 1999 was 54.9% compared to 55.6% for 1998. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.
     Income tax expenses for 1999 totaled $2.8 million compared to $2.5 million for 1998, an increase of $314 thousand (12.8%). The increase was due to an increase in pretax earnings during 1999. The combined effective federal and state tax rates for the Bancorp were 39.6% for 1999 and 39.5% for 1998.

Results of Operations - Comparison of 1998 to 1997
     Net income for 1998 was $3.8 million, compared to $3.4 million for 1997, an increase of $347 thousand (10.2%). The earnings represent a return on average assets of 1.14% for 1998 compared to 1.13% for 1997. The return on average equity was 12.35% for 1998 compared to 11.87% for 1997.
     Net interest income for 1998 was $12.9 million, up $977 thousand (8.2%) from $11.9 million for 1997. The increase in net interest income was due to the growth in average interest-earning assets and a decrease in the cost of funds. Interest-earning assets averaged $315.3 million for 1998, up $25.3 million (8.7%) from $290.1 million for 1997. The weighted-average yield on interest-earning assets was 8.00% for 1998 compared to 8.16% for 1997.
The weighted-average cost of funds was 4.16% for 1998 compared to 4.32% for 1997. The impact of the 8.00% return on interest earning assets and the 4.16% cost of funds resulted in an interest rate spread of 3.84% for both 1998 and 1997. During 1998, total interest income increased by $1.6 million (6.6%) while total interest expense increased by $589 thousand (5.0%). The net interest margin was 3.91% for 1998 compared to 3.94% for 1997.
     During 1998, interest income from loans increased by $1.2 million (5.5%) compared to 1997. The increase was due to an increase in average daily balances for the loan portfolio. The weighted-average yield on loans outstanding was 8.31% for 1998 compared to 8.41% for 1997. Higher average loan balances contributed to the increase in interest income as loans averaged $271.4 million for 1998, up $17.2 million (6.8%) from $254.2 million for 1997. During 1998, interest income on investments and other deposits increased by $393 thousand (17.1%) compared to 1997. The increase was due to higher average daily balances. The weighted- average yield on investments and other deposits was 6.13% for 1998 compared to 6.42% for 1997. Securities and other deposits averaged $43.9 million for 1998, up $8.1 million (22.6%) from $35.8 million for 1997.
     Interest expense for deposits increased by $98 thousand (0.9%) during 1998 compared to 1997. The increase was due to an increase in average daily balances. The weighted-average rate paid on deposits for 1998 was 4.09% compared to 4.30% for 1997. Deposit balances averaged $279.1 million for 1998, up $16.0 million (6.1%) from $263.1 million for 1997. Interest expense on borrowed funds increased by $491 thousand (118.6%) during 1998 due to the increased cost of borrowed funds and higher average daily balances. The weighted-average cost of borrowed funds was 5.41% for 1998 compared to 5.13% for 1997. The increase was due to lengthening the maturities of borrowed funds. Borrowed funds averaged $16.7 million during 1998, up $8.6 million (107.1%) from $8.1 million for 1997.
     Noninterest income was $1.3 million for 1998, up $281 thousand (26.4%) from $1.1 million during 1997. During 1998, management focused on initiatives designed to review and enhance noninterest income. During 1998, income from fees and service charges increased $176 thousand (25.3%) and income from Trust operations increased by $40 thousand (15.6%) due to increased fees from services provided and growth. In addition, increased gains from the sale of fixed rate loans ($85 thousand) and foreclosed real estate ($37 thousand) contributed to the increase in noninterest income.
     Noninterest expense for 1998 was $7.9 million, up $784 thousand (11.0%) from $7.2 million for 1997. The increase in compensation and benefits was due to additional staffing, annual salary increases and the increased cost of employee benefits. Other expense changes were due to standard increases in operations. The Bancorp's efficiency ratio for 1998 was 55.6% compared to 55.0% for 1997.
     Income tax expenses for 1998 totaled $2.5 million compared to $2.2 million for 1997, an increase of $238 thousand (10.7%). The increase was due to an increase in pretax earnings during 1998. The combined effective federal and state tax rates for the Bancorp were 39.5% for 1998 and 39.4% for 1997.

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

Year 2000
     The transition into the year 2000 was a success for the Bancorp, its service providers and customers. Management will continue to monitor its systems and equipment throughout 2000 to avoid the risk of disruptions to customer service or Bancorp operations caused by specific future dates. Informal discussions on year 2000 issues and dates will continue with vendors and major customers. Costs related to year 2000 readiness totaled approximately $140 thousand during 1999. The total cost for the year 2000 initiative was approximately $300 thousand of which approximately $200 thousand was invested in new computers and software providing enhanced functionality over the systems that were replaced.

Forward-Looking Statements
     When used in this report and in other filings by the Bancorp with the Securities and Exchange Commission, in the Bancorp's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bancorp's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.
     The Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Bancorp's financial performance and could cause the Bancorp's actual results for future periods to differ materially from those anticipated or projected.
     The Bancorp does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


[BAR GRAPH]

RETURN ON ASSETS

1995          1996               1997               1998                  1999
1.14%         0.75%              1.13%              1.14%                 1.20%

RETURN ON ASSETS (ROA) INDICATES THE OVERALL OPERATING EFFICIENCY OF A
COMPANY. THE RATIO IS DETERMINED BY STATING NET INCOME AS A PERCENTAGE
OF AVERAGE TOTAL ASSETS. THE INCREASE IN THE ROA FOR 1999 WAS DUE TO INCREASES IN NET INTEREST INCOME, NONINTEREST INCOME AND HIGH ASSET QUALITY. THE 1996 RESULTS INCLUDE THE ONE-TIME SPECIAL ASSESSMENT ON SAIF-ASSESSABLE DEPOSITS TO RECAPITALIZE SAIF.
--------------------------------------------------------------------------------


[BAR GRAPH]

RETURN ON EQUITY

1995         1996            1997            1998              1999
11.74%       7.90%           11.87%          12.35%            13.17%

RETURN ON EQUITY (ROE) IS DETERMINED BY STATING NET INCOME AS A PERCENTAGE OF AVERAGE STOCKHOLDERS' EQUITY. THE RATIO IS IMPORTANT TO THE BANCORP'S STOCKHOLDERS BECAUSE IT MEASURES THE RETURN ON THEIR INVESTED CAPITAL.
THE INCREASE IN ROE FOR 1999 REFLECTS RECORD EARNINGS. THE 1996 RESULTS INCLUDE THE ONE-TIME SPECIAL ASSESSMENT ON SAIF-ASSESSABLE DEPOSITS TO RECAPITALIZE SAIF.
--------------------------------------------------------------------------------

                              [CROWE CHIZEK LOGO]

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Bancorp) as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



                                    /s/Crowe, Chizek and Company LLP
                                    Crowe, Chizek and Company LLP


South Bend, Indiana
January 7, 2000

                                                     CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)                                                                                    DECEMBER 31,
                                                                                                    -----------------------

                                                                                                       1999           1998
                                                                                                    ---------     ---------

ASSETS
     Cash and non-interest bearing balances in financial institutions ..........................    $  14,633     $  12,729
     Interest bearing balances in financial institutions .......................................         --          10,111
     Federal funds sold ........................................................................         --           4,500
                                                                                                    ---------     ---------

       Total cash and cash equivalents .........................................................       14,633        27,340

     Securities available-for-sale .............................................................       24,171        20,522
     Securities held-to-maturity (fair value: 1999 - $15,718, 1998 - $14,236) ..................       15,983        14,133
     Loans held for sale .......................................................................          597           598
     Loans receivable ..........................................................................      295,813       273,433
     Less: allowance for loan losses ...........................................................       (3,309)       (3,132)
                                                                                                    ---------     ---------
       Net loans receivable ....................................................................      292,504       270,301
     Federal Home Loan Bank stock ..............................................................        1,777         1,695
     Accrued interest receivable ...............................................................        2,408         2,298
     Premises and equipment ....................................................................        6,522         6,715
     Foreclosed real estate ....................................................................         --              32
     Investment in real estate limited partnerships ............................................        1,117           499
     Deferred income taxes .....................................................................        1,367           877
     Other assets ..............................................................................          640           407
                                                                                                    ---------     ---------

       Total assets ............................................................................    $ 361,719     $ 345,417
                                                                                                    =========     =========


LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
       Non-interest bearing ....................................................................    $  22,709     $  22,346
       Interest bearing ........................................................................      283,938       270,876
                                                                                                    ---------     ---------
          Total ................................................................................      306,647       293,222
     Borrowed funds ............................................................................       18,607        17,320
     Accrued expenses and other liabilities ....................................................        3,994         3,559
                                                                                                    ---------     ---------

       Total liabilities .......................................................................      329,248       314,101

     Commitments and contingencies                                                                       --            --

     Stockholders' Equity:
     Preferred stock, no par or stated value;
          10,000,000 shares authorized, none outstanding .......................................         --            --
     Common stock, no par or stated value; 10,000,000 shares authorized;
       shares issued: December 31, 1999 - 2,767,503,
                      December 31, 1998 - 1,381,578,
       shares outstanding: December 31, 1999 - 2,746,403,
                           December 31, 1998 - 2,763,156 ........................................         346           345
     Additional paid in capital ................................................................        2,970         2,950
     Accumulated other comprehensive income ....................................................         (222)          114
     Retained earnings - substantially restricted ..............................................       29,824        27,907
     Treasury stock: December 31, 1999 - 21,100 common shares at cost ..........................         (447)         --
                                                                                                    ---------     ---------

       Total stockholders' equity ..............................................................       32,471        31,316
                                                                                                    ---------     ---------

       Total liabilities and stockholders' equity ..............................................    $ 361,719     $ 345,417
                                                                                                    =========     =========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)                                                      YEAR ENDED DECEMBER 31,
                                                                                       --------------------------------------------
                                                                                        1999                1998              1997
                                                                                       -------            -------            -------
Interest income:
     Loans receivable
       Real estate loans ..................................................            $19,541            $19,747            $19,128
       Commercial loans ...................................................              2,248              2,071              1,780
       Consumer loans .....................................................                862                725                462
                                                                                       -------            -------            -------
          Total loan interest .............................................             22,651             22,543             21,370
     Securities ...........................................................              2,358              1,981              2,155
     Other interest earning assets ........................................                598                711                144
                                                                                       -------            -------            -------

       Total interest income ..............................................             25,607             25,235             23,669
                                                                                       -------            -------            -------

Interest expense:
     Deposits .............................................................             10,358             11,405             11,307
     Borrowed funds .......................................................                923                905                414
                                                                                       -------            -------            -------

       Total interest expense .............................................             11,281             12,310             11,721
                                                                                       -------            -------            -------

Net interest income .......................................................             14,326             12,925             11,948
Provision for loan losses .................................................                200                110                221
                                                                                       -------            -------            -------

Net interest income after provision for loan losses .......................             14,126             12,815             11,727
                                                                                       -------            -------            -------

Noninterest income:
     Fees and service charges .............................................              1,260                871                695
     Trust operations .....................................................                338                296                256
     Gain on sale of loans, net ...........................................                 30                111                 26
     Gain on securities, net ..............................................                 12               --                 --
     Gain on sale of foreclosed real estate ...............................                 15                 65                 28
     Other ................................................................                  4                  4                 61
                                                                                       -------            -------            -------
       Total noninterest income ...........................................              1,659              1,347              1,066
                                                                                       -------            -------            -------

Noninterest expense:
     Compensation and benefits ............................................              4,656              4,130              3,645
     Occupancy and equipment ..............................................              1,524              1,454              1,350
     Data processing ......................................................                511                428                368
     Federal insurance premium ............................................                169                164                163
     Advertising ..........................................................                150                128                145
     Other ................................................................              1,764              1,634              1,483
                                                                                       -------            -------            -------

       Total noninterest expense ..........................................              8,774              7,938              7,154
                                                                                       -------            -------            -------

Income before income tax expenses .........................................              7,011              6,224              5,639
Income tax expenses .......................................................              2,775              2,461              2,223
                                                                                       -------            -------            -------

Net income ................................................................            $ 4,236            $ 3,763            $ 3,416
                                                                                       =======            =======            =======


Earnings per common share:
     Basic ................................................................            $  1.53            $  1.36            $  1.24
     Diluted ..............................................................            $  1.52            $  1.35            $  1.23

Dividends declared per common share .......................................            $  0.84            $  0.74            $  0.64

See accompanying notes to consolidated financial statements.

                                                    CONSOLIDATED STATEMENTS OF
                                                  CHANGES IN STOCKHOLDERS' EQUITY


(Dollars in thousands, except per share data)                                          Accumulated
                                                                            Additional    Other
                                                                     Common   Paid-in  Comprehensive  Retained   Treasury    Total
                                                                      Stock   Capital      Income     Earnings   Stock       Equity
                                                                      -----   -------  ------------   --------   -----      ------

 Balance at January 1, 1997 ......................................    $345      $2,930       $--     $ 24,540    $--      $ 27,815

     Net income and comprehensive income .........................     --         --          --        3,416     --         3,416
     Issuance of 3,754 shares of common stock at
       $4.29 - $10.63 per share, under stock option plan .........     --           18        --         --       --            18
     Cash dividends, $0.64 per share .............................     --         --          --       (1,767)    --        (1,767)
                                                                      ----       -----      ------     ------    -----      ------

Balance at December 31, 1997 .....................................     345       2,948        --       26,189     --        29,482

Comprehensive income:
     Net income ..................................................     --         --          --        3,763     --         3,763
     Net unrealized gain/(loss) on securities
       available-for-sale, net of tax effects ....................     --         --            (3)      --       --            (3)
                                                                                                                            ------
     Comprehensive income before cumulative effect
       of change in accounting policy ............................     --         --          --         --       --         3,760
     Cumulative effect of change in
       adopting SFAS No. 133 .....................................     --         --           117       --       --           117
                                                                                                                            ------
          Comprehensive income ...................................     --         --          --         --       --         3,877
     Issuance of 214 shares of common stock at
       $5.75 - $10.63 per share, under stock option plan .........     --            2        --         --       --             2
     Cash dividends, $0.74 per share .............................     --         --          --       (2,045)    --        (2,045)
                                                                      ----       -----      ------     ------    -----      ------

Balance at December 31, 1998 .....................................     345       2,950         114     27,907     --        31,316

Comprehensive income:
     Net income ..................................................     --         --          --        4,236     --         4,236
     Net unrealized gain/(loss) on securities
       available-for-sale, net of reclassification tax effects ...     --         --          (336)      --       --          (336)
                                                                                                                            ------
     Comprehensive income ........................................     --         --          --         --       --         3,900
     Issuance of 4,347 shares of common stock at
       $4.66 - $10.63 per share, under stock option plan .........       1          20        --         --       --            21
     Cash dividends, $0.84 per share .............................     --         --          --       (2,319)    --        (2,319)
     Purchase of 21,100 shares of treasury stock at
       $21,00 - $21.50 per share .................................     --         --          --         --       (447)       (447)
                                                                      ----       -----      ------     ------    -----      ------

Balance at December 31, 1999 .....................................    $346      $2,970       $(222)  $ 29,824    $(447)   $ 32,471
                                                                      ====      ======       =====   ========    =====    ========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -----------------------------------------
                                                                                             1999            1998           1997
                                                                                           --------        --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ....................................................................       $  4,236        $  3,763        $  3,416
                                                                                           --------        --------        --------
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Origination of loans for sale ...............................................         (2,512)         (4,259)         (1,732)
       Sale of loans originated for sale ...........................................          2,495           3,691           1,758
       Depreciation and amortization, net of accretion .............................            921             901             710
       Amortization of mortgage servicing rights ...................................             11               6            --
       Amortization of investment in real estate
          limited partnerships .....................................................             12               1            --
       Net gains on securities .....................................................            (12)           --              --
       Net gains on sale of loans ..................................................            (30)           (111)            (26)
       Net gains on sale of fixed assets ...........................................           --              --               (41)
       Net gains on sale of foreclosed real estate .................................            (15)            (65)            (28)
       Provision for loan losses ...................................................            200             110             221
       Net change in:
          Deferred taxes ...........................................................           (266)           (159)            (88)
          Interest receivable ......................................................           (110)           (103)            (42)
          Other assets .............................................................           (197)            555             556
          Accrued expenses and other liabilities ...................................            435             150             486
                                                                                           --------        --------        --------
          Total adjustments ........................................................            932             717           1,774
                                                                                           --------        --------        --------
          Net cash from operating activities .......................................          5,168           4,480           5,190
                                                                                           --------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from maturities of securities available-for-sale .....................          7,660            --              --
     Purchase of securities available-for-sale .....................................        (11,960)         (8,175)           --
     Proceeds from maturities of securities held-to-maturity .......................          5,595          11,000          10,748
     Purchase of securities held-to-maturity .......................................         (7,729)        (10,110)           (500)
     Principal collected on mortgage-backed securities .............................            304             472             414
     Purchase of investment in real estate limited partnerships ....................           (632)           (500)           --
     Purchase of Federal Home Loan Bank Stock ......................................            (82)            (49)            (49)
     Loan participations purchased .................................................           (300)         (5,238)         (3,240)
     Net change in loans receivable ................................................        (22,253)          3,506         (24,842)
     Purchase of premises and equipment, net .......................................           (645)           (732)           (354)
     Proceeds from sale of foreclosed real estate ..................................            200             752             489
                                                                                           --------        --------        --------
       Net cash from investing activities ..........................................        (29,842)         (9,074)        (17,334)
                                                                                           --------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in deposits ............................................................         13,425          21,132          15,670
     Proceeds from FHLB advances ...................................................          8,000           4,000          23,000
     Repayment of FHLB advances ....................................................         (6,000)           --           (22,000)
     Change in other borrowed funds ................................................           (713)         (1,808)          1,367
     Proceeds from issuance of common stock ........................................             21               2              18
     Dividends paid ................................................................         (2,319)         (2,045)         (1,767)
     Treasury stock purchased ......................................................           (447)           --              --
                                                                                           --------        --------        --------
       Net cash from financing activities ..........................................         11,967          21,281          16,288
                                                                                           --------        --------        --------
       Net change in cash and cash equivalents .....................................        (12,707)         16,687           4,144
     Cash and cash equivalents at beginning of period ..............................         27,340          10,653           6,509
                                                                                           --------        --------        --------
     Cash and cash equivalents at end of period ....................................       $ 14,633        $ 27,340        $ 10,653
                                                                                           ========        ========        ========


SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the period for:
       Interest ....................................................................       $ 11,331        $ 12,371        $ 11,668
       Income taxes ................................................................       $  3,203        $  2,526        $  1,790
SUPPLEMENTAL NONCASH INFORMATION:
     Transfers from securities held-to-maturity to available-for-sale ..............       $   --          $ 12,241        $   --
     Transfers from loans to foreclosed real estate ................................       $    153        $    460        $    531

See accompanying notes to consolidated financial statements

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    Years ended December 31, 1999, 1998 and 1997


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

     Cash Flow Reporting - For purposes of the statement of cash flows, the Bancorp considers cash on hand, noninterest bearing balances in financial institutions, all interest-bearing balances in financial institutions with original maturities of ninety days or less and federal funds sold to be cash and cash equivalents. The Bancorp reports net cash flows for customer loan and deposit transactions and short-term borrowings with maturities of 90 days or less.

     Securities - The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, is included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

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

      During 1999 and 1998, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS No. 133.

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

     Comprehensive Income - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.

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

     Industry Segments - Internal financial information is primarily reported and aggregated in the line of business of banking.

     Reclassification - Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 1998 and 1997, have been reclassified to conform to the December 31, 1999 presentation.

NOTE 2 - Securities
    Year end securities available-for-sale were as follows:

                                               (Dollars in thousands)
                                          Fair
                                          Value          Gains         Losses
                                       -----------   -----------   ------------
1999
U.S. government and federal agencies   $    24,171   $        15   $       (385)
                                       ===========   ===========   ============

1998
U.S. government and federal agencies   $    20,522   $      202   $         (12)
                                       ===========   ==========   =============


    Year end securities held-to-maturity were as follows:

                                       (Dollars in thousands)
                                               Gross        Gross
                                Amortized    Unrealized   Unrealized   Fair
                                   Cost        Gains        Losses     Value
                                  -------      ----        -------    -------
1999
U.S. government and
 federal agencies............     $15,228      $--         $(278)      $14,950
Mortgage-backed
 securities..................         755        13         --             768
                                  -------      ----        -----       -------
Total debt securities........     $15,983      $ 13        $(278)      $15,718
                                  =======      ====        =====       =======

1998
U.S. government and
 federal agencies............     $13,074      $ 68        $  (5)      $13,137
Mortgage-backed
 securities..................       1,059        40         --           1,099
                                  -------      ----        -----       -------
Total debt securities........     $14,133      $108        $  (5)      $14,236
                                  =======      ====        =====       =======


     The amortized cost and fair value of debt securities by contractual maturity at December 31, 1999, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

                                           (Dollars in thousands)
                              Available-for-sale   Held-to-maturity
                                     Fair       Amortized        Fair
                                    Value          Cost         Value
                                  -------       -------       -------
Due in one year or less......     $ 5,013       $   499       $   496
Due from one
 to five years...............      19,158        14,729        14,454
Mortgage-backed
 securities..................        --             755           768
                                  -------       -------       -------
 Total.......................     $24,171       $15,983       $15,718
                                  =======       =======       =======


     There were no sales of securities during the years ended December 31, 1999, 1998 and 1997. In 1999, certain securities held-to-maturity were called and resulted in $12,000 of securities gains. Securities with carrying values of $40,154,000 and $34,716,000 were pledged as of December 31, 1999 and 1998 as collateral for borrowings from the FHLB, repurchase agreements and public funds and for other purposes as permitted or required by law.

NOTE 3 - Loans Receivable
    Loans are summarized below:

                                                         (Dollars in thousands)
                                                          1999          1998
                                                       ---------      ---------
Loans secured by real estate:
 Construction and land development ...............     $  14,847      $  19,211
 Residential, including home equity ..............       161,467        154,076
 Commercial real estate and other dwelling .......        79,746         67,018
                                                       ---------      ---------
     Total loans secured by real estate ..........       256,060        240,305
Consumer loans ...................................        10,449         10,187
Commercial business and other ....................        29,779         23,374
                                                       ---------      ---------
     Subtotal ....................................       296,288        273,866
Less:
 Net deferred loan origination fees ..............          (369)          (374)
 Undisbursed loan funds ..........................          (106)           (59)
                                                       ---------      ---------
     Loans receivable ............................     $ 295,813      $ 273,433
                                                       =========      =========


    Activity in the allowance for loan losses is summarized below for the years indicated:

                                                   (Dollars in thousands)
                                              1999          1998          1997
                                            -------       -------       -------

Balance at beginning of period .......      $ 3,132       $ 3,074       $ 2,887
Provision charged to income ..........          200           110           221
Loans charged off ....................          (33)          (68)          (34)
Recoveries ...........................           10            16          --
                                            -------       -------       -------
Balance at end of period .............      $ 3,309       $ 3,132       $ 3,074
                                            =======       =======       =======


     At December 31, 1999 and 1998, no portion of the allowance for loan losses was allocated to impaired loan balances as the Bancorp had no loans individually it considered to be impaired as of or for the years ended December 31, 1999 and 1998.

     Nonperforming loans consist of smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

     Nonperforming loans at year end were as follows.

                                                         (Dollars in thousands)
                                                             1999       1998
                                                           ------      -----
Loans past due over 90 days still on accrual ..........      $238       $617
Nonaccrual loans ......................................       565        854

NOTE 4 - Secondary Market Mortgage Activities

    Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets.
The unpaid principal balances of these loans at year end are summarized below:

                                                       (Dollars in thousands)
                                                        1999            1998
                                                       -------         ------
Mortgage loan portfolios
serviced for FHLMC .............................       $10,258         $8,889
                                                       =======         ======


     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $106,000 and $169,000 at December 31, 1999 and 1998.

    Activity for capitalized mortgage servicing rights was as follows:
                                                       (Dollars in thousands)
                                                       1999             1998
                                                      -----             ----
Servicing rights:
Beginning of year ...........................         $  75             $--
Additions ...................................            45               81
Amortized to expense ........................           (11)              (6)
                                                      -----             ----
   End of year ..............................         $ 109             $ 75
                                                      =====             ====


    At year end 1999 and 1998, there was no valuation allowance required.

NOTE 5 - Premises and Equipment, Net
    At year end, premises and equipment are summarized below:

                                                      (Dollars in thousands)
                                                       1999               1998
                                                     --------          --------
Cost:
Land .......................................         $  1,663          $  1,663
Buildings and improvements .................            5,480             5,482
Furniture and equipment ....................            3,743             3,497
                                                     --------          --------
  Total cost ...............................           10,886            10,642
Less accumulated depreciation
 and amortization ..........................           (4,364)           (3,927)
                                                     --------          --------
  Premises and equipment, net ..............         $  6,522          $  6,715
                                                     ========          ========


NOTE 6 - Income Taxes
    Components of the income tax expenses consist of the following:
                                                  (Dollars in thousands)
                                            1999           1998           1997
                                          -------        -------        -------
Federal:
 Current ..........................       $ 2,423        $ 2,092        $ 1,824
 Deferred .........................          (243)          (153)           (71)
State:
 Current ..........................           618            528            487
 Deferred .........................           (23)            (6)           (17)
                                          -------        -------        -------
   Income tax expenses ............       $ 2,775        $ 2,461        $ 2,223
                                          =======        =======        =======


     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consists of the following:

                                                  (Dollars in thousands)
                                               1999         1998         1997
                                             -------       ------      -------
Federal statutory rate .................          34%          34%          34%
Tax expense at statutory rate ..........     $ 2,384       $2,116      $ 1,917
State tax, net of federal effect .......         393          344          310
Other ..................................          (2)           1           (4)
                                             -------       ------      -------
   Total income tax expenses ...........     $ 2,775       $2,461      $ 2,223
                                             =======       ======      =======


    The components of the net deferred tax asset recorded in the consolidated balance sheet are as follows:
                                                        (Dollars in thousands)
                                                         1999          1998
                                                       -------        -------
Deferred tax assets:
 Bad debt ........................................     $   740        $   528
 Deferred loan fees ..............................         146            143
 Deferred compensation ...........................         534            506
 Unrealized depreciation on
  securities available-for-sale ..................         148           --
 Other ...........................................         105             63
                                                       -------        -------
  Total deferred tax assets ......................       1,673          1,240
Deferred tax liabilities:
 Unrealized appreciation on securities
  available-for-sale .............................        --              (76)
 Depreciation ....................................        (250)          (241)
 Other ...........................................         (56)           (46)
                                                       -------        -------
 Total deferred tax liabilities ..................        (306)          (363)
Valuation allowance ..............................        --             --
                                                       -------        -------
 Net deferred tax assets .........................     $ 1,367        $   877
                                                       =======        =======


     The Bancorp had qualified under provisions of the Internal Revenue Code to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 1999 and 1998 includes approximately $6,000,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,000,000 at December 31, 1999. Tax legislation passed in August 1996 now requires the Bancorp to deduct a provision for bad debts for tax purposes based on actual loss experience and to recapture the excess bad debt reserve accumulated in tax years after 1986. The related amount of deferred tax which must be recaptured is $855,000 and is payable over a six year period beginning in 1998.

NOTE 7 - Deposits
    The aggregate amount of certificates of deposit with a balance of $100,000 or more was $43,077,000 at December 31, 1999 and $36,314,000 at December 31, 1998.
    At December 31, 1999, scheduled maturities of certificates of deposit were as follows:
                                         (Dollars in thousands)
                            2000 ..............   $133,743
                            2001 ..............     28,833
                            2002 ..............      2,119
                            2003 ..............        843
                                                  --------
                                 Total            $165,538
                                                  ========

NOTE 8 - Borrowed Funds
    At year end, borrowed funds are summarized below:
                                                         (Dollars in thousands)
                                                          1999           1998
                                                        -------        -------
Repurchase agreements ..........................        $ 3,051        $ 3,937
Variable rate advances from the FHLB ...........          1,000           --
Fixed rate advances from the FHLB ..............           --            4,000
Putable advances from the FHLB .................         13,000          8,000
Limited partnership obligation .................            500            500
Other ..........................................          1,056            883
                                                        -------        -------
 Total .........................................        $18,607        $17,320
                                                        =======        =======


     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp's control. At year end, information concerning these retail repurchase agreements is summarized below:

                                                         (Dollars in thousands)
                                                            1999        1998
                                                          -------      -------
Ending balance .......................................     $3,051      $3,937
Average balance during the year ......................      3,369       4,693
Maximum month-end balance during the year ............      3,927       6,154
Securities underlying the agreements at year end:
 Carrying value ......................................      4,998       6,460
 Fair value ..........................................      4,895       6,483
Average interest rate during the year ................       5.01%      5.62%

    At year end, advances from the Federal Home Loan Bank were as follows:

                                                         (Dollars in thousands)
                                                           1999         1998
                                                          -------      -------
Variable advances, maturing February 2000,
 at a rate of 6.07% .................................     $ 1,000       $ --
Fixed advances, maturing October 1999,
 at rates of 5.98% and 5.99% ........................     $  --         $4,000
Putable advances, maturing December 2002,
 through July 2008, at rates from
 5.28% to 5.85%, average rate:
 1999 - 5.56%; 1998 - 5.42% .........................     $13,000       $8,000

     Variable and fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by $174,813,000 and $159,915,000 of securities and mortgage loans under a blanket lien arrangement at December 31, 1999 and 1998.

     The limited partnership obligation represents an investment interest in a partnership formed for the construction, ownership and management of affordable housing projects. The amount of the note is $500,000 with funding to begin during 2000 and to continue over a nine year period. Payments are required within ten days of written demand. The obligation to make payment is absolute and unconditional. The note requires no payment of interest.

    At December 31, 1999, scheduled maturities of borrowed funds were as follows:
                                         (Dollars in thousands)
                                 2000 ............... $ 5,170
                                 2001 ...............      73
                                 2002 ...............   2,059
                                 2003 ...............   2,059
                                 2004 ...............   7,059
                                 Thereafter .........   2,187
                                                      -------
                                      Total ......... $18,607
                                                      =======


NOTE 9 - Employees' Benefit Plans

     The Bancorp maintains a Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees' Profit Sharing Plan and Trust if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Bancorp. The plan is noncontributory on the part of the employee. Contributions to the Employees' Profit Sharing Plan and Trust are made at the discretion of the Bancorp's Board of Directors. Contributions during the year ended December 31, 1999 were based on 12% of the participants' total compensation excluding incentives. Contributions during the years ended December 31, 1998 and 1997 were based on 10% and 9% of the participants' total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $354,000, $274,000 and $204,000 for the years ended December 31, 1999, 1998 and
1997.

     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants' accounts are credited each year with an amount based on a formula involving the participant's employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415.

     On December 1, 1999, the Bancorp established a supplemental executive Retirement Plan (the Plan). The Plan is established as an unfunded, non-qualified deferred compensation plan. The Plan provides a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contribution to the operation of the Bancorp, and to provide those individuals with additional financial security. The Board of Directors determines plan participants and contributions. The Plan expense amounted to $55,000 for the year ended December 31, 1999.

     During 1999, the Bancorp terminated its Employee Stock Ownership Plan
(ESOP) as directed by the Board of Directors and approved by the Internal Revenue Service. All shares of the Bancorp's common stock held by the ESOP were distributed to its participants. No contributions were made to the ESOP during the years ended December 31, 1999 and 1998. Contributions during the year ended

December 31, 1997 were based on 1% of the participants total compensation excluding incentives. The ESOP expense amounted to $0, $0 and $23,000 for the years ended December 31, 1999, 1998 and 1997.

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

     The following tables sets forth a reconciliation of the Bancorp's postretirement benefit plan funding status and expense for the periods indicated:


                                                          (Dollars in thousands)
                                                            1999          1998
                                                           -----          -----
Change in postretirement benefit obligation:
Beginning postretirement
 benefit obligation ..............................         $ 126          $ 119
 Unrecognized net actuarial gain .................           (15)          --
Service cost .....................................             5              5
Interest cost ....................................            10              9
Plan participants' contributions .................             7           --
Benefits paid ....................................           (15)            (7)
                                                           -----          -----
Ending postretirement
  benefit obligation .............................           118            126
Change in plan assets ............................          --             --

Funded status ....................................          (118)          (126)
Unrecognized net actuarial gain ..................           (69)           (58)
                                                           -----          -----
Accrued benefit cost .............................         $(187)         $(184)
                                                           =====          =====


                                      (Dollars in thousands)
                                     1999       1998      1997
                                   -------    ------    ------
Assumptions used:
 Discount rate .................       8.0%      8.0%      8.0%
 Annual increase in health care
 cost trend rate:
  Year one .....................       7.0%     11.5%     11.5%
  Year two .....................       7.0%     11.5%     11.5%
  Year three ...................       5.0%     11.5%     11.5%
  Thereafter ...................       5.0%      5.5%      5.5%
Components of net periodic
 postretirement benefit cost:
 Service cost ...............       $    5    $    5    $    4
 Interest cost .................        10         9         9
 Unrecognized net actuarial gain       (4)        (6)       (6)
                                   -------    ------    ------
Net periodic postretirement
 benefit cost ...............      $    11    $    8    $    7
                                   =======    ======    ======


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

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:




                                                                                 Minimum
                                                                             Required To Be
                                                                             Well Capitalized
                                                      Minimum Required        Under Prompt
                                                        for Capital            Corrective
                                      Actual          Adequacy Purposes     Action Regulations
                                ------------------    ------------------    ------------------
                                Amount       Ratio    Amount       Ratio    Amount     Ratio
                                --------   -------    --------   -------   --------    ------
1999
Total capital
(to risk-weighted assets) ..     $35.7      14.8%      $19.3       8.0%      $24.2     10.0%
Tier I capital
(to risk-weighted assets) ..     $32.7      13.5%      $ 9.7       4.0%      $14.5      6.0%
Tier I capital
(to adjusted average assets)     $32.7       9.0%      $10.9       3.0%      $18.2      5.0%

1998
Total capital
(to risk-weighted assets) ..     $34.1      15.3%      $17.8       8.0%      $22.3     10.0%
Tier I capital
(to risk-weighted assets) ..     $31.3      14.1%      $ 8.9       4.0%      $13.4      6.0%
Tier I capital
(to adjusted average assets)     $31.3       9.2%      $10.2       3.0%      $17.0      5.0%

     The Bancorp and the Bank were categorized as well capitalized at December 31, 1999 and 1998. There are no conditions or events since December 31, 1999 that management believes have changed the Bancorp's or Bank's category.

     The Bancorp's ability to pay dividends is entirely dependent upon the Bank's ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank's Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years

(approximately $4,778,000 at December 31, 1999). For this purpose, "retained net income" means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank.

NOTE 12 - Stock Option Plan

     Pursuant to a stock option plan (the Plan), an aggregate of 240,000 shares of the Bancorp's common stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank. Awards granted under the Plan may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-incentive stock options or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees' purchases of an equity interest in the Bancorp.

     Financial Accounting Standard No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options during 1999, 1998 and 1997.


                                        (Dollars in thousands, except per share data)
                                             1999            1998           1997
                                        -------------   ------------     -----------
Net income as reported ...............     $ 4,236         $ 3,763         $ 3,416
Pro forma net income .................     $ 4,210         $ 3,747         $ 3,405
Earnings per common share
  as reported ........................     $  1.53         $  1.36         $  1.24
Pro forma earnings
  per common share ...................     $  1.52         $  1.36         $  1.23
Earnings per common share,
  assuming dilution as reported ......     $  1.52         $  1.35         $  1.23
Pro forma earnings per common
  share, assuming dilution ...........     $  1.51         $  1.34         $  1.22

    The fair value of options granted during 1999, 1998 and 1997 is estimated using the following weighted-average information:

                                            1999          1998          1997
                                           ------        ------        -------
Risk free interest rate ..............      6.78%         5.73%         6.50%
Stock price volatility ...............      6.49%         5.57%         5.62%
Expected dividend rate ...............      4.02%         3.61%         4.00%

     The expected life for the options for 1999, 1998 and 1997 is 7 to 8 years.

     In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

                                                                              Weighted-average
                                                  Number    Weighted-average     fair value
                                                of options  exercise price        of grants
                                                ----------  --------------        ---------
Outstanding, January 1, 1997 ..............       51,228           9.35
Granted ...................................       16,100          16.00        $   2.12
Exercised .................................        3,754           4.93
Forfeited .................................          100          16.00
Expired ...................................         --              --
                                                 -------
Outstanding, December 31, 1997 ............       63,474          11.29
Granted ...................................       17,300          20.50            2.42
Exercised .................................          214           7.57
Forfeited .................................          400          18.25
Expired ...................................         --
                                                 -------            --
Outstanding, December 31, 1998 ............       80,160          13.25
Granted ...................................       23,100          20.58            2.96
Exercised .................................        4,347           4.83
Forfeited .................................          200          20.50
Expired ...................................         --              --
                                                 -------
Outstanding, December 31, 1999 ............       98,713          15.32
                                                 =======


Options exerciseable at year-end are as follows:

                           Number       Weighted-average
                         of options      exercise price
                         ----------      --------------

          1997             11,914            $5.29
          1998             11,780            $5.29
          1999              7,513            $5.60

At December 31, 1999, options outstanding were as follows:

                                                  Outstanding                Exercisable
                                          --------------------------    --------------------
                                                    Weighted Average             Weighted
                                                       Remaining                  Average
                                                      Contractual                 Exercise
Range of Exercise Prices                   Number     Life (Years)      Number     Price
------------------------                  -------     ------------      ------   --------
$4.66 - $9.99 .......................       7,513          2.5           7,513     $5.60
$10.00 - $15.99 .....................      35,400          5.2            --        --
$16.00 - $21.00 .....................      55,800          8.2            --        --
                                           ------        -----           -----     -----
Outstanding at year end .............      98,713          6.7           7,513     $5.60
                                           ======        =====           =====     =====

NOTE 13 - Earnings Per Share

    A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations for the years ended December 31, 1999, 1998 and 1997 is presented below.

                                               1999         1998         1997
                                            ----------   ----------   ----------
Basic earnings per common share:
Net income available to
  common stockholders ...................   $4,236,000   $3,763,000   $3,416,000
                                            ==========   ==========   ==========

Weighted-average common
  shares outstanding ....................    2,762,594    2,763,066    2,762,302
                                            ==========   ==========   ==========

     Basic earnings
      per common share ..................   $     1.56   $     1.36   $     1.24
                                            ==========   ==========   ==========

Diluted earnings per common share:
Net income available to
  common stockholders ...................   $4,236,000   $3,763,000   $3,416,000
                                            ==========   ==========   ==========

Weighted-average common
  shares outstanding ....................    2,762,594    2,763,066    2,762,302
Add: dilutive effect of assumed
 stock option exercises .................       29,703       29,092       29,266
                                            ----------   ----------   ----------
Weighted-average common and
  dilutive potential shares
  outstanding ...........................    2,792,297    2,792,158    2,791,568
                                            ==========   ==========   ==========

     Diluted earnings
      per common share ..................   $     1.52   $     1.35   $     1.23
                                            ==========   ==========   ==========


     Stock options for 3,500 shares of common stock were not considered in computing diluted earnings per common share for 1999 because they were antidilutive.

NOTE 14 - Related Party Transactions

     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $5,223,000 at December 31, 1999 and $4,169,000 at December 31, 1998. For the year ended December 31, 1999, the following activity occurred on these loans:

                                                      (Dollars in thousands)
Aggregate balance - January 1, 1999 ...................      $ 4,169
New loans .............................................          657
Repayments ............................................         (332)
Other changes .........................................          729
                                                             -------
Aggregate balance - December 31, 1999 .................      $ 5,223
                                                             =======


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

     The Bancorp had outstanding commitments to originate loans as follows:

                                                   (Dollars in thousands)
                                            Fixed        Variable
                                             Rate          Rate           Total
                                           -------        -------        -------
December 31, 1999:
Real estate .......................        $10,791        $19,411        $30,202
Consumer loans ....................           --              526            526
Commercial business ...............           --           30,620         30,620
                                           -------        -------        -------
 Total ............................        $10,791        $50,557        $61,348
                                           =======        =======        =======

December 31, 1998:
Real estate .......................        $ 5,193        $15,361        $20,554
Consumer loans ....................           --              468            468
Commercial business ...............           --           18,946         18,946
                                           -------        -------        -------
 Total ............................        $ 5,193        $34,775        $39,968
                                           =======        =======        =======


     The $10,791,000 in fixed rate commitments outstanding at December 31, 1999 had interest rates ranging from 6.75% to 9.00%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 1999 and 1998, the Bancorp had standby letters of credit totaling $1,120,000 and $1,945,000. The Bancorp evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management's credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 16 - Fair Values of Financial Instruments

     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items which are not financial instruments are not included.

                                                      (Dollars in thousands)
                                                         DECEMBER 31, 1999
                                                    ---------------------------
                                                    Carrying          Estimated
                                                      Value          Fair Value
                                                    ---------        ----------
FINANCIAL ASSETS
Cash and cash equivalents ..................        $  14,633         $  14,633
Securities available-for-sale ..............           24,171            24,171
Securities held-to-maturity ................           15,983            15,718
Federal Home Loan Bank stock ...............            1,777             1,777
Loans held for sale ........................              597               597
Loans receivable ...........................          292,504           292,617
Investment in real estate
 limited partnerships ......................            1,117             1,117
Accrued interest receivable ................            2,408             2,408

FINANCIAL LIABILITIES
Demand and savings deposits ................         (141,109)         (141,109)
Certificates of deposit ....................         (165,538)         (165,387)
Borrowed funds .............................          (18,607)          (18,512)
Accrued interest payable ...................             (188)             (188)

                                                     (Dollars in thousands)
                                                        DECEMBER 31, 1998
                                                   -----------------------------
                                                     Carrying          Estimated
                                                       Value          Fair Value
                                                    ---------         ----------
FINANCIAL ASSETS
Cash and cash equivalents ..................        $  27,340         $  27,340
Securities available-for-sale ..............           20,522            20,522
Securities held-to-maturity ................           14,133            14,236
Federal Home Loan Bank stock ...............            1,695             1,695
Loans held for sale ........................              598               600
Loans receivable ...........................          270,301           273,157
Investment in real estate
 limited partnerships ......................              499               499
Accrued interest receivable ................            2,298             2,298

FINANCIAL LIABILITIES
Demand and savings deposits ................         (132,895)         (132,895)
Certificates of deposit ....................         (160,328)         (160,688)
Borrowed funds .............................          (17,320)          (17,373)
Accrued interest payable ...................           (1,098)           (1,098)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1999 and 1998. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 1999 and 1998, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 1999 and 1998, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financing. The estimated fair value of other financial instruments, including mortgage servicing rights, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bancorp to have disposed of such items at December 31, 1999 and 1998, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1999 and 1998 should not necessarily be considered to apply at subsequent dates.

NOTE 17 - Other Comprehensive Income (Loss)

     Other comprehensive income (loss) components and related taxes were as follows:

                                                                1999        1998
                                                               -----        ----
Net change in net unrealized gains and losses
 on securities available for sale
  Unrealized gains (losses)
   arising during the year .............................       $(548)       $190
  Reclassification adjustment for gains
   included in net income ..............................         (12)        --
                                                               -----        ----
    Net change in net unrealized gains and
     losses on securities available for sale ...........        (560)        190
Tax effects ............................................        (224)         76
                                                               -----        ----
  Total other comprehensive income (loss) ..............       $(336)       $114
                                                               =====        ====


NOTE 18 - Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data are summarized as follows:

YEAR ENDED DECEMBER 31, 1999:

                                           (Dollars in thousands, except per share data)
                                        March 31,    June 30,   September 30, December 31,
                                          1999         1999          1999         1999
                                         ------       ------        ------       ------
Total interest income ..............     $6,168       $6,403        $6,470       $6,566
Total interest expense .............      2,790        2,786         2,774        2,931
                                         ------       ------        ------       ------
Net interest income ................      3,378        3,617         3,696        3,635
Provision for loan losses ..........         49           51            75           25
                                         ------       ------        ------       ------
Net interest income after
 provision for loan losses .........      3,329        3,566         3,621        3,610
Total noninterest income ...........        338          416           446          459
Total noninterest expense ..........      2,077        2,208         2,238        2,251
                                         ------       ------        ------       ------
Income before
 income taxes ......................      1,590        1,744         1,829        1,818
Income tax expenses ................        633          706           726          710
                                         ------       ------        ------       ------
Net income .........................     $  957       $1,068        $1,103       $1,108
                                         ======       ======        ======       ======

Basic earnings per share ...........     $ 0.35       $ 0.38        $ 0.40       $ 0.40
                                         ======       ======        ======       ======

Diluted earnings per share .........     $ 0.34       $ 0.38        $ 0.40       $ 0.40
                                         ======       ======        ======       ======



YEAR ENDED DECEMBER 31, 1998:
                                          (Dollars in thousands, except per share data)
                                       March 31,       June 30,    September 30,  December 31,
                                          1998           1998           1998        1998
                                         ------         ------         ------       ------
Total interest income ..............     $6,264         $6,322         $6,340       $6,309
Total interest expense .............      3,105          3,118          3,098        2,989
                                         ------         ------         ------       ------
Net interest income ................      3,159          3,204          3,242        3,320
Provision for loan losses ..........         25             15             25           45
                                         ------         ------         ------       ------
Net interest income after
 provision for loan losses .........      3,134          3,189          3,217        3,275
Total noninterest income ...........        320            356            300          371
Total noninterest expense ..........      1,967          2,002          1,946        2,023
                                         ------         ------         ------       ------
Income before
 income taxes ......................      1,487          1,543          1,571        1,623
Income tax expenses ................        593            612            626          630
                                         ------         ------         ------       ------
Net income .........................     $  894         $  931         $  945       $  993
                                         ======         ======         ======       ======

Basic earnings per share ...........     $ 0.33         $ 0.34         $ 0.34       $ 0.35
                                         ======         ======         ======       ======

Diluted earnings per share .........     $ 0.32         $ 0.34         $ 0.34       $ 0.35
                                         ======         ======         ======       ======

NOTE 19 - Parent Company Only Statements

                                                          (Dollars in thousands)
                                                         NORTHWEST INDIANA BANCORP
                                                         CONDENSED BALANCE SHEETS
                                                               DECEMBER 31,
                                                             1999          1998
                                                           --------      -------
Assets
Cash on deposit with Peoples Bank ....................     $    403      $    43
Investment in Peoples Bank ...........................       32,448       31,275
Dividends receivable from Peoples Bank ...............          600          535
Other assets .........................................         --              2
 Total assets ........................................     $ 33,451      $31,855
                                                           ========      =======

Liabilities and stockholders' equity
Dividends payable ....................................     $    577      $   511
Other liabilities ....................................          403           28
                                                           --------      -------
 Total liabilities ...................................          980          539

Common stock .........................................          346          345
Additional paid in capital ...........................        2,970        2,950
Accumulated other comprehensive income ...............         (222)         114
Retained earnings ....................................       29,824       27,907
Treasury stock .......................................         (447)        --
                                                           --------      -------
 Total stockholders' equity ..........................       32,471       31,316
                                                           --------      -------
  Total liabilities and stockholders' equity .........     $ 33,451      $31,855
                                                           ========      =======


                                                      (Dollars in thousands)
                                                   NORTHWEST INDIANA BANCORP
                                                 CONDENSED STATEMENTS OF INCOME
                                      Dec. 31, 1999  Dec. 31, 1998   Dec. 31, 1997
                                      -------------  -------------   -------------
Dividends from
 Peoples Bank ........................      $ 2,791       $ 2,129          $ 1,770
Operating expenses ...................          106            86               76
                                            -------       -------          -------
Income before income taxes
 and equity in undistributed
 income of Peoples Bank ..............        2,685         2,043            1,694
Provision for income taxes ...........          (42)          (34)             (30)
                                            -------       -------          -------
Income before equity
 in undistributed
 income of Peoples Bank ..............        2,727         2,077            1,724
Equity in undistributed
 income of Peoples Bank ..............        1,509         1,686            1,692
                                            -------       -------          -------
Net Income ...........................      $ 4,236       $ 3,763          $ 3,416
                                            =======       =======          =======


                                                     (Dollars in thousands)
                                                   NORTHWEST INDIANA BANCORP
                                                CONDENSED STATEMENTS OF CASH FLOWS
                                          DEC. 31, 1999    DEC. 31, 1998    DEC. 31, 1997
                                          -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................    $ 4,236        $ 3,763         $ 3,416
Adjustments to reconcile net
 income to net cash from
 operating activities
 Equity in undistributed
  net income of
  Peoples Bank .............................     (1,509)        (1,686)         (1,692)
 Change in other assets ....................        (63)           (77)            (11)
 Change in other liabilities ...............        441             73              (4)
                                                -------        -------         -------
  Total adjustments ........................     (1,131)        (1,690)         (1,707)
                                                -------        -------         -------
     Net cash from
      operating activities .................      3,105          2,073           1,709

CASH FLOWS FROM
INVESTING ACTIVITIES .......................       --             --              --

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid .............................     (2,319)        (2,045)         (1,767)
Treasury stock purchased ...................       (447)          --              --
Proceeds from issuance
  of capital stock .........................         21              2              18
                                                -------        -------         -------
  Net cash from
  financing activities .....................     (2,745)        (2,043)         (1,749)
                                                -------        -------         -------
Net change in cash .........................        360             30             (40)
Cash at beginning of year ..................         43             13              53
                                                -------        -------         -------
CASH AT END OF YEAR ........................    $   403        $    43         $    13
                                                =======        =======         =======



                               MARKET INFORMATION


     The Bancorp's Common Stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau's "Pink Sheets". The Bancorp's stock is not actively traded. As of February 29, 2000, the Bancorp had 2,727,403 shares of common stock outstanding and 506 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 1999 and December 31, 1998. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp's ability to pay dividends. All references to the number of shares and per share data have been restated to reflect all stock splits (see Note 1).

                                                            DIVIDENDS
                                     PER SHARE PRICES      DECLARED PER
                                      HIGH        LOW      COMMON SHARE
                                      ----        ---      ------------
Year Ended
December 31, 1999   1st Quarter     $21.25      $20.00        $.210
--------------------------------------------------------------------------------
                    2nd Quarter      23.00       20.00         .210
--------------------------------------------------------------------------------
                    3rd Quarter      21.50       20.00         .210
--------------------------------------------------------------------------------
                    4th Quarter      21.50       20.75         .210
--------------------------------------------------------------------------------

Year Ended
December 31, 1998   1st Quarter     $21.07      $19.50        $.185
--------------------------------------------------------------------------------
                    2nd Quarter      21.25       20.50         .185
--------------------------------------------------------------------------------
                    3rd Quarter      21.25       20.63         .185
--------------------------------------------------------------------------------
                    4th Quarter      21.00       20.00         .185
--------------------------------------------------------------------------------
[GRAPH INSERTED HERE]

                             MARKET PRICE PER SHARE

           1995        1996       1997        1998       1999
           ----        ----       ----        ----       ----

         $13.50       $15.57     $21.07      $21.00      $21.50





THE MARKET PRICE PER SHARE REPRESENTS THE LAST SALES PRICE PRIOR TO THE CLOSE OF THE PERIODS INDICATED. THE BANCORP'S STOCK IS NOT ACTIVELY TRADED. AT THE PRESENT TIME THE BANCORP'S STOCK IS TRADED IN THE OVER-THE-COUNTER MARKET AND IS QUOTED IN THE NATIONAL QUOTATION BUREAU'S "PINK SHEETS".


[GRAPH INSERTED HERE]
                              BOOK VALUE PER SHARE

         1995       1996      1997        1998       1999
        -----      ------    ------      ------     ------
        $9.86      $10.08    $10.67      $11.34     $11.82



THE BANK'S EARNINGS HAVE INCREASED THE BOOK VALUE OF THE BANCORP'S STOCK FROM $9.86 AT DECEMBER 31, 1995 TO $11.82 PER SHARE AT DECEMBER 31, 1999.

[GRAPH INSERTED HERE]
                         BASIC EARNINGS PER COMMON SHARE

              1995      1996      1997      1998      1999
             -----     -----     -----     -----     -----
             $1.13     $0.80     $1.24     $1.36     $1.53



EARNINGS FOR 1999 TOTALED $4.2 MILLION RESULTING IN BASIC EARNINGS PER COMMON SHARE OF $1.53.

[GRAPH INSERTED HERE]

                               5 YEAR TOTAL RETURN

                                  SNL Bank
                S&P 500          Asset-Size
                 Index             Index         Bancorp
                -------          ----------      -------
                  $351              $253           $245


MANAGEMENT OF THE BANCORP IS COMMITTED TO MAXIMIZING STOCKHOLDER VALUE. THE BANCORP'S STOCK PERFORMANCE ON A TOTAL RETURN BASIS IS COMPARED WITH THE TOTAL RETURNS OF THE S&P 500 INDEX AND FOR BANK STOCKS WITH ASSETS RANGING FROM $250 MILLION TO $500 MILLION (SNL BANK ASSET-SIZE INDEX). THE TOTAL RETURN IS MEASURED USING BOTH STOCK PRICE APPRECIATION AND THE EFFECT OF THE CONTINUOUS REINVESTMENT OF DIVIDEND PAYMENTS. THE GRAPH SHOWS THAT AN INITIAL $100 INVESTMENT IN THE BANCORP STOCK ON DECEMBER 31, 1994, WOULD BE WORTH $245 ON DECEMBER 31, 1999.

                        Photo of 1999 Board of Directors

                                      1999

                                  ANNUAL REPORT

                            1999 BOARD OF DIRECTORS


FRONT ROW:
GLORIA GRAY
Retired Vice President and Treasurer of
Career Development Consultants,
Munster, Indiana

SECOND ROW:
LOURDES M. DENNISON
Administrative Director,
Dennison Surgical Corp.
Merrillville, Indiana

FRANK BOCHNOWSKI
Executive Vice President,
General Counsel, Trust Officer and
Corporate Secretary of the Bancorp
Munster, Indiana

THIRD ROW:
LEROY CATALDI
Pharmacist, Dyer, Indiana

DAVID A. BOCHNOWSKI
Chairman and Chief Executive Officer

STANLEY E. MIZE
President of Towne & Countree Auto
Sales and Co-owner of Lake Shore Ford

JAMES J. CRANDALL
Director Emeritus

JEROME F. VRABEL
Vice President,
ED&F Man International Inc.
Chicago, Illinois

BACK ROW:
JAMES L. WIESER
Attorney, Wieser and Sterba
Attorneys at Law
Schererville, Indiana

                                                                      photo of
                                                                      Benjamin
                                                                      Bochnowski

              BENJAMIN A. BOCHNOWSKI
Chairman Emeritus, Advisory Director

                                                                      photo of
                                                                      James
                                                                      Crandall

                   JAMES J. CRANDALL
                   Director Emeritus

                                                                      photo of
                                                                      Harold
                                                                      Reuth

                     HAROLD G. REUTH
                   Director Emeritus

                                      1999

                                 ANNUAL REPORT

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

TELEPHONE
219/836-9690

STOCK TRANSFER AGENT
    THE BANK ACTS AS THE TRANSFER AGENT
FOR THE BANCORP'S COMMON STOCK.

INDEPENDENT AUDITORS
     CROWE, CHIZEK AND COMPANY LLP
     330 EAST JEFFERSON BOULEVARD
     P. O. BOX 7
     SOUTH BEND, INDIANA 46624

SPECIAL LEGAL COUNSEL
     BAKER & DANIELS
     300 NORTH MERIDIAN STREET
     SUITE 2700
     INDIANAPOLIS, INDIANA 46204

ANNUAL SHAREHOLDERS MEETING

     THE ANNUAL MEETING OF STOCKHOLDERS OF NORTHWEST INDIANA BANCORP WILL BE HELD AT THE CENTER FOR VISUAL & PERFORMING ARTS AT 1040 RIDGE ROAD, MUNSTER, INDIANA, ON TUESDAY, APRIL 18, 2000 AT 8:30 A.M.

A COPY OF THE BANCORP'S FORM 10-K, INCLUDING FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, NORTHWEST INDIANA BANCORP, 9204 COLUMBIA AVENUE, MUNSTER, INDIANA 46321.

DIRECTORS OF NORTHWEST INDIANA BANCORP
AND PEOPLES BANK SB

David A. Bochnowski
   Chairman and Chief Executive
   Officer of the Bancorp, Munster, Indiana

Leroy F. Cataldi
   Pharmacist, Dyer, Indiana

Gloria C. Gray
   Retired Vice President and Treasurer of Career
   Development Consultants, Munster, Indiana

Lourdes M. Dennison
   Administrative Director, Kumpol Dennison
   Surgical Corporation, Merrillville, Indiana

Jerome F. Vrabel
   Vice President, ED&F Man International Inc.
   Chicago, Illinois, a commodities brokerage firm on the Chicago Board of Trade

Stanley E. Mize
   President of Towne & Countree Auto Sales and Co-owner of Lake Shore Ford
   Schererville, Indiana

James L. Wieser
   Attorney with Wieser & Sterba
   Schererville, Indiana

Frank J. Bochnowski
   Executive Vice President, General Counsel,
   Trust Officer and Corporate Secretary
   of the Bancorp, Munster, Indiana

Chairman Emeritus, Advisory Director
   Benjamin A. Bochnowski

Directors Emeriti
   James  J. Crandall
   Harold G. Rueth
   Albert J. Lesniak

OFFICERS OF NORTHWEST INDIANA BANCORP
AND PEOPLES BANK SB

David A. Bochnowski
   Chairman and Chief Executive Officer
Joel Gorelick
   Vice President, Chief Lending Officer
Edward J. Furticella
   Vice President, Chief Financial Officer
Frank J. Bochnowski
   Executive Vice President, General Counsel,
   Trust Officer and Corporate Secretary

OFFICERS OF PEOPLES BANK SB
Jon DeGuilio
   Senior Vice President, Trust Officer
Daniel W. Moser
   Senior Vice President for Housing Finance
Rodney L. Grove
   Senior Vice President, Retail Banking
Robert T. Lowry
   Senior Vice President, Controller

MANAGEMENT PERSONNEL OF PEOPLES BANK SB
   Branches
   Catherine L. Gonzalez,
     Assistant Vice President, East Chicago
   David W. Homrich,
     Assistant Vice President, Munster
   Jill M. Knight, Assistant Vice President,
     Merrillville (Broadway)
   Michael J. McIntyre, Assistant Vice President,
     Merrillville (Taft)
   Marilyn K. Repp, Assistant Vice President,
     Woodmar
   Meredith L. Bielak, Schererville
   Michael J. Shimala, Dyer
   Karen M. Laude, Woodmar

   Commercial Lending
   Terry R. Gadberry, Vice President
   Todd M. Scheub, Vice President
   Jason J. Stengel

   Consumer Lending
   James P. Lehr, Assistant Vice President
   Christopher A. Grencik,
     Assistant Vice President
   Clovese R. Robinson
   Sharon V. Vacendak

   Credit Administration
   Christine M. Friel, Assistant Vice President

   Housing Finance
   Leslie J. Bernacki
   Sylvia Magallanez, Assistant Vice President
   Marvin O. Tucker, Assistant Vice President

   Human Resource
   Linda L. Kollada, Vice President

   Information Services
   Tanya A. Buerger, Vice President

   Internal Auditor
   Stacy A. Januszewski, Assistant Vice President

   Loan Administration
   Mary D. Mulroe, Vice President

   Management Development
   Ronald P. Knestrict

   Marketing Project Manager
   Shannon E. Franko, Assistant Vice President

   Operations
   Arlene M. Wohadlo,
     Vice President

   Trust
   Stephan A. Ziemba, Vice President
                                   cover page

                            [NorthWest Indiana Logo]
                             -----------------------
                                     BANCORP

                             CORPORATE HEADQUARTERS,
                              9204 Columbia Avenue
                             Munster, Indiana 46321

                                  219/836-9690

                              [PEOPLES BANK LOGO]
                                       SB
                                   SINCE 1910

                     SUBSIDIARY OF NORTHWEST INDIANA BANCORP

EAST CHICAGO, 4901 Indianapolis Blvd., 397-5010
HAMMOND, 7120 Indianapolis Blvd., 844-7210
DYER, 1300 Sheffield Avenue, 322-2530
MUNSTER, 9204 Columbia Avenue, 836-9690
SCHERERVILLE, 141 W. Lincoln Highway, 865-4300
MERRILLVILLE, 7915 Taft Street, 769-8452
              8600 Broadway, 685-8600

                                  FDIC Insured