Form 10-K405, Exhibit 13
period 2001-12-31
NORTHWEST INDIANA BANCORP
filed 2002-03-18
CIK 919864

NorthWest Indiana BANCORP

QUALITY,
COMMUNITY,
VALUE:

PEOPLES BANK WORKS FOR YOU!

ANNUAL REPORT 2001

2001 ANNUAL REPORT

Dear Shareholder,

     The year 2001 will long be remembered. From the tragic events of September, to the action of the Federal Reserve to cut interest rates eleven times, to the slow down in the economy, to the crisis in the local steel industry, and the stock market decline, the events of the last year were unprecedented.

     2001 was also a year in which my banking industry peers provided me the honor of serving as Chairman of America’s Community Bankers, a national community bank trade association. ACB members, whose aggregate assets are more than $1 trillion, pursue progressive, entrepreneurial and service-oriented strategies in providing financial services to benefit their customers and communities.

     My responsibilities as Chairman of America’s Community Bankers included the opportunity to travel our great nation and learn the best practices of community bankers as we use the resources entrusted to us to build our local economies. My duties included representing our industry in testimony before Congress, interaction with bank regulators as well as Federal Reserve policy makers, and participation in banking conferences both in the United States and abroad. Those experiences highlighted the enduring strength of the American spirit and our will to react vigorously to unforeseen challenges.

David A. Bochnowski delivers the opening speech to the Annual Convention of America’s Community Bankers in New Orleans, Louisiana.

David and Ann Bochnowski journeyed to Tokyo for the 12th Special Seminar on International Finance, where he addressed the need for Congress to increase federal deposit insurance coverage of retirement accounts. They are shown with Sumio Kinoshita, president and CEO of Nikkin, The Japan Financial News co., Ltd. (the conference sponsor), and a delegate.

RESPONDING WITH

RECORD EARNINGS

IN 2001

BUILDING SHAREHOLDER

VALUE CONTINUES TO BE

OUR HIGHEST PRIORITY

Peoples Bank’s Web site provides information
about products, services and shareholder relations.

     The NorthWest Indiana Bancorp, and our subsidiary Peoples Bank, responded to the events of 2001 with a record performance.

•	Our earnings were $4.7 million and the assets grew 12.3% to $441 million.
•	Operating costs were up a modest 4.9%, while income from banking operations increased 20.4%.
•	Investment and trust services continued to grow with the book value of assets under management reaching $94.5 million at year-end.

     Our asset growth was fueled by an 8.9% increase in core accounts — checking, savings, money market and sweep accounts — and a 10.6% increase in certificates of deposit. Those funds were put to work in our local economy funding an 18.2% increase in residential loans and a 12.8% increase in commercial loans. Despite the impact of economic pressures on our customers, non-performing loans to total assets remained at a manageable level of 0.66%, with foreclosed real estate totaling $111 thousand.

     Building shareholder value continues to be our highest priority.

•	Our consistent strong earnings, asset quality, growth and $35.9 million of shareholder equity combine to provide a fair return to our shareholders.
•	Our stock price appreciated 6.25% in 2001 and during the year the Board of Directors increased our dividend 8.33% for a combined compound annual return to shareholders of 11.67%.

     Our commitment to shareholder value requires consistent investment that broadens our ability to provide quality service to our customers. This year everyone at the Bank participated in Service Plus and Sales Plus training, which improved our customer service skills as well as our individual ability to proactively inform customers about the features and benefits of our products and services. We adopted a Performance Management System that allows management to measure and reward the individual performance of each employee consistent with individual achievement of goals under our strategic business plan.

     Providing quality service to our customers also requires investment in delivery channels for our products and services. This year we rolled out a Web site providing information about products, services, and shareholder relations at www.peoplesbanksb.com.

Our expansion into the Hobart market completed the first full year of operation with branch growth running nearly three years ahead of projections.

     During the year we expanded our operations to include a Compliance Officer charged with the duty of ensuring our compliance with the myriad of federal and state banking regulations that guide our operations. This augments existing internal audit and loan review functions strengthening our ability to perform risk assessment of our banking operations.

     As we look to the coming year, our services will be enhanced by the introduction of Internet banking for our business and retail customers, along with the investment of $1 million in technology and technology upgrades. Operating efficiencies remain a strategic goal and compliment our belief that providing quality products and services at low cost builds lasting shareholder value. We plan to expand our presence in Munster with a new corporate facility which will alleviate the pressure of our growth over the last fifteen years and accommodate our future expansion.

     Our success in building shareholder value through consistent high performance relies on three critical components of our operating philosophy.

•	We care about our customers and know that customer loyalty begins with quality service that meets their individual needs.
•	We care about our staff and their professional and personal development and our ability to recognize their hard work.
•	We care about doing things right, so that our customers can rely on the accuracy of their bank statements and the public can rely on the integrity of our financial statements.

     The track record of performance we have built relies on the confidence of our shareholders in our strategic commitment to community banking. With your continued support, we will seek new horizons and opportunities to expand our presence as a thriving community bank, serving the needs of Northwest Indiana.

Sincerely,

David A. Bochnowski Chairman and Chief Executive Officer

Our Hobart branch growth is running nearly three years ahead of projections.

SEEKING NEW HORIZONS

AND OPPORTUNITIES

TO EXPAND

Selected Consolidated Financial Data

(In Thousands of Dollars, except Per Share Data)

Fiscal Year Ended	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996 (1)

Statement of Income:
Total interest income	$28,425	$28,077	$25,607	$25,235	$23,669	$22,337
Total interest expense	13,222	13,386	11,281	12,310	11,721	11,287

Net interest income	15,203	14,691	14,326	12,925	11,948	11,050
Provision for loan losses	230	175	200	110	221	85

Net interest income after provision for loan losses	14,973	14,516	14,126	12,815	11,727	10,965

Noninterest income	2,402	1,995	1,659	1,347	1,066	682
Noninterest expense	9,911	9,449	8,774	7,938	7,154	8,039 (1)

Net noninterest expense	7,509	7,454	7,115	6,591	6,088	7,357

Income tax expenses	2,754	2,691	2,775	2,461	2,223	1,419
Cumulative effect of changes in accounting	—	—	—	—	—	—

Net income	$4,710	$4,371	$4,236	$3,763	$3,416	$2,189

Basic earnings per common share	$1.73	$1.61	$1.53	$1.36	$1.24	$0.80
Diluted earnings per common share	$1.71	$1.60	$1.52	$1.35	$1.23	$0.79
Cash dividends declared per common share	$1.04	$0.96	$0.84	$0.74	$0.64	$0.58

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996

Balance Sheet:
Total assets	$440,710	$392,313	$361,719	$345,417	$319,609	$299,419
Loans receivable	342,642	326,207	295,813	273,433	272,213	244,696
Investment securities	67,260	38,128	41,931	36,350	29,362	40,024
Deposits	355,215	324,310	306,647	293,222	272,090	256,420
Borrowed funds	44,989	30,599	18,607	17,320	14,628	12,261
Total stockholders’ equity	35,882	33,529	32,471	31,316	29,482	27,815

Fiscal Year Ended	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996

Interest Rate Spread During Period:
Average effective yield on loans and investment securities	7.29%	7.88%	7.61%	8.00%	8.16%	7.98%
Average effective cost of deposits and borrowings	3.55%	3.95%	3.54%	4.16%	4.32%	4.32%

Interest rate spread	3.74%	3.93%	4.07%	3.84%	3.84%	3.66%

Net interest margin	3.70%	3.92%	4.04%	3.91%	3.94%	3.79%
Return on average assets	1.15%	1.17%	1.20%	1.14%	1.13%	0.75%
Return on average equity	13.49%	13.30%	13.17%	12.35%	11.87%	7.90%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996

Tier 1 capital to risk-weighted assets	12.5%	12.3%	13.5%	14.1%	13.8%	14.7%
Total capital to risk-weighted assets	13.6%	13.6%	14.8%	15.3%	15.0%	16.0%
Tier 1 capital leverage ratio	8.3%	8.6%	9.0%	9.2%	9.2%	9.3%
Allowance for loan losses to total loans	0.92%	1.02%	1.12%	1.14%	1.13%	1.18%
Allowance for loan losses to non- performing loans	108.64%	183.54%	412.08%	213.06%	257.84%	247.40%
Non-performing loans to total loans	0.85%	0.55%	0.27%	0.54%	0.44%	0.48%
Total loan accounts	4,964	4,762	4,676	4,625	4,764	4,404
Total deposit accounts	30,433	28,906	27,712	26,172	25.443	24,666
Total branches (all full service)	8	8	7	7	7	7

(1)	Includes the $1.6 million one-time special assessment on FDIC-assessable deposits to recapitalize SAIF.

(2)	Six month period due to change in fiscal year end.

(3)	Data for six months ended December 31, 1993 has been annualized.

	December 31,	December 31,	December 31,	June 30,
	1995	1994	1993 (2)	1993

Statement of Income:
Total interest income	$21,123	$19,122	$9,360	$19,035
Total interest expense	10,484	8,079	4,015	8,485

Net interest income	10,639	11,043	5,345	10,550
Provision for loan losses	80	145	319	711

Net interest income after provision for loan losses	10,559	10,898	5,026	9,839

Noninterest income	685	493	253	749
Noninterest expense	6,117	6,031	3,011	5,378

Net noninterest expense	5,432	5,538	2,758	4,629

Income tax expenses	2,026	2,132	902	2,158
Cumulative effect of changes in accounting	—	450	—	—

Net income	$3,101	$3,228	$1,816	$3,052

Basic earnings per common share	$1.13	$1.18	$0.67	$1.13
Diluted earnings per common share	$1.12	$1.17	$0.66	$1.10
Cash dividends declared per common share	$0.55	$0.55	$0.25	$0.40

	December 31,	December 31,	December 31,	June 30,
	1995	1994	1993	1993

Balance Sheet:
Total assets	$280,911	$266,343	$251,481	$246,180
Loans receivable	222,293	221,930	204,205	202,083
Investment securities	38,001	33,678	33,639	28,910
Deposits	247,945	234,639	222,945	219,133
Borrowed funds	3,139	3,151	2,087	993
Total stockholders’ equity	27,204	25,606	23,874	22,691

Fiscal Year Ended	December 31,	December 31,	December 31,	June 30,
	1995	1994	1993 (2) (3)	1993

Interest Rate Spread During Period:
Average effective yield on loans and investment securities	8.06%	7.66%	7.75%	8.24%
Average effective cost of deposits and borrowings	4.33%	3.48%	3.63%	4.04%

Interest rate spread	3.73%	4.18%	4.12%	4.20%

Net interest margin	3.91%	4.25%	4.27%	4.44%
Return on average assets	1.14%	1.24%	1.45%	1.28%
Return on average equity	11.74%	13.04%	15.51%	14.00%

	December 31,	December 31,	December 31,	June 30,
	1995	1994	1993	1993

Tier 1 capital to risk-weighted assets	15.8%	15.9%	15.5%	14.9%
Total capital to risk-weighted assets	17.1%	17.2%	16.8%	16.1%
Tier 1 capital leverage ratio	9.7%	9.6%	9.5%	9.2%
Allowance for loan losses to total loans	1.27%	1.24%	1.26%	1.15%
Allowance for loan losses to non-performing loans	268.25%	176.46%	454.75%	382.34%
Non-performing loans to total loans	0.47%	0.70%	0.27%	0.30%
Total loan accounts	4,606	4,671	4,654	4,661
Total deposit accounts	23,730	22,738	21,204	21,330
Total branches (all full service)	6	6	6	6

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

     The Bancorp’s common stock is traded in the over-the-counter market and quoted in the National Quotation Bureau’s “Pink Sheets”. On February 28, 2002, the Bancorp had 2,729,110 shares of common stock outstanding and 523 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

Total assets have increased from $319.6 million at December 31, 1997 to $440.7 million at December 31, 2001. Growth during 2001 totaled $48.4 million or 12.3%.

Management’s Discussion and Analysis of Financial Condition and Results of
Operations

General

     The Bancorp’s earnings are dependent upon the earnings of the Bank. The Bank’s earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average total assets. The net interest margin is perhaps the clearest indicator of a financial institution’s ability to generate core earnings. Fees and service charges, trust department income, gains and losses from the sale of assets, provisions for loan losses, income taxes and operating expenses also affect the Bancorp’s profitability.

     A summary of our significant accounting policies is detailed in Note 1 to the Bancorp’s consolidated financial statements included in this report. The preparation of our financial statements requires management to make estimates and assumptions that affect our financial condition and operating results. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term as further information becomes available and future events occur.

     At December 31, 2001, the Bancorp had total assets of $440.7 million and total deposits of $355.2 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2001, stockholders’ equity totaled $35.9 million, with book value per share at $13.15. Net income for 2001 was $4.7 million, or $1.73 basic earnings per common share and $1.71 diluted earnings per common share. The return on average assets (ROA) was 1.15%, while the return on average stockholders’ equity (ROE) was 13.49%.

At December 31, 2001, the Bancorp had total assets of $440.7million.
Interest-earning assets totaled $413.0 million and represented 93.7%
of total assets.

Asset/Liability Management and Market Risk

     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bancorp, the key components of asset/liability management are loans, investments, deposits and borrowed funds. Over the years, the Bancorp has directed its lending efforts toward construction loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans and commercial business loans tied to the prime rate of interest. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for contractual terms of twenty years or less. The actual cash flows from these loans generally results in a duration which is less than the contractual maturity, providing protection against the possibility of rising interest rates.

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

     The primary objective of the Bancorp’s investment portfolio is to provide for the liquidity needs of the Bancorp and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities and federal agency obligations. Investments are generally for terms ranging from one day to seven years. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLB). Securities are classified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that the Bancorp has the positive intent and ability to hold to maturity. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. The Bancorp does not have a trading portfolio. During 2001, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS 133.

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

     Performance from an interest rate risk perspective can be measured in many ways. Methodologies used by the Bancorp focus on net interest income and the net economic value of equity. Net interest income is defined as interest income less interest expense. Variability in net interest income arises because its components - interest income and interest expense — do not change equally as rates vary. This mismatch occurs because individual assets and liabilities reprice differently as rates change. Factors which affect net interest income include changes in the level of interest rates, changes in the relationship between Bancorp yield rates and interest costs, changes in the volume of assets and liabilities outstanding, and changes in the composition or mix of assets and liabilities. Management uses rate shock (i.e., instantaneous and sustained parallel shifts in the yield curve in 1% increments up and down 2%) for stress testing the net interest income under several rate change levels. In order to simulate activity, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The results are compared to limits set by the Board of Directors and are monitored to identify unfavorable trends.

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

     Presented in the following tables is forward-looking information about the Bancorp’s sensitivity to changes in interest rates as of December 31, 2001 and 2000. The tables incorporate the Bancorp’s internal system generated data as related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp’s historical experience, management’s judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors, but not as to when they could be repriced.

Interest Rate Risk at December 31, 2001

Net Interest Income					Net Economic Value of Equity

Change		Amount	% Chg.	Policy	Amount	% Chg.	Policy
in rates				Limit %			Limit %
	2%	$16,147	-7.8	-20	$44,377	-19.5	-30
	1%	$16,850	-3.7	-10	$49,815	-9.6	-15
	0%	$17,505	0.0		$55,116	0.0
-	1%	$17,763	1.5	-10	$56,896	3.2	-15
-	2%	$18,046	3.1	-20	$57,513	4.4	-30

Interest Rate Risk at December 31, 2000

Net Interest Income					Net Economic Value of Equity

Change		Amount	% Chg.	Policy	Amount	% Chg.	Policy
in rates				Limit %			Limit %
	2%	$13,455	-6.5	-20	$44,879	-11.9	-30
	1%	$13,978	-2.9	-10	$47,937	-5.9	-15
	0%	$14,397	0.0		$50,945	0.0
-	1%	$14,478	0.6	-10	$51,918	1.9	-15
-	2%	$14,369	-0.2	-20	$51,639	1.4	-30

     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 2001, an increase in interest rates of 2% would have resulted in a 7.8% decrease in net interest income and a 19.5% decrease in the net economic value of equity compared to decreases of 6.5% and 11.9%, at December 31, 2000. The increase in interest rate risk at December 31, 2001 was due to a reduction in overnight investments and increased short-term borrowings at year-end, as loan demand increased during the fourth quarter of 2001.

Financial Condition

     During the year ended December 31, 2001, total assets increased by $48.4 million (12.3%), with interest-earning assets increasing by $44.9 million (12.2%). At December 31, 2001, interest-earning assets totaled $413.1 million and represented 93.7% of total assets. Loans totaled $342.6 million and represented 82.9% of interest-earning assets, 77.7% of total assets and 96.5% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy stresses quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $12.7 million (3.7%) in construction and land development loans, $190.4 (55.6%) in residential real estate loans, $91.4 million (26.7%) in commercial and multifamily real estate loans, $9.9 million (2.9%) in consumer loans and $38.2 million (11.1%) in commercial business and other loans. During 2001, loans increased by $16.4 million (5.0%), with increases taking place in residential real estate loans and commercial business loans. Adjustable rate loans comprised 46% of total loans at year-end. Growth during the first nine months of 2001 was slow due to expected loan pay-offs in the commercial loan portfolio, an increase in refinancing activity and prepayments due to declining interest rates, and the sale of fixed rate residential mortgage loans from current production. Loan growth during the fourth quarter was strong despite the economic slowdown and management believes that the positive trend in loan growth will continue during 2002 because of a lower interest rate environment and an aggressive marketing and call program effort. Management expects to fund loan growth with a mix of core deposits and borrowed funds.

Total loans have increased from $272.2 million at December 31, 1997 to $342.6 million at December 31, 2001. During 2001, loans increased by $16.4 million or 5.0%.

     During 2001, the Bancorp sold $4.7 million in fixed rate mortgages compared to $795 thousand in 2000 and $2.5 million in 1999. All loans sold had contractual maturities exceeding twenty-five years. Net gains realized from the sales totaled $64 thousand, $34 thousand and $30 thousand for 2001, 2000 and 1999. Net mortgage loan servicing income totaled $4 thousand for 2001, compared to $15 thousand for 2000, and $16 thousand for 1999. At December 31, 2001, the Bancorp had $807 thousand classified as loans held for sale. During 2002, the Bancorp expects to continue selling fixed rate mortgage loans, with contractual maturities of twenty-five years or longer, on a case-by-case basis as part of its efforts to manage interest rate risk.

At December 31, 2001, loans receivable totaled $342.6 million and represented 83.0% of interest-earning assets.

     At December 31, 2001, non-performing loans, which include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status, totaled $2.9 million, an increase of $1.1 million from the prior year. The ratio of non-performing loans to total assets was 0.66% at December 31, 2001, compared to 0.46% at December 31, 2000. The December 31, 2001 balance includes $2.5 million in loans accounted for on a non-accrual basis and $415 thousand in accruing loans which were contractually past due 90 days or more. At December 31, 2001, $2.9 million of the Bancorp’s loans were internally classified as substandard, equaling the $2.9 million reported at December 31, 2000. There were no loans classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit problems or other conditions causes management to question the ability of such borrowers to comply with loan repayment terms.

     The balances for non-performing and substandard loans consists largely of three loans totaling $1.53 million to a company, and its guarantors, that specializes in heavy hauling, trucking and excavating. Two of the loans, totaling $1.46 million, have been classified as impaired. Impaired loans are loans where full payment under the loan terms is not expected. No other loans were considered to be impaired loans as of, or for the twelve months ended December 31, 2001.

     At December 31, 2001, management of the Bancorp is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as nonaccrual, past due or restructured loans. Also, at December 31, 2001, there are no other interest bearing assets that would be required to be disclosed as nonaccrual, past due, restructured or potential problem if such assets were loans. Management does not anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 2001, additions to the ALL account totaled $230 thousand compared to $175 thousand for 2000 and $200 thousand for 1999. The provision is based on management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions. While the quality of the loan portfolio remains sound, provisions during 2001 were warranted because of increased average daily loan balances, apparent weaknesses in the local economy, the inherent risk associated with growth in commercial real estate and commercial business loans, and an increase in the level of charge-offs. Charge-offs, net of recoveries, totaled $396 thousand during 2001, compared to $162 thousand for 2000 and $23 thousand for 1999. The appropriateness of the current year provision and the overall adequacy of the ALL were determined through a disciplined and consistently applied quarterly process that combines a review of current activity with a risk assessment worksheet.

     At December 31, 2001, the ALL to total loans was 0.92% compared to 1.02% at December 31, 2000, while the ALL to non-performing loans (coverage ratio) was 108.6% compared to 183.5% for the same periods. The December 31, 2001 balance in the ALL account of $3.2 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions.

     The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as, consideration of the facts and circumstances that affect the repayment of individual loans, as well as, loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to all non-performing loans based on current information available. During 2001, additions to the ALL were allocated to commercial business loans due to the increase in non-performing balances resulting from two impaired loans and growth in this product area.

At December 31, 2001, the Bancorp had $3.2 million in the Allowance for
Loan Losses account. The amount represents 0.92% of loans outstanding and 108.64% of non-performing loans.

     At December 31, 2001, the Bancorp’s investment portfolio totaled $67.3 million and was invested as follows: 73.0% in U.S. government agency debt securities, 1.2% in U.S. government debt securities, and 25.8% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations. At December 31, 2001, securities available-for-sale totaled $64.0 million or 95.1% of total securities. AFS securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. In addition, at December 31, 2001, the Bancorp had $144 thousand in federal funds sold, and $2.2 million in FHLB stock. During 2001, falling interest rates and volatility in financial markets resulted in strong deposit growth, as well as, increases in loan prepayments and refinancing activity. As cash inflows outpaced loan production during the first nine months, funds were invested in securities causing the investment portfolio to increase by $31.1 million (86.0%).

Deposits are the major source of funds for lending and other investment purposes. During 2001, deposits increased by $30.9 million or 9.5%.

     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2001, deposits totaled $355.2 million. During 2001, deposit growth totaled $30.9 million (9.5%). NOW accounts increased $3.2 million (8.3%), checking accounts increased $4.3 million (15.3%), money market deposit accounts (MMDA’s) increased $750 thousand (1.7%), savings accounts increased $4.9 million (10.8%), and certificates of deposit increased by $17.6 million (10.6%). At December 31, 2001, the deposit base was comprised of 14.2% savings accounts, 12.9% MMDAs, 12.0% NOW accounts, 9.2% checking accounts and 51.7% certificates of deposit. The growth in deposits was a result of competitive product offerings, an aggressive marketing program, and volatility in the financial markets.

     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2001, borrowed funds totaled $45.0 million compared to $30.6 million at December 31, 2000, an increase of $14.4 million (47.0%). Repurchase agreements totaled $15.6 million compared to $11.9 million at December 31, 2000, an increase of $3.7 million (31.1%). FHLB advances totaled $17.0 million, increasing $5.5 million, as the Bancorp extended the maturity structure of interest-bearing liabilities at cost effective interest rates. Other short-term borrowings totaled $12.4 million compared to $7.2 million at December 31, 2000, an increase of $5.2 million to meet short-term funding requirements.

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

Management firmly believes that the safety and soundness of the Bancorp is enhanced by maintaining a high level of capital. At December 31, 2001, the Bancorp’s capital exceeded all regulatory requirements. The Bancorp is categorized as “well capitalized”. The ratio of Tier 1 capital to adjusted average assets reflects the change in capital over the periods presented as a result of profitability and success in managing growth. In addition, Tier 1 capital to risk-weighted assets was 12.5% and total capital to risk-weighted assets was 13.6%.

     During 2001, cash and cash equivalents decreased $483 thousand, compared to an increase of $2.8 million for 2000 and a decrease of $12.7 million for 1999. The decrease for 2001 reflects the increase in securities and loans receivable. During 2001, the primary sources of cash and cash equivalents were deposit growth, proceeds from the maturities and sales of securities, loan prepayments, borrowed funds, and cash provided by operating activities. The primary uses of cash and cash equivalents were the purchase of securities, loan originations, and the payment of common stock dividends. During 2001, cash provided by operating activities totaled $5.6 million, compared to $5.3 million for 2000 and $5.1 million for 1999. The primary source of the increase during 2001 was the increase in net income. Cash outflows for investing activities totaled $48.9 million during 2001, compared to $28.7 million for 2000 and $29.8 million for 1999. The increase during 2001 reflects loan growth and purchases of securities. The net change in loans receivable and loan participations purchased totaled $17.4 million during 2001, compared to $30.6 million for 2000 and $22.6 million for 1999. Cash flows from financing activities totaled $42.7 million during 2001, compared to $26.2 million for 2000 and $12.0 million for 1999. The increase during 2001 reflects deposit growth and increased borrowings. Deposit growth during 2001 totaled $30.9 million, compared to $17.7 million for 2000 and $13.4 million for 1999. The increase in FHLB advances and other borrowed funds totaled $14.4 million during 2001, compared to $12.0 million during 2000 and $1.3 million for 1999. During 2001, the Bancorp used low cost advances to extend the maturity structure of interest-bearing liabilities and utilized its line of credit for short-term funding. The Bancorp paid dividends on common stock of $2.8 million during 2001, compared to $2.5 million for 2000 and $2.3 million for 1999.

     At December 31, 2001, outstanding commitments to fund loans totaled $63.0 million. Approximately 77% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity.

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2001, stockholders’ equity increased by $2.4 million (7.0%). The increase resulted primarily from earnings of $4.7 million for 2001. In addition, $223 thousand represents proceeds from the exercise of 22,960 stock options. The Bancorp declared $2.8 million in cash dividends. The net unrealized gain on available-for-sale securities, net of tax, was $254 thousand. At December 31, 2001, book value per share was $13.15 compared to $12.39 at December 31, 2000.

     The Bancorp is subject to risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System (the FRB), and the Bancorp is subject to risk-based capital guidelines adopted by the FDIC. As applied to the Bancorp and the Bank, the FRB and FDIC capital requirements are substantially the same. These regulations divide capital into two tiers. The first tier (Tier 1) includes common equity, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. Supplementary (Tier 2) capital includes, among other things, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. The Bancorp and the Bank are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier 1 capital. In addition, the FRB and FDIC regulations provide for a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted average assets) of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other financial institutions are required to maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least one to two percent.

     The following table shows that, at December 31, 2001, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2001, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To be well
	Actual		adequate capital		capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$38.8	13.6%	$22.8	8.0%	$28.5	10.0%
Tier 1 capital to risk-weighted assets	$35.6	12.5%	$11.4	4.0%	$17.1	6.0%
Tier 1 capital to adjusted average assets	$35.6	8.3%	$12.8	3.0%	$21.3	5.0%

Results of Operations — Comparison of 2001 to 2000

     Net income for 2001 was $4.7 million, compared to $4.4 million for 2000, an increase of $339 thousand (7.8%). The earnings represent a return on average assets of 1.15% for 2001 compared to 1.17% for 2000. The return on average equity was 13.49% for 2001 compared to 13.30% for 2000.

     Net interest income for 2001 was $15.2 million, up $512 thousand (3.5%) from $14.7 million for 2000. The increase in net interest income was due to growth in average daily balances for interest earning assets. During 2001, the Federal Reserve Board cut interest rates 11 times for a total of 425 basis points, bringing the Fed Funds rate to 1.75%, its lowest level in 40 years. The Fed’s aggressive easing was in response to weakening national economy. The actions of the Federal Reserve Board resulted in significant repricing for both interest-earning assets and interest-bearing liabilities. Falling rates resulted in lower yields for investments and loans as securities were called, while loans either repriced or refinanced at lower rates. Yields fell faster than the cost of funds for most of the year as deposit rates lagged market decreases because of competitive pressures, the maturity structure of the Bancorp’s certificates of deposit, and the existing low rates on core accounts. The weighted-average yield on interest-earning assets was 7.29% for 2001 compared to 7.88% for 2000. The weighted-average cost of funds was 3.55% for 2001 compared to 3.95% for 2000. The impact of the 7.29% return on interest-earning assets and the 3.55% cost of funds resulted in a net interest spread of 3.74% for 2001 compared to 3.93% for 2000. During 2001, total interest income increased by $348 thousand (1.2%) while total interest expense decreased by $164 thousand (1.2%). The net interest margin was 3.70% for 2001 compared to 3.92% for 2000.

     During 2001, interest income from loans decreased by $392 thousand (1.5%) compared to 2000. The decrease was due to increased prepayment activity and lower yields as rates for new originations and refinances fell throughout the year. The weighted-average yield on loans outstanding was 7.72% for 2001 compared to 8.11% for 2000. Loan balances averaged $325.9 million for 2001, up $11.0 million (3.5%) from $314.9 million for 2000. During 2001, interest income from securities and other interest earning assets increased by $740 thousand (29.3%) compared to 2000. The increase was due to higher average daily balances. The weighted-average yield on securities and other interest earning assets was 5.12% for 2001 compared to 6.11% for 2000. Securities and other interest earning assets averaged $63.8 million for 2001, up $22.5 million (54.5%) from $41.3 million for 2000.

The net interest margin is total interest income minus total interest expense stated as a percentage of average total assets. During 2001, the decrease was primarily due to a lower interest rate environment.

     Interest expense for deposits decreased by $302 thousand (2.5%) during 2001 compared to 2000. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2001 was 3.45% compared to 3.83% for 2000. The lower cost of funds reflects a falling interest rate environment. Total deposit balances averaged $340.9 million for 2001, up $26.4 million (8.4%) from $314.5 million for 2000. Interest expense on borrowed funds increased by $138 thousand (10.3%) during 2001 due to increases in average daily balances. The weighted-average cost of borrowed funds was 4.72% for 2001 compared to 5.55% for 2000. Borrowed funds averaged $31.2 million during 2001, up $7.1 million (29.5%) from $24.1 million for 2000 due to favorable interest rates. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.

     Noninterest income was $2.4 million for 2001, up $407 thousand (20.4%) from $2.0 million during 2000. During 2001, fees and service charges increased $150 thousand (9.5%) and income from Trust operations increased $36 thousand (9.3%) compared to 2000. During 2001, the Bancorp reported $64 thousand in gains on sales of loans compared to $34 thousand for 2000. Gains on securities totaled $142 thousand during 2001, as falling interest rates enabled the Bancorp to sell securities with expected calls. In addition, the Bancorp reported $12 thousand in gains on sale of foreclosed real estate. No security gains or foreclosed real estate gains were reported during 2000.

     Noninterest expense for 2001 was $9.9 million, up $462 thousand (4.9%) from $9.4 million for 2000. During 2001, management implemented initiatives focused on limiting the increase of noninterest expenses from Bancorp operations. The increase in compensation and benefits was due to annual salary increases and additional staffing for current operations resulting from the Hobart facility that opened during the fourth quarter of 2000. Other expense changes were due to standard increases in operations and the new Hobart facility. The Bancorp’s efficiency ratio for 2001 was 56.3% compared to 56.6% for 2000. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 2001 totaled $2.8 million compared to $2.7 million for 2000, an increase of $63 thousand (2.3%). The increase was due to increased earnings. The combined effective federal and state tax rates for the Bancorp were 36.9% for 2001 and 38.1% for 2000. The reduction during 2001 was a result of investments in low-income housing tax credits.

The efficiency ratio measures how much of the Bancorp’s revenue is consumed by operating costs. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period. At December 31, 2001, the Bancorp’s efficiency ratio was 56.3%.

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

     Interest expense for deposits increased by $1.7 million (16.3%) during 2000 compared to 1999. The increase was due to a higher cost of funds and growth in average daily balances. The weighted-average rate paid on deposits for 2000 was 3.83% compared to 3.45% for 1999. The higher cost of funds reflected a rising interest rate environment. Total deposit balances averaged $314.5 million for 2000, up $14.1 million (4.7%) from $300.4 million for 1999. Interest expense on borrowed funds increased by $413 thousand (44.7%) during 2000 due to higher rates and increases in average daily balances. The weighted-average cost of borrowed funds was 5.55% for 2000 compared to 5.11% for 1999. Borrowed funds averaged $24.1 million during 2000, up $6.0 million (33.1%) from $18.1 million for 1999. Borrowed funds provided a cost-effective supplement to certificates of deposit, as deposit pricing within the Bancorp’s local market area was very competitive.

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

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of the Bancorp are monetary in nature. As a result, interest rates have a more significant impact on the Bancorp’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

Forward-Looking Statements

     This document (including information incorporated by reference) contains, and future oral and written statements of the Bancorp and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Bancorp. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Bancorp’s management and or information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Bancorp undertakes no obligation to update any statement in light of new information or future events.

     The Bancorp’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Bancorp and its subsidiaries include, but are not limited to, the following:

     •     The strength of the United States economy in general and the strength of the local economies in which the Bancorp conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Bancorp’s assets.

     •     The economic impact of the terrorist attacks that occurred on September 11th, as well as any future threats and attacks, and the response of the United States to any such threats and attacks.

     •     The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

     •     The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Bancorp’s assets) and the policies of the Board of Governors of the Federal Reserve System.

     •     The ability of the Bancorp to compete with other financial institutions as effectively as the Bancorp currently intends due to increases in competitive pressures in the financial services sector.

     •     The inability of the Bancorp to obtain new customers and to retain existing customers.

     •     The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

     •     Technological changes implemented by the Bancorp and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Bancorp and its customers.

     •     The ability of the Bancorp to develop and maintain secure and reliable electronic systems.

     •     The ability of the Bancorp to retain key executives and employees and the difficulty that the Bancorp may experience in replacing key executives and employees in an effective manner.

     •     Consumer spending and saving habits which may change in a manner that affects the Bancorp’s business adversely.

     •     Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

     •     The costs, effects and outcomes of existing or future litigation.

     •     Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

     •     The ability of the Bancorp to manage the risks associated with the foregoing as well as anticipated.

     These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Bancorp and its business, including other factors that could materially affect the Bancorp’s financial results, is included in the Bancorp’s filings with the Securities and Exchange Commission.

Return on assets (ROA) indicates the overall operating efficiency of a company. The ratio is determined by stating net income as a percentage of average total assets.

Return on equity (ROE) is determined by stating net income as a percentage of average stockholders’ equity. The ratio is important to the Bancorp’s stockholders because it measures the return on their invested capital.
The increase in ROE for 2001 reflects record earnings.

Report of Independent Auditors

Board of Directors and Stockholders
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Bancorp) as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Crowe, Chizek and Company LLP

South Bend, Indiana
January 7, 2002

Consolidated Balance Sheets

(Dollars in thousands)	December 31,

	2001	2000

ASSETS
Cash and non-interest bearing balances in financial institutions	$16,792	$14,013
Interest bearing balances in financial institutions	—	3,320
Federal funds sold	144	86

Total cash and cash equivalents	16,936	17,419
Securities available-for-sale	63,961	20,503
Securities held-to-maturity; fair value: December 31, 2001 — $3,341
December 31, 2000 — $15,651	3,299	15,649
Loans held for sale, net of unrealized losses of $13 in 2001 and $2 in 2000	807	480
Loans receivable	342,642	326,207
Less: allowance for loan losses	(3,156)	(3,322)

Net loans receivable	339,486	322,885
Federal Home Loan Bank stock	2,224	1,976
Accrued interest receivable	2,419	2,523
Premises and equipment	8,154	7,895
Foreclosed real estate	111	100
Investment in real estate limited partnerships	1,083	1,118
Deferred income taxes	1,269	1,213
Other assets	961	552

Total assets	$440,710	$392,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$32,760	$28,415
Interest bearing	322,455	295,895

Total	355,215	324,310
Borrowed funds	44,989	30,599
Accrued expenses and other liabilities	4,624	3,875

Total liabilities	404,828	358,784
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, no par or stated value; 10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized;
shares issued: December 31, 2001 — 2,796,436, December 31, 2000 — 2,773,476
shares outstanding: December 31, 2001 — 2,728,272, December 31, 2000 — 2,705,312	349	347
Additional paid in capital	3,249	3,029
Accumulated other comprehensive income	255	1
Retained earnings	33,469	31,592
Treasury stock, common shares at cost: December 31, 2001 — 68,164, December 31, 2000 — 68,164	(1,440)	(1,440)

Total stockholders’ equity	35,882	33,529

Total liabilities and stockholders’ equity	$440,710	$392,313

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(Dollars in thousands, except per share data)	Year Ended December 31,

	2001	2000	1999

Interest income:
Loans receivable Real estate loans	$21,883	$21,610	$19,541
Commercial loans	2,463	2,995	2,248
Consumer loans	814	947	862

Total loan interest	25,160	25,552	22,651
Securities	2,687	2,374	2,358
Other interest earning assets	578	151	598

Total interest income	28,425	28,077	25,607

Interest expense:
Deposits	11,748	12,050	10,358
Borrowed funds	1,474	1,336	923

Total interest expense	13,222	13,386	11,281

Net interest income	15,203	14,691	14,326
Provision for loan losses	230	175	200

Net interest income after provision for loan losses	14,973	14,516	14,126

Noninterest income:
Fees and service charges	1,722	1,572	1,260
Trust operations	423	387	338
Gain on sale of loans, net	64	34	30
Gain on securities, net	142	—	12
Gain on sale of foreclosed real estate	12	—	15
Other	39	2	4

Total noninterest income	2,402	1,995	1,659

Noninterest expense:
Compensation and benefits	5,338	5,141	4,656
Occupancy and equipment	1,586	1,510	1,524
Data processing	616	568	511
Federal insurance premium	61	63	169
Marketing	139	189	150
Other	2,171	1,978	1,764

Total noninterest expense	9,911	9,449	8,774

Income before income tax expenses	7,464	7,062	7,011
Income tax expenses	2,754	2,691	2,775

Net income	$4,710	$4,371	$4,236

Earnings per common share:
Basic	$1.73	$1.61	$1.53
Diluted	$1.71	$1.60	$1.52
Dividends declared per common share	$1.04	$0.96	$0.84

See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Stockholders’ Equity

(Dollars in thousands, except per share data)			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
	Stock	Capital	Income (Loss)	Earnings	Stock	Equity

Balance at January 1, 1999	$345	$2,950	$114	$27,907	$—	$31,316
Comprehensive income:
Net income	—	—	—	4,236	—	4,236
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(336)	—	—	(336)

Comprehensive income	—	—	—	—	—	3,900
Issuance of 4,347 shares of common stock at $4.66 - $10.63 per share, under stock option plan	1	20	—	—	—	21
Cash dividends, $0.84 per share	—	—	—	(2,319)	—	(2,319)
Purchase of 21,200 shares of treasury stock at $21.00 - $21.50 per share	—	—	—	—	(447)	(447)

Balance at December 31, 1999	346	2,970	(222)	29,824	(447)	32,471
Comprehensive income:
Net income	—	—	—	4,371	—	4,371
Net unrealized gain/(loss) on securities available-for-sale, net of tax effects	—	—	223	—	—	223

Comprehensive income	—	—	—	—	—	4,594
Issuance of 5,973 shares of common stock at $5.75 - $21.13 per share, under stock option plan	1	59	—	—	—	60
Cash dividends, $0.96 per share	—	—	—	(2,603)	—	(2,603)
Purchase of 47,064 shares of treasury stock at $19.75 - $21.75 per share	—	—	—	—	(993)	(993)

Balance at December 31, 2000	347	3,029	1	31,592	(1,440)	33,529
Comprehensive income:
Net income	—	—	—	4,710	—	4,710
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	254	—	—	254

Comprehensive income	—	—	—	—	—	4,964
Issuance of 22,960 shares of common stock at $4.66 - $21.13 per share, under stock option plan	2	220	—	—	—	222
Cash dividends, $1.04 per share	—	—	—	(2,833)	—	(2,833)

Balance at December 31, 2001	$349	$3,249	$255	$33,469	$(1,440)	$35,882

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(Dollars in thousands)	Year Ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,710	$4,371	$4,236

Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans for sale	(5,060)	(658)	(2,512)
Sale of loans originated for sale	4,763	795	2,495
Depreciation and amortization, net of accretion	935	854	921
Amortization of mortgage servicing rights	29	12	11
Amortization of investment in real estate limited partnerships	50	46	12
Equity in loss of investment in limited partnership, net of interest received	(36)	—	—
Net gains on securities	(142)	—	(12)
Net gains on sale of loans	(64)	(34)	(30)
Net gains on sale of foreclosed real estate	(12)	—	(15)
Provision for loan losses	230	175	200
Net change in:
Deferred taxes	(349)	5	(266)
Interest receivable	104	(115)	(110)
Other assets	(255)	82	(197)
Accrued expenses and other liabilities	689	(191)	369

Total adjustments	882	971	866

Net cash from operating activities	5,592	5,342	5,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of securities available-for-sale	12,000	5,005	7,660
Proceeds from sales of securities available-for-sale	11,111	—	—
Purchase of securities available-for-sale	(48,695)	(1,005)	(11,960)
Proceeds from maturities of securities held-to-maturity	20,686	500	5,595
Purchase of securities held-to-maturity	(8,001)	—	(7,729)
Principal collected on mortgage-backed securities	709	189	304
Purchase of CMO and mortgage-backed securities available-for-sale	(17,894)	—	—
Purchase of CMO and mortgage-backed securities held-to-maturity	(581)	(346)	—
Purchase of investment in real estate limited partnerships	(41)	(47)	(632)
Purchase of Federal Home Loan Bank Stock	(248)	(199)	(82)
Loan participations purchased	—	(5,354)	(300)
Net change in loans receivable	(17,356)	(25,294)	(22,253)
Purchase of premises and equipment, net	(1,073)	(2,196)	(645)
Proceeds from sale of foreclosed real estate	523	—	200

Net cash from investing activities	(48,860)	(28,747)	(29,842)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	30,905	17,663	13,425
Proceeds from FHLB advances	5,500	11,750	8,000
Repayment of FHLB advances	—	(14,250)	(6,000)
Change in other borrowed funds	8,890	14,492	(713)
Proceeds from issuance of common stock	222	60	21
Dividends paid	(2,773)	(2,531)	(2,253)
Treasury stock purchased	—	(993)	(447)

Net cash from financing activities	42,744	26,191	12,033

Net change in cash and cash equivalents	(524)	2,786	(12,707)
Cash and cash equivalents at beginning of period	17,419	14,633	27,340

Cash and cash equivalents at end of period	$16,895	$17,419	$14,633

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$13,315	$13,332	$11,331
Income taxes	$2,654	$2,912	$3,203
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$522	$100	$153

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Years ended December 31, 2001, 2000 and 1999

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

     Use of Estimates — Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term.

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

     Foreclosed Real Estate — Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at lower of cost or fair value at the date of foreclosure. Costs relating to improvement of property are capitalized, whereas holding costs are expensed. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less selling costs.

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

     Stock Compensation — Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion 25, with expense reported only if options are granted below market prices at grant date. Proforma disclosures of net income and earnings per common share are provided as if the fair value method of Statement of Financial Accounting Standard (SFAS) No. 123 were used for stock-based compensation.

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

     New Accounting Pronouncements — A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have an effect on the Bancorp’s financial statements.

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

     During 2001, 2000 and 1999, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS No. 133.

     Industry Segments — While the Bancorp’s chief decision-maker monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Bancorp’s financial service operations are considered by management to be aggregated in one reportable operating segment.

     Reclassification — Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 2000 and 1999, have been reclassified to conform to the December 31, 2001 presentation.

NOTE 2 — Securities

     Year end securities available-for-sale were as follows:

	(Dollars in thousands)
	Fair
	Value	Gains	Losses

2001
U.S. government and federal agencies	$46,630	$657	$(146)
CMOs and mortgage-backed securities	17,331	34	(121)

Total debt securities	$63,961	$691	$(267)

2000
U.S. government and federal agencies	$20,503	$63	$(61)

     Year end securities held-to-maturity were as follows:

	(Dollars in thousands)
	Net	Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value

2001
U.S. government and federal agencies	$2,500	$36	$—	$2,536
Mortgage-backed securities	799	7	(1)	805

Total debt securities	$3,299	$43	$(1)	$3,341

2000
U.S. government and federal agencies	$14,737	$18	$(24)	$14,731
Mortgage-backed securities	912	13	(5)	920

Total debt securities	$15,649	$31	$(29)	$15,651

     The net carrying amount and fair value, if different, of debt securities by contractual maturity at December 31, 2001, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Net Carrying	Fair
	Value	Amount	Value

Due in one year or less	$3,562	$500	$518
Due from one to five years	43,068	2,000	2,018
CMOs and mortgage-backed securities	17,331	799	805

Total	$63,961	$3,299	$3,341

     During 2001 proceeds from sales of securities available-for-sale were $11,111,000 with gross gains of $125,000 and gross losses of $1,000. There were no sales of securities available-for-sale during the years ended December 31, 2000 and 1999. In 2001 and 1999, certain securities were called or matured and resulted in $18,000 and $12,000 of securities gains. Securities with carrying values of $20,999,000 and $36,152,000 were pledged as of December 31, 2001 and 2000 as collateral for borrowings from the FHLB, repurchase agreements and public funds and for other purposes as permitted or required by law.

NOTE 3 — Loans Receivable

     Year end loans are summarized below:

	(Dollars in thousands)
	2001	2000

Loans secured by real estate:
Construction and land development	$12,652	$16,028
Residential, including home equity	190,917	174,422
Commercial real estate and other dwelling	91,486	91,411

Total loans secured by real estate	295,055	281,861
Consumer loans	9,889	10,715
Commercial business and other	38,292	34,000

Subtotal	343,236	326,576
Less:
Net deferred loan origination fees	(423)	(321)
Undisbursed loan funds	(171)	(48)

Loans receivable	$342,642	$326,207

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2001	2000	1999

Balance at beginning of period	$3,322	$3,309	$3,132
Provision charged to income	230	175	200
Loans charged off	(625)	(170)	(33)
Recoveries	229	8	10

Balance at end of period	$3,156	$3,322	$3,309

     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2001	2000

Year end loans with no allocated allowance for loan losses	$—	$58
Year end loans with allocated allowance for loan losses	1,460	233

Total	$1,460	$291

Amount of the allowance for loan losses allocated	$708	$233

	(Dollars in thousands)
	2001	2000	1999

Average of impaired loans during the year	$1,096	$47	$—
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

     Nonperforming loans at year end were as follows:

	(Dollars in thousands)
	2001	2000

Loans past due over 90 days still on accrual	$415	$354
Nonaccrual loans, including impaired loans	2,490	1,456

NOTE 4 — Secondary Market Mortgage Activities

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at year end are summarized below:

	(Dollars in thousands)
	2001	2000

Mortgage loan portfolio serviced for FHLMC	$13,261	$11,039

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $119,000 and $103,000 at December 31, 2001 and 2000.

     Activity for capitalized mortgage servicing rights was as follows:

	(Dollars in thousands)
	2001	2000

Servicing rights:
Beginning of year	$103	$109
Additions	38	6
Amortized to expense	(29)	(12)

End of year	$112	$103

     At year end 2001 and 2000, there was no valuation allowance required.

NOTE 5 — Premises and Equipment, Net

     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2001	2000

Cost:
Land	$1,663	$1,663
Buildings and improvements	7,183	6,864
Furniture and equipment	4,852	4,348

Total cost	13,698	12,875
Less accumulated depreciation and amortization	(5,544)	(4,980)

Premises and equipment, net	$8,154	$7,895

NOTE 6 — Income Taxes

     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2001	2000	1999

Federal:
Current	$2,462	$2,174	$2,423
Deferred	(175)	4	(243)
State:
Current	517	512	618
Deferred	(50)	1	(23)

Income tax expenses	$2,754	$2,691	$2,775

     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consists of the following:

	(Dollars in thousands)
	2001	2000	1999

Federal statutory rate	34%	34%	34%
Tax expense at statutory rate	$2,538	$2,401	$2,384
State tax, net of federal effect	316	338	393
Other	(100)	(48)	(2)

Total income tax expenses	$2,754	$2,691	$2,775

     The components of the net deferred tax asset recorded in the consolidated balance sheet are as follows:

	(Dollars in thousands)
	2001	2000

Deferred tax assets:
Bad debts	$935	$888
Deferred loan fees	163	132
Deferred compensation	552	554
Other	133	78

Total deferred tax assets	1,783	1,652
Deferred tax liabilities:
Unrealized appreciation on securities available-for-sale	(170)	(1)
Depreciation	(269)	(273)
Other	(75)	(165)
Total deferred tax liabilities	(514)	(439)
Valuation allowance	—	—

Net deferred tax assets	$1,269	$1,213

     The Bancorp had qualified under provisions of the Internal Revenue Code to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2001 and 2000 includes approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2001 and 2000. Tax legislation passed in August 1996 now requires the Bancorp to deduct a provision for bad debts for tax purposes based on actual loss experience and to recapture the excess bad debt reserve accumulated in tax years after 1986. The related amount of deferred tax which must be recaptured is $855,000 and is payable over a six year period beginning in 1998.

NOTE 7 — Deposits

     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $55,981,000 at December 31, 2001 and $45,538,000 at December 31, 2000.

     At December 31, 2001, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2002	$167,121
2003	13,543
2004	2,612
2005	467

Total	$183,743

NOTE 8 — Borrowed Funds

     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2001	2000

Repurchase agreements	$15,623	$11,918
Fixed rate advances from the FHLB	5,500	2,500
Putable advances from the FHLB	11,500	9,000
Line of credit from the FHLB	10,697	5,010
Limited partnership obligation	365	443
Other	1,304	1,728

Total	$44,989	$30,599

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2001	2000

Ending balance	$15,623	$11,918
Average balance during the year	15,003	12,537
Maximum month-end balance during the year	16,602	13,650
Securities underlying the agreements at year end:
Carrying value	18,934	14,224
Fair value	18,955	14,220
Average interest rate during the year	4.23%	5.97%

     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2001	2000

Fixed advances, maturing December 2002 through December 2004, at rates of 3.65% to 5.95%	$5,500	$2,500
Putable advances, maturing December 2002 through July 2008, at rates from 5.05% to 6.05%, average rate: 2001 — 5.60%; 2000 — 5.76%	$11,500	$9,000

     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by $139,512,000 and $145,374,000 of securities and mortgage loans under a blanket lien arrangement at December 31, 2001 and 2000.

     The limited partnership obligation represents an investment interest in a partnership formed for the construction, ownership and management of affordable housing projects. The original amount of the note was $500,000. Funding began during 2001 and will continue over a nine year period. Payments are required within ten days of written demand. The obligation to make payment is absolute and unconditional. The note requires no payment of interest.

     At December 31, 2001, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2002	$31,502
2003	2,742
2004	3,062
2005	3,062
2006	2,567
Thereafter	2,054

Total	$44,989

NOTE 9 — Employees’ Benefit Plans

     The Bancorp maintains a Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Profit Sharing Plan and Trust if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Bancorp. The plan is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions during the year ended December 31, 2001 and 2000 were based on 11% of the participants’ total compensation excluding incentives. Contributions during the year ended December 31, 1999 were based on 12% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $402,000, $370,000 and $354,000 for the years ended December 31, 2001, 2000 and 1999.

     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The Plan expense amounted to $7,000, $6,000 and $6,000 for the years ended December 31, 2001, 2000 and 1999.

     On December 1, 1999, the Bancorp established a Supplemental Executive Retirement Plan (the Plan). The Plan is established as an unfunded, non-qualified deferred compensation plan. The Plan provides a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bancorp, and to provide those individuals with additional financial security. The Board of Directors determines plan participants and contributions. The Plan expense amounted to $-0-, $-0- and $55,000 for the years ended December 31, 2001, 2000 and 1999.

     Directors have deferred some of their fees in consideration of future payment. Fee deferrals, including interest totaled $31,000, $50,000 and $70,000 for 2001, 2000 and 1999.

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

     The following tables sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2001	2000

Change in postretirement benefit obligation:
Beginning postretirement benefit obligation	$125	$118
Unrecognized net actuarial gain	—	—
Service cost	5	5
Interest cost	10	9
Plan participants’ contributions	8	7
Benefits paid	(16)	(14)

Ending postretirement benefit obligation	132	125
Change in plan assets	—	—
Funded status	(132)	(125)
Unrecognized net actuarial gain	(63)	(66)

Accrued benefit cost	$(195)	$(191)

	(Dollars in thousands)
	2001	2000	1999

Assumptions used:
Discount rate	7.0%	8.0%	8.0%
Annual increase in health care cost trend rate:
Year one	5.0%	6.0%	7.0%
Year two	5.0%	5.0%	7.0%
Year three	5.0%	5.0%	5.0%
Thereafter	5.0%	5.0%	5.0%
Components of net periodic postretirement benefit cost:
Service cost	$5	$5	$5
Interest cost	10	9	10
Unrecognized net actuarial gain	(3)	(3)	(4)

Net periodic postretirement benefit cost	$12	$11	$11

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

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations

	Amount	Ratio	Amount	Ratio	Amount	Ratio

2001
Total capital
(to risk-weighted assets)	$38.8	13.6%	$22.8	8.0%	$28.5	10.0%
Tier 1 capital (to risk-weighted assets)	$35.6	12.5%	$11.4	4.0%	$17.1	6.0%
Tier 1 capital (to adjusted average assets)	$35.6	8.3%	$12.8	3.0%	$21.3	5.0%
2000
Total capital
(to risk-weighted assets)	$36.8	13.6%	$21.7	8.0%	$27.2	10.0%
Tier 1 capital (to risk-weighted assets)	$33.5	12.3%	$10.9	4.0%	$16.3	6.0%
Tier 1 capital (to adjusted average assets)	$33.5	8.6%	$11.6	3.0%	$19.4	5.0%

     The Bancorp and the Bank were categorized as well capitalized at December 31, 2001 and 2000. There are no conditions or events since December 31, 2001 that management believes have changed the Bancorp’s or Bank’s category.

     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank. The aggregate amount of dividends which may be declared by the Bank in 2002, without prior regulatory approval, approximates $3,089,000 plus current 2002 net profits.

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

     Financial Accounting Standard No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options during 2001, 2000 and 1999.

	(Dollars in thousands, except per share data)
	2001	2000	1999

Net income as reported	$4,710	$4,371	$4,236
Pro forma net income	$4,671	$4,334	$4,210
Basic earnings per common share as reported	$1.73	$1.61	$1.53
Pro forma basic earnings per common share	$1.72	$1.60	$1.52
Diluted earnings per common share, as reported	$1.71	$1.60	$1.52
Pro forma diluted earnings per common share	$1.70	$1.58	$1.51

     The fair value of options granted during 2001, 2000 and 1999 is estimated using the following weighted-average information:

	2001	2000	1999

Risk free interest rate	5.17%	5.14%	6.78%
Stock price volatility	11.37%	11.59%	6.49%
Expected dividend rate	4.92%	4.66%	4.02%

     The expected life for options granted in 2001, 2000 and 1999 is 6 to 7 years.

     In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

			Weighted-average
	Number	Weighted-average	fair value
	of options	exercise price	of grants

Outstanding, January 1, 1999	80,160	$13.25
Granted	23,100	20.58	$2.96
Exercised	4,347	4.83
Forfeited	200	20.50
Expired	—	—

Outstanding, December 31, 1999	98,713	15.32
Granted	26,570	21.13	2.87
Exercised	5,973	10.06
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2000	119,310	16.85
Granted	13,475	19.50	1.71
Exercised	22,960	9.69
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2001	109,825	$18.68

     Options exerciseable at year-end are as follows:

	Number	Weighted-average
	of options	exercise price

1999	7,513	$5.60
2000	30,240	$9.52
2001	26,030	$14.97

     At December 31, 2001, options outstanding were as follows:

	Outstanding		Exercisable

		Weighted Average		Weighted
		Remaining		Average
		Contractual		Exercise
Range of Exercise Prices	Number	Life (Years)	Number	Price

$4.66 - $9.99	600	0.6	600	$5.75
$10.00 - $15.99	13,980	3.4	13,980	11.61
$16.00 - $21.75	95,245	7.2	11,450	19.55

Outstanding at year end	109,825	6.7	26,030	$14.97

NOTE 13 — Earnings Per Share

     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for the years ended December 31, 2001, 2000 and 1999 is presented below.

	2001	2000	1999

Basic earnings per common share:
Net income available to common stockholders	$4,710,000	$4,371,000	$4,236,000

Weighted-average common shares outstanding	2,719,967	2,716,697	2,762,594

Basic earnings per common share	$1.73	$1.61	$1.56

Diluted earnings per common share:
Net income available to common stockholders	$4,710,000	$4,371,000	$4,236,000

Weighted-average common shares outstanding	2,719,967	2,716,697	2,762,594
Add: dilutive effect of assumed stock option exercises	21,697	25,233	29,703

Weighted-average common and dilutive potential common shares outstanding	2,741,664	2,741,930	2,792,297

Diluted earnings per common share	$1.71	$1.60	$1.52

     Stock options for 25,570 shares of common stock were not considered in computing diluted earnings per common share for 2000 because they were antidilutive.

NOTE 14 — Related Party Transactions

     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $9,761,000 at December 31, 2001 and $9,904,000 at December 31, 2000. For the year ended December 31, 2001, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance — January 1, 2001	$9,904
New loans	1,809
Repayments	(1,952)
Other changes	—

Aggregate balance — December 31, 2001	$9,761

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

     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total

December 31, 2001:
Real estate	$14,557	$19,481	$34,038
Consumer loans	—	56	56
Commercial business	—	28,879	28,879

Total	$14,557	$48,416	$62,973

December 31, 2000:
Real estate	$8,200	$18,701	$26,901
Consumer loans	—	36	36
Commercial business	—	33,514	33,514

Total	$8,200	$52,251	$60,451

     The $14,557,000 in fixed rate commitments outstanding at December 31, 2001 had interest rates ranging from 5.75% to 9.00%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2001 and 2000, the Bancorp had standby letters of credit totaling $716,000 and $2,296,000. The Bancorp evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 16 — Fair Values of Financial Instruments

     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items which are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2001

	Carrying	Estimated
	Value	Fair Value

Financial assets
Cash and cash equivalents	$16,936	$16,936
Securities available-for-sale	63,961	63,961
Securities held-to-maturity	3,299	3,341
Federal Home Loan Bank stock	2,224	2,224
Loans held for sale	807	807
Loans receivable, net	339,486	346,807
Investment in real estate limited partnerships	1,083	1,083
Accrued interest receivable	2,419	2,419
Financial liabilities
Demand and savings deposits	(171,472)	(171,472)
Certificates of deposit	(183,743)	(185,528)
Borrowed funds	(44,989)	(45,300)
Accrued interest payable	(136)	(136)

	(Dollars in thousands)
	December 31,2000

	Carrying	Estimated
	Value	Fair Value

Financial assets
Cash and cash equivalents	$17,419	$17,419
Securities available-for-sale	20,503	20,503
Securities held-to-maturity	15,649	15,651
Federal Home Loan Bank stock	1,976	1,976
Loans held for sale	480	480
Loans receivable, net	322,885	320,865
Investment in real estate limited partnerships	1,118	1,118
Accrued interest receivable	2,523	2,523
Financial liabilities
Demand and savings deposits	(158,196)	(158,196)
Certificates of deposit	(166,114)	(166,383)
Borrowed funds	(30,599)	(30,630)
Accrued interest payable	(252)	(252)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2001 and 2000. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2001 and 2000, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2001 and 2000, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financing. The estimated fair value of other financial instruments, including mortgage servicing rights, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

     While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that were the Bancorp to have disposed of such items at December 31, 2001 and 2000, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2001 and 2000 should not necessarily be considered to apply at subsequent dates.

NOTE 17 — Other Comprehensive Income (Loss)

     Other comprehensive income (loss) components and related taxes were as follows:

	2001	2000	1999

Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the year	$552	$372	$(560)
Reclassification adjustment for gains included in net income	(130)	—	—

Net change in net unrealized gains and losses on securities available for sale	422	372	(560)
Tax effects	(168)	(149)	224

Total other comprehensive income (loss)	$254	$223	$(336)

NOTE 18 — Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data are summarized as follows:

Year ended December 31, 2001:

	(Dollars in thousands, except per share data)

	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Total interest income	$7,157	$7,290	$7,029	$6,949
Total interest expense	3,539	3,549	3,222	2,912

Net interest income	3,618	3,741	3,807	4,037
Provision for loan losses	45	45	90	50

Net interest income after provision for loan losses	3,573	3,696	3,717	3,987
Total noninterest income	548	607	598	649
Total noninterest expense	2,408	2,433	2,476	2,594

Income before income taxes	1,713	1,870	1,839	2,042
Income tax expenses	655	715	669	715

Net income	$1,058	$1,155	$1,170	$1,327

Basic earnings per share	$0.39	$0.43	$0.42	$0.49

Diluted earnings per share	$0.39	$0.42	$0.42	$0.48

     Year ended December 31, 2000:

	(Dollars in thousands, except per share data)

	March 31,	June 30,	September 30,	December 31,
	2000	2000	2000	2000

Total interest income	$6,670	$6,942	$7,136	$7,329
Total interest expense	3,041	3,233	3,464	3,648

Net interest income	3,629	3,709	3,672	3,681
Provision for loan losses	39	45	60	31

Net interest income after provision for loan losses	3,590	3,664	3,612	3,650
Total noninterest income	448	484	546	517
Total noninterest expense	2,349	2,316	2,295	2,489

Income before income taxes	1,689	1,832	1,863	1,678
Income tax expenses	653	712	734	592

Net income	$1,036	$1,120	$1,129	$1,086

Basic earnings per share	$0.38	$0.41	$0.42	$0.40

Diluted earnings per share	$0.38	$0.40	$0.42	$0.40

NOTE 19 — Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,

	2001	2000

Assets
Cash on deposit with Peoples Bank	$818	$117
Investment in Peoples Bank	36,014	33,510
Dividends receivable from Peoples Bank	408	670
Other assets	—	6

Total assets	$37,240	$34,303

Liabilities and stockholders’ equity
Dividends payable	$709	$649
Other liabilities	649	125

Total liabilities	1,358	774
Common stock	349	347
Additional paid in capital	3,249	3,029
Accumulated other comprehensive income	255	1
Retained earnings	33,469	31,592
Treasury stock	(1,440)	(1,440)

Total stockholders’ equity	35,882	33,529

Total liabilities and stockholders’ equity	$37,240	$34,303

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,

	2001	2000	1999

Dividends from Peoples Bank	$2,527	$3,598	$2,791
Operating expenses	111	110	106

Income before income taxes and equity in undistributed income of Peoples Bank	2,416	3,488	2,685
Provision (benefit) for income taxes	(44)	(44)	(42)

Income before equity in undistributed income of Peoples Bank	2,460	3,532	2,727
Equity in undistributed income of Peoples Bank	2,250	839	1,509

Net Income	$4,710	$4,371	$4,236

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,

	2001	2000	1999

Cash flows from operating activities:
Net income	$4,710	$4,371	$4,236
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed net income of Peoples Bank	(2,250)	(839)	(1,509)
Change in other assets	268	(76)	(63)
Change in other liabilities	524	(278)	375

Total adjustments	(1,458)	(1,193)	(1,197)

Net cash from operating activities	3,252	3,178	3,039
Cash flows from investing activities	—	—	—
Cash flows from financing activities:
Dividends paid	(2,773)	(2,531)	(2,253)
Treasury stock purchased	—	(993)	(447)
Proceeds from issuance of common stock	222	60	21

Net cash from financing activities	(2,551)	(3,464)	(2,679)

Net change in cash	701	(286)	360
Cash at beginning of year	117	403	43

Cash at end of year	$818	$117	$403

Market Information

     The Bancorp’s Common Stock is traded in the over-the-counter market and is quoted in the National Quotation Bureau’s “Pink Sheets”. The Bancorp’s stock is not actively traded. As of February 28, 2002, the Bancorp had 2,729,110 shares of common stock outstanding and 523 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2001 and December 31, 2000. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the consolidated financial statements describes regulatory limits on the Bancorp’s ability to pay dividends.

		Per Share Prices		Dividends
				Declared Per
		High	Low	Common Share

Year Ended December 31, 2001	1st Quarter	$20.88	$19.00	$.26

	2nd Quarter	21.00	20.00	.26

	3rd Quarter	20.75	20.25	.26

	4th Quarter	21.25	20.50	.26

Year Ended December 31, 2000	1st Quarter	$21.75	$20.50	$.24

	2nd Quarter	21.25	19.00	.24

	3rd Quarter	20.63	20.00	.24

	4th Quarter	20.63	19.50	.24

The Bank’s earnings have increased the book value of the Bancorp’s stock from $10.67 at December 31, 1997 to $13.15 per share at
December 31, 2001.

Earnings for 2001 totaled $4.7 million resulting in basic earnings per common share of $1.73.

The Bancorp’s consistent earnings have resulted in increased dividends to stockholders over the years.

2001 BOARD OF DIRECTORS

Front row:
Lourdes M. Dennison
Administrative Director,
Dennison Surgical Corp.
Merrillville, Indiana

Leroy Cataldi
Pharmacist, Dyer, Indiana

David A. Bochnowski
Chairman and Chief Executive Officer
Munster, Indiana

Jerome F. Vrabel
Vice President,
ED&F Man International Inc.
Chicago, Illinois

James L. Wieser
Attorney, Wieser and Sterba
Attorneys at Law
Schererville, Indiana

Benjamin A. Bochnowski
Chairman Emeritus,
Advisory Director

James J. Crandall
Director Emeritus

Harold G. Rueth
Director Emeritus

DIRECTORS EMERITUS

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
on Wednesday, April 17, 2002
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
    Senior Vice President,
    Man Financial Inc.,
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
Rodney L. Grove
    Senior Vice President, Retail Banking
Robert T. Lowry
    Senior Vice President, Controller
Tanya A. Buerger
    Senior Vice President,
    Information Technology
Management Personnel of
Peoples Bank SB
    Branches
    Michael J. McIntyre,
        Vice President, Munster
    Meredith L. Bielak,
        Assistant Vice President, Munster
    Michael J. Shimala,
        Assistant Vice President, Dyer
    Alicia Q. McMahon, East Chicago
    Marilyn K. Repp, Vice President,
        Hobart
    Catherine L. Gonzalez,
        Assistant Vice President,
        Merrillville (Broadway)
    Jill M. Knight, Vice President,
        Merrillville (Taft)
    Ronald P. Knestrict, Schererville
    Charman F. Shields, Schererville
    Karen M. Laude,
        Assistant Vice President, Woodmar
    Commercial Lending
    Todd M. Scheub, Vice President
    Terry R. Gadberry, Vice President
    Jason J. Stengel, Assistant Vice
        President
    Brian E. Rusin, Assistant Vice
        President
    Compliance
    David W. Homrich, Vice President
    Consumer Lending
    James P. Lehr, Vice President
    Clovese R. Robinson,
        Assistant Vice President
    Sharon V. Vacendak,
        Assistant Vice President
    Credit Administration
    Christine M. Friel, Vice President
    Jennifer L. Klaich
    Electronic Banking Services
    Christopher A. Grencik,
        Vice President
    Housing Finance
    Leslie J. Bernacki
    Sylvia Magallanez,
        Assistant Vice President
    John R. Wren
    Human Resource
    Linda L. Kollada, Vice President
    Internal Auditor
    Stacy A. Januszewski, Vice President
    Loan Administration
    Mary D. Mulroe, Vice President
    Management Development
    Kelly A. Kapelinski
    Colleen A. Wigmore
    Marketing Director
    Shannon E. Franko, Vice President
    Operations
    Arlene M. Wohadlo, Vice President
    Trust & Investment Services
    Stephan A. Ziemba, Vice President
Randall H. Walker, Vice President