Form 10-K, Exhibit 13
period 2002-12-31
NORTHWEST INDIANA BANCORP
filed 2003-03-20
CIK 919864

Exhibit 13

NorthWest Indiana
BANCORP

excellence

growth

asset quality

community

integrity

annual report 2002

annual report 2002

     Dear Shareholder:

     Investors across the United States were confronted by numerous challenges to portfolio management during 2002. The resiliency of the national economy in the last decade of the twentieth century gave way to uncertainty and diminished consumer confidence. Within our region the slow down in manufacturing and the resulting stress on the steel industry dampened any enthusiasm for a near term recovery.

     The outlook for investors also was impacted by international events and concern for potential instability associated with the effort to eliminate terrorism throughout the world. Most damaging of all to investor confidence, however, may have been the fall from grace by numerous large corporations whose greed, deceptive practices, and mismanagement shook portfolios from Wall Street to Main Street.

     Despite the challenging economic times, the NorthWest Indiana Bancorp, and its subsidiary Peoples Bank, continued to build shareholder value in 2002 through record earnings. Your company remained focused on solid performance by relying on the proven community banking strategy of growth, strong core earnings, asset quality, increased income from banking activities and operating efficiencies.

e x c e l l e n c e

g r o w t h

a s s e t    q u a l i t y

c o m m u n i t y

i n t e g r i t y

David A. Bochnowski
Chairman and
Chief Executive Officer

We are committed to providing quality service and delivering products that bring value to our customers.

     The directors and employees of your company take pride in the achievements presented to you in this annual report:

•	Record earnings of $5.5 million, a 17% increase over the prior year

•	Earnings per share of $2.01

•	Return on Equity of 14.58%

•	Total Investment Return to shareholders of 20.46% as measured by price appreciation and dividend increase

     As a community bank we are committed to providing quality service and delivering products that bring value to our customers. We are connected to our community and use the resources entrusted to us to promote economic activity in Northwest Indiana. Our goal is to enhance shareholder value through cost effective growth and prudent capital management.

     Shareholders should evaluate several key performance highlights as you measure improvement in shareholder value during 2002:

•	Assets grew $47.3 million or 10.7% to $488 million with stockholders equity at $39.1 million or 8.0% of total assets

•	Core accounts—-checking, savings, money market and sweep accounts—-grew $42.3 million or 23.3%

•	Loans grew $37.8 million—-with residential loans increasing 18.6%, commercial real estate increasing 9.5%, and construction and land development increasing 6.3%

•	Non-performing loans to total assets stood at the manageable level of 0.49%

•	Core earnings, the difference between interest income from loans and investments and interest paid to funds providers, increased 16.3%

•	Income from banking activities, including investment and trust services increased 11.4%

     Financial effectiveness provides one measure of a community bank’s strength and your company has a proven record of achievement. A balanced performance review, however, should take into account not only financial results, but also a commitment to corporate governance, effective capital management, and a response to anticipated shifts in customer preferences in the ever changing financial services environment.

     The integrity of your company’s financial statements has the highest priority in our commitment to sound corporate governance. We have adopted a multifaceted approach that relies upon:

•	strong independent internal audit function

•	risk assessment and risk management

•	management disclosure committee

•	independent compensation assessment

     The company’s internal auditor, a certified public accountant, reports directly to the Audit Committee of the board. The Audit Committee directs the work of the internal audit staff including the review of all internal controls. Committee meetings include reports by the internal auditor, the compliance officer, questions of management, and as a check and balance on the reporting process deliberations outside the presence of management.

     Risk management has become an increasingly important tool for measuring the efficacy of the controls applied to the complex transactions of daily banking operations. Your company has a Compliance Officer whose responsibilities include monitoring bank practices for consistency with the myriad of federal and state banking regulations designed to provide uniform banking practices. We also have a Loan Review Officer responsible for reviewing loan underwriting and monitoring extensions of credit for consistency with lending policies and regulations. Both of these positions formally report their findings to management as well as your board of directors.

Financial effectiveness provides one measure of a community bank’s strength...

     This year, the financial reporting process was enhanced by new federal law and securities regulations designed to insure the reliability of reports made to shareholders. As a result, the bank formed a Disclosure Committee comprised of your Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, Corporate Counsel and Trust Officer, as well as the Controller, Retail Banking Officer, Retail Lending Officer, Information Technology Officer, Human Resources Director, Internal Auditor, Compliance Officer, and Loan Review Officer. The committee meets at least quarterly and certifies the integrity of their reports to the Chief Financial Officer and to the Chief Executive Officer.

     The Disclosure Committee results as well as the required certifications of the Chief Financial Officer and Chief Executive Officer are reported to the Audit Committee and the company’s external auditors for review prior to any filing with the Securities and Exchange Commission, and the release of any information about the company to shareholders and the public.

     The board of directors independently exercises its responsibility for matters impacting senior management compensation. During 2002 the Compensation Committee was restructured to exclude members of management while management has historically not been represented on the company’s Options Committee. In addition, the board has engaged outside consultants to assess the competitiveness of the company’s compensation policy.

     During 2003 your company will remain committed to providing the highest standards of product delivery and service to our customers and community. We plan to review opportunities for expansion while adding value to your Bancorp investment. We plan to formally identify and market our “brand”, the characteristics of our operations that distinguish us from our competition. And we plan to implement pricing strategies for our products and services that expand our market presence without compromising our value in the marketplace.

The bank continues to be committed to technology investments designed to improve the quality of our products...

     Your company remains committed to our community. While others are selling to outside banking interests, we continue to build and utilize our capital for growth. In August of 2002 construction began on our new corporate center creating a two-acre campus at our Munster location. Scheduled for completion in the Fall of 2003, the new configuration provides opportunity for expansion as well as increased operating efficiency to better serve our customers while strengthening our commitment to Northwest Indiana.

     In response to customer demand, we delivered Internet banking to our retail and business customers during 2002 and the response exceeded our expectations. The bank continues to be committed to technology investments designed to improve the quality of our products without compromising personal service to our customers. In order to better serve our customers the configuration of the new corporate center includes a training facility for our staff for sales, service and technology. Customers will also be able to use the facility as a learning environment for the application of our technology to their needs.

     At the end of 2002, Jake Vrabel left the board of directors after eighteen years of service in order to devote more time to his business interests. Jake’s keen intellect contributed to board deliberations and the success of your company. We thank him for his service and wish him well in his endeavors.

     On behalf of your directors and staff thank you for your investment in the NorthWest Indiana Bancorp. We look forward to working with you as we continue our commitment to community banking in NorthWest Indiana.

Sincerely,

David A. Bochnowski
Chairman and
Chief Executive Officer

Selected Consolidated Financial Data
(In Thousands of Dollars, except Per Share Data)

Fiscal Year Ended	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998	1997

Statement of Income:
Total interest income	$27,781	$28,425	$28,077	$25,607	$25,235	$23,669
Total interest expense	10,107	13,222	13,386	11,281	12,310	11,721

Net interest income	17,674	15,203	14,691	14,326	12,925	11,948
Provision for loan losses	720	230	175	200	110	221

Net interest income after provision for loan losses	16,954	14,973	14,516	14,126	12,815	11,727

Noninterest income	2,675	2,402	1,995	1,659	1,347	1,066
Noninterest expense	10,859	9,911	9,449	8,774	7,938	7,154

Net noninterest expense	8,184	7,509	7,454	7,115	6,591	6,088

Income tax expenses	3,277	2,754	2,691	2,775	2,461	2,223
Cumulative effect of changes in accounting	–	–	–	–	–	–

Net income	$5,493	$4,710	$4,371	$4,236	$3,763	$3,416

Basic earnings per common share	$2.01	$1.73	$1.61	$1.53	$1.36	$1.24
Diluted earnings per common share	$1.99	$1.71	$1.60	$1.52	$1.35	$1.23
Cash dividends declared per common share	$1.12	$1.04	$0.96	$0.84	$0.74	$0.64

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998	1997

Balance Sheet:
Total assets	$488,002	$440,710	$392,313	$361,719	$345,417	$319,609
Loans receivable	380,428	342,642	326,207	295,813	273,433	272,213
Investment securities	56,571	67,260	38,128	41,931	36,350	29,362
Deposits	406,673	355,215	324,310	306,647	293,222	272,090
Borrowed funds	36,065	44,989	30,599	18,607	17,320	14,628
Total stockholders’ equity	39,148	35,882	33,529	32,471	31,316	29,482

Fiscal Year Ended	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998	1997

Interest Rate Spread During Period:
Average effective yield on loans and investment securities	6.26%	7.29%	7.88%	7.61%	8.00%	8.16%
Average effective cost of deposits and borrowings	2.38%	3.55%	3.95%	3.54%	4.16%	4.32%

Interest rate spread	3.88%	3.74%	3.93%	4.07%	3.84%	3.84%

Net interest margin	3.99%	3.90%	4.12%	4.26%	4.10%	4.12%
Return on average assets	1.18%	1.15%	1.17%	1.20%	1.14%	1.13%
Return on average equity	14.58%	13.49%	13.30%	13.17%	12.35%	11.87%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998	1997

Tier 1 capital to risk-weighted assets	11.9%	12.5%	12.3%	13.5%	14.1%	13.8%
Total capital to risk-weighted assets	13.1%	13.6%	13.6%	14.8%	15.3%	15.0%
Tier 1 capital leverage ratio	7.6%	8.3%	8.6%	9.0%	9.2%	9.2%
Allowance for loan losses to total loans	0.96%	0.92%	1.02%	1.12%	1.14%	1.13%
Allowance for loan losses to non-performing loans	152.43%	108.64%	183.54%	412.08%	213.06%	257.84%
Non-performing loans to total loans	0.63%	0.85%	0.55%	0.27%	0.54%	0.44%
Total loan accounts	5,049	4,964	4,762	4,676	4,625	4,764
Total deposit accounts	31,385	30,433	28,906	27,712	26,172	25,443
Total branches (all full service)	8	8	8	7	7	7

(1)	Includes the $1.6 million one-time special assessment on FDIC-assessable deposits to recapitalize SAIF.

(2)	Six month period due to change in fiscal year end.

(3)	Data for six months ended December 31, 1993 has been annualized.

December 31,	December 31,	December 31,	December 31,
1996(1)	1995	1994	1993(2)

$22,337	$21,123	$19,122	$9,360
11,287	10,484	8,079	4,015

11,050	10,639	11,043	5,345
85	80	145	319

10,965	10,559	10,898	5,026

682	685	493	253
8,039 (1)	6,117	6,031	3,011

7,357	5,432	5,538	2,758

1,419	2,026	2,132	902
–	–	–	450

$2,189	$3,101	$3,228	$1,816

$0.80	$1.13	$1.18	$0.67
$0.79	$1.12	$1.17	$0.66
$0.58	$0.55	$0.55	$0.25

December 31,	December 31,	December 31,	December 31,
1996	1995	1994	1993

$299,419	$280,911	$266,343	$251,481
244,696	222,293	221,930	204,205
40,024	38,001	33,678	33,639
256,420	247,945	234,639	222,945
12,261	3,139	3,151	2,087
27,815	27,204	25,606	23,874

December 31,	December 31,	December 31,	December 31,
1996	1995	1994	1993(2)(3)

7.98%	8.06%	7.66%	7.75%
4.32%	4.33%	3.48%	3.63%

3.66%	3.73%	4.18%	4.12%

3.95%	4.81%	5.18%	4.42%
0.75%	1.14%	1.24%	1.45%
7.90%	11.74%	13.04%	15.51%

December 31,	December 31,	December 31,	December 31,
1996	1995	1994	1993

14.7%	15.8%	15.9%	15.5%
16.0%	17.1%	17.2%	16.8%
9.3%	9.7%	9.6%	9.5%
1.18%	1.27%	1.24%	1.26%
247.40%	268.25%	176.46%	454.75%
0.48%	0.47%	0.70%	0.27%
4,404	4,606	4,671	4,654
24,666	23,730	22,738	21,204
7	6	6	6

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

     The Bancorp’s common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. On February 28, 2003, the Bancorp had 2,741,329 shares of common stock outstanding and 523 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

General

     The Bancorp’s earnings are dependent upon the earnings of the Bank. The Bank’s earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average interest earning assets. The net interest margin is perhaps the clearest indicator of a financial institution’s ability to generate core earnings. Fees and service charges, trust department income, gains and losses from the sale of assets, provisions for loan losses, income taxes and operating expenses also affect the Bancorp’s profitability.

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

     At December 31, 2002, the Bancorp had total assets of $488.0 million and total deposits of $406.7 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2002, stockholders’ equity totaled $39.1 million, with book value per share at $14.29. Net income for 2002 was $5.5 million, or $2.01 basic earnings per common share and $1.99 diluted earnings per common share. The return on average assets (ROA) was 1.18%, while the return on average stockholders’ equity (ROE) was 14.58%.

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

     The Bancorp is primarily a portfolio lender. Mortgage banking activities are limited to the sale of fixed rate mortgage loans with contractual maturities exceeding fifteen years. These loans are sold, on a case-by-case basis, in the secondary market as part of the Bancorp’s efforts to manage interest rate risk. The Bancorp retains the servicing on all loans sold in the secondary market.

     The primary objective of the Bancorp’s investment portfolio is to provide for the liquidity needs of the Bancorp and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities and federal agency obligations. Investments are generally for terms ranging from one day to seven years. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLB). Securities are classified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that the Bancorp has the positive intent and ability to hold to maturity. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. The Bancorp does not have a trading portfolio. During 2002, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS 133.

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

     Presented in the following tables is forward-looking information about the Bancorp’s sensitivity to changes in interest rates as of December 31, 2002 and 2001. The tables incorporate the Bancorp’s internal system generated data as related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp’s historical experience, management’s judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors, but not as to when they could be repriced.

Interest Rate Risk at December 31, 2002

Net Interest Income				Net Economic Value of Equity

Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit

2%	$17,516	-2.2%	-20%	$49,110	-10.7%	-30%
1%	$17,886	-0.1%	-10%	$53,691	-2.3%	-15%
0%	$17,910	0.0%		$54,969	0.0%
-1%	$17,796	-0.6%	-10%	$54,515	0.8%	-15%
-2%	$17,439	-2.6%	-20%	$54,793	0.3%	-30%

Interest Rate Risk at December 31, 2001

Net Interest Income				Net Economic Value of Equity

Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit

2%	$16,147	- 7.8%	- 20%	$44,377	-19.5%	- 30%
1%	$16,850	- 3.7%	- 10%	$49,815	- 9.6%	- 15%
0%	$17,505	0.0%		$55,116	0.0%
-1%	$17,763	1.5%	- 10%	$56,896	3.2%	- 15%
-2%	$18,046	3.1%	- 20%	$57,513	4.4%	- 30%

     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 2002, an increase in interest rates of 2% would have resulted in a 2.2% decrease in net interest income and a 10.7% decrease in the net economic value of equity compared to decreases of 7.8% and 19.5%, at December 31, 2001. During 2002, the Bancorp managed interest rate risk by selling fixed rate loans, restructuring security investments, increasing core account balances, and reducing short-term borrowings.

Financial Condition

     During the year ended December 31, 2002, total assets increased by $47.3 million (10.7%), with interest-earning assets increasing by $44.4 million (10.7%). At December 31, 2002, interest-earning assets totaled $457.4 million and represented 93.7% of total assets. Loans totaled $380.4 million and represented 83.3% of interest-earning assets, 78.1% of total assets and 93.5% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy stresses quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $13.4 million (3.5%) in construction and land development loans, $222.2 million (58.4%) in residential real estate loans, $98.2 million (25.8%) in commercial and multifamily real estate loans, $6.3 million (1.7%) in consumer loans and $40.3 million (10.6%) in commercial business and other loans. During 2002, loans increased by $37.8 million (11.0%), with increases taking place in construction and land development, residential real estate loans, commercial and multifamily loans, and commercial business loans. Adjustable rate loans comprised 37.3% of total loans at year-end. Management believes that, despite concerns about the pace of economic activity, the positive trend in loan growth will continue during 2003 because of a lower interest rate environment and an aggressive marketing and call program effort. Management expects to fund loan growth with a mix of core deposits and borrowed funds.

     During 2002, the Bancorp sold $7.5 million in fixed rate mortgages compared to $4.8 million in 2001 and $795 thousand in 2000. All loans sold had contractual maturities exceeding fifteen years. Net gains realized from the sales totaled $176 thousand, $64 thousand and $34 thousand for 2002, 2001 and 2000. Net mortgage loan servicing losses totaled $7 thousand for 2002, compared to net servicing income of $4 thousand for 2001, and $15 thousand for 2000. At December 31, 2002, the Bancorp had $601 thousand classified as loans held for sale. During 2003, the Bancorp expects to continue selling fixed rate mortgage loans, with contractual maturities exceeding fifteen years, on a case-by-case basis as part of its efforts to manage interest rate risk.

     At December 31, 2002, non-performing loans, which include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status, totaled $2.4 million, a decrease of $520 thousand from the prior year. The ratio of non-performing loans to total assets was 0.49% at December 31, 2002, compared to 0.66% at December 31, 2001. The December 31, 2002 balance includes $2.0 million in loans accounted for on a non- accrual basis and $382 thousand in accruing loans which were contractually past due 90 days or more. At December 31, 2002, $2.8 million of the Bancorp’s loans were internally classified as substandard compared to $2.9 million reported at December 31, 2001. There were no loans classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, the Bancorp maintains a list of watch loans. Watch loans represent loans management is more closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans were $7.0 million and $5.3 million at December 31, 2002 and 2001.

     The balances for non-performing and substandard loans includes two loans totaling $1.0 million to a commercial customer which have been classified as impaired. At December 31, 2002, the Bancorp had five loans, including the aforementioned impaired loans, to three borrowers totaling $1.3 million classified as impaired. Impaired loans are loans where full payment under the loan terms is not expected. There were no other loans considered to be impaired loans as of, or for the twelve months ended December 31, 2002. In addition, the Bancorp has two performing loans totaling $769 thousand to one commercial customer that has been classified as substandard due to current cash flow difficulties.

     At December 31, 2002, management of the Bancorp is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as nonaccrual, past due or restructured loans. Also, at December 31, 2002, there are no other interest bearing assets that would be required to be disclosed as nonaccrual, past due, restructured or potential problem if such assets were loans. Management does not anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 2002, provisions to the ALL account totaled $720 thousand compared to $230 thousand for 2001 and $175 thousand for 2000. Charge-offs, net of recoveries, totaled $241 thousand during 2002, compared to $396 thousand for 2001 and $162 thousand for 2000. The provision is based on management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions. While the quality of the loan portfolio remains sound, provisions during 2002 were warranted because of the current balance in classified loans, increased average daily loan balances, apparent weaknesses in the local economy, the inherent risk associated with growth in commercial real estate and commercial business loans, and loan charge-offs. The appropriateness of the current year provision and the overall adequacy of the ALL were determined through a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet.

     At December 31, 2002, the ALL to total loans was 0.96% compared to 0.92% at December 31, 2001, while the ALL to non-performing loans (coverage ratio) was 152.4% compared to 108.6% for the same periods. The December 31, 2002 balance in the ALL account of $3.6 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions.

     The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as, consideration of the facts and circumstances that affect the repayment of individual loans, as well as, loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to both performing and non-performing loans based on current information available. During 2002, provisions to the ALL were allocated to commercial real estate loans due to the balance of impaired loans and loan charge-offs.

     At December 31, 2002, the Bancorp’s investment portfolio totaled $56.6 million and was invested as follows: 70.0% in U.S. government agency debt securities, 0.9% in U.S. government debt securities, 0.9% in municipal securities, and 28.2% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations. At December 31, 2002, securities available-for-sale totaled $56.0 million or 99.0% of total securities. AFS securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. In addition, the Bancorp had $15.4 million in interest bearing balances in financial institutions, $1.6 million in federal funds sold, and $2.7 million in FHLB stock. During 2002, securities decreased by $10.7 million (15.9%), as proceeds from maturing securities, and the sale of securities with expected calls, were used to pay off short-term borrowings and provide funding for loan growth.

     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2002, deposits totaled $406.7 million. During 2002, deposit growth totaled $51.5 million (14.5%). Checking accounts increased $11.3 million (15.0%), money market deposit accounts (MMDAs) increased $19.8 million (43.4%), savings accounts increased $13.5 million (26.6%), and certificates of deposit increased by $6.9 million (3.7%). At December 31, 2002, the deposit base was comprised of 21.3% checking, 16.1% MMDAs, 15.7% savings accounts, and 46.9% certificates of deposit. The growth in deposits was a result of competitive product offerings, an aggressive marketing program, and volatility in the financial markets.

     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2002, borrowed funds totaled $36.1 million compared to $45.0 million at December 31, 2001, a decrease of $8.9 million (19.8%). Repurchase agreements totaled $12.6 million compared to $15.6 million at December 31, 2001, a decrease of $3.0 million (19.1%). FHLB advances totaled $21.5 million, increasing $4.5 million, as the Bancorp extended the maturity structure of interest-bearing liabilities at cost effective interest rates. Other short-term borrowings totaled $1.9 million compared to $12.4 million at December 31, 2001, a decrease of $10.5 million as the Bancorp paid down short-term borrowings.

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

     During 2002, cash and cash equivalents increased $18.3 million, compared to a decrease of $483 thousand for 2001, and an increase of $2.8 million for 2000. During 2002, the primary sources of cash and cash equivalents were deposit growth, proceeds from the maturities and sales of securities, loan sales, loan prepayments, and cash from operating activities. The primary uses of cash and cash equivalents were loan originations and loan participations purchased, the purchase of securities, the repayment of short-term borrowings, and the payment of common stock dividends. During 2002, net cash from operating activities totaled $7.6 million, compared to $5.6 million for 2001 and $5.3 million for 2000. The primary source of the increase during 2002 was the increase in net income and the sale of loans originated for sale. Cash outflows from investing activities totaled $29.0 million during 2002, compared to $48.9 million for 2001 and $28.7 million for 2000. The change during 2002 reflects loan growth and a reduction in securities balances. The net change in loans receivable and loan participations purchased totaled $38.8 million during 2002, compared to $17.4 million for 2001 and $30.6 million for 2000. During 2002, available-for-sale securities with expected calls were sold to reduce short-term borrowings. Cash flows from financing activities totaled $39.7 million during 2002, compared to $42.7 million for 2001 and $26.2 million for 2000. The change during 2002 reflects deposit growth and the reduction of short-term borrowing. Deposit growth during 2002 totaled $51.5 million, compared to $30.9 million for 2001 and $17.7 million for 2000. The decrease in FHLB advances and other borrowed funds totaled $8.9 million during 2002, compared to increases of $14.4 million during 2001 and $12.0 million for 2000. During 2002, the Bancorp used low cost advances to extend the maturity structure of interest-bearing liabilities while paying-off its line of credit. The Bancorp paid dividends on common stock of $3.1 million during 2002, compared to $2.8 million for 2001 and $2.5 million for 2000.

     During 2003, the Bancorp will complete the construction of a state-of-the-art corporate center in Munster, Indiana. The cost of the new facility is expected to be approximately $5.3 million. The facility will not have a material impact on noninterest expense during 2003. The corporate center will afford the Bancorp the opportunity to continue offering superior customer service, and to provide for future growth and operating efficiencies.

     At December 31, 2002, outstanding commitments to fund loans totaled $51.9 million. Approximately 82% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity. The following table presents the Bancorp’s consolidated long term, non-deposit related, contractual obligations as well as commitments to extend credit to borrowers, in aggregate and by payment due dates at December 31, 2002. Dollar amounts are in thousands.

	Less than	One through	Four through	After	Total
	One Year	Three Years	Five Years	Five Years

Long-term contractual obligations:
FHLB advances	$—	$17,000	$2,500	$2,000	$21,500
Limited partnership obligation	62	123	122	—	307

Total long-term contractual obligations	62	17,123	2,622	2,000	21,807
Commitments to extend credit:
Commitments to make loans & unused approved lines of credit	20,407	31,465	—	—	51,872
Performance standby letters of credit	1,056	222	—	—	1,278

Total commitments to extend credit	21,463	31,687	—	—	53,150

Total long-term contractual obligations and commitments to extend credit	$21,525	$48,810	$2,622	$2,000	$74,957

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2002, stockholders’ equity increased by $3.3 million (9.1%). The increase resulted primarily from earnings of $5.5 million for 2002. In addition, $144 thousand represents proceeds from the exercise of 10,857 stock options. The Bancorp declared $3.1 million in cash dividends. The net unrealized gain on available-for-sale securities, net of tax, was $696 thousand. At December 31, 2002, book value per share was $14.29 compared to $13.15 at December 31, 2001.

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

     The following table shows that, at December 31, 2002, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2002, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To be well
	Actual		adequate capital		capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$41.8	13.1%	$25.6	8.0%	$32.0	10.0%
Tier 1 capital to risk-weighted assets	$38.1	11.9%	$12.8	4.0%	$19.2	6.0%
Tier 1 capital to adjusted average assets	$38.1	7.6%	$15.0	3.0%	$25.0	5.0%

Results of Operations -
Comparison of 2002 to 2001

     Net income for 2002 was $5.5 million, compared to $4.7 million for 2001, an increase of $783 thousand (16.6%). The earnings represent a return on average assets of 1.18% for 2002 compared to 1.15% for 2001. The return on average equity was 14.58% for 2002 compared to 13.49% for 2001.

     Net interest income for 2002 was $17.7 million, up $2.5 million (16.3%) from $15.2 million for 2001. The increase in net interest income was due to growth in average daily balances for interest earning assets and a falling cost of funds. The low interest rate environment of 2002 resulted in lower yields for investments and loans as maturing securities were reinvested at lower rates of return, while loans either repriced or refinanced at lower rates. During 2002, the cost of funds fell faster than yields on earning assets due to the maturity structure of the Bancorp’s certificates of deposit and growth in core accounts. The weighted-average yield on interest-earning assets was 6.26% for 2002 compared to 7.29% for 2001. The weighted-average cost of funds was 2.38% for 2002 compared to 3.55% for 2001. The impact of the 6.26% return on interest-earning assets and the 2.38% cost of funds resulted in a net interest spread of 3.88% for 2002 compared to 3.74% for 2001. During 2002, total interest income decreased by $644 thousand (2.3%) while total interest expense decreased by $3.1 million (23.6%). The net interest margin was 3.99% for 2002 compared to 3.90% for 2001.

     During 2002, interest income from loans decreased by $569 thousand (2.3%) compared to 2001. The decrease was due to lower yields on loans outstanding, as the current interest rate environment resulted in new originations at low rates, and continued increases in prepayment and refinance activity. The weighted-average yield on loans outstanding was 6.73% for 2002 compared to 7.72% for 2001. Loan balances averaged $365.6 million for 2002, up $39.7 million (12.2%) from $325.9 million for 2001. During 2002, interest income from securities and other interest earning assets decreased by $75 thousand (2.3%) compared to 2001. The decrease was due to lower portfolio yields. The weighted-average yield on securities and other interest earning assets was 4.10% for 2002 compared to 5.12% for 2001. Securities and other interest earning assets averaged $77.9 million for 2002, up $14.1 million (22.1%) from $63.8 million for 2001.

     Interest expense for deposits decreased by $3.2 million (27.2%) during 2002 compared to 2001. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2002 was 2.23% compared to 3.45% for

2001. The lower cost of funds was caused by core account growth and maturing certificates of deposit during a low interest rate environment. Total deposit balances averaged $383.3 million for 2002, up $42.4 million (12.4%) from $340.9 million for 2001. Interest expense on borrowed funds increased by $76 thousand (5.2%) during 2002 due to increases in average daily balances. The weighted-average cost of borrowed funds was 3.71% for 2002 compared to 4.72% for 2001. Borrowed funds averaged $41.8 million during 2002, up $10.6 million (34.0%) from $31.2 million for 2001, due to favorable interest rates. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.

     Noninterest income was $2.7 million for 2002, up $273 thousand (11.4%) from $2.4 million during 2001. During 2002, fees and service charges increased $60 thousand (3.5%) and income from Trust operations increased $86 thousand (20.3%) compared to 2001. During 2002, the Bancorp reported $176 thousand in gains on sales of loans compared to $64 thousand for 2001, due to an increase in the amount of loans sold. Gains on securities totaled $143 thousand during 2002 compared to $142 thousand for 2001, as falling interest rates enabled the Bancorp to sell securities with expected calls. In addition, the Bancorp reported $57 thousand in gains on sale of foreclosed real estate during 2002 compared to $12 thousand for 2001.

     Noninterest expense for 2002 was $10.9 million, up $948 thousand (9.6%) from $9.9 million for 2001. The increase in compensation and benefits was due to annual salary increases and additional staffing for current operations. Other expense changes were due to standard increases in operations. The Bancorp’s efficiency ratio for 2002 was 53.4% compared to 56.3% for 2001. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 2002 totaled $3.3 million compared to $2.8 million for 2001, an increase of $523 thousand (19.0%). The increase was due to increased earnings. The combined effective federal and state tax rates for the Bancorp were 37.4% for 2002 and 36.9% for 2001.

Results of Operations -
Comparison of 2001 to 2000

     Net income for 2001 was $4.7 million, compared to $4.4 million for 2000, an increase of $339 thousand (7.8%). The earnings represent a return on average assets of 1.15% for 2001 compared to 1.17% for 2000. The return on average equity was 13.49% for 2001 compared to 13.30% for 2000.

     Net interest income for 2001 was $15.2 million, up $512 thousand (3.5%) from $14.7 million for 2000. The increase in net interest income was due to growth in average daily balances for interest earning assets. During 2001, the Federal Reserve Board cut interest rates 11 times for a total of 425 basis points, bringing the Fed Funds rate to 1.75%, its lowest level in 40 years. The Fed’s aggressive easing was in response to weakening national economy. The actions of the Federal Reserve Board resulted in significant repricing for both interest-earning assets and interest-bearing liabilities. Falling rates resulted in lower yields for investments and loans as securities were called, while loans either repriced or refinanced at lower rates. Yields fell faster than the cost of funds for most of the year as deposit rates lagged market decreases because of competitive pressures, the maturity structure of the Bancorp’s certificates of deposit, and the existing low rates on core accounts. The weighted-average yield on interest-earning assets was 7.29% for 2001 compared to 7.88% for 2000. The weighted-average cost of funds was 3.55% for 2001 compared to 3.95% for 2000. The impact of the 7.29% return on interest-earning assets and the 3.55% cost of funds resulted in a net interest spread of 3.74% for 2001 compared to 3.93% for 2000. During 2001, total interest income increased by $348 thousand (1.2%) while total interest expense decreased by $164 thousand (1.2%). The net interest margin was 3.90% for 2001 compared to 4.12% for 2000.

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

     Interest expense for deposits decreased by $302 thousand (2.5%) during 2001 compared to 2000. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2001 was 3.45% compared to 3.83% for 2000. The lower cost of funds reflects a falling interest rate environment. Total deposit balances averaged $340.9 million for 2001, up $26.4 million (8.4%) from $314.5 million for 2000. Interest expense on borrowed funds increased by $138 thousand (10.3%) during 2001 due to increases in average daily balances. The weighted-average cost of borrowed funds was 4.72% for 2001 compared to 5.55% for 2000. Borrowed funds averaged $31.2 million during 2001, up $7.1 million (29.5%) from $24.1 million for 2000, due to favorable interest rates. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.

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

     Noninterest expense for 2001 was $9.9 million, up $462 thousand (4.9%) from $9.4 million for 2000. During 2001, management implemented initiatives focused on limiting the increase of noninterest expenses from Bancorp operations. The increase in compensation and benefits was due to annual salary increases and additional staffing for current operations resulting from the Hobart facility that opened during the fourth quarter of 2000. Other expense changes were due to standard increases in operations and the Hobart facility. The Bancorp’s efficiency ratio for 2001 was 56.3% compared to 56.6% for 2000.

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

Forward-Looking Statements

     Statements contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. The Bancorp cautions readers that forward-looking statements, including without limitation those relating to the Bancorp’s future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this filing, including the following:

     Regulatory Risk. The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. As discussed above, the Bank and Bancorp are subject to regulation and supervision by the DFI, FDIC, FRB, and SEC (Securities and Exchange Commission). The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. The banking industry continues to lose market share to competitors.

     Legislation. Because of concerns relating to the competitiveness and the safety and soundness of the industry, Congress continues to consider a number of wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation’s financial institutions. Among such bills are proposals to combine banks and thrifts under a unified charter, to combine regulatory agencies, and to further expand the powers of depository institutions, bank holding companies, and competitors of depository institutions. Management cannot predict whether or in what form any of these proposals will be adopted or the extent to which the business of the Bancorp or the Bank may be affected thereby.

     Credit Risk. One of the greatest risks facing lenders is credit risk, that is, the risk of losing principal and interest due to a borrower’s failure to perform according to the terms of a loan agreement. While management attempts to provide an allowance for loan losses at a level adequate to cover probable incurred losses based on loan portfolio growth, past loss experience, general economic conditions, information about specific borrower situations, and other factors, future adjustments to reserves may become necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used with respect to such factors.

     Exposure to Local Economic Conditions. The Bank’s primary market area for deposits and loans encompasses Lake County, in northwest Indiana, where all of its offices are located. Ninety-five percent of the Bank’s business activities are within this area. This concentration exposes the Bank to risks resulting from changes in the local economy. A dramatic drop in local real estate values would, for example, adversely affect the quality of the Bank’s loan portfolio.

     Interest Rate Risk. The Bancorp’s earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Interest rate risk (IRR) is the risk that the earnings and capital will be adversely affected by changes in interest rates. Further discussion of interest rate risk can be found under the caption “Asset/Liability Management and Market Risk” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this document.

     Competition. The activities of the Bancorp and the Bank in the geographic market served involve competition with other banks as well as with other financial institutions and enterprises, many of which have substantially greater resources than those available to the Bancorp. In addition, non-bank competitors are generally not subject to the extensive regulation applicable to the Bancorp and the Bank.

Report of Independent Auditors

Board of Directors and Stockholders
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Bancorp) as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Crowe, Chizek and Company LLP

South Bend, Indiana
January 7, 2003

Consolidated Balance Sheets

(Dollars in thousands)	December 31,

	2002	2001

ASSETS
Cash and non-interest bearing balances in financial institutions	$18,026	$16,792
Interest bearing balances in financial institutions	15,625	–
Federal funds sold	1,549	144

Total cash and cash equivalents	35,200	16,936
Securities available-for-sale	56,002	63,961
Securities held-to-maturity; fair value: December 31, 2002 - $594
December 31, 2001 - $3,341	569	3,299
Loans held for sale, net of unrealized losses of $0 in 2002 and $13 in 2001	601	807
Loans receivable	380,428	342,642
Less: allowance for loan losses	(3,635)	(3,156)

Net loans receivable	376,793	339,486
Federal Home Loan Bank stock	2,672	2,224
Accrued interest receivable	2,363	2,419
Premises and equipment	9,460	8,154
Foreclosed real estate	127	111
Investment in real estate limited partnerships	1,034	1,083
Other assets	3,181	2,230

Total assets	$488,002	$440,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$36,308	$32,760
Interest bearing	370,365	322,455

Total	406,673	355,215
Borrowed funds	36,065	44,989
Accrued expenses and other liabilities	6,116	4,624

Total liabilities	448,854	404,828
Commitments and contingencies	–	–
Stockholders’ Equity:
Preferred stock, no par or stated value;
10,000,000 shares authorized, none outstanding	–	–
Common stock, no par or stated value; 10,000,000 shares authorized;
shares issued: December 31, 2002 - 2,807,293,
December 31, 2001 - 2,796,436
shares outstanding: December 31, 2002 - 2,739,129,
December 31, 2001 - 2,728,272	351	349
Additional paid-in capital	3,392	3,249
Accumulated other comprehensive income	950	255
Retained earnings	35,895	33,469
Treasury stock, common shares at cost: December 31, 2002 - 68,164,
December 31, 2001 - 68,164	(1,440)	(1,440)

Total stockholders’ equity	39,148	35,882

Total liabilities and stockholders’ equity	$488,002	$440,710

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(Dollars in thousands, except per share data)	Year Ended December 31,

	2002	2001	2000

Interest income:
Loans receivable
Real estate loans	$21,807	$21,883	$21,610
Commercial loans	2,238	2,463	2,995
Consumer loans	546	814	947

Total loan interest	24,591	25,160	25,552
Securities	2,986	2,687	2,374
Other interest earning assets	204	578	151

Total interest income	27,781	28,425	28,077

Interest expense:
Deposits	8,557	11,748	12,050
Borrowed funds	1,550	1,474	1,336

Total interest expense	10,107	13,222	13,386

Net interest income	17,674	15,203	14,691
Provision for loan losses	720	230	175

Net interest income after provision for loan losses	16,954	14,973	14,516

Noninterest income:
Fees and service charges	1,782	1,722	1,572
Trust operations	509	423	387
Gain on sale of loans, net	176	64	34
Gain on securities, net	143	142	–
Gain on sale of foreclosed real estate	57	12	–
Other	8	39	2

Total noninterest income	2,675	2,402	1,995

Noninterest expense:
Compensation and benefits	5,823	5,338	5,141
Occupancy and equipment	1,719	1,586	1,510
Data processing	630	616	568
Federal insurance premium	62	61	63
Marketing	173	139	189
Other	2,452	2,171	1,978

Total noninterest expense	10,859	9,911	9,449

Income before income tax expenses	8,770	7,464	7,062
Income tax expenses	3,277	2,754	2,691

Net income	$5,493	$4,710	$4,371

Earnings per common share:
Basic	$2.01	$1.73	$1.61
Diluted	$1.99	$1.71	$1.60
Dividends declared per common share	$1.12	$1.04	$0.96

See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Stockholders’ Equity

(Dollars in thousands, except per share data)			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
	Stock	Capital	Income (Loss)	Earnings	Stock	Equity

Balance at January 1, 2000	$346	$2,970	$(222)	$29,824	$(447)	$32,471
Comprehensive income:
Net income	–	–	–	4,371	–	4,371
Net unrealized gain/(loss) on securities available-for-sale, net of tax effects	–	–	223	–	–	223

Comprehensive income	–	–	–	–	–	4,594
Issuance of 5,973 shares of common stock at $5.75 - $21.13 per share, under stock option plan	1	59	–	–	–	60
Cash dividends, $0.96 per share	–	–	–	(2,603)	–	(2,603)
Purchase of 47,064 shares of treasury stock at $19.75 - $21.75 per share	–	–	–	–	(993)	(993)

Balance at December 31, 2000	347	3,029	1	31,592	(1,440)	33,529
Comprehensive income:
Net income	–	–	–	4,710	–	4,710
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	–	–	254	–	–	254

Comprehensive income	–	–	–	–	–	4,964
Issuance of 22,960 shares of common stock at $4.66 - $21.13 per share, under stock option plan	2	220	–	–	–	222
Cash dividends, $1.04 per share	–	–	–	(2,833)	–	(2,833)

Balance at December 31, 2001	349	3,249	255	33,469	(1,440)	35,882
Comprehensive income:
Net income	–	–	–	5,493	–	5,493
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	–	–	695	–	–	695

Comprehensive income	–	–	–	–	–	6,188
Issuance of 10,857 shares of common stock at $5.75 - $22.15 per share, under stock option plan	2	143	–	–	–	145
Cash dividends, $1.12 per share	–	–	–	(3,067)	–	(3,067)

Balance at December 31, 2002	$351	$3,392	$950	$35,895	$(1,440)	$39,148

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(Dollars in thousands)
	Year Ended December 31,

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,493	$4,710	$4,371

Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans for sale	(7,228)	(5,060)	(658)
Sale of loans originated for sale	7,523	4,763	795
Depreciation and amortization, net of accretion	1,232	935	854
Amortization of mortgage servicing rights	44	29	12
Amortization of investment in real estate limited partnerships	50	50	46
Equity in loss of investment in limited partnership, net of interest received	52	5	–
Net gains on securities	(143)	(142)	–
Net gains on sale of loans	(176)	(64)	(34)
Net gains on sale of foreclosed real estate	(57)	(12)	–
Provision for loan losses	720	230	175
Net change in:
Interest receivable	56	104	(115)
Other assets	(1,375)	(604)	87
Accrued expenses and other liabilities	1,434	689	(191)

Total adjustments	2,132	923	971

Net cash from operating activities	7,625	5,633	5,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of securities available-for-sale	6,000	12,000	5,005
Proceeds from sales of securities available-for-sale	7,964	11,111	–
Purchase of securities available-for-sale	(7,125)	(48,695)	(1,005)
Proceeds from maturities of securities held-to-maturity	2,500	20,686	500
Purchase of securities held-to-maturity	–	(8,001)	–
Proceeds from sales of mortgage-backed securities available-for-sale	922	–	–
Principal collected on mortgage-backed securities held-to-maturity	230	113	189
Principal collected on CMO and mortgage-backed securities available-for-sale	5,233	596	–
Purchase of CMO and mortgage-backed securities available-for-sale	(4,111)	(17,894)	–
Purchase of CMO and mortgage-backed securities held-to-maturity	–	(581)	(346)
Purchase of investment in real estate limited partnerships	(53)	(41)	(47)
Purchase of Federal Home Loan Bank Stock	(448)	(248)	(199)
Loan participations purchased	(14,711)	–	(5,354)
Net change in loans receivable	(24,047)	(17,356)	(25,294)
Purchase of premises and equipment, net	(2,160)	(1,073)	(2,196)
Proceeds from sale of foreclosed real estate	775	523	–

Net cash from investing activities	(29,031)	(48,860)	(28,747)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	51,458	30,905	17,663
Proceeds from FHLB advances	9,000	5,500	11,750
Repayment of FHLB advances	(4,500)	–	(14,250)
Change in other borrowed funds	(13,424)	8,890	14,492
Proceeds from issuance of common stock	145	222	60
Dividends paid	(3,009)	(2,773)	(2,531)
Treasury stock purchased	–	–	(993)

Net cash from financing activities	39,670	42,744	26,191

Net change in cash and cash equivalents	18,264	(483)	2,786
Cash and cash equivalents at beginning of period	16,936	17,419	14,633

Cash and cash equivalents at end of period	$35,200	$16,936	$17,419

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$10,141	$13,315	$13,332
Income taxes	$3,710	$2,654	$2,912
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$638	$522	$100

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years ended December 31, 2002, 2001 and 2000

NOTE 1 — Summary of Significant Accounting Policies

     Principles of Consolidation — The consolidated financial statements include NorthWest Indiana Bancorp (the Bancorp), its wholly-owned subsidiary, Peoples Bank SB (the Bank), and the Bank’s wholly-owned subsidiary, Peoples Service Corporation. The Bancorp has no other business activity other than being a holding company for the Bank. The Bancorp’s earnings are dependent upon the earnings of the Bank. Peoples Service Corporation provides insurance and annuity investments to the Bank’s trust customers. All significant inter-company accounts and transactions have been eliminated in consolidation.

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

     Concentrations of Credit Risk — The Bancorp grants residential, commercial real estate, commercial business and installment loans to customers primarily of Lake County, in northwest Indiana. Substantially all loans are secured by specific items of collateral including residences, commercial real estate, business assets and consumer assets.

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

     Securities — The Bancorp classifies securities into held to maturity, available for sale, or trading categories. Held to maturity securities are those which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, are included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

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

     Investment in Real Estate Limited Partnerships — Investment in real estate limited partnerships represent the Bancorp’s investments in affordable housing projects for the primary purpose of available tax benefits. One investment is accounted for using the cost method of accounting. The excess of the carrying amount of the investment over its estimated residual value is amortized during the periods in which associated tax credits are allocated to the investor. The annual amortization of the investment is based on the proportion of tax credits received in the current year to total estimated tax credits to be allocated to the Bancorp. The other investment is accounted for using the equity method of accounting. Under the equity method of accounting, the Bancorp records its share of the partnership’s earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet. These investments are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the investments are reported at fair value. The Bancorp’s involvement in these types of investments is for tax planning purposes only and as such, the Bancorp is not involved in the management or operation of such investments.

     Long-term Assets — These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

     Stock Compensation — Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per common share if expense was measured using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

	(Dollars in thousands, except per share data)
	2002	2001	2000

Net income as reported	$5,493	$4,710	$4,371
Deduct: Stock-based compensation expense determined under fair value based method	(39)	(39)	(37)
Pro forma net income	5,454	4,671	4,334
Basic earnings per common share as reported	2.01	1.73	1.61
Pro forma basic earnings per common share	1.99	1.72	1.60
Diluted earnings per common share, as reported	1.99	1.71	1.60
Pro forma diluted earnings per common share	1.98	1.70	1.58

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2002	2001	2000

Risk-free interest rate	4.69%	5.17%	5.14%
Expected option life	6-7 years	6-7 years	6-7 years
Expected stock price volatility	10.87%	11.37%	11.59%
Dividend yield	4.70%	4.92%	4.66%

     The expected life for options granted in 2002, 2001 and 2000 is 6 to 7 years.

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

     Off-Balance Sheet Financial Instruments — Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

     Loss Contingencies — Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     Earnings Per Common Share — Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share, includes the dilutive effect of additional potential common shares issuable under stock options.

     Comprehensive Income — Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.

     Newly Issued But Not Yet Effective Accounting Standards — New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Bancorp’s financial condition or results of operations.

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

     Reclassification — Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 2001 and 2000, have been reclassified to conform to the December 31, 2002 presentation.

NOTE 2 — Securities

     Year end securities available-for-sale were as follows:

	(Dollars in thousands)
		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

2002
U.S. government and federal agencies	$40,090	$1,394	$—
CMOs and mortgage-backed securities	15,375	209	(19)
Municipal securities	537	—	—

Total debt securities	$56,002	$1,603	$(19)

2001
U.S. government and federal agencies	$46,630	$657	$(146)
CMOs and mortgage-backed securities	17,331	34	(121)

Total debt securities	$63,961	$691	$(267)

     Year end securities held-to-maturity were as follows:

		(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value

2002
Mortgage-backed securities	$569	$25	$—	$594

Total debt securities	$569	$25	$—	$594

2001
U.S. government and federal agencies	$2,500	$36	$—	$2,536
Mortgage-backed securities	799	7	(1)	805

Total debt securities	$3,299	$43	$(1)	$3,341

     The net carrying amount and fair value, if different, of debt securities by contractual maturity at December 31, 2002, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Net Carrying	Fair
	Value	Amount	Value

Due in one year or less	$9,127	$—	$—
Due from one to five years	31,500	—	—
CMOs and mortgage-backed securities	15,375	569	594

Total	$56,002	$569	$594

     During 2002 and 2001 proceeds from sales of securities available for sale were $7,964,000 and $11,111,000 with gross gains of $143,000 and $125,000 and gross losses of $-0- and $1,000, respectively. There were no sales of securities available for sale during the year ended December 31, 2000. In 2001, certain securities were called or matured and resulted in $18,000 of securities gains. Securities with carrying values of $22,420,000 and $20,999,000 were pledged as of December 31, 2002 and 2001 as collateral for borrowings from the FHLB, repurchase agreements and public funds and for other purposes as permitted or required by law.

NOTE 3 — Loans Receivable

     Year end loans are summarized below:

	(Dollars in thousands)
	2002	2001

Loans secured by real estate:
Construction and land development	$13,449	$12,652
Residential, including home equity	222,886	190,917
Commercial real estate and other dwelling	98,206	91,486

Total loans secured by real estate	334,541	295,055
Consumer loans	6,283	9,889
Commercial business and other	40,327	38,292

Subtotal	381,151	343,236
Less:
Net deferred loan origination fees	(586)	(423)
Undisbursed loan funds	(137)	(171)

Loans receivable	$380,428	$342,642

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2002	2001	2000

Balance at beginning of period	$3,156	$3,322	$3,309
Provision charged to income	720	230	175
Loans charged off	(336)	(625)	(170)
Recoveries	95	229	8

Balance at end of period	$3,635	$3,156	$3,322

     Nonperforming loans at year end were as follows:

	(Dollars in thousands)
	2002	2001

Loans past due over 90 days still on accrual	$382	$415
Nonaccrual loans (including impaired loans)	2,003	2,490

     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2002	2001	2000

Year end loans with no allocated allowances for loan losses	$—	$—	$58
Year end loans with allocated allowances for loan losses	1,271	1,460	233

Total	$1,271	$1,460	$291

Amount of the allowance for loan losses allocated	$475	$708	$233
Average of impaired loans during the year	1,320	1,096	47
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

NOTE 4 — Secondary Market Mortgage Activities

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at year end are summarized below:

	(Dollars in thousands)
	2002	2001

Mortgage loan portfolio serviced for FHLMC	$16,691	$13,261

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $98,000 and $119,000 at December 31, 2002 and 2001.

     Activity for capitalized mortgage servicing rights was as follows:

	(Dollars in thousands)
	2002	2001

Servicing rights:
Beginning of year	$112	$103
Additions	83	38
Amortized to expense	(44)	(29)

End of year	$151	$112

     At year end 2002 and 2001, there was no valuation allowance required.

NOTE 5 — Premises and Equipment, Net

     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2002	2001

Cost:
Land	$1,663	$1,663
Buildings and improvements	7,942	7,183
Furniture and equipment	6,138	4,852

Total cost	15,743	13,698
Less accumulated depreciation and amortization	(6,283)	(5,544)

Premises and equipment, net	$9,460	$8,154

     Depreciation expense was $854,000, $814,000 and $822,000 for 2002, 2001 and 2000.

NOTE 6 — Income Taxes

     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2002	2001	2000

Federal:
Current	$2,898	$2,462	$2,174
Deferred	(240)	(175)	4
State:
Current	668	515	512
Deferred	(49)	(48)	1

Income tax expenses	$3,277	$2,754	$2,691

     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consists of the following:

	(Dollars in thousands)
	2002	2001	2000

Federal statutory rate	34%	34%	34%
Tax expense at statutory rate	$2,982	$2,538	2,401
State tax, net of federal effect	408	308	338
Other	(113)	(92)	(48)

Total income tax expenses	$3,277	$2,754	2,691

     The components of the net deferred tax asset recorded in the consolidated balance sheet are as follows:

	(Dollars in thousands)
	2002	2001

Deferred tax assets:
Bad debts	$1,262	$935
Deferred loan fees	228	163
Deferred compensation	561	552
Other	185	133

Total deferred tax assets	2,236	1,783
Deferred tax liabilities:
Unrealized appreciation on securities available-for-sale	(633)	(168)
Depreciation	(382)	(269)
Other	(128)	(77)

Total deferred tax liabilities	(1,143)	(514)
Valuation allowance	–	–

Net deferred tax assets	$1,093	$1,269

     The Bancorp had qualified under provisions of the Internal Revenue Code to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2002 and 2001 includes approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2002 and 2001. Tax legislation passed in August 1996 now requires the Bancorp to deduct a provision for bad debts for tax purposes based on actual loss experience and to recapture the excess bad debt reserve accumulated in tax years after 1986. The related amount of deferred tax which must be recaptured is $855,000 and is payable over a six year period beginning in 1998.

NOTE 7 — Deposits

     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $64,400,000 at December 31, 2002 and $55,981,000 at December 31, 2001.

     At December 31, 2002, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2003	$163,806
2004	24,192
2005	1,854
2006	754

Total	$190,606

NOTE 8 — Borrowed Funds

     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2002	2001

Repurchase agreements	$12,631	$15,623
Fixed rate advances from the FHLB	12,000	5,500
Putable advances from the FHLB	9,500	11,500
Line of credit from the FHLB	–	10,697
Limited partnership obligation	307	365
Other	1,627	1,304

Total	$36,065	$44,989

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2002	2001

Ending balance	$12,631	$15,623
Average balance during the year	15,302	15,003
Maximum month-end balance during the year	20,320	16,602
Securities underlying the agreements at year end:
Carrying value	19,333	18,934
Fair value	19,333	18,955
Average interest rate during the year	2.53%	4.23%

     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2002	2001

Fixed rate advances, maturing December 2003 through September 2005, at rates from 2.92% to 4.43%	$12,000	$5,500
Putable advances, maturing October 2004 through July 2008, at rates from 3.40% to 6.05%, average rate:
2002 - 5.58%; 2001 - 5.60%	$9,500	$11,500

     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by $166,471,000 and $139,512,000 of securities and mortgage loans under a blanket lien arrangement at December 31, 2002 and 2001.

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

     At December 31, 2002, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2003	$11,463
2004	11,919
2005	8,061
2006	2,567
2007	55
Thereafter	2,000

Total	$36,065

NOTE 9 — Employees’ Benefit Plans

     The Bancorp maintains a Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Profit Sharing Plan and Trust if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Bancorp. The plan is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions during the years ended December 31, 2002, 2001 and 2000 were based on 11% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $447,000, $402,000 and $370,000 for the years ended December 31, 2002, 2001 and 2000.

     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The Plan expense amounted to $4,687, $6,897 and $5,781 for the years ended December 31, 2002, 2001 and 2000.

     The Bancorp maintains a Supplemental Executive Retirement Plan (the Plan). The Plan is established as an unfunded, non-qualified deferred compensation plan. The Plan provides a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bancorp, and to provide those individuals with additional financial security. The Board of Directors determines plan participants and contributions. There was no plan expense for the years ended December 31, 2002, 2001 and 2000.

     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $22,000, $31,000, and $50,000 for 2002, 2001 and 2000. The deferred fee liability at December 31, 2002 and 2001 was $1,451,000 and $1,429,000.

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

     The following tables sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2002	2001

Change in postretirement benefit obligation:
Beginning postretirement benefit obligation	$132	$125
Unrecognized net actuarial loss	100	–
Service cost	6	5
Interest cost	9	10
Plan participants’ contributions	8	8
Benefits paid	(16)	(16)

Ending postretirement benefit obligation	239	132
Change in plan assets	–	–
Funded status	(239)	(132)
Unrecognized net actuarial (gain)/loss	40	(63)

Accrued benefit cost	$(199)	$(195)

	(Dollars in thousands)
	2002	2001	2000

Assumptions used:
Discount rate	6.75%	7.0%	8.0%
Annual increase in health care cost trend rate:
Year one	5.0%	5.0%	6.0%
Year two	5.0%	5.0%	5.0%
Year three	5.0%	5.0%	5.0%
Thereafter	5.0%	5.0%	5.0%
Components of net periodic postretirement benefit cost:
Service cost	$6	$5	$5
Interest cost	9	10	9
Unrecognized net actuarial gain	(3)	(3)	(3)

Net periodic postretirement benefit cost	$12	$12	$11

     A 1% increase or decrease in the health care cost trend rate assumptions would not have a material impact on the postretirement benefit obligation or expense.

NOTE 11 — Regulatory Capital

     The Bancorp and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly under-capitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
			Minimum		Well Capitalized
			Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy	Purposes	Action Regulations

	Amount	Ratio	Amount	Ratio	Amount	Ratio

2002
Total capital (to risk-weighted assets)	$41.8	13.1%	$25.6	8.0%	$32.0	10.0%
Tier 1 capital (to risk-weighted assets)	$38.1	11.9%	$12.8	4.0%	$19.2	6.0%
Tier 1 capital (to adjusted average assets)	$38.1	7.6%	$15.0	3.0%	$25.0	5.0%
2001
Total capital (to risk-weighted assets)	$38.8	13.6%	$22.8	8.0%	$28.5	10.0%
Tier 1 capital (to risk-weighted assets)	$35.6	12.5%	$11.4	4.0%	$17.1	6.0%
Tier 1 capital (to adjusted average assets)	$35.6	8.3%	$12.8	3.0%	$21.3	5.0%

     The Bancorp and the Bank were categorized as well capitalized at December 31, 2002 and 2001. There are no conditions or events since December 31, 2002 that management believes have changed the Bancorp’s or Bank’s category.

     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank. The aggregate amount of dividends which may be declared by the Bank in 2003, without prior regulatory approval, approximates $4,953,000 plus current 2003 net profits.

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

     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

			Weighted-average
	Number	Weighted-average	fair value
	of options	exercise price	of grants

Outstanding, January 1, 2000	98,713	$15.32
Granted	26,570	21.13	$2.87
Exercised	(5,973)	10.06
Forfeited	–	–
Expired	–	–

Outstanding, December 31, 2000	119,310	16.85
Granted	13,475	19.50	1.71
Exercised	(22,960)	9.69
Forfeited	–	–
Expired	–	–

Outstanding, December 31, 2001	109,825	$18.68
Granted	17,850	22.15	1.82
Exercised	(10,857)	13.28
Forfeited	–	–
Expired	–	–

Outstanding, December 31, 2002	116,818	$19.71

Options exercisable at year-end are as follows:

	Number	Weighted-average
	of options	exercise price

2000	30,240	$9.52
2001	27,030	$14.97
2002	29,911	$16.31

     At December 31, 2002, options outstanding were as follows:

	Outstanding			Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Number	Life (Years)	Price	Number	Price

$10.00 - $14.99	7,330	2.4	$11.72	7,330	$11.72
$15.00 - $19.99	26,406	6.1	17.79	14,431	16.36
$20.00 - $22.15	83,082	6.8	21.03	8,150	20.35

Outstanding at year end	116,818	6.4	$19.71	29,911	$16.31

NOTE 13 — Earnings Per Share

     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for the years ended December 31, 2002, 2001 and 2000 is presented below.

	2002	2001	2000

Basic earnings per common share:
Net income available to common stockholders	$5,493,000	$4,710,000	$4,371,000

Weighted-average common shares outstanding	2,735,388	2,719,967	2,716,697

Basic earnings per common share	$2.01	$1.73	$1.61

Diluted earnings per common share:
Net income available to common stockholders	$5,493,000	$4,710,000	$4,371,000

Weighted-average common shares outstanding	2,735,388	2,719,967	2,716,697
Add: dilutive effect of assumed stock option exercises	21,172	21,697	25,233

Weighted-average common and dilutive potential common shares outstanding	2,756,560	2,741,664	2,741,930

Diluted earnings per common share	$1.99	$1.71	$1.60

     Stock options for 25,570 shares of common stock were not considered in computing diluted earnings per common share for 2000 because they were antidilutive.

NOTE 14 — Related Party Transactions

     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $4,302,000 at December 31, 2002 and $9,761,000 at December 31, 2001. For the year ended December 31, 2002, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance — January 1, 2002	$9,761
New loans	100
Repayments	(5,186)
Effect of changes in related parties	(373)

Aggregate balance — December 31, 2002	$4,302

     Deposits from directors and executive officers at December 31, 2002 were $4.9 million.

NOTE 15 — Commitments and Contingencies

     The Bancorp is a party to financial instruments in the normal course of business to meet financing needs of its customers. These financial instruments, which include commitments to make loans and standby letters of credit are not reflected in the accompanying consolidated financial statements. Such financial instruments are recorded when they are funded.

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

     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total

December 31, 2002:
Real estate	$9,157	$16,480	$25,637
Consumer loans	–	61	61
Commercial business	–	26,174	26,174

Total	$9,157	$42,715	$51,872

December 31, 2001:
Real estate	$14,557	$19,481	$34,038
Consumer loans	–	56	56
Commercial business	–	28,879	28,879

Total	$14,557	$48,416	$62,973

     The $9,157,000 in fixed rate commitments outstanding at December 31, 2002 had interest rates ranging from 5.00% to 7.75%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2002 and 2001, the Bancorp had standby letters of credit totaling $1,278,000 and $716,000. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 16 — Fair Values of Financial Instruments

     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2002

	Carrying	Estimated
	Value	Fair Value

Financial assets
Cash and cash equivalents	$35,200	$35,200
Securities available-for-sale	56,002	56,002
Securities held-to-maturity	569	594
Loans held for sale	601	614
Loans receivable, net	376,793	383,858
Federal Home Loan Bank stock	2,672	2,672
Accrued interest receivable	2,363	2,363
Investment in real estate limited partnerships	1,034	1,034
Financial liabilities
Demand and savings deposits	(216,067)	(216,067)
Certificates of deposit	(190,606)	(192,191)
Borrowed funds	(36,065)	(37,300)
Accrued interest payable	(90)	(90)

	(Dollars in thousands)
	December 31, 2001

	Carrying	Estimated
	Value	Fair Value

Financial assets
Cash and cash equivalents	$16,936	$16,936
Securities available-for-sale	63,961	63,961
Securities held-to-maturity	3,299	3,341
Loans held for sale	807	807
Loans receivable, net	339,486	346,807
Federal Home Loan Bank stock	2,224	2,224
Accrued interest receivable	2,419	2,419
Investment in real estate limited partnerships	1,083	1,083
Financial liabilities
Demand and savings deposits	(171,472)	(171,472)
Certificates of deposit	(183,743)	(185,528)
Borrowed funds	(44,989)	(45,300)
Accrued interest payable	(136)	(136)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2002 and 2001. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2002 and 2001, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2002 and 2001, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financing. The estimated fair value of other financial instruments, including mortgage servicing rights,and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

     While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that were the Bancorp to have disposed of such items at December 31, 2002 and 2001, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2002 and 2001 should not necessarily be considered to apply at subsequent dates.

NOTE 17 — Other Comprehensive Income (Loss)

     Other comprehensive income components and related taxes were as follows:

	2002	2001	2000

Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains arising during the year	$1,302	$564	$372
Reclassification adjustment for gains included in net income	(143)	(142)	–

Net change in net unrealized gains and losses on securities available for sale	1,159	422	372
Tax effects, net	(464)	(168)	(149)

Total other comprehensive income	$695	$254	$223

NOTE 18 — Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data are summarized as follows:

Year ended December 31,2002:
	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2002	2002	2002	2002

Total interest income	$6,852	$6,993	$6,965	$6,971
Total interest expense	2,658	2,573	2,484	2,392

Net interest income	4,194	4,420	4,481	4,579
Provision for loan losses	130	150	220	220

Net interest income after provision for loan losses	4,064	4,270	4,261	4,359
Total noninterest income	636	657	746	636
Total noninterest expense	2,602	2,728	2,747	2,782

Income before income taxes	2,098	2,199	2,260	2,213
Income tax expenses	792	832	858	795

Net income	$1,306	$1,367	$1,402	$1,418

Basic earnings per share	$0.48	$0.50	$0.51	$0.52

Diluted earnings per share	$0.48	$0.49	$0.51	$0.51

Year ended December 31, 2001:
	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Total interest income	$7,157	$7,290	$7,029	$6,949
Total interest expense	3,539	3,549	3,222	2,912

Net interest income	3,618	3,741	3,807	4,037
Provision for loan losses	45	45	90	50

Net interest income after provision for loan losses	3,573	3,696	3,717	3,987
Total noninterest income	548	607	598	649
Total noninterest expense	2,408	2,433	2,476	2,594

Income before income taxes	1,713	1,870	1,839	2,042
Income tax expenses	655	715	669	715

Net income	$1,058	$1,155	$1,170	$1,327

Basic earnings per share	$0.39	$0.43	$0.42	$0.49

Diluted earnings per share	$0.39	$0.42	$0.42	$0.48

NOTE 19 — Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,

	2002	2001

Assets
Cash on deposit with Peoples Bank	$627	$818
Investment in Peoples Bank	39,412	36,014
Dividends receivable from Peoples Bank	767	408
Other assets	824	—

Total assets	$41,630	$37,240

Liabilities and stockholders’ equity Dividends payable	$767	$709
Other liabilities	1,715	649

Total liabilities	2,482	1,358
Common stock	351	349
Additional paid in capital	3,392	3,249
Accumulated other comprehensive income	950	255
Retained earnings	35,895	33,469
Treasury stock	(1,440)	(1,440)

Total stockholders’ equity	39,148	35,882

Total liabilities and stockholders’ equity	$41,630	$37,240

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,

	2002	2001	2000

Dividends from Peoples Bank	$2,861	$2,527	$3,598
Operating expenses	118	111	110

Income before income taxes and equity in undistributed income of Peoples Bank	2,743	2,416	3,488
Provision (benefit) for income taxes	(47)	(44)	(44)

Income before equity in undistributed income of Peoples Bank	2,790	2,460	3,532
Equity in undistributed income of Peoples Bank	2,703	2,250	839

Net Income	$5,493	$4,710	$4,371

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net income	$5,493	$4,710	$4,371
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed net income of Peoples Bank	(2,703)	(2,250)	(839)
Change in other assets	(1,183)	268	(76)
Change in other liabilities	1,066	524	(278)

Total adjustments	(2,820)	(1,458)	(1,193)

Net cash from operating activities	2,673	3,252	3,178
Cash flows from investing activities	—	—	—
Cash flows from financing activities:
Dividends paid	(3,009)	(2,773)	(2,531)
Treasury stock purchased	—	—	(993)
Proceeds from issuance of common stock	145	222	60

Net cash from financing activities	(2,864)	(2,551)	(3,464)

Net change in cash	(191)	701	(286)
Cash at beginning of year	818	117	403

Cash at end of year	$627	$818	$117

Market Information

     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 28, 2003, the Bancorp had 2,741,329 shares of common stock outstanding and 523 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2002 and December 31, 2001. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share

Year Ended December 31, 2002	1st Quarter	$22.25	$21.00	$.280
	2nd Quarter	23.20	22.30	.280
	3rd Quarter	23.50	23.00	.280
	4th Quarter	24.50	23.35	.280
Year Ended December 31, 2001	1st Quarter	$20.88	$19.00	$.260
	2nd Quarter	21.00	20.00	.260
	3rd Quarter	20.75	20.25	.260
	4th Quarter	21.25	20.50	.260

Book Value Per Share

Basic Earnings Per Share

Dividends Per Share

Corporate Information
Directors of NorthWest Indiana Bancorp and Peoples Bank SB
David A. Bochnowski
  Chairman and Chief Executive
  Officer of the Bancorp, Munster, Indiana
Leroy F. Cataldi
  Pharmacist, Dyer, Indiana
Gloria C. Gray
  Retired Vice President and Treasurer of
  Career Development Consultants,
  Munster, Indiana
Lourdes M. Dennison
  Administrative Director,
  Kumpol Dennison Surgical Corporation
  Merrillville, Indiana
Stanley E. Mize
  Retired; Formerly President of Stan Mize
  Towne & Countree Auto Sales, Inc.,
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
Kenneth V. Krupinski
  CPA and Principal with
  Swartz Retson, PC, Merrillville, Indiana
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
   Senior Vice President, Retail Lending
Rodney L. Grove
  Senior Vice President, Retail Banking
Robert T. Lowry
  Senior Vice President, Controller
Tanya A. Buerger
  Senior Vice President,
  Information Technology
Management Personnel of Peoples Bank SB
Retail Banking
Jill M. Knight, Vice President,
  Branch Coordinator
Michael J. McIntyre,
  Vice President, Munster
Michael J. Shimala,
  Assistant Vice President, Dyer
Alicia Q. McMahon, East Chicago
Marilyn K. Repp, Vice President, Hobart
Catherine L. Gonzalez,
  Vice President, Merrillville (Broadway)
Colleen A. Wigmore,
  Merrillville (Broadway)
Charman F. Williamson,
  Merrillville (Taft)
Ronald P. Knestrict,
  Assistant Vice President, Schererville
Karen M. Laude,
  Assistant Vice President, Woodmar
Kelly A. Kapelinski, Woodmar
Meredith L. Bielak,
  Assistant Vice President
Commercial Lending
Todd M. Scheub, Vice President
Terry R. Gadberry, Vice President
Brian E. Rusin, Assistant Vice President
Compliance
David W. Homrich, Vice President
Consumer Lending
James P. Lehr, Vice President
Clovese R. Robinson,
  Assistant Vice President
Sharon V. Vacendak,
  Assistant Vice President
Credit Administration
Christine M. Friel, Vice President
Jennifer L. McClure,
  Assistant Vice President
Electronic Banking Services
Christopher A. Grencik, Vice President
Housing Finance
Leslie J. Bernacki,
  Assistant Vice President
John R. Wren,
  Assistant Vice President
Human Resource
Linda L. Kollada, Vice President
Internal Auditor
Stacy A. Januszewski, Vice President
Investment & Trust Services
Stephan A. Ziemba, Vice President
Randall H. Walker, Vice President
Loan Administration
Mary D. Mulroe, Vice President
Management Development
Carla J. Houck
Austin P. Logue
Donna M. Vurva
Marketing Director
Shannon E. Franko, Vice President
Operations
Arlene M. Wohadlo, Vice President
Michaelene M. Smith,
  Assistant Vice President
Charlotte V. Conn,
  Assistant Vice President

Corporate Headquarters
9204 Columbia Avenue
Munster, Indiana 46321

Telephone
219/836-4400

Stock Transfer Agent

The Bank acts as the transfer agent for the Bancorp’s common stock.

Independent Auditors

Crowe, Chizek and Company LLP
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana 46624

Special Legal Counsel

Baker & Daniels
600 East 96th Street
Suite 600
Indianapolis, Indiana 46240

Annual Stockholders Meeting

     The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Center for Visual & Performing Arts at 1040 Ridge Road, Munster, Indiana, on Wednesday, April 16, 2003 at 8:30 a.m.

     A copy of the Bancorp’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the
Corporate Secretary,
NorthWest Indiana Bancorp,
9204 Columbia Avenue,
Munster, Indiana 46321.

CORPORATE HEADQUARTERS, 9204 Columbia Avenue Munster, Indiana 46321

219/836-4400

SUBSIDIARY OF NORTHWEST INDIANA BANCORP

DYER, 1300 Sheffield Avenue, 322-2530
EAST CHICAGO, 4901 Indianapolis Blvd., 378-1000
HAMMOND, 7120 Indianapolis Blvd., 844-4500
HOBART, 1501 Lake Park Avenue, 945-1305
MERRILLVILLE, 7915 Taft Street, 796-9000 8600 Broadway, 685-8600
MUNSTER, 9204 Columbia Avenue, 836-4400
SCHERERVILLE, 141 W. Lincoln Highway, 865-4300

FDIC Insured

www.ibankpeoples.com