Form 10-K, Exhibit 13
period 2003-12-31
NORTHWEST INDIANA BANCORP
filed 2004-03-26
CIK 919864

Exhibit 13

Dear Shareholder:

     On behalf of your board of directors and your entire team, it is my privilege to report to you on the progress of your company.

     The NorthWest Indiana Bancorp reported record earnings of $5.9 million for 2003, a significant achievement during uncertain economic times. Income was up 8.1% over the prior year resulting in a 1.20% return on assets (ROA) and a 14.65% return on equity (ROE). At the end of 2003, shareholder equity stood at $41.6 million or 8.2% of total assets.

     The stock market, influenced by changes in the federal taxation of dividends, reacted favorably to the banking sector during the year. Your company’s consistent financial performance, along with our history of cash dividends, gained recognition from market forces. Total investment return to shareholders, as measured by share price appreciation and dividend payments, was 32.5% for 2003.

David A. Bochnowski,
Chairman and
Chief Executive Officer

     As a community bank, we are cognizant of the impact of America’s economic challenges on the local economy and our daily operations. Today our nation is shifting from an industrial base into a technological age and the era of a world economy. The national economy has weathered uncertain times causing considerable stress on employment and the manufacturing sector in our community. We are confident that the proven resilience of Northwest Indiana will overcome the challenges of these times and your company will continue to play a vital role in serving the needs of our community.

     At your company everything begins with value. We are committed to adding value to our relationships with our customers, our community, and our shareholders. We will continue to differentiate ourselves in the market place by delivering what customers want:

John Wren,
Housing Finance
Yvette Gillis,
Loan Center

•	Friendly, personal service

•	Quick and dependable responses

•	Flexible alternatives

•	Competitive deposit, loan, and investment products

     Our strategic focus continues to be on our core business: lending to consumers and commercial customers while growing our checking, deposit, and investment services. At the same time we are mindful of the bottom line and constantly review opportunities to create operating efficiencies.

     The Bancorp’s solid performance in 2003 resulted from our growth, high asset quality, increased income from banking activities, and active management of operating costs.

     Assets increased to $508.8 million, as we surpassed the banking milestone of $500 million in assets. The average balances in our core accounts, which include checking, saving, money market, and sweep accounts, increased by $29.5 million. These funds were used to fuel loan growth of $29.4 million with increases taking place in construction and development loans, commercial real estate loans, residential loans, and loans to local government agencies.

Left to right,
Michael Cronin,
Michael McIntyre,
Laura Bolger, All located in
Munster Banking
Center

     Despite the historically low interest rate environment, management’s strategic pricing of our assets and liabilities resulted in an increase in our net interest margin, a key measure of profitability. Our net interest margin rose to 4.04% from the 3.99% reported a year ago.

     Asset quality remained high despite pressure caused by the uncertainty of employment and the local economy. Non-performing loans to total assets stood at .34% of total assets. Remarkably, the Bancorp reported no foreclosed real estate at the end of 2003. Our reserve for loan losses continues to be maintained at an adequate level that was .92% of total loans at year-end.

Todd Scheub,
Commercial Loans
Joe Gonzalez,
Peoples Bank
customer

     Noninterest income from banking activities increased by 11% from the prior year, primarily as a result of gains taken on the sale of home mortgage loans. The interest rate environment during 2003 created the opportunity for homeowners to refinance their existing mortgages and for homebuyers to acquire property at favorable rates. During the year the Bancorp sold over $19 million of long-term mortgage loans into the secondary mortgage market which added to earnings while reducing the company’s exposure to interest rate risk.

     The Bancorp’s continued emphasis on being a low-cost provider of high quality services was reflected in an efficiency ratio of 55.2% for the year. This ratio is the result of dividing operating expenses by all income sources for the year. Financial analysts generally view an efficiency ratio under 60% as a strong sign of a bank’s ability to manage operating costs.

Randall Walker,
Investment and Trust Services

     As we look to the future, your team will focus on growth, asset quality, diversification of income, and operating efficiency —the four pillars of our banking success. We also will continue to seek opportunities to build profitable customer relationships that expand our value in the market. In doing so we deploy the capital entrusted to us to put in place highly trained people, up-to-date delivery systems, and strategic locations.

     During 2003 two major initiatives were launched that will allow us to build for tomorrow. The first was a branding project undertaken with professional assistance to define who we are and what we do best. Our research included extensive focus groups and polling data of customers and non-customers in our market. The results found that our name was well recognized and that we were viewed favorably when compared to our banking competitors.

Donna Herbeck,
Munster
Banking Center

     Significantly we received the highest marks for friendliness, flexibility, and community involvement. The research showed a high degree of customer loyalty derived from the friendly, professional service offered by our team. Our brand position, the unique space we occupy in our market, is a modern bank offering friendly and personal banking and investment service to our customers. The new marketing slogan, “Friendly People for Today’s Banking,” truly reflects the findings of the branding exercise.

     The branding project also resulted in a revision to our logo. The original design of the “Peoples” was not altered to remain consistent with the way the public identifies the company, by the single word, “Peoples.” The word “Bank” was enhanced to become more consistent with the modern, progressive direction of your company.

     Our second major project was the completion of a $6.0 million state-of-the-art corporate center that houses the administrative offices, loan center, bank operations, information technology, and risk management units of our subsidiary, Peoples Bank.

     The new facility built adjacent to the Munster Banking Center creates a campus with over 47,000 square feet of office space. The complex includes a training center that affords the opportunity to continue to offer superior customer service along with the personal and professional development of the 157 members of our team. While increasing costs, efficiencies have been garnered through the consolidation of our operation from various locations along with space for future expansion.

The new
Peoples Bank
Corporate and
Loan Center

     The goal of your company is to continue to provide products and services that exceed the banking and investing expectations of our customers. This year your company will invest over $1 million in technology improvements, will allocate capital for future locations, and will put in place even more core competency training for team members. As a result we will have the people and systems in place so that we can carry out our mission: To remain a strong and independent financial services provider through delivery of highly personal and friendly service.

     In early March of 2004, we were saddened to learn of the passing of James J. Crandall, director emeritus of the company. Jim was an outstanding person and a truly professional director who shared his considerable talent and energy with your company. He will long be remembered for his delightful personality, advice, and insights into strategic issues that will continue to make a difference in our success.

     Thank you for your investment and confidence in your company, the NorthWest Indiana Bancorp. Your team will continue to seek new opportunities for growth, meet the diverse needs of our community and provide value to shareholders and customers alike. We encourage you to actively use all of our traditional as well as electronic services and welcome your business at your Bank.

Sincerely,

David A. Bochnowski
Chairman and Chief Executive Officer

Financial *Information*

Peoples Bank
FRIENDLY PEOPLE FOR TODAY'S BANKING

in thousands of dollars, except per share data

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2003	2002	2001	2000	1999	1998

Statement of Income:
Total interest income	$26,357	$27,781	$28,425	$28,077	$25,607	$25,235
Total interest expense	7,521	10,107	13,222	13,386	11,281	12,310

Net interest income	18,836	17,674	15,203	14,691	14,326	12,925
Provision for loan losses	420	720	230	175	200	110

Net interest income after provision for loan losses	18,416	16,954	14,973	14,516	14,126	12,815

Noninterest income	2,968	2,675	2,402	1,995	1,659	1,347
Noninterest expense	12,037	10,859	9,911	9,449	8,774	7,938

Net noninterest expense	9,069	8,184	7,509	7,454	7,115	6,591

Income tax expenses	3,411	3,277	2,754	2,691	2,775	2,461

Net income	5,936	$5,493	$4,710	$4,371	$4,236	$3,763

Basic earnings per common share	$2.16	$2.01	$1.73	$1.61	$1.53	$1.36
Diluted earnings per common share	$2.13	$1.99	$1.71	$1.60	$1.52	$1.35
Cash dividends declared per common share	$1.20	$1.12	$1.04	$0.96	$0.84	$0.74

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	1997	1996 (1)	1995	1994

Statement of Income:
Total interest income	$23,669	$22,337	$21,123	$19,122
Total interest expense	11,721	11,287	10,484	8,079

Net interest income	11,948	11,050	10,639	11,043
Provision for loan losses	221	85	80	145

Net interest income after provision for loan losses	11,727	10,965	10,559	10,898

Noninterest income	1,066	682	685	493
Noninterest expense	7,154	8,039	6,117	6,031

Net noninterest expense	6,088	7,357	5,432	5,538

Income tax expenses	2,223	1,419	2,026	2,132

Net income	$3,416	$2,189	$3,101	$3,228

Basic earnings per common share	$1.24	$0.80	$1.13	$1.18
Diluted earnings per common share	$1.23	$0.79	$1.12	$1.17
Cash dividends declared per common share	$0.64	$0.58	$0.55	$0.55

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2001	2000	1999	1998
Balance Sheet:
Total assets	$508,775	$488,002	$440,710	$392,313	$361,719	$345,417
Loans receivable	409,808	380,428	342,642	326,207	295,813	273,433
Investment securities	63,733	56,571	67,260	38,128	41,931	36,350
Deposits	421,640	406,673	355,215	324,310	306,647	293,222
Borrowed funds	40,895	36,065	44,989	30,599	18,607	17,320
Total stockholders’ equity	41,554	39,148	35,882	33,529	32,471	31,316

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31,	December 31,	December 31,	December 31,
	1997	1996	1995	1994
Balance Sheet:
Total assets	$319,609	$299,419	$280,911	$266,343
Loans receivable	272,213	244,696	222,293	221,930
Investment securities	29,362	40,024	38,001	33,678
Deposits	272,090	256,420	247,945	234,639
Borrowed funds	14,628	12,261	3,139	3,151
Total stockholders’ equity	29,482	27,815	27,204	25,606

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2003	2002	2001	2000	1999	1998

Interest Rate Spread During Period:
Average effective yield on loans and investment securities	5.65%	6.26%	7.29%	7.88%	7.61%	8.00%
Average effective cost of deposits and borrowings	1.67%	2.38%	3.55%	3.95%	3.54%	4.16%

Interest rate spread	3.98%	3.88%	3.74%	3.93%	4.07%	3.84%

Net interest margin	4.04%	3.99%	3.90%	4.12%	4.26%	4.10%
Return on average assets	1.20%	1.18%	1.15%	1.17%	1.20%	1.14%
Return on average equity	14.65%	14.58%	13.49%	13.30%	13.17%	12.35%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	1997	1996	1995	1994

Interest Rate Spread During Period:
Average effective yield on loans and investment securities	8.16%	7.98%	8.06%	7.66%
Average effective cost of deposits and borrowings	4.32%	4.32%	4.33%	3.48%

Interest rate spread	3.84%	3.66%	3.73%	4.18%

Net interest margin	4.12%	3.95%	4.81%	5.18%
Return on average assets	1.13%	0.75%	1.14%	1.24%
Return on average equity	11.87%	7.90%	11.74%	13.04%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2001	2000	1999	1998
Total capital to risk-weighted assets	12.5%	13.1%	13.6%	13.6%	14.8%	15.3%
Tier 1 capital to risk-weighted assets	11.5%	11.9%	12.5%	12.3%	13.5%	14.1%
Tier 1 capital to adjusted average assets	8.0%	7.6%	8.3%	8.6%	9.0%	9.2%
Allowance for loan losses to total loans	0.92%	0.96%	0.92%	1.02%	1.12%	1.14%
Allowance for loan losses to non-performing loans	220.31%	152.43%	108.64%	183.54%	412.08%	213.06%
Non-performing loans to total loans	0.42%	0.63%	0.85%	0.55%	0.27%	0.54%
Total loan accounts	5,213	5,049	4,964	4,762	4,676	4,625
Total deposit accounts	32,502	31,385	30,433	28,906	27,712	26,172
Total branches (all full service)	8	8	8	8	7	7

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31,	December 31,	December 31,	December 31,
	1997	1996	1995	1994
Total capital to risk-weighted assets	15.0%	16.0%	17.1%	17.2%
Tier 1 capital to risk-weighted assets	13.8%	14.7%	15.8%	15.9%
Tier 1 capital to adjusted average assets	9.2%	9.3%	9.7%	9.6%
Allowance for loan losses to total loans	1.13%	1.18%	1.27%	1.24%
Allowance for loan losses to non-performing loans	257.84%	247.40%	268.25%	176.46%
Non-performing loans to total loans	0.44%	0.48%	0.47%	0.70%
Total loan accounts	4,764	4,404	4,606	4,671
Total deposit accounts	25,443	24,666	23,730	22,738
Total branches (all full service)	7	7	6	6

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

     The Bancorp conducts business from its main office in Munster and its eight full-service offices located in East Chicago, Hammond, Merrillville, Munster, Dyer, Schererville and Hobart, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans and various types of consumer loans and commercial business loans. In addition, the Bancorp’s trust department provides estate administration, estate planning, guardianships, land trusts, retirement planning, self-directed IRA and Keogh accounts, investment agency accounts, and serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts.

     The Bancorp’s common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. On February 27, 2004, the Bancorp had 2,757,488 shares of common stock outstanding and 408 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

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

     At December 31, 2003, the Bancorp had total assets of $508.8 million and total deposits of $421.6 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2003, stockholders’ equity totaled $41.6 million, with book value per share at $15.09. Net income for 2003 was $5.9 million, or $2.16 basic earnings per common share and $2.13 diluted earnings per common share. The return on average assets (ROA) was 1.20%, while the return on average stockholders’ equity (ROE) was 14.65%.

Asset/Liability Management and Market Risk

     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bancorp, the key components of asset/liability management are loans, investments, deposits and borrowed funds. Over the years, the Bancorp has directed its lending efforts toward construction loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans and commercial business loans tied to the prime rate of interest. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for contractual terms of twenty years or less. The actual cash flows from these loans generally results in a duration which is less than the contractual maturity, providing protection against possible changes in interest rates.

     The Bancorp is primarily a portfolio lender. Mortgage banking activities are generally limited to the sale of fixed rate mortgage loans with contractual maturities exceeding fifteen years. These loans are identified as held for sale when originated and sold, on a case-by-case basis, in the secondary market as part of the Bancorp’s efforts to manage interest rate risk. The Bancorp retains the servicing on all loans sold in the secondary market.

     The primary objective of the Bancorp’s investment portfolio is to provide for the liquidity needs of the Bancorp and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities, federal agency securities and obligations of state and local municipalities. Investments are generally for terms ranging from one day to seven years. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLB). Securities are classified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that the Bancorp has the positive intent and ability to hold to maturity. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. The Bancorp does not have a trading portfolio. During 2003, the Bancorp did not have derivative instruments and was not involved in hedging activities as defined by SFAS 133.

     The Bancorp’s cost of funds reacts rapidly to changes in market interest rates due to the relatively short-term nature of its deposit liabilities. Consequently, the levels of short-term interest rates have influenced the Bancorp’s results of operations. In order to reduce exposure to interest-rate risk, core deposits (checking, NOW accounts, savings and money market accounts) have been aggressively marketed and certificate accounts have been competitively priced. Account activity and maturities are monitored in order to guard against the outflow of funds. Borrowed money is used to compensate for reductions in the availability of other sources of funds and is generally accomplished through repurchase agreements, as well as through a line of credit and advances from the FHLB. FHLB advances with maturities ranging from one to five years are used to fund securities and loans of comparable duration, as well as, to reduce the impact that movements in short-term interest rates have on the Bancorp’s overall cost of funds. The Bancorp does not obtain funds through brokers.

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

     Presented in the following tables is forward-looking information about the Bancorp’s sensitivity to changes in interest rates as of December 31, 2003 and 2002. The tables incorporate the Bancorp’s internal system generated data as related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Residential prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp’s historical experience, management’s judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors, but not as to when they could be repriced.

Interest Rate Risk at December 31, 2003

Net Interest Income				Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$19,233	-5.7%	-20%	$52,421	-17.2%	-30%
1%	$19,892	-2.5%	-10%	$58,652	-7.4%	-15%
0%	$20,398	0.0%		$63,325	0.0%
-1%	$20,340	-0.3%	-10%	$65,177	2.9%	-15%
-2%	$19,616	-3.8%	-20%	$66,851	5.6%	-30%

Interest Rate Risk at December 31, 2002

Net Interest Income				Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$17,516	-2.2%	-20%	$49,110	-10.7%	-30%
1%	$17,886	-0.1%	-10%	$53,691	-2.3%	-15%
0%	$17,910	0.0%		$54,969	0.0%
-1%	$17,796	-0.6%	-10%	$54,515	-0.8%	-15%
-2%	$17,439	-2.6%	-20%	$54,793	-0.3%	-30%

     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 2003, an increase in interest rates of 2% would have resulted in a 5.7% decrease in net interest income and a 17.2% decrease in the net economic value of equity compared to decreases of 2.2% and 10.7% at December 31, 2002. During 2003, the Bancorp managed interest rate risk by generally selling fixed rate loans with contractual maturities exceeding 15 years, investing cash equivalents in higher yielding interest earning assets and implementing net interest income pricing strategies.

Financial Condition

     During the year ended December 31, 2003, total assets increased by $20.8 million (4.3%), with interest-earning assets increasing by $19.1 million (4.2%). At December 31, 2003, interest-earning assets totaled $476.6 million and represented 93.7% of total assets. Loans totaled $409.8 million and represented 86.0% of interest-earning assets, 80.6% of total assets and 97.2% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy stresses quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $23.7 million (5.8%) in construction and land development loans, $232.3 million (56.7%) in residential real estate loans, $107.0 million (26.1%) in commercial and multifamily real estate loans, $5.1 million (1.2%) in consumer loans and $41.7 million (10.2%) in commercial business and other loans. During 2003, loans increased by $29.4 million (7.7%), with increases taking place in construction and land development, residential and commercial real estate loans, and commercial business loans. Adjustable rate loans comprised 40.7% of total loans at year-end. Management believes that, despite the current general economic pressures, the positive trend in loan growth will continue during 2004 because of the current interest rate environment and an aggressive marketing and call program effort. Management expects to fund loan growth with retail funds.

     During 2003, the Bancorp sold $19.3 million in fixed rate mortgages compared to $7.5 million in 2002 and $4.8 million in 2001. Loans sold generally had contractual maturities exceeding fifteen years. Net gains realized from the sales totaled $495 thousand, $176 thousand and $64 thousand for 2003, 2002 and 2001. Net mortgage loan servicing losses totaled $47 thousand for 2003, compared to net serving losses of $7 thousand for 2002 and net servicing income of $4 thousand for 2001. At December 31, 2003, the Bancorp had $75 thousand classified as loans held for sale. During 2004, the Bancorp expects to continue selling fixed rate mortgage loans, with contractual maturities exceeding fifteen years, on a case-by-case basis as part of its efforts to manage interest rate risk.

     At December 31, 2003, non-performing loans, which include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status, totaled $1.7 million, a decrease of $666 thousand from the prior year. The ratio of non-performing loans to total assets was 0.34% at December 31, 2003, compared to 0.49% at December 31, 2002. The December 31, 2003 balance includes $1.3 million in loans accounted for on a non-accrual basis and $370 thousand in accruing loans which were contractually past due 90 days or more. At December 31, 2003, $2.7 million of the Bancorp’s loans were internally classified as substandard compared to $2.8 million reported at December 31, 2002. There were no loans classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, the Bancorp maintains a list of watch loans. Watch loans represent loans management is more closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans were $8.3 million and $7.0 million at December 31, 2003 and 2002.

     The balance for non-performing and substandard loans includes three loans to three borrowers totaling $611 thousand that have been classified as impaired. Impaired loans are loans where full payment under the loan terms is not expected. There were no other loans considered to be impaired loans as of December 31, 2003.

     At December 31, 2003, management of the Bancorp is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as nonaccrual, past due or restructured loans. Also, at December 31, 2003, there is no other interest bearing assets that would be required to be disclosed as nonaccrual, past due, restructured or potential problem if such assets were loans. Management does not anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb all credit losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During 2003, provisions to the ALL account totaled $420 thousand compared to $720 thousand for 2002 and $230 thousand for 2001. Charge-offs, net of recoveries, totaled $268 thousand during 2003, compared to $241 thousand during 2002 and $396 thousand for 2001. The provision is based on management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions. While the quality of the loan portfolio remains sound, provisions during 2003 were warranted because of the current balance in classified loans, increased average daily loan balances, apparent weaknesses in the local economy, the inherent risk associated with growth in commercial real estate and commercial business loans, and loan charge-offs. The appropriateness of the current year provision and the overall adequacy of the ALL were determined through a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet.

     At December 31, 2003, the ALL to total loans was 0.92% compared to 0.96% at December 31, 2002, while the ALL to non-performing loans (coverage ratio) was 220.3% compared to 152.4% for the same periods. The December 31, 2003 balance in the ALL account of $3.8 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions.

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

     At December 31, 2003, the Bancorp’s investment portfolio totaled $63.7 million and was invested as follows: 70.6% in U.S. government agency debt securities, 5.0% in municipal securities, and 24.4% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations. At December 31, 2003, securities available-for-sale totaled $60.8 million or 95.4% of total securities. Available for sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. In addition, the Bancorp had $182 thousand in federal funds sold, and $2.8 million in FHLB stock. During 2003, securities increased by $7.2 million (12.7%), as proceeds from interest bearing balances in financial institutions were invested in the Bancorp’s securities portfolio.

     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2003, deposits totaled $421.6 million. During 2003, deposit growth totaled $15.0 million (3.7%). Checking accounts increased $6.7 million (7.7%), money market deposit accounts (MMDA’s) increased $2.6 million (4.0%), savings accounts increased $6.3 million (9.8%), and certificates of deposit decreased by $625 thousand (0.3%). At December 31, 2003, the deposit base was comprised of 22.1% checking, 16.2% MMDAs, 16.7% savings accounts, and 45.0% certificates of deposit. The growth in deposits was a result of competitive product offerings, an aggressive marketing program, and volatility in the financial markets.

     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2003, borrowed funds totaled $40.9 million compared to $36.1 million at December 31, 2002, an increase of $4.8 million (13.4%). Repurchase agreements totaled $11.5 million compared to $12.6 million at December 31, 2002, a decrease of $1.1 million (9.3%). FHLB advances totaled $26.5 million, increasing $5.0 million, as the Bancorp extended the maturity structure of interest-bearing liabilities at cost effective interest rates. In addition, the outstanding balance on the FHLB line of credit was $1.5 million at the end of the current year. Other short-term borrowings totaled $1.4 million compared to $1.9 million at December 31, 2002, a decrease of $527 thousand million as the Bancorp paid down short-term funding.

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

     During 2003, cash and cash equivalents decreased $19.1 million, compared to an increase of $18.3 million for 2002, and a decrease of $483 thousand for 2001. During 2003, the primary sources of cash and cash equivalents were from the maturities and sales of securities, loan sales and prepayments, deposit growth, FHLB advances and cash from operating activities. The primary uses of cash and cash equivalents were loan originations and loan participations purchased, the purchase of securities, construction disbursements for a new corporate center, and the payment of common stock dividends. During 2003, cash from operating activities remained stable, totaling $7.4 million, compared to $7.6 million for 2002 and $5.6 million for 2001. Cash outflows from investing activities totaled $43.3 million during 2003, compared to $29.0 million during 2002 and $48.9 million for 2001. The increase during 2003 was due primarily to security purchases and construction disbursements for a new corporate center. During 2003, excess liquidity was reinvested into the Bancorp’s securities portfolio. The net change in loans receivable and loan participations purchased totaled $30.3 million during 2003, compared to $38.8 million for 2002 and $17.4 million for 2001. Cash flows from financing activities totaled $16.7 million in 2003, compared to $39.7 million during 2002 and $42.7 million for 2001. The change during 2003 was primarily due to planned deposit withdrawals by a local municipality. Deposit growth during 2003 totaled $15.0 million, compared to $51.5 million for 2002 and $30.9 million for 2001. FHLB advances increased by 5.0 million during 2003, compared to $4.5 million during 2002 and $5.5 million during 2001. During 2003, the Bancorp used low cost advances to extend the maturity structure of interest-bearing liabilities. The Bancorp paid dividends on common stock of $3.2 million during 2003, compared to $3.0 million during 2002 and $2.8 million for 2001.

     During September 2003, the Bancorp completed the construction of a $6.0 million state-of-the-art corporate center in Munster, Indiana. The corporate center affords the Bancorp the opportunity to continue offering superior customer service, while providing for future growth and operating efficiencies. While adding to operating costs, management does not expect the facility to have a material impact on noninterest expense during future periods.

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2003, stockholders’ equity increased by $2.4 million (6.1%). The increase resulted primarily from earnings of $5.9 million for 2003. In addition, $177 thousand represents proceeds from the exercise of 14,939 stock options. The Bancorp declared $3.3 million in cash dividends. The net unrealized loss on available-for-sale securities, net of tax, was $410 thousand. At December 31, 2003, book value per share was $15.09 compared to $14.29 at December 31, 2002.

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

     The following table shows that, at December 31, 2003, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2003, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To be well
	Actual		adequate capital		capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$44.8	12.5%	$28.6	8.0%	$35.7	10.0%
Tier 1 capital to risk-weighted assets	$41.0	11.5%	$14.3	4.0%	$21.4	6.0%
Tier 1 capital to adjusted average assets	$41.0	8.0%	$15.4	3.0%	$25.7	5.0%

Contractual Obligations, Commitments, Contingent Liabilities, and Off-balance Sheet Arrangements

     The following table presents the Bancorp’s consolidated long term, non-deposit related, contractual obligations as well as commitments to extend credit to our borrowers, in aggregate and by payment due dates at December 31, 2003. Dollar amounts are in thousands.

	Less than	One through	Four through	After
	One Year	Three Years	Five Years	Five Years	Total
Long-term contractual obligations:
FHLB advances	$7,000	$17,500	$2,000	$—	$26,500
Limited partnership obligation	62	186	—	—	248

Total long-term contractual obligations	7,062	17,686	2,000	—	26,748
Commitments to extend credit:
Commitments to make loans & unused approved lines of credit	25,331	50,864	—	—	76,195
Performance standby letters of credit	1,926	174	509	—	2,609

Total commitments to extend credit	27,257	51,038	509	—	78,804

Total long-term contractual obligations and commitments to extend credit	$34,319	$68,724	$2,509	$—	$105,552

     At December 31, 2003, outstanding commitments to fund loans totaled $76.2 million. Approximately 86% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity. Except for the items disclosed in the table above, the Bancorp has no other off-balance sheet arrangements, which will have a current or future effect on results of operations, liquidity, capital expenditures or resources.

     At December 31, 2003, management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented would have a material effect on the Bancorp’s liquidity, capital resources or operations.

Results of Operations - Comparison of 2003 to 2002

     Net income for 2003 was $5.9 million, compared to $5.5 million for 2002, an increase of $443 thousand (8.1%). The earnings represent a return on average assets of 1.20% for 2003 compared to 1.18% for 2002. The return on average equity was 14.65% for 2003 compared to 14.58% for 2002.

     Net interest income for 2003 was $18.8 million, up $1.2 million (6.6%) from $17.7 million for 2002. The increase in net interest income was due to the cost of funds falling more rapidly than the yield on earning assets and the growth in average daily balances for interest earning assets. The low interest rate environment of 2003 resulted in lower yields for investments and loans as maturing securities were reinvested at lower rates of return, while loans either repriced or refinanced at lower rates. During 2003, the cost of funds fell faster than yields on earning assets due to the maturity structure of the Bancorp’s certificates of deposit and growth in core accounts. The weighted-average yield on interest-earning assets was 5.65% for 2003 compared to 6.26% for 2002. The weighted-average cost of funds was 1.67% for 2003 compared to 2.38% for 2002. The impact of the

5.65% return on interest-earning assets and the 1.67% cost of funds resulted in a net interest spread of 3.98% for 2003 compared to 3.88% for 2002. During 2003, total interest income decreased by $1.4 million (5.1%) while total interest expense decreased by $2.6 million (25.6%). The net interest margin was 4.04% for 2003 compared to 3.99% for 2002.

     During 2003, interest income from loans decreased by $458 thousand (1.9%) compared to 2002. The decrease was due to lower yields on loans outstanding, as the current interest rate environment resulted in new originations at low rates, and continued increases in prepayment and refinance activity. The weighted-average yield on loans outstanding was 6.11% for 2003 compared to 6.73% for 2002. Loan balances averaged $395.0 million for 2003, up $29.4 million (8.0%) from $365.6 million for 2002. During 2003, interest income from securities and other interest earning assets decreased by $966 thousand (30.3%) compared to 2002. The decrease was due to lower portfolio yields and average daily balances. The weighted-average yield on securities and other interest earning assets was 3.13% for 2003 compared to 4.10% for 2002. Securities and other interest earning assets averaged $71.2 million for 2003, down $6.7 million (8.6%) from $77.9 million for 2002.

     Interest expense for deposits decreased by $2.3 million (27.4%) during 2003 compared to 2002. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2003 was 1.51% compared to 2.23% for 2002. The lower cost of funds was caused by core account growth and maturing certificates of deposit during a low interest rate environment. Total deposit balances averaged $412.2 million for 2003, up $28.9 million (7.5%) from $383.3 million for 2002. Interest expense on borrowed funds decreased by $239 thousand (15.4%) during 2003 due to lower borrowing costs and average daily balances. The weighted-average cost of borrowed funds was 3.47% for 2003 compared to 3.71% for 2002. Borrowed funds averaged $37.7 million during 2003, down $4.1 million (9.8%) from $41.8 million for 2002. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.

     Noninterest income was $3.0 million for 2003, up $293 thousand (11.0%) from $2.7 million during 2002. During 2003, fees and service charges increased $92 thousand (5.2%). The increase was due to account growth and increased activity. Fees from Trust operations totaled $444 thousand for 2003, compared to $509 thousand for 2002. During 2003, the Bancorp reported $495 thousand in gains on sales of loans compared to $176 thousand for 2002, due to the current low interest rate environment and increase in volume sold. Gains on securities totaled $132 thousand during 2003 compared to $143 thousand for 2002, as securities with higher prepayment speeds were sold and reinvested at higher yields. In addition, the Bancorp reported $4 thousand in losses on the sale of foreclosed real estate during 2003 compared to gains of $57 thousand for 2002.

     Noninterest expense for 2003 was $12.0 million, up $1.2 million (10.8%) from $10.9 million for 2002. The increase in compensation and benefits was due to annual salary increases and additional staffing for current operations. The increase in occupancy expense was due to increased depreciation expense for investment in technology and capital expenditures for the new corporate center. Other expense changes were due to standard increases in operations. The Bancorp’s efficiency ratio for 2003 was 55.2% compared to 53.4% for 2002. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 2003 totaled $3.4 million compared to $3.3 million for 2002, an increase of $134 thousand (4.1%). The increase was due to increased earnings. The combined effective federal and state tax rates for the Bancorp were 36.5% for 2003 and 37.4% for 2002. The reduction during 2003 was a result of an increase in tax-exempt investments and loans.

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

     Interest expense for deposits decreased by $3.2 million (27.2%) during 2002 compared to 2001. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2002 was 2.23% compared to 3.45% for 2001. The lower cost of funds was caused by core account growth and maturing certificates of deposit during a low interest rate environment. Total deposit balances averaged $383.3 million for 2002, up $42.4 million (12.4%) from $340.9 million for 2001. Interest expense on borrowed funds increased by $76 thousand (5.2%) during 2002 due to increases in average daily balances. The weighted-average cost of borrowed funds was 3.71% for 2002 compared to 4.72% for 2001. Borrowed funds averaged $41.8 million during 2001, up $10.6 million (34.0%) from $31.2 million for 2001, due to favorable interest rates. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.

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

Critical Accounting Policies

     Critical accounting policies are those accounting policies that management believes are most important to the portrayal of the Bancorp’s financial condition and that require management’s most difficult, subjective or complex judgments. The Bancorp’s critical accounting policies are summarized below:

     Allowance for Loan Losses – The Bancorp maintains an Allowance for Loan Losses (ALL) to absorb probable credit losses that arise from the loan portfolio. The ALL is increased by the provision for loan losses, and decreased by charge-offs net of recoveries. The determination of the amounts of the ALL and provisions for loan losses is based upon management’s current judgments about the credit quality of the loan portfolio with consideration given to all known relevant internal and external factors that affect loan collectibility. The methodology used to determine the current year provision and the overall adequacy of the ALL includes a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet. Factors that are taken into consideration in the analysis include an assessment of national and local economic trends, a review of current year loan portfolio growth and changes in portfolio mix, and an assessment of trends for loan delinquencies and loan charge-off activity. Particular attention is given to non-accruing loans and accruing loans past due 90 days or more, and loans that have been classified as substandard, doubtful, or loss. Changes in the provision are directionally consistent with changes in observable data.

     Commercial and industrial, and commercial real estate loans that exhibit credit weaknesses and loans that have been classified as impaired are subject to an individual review. Where appropriate, ALL allocations are made to these loans based on management’s assessment of financial position, current cash flows, collateral values, financial strength of guarantors, industry trends, and economic conditions. ALL allocations for homogeneous loans, such as residential mortgage loans and consumer loans, are based on historical charge-off activity and current delinquency trends. Management has allocated general reserves to both performing and non-performing loans based on historical data and current information available. Risk factors are applied to these types of loans to determine the appropriate level for the ALL. Risk factors are based on an evaluation of the Bancorp’s own historical information, economic factors, and subjective assessment and interpretation. Adjustments may be made to these allocations that reflect management’s judgment on current conditions, delinquency trends, and charge-off activity.

     The Bancorp has not made any significant changes to its overall approach in the determination of the ALL for all periods reported. There have been no material changes in assumptions or estimation techniques. Based on the above discussion, management believes that the ALL is currently adequate, but not excessive, given the risk inherent in the loan portfolio.

     Mortgage Servicing Rights – When the Bancorp sells fixed rate mortgage loans into the secondary market, loan servicing rights are generally retained. As a result, mortgage servicing rights are recognized as assets for the allocated fair value of retained servicing rights. Mortgage servicing rights are valued using discounted cash flow modeling techniques that require estimates regarding future net servicing cash flows, mortgage loan prepayment speeds, discount rates, servicing costs, ancillary income and escrow information. The Bancorp’s mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing revenues.

     Servicing rights are assessed for impairment on a quarterly basis by an independent third-party. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondly as to prepayment characteristics, weighted average life of the loan and discount rate. Impairment is recognized when the book value of the servicing asset exceeds its fair market value. Any impairment of a grouping is reported as a valuation allowance. Note 4 to the consolidated financial statements contains data relating to the Bancorp’s servicing rights.

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

Forward-Looking Statements

     Statements contained in this document that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. The Bancorp cautions readers that forward-looking statements, including without limitation those relating to the Bancorp’s future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this filing, including the following:

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

Board of Directors and Stockholders
NorthWest Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (the Bancorp) as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC
South Bend, Indiana
January 8, 2004

(Dollars in thousands)

	December 31,
	2003	2002
ASSETS
Cash and noninterest bearing balances in financial institutions	$15,888	$18,026
Interest bearing balances in financial institutions	—	15,625
Federal funds sold	182	1,549

Total cash and cash equivalents	16,070	35,200
Securities available-for-sale	60,806	56,002
Securities held-to-maturity; fair value: December 31, 2003 - $2,936 December 31, 2002 - $594	2,927	569
Loans held for sale	75	601
Loans receivable	409,808	380,428
Less: allowance for loan losses	(3,787)	(3,635)

Net loans receivable	406,021	376,793
Federal Home Loan Bank stock	2,775	2,672
Accrued interest receivable	2,249	2,363
Premises and equipment	14,419	9,460
Foreclosed real estate	—	127
Investment in real estate limited partnerships	952	1,034
Other assets	2,481	3,181

Total assets	$508,775	$488,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$41,616	$36,308
Interest bearing	380,024	370,365

Total	421,640	406,673
Borrowed funds	40,895	36,065
Accrued expenses and other liabilities	4,686	6,116

Total liabilities	467,221	448,854
Stockholders’ Equity:
Preferred stock, no par or stated value;
10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized;
shares issued: December 31, 2003 - 2,822,232 December 31, 2002 - 2,807,293
shares outstanding: December 31, 2003 - 2,754,068 December 31, 2002 - 2,739,129	353	351
Additional paid-in capital	3,567	3,392
Accumulated other comprehensive income	540	950
Retained earnings	38,534	35,895
Treasury stock, common shares at cost: December 31, 2003 - 68,164, December 31, 2002 - 68,164	(1,440)	(1,440)

Total stockholders’ equity	41,554	39,148

Total liabilities and stockholders’ equity	$508,775	$488,002

See accompanying notes to consolidated financial statements.

(Dollars in thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Interest income:
Loans receivable
Real estate loans	$21,683	$21,807	$21,883
Commercial loans	2,069	2,238	2,463
Consumer loans	381	546	814

Total loan interest	24,133	24,591	25,160
Securities	2,109	2,986	2,687
Other interest earning assets	115	204	578

Total interest income	26,357	27,781	28,425

Interest expense:
Deposits	6,210	8,557	11,748
Borrowed funds	1,311	1,550	1,474

Total interest expense	7,521	10,107	13,222

Net interest income	18,836	17,674	15,203
Provision for loan losses	420	720	230

Net interest income after provision for loan losses	18,416	16,954	14,973

Noninterest income:
Fees and service charges	1,874	1,782	1,722
Trust operations	444	509	423
Gain on sale of loans, net	495	176	64
Gain on securities, net	132	143	142
Gain/(loss) on sale of foreclosed real estate	(4)	57	12
Other	27	8	39

Total noninterest income	2,968	2,675	2,402

Noninterest expense:
Compensation and benefits	6,184	5,823	5,338
Occupancy and equipment	2,031	1,719	1,586
Data processing	689	630	616
Marketing	187	173	139
Other	2,946	2,514	2,232

Total noninterest expense	12,037	10,859	9,911

Income before income tax expenses	9,347	8,770	7,464
Income tax expenses	3,411	3,277	2,754

Net income	$5,936	$5,493	$4,710

Earnings per common share:
Basic	$2.16	$2.01	$1.73
Diluted	$2.13	$1.99	$1.71
Dividends declared per common share	$1.20	$1.12	$1.04

See accompanying notes to consolidated financial statements.

(Dollars in thousands, except per share data)

			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
	Stock	Capital	Income (Loss)	Earnings	Stock	Equity
Balance at January 1, 2001	$347	$3,029	$1	$31,592	$(1,440)	$33,529
Comprehensive income:
Net income	—	—	—	4,710	—	4,710
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	254	—	—	254

Comprehensive income	—	—	—	—	—	4,964
Issuance of 22,960 shares of common stock at $4.66 - $21.13 per share, under stock option plan	2	220	—	—	—	222
Cash dividends, $1.04 per share	—	—	—	(2,833)	—	(2,833)

Balance at December 31, 2001	349	3,249	255	33,469	(1,440)	35,882
Comprehensive income:
Net income	—	—	—	5,493	—	5,493
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	695	—	—	695

Comprehensive income	—	—	—	—	—	6,188
Issuance of 10,857 shares of common stock at $5.75 - $22.15 per share, under stock option plan	2	143	—	—	—	145
Cash dividends, $1.12 per share	—	—	—	(3,067)	—	(3,067)

Balance at December 31, 2002	351	3,392	950	35,895	(1,440)	39,148
Comprehensive income:
Net income	—	—	—	5,936	—	5,936
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(410)	—	—	(410)

Comprehensive income	—	—	—	—	—	5,526
Issuance of 14,939 shares of common stock at $10.63 - $25.25 per share, under stock option plan	2	175	—	—	—	177
Cash dividends, $1.20 per share	—	—	—	(3,297)	—	(3,297)

Balance at December 31, 2003	$353	$3,567	$540	$38,534	$(1,440)	$41,554

See accompanying notes to consolidated financial statements.

(Dollars in thousands)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,936	$5,493	$4,710
Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans for sale	(18,476)	(7,228)	(5,060)
Sale of loans originated for sale	19,271	7,523	4,763
Depreciation and amortization, net of accretion	918	1,232	935
Amortization of mortgage servicing rights	102	44	29
Amortization of investment in real estate limited partnerships	50	50	50
Equity in loss of investment in limited partnership, net of interest received	32	52	5
Equity in gain of investment in LLC	(51)	—	—
Net gains on securities	(132)	(143)	(142)
Net gains on sale of loans	(495)	(176)	(64)
Net (gains)/losses on sale of foreclosed real estate	4	(57)	(12)
Provision for loan losses	420	720	230
Net change in:
Interest receivable	114	56	104
Other assets	53	(1,375)	(604)
Accrued expenses and other liabilities	(343)	1,434	689

Total adjustments	1,467	2,132	923

Net cash from operating activities	7,403	7,625	5,633

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and paydowns of securities available-for-sale	28,918	11,233	12,596
Proceeds from sales of securities available-for-sale	12,002	8,886	11,111
Purchase of securities available-for-sale	(46,189)	(11,236)	(66,589)
Proceeds from maturities and paydowns of securities held-to-maturity	397	2,730	20,799
Purchase of securities held-to-maturity	(2,762)	—	(8,582)
Purchase of investment in real estate limited partnerships	—	(53)	(41)
Purchase of Federal Home Loan Bank Stock	(103)	(448)	(248)
Loan participations purchased	(7,566)	(14,711)	—
Net change in loans receivable	(22,700)	(24,047)	(17,356)
Purchase of premises and equipment, net	(6,007)	(2,160)	(1,073)
Proceeds from sale of foreclosed real estate	741	775	523

Net cash from investing activities	(43,269)	(29,031)	(48,860)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	14,967	51,458	30,905
Proceeds from FHLB advances	7,000	9,000	5,500
Repayment of FHLB advances	(2,000)	(4,500)	—
Change in other borrowed funds	(170)	(13,424)	8,890
Proceeds from issuance of common stock	177	145	222
Dividends paid	(3,238)	(3,009)	(2,773)

Net cash from financing activities	16,736	39,670	42,744

Net change in cash and cash equivalents	(19,130)	18,264	(483)
Cash and cash equivalents at beginning of period	35,200	16,936	17,419

Cash and cash equivalents at end of period	$16,070	$35,200	$16,936

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$7,560	$10,141	$13,315
Income taxes	$3,610	$3,710	$2,654
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$932	$638	$522

See accompanying notes to consolidated financial statements.

Years ended December 31, 2003, 2002 and 2001

NOTE 1 - Summary of Significant Accounting Policies

     Principles of Consolidation - The consolidated financial statements include NorthWest Indiana Bancorp (the Bancorp), its wholly owned subsidiary, Peoples Bank SB (the Bank), and the Bank’s wholly owned subsidiaries, Peoples Service Corporation and NWIN, LLC. The Bancorp has no other business activity other than being a holding company for the Bank. The Bancorp’s earnings are dependent upon the earnings of the Bank. Peoples Service Corporation provides insurance and annuity investments to the Bank’s trust customers. NWIN, LLC began operations on July 25, 2003, as an investment subsidiary based in Las Vegas, Nevada. All significant inter-company accounts and transactions have been eliminated in consolidation.

     Use of Estimates - Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term.

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

     Securities - The Bancorp classifies securities into held to maturity, available for sale, or trading categories. Held to maturity securities are those, which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, are included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

     Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

     Loans and Loan Income - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated net of loans in process, deferred loan fees and costs, and unearned income. Discounts on consumer loans are recognized over the lives of the loans using the interest method. Interest income on other loans is accrued over the term of the loans based upon the principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status. Net deferred loan fees and costs are amortized on the interest method over the loan term.

     Allowance for Loan Losses - The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses, and decreased by charge-offs less recoveries. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. Loan losses are charged against the allowance when management believes that uncollectibility of a loan a balance is confirmed.

     The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

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

     Federal Home Loan Bank Stock – The Bank is a member of the Federal Home Loan Bank system and is required to invest in capital stock of the Federal Home Loan Bank (FHLB). The amount of the required investment is based upon the balance of the Bank’s outstanding home mortgage loans and advances from the FHLB and is carried at cost.

     Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated using the straight-line method with useful lives ranging from 26 to 39 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Maintenance and repairs are charged to expense and improvements are capitalized. The cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the accounts and the gain or loss on disposition is credited or charged to operations.

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

     Mortgage Servicing Rights – Mortgage servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondly as to prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

     Investment in Real Estate Limited Partnerships - Investment in real estate limited partnerships represent the Bancorp’s investments in affordable housing projects for the primary purpose of available tax benefits. One investment is accounted for using the cost method of accounting. The excess of the carrying amount of the investment over its estimated residual value is amortized during the periods in which associated tax credits are allocated to the investor. The annual amortization of the investment is based on the proportion of tax credits received in the current year to total estimated tax credits to be allocated to the Bancorp. The other investment is accounted for using the equity method of accounting. Under the equity method of accounting, the Bancorp records its share of the partnership’s earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet. These investments are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the investments are reported at fair value. The Bancorp’s involvement in these types of investments is for tax planning purposes only and as such, the Bancorp is not involved in the management or operation of such investments.

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

     Stock Compensation - Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per common share if expense was measured using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

	(Dollars in thousands, except per share data)
	2003	2002	2001
Net income as reported	$5,936	$5,493	$4,710
Deduct: Stock-based compensation expense determined under fair value based method	(44)	(39)	(39)
Pro forma net income	5,892	5,454	4,671
Basic earnings per common share as reported	2.16	2.01	1.73
Pro forma basic earnings per common share	2.15	1.99	1.72
Diluted earnings per common share, as reported	2.13	1.99	1.71
Pro forma diluted earnings per common share	2.12	1.98	1.70

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2003	2002	2001
Risk-free interest rate	3.46%	4.69%	5.17%
Expected option life	6-7 years	6-7 years	6-7 years
Expected stock price volatility	10.00%	10.87%	11.37%
Dividend yield	4.44%	4.70%	4.92%

     The expected life for options granted in 2003, 2002 and 2001 is 6 to 7 years.

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

     Off-Balance Sheet Financial Instruments – Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

     Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     Earnings Per Common Share – Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share, includes the dilutive effect of additional potential common shares issuable under stock options.

     Comprehensive Income – Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.

     Newly Issued But Not Yet Effective Accounting Standards - During 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. As the Bancorp does not have these instruments this statement is not anticipated to materially affect the Bancorp’s operating results or financial condition.

     In 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how certain financial instruments with characteristics of both liabilities and equity should be classified. All financial instruments that are within the scope of this statement should now be classified as liabilities. This statement is effective for financial statements entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 13, 2003. As the Bancorp does not have these instruments this statement is not anticipated to materially affect the Bancorp’s operating results or financial condition.

     In addition, during the current year, the Bancorp adopted FASB Statement 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees”, and FASB Interpretation 46, “Consolidation of Variable Interest Entities”. Adoption of the new standards did not materially affect the Company’s operating results or financial condition.

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

     Industry Segments – While the Bancorp’s chief decision-maker monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Bancorp’s financial service operations are considered by management to be aggregated in one reportable operating segment.

     Reclassification - Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 2001 and 2002, have been reclassified to conform to the December 31, 2003 presentation.

NOTE 2 - Securities

     Year end securities available-for-sale were as follows:

	(Dollars in thousands)
		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2003
U.S. government and federal agencies	$44,955	$923	$(28)
CMOs and mortgage-backed securities	14,996	49	(123)
Municipal securities	855	9	(4)

Total debt securities	$60,806	$981	$(155)

2002
U.S. government and federal agencies	$40,090	$1,394	$—
CMOs and mortgage-backed securities	15,375	209	(19)
Municipal securities	537	—	—

Total debt securities	$56,002	$1,603	$(19)

     Year end securities held-to-maturity were as follows:

		(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2003
Municipal securities	$2,352	$5	$(8)	$2,349
Mortgage-backed securities	575	12	$—	$587

Total debt securities	$2,927	$17	$(8)	$2,936

2002
Mortgage-backed securities	$569	$25	$—	$594

Total debt securities	$569	$25	$—	$594

     The carrying amount and fair value, if different, of debt securities by contractual maturity at December 31, 2003, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$4,665	$—	$—
Due from one to five years	41,145	—	—
Due over five years	—	2,352	2,349
CMOs and mortgage-backed securities	14,996	575	587

Total	$60,806	$2,927	$2,936

     Security sales information is summarized as follows:

	(Dollars in thousands)
	2003	2002	2001
Proceeds from sales	$12,002	$8,886	$11,111

Gross gains	143	143	143
Gross losses	(11)	—	(1)

Net gains	$132	$143	$142

     Securities with carrying values of $18,526,000 and $22,420,000 were pledged as of December 31, 2003 and 2002 as collateral for repurchase agreements and public funds and for other purposes as permitted or required by law.

     Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

	Less than		12 months
	12 months		or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Description of Securities:
U.S. government and federal agencies	$5,970	$(28)	$—	$—	$5,970	$(28)
CMOs and mortgage-backed securities	7,885	(123)	—	—	7,885	(123)
Municipal securities	2,048	(12)	—	—	2,048	(12)

Total temporarily impaired	$15,903	$(163)	—	—	$15,903	$(163)

     Unrealized losses on securities have not been recognized into income because the decline in fair value is considered temporary. Management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.

NOTE 3 - Loans Receivable

     Year end loans are summarized below:

	(Dollars in thousands)
	2003	2002
Loans secured by real estate:
Construction and land development	$23,674	$13,449
Residential, including home equity	233,295	222,886
Commercial real estate and other dwelling	107,011	98,206

Total loans secured by real estate	363,980	334,541
Consumer loans	5,084	6,283
Commercial business and other	41,736	40,327

Subtotal	410,800	381,151
Less:
Net deferred loan origination fees	(777)	(586)
Undisbursed loan funds	(215)	(137)

Loans receivable	$409,808	$380,428

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2003	2002	2001
Balance at beginning of period	$3,635	$3,156	$3,322
Provision charged to income	420	720	230
Loans charged off	(277)	(336)	(625)
Recoveries	9	95	229

Balance at end of period	$3,787	$3,635	$3,156

     Nonperforming loans at year end were as follows:

	(Dollars in thousands)
	2003	2002
Loans past due over 90 days still on accrual	$370	$382
Nonaccrual loans (including impaired loans)	1,349	2,003

     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2003	2002	2001
Year end loans with no allocated allowances for loan losses	$—	$—	$—
Year end loans with allocated allowances for loan losses	611	1,271	1,460

Total	$611	$1,271	$1,460

Amount of the allowance for loan losses allocated	$367	$475	$708
Average of impaired loans during the year	855	1,320	1,096
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

NOTE 4 - Secondary Market Mortgage Activities

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at year end are summarized below:

	(Dollars in thousands)
	2003	2002
Mortgage loan portfolio serviced for FHLMC	$27,111	$16,691

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $368,000 and $98,000 at December 31, 2003 and 2002.

     Activity for capitalized mortgage servicing rights was as follows:

	(Dollars in thousands)
	2003	2002	2001
Servicing rights:
Beginning of year	$151	$112	$103
Additions	203	83	38
Amortized to expense	(102)	(44)	(29)

Total	$252	$151	$112

     At year end 2003, 2002 and 2001, there was no valuation allowance required.

NOTE 5 - Premises and Equipment, Net

     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2003	2002
Cost:
Land	$1,663	$1,663
Buildings and improvements	13,158	7,942
Furniture and equipment	6,604	6,138

Total cost	21,425	15,743
Less accumulated depreciation and amortization	(7,006)	(6,283)

Premises and equipment, net	$14,419	$9,460

     Depreciation expense was $1,048,000, $854,000 and $814,000 for 2003, 2002 and 2001.

NOTE 6 - Income Taxes

     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2003	2002	2001
Federal:
Current	$2,462	$2,898	$2,462
Deferred	329	(240)	(175)
State:
Current	575	668	515
Deferred	45	(49)	(48)

Income tax expenses	$3,411	$3,277	$2,754

     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consists of the following:

	(Dollars in thousands)
	2003	2002	2001
Federal statutory rate	34%	34%	34%
Tax expense at statutory rate	$3,178	$2,982	$2,538
State tax, net of federal effect	409	408	308
Other	(176)	(113)	(92)

Total income tax expenses	$3,411	$3,277	$2,754

     The components of the net deferred tax asset recorded in the consolidated balance sheets are as follows:

	(Dollars in thousands)
	2003	2002
Deferred tax assets:
Bad debts	$1,471	$1,262
Deferred loan fees	308	228
Deferred compensation	566	561
Other	97	185

Total deferred tax assets	2,442	2,236
Deferred tax liabilities:
Unrealized appreciation on securities available-for-sale	(286)	(633)
Depreciation	(712)	(382)
Other	(378)	(128)

Total deferred tax liabilities	(1,376)	(1,143)
Valuation allowance	—	—

Net deferred tax assets	$1,066	$1,093

     The Bancorp had qualified under provisions of the Internal Revenue Code to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2003 and 2002 includes, approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2003 and 2002.

NOTE 7 - Deposits

     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $66,500,000 at December 31, 2003 and $64,400,000 at December 31, 2002.

     At December 31, 2003, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2004	$171,136
2005	16,236
2006	2,048
2007	561

Total	$189,981

NOTE 8 - Borrowed Funds

     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2003	2002
Repurchase agreements	$11,451	$12,631
Fixed rate advances from the FHLB	17,000	12,000
Putable advances from the FHLB	9,500	9,500
Line of credit from the FHLB	1,536	—
Limited partnership obligation	248	307
Other	1,160	1,627

Total	$40,895	$36,065

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2003	2002
Ending balance	$11,451	$12,631
Average balance during the year	12,111	15,302
Maximum month-end balance during the year	12,653	20,320
Securities underlying the agreements at year end:
Carrying value	17,240	19,333
Fair value	17,240	19,333
Average interest rate during the year	2.17%	2.53%

     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2003	2002
Fixed rate advances, maturing February 2004 through May 2007, at rates from 2.17% to 4.43% average rate:
2003 - 3.28%; 2002 - 3.64%	$17,000	$12,000
Putable advances, maturing October 2004 through July 2008, at rates from 5.05% to 6.05%, average rate:
2003 - 5.58%; 2002 - 5.58%	$9,500	$9,500

     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by mortgage loans totaling $185,940,000 and $166,471,000 under a blanket lien arrangement at December 31, 2003 and 2002. In addition to the fixed rate and putable advances, Bancorp maintains a $10.0 million line of credit with the Federal Home Loan Bank of Indianapolis. The outstanding balance on the line of credit was $1.5 million and $0 at December 31, 2003 and 2002.

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

     At December 31, 2003, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2004	$21,209
2005	8,062
2006	6,566
2007	3,058
2008	2,000

Total	$40,895

NOTE 9 - Employees’ Benefit Plans

     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Savings and Profit Sharing Plan and Trust on the first day of the month coincident with or next following the date upon completion of one year of employment, age 18, and completion of at least 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Employees’ Savings Plan of 1% to 50% of Plan Salary, subject to limitations imposed by Internal Revenue Code section 401(k). The Profit Sharing Plan and Trust feature is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions for the year ended December 31, 2003, were based on 12% of the participants’ total compensation excluding incentives. Contributions during the years ended December 31, 2002 and 2001 were based on 11% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $498,000, $447,000 and $402,000 for 2003, 2002 and 2001.

     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The Plan expense amounted to $6,979, $4,687 and $6,897 for 2003, 2002 and 2001.

     The Bancorp maintains a Supplemental Executive Retirement Plan (the Plan). The Plan is established as an unfunded, non-qualified deferred compensation plan. The Plan provides a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bancorp, and to provide those individuals with additional financial security. The Board of Directors determines plan participants and contributions. There was no plan expense for 2003, 2002 and 2001.

     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $63,000, $78,000 and $103,000 for 2003, 2002 and 2001. The deferred fee liability at December 31, 2003 and 2002 was $1,456,000 and $1,451,000.

NOTE 10 - Defined Benefit Postretirement Plan

     The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee’s date of retirement. Surviving spouses are covered if they were covered at the time of the retiree’s death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree’s death. Currently, the Bancorp pays 37% of the retiree medical coverage premium. Retirees pay 100% of the premiums for all dependent medical coverage.

     The following tables sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2003	2002
Change in postretirement benefit obligation:
Beginning postretirement benefit obligation	$239	$132
Unrecognized net actuarial loss	43	100
Service cost	12	6
Interest cost	9	9
Plan participants’ contributions	—	8
Benefits paid	(12)	(16)

Ending postretirement benefit obligation	291	239
Change in plan assets	—	—
Funded status	(291)	(239)
Unrecognized net actuarial loss	70	40

Accrued benefit cost	$(221)	$(199)

	(Dollars in thousands)
	2003	2002	2001
Components of net periodic postretirement benefit cost:
Service cost	$12	$6	$5
Interest cost	9	9	10
Unrecognized net actuarial gain	(1)	(3)	(3)

Net periodic postretirement benefit cost	$20	$12	$12

	(Dollars in thousands)
	2003	2002	2001
Assumptions used:
Discount rate	6.0%	6.75%	7.0%
Annual increase in health care cost trend rate:
Year one	8.0%	8.0%	8.0%
Year two	7.0%	7.0%	7.0%
Year three	6.0%	6.0%	6.0%
Thereafter	5.0%	5.0%	5.0%

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	(Dollars in thousands)
	One Percentage Point	One Percentage Point
	Increase	Derease
Effect on total of service and interest cost	$7	$(5)
Effect on postretirement benefit obligation	49	(39)

The Bancorp expects to contribute $34,000 to its defined benefit postretirement plan in 2004.

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

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Total capital to risk-weighted assets	$44.8	12.5%	$28.6	8.0%	$35.7	10.0%
Tier 1 capital to risk-weighted assets	$41.0	11.5%	$14.3	4.0%	$21.4	6.0%
Tier 1 capital to adjusted average assets	$41.0	8.0%	$15.4	3.0%	$25.7	5.0%
2002
Total capital to risk-weighted assets	$41.8	13.1%	$25.6	8.0%	$32.0	10.0%
Tier 1 capital to risk-weighted assets	$38.1	11.9%	$12.8	4.0%	$19.2	6.0%
Tier 1 capital to adjusted average assets	$38.1	7.6%	$15.0	3.0%	$25.0	5.0%

     The Bancorp and the Bank were categorized as well capitalized at December 31, 2003 and 2002. There are no conditions or events since December 31, 2002 that management believes have changed the Bancorp’s or Bank’s category.

     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the

Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank. The aggregate amount of dividends which may be declared by the Bank in 2004, without prior regulatory approval, approximates $5,420,000 plus current 2004 net profits.

NOTE 12 - Stock Options and Awards

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

     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

			Weighted-average
	Number	Weighted-average	fair value
	of options	exercise price	of grants
Outstanding, January 1, 2001	119,310	$16.85
Granted	13,475	19.50	$1.71
Exercised	(22,960)	9.69
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2001	109,825	18.68
Granted	17,850	22.15	1.82
Exercised	(10,857)	13.28
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2002	116,818	19.71
Granted	20,475	25.25	1.42
Exercised	(12,389)	13.98
Forfeited	(3,000)	21.36
Expired	—	—

Outstanding, December 31, 2003	121,904	$21.15

At December 31, 2003, options outstanding were as follows:

		Outstanding	Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Number	Life (Years)	Price	Number	Price
$10.00 - $14.99	1,260	1.3	$12.45	1,260	$12.45
$15.00 - $19.99	21,120	5.4	18.22	9,245	16.57
$20.00 - $25.25	99,524	6.3	21.88	21,217	20.44

Outstanding at year end	121,904	6.0	$21.15	31,722	$19.00

     During 2003, the Bancorp began to issue restricted stock as permitted by the Plan. Restricted stock awards totaled 2,550 shares during the year. The fair value of the restricted shares issued was $25.25. Restricted shares become fully vested and not subject to forfeiture after five years of service from the date of grant.

NOTE 13 - Earnings Per Share

     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for 2003, 2002 and 2001 is presented below.

	2003	2002	2001
Basic earnings per common share:
Net income available to common stockholders	$5,936,000	$5,493,000	$4,710,000

Weighted-average common shares outstanding	2,745,092	2,735,388	2,719,967

Basic earnings per common share	$2.16	$2.01	$1.73

Diluted earnings per common share:
Net income available to common stockholders	$5,936,000	$5,493,000	$4,710,000

Weighted-average common shares outstanding	2,745,092	2,735,388	2,719,967
Add: dilutive effect of assumed stock option exercises	37,029	21,172	21,697

Weighted-average common and dilutive potential common shares outstanding	$2,782,121	2,756,560	2,741,664

Diluted earnings per common share	$2.13	$1.99	$1.71

     There were no antidilutive stock options outstanding at December 31, 2003, 2002 and 2001.

NOTE 14 - Related Party Transactions

     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $4,185,000 at December 31, 2003 and $4,302,000 at December 31, 2002. For the year ended December 31, 2003, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance - January 1, 2003	$4,302
New loans	175
Repayments	(431)
Effect of changes in related parties	139

Aggregate balance - December 31, 2002	$4,185

     Deposits from directors and executive officers were $2.3 million and $4.9 million at December 31, 2003 and 2002.

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

     The Bancorp’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to originate loans and standby letters of credit is represented by the contractual amount of those instruments. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The Bancorp uses the same credit policy to make such commitments as it uses for on-balance sheet items. Since commitments to make loans may expire without being used, the amount does not necessarily represent future cash commitments.

     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total
December 31, 2003:
Real estate	$10,237	$26,643	$36,880
Consumer loans	—	47	47
Commercial business	—	39,268	39,268

Total	$10,237	$65,958	$76,195

December 31, 2002:
Real estate	$9,157	$16,480	$25,637
Consumer loans	—	61	61
Commercial business	—	26,174	26,174

Total	$9,157	$42,715	$51,872

     The $10,237,000 in fixed rate commitments outstanding at December 31, 2003 had interest rates ranging 4.88% to 6.75%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2003 and 2002, the Bancorp had standby letters of credit totaling $2,609,000 and $1,278,000. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 16 - Fair Values of Financial Instruments

     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2003
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$16,070	$16,070
Securities available-for-sale	60,806	60,806
Securities held-to-maturity	2,927	2,937
Loans held for sale	75	77
Loans receivable, net	406,021	410,460
Federal Home Loan Bank stock	2,775	2,775
Accrued interest receivable	2,249	2,249
Investment in real estate limited partnerships	952	952
Financial liabilities
Demand and savings deposits	(231,659)	(231,659)
Certificates of deposit	(189,981)	(190,829)
Borrowed funds	(40,895)	(41,502)
Accrued interest payable	(86)	(86)

	(Dollars in thousands)
	December 31, 2002
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$35,200	$35,200
Securities available-for-sale	56,002	56,002
Securities held-to-maturity	569	594
Loans held for sale	601	614
Loans receivable, net	376,793	383,858
Federal Home Loan Bank stock	2,672	2,672
Accrued interest receivable	2,363	2,363
Investment in real estate limited partnerships	1,034	1,034
Financial liabilities
Demand and savings deposits	(216,067)	(216,067)
Certificates of deposit	(190,606)	(192,191)
Borrowed funds	(36,065)	(37,300)
Accrued interest payable	(90)	(90)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2003 and 2002. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2003 and 2002, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2003 and 2002, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financing. The estimated fair value of other financial instruments, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

NOTE 17 - Other Comprehensive Income (Loss)

Other comprehensive income components and related taxes were as follows:

	2003	2002	2001
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains/ (losses) arising during the year	$(626)	$1,302	$564
Reclassification adjustment for gains included in net income	(132)	(143)	(142)

Net change in net unrealized gains and losses on securities available for sale	(758)	1,159	422
Tax effects, net	348	(464)	(168)

Total other comprehensive income/(loss)	$(410)	$695	$254

NOTE 18 - Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data are summarized as follows:

Year ended December 31, 2003:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003
Total interest income	$6,637	$6,555	$6,582	$6,583
Total interest expense	2,034	1,936	1,782	1,769

Net interest income	4,603	4,619	4,800	4,814
Provision for loan losses	120	140	100	60

Net interest income after provision for loan losses	4,483	4,479	4,700	4,754
Total noninterest income	744	806	685	733
Total noninterest expense	2,923	2,947	2,958	3,209

Income before income taxes	2,304	2,338	2,427	2,278
Income tax expenses	861	872	883	795

Net income	$1,443	$1,466	$1,544	$1,483

Basic earnings per share	$0.53	$0.53	$0.56	$0.54

Diluted earnings per share	$0.52	$0.53	$0.55	$0.53

Year ended December 31, 2002:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2002	2002	2002	2002
Total interest income	$6,852	$6,993	$6,965	$6,971
Total interest expense	2,658	2,573	2,484	2,392

Net interest income	4,194	4,420	4,481	4,579
Provision for loan losses	130	150	220	220

Net interest income after provision for loan losses	4,064	4,270	4,261	4,359
Total noninterest income	636	657	746	636
Total noninterest expense	2,602	2,728	2,747	2,782

Income before income taxes	2,098	2,199	2,260	2,213
Income tax expenses	792	832	858	795

Net income	$1,306	$1,367	$1,402	$1,418

Basic earnings per share	$0.48	$0.50	$0.51	$0.52

Diluted earnings per share	$0.48	$0.49	$0.51	$0.51

NOTE 19 - Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,
	2003	2002
Assets
Cash on deposit with Peoples Bank	$358	$627
Investment in Peoples Bank	41,719	39,412
Dividends receivable from Peoples Bank	825	767
Other assets	660	824

Total assets	$43,562	$41,630

Liabilities and stockholders’ equity
Dividends payable	$826	$767
Other liabilities	1,182	1,715

Total liabilities	2,008	2,482
Common stock	353	351
Additional paid in capital	3,567	3,392
Accumulated other comprehensive income	540	950
Retained earnings	38,534	35,895
Treasury stock	(1,440)	(1,440)

Total stockholders’ equity	41,554	39,148

Total liabilities and stockholders’ equity	$43,562	$41,630

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2003	2002	2001
Dividends from Peoples Bank	$3,770	$2,861	$2,527
Operating expenses	121	118	111

Income before income taxes and equity in undistributed income of Peoples Bank	3,649	2,743	2,416
Provision (benefit) for income taxes	(48)	(47)	(44)

Income before equity in undistributed income of Peoples Bank	3,697	2,790	2,460
Equity in undistributed income of Peoples Bank	2,239	2,703	2,250

Net income	$5,936	$5,493	$4,710

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$5,936	$5,493	$4,710
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed net income of Peoples Bank	(2,717)	(2,703)	(2,250)
Change in other assets	105	(1,183)	268
Change in other liabilities	(532)	1,066	524

Total adjustments	(3,144)	(2,820)	(1,458)

Net cash from operating activities	2,792	2,673	3,252
Cash flows from investing activities	—	—	—
Cash flows from financing activities:
Dividends paid	(3,238)	(3,009)	(2,773)
Treasury stock purchased	—	—	—
Proceeds from issuance of common stock	177	145	222

Net cash from financing activities	(3,061)	(2,864)	(2,551)

Net change in cash	(269)	(191)	701
Cash at beginning of year	627	818	117

Cash at end of year	$358	$627	$818

     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 27, 2004, the Bancorp had 2,757,488 shares of common stock outstanding and 408 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2003 and December 31, 2002. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

		Per Share Prices		Dividends Declared Per
		High	Low	Common Share
Year Ended December 31, 2003
	1st Quarter	$25.50	$24.40	$.30
	2nd Quarter	29.75	25.65	.30
	3rd Quarter	29.00	26.60	.30
	4th Quarter	32.00	28.30	.30
Year Ended December 31, 2002
	1st Quarter	$22.25	$21.00	$.28
	2nd Quarter	23.20	22.30	.28
	3rd Quarter	23.50	23.00	.28
	4th Quarter	24.50	23.35	.28

Management Group

Seated, left to right:
Christine Friel, Joel Gorelick, Stacy Januszewski, David Bochnowski, Linda Kollada, Robert Lowry

Standing, left to right:
Shannon Franko, Rodney Grove, Mary Mulroe, Daniel Moser, Jon DeGuilio, Edward Furticella, Todd Scheub, Tanya Buerger, David Homrich

Not pictured:
Catherine Gonzalez, Christopher Grencik

Left to right:

Benjamin A. Bochnowski
Chairman Emeritus, Advisory Director

Harold G. Rueth
Director Emeritus

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
Officer of the Bancorp, Munster, Indiana

Kenneth V. Krupinski
CPA and Principal with
Swartz Retson, PC, Merrillville, Indiana

Chairman Emeritus, Advisory Director
Benjamin A. Bochnowski

Directors Emeriti
James J. Crandall
Harold G. Rueth
Albert J. Lesniak

Officers of NorthWest Indiana Bancorp
and Peoples Bank SB
David A. Bochnowski
Chairman and Chief Executive Officer

Edward J. Furticella
Executive Vice President,
Chief Financial Officer

Joel Gorelick
Executive Vice President,
Chief Lending Officer

Jon E. DeGuilio
Executive Vice President,
General Counsel,
Trust Officer and Corporate Secretary

Officers of Peoples Bank SB
Daniel W. Moser
Senior Vice President, Retail Lending

Rodney L. Grove
Senior Vice President, Retail Banking

Robert T. Lowry
Senior Vice President, Controller

Tanya A. Buerger
Senior Vice President,
Information Technology

Management Personnel
of Peoples Bank SB
Banking Centers
Jill M. Knight, Vice President,
Branch Administrator
Meredith L. Bielak,
Assistant Vice President,
Retail Operations Coordinator
Michael J. McIntyre,
Vice President, Munster
Marilyn K. Repp, Vice President, Hobart
Ronald P. Knestrict,
Assistant Vice President, Schererville
Alicia Q. McMahon,
Assistant Vice President, East Chicago
Michael J. Shimala,
Assistant Vice President, Dyer
Charman F. Williamson,
Assistant Vice President,
Merrillville -Taft
Kelly A. Stoming, Hobart
Sandra L. Sigler, Woodmar
Colleen A. Wigmore,
Merrillville - Broadway

Commercial Lending
Todd M. Scheub, Vice President
James P. Lehr, Vice President
Brian E. Rusin, Assistant Vice President

Consumer Lending
Catherine L. Gonzalez, Vice President
Sharon V. Vacendak,
Assistant Vice President

Housing Finance
Leslie J. Bernacki,
Assistant Vice President
John R. Wren,
Assistant Vice President
Eleana Maldonado

Human Resource
Linda L. Kollada, Vice President

Loan Administration
Mary D. Mulroe, Vice President
Karen M. Sulek, Assistant Vice President

Loan Collections
Clovese R. Robinson,
Assistant Vice President

Management Development
Jeremy A. Gorelick
Austin P. Logue
Donna M. Vurva

Marketing Director
Shannon E. Franko, Vice President

Operations
Christopher A. Grencik, Vice President
Arlene M. Wohadlo, Vice President
Charlotte V. Conn,
Assistant Vice President
Michaelene M. Smith,
Assistant Vice President

Risk Management
Christine M. Friel, Vice President,
Credit Administration
David W. Homrich, Vice President,
Compliance
Stacy A. Januszewski, Vice President,
Internal Audit

Trust and Investment Services
Randall H. Walker, Vice President
Stephan A. Ziemba, Vice President

Corporate Headquarters
9204 Columbia Avenue
Munster, Indiana 46321
219/836-4400
www.ibankpeoples.com

Stock Transfer Agent
The Bank acts as the transfer agent for the Bancorp’s common stock.

Independent Auditors
Crowe Chizek and Company LLC
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana 46624

Special Legal Counsel
Baker & Daniels
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240

Annual Stockholders Meeting
The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Peoples Bank Corporate Center
9204 Columbia Avenue, Munster,
Indiana, on April 21, 2004 at 8:30 a.m.

A copy of the Bancorp’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, NorthWest Indiana Bancorp,

9204 Columbia Avenue,
Munster, Indiana 46321.

Dedicated to the memory of

James J. Crandall

1924 - 2004

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