Form 10-K, Exhibit 13
period 2004-12-31
NORTHWEST INDIANA BANCORP
filed 2005-03-25
CIK 919864

EXHIBIT 13

Annual Report 2004

Dear Shareholder:

     On behalf of your employees and directors, it is my honor to report to you on your company’s 2004 performance.

     For the year, the NorthWest Indiana Bancorp reported earnings of $6.3 million, a 6.0% increase over the prior year. Our return on assets (ROA) was 1.17% and our return on equity (ROE) was 14.64%. As a result, income per basic share was $2.28 and per diluted share was $2.24.

     Improving shareholder value drives our strategic plan. For the year, our price per share rose from $30.00 to $36.50 and the Board increased our dividend 3.3% for a total return of 22.1%. Our dividend payout for the year 2004 was 54.6%, a figure in line with our guidelines for rewarding shareholders while managing our capital for future growth.

     The leverage of our capital permitted assets to grow 9.6% to $557.4 million. At year-end, stockholder equity stood at $44.1 million or 7.9% of total assets, while the book value of shares outstanding stood at $15.90.

     As we look at the last year, the good news of our financial performance is tempered by our commitment to improve. The slow pace of economic activity during the first half of 2004 resulted in lower than anticipated loan demand in the manufacturing, development, and consumer sectors. Sentiment improved during the last six months of the year giving rise to improved performance particularly in the last quarter.

David A. Bochnowski,
Chairman and Chief Executive Officer

NorthWest Indiana Bancorp

     For today and tomorrow we continue to focus on core account growth, lending in our community, income from banking activities, asset quality, and operating efficiency. Core deposits — checking, savings, and money market accounts — grew $25.7 million and provided funding for a $24.0 million increase in loan balances. Our non-interest income was up $344 thousand or 11.6% while non-performing loans to total assets was a respectable 0.19% at year-end. In addition, at year-end 20.5% of our checking account customers were utilizing on-line banking and another 49.3% had a Peoples ATM or Debit Card.

     Operating expenses were up 9.4% over the prior year, a direct result of additional staffing, a full year of expenses associated with our new corporate facility, and investments in technology. The decision to enhance customer service paid off in the fourth quarter with earnings rising 10.8% as Peoples Bank capitalized on the rebound of the local economy.

     Change continues to be the one constant of our business. Our mission is to deliver the best possible banking, lending, and investment experience to our customers. To enhance shareholder value, we reviewed the alignment of our business operations with the need to link performance to achieving our mission and strategic goals. As a result, we adopted a Balanced ScoreCard management system and reorganized the company to achieve the next level of asset size and operating performance over the next five years.

Banking and Lending Group
Joel Gorelick, Executive Vice President

     The Balanced ScoreCard management system is designed to translate the Bancorp’s mission and strategy into a comprehensive set of financial and non-financial targets and performance drivers. Outcomes are measured against expected results and are communicated on a monthly basis to management and directors.

NorthWest Indiana Bancorp

     Operating at the next level requires a highly motivated sales force, exceptional support for customers and employees, continued emphasis on asset quality, consistent core account and loan growth, expanded risk management, growing internal and external awareness of our brand, effective communications, and quality training.

     Our growth goals demand an organizational structure that clearly defines the responsibilities and expectations of each employee along with the Balanced ScoreCard reporting system that measures and links our financial and non-financial processes to operating results.

Investment and Trust Services Group
Steve Ziemba

Not pictured: Randall H. Walker

     The organizational structure includes the Banking and Lending Group, the Investment and Trust Services Group, the Operations and Systems Development Group, the Brand Learning and Communications Group, the Finance and Controls Group, and the Risk Management Group.

Banking and Lending Group
Cathy Gonzalez, Dan Moser, Carla Houck, Rod Grove, Todd Scheub

     The Banking and Lending Group, under the direction of Joel Gorelick, has primary responsibility for all customer contact and sales activities for our Banking Center personnel and loan officers. As we move forward, the banking side of the business will expand into new markets, enter into private banking relationships, and increase customer utilization of the Investment and Trust Services Group’s capabilities. On the lending side we will continue to offer commercial, retail, and consumer loans. New emphasis has been placed on acquisition, construction, and development lending to meet the demands of our market.

Investment and Trust Services Group
Jon DeGuilio, Executive Vice President

     Key personnel in this Group include Rod Grove, Senior Banking Officer; Carla Houck, Director of Banking Center Operations; Cathy Gonzalez, Retail Lending; Dan Moser, Acquisition, Construction, and Development Lending; and, Todd Scheub, Commercial Lending.

     The Investment and Trust Services Group, under the direction of Jon DeGuilio, will continue to serve our customer base with traditional products with an emphasis on annuity sales, college savings plans, and employer benefit plans. They will work closely with the Banking and Lending Group in response to growing customer demand for an expanded choice of investment alternatives.

Operations and Systems Development Group
Mary Mulroe, Tanya Buerger, Christopher Grencik, Donna Germek

     The Operations and Systems Development Group, under the direction of Tanya Buerger, includes all Loan Administration, Operations, and Information Technology personnel. This Group supports our mission and long-term strategic goals through the secure and reliable delivery of exceptional products and services while providing all employees with the tools, technology, and support needed to perform their duties.

Brand Learning and Communication Group
Shannon Franko, Linda Kollada

     The Brand Learning and Communication Group has responsibility for delivering our brand of “friendly people for today’s banking” to our employees and customers. Linda Kollada directs our Human Resources capability and is responsible for hiring, training, and motivating our employees consistent with our mission. Shannon Franko, our Marketing Director, has responsibility for effectively communicating our brand, products, and services to our employees and customers.

     The Finance and Controls Group, under the direction of Bob Lowry, has responsibility for financial and regulatory reporting as well as budgeting, capital planning, accounting, and internal controls. This Group also measures short and long-term performance goals and makes timely reports to management and your Board of Directors while facilitating reports to shareholders.

Finance and Controls Group
Bob Lowry, Stacy Januszewski, Peymon Torabi

Not pictured: Arlene Wohadlo

NorthWest Indiana Bancorp

     The Risk Management Group, which consists of our Internal Audit, Compliance, and Loan Review functions, enhances corporate governance through the review of bank operations consistent with accounting and banking rules and regulations. This Group reports independently and directly to your Board of Directors on all aspects of bank performance and assists in verifying the integrity of reports to shareholders.

Risk Management Group
Christine Friel, David Homrich, Linda Nemeth

     During 2004 the Bancorp made several enhancements to corporate governance to meet strategic objectives and protect the interests of shareholders, customers, and community stakeholders. In addition to the existing management Disclosure Committee that certifies financial information to the Chief Executive Officer and the Chief Financial Officer, the Board chartered a Corporate Governance Committee comprised of Board members who are independent of management. They elected Director Stan Mize as their Chairman and among the committee’s duties are the nomination of directors, assignment of Board committees, assessment of director performance, and adherence to the Bancorp’s Code of Ethics by management and directors.

     The effectiveness of our internal control structure was reviewed for compliance with the strict requirements of Federal Deposit Insurance Corporation Improvement Act (FDICIA) that applies to banks over $500 million in assets. We were found to be in full compliance, providing assurance that the Bancorp operates in a manner consistent with this high regulatory standard.

NorthWest Indian Bancorp

     A significant management change occurred during the year as Ed Furticella, Chief Financial Officer, renewed his academic career with a teaching position at Purdue University Calumet. The transition of his position was coordinated over a three-year period with Bob Lowry taking the reins in November of 2004. Ed has been a source of strength and has made a significant impact on our operating results as well as on the professional and personal development of all his co-workers. We are happy for him as he pursues his dream and at the same time remain grateful that he will continue to guide us as a consultant and director.

The new Munster Banking Center was redesigned in 2004 and will serve as the prototype of future Banking Centers.

     In January of 2005, our Chairman Emeritus, Ben A. Bochnowski, left this earth after a lifetime dedicated to his community and building Peoples Bank. When he started in the mid-1950’s, Peoples had $5 million in assets and eight employees. His warm smile and friendly words will be missed, but his legacy of fair dealing, exceptional customer service, community involvement, and responsiveness to changes in the marketplace lives on.

     Thank you for the confidence demonstrated with your investment in the NorthWest Indiana Bancorp. The fundamentals that guide the leadership of your company are built on commitment and a passion for excellence. In the years ahead, your management team will continue to work hard to build franchise value and market value, as well as to fulfill our role as a leading community bank.

Sincerely,

David A. Bochnowski
Chairman and Chief Executive Officer

DELL
DELL

The redesigned lobby of the Munster Banking Center.

Financial Information

Selected Consolidated Financial Data

in thousands of dollars, except per share data

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2004	2003	2002	2001	2000	1999
Statement of Income:
Total interest income	$26,614	$26,357	$27,781	$28,425	$28,077	$25,607
Total interest expense	6,858	7,521	10,107	13,222	13,386	11,281

Net interest income	19,756	18,836	17,674	15,203	14,691	14,326
Provision for loan losses	385	420	720	230	175	200

Net interest income after provision for loan losses	19,371	18,416	16,954	14,973	14,516	14,126

Noninterest income	3,312	2,968	2,675	2,402	1,995	1,659
Noninterest expense	13,174	12,037	10,859	9,911	9,449	8,774

Net noninterest expense	9,862	9,069	8,184	7,509	7,454	7,115

Income tax expenses	3,219	3,411	3,277	2,754	2,691	2,775

Net income	$6,290	$5,936	$5,493	$4,710	$4,371	$4,236

Basic earnings per common share	$2.28	$2.16	$2.01	$1.73	$1.61	$1.53
Diluted earnings per common share	$2.24	$2.13	$1.99	$1.71	$1.60	$1.52
Cash dividends declared per common share	$1.24	$1.20	$1.12	$1.04	$0.96	$0.84

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Balance Sheet:
Total assets	$557,393	$508,775	$488,002	$440,710	$392,313	$361,719
Loans receivable	433,790	409,808	380,428	342,642	326,207	295,813
Investment securities	79,979	63,733	56,571	67,260	38,128	41,931
Deposits	451,573	421,640	406,673	355,215	324,310	306,647
Borrowed funds	57,201	40,895	36,065	44,989	30,599	18,607
Total stockholders’ equity	44,097	41,554	39,148	35,882	33,529	32,471

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2004	2003	2002	2001	2000	1999
Interest Rate Spread During Period:
Average effective yield on loans and investment securities	5.31%	5.65%	6.26%	7.29%	7.88%	7.61%
Average effective cost of deposits and borrowings	1.40%	1.67%	2.38%	3.55%	3.95%	3.54%

Interest rate spread	3.91%	3.98%	3.88%	3.74%	3.93%	4.07%

Net interest margin	3.94%	4.04%	3.99%	3.90%	4.12%	4.26%
Return on average assets	1.17%	1.20%	1.18%	1.15%	1.17%	1.20%
Return on average equity	14.64%	14.65%	14.58%	13.49%	13.30%	13.17%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Total capital to risk-weighted assets	12.2%	12.5%	13.1%	13.6%	13.6%	14.8%
Tier 1 capital to risk-weighted assets	11.2%	11.5%	11.9%	12.5%	12.3%	13.5%
Tier 1 capital to adjusted average assets	8.0%	8.0%	7.6%	8.3%	8.6%	9.0%

Allowance for loan losses to total loans	0.90%	0.92%	0.96%	0.92%	1.02%	1.12%
Allowance for loan losses to non-performing loans	371.00%	220.31%	152.43%	108.64%	183.54%	412.08%
Non-performing loans to total loans	0.24%	0.42%	0.63%	0.85%	0.55%	0.27%
Total loan accounts	5,370	5,213	5,049	4,964	4,762	4,676

Total deposit accounts	32,866	32,502	31,385	30,433	28,906	27,712
Total Banking Centers (all full service)	8	8	8	8	8	7

(1)	Includes the $1.6 million one-time special assessment on FDIC-assessable deposits to recapitalize SAIF.

December 31,	December 31,	December 31,	December 31,
1998	1997	1996 (1)	1995
$25,235	$23,669	$22,337	$21,123
12,310	11,721	11,287	10,484

12,925	11,948	11,050	10,639
110	221	85	80

12,815	11,727	10,965	10,559

1,347	1,066	682	685
7,938	7,154	8,039	6,117

6,591	6,088	7,357	5,432

2,461	2,223	1,419	2,026

$3,763	$3,416	$2,189	$3,101

$1.36	$1.24	$0.80	$1.13

$1.35	$1.23	$0.79	$1.12

$0.74	$0.64	$0.58	$0.55

December 31,	December 31,	December 31,	December 31,
1998	1997	1996	1995
$345,417	$319,609	$299,419	$280,911
273,433	272,213	244,696	222,293
36,350	29,362	40,024	38,001
293,222	272,090	256,420	247,945
17,320	14,628	12,261	3,139
31,316	29,482	27,815	27,204

December 31,	December 31,	December 31,	December 31,
1998	1997	1996	1995
8.00%	8.16%	7.98%	8.06%

4.16%	4.32%	4.32%	4.33%

3.84%	3.84%	3.66%	3.73%

4.10%	4.12%	3.95%	4.81%
1.14%	1.13%	0.75%	1.14%
12.35%	11.87%	7.90%	11.74%

December 31,	December 31,	December 31,	December 31,
1998	1997	1996	1995
15.3%	15.0%	16.0%	17.1%

14.1%	13.8%	14.7%	15.8%

9.2%	9.2%	9.3%	9.7%

1.14%	1.13%	1.18%	1.27%

213.06%	257.84%	247.40%	268.25%

0.54%	0.44%	0.48%	0.47%

4,625	4,764	4,404	4,606
26,172	25,443	24,666	23,730

7	7	7	6

Business

     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.

     The Bancorp conducts business from its main office in Munster and its eight full-service offices located in East Chicago, Hammond, Merrillville, Dyer, Schererville and Hobart, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans and various types of consumer loans and commercial business loans. In addition, the Bancorp’s Investment and Trust Services department provides estate administration, estate planning, guardianships, land trusts, retirement planning, self-directed IRA and Keogh accounts, investment agency accounts, and serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts.

     The Bancorp’s common stock is traded in the over-the- counter market and quoted on the OTC Bulletin Board. On February 28, 2005, the Bancorp had 2,777,665 shares of common stock outstanding and 422 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

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

     At December 31, 2004, the Bancorp had total assets of $557.4 million and total deposits of $451.6 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2004, stockholders’ equity totaled $44.1 million, with book value per share at $15.90. Net income for 2004 was $6.3 million, or $2.28 basic earnings per common share and $2.24 diluted earnings per common share. The return on average assets (ROA) was 1.17%, while the return on average stockholders’ equity (ROE) was 14.64%.

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

     The primary objective of the Bancorp’s investment portfolio is to provide for the liquidity needs of the Bancorp and to contribute to profitability by providing a stable flow of dependable earnings. Funds are generally invested in federal funds, interest-bearing balances in financial institutions, U.S. government securities, federal agency securities, and obligations of state and local municipalities. Investments are generally for terms ranging from one day to seven years. Interest-bearing balances in financial institutions include overnight deposits at the Federal Home Loan Bank of Indianapolis (FHLB). Securities are classified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that the Bancorp has the positive intent and ability to hold to maturity. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. The Bancorp does not have a trading portfolio. During 2004, the Bancorp did not have any derivative instruments and was not involved in hedging activities as defined by SFAS 133.

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

     The Bancorp’s primary market risk exposure is interest rate risk. Interest rate risk is the risk that the Bancorp’s earnings and capital will be adversely affected by changes in interest rates. The primary approach to interest rate risk management is one that focuses on adjustments to the Bancorp’s asset/liability mix in order to limit the magnitude of interest rate risk. The Board of Directors has delegated the responsibility for measuring, monitoring and controlling interest rate risk to the Bancorp’s Asset/Liability Management Committee (ALCO). The ALCO is responsible for developing and implementing interest rate risk management strategies, establishing and maintaining a system of limits and controls, and establishing and utilizing an interest rate risk measurement system. The ALCO, which is made up of members of management, generally meets monthly with Board presentations occurring quarterly.

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

     Presented in the following tables is forward-looking information about the Bancorp’s sensitivity to changes in interest rates as of December 31, 2004 and 2003. The tables incorporate the Bancorp’s internal system generated data as related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp’s historical experience, management’s judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors, but not as to when they could be repriced.

Interest Rate Risk at December 31, 2004

	Net Interest Income			Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$21,356	- 3.9%	- 20%	$55,060	-13.3%	- 30%
1%	$21,778	- 2.1%	- 10%	$58,980	- 7.2%	- 15%
0%	$22,233	0.0%		$63,526	0.0%
-1%	$22,484	1.1%	- 10%	$65,412	3.0%	- 15%
-2%	$21,989	1.1%	- 20%	$65,662	3.4%	- 30%

Interest Rate Risk at December 31, 2003

	Net Interest Income			Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$20,528	1.2%	- 20%	$45,949	-18.8%	- 30%
1%	$20,422	0.7%	- 10%	$51,444	- 9.0%	- 15%
0%	$20,277	0.0%		$56,578	0.0%
-1%	$19,752	- 2.6%	- 10%	$59,167	4.6%	- 15%
-2%	$18,750	- 7.5%	- 20%	$60,276	6.5%	- 30%

     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 2004, an increase in interest rates of 2% would have resulted in a 3.9% decrease in net interest income and a 13.3% decrease in the net economic value of equity, compared to a 1.2% increase in net interest income and a 18.8% decrease in the net economic value of equity at December 31, 2003. During 2004, the Bancorp has managed interest rate risk by generally selling fixed rate loans with contractual maturities exceeding 15 years, maintaining the short duration of the securities portfolio, growing core account balances, implementing net interest income pricing strategies, and extending the maturity of rate-sensitive liabilities through FHLB advances. In addition, during the third quarter the Bancorp sold $12.2 million in twenty and thirty year fixed rate loans as a part of a balance sheet restructuring strategy to reduce interest rate risk. The restructuring reduced price volatility in the mortgage portfolio, provided for the purchase of bank owned life insurance and funded shorter duration loans.

Financial Condition

     During the year ended December 31, 2004, total assets increased by $48.6 million (9.6%), with interest-earning assets increasing by $40.1 million (8.4%). At December 31, 2004, interest-earning assets totaled $516.7 million and represented 92.7% of total assets. Loans totaled $433.8 million and represented 84.0% of interest-earning assets, 77.8% of total assets and 96.1% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy stresses quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $228.0 million (52.6%) in residential real estate loans, $104.1 million (24.0%) in commercial and multifamily real estate loans, $47.5 million (10.9%) in commercial business loans, $38.6 million (8.9%) in construction and land development loans, $11.8 million (2.7%) in government and other loans, and $4.7 million

(1.1%) in consumer loans. During 2004, loans increased by $24.0 million (5.9%), with increases taking place in construction and land development loans, commercial business loans and government loans. Adjustable rate loans comprised 52.5% of total loans at year-end. During 2004, loan growth was affected by an increase in commercial loan payoffs and a balance sheet restructuring strategy designed to reduce interest rate risk that included the sale of $12.2 million in twenty and thirty year fixed rate loans. Management believes that, despite the moderate pace of its local economy, the positive trend in loan growth is likely to continue during 2005. Management expects to fund future loan growth with retail funds.

     During 2004, the Bancorp sold $3.9 million in fixed rate mortgages originated for sale compared to $19.3 million in 2003 and $7.5 million in 2002. In addition, the Bancorp sold $12.2 million in twenty and thirty year fixed rate loans as a part of a balance sheet restructuring strategy to reduce interest rate risk. The restructuring reduced price volatility in the mortgage portfolio, provided for the purchase of bank owned life insurance and funded shorter duration loans. Net gains realized from the sales totaled $234 thousand, $495 thousand and $176 thousand for 2004, 2003 and 2002. The current year decrease in gain on sale of loans is a result of the current interest rate environment and a reduction of loans originated for sale. Net mortgage loan servicing fees totaled $9 thousand for 2004, compared to net servicing amortization of $47 thousand for 2003 and net servicing amortization of $7 thousand for 2002. At December 31, 2004, the Bancorp had $39 thousand classified as loans held for sale. During 2005, the Bancorp expects to continue selling fixed rate mortgage loans, with contractual maturities exceeding fifteen years, on a case-by-case basis as part of its efforts to manage interest rate risk.

     Non-performing loans include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status. Non-performing loans totaled $1.0 million at December 31, 2004 compared to $1.7 million at December 31, 2003, a decrease of $670 thousand or 39.0%. The ratio of non-performing loans to total loans was 0.24% at December 31, 2004 compared to 0.42% at December 31, 2003. The ratio of non-performing loans to total assets was 0.19% at December 31, 2004, compared to 0.34% at December 31, 2003. The December 31, 2004 balance includes $983 thousand in loans accounted for on a non-accrual basis and $66 thousand in accruing loans which were contractually past due 90 days or more. Loans internally classified as substandard totaled $3.2 million at December 31, 2004, an increase of $535 thousand from the $2.7 million reported at December 31, 2003. No loans were classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, management maintains a list of watch loans. Watch loans represent loans management is more closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans were $7.7 million at December 31, 2004, compared to $8.3 million at December 31, 2003.

     At December 31, 2004, one loan totaling $266 thousand has been classified as impaired, compared to three loans totaling $611 thousand at December 31, 2003. Impaired loans are loans where full payment under the loan terms is not expected. There were no other loans considered to be impaired loans as of, or for the year ended December 31, 2004.

     At December 31, 2004, management is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as non-accrual, past due or restructured loans. Also, at December 31, 2004, there were no other interest bearing assets that would be required to be disclosed as non-accrual, past due, restructured or potential problems if such assets were loans. Management does not anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.

     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb probable incurred losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. During the year ended December 31, 2004, additions to the ALL account totaled $385 thousand compared to $420 thousand for the year ended December 31, 2003. Charge-offs, net of recoveries, totaled $280 thousand for the current period compared to $268 thousand for the year ended December 31, 2003. Changes in the provision are directionally consistent with the current level of non-performing and impaired loans, and takes into consideration management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions.

     The determination of the amounts of the ALL and provisions for loan losses is based on management’s current judgments about the credit quality of the loan portfolio with consideration given to all known relevant internal and external factors that affect loan collectibility as of the reporting date. The appropriateness of the current year provision and the overall adequacy of the ALL are determined through a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet. The risk assessment worksheet covers the residential, commercial real estate, commercial business, and consumer loan portfolios. Management uses a risk rating system to assist in determining the appropriate level for the ALL. Management assigns risk factors to non-performing loans; loans that management has internally classified as impaired; loans that management has internally classified as substandard, doubtful, loss, or watch; and performing loans.

     Risk factors for non-performing and internally classified loans are based on an analysis of the estimated collateral liquidation value for individual loans defined as substandard or doubtful. Estimated collateral liquidation values are based on established loan underwriting standards and adjusted for current mitigating factors on a loan-by-loan basis. Aggregate substandard loan collateral deficiencies are determined for residential, commercial real estate, commercial business, and consumer loan portfolios. These deficiencies are then stated as a percentage of the total substandard balances to determine the appropriate risk factors.

     Risk factors for performing and non-classified loans are based on the average net charge-offs for the most recent five years, which are then stated as a percentage of average loans for the same period. Historical risk factors are calculated for residential, commercial real estate, commercial business, and consumer loans. The historical factors are then adjusted for current subjective risks attributable to: local and national economic factors; loan growth and changes in loan composition; organizational structure; composition of loan staff; loan concentrations; policy changes and out of market lending activity.

     The ALL to total loans was 0.90% at December 31, 2004 compared to 0.92% at December 31, 2003, while the ALL to non-performing loans (coverage ratio) was 371.0% compared to 220.3% for the same periods. The December 31, 2004 balance in the ALL account of $3.9 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as, consideration of the facts and circumstances that affect the repayment of individual loans, and loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to both performing and non-performing loans based on current information available.

     At December 31, 2004, the Bancorp’s investment portfolio totaled $82.9 million and was invested as follows: 51.9% in U.S. government agency debt securities, 31.3% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations, and 13.4% in municipal securities. At December 31, 2004, securities available-for-sale totaled $69.2 million or 83.4% of total securities. Available for sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. In addition, the Bancorp had $2.9 million in FHLB stock. During 2004, securities increased by $16.4 million (24.7%), as deposit growth outpaced loan growth.

     During 2004, the Bank purchased $8.0 million in bank owned life insurance. The business purpose of the bank owned life insurance is to offset the cost of Bancorp sponsored employee benefits. The bank owned life insurance is recorded as an asset on the Bancorp’s balance sheet. Increases in cash value of the policies are recorded as noninterest income.

     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2004, deposits totaled $451.6 million. During 2004, deposit growth totaled $29.9 million (7.1%). Checking accounts increased $19.9 million (21.4%), money market deposit accounts (MMDA’s) increased $5.4 million (7.9%), savings accounts increased $415 thousand (0.6%), and certificates of deposit increased by $4.2 million (2.2%). At December 31, 2004, the deposit base was comprised of 25.0% checking, 16.3% MMDAs, 15.6% savings accounts, and 43.1% certificates of deposit. The growth in deposits was a result of competitive product offerings, an aggressive marketing program, and employee incentive programs rewarding new account openings.

     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2004, borrowed funds totaled $57.2 million compared to $40.9 million at December 31, 2003, an increase of $16.3 million (39.9%). Repurchase agreements totaled $11.5 million at December 31, 2004 and 2003. FHLB advances totaled $39.5 million, increasing $13.0 million, as the Bancorp extended the maturity structure of interest-bearing liabilities at cost effective interest rates. In addition, the outstanding balance on the FHLB line of credit was $5.2 million at the end of the current year. Other short-term borrowings totaled $1.0 million compared to $1.4 million at December 31, 2003, a decrease of $404 thousand as the Bancorp paid down short-term funding.

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

     During 2004, cash and cash equivalents increased $328 thousand, compared to a decrease of $19.1 million for 2003, and an increase of $18.3 million for 2002. During 2004, the primary sources of cash and cash equivalents were from the maturities and sales of securities, loan sales and prepayments, deposit growth, FHLB advances and cash from operating activities. The primary uses of cash and cash equivalents were loan originations and loan participations purchased, the purchase of securities, the purchase of bank owned life insurance, and the payment of common stock dividends. During 2004, cash from operating activities increased to $7.9 million, compared to $7.3 million for 2003 and $7.2 million for 2002. The 2004 increase in cash provided by operating activities was a result of the sale of loans. Cash outflows from investing activities totaled $50.8 million during 2004, compared to $43.2 million during 2003 and $28.6 million for 2002. The increase during 2004 was due primarily to security purchases, loan originations and the purchase of bank owned life insurance. During 2004, excess liquidity was reinvested into the Bancorp’s securities portfolio. The net change in loans receivable and loan participations purchased totaled $19.0 million during 2004, compared to $22.7 million during 2003 and $24.0 million for 2002. Cash flows from financing activities totaled $43.2 million in 2004, compared to $16.7 million in 2003 and $39.7 million during 2002. The change during 2004 was primarily due to deposit growth. Deposit growth during 2004 totaled $29.9 million, compared to $15.0 million for 2003 and $51.5 million for 2002. FHLB advances increased by $13.0 million during 2004, compared to $5.0 million during 2003 and $4.5 million during 2002. During 2004, the Bancorp used low cost advances to extend the maturity structure of interest-bearing liabilities. The Bancorp paid dividends on common stock of $3.4 million during 2004, compared to $3.2 million during 2003 and $3.0 million for 2002.

     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2004, stockholders’ equity increased by $2.5 million (6.1%). The increase resulted primarily from earnings of $6.3 million for 2004. In addition, $406 thousand represents proceeds from the issuance of 18,747 shares of common stock from stock-based compensation plans. The Bancorp declared $3.4 million in cash dividends. The net unrealized loss on available-for-sale securities, net of tax, was $720 thousand. At December 31, 2004, book value per share was $15.90 compared to $15.09 at December 31, 2003.

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

     The following table shows that, at December 31, 2004, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2004, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To be well
	Actual		adequate capital		capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$48.1	12.2%	$31.5	8.0%	$39.4	10.0%
Tier 1 capital to risk-weighted assets	$44.2	11.2%	$15.7	4.0%	$23.6	6.0%
Tier 1 capital to adjusted average assets	$44.2	8.0%	$16.6	3.0%	$27.6	5.0%

Contractual Obligations, Commitments, Contingent Liabilities, and Off-balance Sheet Arrangements

     The following table presents the Bancorp’s consolidated long term, contractual obligations as well as commitments to extend credit to our borrowers, in aggregate and by payment due dates at December 31, 2004. Dollar amounts are in thousands.

	Less than	One through	Four through	After
	One Year	Three Years	Five Years	Five Years	Total
Long-term contractual obligations:
Time deposits	$181,019	$12,495	$664	$—	$194,178
FHLB advances	12,000	22,500	5,000	—	39,500
Limited partnership obligation	62	124	—	—	186

Total long-term contractual obligations	193,081	35,119	5,664	—	233,864
Commitments to extend credit:
Performance standby letters of credit	1,208	305	877	—	2,390

Total commitments to extend credit	$194,289	$35,424	$6,541	$—	$236,254

     At December 31, 2004, outstanding commitments to fund loans totaled $68.2 million. Approximately 87% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity. Except for the items disclosed in the table above, the Bancorp has no other off-balance sheet arrangements, which will have a current or future effect on results of operations, liquidity, capital expenditures or resources.

     At December 31, 2004, management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented would have a material effect on the Bancorp’s liquidity, capital resources or operations.

Results of Operations - Comparison of 2004 to 2003

     Net income for 2004 was $6.3 million, compared to $5.9 million for 2003, an increase of $354 thousand (6.0%). The earnings represent a return on average assets of 1.17% for 2004 compared to 1.20% for 2003. The return on average equity was 14.64% for 2004 compared to 14.65% for 2003.

     Net interest income for 2004 was $19.8 million, up $920 thousand (4.9%) from $18.8 million for 2003. The increase in net interest income was due to the cost of funds falling more rapidly than the yield on earning assets and the growth in average daily balances for interest earning assets and core deposits. The low interest rate environment during 2004 resulted in lower yields for investments and loans as maturing securities were reinvested at lower rates of return, while loans either repriced or refinanced at lower rates. During 2004, the cost of funds fell faster than yields on earning assets due to the maturity structure of the Bancorp’s certificates of deposit and growth in core deposits. The weighted-average yield on interest-earning assets was 5.31% for 2004 compared to 5.65% for 2003. The weighted-average cost of funds was 1.40% for 2004 compared to 1.67% for 2003. The impact of the 5.31% return on interest-earning assets and the 1.40% cost of funds resulted in a net interest spread of 3.91% for 2004 compared to 3.98% for 2003. During 2004, total interest income increased by $257 thousand (1.0%) while total interest expense decreased by $663 thousand (8.8%). The net interest margin was 3.94% for 2004 compared to 4.04% for 2003.

     During 2004, interest income from loans decreased by $424 thousand (1.8%) compared to 2003. The decrease was due to lower yields on loans outstanding, as existing variable rate portfolio loans are repricing at lower rates, and commercial real estate loan and commercial business loan prepayment activity. The weighted-average yield on loans outstanding was 5.71% for 2004 compared to 6.11% for 2003. Loan balances averaged $415.1 million for 2004, up $20.1 million (5.1%) from $395.0 million for 2003. During 2004, interest income from securities and other interest earning assets increased by $681 thousand (30.6%) compared to 2003. The increase was due to higher average balances and an increase in portfolio yields. The weighted-average yield on securities and other interest earning assets was 3.37% for 2004 compared to 3.13% for 2003. Securities and other interest earning assets averaged $86.1 million for 2004, up $14.9 million (20.9%) from $71.2 million for 2003.

     Interest expense for deposits decreased by $871 thousand (14.0%) during 2004 compared to 2003. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2004 was 1.21% compared to 1.51% for 2003. The lower cost of funds was caused by core account growth and maturing certificates of deposit during a low interest rate environment. Total deposit balances averaged $440.8 million for 2004, up $28.6 million (6.9%) from $412.2 million for 2003. Interest expense on borrowed funds increased by $208 thousand (15.9%) during 2004 due to an increase in average daily balances. The weighted-average cost of borrowed funds was 3.10% for 2004 compared to 3.48% for 2003. Borrowed funds averaged $49.0 million during 2004, up $11.3 million (30.0%) from $37.7 million for 2003. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.

     Noninterest income was $3.3 million for 2004, up $344 thousand (11.6%) from $3.0 million during 2003. During 2004, fees and service charges increased $248 thousand (13.2%). The increase was primarily due to loan prepayment penalties and deposit account growth. Fees from trust operations totaled $498 thousand for 2004, compared to $444 thousand for 2003, an increase of $54 thousand (12.2%). During 2004, the Bancorp reported $234 thousand in gains on sales of loans compared to $495 thousand for 2003. The decrease in gains on sales of loans was a result of fewer loans sold and lower profits recognized due to the changing interest rate environment. Gains on securities totaled $284 thousand during 2004 compared to $132 thousand for 2003, as securities near maturity were sold and reinvested at higher yields. Income from increases in the cash value of bank owned life insurance totaled $147 thousand during the current year, compared to $0 in 2003. In addition, the Bancorp reported $1 thousand in gains on the sale of foreclosed real estate during 2004 compared to losses of $4 thousand for 2003.

     Noninterest expense for 2004 was $13.2 million, up $1.1 million (9.4%) from $12.0 million for 2003. During the current year, compensation and benefits totaled $6.8 million, an increase of $653 thousand (10.6%) compared to $6.2 million for 2003. The increase was primarily due to additional staffing to enhance customer service and standard compensation increases. Occupancy and equipment totaled $2.2 million for 2004, an increase of $164 thousand (8.1%) compared to $2.0 million for 2003. The increase is a result of depreciation expense related to facility, equipment and technology expenditures incurred throughout the year.

In addition, operating expenses were incurred as a result of utilizing the Bancorp’s new corporate center for a full year. Marketing expense totaled $233 thousand for 2004, an increase of $46 thousand (24.6%), compared to $187 thousand for 2003. The increased marketing expenses were a result of a focused effort to communicate the Bancorp’s brand, while selling its products and services. The change in data processing and other expense was due primarily to account growth, expansion of banking activities and standard increases in operations. The Bancorp’s efficiency ratio for 2004 was 58.0% compared to 56.3% for 2003. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

     Income tax expenses for 2004 totaled $3.2 million compared to $3.4 million for 2003, a decrease of $194 thousand (5.9%). The combined effective federal and state tax rates for the Bancorp were 33.9% for 2004 and 36.5% for 2003. The decrease was due to an increased investment in tax-exempt investments, loans and the purchase of bank owned life insurance.

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

     Income tax expenses for 2003 totaled $3.4 million compared to $3.3 million for 2002, an increase of $134 thousand (4.1%). The combined effective federal and state tax rates for the Bancorp were 36.5% for 2003 and 37.4% for 2002. The increase was due to increased earnings. The reduction during 2003 was a result of an increase in tax-exempt investments and loans.

Critical Accounting Policies

     Critical accounting policies are those accounting policies that management believes are most important to the portrayal of the Bancorp’s financial condition and that require management’s most difficult, subjective or complex judgments. The Bancorp’s critical accounting policies are summarized below:

     Allowance for Loan Losses – The Bancorp maintains an Allowance for Loan Losses (ALL) to absorb probable incurred credit losses that arise from the loan portfolio. The ALL is increased by the provision for loan losses, and decreased by charge-offs net of recoveries. The determination of the amounts of the ALL and provisions for loan losses is based upon management’s current judgments about the credit quality of the loan portfolio with consideration given to all known relevant internal and external factors that affect loan collectibility. The methodology used to determine the current year provision and the overall adequacy of the ALL includes a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet. Factors that are taken into consideration in the analysis include an assessment of national and local economic trends, a review of current year loan portfolio growth and changes in portfolio mix, and an assessment of trends for loan delinquencies and loan charge-off activity. Particular attention is given to non-accruing loans and accruing loans past due 90 days or more, and loans that have been classified as substandard, doubtful, or loss. Changes in the provision are directionally consistent with changes in observable data.

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

     Risk factors for non-performing and internally classified loans are based on an analysis of the estimated collateral liquidation value for individual loans defined as substandard or doubtful. Estimated collateral liquidation values are based on established loan underwriting standards and adjusted for current mitigating factors on a loan-by-loan basis. Aggregate substandard loan collateral deficiencies are determined for residential, commercial real estate, commercial business, and consumer loan portfolios. These deficiencies are then stated as a percentage of the total substandard balances to determine the appropriate risk factors.

     Risk factors for performing and non-classified loans are based on the average net charge-offs for the most recent five years, which are then stated as a percentage of average loans for the same period. Historical risk factors are calculated for residential, commercial real estate, commercial business, and consumer loans. The historical factors are then adjusted for current subjective risks attributable to: local and national economic factors; loan growth and changes in loan composition; organizational structure; composition of loan staff; loan concentrations; policy changes and out of market lending activity.

     The risk factors are applied to these types of loans to determine the appropriate level for the ALL. Adjustments may be made to these allocations that reflect management’s judgment on current conditions, delinquency trends, and charge-off activity.

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

Forward-Looking Statements

     Statements contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. The Bancorp cautions readers that forward-looking statements, including without limitation those relating to the Bancorp’s future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this report, including the following:

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

Report of Independent Registered Public Accounting Firm

Board of Directors
North West Indiana Bancorp
Munster, Indiana

We have audited the accompanying consolidated balance sheets of North West Indiana Bancorp (“Company”) as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2004 and 2003, and the results of their operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

South Bend, Indiana
February 18, 2005

Consolidated Balance Sheets

(Dollars in thousands)	December 31,
	2004	2003
ASSETS

Cash and noninterest bearing balances in financial institutions	$16,398	$15,888
Federal funds sold	—	182

Total cash and cash equivalents	16,398	16,070

Securities available-for-sale	69,161	60,806
Securities held-to-maturity; fair value: December 31, 2004 - $10,861
December 31, 2003 - $2,936	10,818	2,927
Loans held for sale	39	75
Loans receivable	433,790	409,808
Less: allowance for loan losses	(3,892)	(3,787)

Net loans receivable	429,898	406,021
Federal Home Loan Bank stock	2,904	2,775
Accrued interest receivable	2,459	2,249
Premises and equipment	14,169	14,419
Foreclosed real estate	280	—
Cash value of bank owned life insurance	8,147	—
Investment in real estate limited partnerships	881	952
Other assets	2,239	2,481

Total assets	$557,393	$508,775

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$56,861	$41,616
Interest bearing	394,712	380,024

Total	451,573	421,640
Borrowed funds	57,201	40,895
Accrued expenses and other liabilities	4,522	4,686

Total liabilities	513,296	467,221

Stockholders’ Equity:
Preferred stock, no par or stated value;
10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized;
shares issued: December 31, 2004 - 2,840,979
December 31, 2003 - 2,822,232
shares outstanding: December 31, 2004 - 2,772,815
December 31, 2003 - 2,754,068	355	353
Additional paid-in capital	3,970	3,567
Accumulated other comprehensive income (loss)	(180)	540
Retained earnings	41,392	38,534
Treasury stock, common shares at cost: December 31, 2004 - 68,164,
December 31, 2003 - 68,164	(1,440)	(1,440)

Total stockholders’ equity	44,097	41,554

Total liabilities and stockholders’ equity	$557,393	$508,775

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(Dollars in thousands, except per share data)	Year Ended December 31,
	2004	2003	2002
Interest income:
Loans receivable
Real estate loans	$21,007	$21,683	$21,807
Commercial loans	2,371	2,069	2,238
Consumer loans	331	381	546

Total loan interest	23,709	24,133	24,591
Securities	2,822	2,109	2,986
Other interest earning assets	83	115	204

Total interest income	26,614	26,357	27,781

Interest expense:
Deposits	5,339	6,210	8,557
Borrowed funds	1,519	1,311	1,550

Total interest expense	6,858	7,521	10,107

Net interest income	19,756	18,836	17,674
Provision for loan losses	385	420	720

Net interest income after provision for loan losses	19,371	18,416	16,954

Noninterest income:
Fees and service charges	2,122	1,874	1,782
Trust operations	498	444	509
Gain on securities, net	284	132	143
Gain on sale of loans, net	234	495	176
Increase in cash value of bank owned life insurance	147	—	—
Gain/(loss) on sale of foreclosed real estate	1	(4)	57
Other	26	27	8

Total noninterest income	3,312	2,968	2,675

Noninterest expense:
Compensation and benefits	6,837	6,184	5,823
Occupancy and equipment	2,195	2,031	1,719
Data processing	723	689	630
Professional services	298	402	298
Marketing	233	187	173
Other	2,888	2,544	2,216

Total noninterest expense	13,174	12,037	10,859

Income before income tax expenses	9,509	9,347	8,770
Income tax expenses	3,219	3,411	3,277

Net income	$6,290	$5,936	5,493

Earnings per common share:
Basic	$2.28	$2.16	$2.01
Diluted	$2.24	$2.13	$1.99

Dividends declared per common share	$1.24	$1.20	$1.12

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
(Dollars in thousands, except per share data)	Stock	Capital	Income (Loss)	Earnings	Stock	Equity
Balance at January 1, 2002	$349	$3,249	$255	$33,469	$(1,440)	$35,882

Comprehensive income:
Net income	—	—	—	5,493	—	5,493
Net unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects	—	—	695	—	—	695

Comprehensive income	—	—	—	—	—	6,188
Issuance of 10,857 shares of common stock at $5.75 - $22.15 per share, under stock based compensation plans	2	143	—	—	—	145
Cash dividends, $1.12 per share	—	—	—	(3,067)	—	(3,067)

Balance at December 31, 2002	351	3,392	950	35,895	(1,440)	39,148

Comprehensive income:
Net income	—	—	—	5,936	—	5,936
Net unrealized gain/(loss) on securities available - for - sale, net of reclassification and tax effects	—	—	(410)	—	—	(410)

Comprehensive income	—	—	—	—	—	5,526
Issuance of 14,939 shares of common stock at $10.63 - $25.25 per share, under stock based compensation plans	2	175	—	—	—	177
Cash dividends, $1.20 per share	—	—	—	(3,297)	—	(3,297)

Balance at December 31, 2003	353	3,567	540	38,534	(1,440)	41,554

Comprehensive income:
Net income	—	—	—	6,290	—	6,290
Net unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects	—	—	(720)	—	—	(720)

Comprehensive income	—	—	—	—	—	5,570
Issuance of 18,147 shares of common stock at $10.63 - $30.00 per share, under stock based compensation plans	2	403	—	—	—	405
Cash dividends, $1.24 per share	—	—	—	(3,432)	—	(3,432)

Balance at December 31, 2004	$355	$3,970	$(180)	$41,392	$(1,440)	$44,097

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,290	$5,936	$5,493
Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans held for sale	(3,835)	(18,476)	(7,228)
Sale of loans originated for sale	3,921	19,271	7,523
Depreciation and amortization, net of accretion	1,425	918	1,232
Amortization of mortgage servicing rights	71	102	44
Amortization of investment in real estate limited partnerships	50	50	50
Equity in (gain)/loss of investments in LLC	39	(19)	52
Federal Home Loan Bank stock dividend	(129)	(103)	(448)
Net gains on securities	(284)	(132)	(143)
Net gains on sale of loans	(234)	(495)	(176)
Net (gains)/losses on sale of foreclosed real estate	(1)	4	(57)
Provision for loan losses	385	420	720
Net change in:
Interest receivable	(210)	114	56
Cash value of bank owned life insurance	(147)	—	—
Other assets	732	53	(1,375)
Accrued expenses and other liabilities	(198)	(343)	1,434

Total adjustments	1,585	1,364	1,684

Net cash from operating activities	7,875	7,300	7,177

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and paydowns of securities available-for-sale	21,849	28,918	11,233
Proceeds from sales of securities available-for-sale	8,305	12,002	8,886
Purchase of securities available-for-sale	(39,500)	(46,189)	(11,236)
Proceeds from maturities and paydowns of securities held-to-maturity	12	397	2,730
Purchase of securities held-to-maturity	(7,925)	(2,762)	—
Purchase of investment in real estate limited partnerships	—	—	(53)
Sale of loans transferred to held for sale	12,166	—	—
Loan participations purchased	(17,756)	(7,566)	(14,711)
Net change in loans receivable	(18,985)	(22,700)	(24,047)
Purchase of premises and equipment, net	(994)	(6,007)	(2,160)
Proceeds from sale of foreclosed real estate	35	741	775
Purchase of bank owned life insurance	(8,000)	—	—

Net cash from investing activities	(50,793)	(43,166)	(28,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	29,933	14,967	51,458
Proceeds from FHLB advances	20,000	7,000	9,000
Repayment of FHLB advances	(7,000)	(2,000)	(4,500)
Change in other borrowed funds	3,306	(170)	(13,424)
Proceeds from issuance of common stock	405	177	145
Dividends paid	(3,398)	(3,238)	(3,009)

Net cash from financing activities	43,246	16,736	39,670

Net change in cash and cash equivalents	328	(19,130)	18,264
Cash and cash equivalents at beginning of period	16,070	35,200	16,936

Cash and cash equivalents at end of period	$16,398	$16,070	$35,200

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$6,868	$7,560	$10,141
Income taxes	$2,450	$3,610	$3,710
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$314	$932	$638
Transfers from loans to loans held for sale	$12,202	$—	$—

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Years ended December 31, 2004, 2003 and 2002

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

     Use of Estimates - Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term.

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

     Interest-bearing Deposits in Other Financial Institutions - Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

     Securities - The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those, which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, are included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

     Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Bankcorp’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

     Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value as determined by outstanding commitments from investors in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

     Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

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

     Allowance for Loan Losses - The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses, and decreased by charge-offs less recoveries. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. Loan losses are charged against the allowance when management determines that a loan is uncollectible.

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

     Investment in Real Estate Limited Partnerships - Investment in real estate limited partnerships represent the Bancorp’s investments in affordable housing projects for the primary purpose of available tax benefits. The method of accounting used for each investment is based on ownership percentage in the investment. One investment is accounted for using the cost method of accounting. The excess of the carrying amount of the investment over its estimated residual value is amortized during the periods in which associated tax credits are allocated to the investor. The annual amortization of the investment is based on the proportion of tax credits received in the current year to total estimated tax credits to be allocated to the Bancorp. The other investment is accounted for using the equity method of accounting. Under the equity method of accounting, the Bancorp records its share of the partnership’s earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet. These investments are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the investments are reported at fair value. The Bancorp’s involvement in these types of investments is for tax planning purposes only and as such, the Bancorp is not involved in the management or operation of such investments.

     Long-term Assets - These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

     Bank Owned Life Insurance - The Bank has purchased life insurance policies on certain key management personnel. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

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

(Dollars in thousands except per share data)
	2004	2003	2002
Net income as reported	$6,290	$5,936	$5,493
Deduct: Stock-based compensation expense determined under fair value based method	(51)	(44)	(39)

Pro forma net income	$6,239	$5,892	$5,454

Basic earnings per common share as reported	$2.28	$2.16	$2.01
Pro forma basic earnings per common share	2.26	2.15	1.99
Diluted earnings per common share, as reported	2.24	2.13	1.99
Pro forma diluted earnings per common share	2.22	2.12	1.98

     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2004	2003	2002
Risk-free interest rate	3.28%	3.46%	4.69%
Expected option life	6-7 years	6-7 years	6-7 years
Expected stock price volatility	16.50%	10.00%	10.87%
Dividend yield	4.13%	4.44%	4.70%

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

     Off-Balance Sheet Financial Instruments - Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

     Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     Earnings Per Common Share - Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

     Comprehensive Income - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.

     Restrictions on Cash - Cash on hand or on deposit with the Federal Reserve Bank of $3,532,000 and $2,399,000 was required to meet regulatory reserve and clearing requirements at year end 2004 and 2003. These balances do not earn interest.

     Newly Issued Accounting Guidance - During 2004, the Financial Accounting Standards Board (FASB) issued a revision to the Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” This statement, FAS 123(R) requires all public companies to record compensation expense for stock options provided to employees in return for employee service. The expense is measured at the fair value of the options when granted, and expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation expense will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Additional compensation expense for outstanding options will be approximately $44,667 during 2005, $37,282 in 2006 and $21,675 in 2007 and will continue as needed. There will be no significant effect on the Bancorp’s operating results or financial condition as total equity will not change.

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

     Industry Segments - While the Bancorp’s chief decision-maker monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Bancorp’s financial service operations are considered by management to be aggregated in one reportable operating segment.

     Reclassification - Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 2002 and December 31, 2003, may have been reclassified to conform to the December 31, 2004 presentation.

NOTE 2 - Securities

     Year end securities available-for-sale were as follows:

	(Dollars in thousands)
		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2004
U.S. government and federal agencies	$42,947	$114	$(328)
CMOs and mortgage-backed securities	25,369	66	(142)
Municipal securities	845	5	(5)

Total debt securities	$69,161	$185	$(475)

2003
U.S. government and federal agencies	$44,955	$923	$(28)
CMOs and mortgage-backed securities	14,996	49	(123)
Municipal securities	855	9	(4)

Total debt securities	$60,806	$981	$(155)

     Year end securities held-to-maturity were as follows:

	(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2004
Municipal securities	$10,254	$66	$(36)	$10,284
Mortgage-backed securities	564	13	—	577

Total debt securities	$10,818	$79	$(36)	$10,861

2003
Municipal securities	$2,352	$5	$(8)	$2,349
Mortgage-backed securities	575	12	—	587

Total debt securities	$2,927	$17	$(8)	$2,936

     The carrying amount and fair value, if different, of debt securities by contractual maturity at December 31, 2004, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$3,454	$—	$—
Due from one to five years	40,338	—	—
Due over five years	—	10,254	10,284
CMOs and mortgage-backed securities	25,369	564	577

Total	$69,161	$10,818	$10,861

     Security sales information is summarized as follows:

	(Dollars in thousands)
	2004	2003	2002
Proceeds from sales	$8,305	$12,002	$8,886

Gross gains	$284	$143	$143
Gross losses	—	(11)	—

Net gains	$284	$132	$143

     The tax benefit (provision) related to these net gains and losses was $111,000, $51,000 and $56,000 respectively.

     Securities with carrying values of $20,108,000 and $18,526,000 were pledged as of December 31, 2004 and 2003 as collateral for repurchase agreements and public funds and for other purposes as permitted or required by law.

     Securities with unrealized losses at year-end 2004 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Description of Securities:
U.S. government and federal agencies	$30,735	$(328)	$—	$—	$30,735	$(328)
CMOs and mortgage-backed securities	13,782	(142)	—	—	13,782	(142)
Municipal securities	4,792	(41)	—	—	4,792	(41)
Total temporarily impaired	$49,309	$(511)	—	—	$49,309	$(511)

     Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Description of Securities:
U.S. government and federal agencies	$5,970	$(28)	$—	$—	$5,970	$(28)
CMOs and mortgage-backed securities	7,885	(123)	—	—	7,885	(123)
Municipal securities	2,048	(12)	—	—	2,048	(12)
Total temporarily impaired	$15,903	$(163)	$—	$—	$15,903	$(163)

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

     The Bancorp evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bancorp to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Bancorp may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

NOTE 3 - Loans Receivable

     Year end loans are summarized below:

	(Dollars in thousands)
	2004	2003
Loans secured by real estate:
Construction and land development	$38,619	$23,674
Residential, including home equity	228,028	233,295
Commercial real estate and other dwelling	104,086	107,011

Total loans secured by real estate	370,733	363,980
Consumer loans	4,668	5,084
Commercial business	47,462	35,930
Government and other	11,838	5,806

Subtotal	434,701	410,800
Less:
Net deferred loan origination fees	(752)	(777)
Undisbursed loan funds	(159)	(215)

Loans receivable	$433,790	$409,808

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2004	2003	2002
Balance at beginning of period	$3,787	$3,635	$3,156
Provision charged to income	385	420	720
Loans charged-off	(341)	(277)	(336)
Recoveries	61	9	95

Balance at end of period	$3,892	$3,787	$3,635

     Nonperforming loans at year end were as follows:

	(Dollars in thousands)
	2004	2003
Loans past due over 90 days still on accrual	$66	$370
Nonaccrual loans (including impaired loans)	983	1,349

     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2004	2003	2002
Year end loans with no allocated allowances for loan losses	$—	$—	$—
Year end loans with allocated allowances for loan losses	266	611	1,271

Total	$266	$611	$1,271

Amount of the allowance for loan losses allocated	$116	$367	$475
Average of impaired loans during the year	462	855	1,320
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

NOTE 4 - Secondary Market Mortgage Activities

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at year end are summarized below:

	(Dollars in thousands)
	2004	2003
Mortgage loan portfolio serviced for FHLMC	$40,368	$27,111

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $1,042,000 and $368,000 at December 31, 2004 and 2003.

     Activity for capitalized mortgage servicing rights was as follows:

	(Dollars in thousands)
	2004	2003	2002
Servicing rights:
Beginning of year	$252	$151	$112
Additions	184	203	83
Amortized to expense	(71)	(102)	(44)

Total	$365	$252	$151

     At year end 2004, 2003 and 2002, there was no valuation allowance required.

NOTE 5 - Premises and Equipment, Net

     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2004	2003
Cost:
Land	$1,665	$1,663
Buildings and improvements	13,387	13,158
Furniture and equipment	7,349	6,604

Total cost	22,401	21,425
Less accumulated depreciation and amortization	(8,232)	(7,006)

Premises and equipment, net	$14,169	$14,419

     Depreciation expense was $1,242,000, $1,048,000 and $854,000 for 2004, 2003 and 2002.

NOTE 6 - Income Taxes

     Components of the income tax expenses consist of the following:

	(Dollars in thousands
	2004	2003	2002
Federal:
Current	$2,531	$2,462	$2,898
Deferred	160	329	(240)
State:
Current	503	575	668
Deferred	25	45	(49)

Income tax expenses	$3,219	$3,411	$3,277

     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consist of the following:

	(Dollars in thousands)
	2004	2003	2002
Federal statutory rate	34%	34%	34%
Tax expense at statutory rate	$3,233	$3,178	$2,982
State tax, net of federal effect	348	409	408
Other	(362)	(176)	(113)

Total income tax expenses	$3,219	$3,411	$3,277

     The components of the net deferred tax asset recorded in the consolidated balance sheets are as follows:

	(Dollars in thousands)
	2004	2003
Deferred tax assets:
Bad debts	$1,519	$1,471
Deferred loan fees	293	308
Deferred compensation	570	566
Unrealized appreciation on securities available-for-sale	110	—
Other	131	97

Total deferred tax assets	2,623	2,442
Deferred tax liabilities:
Depreciation	(845)	(712)
Unrealized appreciation on securities available-for-sale	—	(286)
Other	(502)	(378)

Total deferred tax liabilities	(1,347)	(1,376)
Valuation allowance	—	—

Net deferred tax assets	$1,276	$1,066

     The Bancorp had qualified under provisions of the Internal Revenue Code to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2004 and 2003 includes, approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2004 and 2003.

NOTE 7 - Deposits

     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $74,000,000 at December 31, 2004 and $66,500,000 at December 31, 2003.

     At December 31, 2004, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2005	$181,019
2006	11,207
2007	1,288
2008	646
2009	18

Total	$194,178

NOTE 8 - Borrowed Funds

     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2004	2003
Repurchase agreements	$11,458	$11,451
Fixed rate advances from the FHLB	29,000	17,000
Putable advances from the FHLB	7,500	9,500
Variable advances from the FHLB	3,000	—
Line of credit from the FHLB	5,242	1,536
Limited partnership obligation	186	248
Other	815	1,160

Total	$57,201	$40,895

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2004	2003
Ending balance	$11,458	$11,451
Average balance during the year	13,439	12,111
Maximum month-end balance during the year	15,233	12,653
Securities underlying the agreements at year end:
Carrying value	20,108	17,240
Fair value	20,108	17,240
Average interest rate during the year	1.80%	2.17%

     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2004	2003
Fixed rate advances, maturing January 2005 through October 2009, at rates from 2.17% to 4.19% average rate: 2004 - 3.07%; 2003 - 3.28%	$29,000	$17,000
Putable advances, maturing November 2005 through July 2008, at rates from 5.05% to 6.05%, average rate: 2004 - 5.46%; 2003 - 5.58%	$7,500	$9,500
Variable advances, maturing January 2005 at a rate of 2.39%, average rate: 2004 - 2.39%; 2003 - 0%	$3,000	$—

     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by mortgage loans totaling $226,387,000 and $185,940,000 under a blanket lien arrangement at December 31, 2004 and 2003. In addition to the fixed rate and putable advances, the Bancorp maintains a $10.0 million line of credit with the Federal Home Loan Bank of Indianapolis. The outstanding balance on the line of credit was $5.2 million and $1.5 million at December 31, 2004 and 2003.

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

     Other borrowings at December 31, 2004 and 2003 include Treasury, Tax and Loan and reclassified bank balances.

     At December 31, 2004, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2005	$29,345
2006	11,799
2007	11,057
2008	3,000
2009	2,000

Total	$57,201

NOTE 9 - Employees’ Benefit Plans

     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Savings and Profit Sharing Plan and Trust on the first day of the month coincident with or next following the date upon completion of one year of employment, age 18, and completion of at least 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Employees’ Savings Plan of 1% to 50% of Plan Salary, subject to limitations imposed by Internal Revenue Code section 401(k). The Profit Sharing Plan and Trust feature is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions for the year ended December 31, 2004, were based on 11% of the participants’ total compensation excluding incentives. Contributions during the years ended December 31, 2003 and 2002 were based on 12% and 11% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $530,000, $498,000 and $447,000 for 2004, 2003 and 2002.

     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The unqualified deferred compensation plan liability at December 31, 2004 and 2003 was $54,396 and $0. The Plan expense amounted to $8,000, $7,000 and $5,000 for 2004, 2003 and 2002.

     The Bancorp maintains a Supplemental Executive Retirement Plan (the Plan). The Plan is established as an unfunded, non-qualified deferred compensation plan. The Plan provides a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bancorp, and to provide those individuals with additional financial security. The Board of Directors determines plan participants and contributions. There was no plan expense for 2004, 2003 and 2002.

     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $63,000, $63,000 and $78,000 for 2004, 2003 and 2002. The deferred fee liability at December 31, 2004 and 2003 was $1,460,000 and $1,456,000.

     During 2004, the Bank purchased $8.0 million in bank owned life insurance. The business purpose of the bank owned life insurance is to offset the cost of Bancorp sponsored employee benefits. The bank owned life insurance is recorded as an asset on the Bancorp‘s balance sheet. Increases in cash value of the policies are recorded as noninterest income.

NOTE 10 - Defined Benefit Postretirement Plan

     The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee’s date of retirement. Surviving spouses are covered if they were covered at the time of the retiree’s death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree’s death. Currently, the Bancorp pays $142.97 of the retiree monthly medical coverage premium. This amount will remain fixed over the benefit period. Retirees pay 100% of the premiums for all dependent medical coverage. The unrecognized net actuarial gain of $160,000 at December 31, 2004, is a result of a decrease in the plan participation assumptions.

     The following tables sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2004	2003
Change in postretirement benefit obligation:
Beginning postretirement benefit obligation	$291	$239
Unrecognized net actuarial (gain)/loss	(228)	43
Service cost	14	12
Interest cost	17	9
Plan participants’ contributions	–	–
Benefits paid	(7)	(12)
Other	(12)	–

Ending postretirement benefit obligation	75	291

Change in plan assets

Funded status	(75)	(291)
Unrecognized net actuarial (gain)/loss	(160)	70

Accrued benefit cost	$(235)	$(221)

	(Dollars in thousands)
	2004	2003	2002
Components of net periodic postretirement benefit cost:
Adjustment for prior year expected net benefit cost	$(12)	$—	$—
Service cost	14	12	6
Interest cost	17	9	9
Unrecognized net actuarial gain	3	(1)	(3)

Net periodic postretirement benefit cost	$22	$20	$12

	(Dollars in thousands)
	2004	2003	2002
Assumptions used:
Discount rate	6.0%	6.0%	6.75%
Annual increase in health care cost trend rate:
Year one	8.0%	8.0%	8.0%
Year two	7.0%	7.0%	7.0%
Year three	6.0%	6.0%	6.0%
Thereafter	5.0%	5.0%	5.0%

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)
	One Percentage Point	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	—	—

     The Bancorp expects to contribute $7,000 to its defined benefit postretirement plan in 2005.

Expected future payments

     The following benefit payments, which reflect expected future service, are expected:

2005	$7,314
2006	6,860
2007	6,113
2008	5,433
2009	4,820

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

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2004
Total capital to risk-weighted assets	$48.0	12.2%	$31.5	8.0%	$39.4	10.0%
Tier 1 capital to risk-weighted assets	$44.2	11.2%	$15.7	4.0%	$23.6	6.0%
Tier 1 capital to adjusted average assets	$44.2	8.0%	$16.6	3.0%	$27.6	5.0%

2003
Total capital to risk-weighted assets	$44.8	12.5%	$28.6	8.0%	$35.7	10.0%
Tier 1 capital to risk-weighted assets	$41.0	11.5%	$14.3	4.0%	$21.4	6.0%
Tier 1 capital to adjusted average assets	$41.0	8.0%	$15.4	3.0%	$25.7	5.0%

     The Bancorp and the Bank were categorized as well capitalized at December 31, 2004 and 2003. There are no conditions or events since December 31, 2004 that management believes have changed the Bancorp’s or Bank’s category.

     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice in the light of the financial condition of the Bank. The aggregate amount of dividends which may be declared by the Bank in 2005, without prior regulatory approval, approximates $5,196,000 plus current 2005 net profits.

NOTE 12 - Stock Options and Awards

     Pursuant to a stock option plan (the Plan), an aggregate of 250,000 shares of the Bancorp’s common stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank. Awards granted under the Plan may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-incentive stock options or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees’ purchases of an equity interest in the Bancorp.

     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

			Weighted-average
	Number	Weighted-average	fair value
	of options	exercise price	of grants
Outstanding January 1, 2002	109,825	$18.68
Granted	17,850	22.15	$1.82
Exercised	(10,857)	13.28
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2002	116,818	19.71
Granted	20,475	25.25	1.42
Exercised	(12,389)	13.98
Forfeited	(3,000)	21.36
Expired	—	—

Outstanding, December 31, 2003	121,904	21.15
Granted	11,450	30.00	3.48
Exercised	(16,697)	19.47
Forfeited	(500)	22.45
Expired	—	—

Outstanding December 31, 2004	116,157	$22.26

At December 31, 2004, options outstanding were as follows:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Number	Life (Years)	Price	Number	Price
$10.00 - $16.50	5,270	1.6	$15.31	5,270	$15.31
$16.51 - $23.00	79,662	7.1	20.86	29,555	20.45
$23.01 - $30.00	31,225	8.5	26.99	—	—

Outstanding at year end	116,157	5.4	$22.26	34,825	$19.67

     Stock options that were fully vested and available for exercise totaled 34,825, 31,722, and 29,911, for the years ended December 2004, 2003, and 2002 with weighted average prices of $19.67, $19.00 and $16.31, respectively.

     During 2004, restricted stock awards totaled 2,050 shares during the year. The fair value of the restricted shares issued was $30.00. Restricted shares become fully vested and not subject to forfeiture after five years of service from the date of grant.

NOTE 13 - Earnings Per Share

     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for 2004, 2003 and 2002 is presented below.

	2004	2003	2002
Basic earnings per common share:
Net income available to common stockholders	$6,290,000	$5,936,000	$5,493,000

Weighted-average common shares outstanding	2,764,657	2,745,092	2,735,388

Basic earnings per common share	$2.28	$2.16	$2.01

Diluted earnings per common share:
Net income available to common stockholders	$6,290,000	$5,936,000	$5,493,000

Weighted-average common shares outstanding	2,764,657	2,745,092	2,735,388

Add: dilutive effect of assumed stock option exercises	44,044	37,029	21,172

Weighted-average common and dilutive potential common shares outstanding	2,808,701	2,782,121	2,756,560

Diluted earnings per common share	$2.24	$2.13	$1.99

     There were no antidilutive stock options outstanding at December 31, 2004, 2003 and 2002.

NOTE 14 - Related Party Transactions

     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $5,700,000 at December 31, 2004 and $4,185,000 at December 31, 2003. For the year ended December 31, 2004, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance - January 1, 2004	$4,185
New loans	1,663
Repayments	(148)

Aggregate balance - December 31, 2004	$5,700

     Deposits from directors and executive officers were $2.4 million and $2.3 million at December 31, 2004 and 2003.

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

     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total
December 31, 2004:
Real estate	$9,025	$25,965	$34,990
Consumer loans	—	49	49
Commercial business	—	33,116	33,116

Total	$9,025	$59,130	$68,155

December 31, 2003:
Real estate	$10,237	$26,643	$36,880
Consumer loans	—	47	47
Commercial business	—	39,268	39,268

Total	$10,237	$65,958	$76,195

     The $9,025 in fixed rate commitments outstanding at December 31, 2004 had interest rates ranging 3.75% to 6.50%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2004 and 2003, the Bancorp had standby letters of credit totaling $2,390,000 and $2,609,000. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 16 - Fair Values of Financial Instruments

     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2004
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$16,398	$16,398
Securities available-for-sale	69,161	69,161
Securities held-to-maturity	10,818	10,861
Loans held for sale	39	39
Loans receivable, net	429,898	430,378
Federal Home Loan Bank stock	2,904	2,904
Accrued interest receivable	2,459	2,459

Financial liabilities
Demand and savings deposits	257,395	243,146
Certificates of deposit	194,178	193,605
Borrowed funds	57,201	56,634
Accrued interest payable	66	66

	(Dollars in thousands)
	December 31, 2003
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$16,070	$16,070
Securities available-for-sale	60,806	60,806
Securities held-to-maturity	2,927	2,937
Loans held for sale	75	75
Loans receivable, net	406,021	411,337
Federal Home Loan Bank stock	2,775	2,775
Accrued interest receivable	2,249	2,249

Financial liabilities
Demand and savings deposits	(231,659)	(224,475)
Certificates of deposit	(189,981)	(191,001)
Borrowed funds	(40,895)	(41,382)
Accrued interest payable	(86)	(86)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2004 and 2003. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2004 and 2003, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2004 and 2003, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financing. The estimated fair value of other financial instruments, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

NOTE 17 - Other Comprehensive Income/(Loss)

     Other comprehensive income/(loss) components and related taxes were as follows:

	2004	2003	2002
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains/(losses) arising during the year	$(832)	$(626)	$1,302
Reclassification adjustment for gains included in net income	(284)	(132)	(143)

Net change in net unrealized gains and losses on securities available for sale	(1,116)	(758)	1,159
Tax effects, net	396	348	(464)

Total other comprehensive income/(loss)	$(720)	$(410)	$695

NOTE 18 - Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data are summarized as follows:

Year ended December 31, 2004:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
Total interest income	$6,550	$6,581	$6,682	$6,801
Total interest expense	1,711	1,643	1,722	1,782

Net interest income	4,839	4,938	4,960	5,019
Provision for loan losses	60	75	110	140

Net interest income after provision for loan losses	4,779	4,863	4,850	4,879
Total noninterest income	774	747	968	823
Total noninterest expense	3,289	3,252	3,368	3,265

Income before income taxes	2,264	2,358	2,450	2,437
Income tax expenses	792	815	818	794

Net income	$1,472	$1,543	$1,632	$1,643

Basic earnings per share	$0.53	$0.56	$0.59	$0.60

Diluted earnings per share.	$0.53	$0.55	$0.58	$0.58

Year ended December 31, 2003:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003
Total interest income	$6,637	$6,555	$6,582	$6,583
Total interest expense	2,034	1,936	1,782	1,769

Net interest income	4,603	4,619	4,800	4,814
Provision for loan losses	120	140	100	60

Net interest income after provision for loan losses	4,483	4,479	4,700	4,754
Total noninterest income	744	806	685	733
Total noninterest expense	2,923	2,947	2,958	3,209

Income before income taxes	2,304	2,338	2,427	2,278
Income tax expenses	861	872	883	795

Net income	$1,443	$1,466	$1,544	$1,483

Basic earnings per share	$0.53	$0.53	$0.56	$0.54

Diluted earnings per share.	$0.52	$0.53	$0.55	$0.53

NOTE 19 - Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,
	2004	2003
Assets
Cash on deposit with Peoples Bank	$205	$358
Investment in Peoples Bank	43,956	41,719
Dividends receivable from Peoples Bank	856	825
Other assets	1,110	660

Total assets	$46,127	$43,562

Liabilities and stockholders’ equity
Dividends payable	$860	$826
Other liabilities	1,170	1,182

Total liabilities	2,030	2,008

Common stock	355	353
Additional paid in capital	3,970	3,567
Accumulated other comprehensive income	(180)	540
Retained earnings	41,392	38,534
Treasury stock	(1,440)	(1,440)

Total stockholders’ equity	44,097	41,554

Total liabilities and stockholders’ equity	$46,127	$43,562

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2004	2003	2002
Dividends from Peoples Bank	$3,425	$3,770	$2,861
Operating expenses	153	121	118

Income before income taxes and equity in undistributed income of Peoples Bank	3,272	3,649	2,743
Provision (benefit) for income taxes	(61)	(48)	(47)

Income before equity in undistributed income of Peoples Bank	3,333	3,697	2,790
Equity in undistributed income of Peoples Bank	2,957	2,239	2,703

Net income	$6,290	$5,936	$5,493

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$6,290	$5,936	$5,493
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed net income of Peoples Bank	(2,957)	(2,717)	(2,703)
Change in other assets	(481)	105	(1,183)
Change in other liabilities	(12)	(532)	1,066

Total adjustments	(3,450)	(3,144)	(2,820)

Net cash from operating activities	2,840	2,792	2,673

Cash flows from investing activities	—	—	—

Cash flows from financing activities:
Dividends paid	(3,398)	(3,238)	(3,009)
Treasury stock purchased	—	—	—
Proceeds from issuance of common stock	405	177	145

Net cash from financing activities	(2,993)	(3,061)	(2,864)

Net change in cash	(153)	(269)	(191)
Cash at beginning of year	358	627	818

Cash at end of year	$205	$358	$627

Market Information

     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 28, 2005, the Bancorp had 2,777,665 shares of common stock outstanding and 422 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2004 and December 31, 2003. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share
Year Ended December 31, 2004	1st Quarter	$31.50	$30.00	$.31

	2nd Quarter	33.75	31.00	.31

	3rd Quarter	35.50	32.90	.31

	4th Quarter	38.00	35.25	.31

Year Ended December 31, 2003	1st Quarter	$25.50	$24.40	$.30

	2nd Quarter	29.75	25.65	.30

	3rd Quarter	29.00	26.60	.30

	4th Quarter	32.00	28.30	.30

Book Value per Share

Basic Earnings per Share

Dividends per Share

2004 Board of Directors

Corporate Information

Officers of NorthWest Indiana Bancorp and Peoples Bank

David A. Bochnowski
Chairman and Chief Executive Officer
Joel Gorelick
Executive Vice President
Banking and Lending Group
Jon E. DeGuilio
Executive Vice President
General Counsel, Senior Trust Officer and Corporate Secretary
Robert T. Lowry
Senior Vice President,
Chief Financial Officer and Treasurer

Officers of Peoples Bank
Tanya A. Buerger
Senior Vice President, Operations and Systems Development Group
Rodney L. Grove
Senior Vice President,
Senior Banking Officer
Daniel W. Moser
Senior Vice President, Construction and Development Lending
Todd M. Scheub
Senior Vice President,
Commercial Lending

Management Personnel of Peoples Bank
Banking and Lending Group
Commercial Lending
Brian Rusin
Vice President
Ronald P. Knestrict
Assistant Vice President
Sharon M. Nawrocki

Retail Lending
Catherine L. Gonzalez
Vice President, Retail Lending Manager
Leslie J. Bernacki
Assistant Vice President
Elena Maldonado
Assistant Vice President
Sharon V. Vacendak
Assistant Vice President
John R. Wren
Assistant Vice President
Rachel C. Lentz
Austin P. Logue
Nancy L. Weckler

Loan Collections
Clovese R. Robinson
Assistant Vice President

Banking Centers
Carla Houck
Assistant Vice President
Director of Banking Center Operations
Meredith L. Bielak
Assistant Vice President
Banking Center Operations
Michael J. McIntyre
Vice President, Munster
Marilyn K. Repp
Vice President, Hobart
Alicia Q. McMahon
Assistant Vice President, East Chicago
Michael J. Shimala
Assistant Vice President, Dyer
Sandra L. Sigler
Assistant Vice President, Hammond
Kelly A. Stoming
Assistant Vice President, Schererville
Colleen A. Wigmore
Assistant Vice President,
Merrillville-Broadway
Charman F. Williamson
Assistant Vice President, Merrillville-Taft
Donna M. Vurva
Munster

Private Banking
Jill M. Knight, Vice President

Investment and Trust Services Group
Randall H. Walker, Vice President
Stephan A. Ziemba, Vice President

Operations and Systems
Development Group
Christopher A. Grencik
Vice President, Operations
Mary D. Mulroe
Vice President, Loan Administration
Charlotte Conn
Assistant Vice President, Operations
Donna M. Germek
Assistant Vice President,
Information Technology Manager
Cynthia D. Jones
Assistant Vice President
Loan System Administrator
Matthew S. Manoski
Assistant Vice President,
Information Technology
Karen M. Sulek
Assistant Vice President,
Loan Administration

Brand Learning and
Communications Group
Shannon E. Franko
Vice President, Marketing
Linda L. Kollada
Vice President, Human Resources

Finance and Controls Group
Stacy A. Januszewski
Vice President, Controller
Arlene M. Wohadlo
Vice President, Accounting Manager
Michaelene M. Smith
Assistant Vice President, Accounting
Peymon Torabi
Financial Analyst

Risk Management and
Stakeholders Services Group
Christine M. Friel
Vice President, Credit Administration
David W. Homrich
Vice President, Compliance
Linda C. Nemeth
Internal Auditor

Management Development
Bryan L. Bierman
Jeremy A. Gorelick
Margaret M. Haas

Corporate Headquarters
9204 Columbia Avenue
Munster, Indiana 46321
219/836-4400

Stock Transfer Agent
The Bank acts as the transfer agent for
the Bancorp’s common stock.

Independent Auditors
Crowe Chizek and Company LLC
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana 46624

Special Legal Counsel
Baker & Daniels
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240

Annual Stockholders Meeting

The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Peoples Bank Corporate Center 9204 Columbia Avenue, Munster, Indiana, on April 20, 2005 at 8:30 a.m.

A copy of the Bancorp’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321.

www.ibankpeoples.com

In Memory of Ben Bochnowski

     Ben Bochnowski and what would eventually become Peoples Bank were both infants in 1911 as Ben’s father, John Bochnowski, founded the Bank only a year before Ben’s birth. Together, Ben and the Bank grew and prospered over the next ninety plus years. Ben’s relationship with the Bank and the community would become a tale of friendship, leadership, and success.

     Ben’s memories of the Bank started at a young age. He would often share his childhood sales experiences including distributing the Bank’s calendars door to door while trying to sell whatever product his Dad told him to promote!

     After a successful career in public and private accounting, Ben joined the Bank in 1953 and eventually became President and Chairman until 1976. At the start of his tenure, the Bank had assets of $5 million and a total of only eight employees. After his retirement, Mr. Bochnowski was an Advisory Director and Chairman Emeritus of the Board of Directors.

     Ben Bochnowski recognized the importance of service and laid the groundwork for a tradition of providing friendly service to customers. His commitment to the local community included serving on numerous boards and charitable organizations as well as serving 22 years on the Lake County Board of Tax Review. In 1996, then Indiana Governor Evan Bayh named Mr. Bochnowski a Sagamore of the Wabash, the highest honor a citizen of Indiana can receive.

     Ben Bochnowski was a true friend and leader to us all.

“He always had time for customers, for employees or anyone else who came in the office.”

 Barb Zura, Compliance

Hired by Ben Bochnowski in February, 1971

“Ben gave you a good feeling in your heart and soul. He made you feel that being at work was being with family. He was a very good person.”

Mickey Smith, Accounting

Hired by Ben Bochnowski in April, 1971

“Ben was an inspiration to all of us and was always willing to lend a helping hand no matter what the situation was. He was a very loving, caring, and gentle person and will be greatly missed by all.”

 Arlene Wohadlo, Accounting

Hired by Ben Bochnowski in August, 1959

Leader . Friend . Advisor

CORPORATE HEADQUARTERS,
9204 Columbia Avenue
Munster, Indiana 46321

219/836-4400

SUBSIDIARY OF NORTHWEST INDIANA BANCORP

DYER, 1300 Sheffield Avenue, 322-2530
EAST CHICAGO, 4901 Indianapolis Blvd., 378-1000
HAMMOND, 7120 Indianapolis Blvd., 844-4500
HOBART, 1501 Lake Park Avenue, 945-1305
MERRILLVILLE, 7915 Taft Street, 796-9000
8600 Broadway, 685-8600
MUNSTER, 9204 Columbia Avenue, 836-4400
SCHERERVILLE, 141 W. Lincoln Highway,865-4300

Member FDIC

www.ibankpeoples.com