Form 10-K, Exhibit 13
period 2005-12-31
NORTHWEST INDIANA BANCORP
filed 2006-03-24
CIK 919864

2005 Annual Report
Dear Shareholders:
     2005 was an interesting year for banking in Northwest Indiana, one that was marked by modest economic activity and the continued wave of industry mergers.
     The moderate pace of the local economy held steady as loan demand increased in the last half of the year after a slow start. Despite a rapid rise in short term interest rates leading to higher rates paid to depositors, your company produced record earnings.
     One constant in our business is change, but another is the commitment of the Bancorp to building value and providing stability for our customers, community, and shareholders. Rather than pursue other alternatives, in 2005 the Bancorp remained focused on smart growth, the efficient, effective delivery of our products and services, and leveraging our capital as we built shareholder value.
     Industry consolidation continued at a rapid pace in 2005 with two respected local competitors, one a privately held bank and the other a publicly held thrift, announcing mergers with suitors from outside our local market. These two developments followed another consolidation of a private local bank with an out-of-market company in late 2004. These mergers caused a stir in the community and will provide significant challenges as well as opportunities for your company.
David A. Bochnowski,
Chairman and
Chief Executive Officer

     Competition will increase for deposits and especially loans resulting from these three acquisitions by regional competitors. At the same time, our suite of financial products combined with our service brand —“Friendly People for Today’s Banking”— continues to appeal to the broad base of our community. Readers of our local newspaper The Times voted Peoples Bank, our operating subsidiary, the “Best Bank in the Region” for 2006.
     The mission of your company is to provide the best possible banking, lending, and investing experience to our customers as we pave the way for economic expansion in our community. The delivery of our products and services is guided by our abiding commitment to the golden rule of business: treat others as you would want to be treated. Significantly, our surveys show that 93% of our customers report they are “Highly Satisfied” with Peoples Bank.
“It’s important for our company to partner with a bank that shares the same honest principles and business philosophy as Trans-United. As we face new challenges in the transportation industry throughout North America, the lenders at Peoples Bank have adapted to our financial needs by offering competitive and flexible borrowing alternatives for our business.”
“Peoples Bank has been an important part of our company’s success over the years. As Trans-United continues to grow and diversify, I’m confident that Peoples Bank will continue to provide the means necessary to take our company to the next level.”
Jeffrey S. Fleming
President, Trans-United, Inc.
Ron Knestrict, Assistant
Vice President and Commercial
Loan Officer with Jeffrey S. Fleming.

Our customers determine our value in the market place.
     At Peoples Bank we know that our customers determine our value in the market place through the utilization of our products and services. Our operating philosophy, as reinforced by the training of the Peoples Bank team, recognizes that our customers:
•	Are more than an account number and we provide individual, customized, and timely responses to their needs

•	Do not want to deal with a bureaucracy and we empower our employees with decision-making authority

•	Want consistent and accurate service and our employees are expected to deliver our commitment each and every day

•	Want stability in their financial institution and as a public company, we strive for high performance results that will help preserve our independence as a community bank
     Key financial indicators show that in 2005, the Bancorp achieved a solid record of building shareholder value:
•	Record income of $6.7 million, an increase of 6.1% over the prior year

•	Return on Equity of 14.67% and a Return on Assets of 1.14%

•	Assets of $627 million with $35.3 million in loan growth and $53.7 million in core account growth with core accounts representing 59.2% of total deposits

•	An increase of 4.5% in total operating expenses with an efficiency ratio of 57.9%, well below industry norms

•	Non-performing loans represented 0.34% of total assets and 0.45% of total loans

•	Market value of assets under management by our Investment & Trust Services Group totaled $150 million at year-end

•	A 6.5% dividend increase in February of 2005 with a dividend payout ratio of 55.1% during 2005

Several new programs
were initiated in 2005 to
meet the changing needs
of our customers.
     Several initiatives were also undertaken during the year to add value to our operating results. These included the introduction of online check imaging for our Internet Banking customers, a new construction loan program, an overdraft privilege program for our checking account customers and an Investment & Trust Services outreach program for our retail customers. In May of 2005, the Board of Directors also formed a Special Committee of outside Directors to study the costs related to mandated compliance with the Sarbanes Oxley Act, particularly the proposals to comply with Section 404.
     The issues reviewed included whether the financial impact of compliance, estimated at $200,000, would negatively impact future earnings without a clearly defined compensating benefit to shareholders. In August, my testimony before the Advisory Committee on Smaller Public Companies of the Securities and Exchange Commission urged the adoption of a suitable threshold for 404 reporting proportionate to the benefits shareholders receive. After a complete review of the facts, including the subsequent recommendations of the SEC Advisory Committee to delay with significant changes the application of Sarbanes Oxley to small companies, the Board of Directors unanimously agreed to terminate the study to investigate the possibility of ending the registration of Bancorp stock under the Securities Exchange Act of 1934.
     As we look to the future, your company is prepared to meet the challenges of continued pressure on earnings resulting from the current rising interest rate environment and the potential slowdown of the national economy. We will continue to grow our core deposits as we expand our penetration of the commercial, acquisition and land development, and retail lending markets. Opportunities to improve operating efficiencies have our daily attention along with the need to safely and soundly grow our customer base through additional Banking Centers and delivery channels.

     Over the long term we remain committed to the fundamentals of our business: consistent core earnings, asset quality, operating efficiencies, and expanding opportunities for deriving income from our banking, lending, and investment and trust activities. Success will depend on our ability to execute our strategic plan as we maintain and attract competent professionals working at all positions within the company.
     “When the Hobart Family YMCA reached out to local lenders to help finance a $1.6 million addition to our facility, Peoples Bank literally came to our rescue. We were able to refinance existing debt on more favorable terms as well as develop a plan to save the organization over $60,000 annually while establishing a capital improvement fund for unanticipated expenses.
     As a result of Peoples’ involvement, the YMCA has been able to hire additional staff, increase programming and expand our outreach to the community. Our organization can now continue to provide health and well being services to strengthen the community.”
Dale Polomchak
Executive Director,
Hobart Family YMCA
Dale Polomchak with
Carla Houck, Vice President
of the Retail Banking Group.
     In 2005, the Bancorp asset base exceeded $600 million with over 160 employees working in an exceedingly complex and dynamic operating environment. Our continued strategic success requires an adjustment to our management model as the Bancorp extends our market presence, products, and services to the consumer and commercial customers of our community.

Joel Gorelick, President and
Chief Administrative Officer
     New synergies are required if we are to reach the next level of growth and performance. As a result, Joel Gorelick was promoted to the newly created position of President and Chief Administrative Officer of the Bancorp and Peoples Bank. His responsibilities include coordinating the daily activities of the Bank’s Retail Banking, Lending, Investment & Trust Services, Operations & Technology and Finance & Controls Groups. Joel brings significant talent and leadership ability to his new position garnered over his thirty-five year experience in the banking industry. He has and will continue to have a significant impact on our success.
Gloria C. Gray-Weissman accepts a Distinguished Service Award from David A. Bochnowski.
     Another change occurred at our last Annual Meeting when Gloria Gray-Weissman retired from our Board after 24 years as a Director. We are grateful for her service and are pleased that she will continue to offer her insight and talent to the Bancorp as a Director Emeritus. In September of 2005, Dr. Donald Fesko, the Administrator of Community Hospital in Munster, Indiana, joined the Bancorp as our newest Director. We are excited to have his ability and insight into business and community issues in our boardroom.
     In January of 2006, we celebrated the 96th year of our tradition of community banking with a humble word of thanks to our customers and shareholders. We have been banking on Northwest Indiana for over four generations. We enjoy working for our customers and shareholders and would welcome the opportunity to compete for the business of any friends and associates you refer to us, so they too can experience Friendly People for Today’s Banking.
Sincerely,
David A. Bochnowski
Chairman and Chief Executive Officer

Munster Public Art Program
The sculpture “Home” was unveiled at the Peoples Bank Munster Headquarters as part of the Munster Public Art Program.
The unique sculpture was created by Charlotte Lees
and incorporates visions of Lake Michigan, the dunes,
and a roofline representing both industry
and residential housing in Northwest Indiana.

Financial Highlights

Selected Consolidated Financial Data
in thousands of dollars, except per share data

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2005	2004	2003	2002	2001	2000
Statement of Income:
Total interest income	$30,024	$26,614	$26,357	$27,781	$28,425	$28,077
Total interest expense	9,758	6,858	7,521	10,107	13,222	13,386

Net interest income	20,266	19,756	18,836	17,674	15,203	14,691
Provision for loan losses	245	385	420	720	230	175

Net interest income after provision for loan losses	20,021	19,371	18,416	16,954	14,973	14,516

Noninterest income	3,540	3,312	2,968	2,675	2,402	1,995
Noninterest expense	13,771	13,174	12,037	10,859	9,911	9,449

Net noninterest expense	10,231	9,862	9,069	8,184	7,509	7,454

Income tax expenses	3,118	3,219	3,411	3,277	2,754	2,691

Net income	$6,672	$6,290	$5,936	$5,493	$4,710	$4,371

Basic earnings per common share	$2.40	$2.28	$2.16	$2.01	$1.73	$1.61
Diluted earnings per common share	$2.37	$2.24	$2.13	$1.99	$1.71	$1.60
Cash dividends declared per common share	$1.32	$1.24	$1.20	$1.12	$1.04	$0.96

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2004	2003	2002	2001	2000
Balance Sheet:
Total assets	$627,439	$557,393	$508,775	$488,002	$440,710	$392,313
Loans receivable	469,043	433,790	409,808	380,428	342,642	326,207
Investment securities	90,093	79,979	63,733	56,571	67,260	38,128
Deposits	525,731	451,573	421,640	406,673	355,215	324,310
Borrowed funds	51,152	57,201	40,895	36,065	44,989	30,599
Total stockholders’ equity	46,433	44,097	41,554	39,148	35,882	33,529

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2005	2004	2003	2002	2001	2000
Interest Rate Spread During Period:
Average effective yield on loans and investment securities	5.50%	5.31%	5.65%	6.26%	7.29%	7.88%
Average effective cost of deposits and borrowings	1.82%	1.40%	1.67%	2.38%	3.55%	3.95%

Interest rate spread	3.68%	3.91%	3.98%	3.88%	3.74%	3.93%

Net interest margin	3.71%	3.94%	4.04%	3.99%	3.90%	4.12%
Return on average assets	1.14%	1.17%	1.20%	1.18%	1.15%	1.17%
Return on average equity	14.67%	14.64%	14.65%	14.58%	13.49%	13.30%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2004	2003	2002	2001	2000
Total capital to risk-weighted assets	11.6%	12.2%	12.5%	13.1%	13.6%	13.6%
Tier 1 capital to risk-weighted assets	10.7%	11.2%	11.5%	11.9%	12.5%	12.3%
Tier 1 capital to adjusted average assets	7.9%	8.0%	8.0%	7.6%	8.3%	8.6%

Allowance for loan losses to total loans	0.89%	0.90%	0.92%	0.96%	0.92%	1.02%
Allowance for loan losses to non-performing loans	198.00%	371.00%	220.31%	152.43%	108.64%	183.54%
Non-performing loans to total loans	0.45%	0.24%	0.42%	0.63%	0.85%	0.55%

Total loan accounts	5,422	5,370	5,213	5,049	4,964	4,762
Total deposit accounts	33,963	32,866	32,502	31,385	30,433	28,906
Total Banking Centers (all full service)	8	8	8	8	8	8

(1)	Includes the $1.6 million one-time special assessment on FDIC-assessable deposits to recapitalize SAIF.

	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	1999	1998	1997	1996 (1)
Statement of Income:
Total interest income	$25,607	$25,235	$23,669	$22,337
Total interest expense	11,281	12,310	11,721	11,287

Net interest income	14,326	12,925	11,948	11,050
Provision for loan losses	200	110	221	85

Net interest income after provision for loan losses	14,126	12,815	11,727	10,965

Noninterest income	1,659	1,347	1,066	682
Noninterest expense	8,774	7,938	7,154	8,039

Net noninterest expense	7,115	6,591	6,088	7,357

Income tax expenses	2,775	2,461	2,223	1,419

Net income	$4,236	$3,763	$3,416	$2,189

Basic earnings per common share	$1.53	$1.36	$1.24	$0.80
Diluted earnings per common share	$1.52	$1.35	$1.23	$0.79
Cash dividends declared per common share	$0.84	$0.74	$0.64	$0.58

	December 31,	December 31,	December 31,	December 31,
	1999	1998	1997	1996
Balance Sheet:
Total assets	$361,719	$345,417	$319,609	$299,419
Loans receivable	295,813	273,433	272,213	244,696
Investment securities	41,931	36,350	29,362	40,024
Deposits	306,647	293,222	272,090	256,420
Borrowed funds	18,607	17,320	14,628	12,261
Total stockholders’ equity	32,471	31,316	29,482	27,815

	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	1999	1998	1997	1996
Interest Rate Spread During Period:
Average effective yield on loans and investment securities	7.61%	8.00%	8.16%	7.98%
Average effective cost of deposits and borrowings	3.54%	4.16%	4.32%	4.32%

Interest rate spread	4.07%	3.84%	3.84%	3.66%

Net interest margin	4.26%	4.10%	4.12%	3.95%
Return on average assets	1.20%	1.14%	1.13%	0.75%
Return on average equity	13.17%	12.35%	11.87%	7.90%

	December 31,	December 31,	December 31,	December 31,
	1999	1998	1997	1996
Total capital to risk-weighted assets	14.8%	15.3%	15.0%	16.0%
Tier 1 capital to risk-weighted assets	13.5%	14.1%	13.8%	14.7%
Tier 1 capital to adjusted average assets	9.0%	9.2%	9.2%	9.3%

Allowance for loan losses to total loans	1.12%	1.14%	1.13%	1.18%
Allowance for loan losses to non-performing loans	412.08%	213.06%	257.84%	247.40%
Non-performing loans to total loans	0.27%	0.54%	0.44%	0.48%

Total loan accounts	4,676	4,625	4,764	4,404
Total deposit accounts	27,712	26,172	25,443	24,666
Total Banking Centers (all full service)	7	7	7	7
Business
     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.
     The Bancorp conducts business from its Corporate Center in Munster and its eight full-service offices located in East Chicago, Hammond, Merrillville, Dyer, Munster, Schererville and Hobart, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans and various types of consumer loans and commercial business loans. In addition, the Bancorp’s Investment and Trust Services Group provides estate and retirement planning, guardianships, land trusts, profit sharing and 401(k) retirement plans, IRA and Keogh accounts, investment agency accounts, and serves as the personal representative of estates and acts as trustee for revocable and irrevocable trusts.
     The Bancorp’s common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. On February 28, 2006, the Bancorp had 2,788,141 shares of common stock outstanding and 410 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
     The Bancorp’s earnings are dependent upon the earnings of the Bank. The Bank’s earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average interest earning assets. The net interest margin is perhaps the clearest indicator of a financial institution’s ability to generate core earnings. Fees and service charges, trust operations income, gains and losses from the sale of assets, provisions for loan losses, income taxes and operating expenses also affect the Bancorp’s profitability.
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
     At December 31, 2005, the Bancorp had total assets of $627.4 million and total deposits of $525.7 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (SAIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2005, stockholders’ equity totaled $46.4 million, with book value per share at $16.67. Net income for 2005 was $6.7 million, or $2.40 basic earnings per common share and $2.37 diluted earnings per common share. The return on average assets (ROA) was 1.14%, while the return on average stockholders’ equity (ROE) was 14.67%.
Asset/Liability Management and Market Risk
     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet.They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bancorp, the key components of asset/liability management are loans, investments, deposits and borrowed funds. Over the years, the Bancorp has directed its lending efforts toward construction and land development loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans, commercial business loans tied to the prime rate of interest and loans to local governmental agencies. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for contractual terms of twenty years or less. The actual cash flows from these loans generally results in a duration which is less than the contractual maturity, providing protection against possible changes in interest rates.
     The Bancorp is primarily a portfolio lender. Mortgage banking activities are generally limited to the sale of fixed rate mortgage loans with contractual maturities exceeding fifteen years. These loans are identified as held for sale when originated and sold, on a case-by-case basis, in the secondary market as part of the Bancorp’s efforts to manage interest rate risk.
     The primary objectives of the investment portfolio are to provide liquidity, modify and manage interest rate risk, meet pledging requirements, and optimize portfolio earnings by implementing strategies that are consistent with the Bancorp’s mission statement and strategic goals. The investment portfolio includes securities, an overnight open time account at the Federal Home Loan Bank of Indianapolis, and federal funds sold. Management of the investment portfolio focuses on a laddered approach to portfolio management. Daily funds are invested in either federal funds or in the Bancorp’s overnight open time account. Investments in non-callable and callable securities are made with maturities ranging from one day to seven years. Investments in callable securities will generally focus on bonds with one time calls and at least one year of call protection. In addition, purchases of municipal securities, mortgage-backed securities, and collateralized mortgage obligations are made to reduce the Bank’s tax liability, enhance portfolio yield, and increase monthly cash flows. Securities are classified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that the Bancorp has the positive intent and ability to hold to maturity. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. The Bancorp does not have a trading portfolio. During 2005, the Bancorp did not have any derivative instruments and was not involved in hedging activities as defined by SFAS 133.
     The Bancorp’s cost of funds reacts rapidly to changes in market interest rates due to the relatively short-term nature of its deposit liabilities. Consequently, the levels of short-term interest rates have influenced the Bancorp’s results of operations. In order to reduce exposure to interest rate risk, core deposits (checking, NOW accounts, savings and money market accounts) have been aggressively marketed and certificate accounts have been competitively priced. Core deposits provide a very stable flow of funds and have been promoted by offering competitive interest rates, quality service and competitive service charges. Certificates with maturities ranging from ten days to forty-two months are offered. In addition, the Bank utilizes borrowings, i.e., repurchase agreements and advances from the Federal Home Loan Bank of Indianapolis, as a source of funds. Advances with maturities ranging from one to ten years are used to fund securities and loans of comparable duration, as well as, to reduce the impact that movements in short-term interest rates have on the Bancorp’s overall cost of funds. The Bancorp does not obtain funds through brokers.
     The Bancorp’s primary market risk exposure is interest rate risk. Interest rate risk is the risk that the Bancorp’s earnings and capital will be adversely affected by changes in interest rates. The primary approach to interest rate risk management is one that focuses on adjustments to the

Bancorp’s asset/liability mix in order to limit the magnitude of interest rate risk. The Asset, Liability, Capital & Technology Management Committee (ALCTM) of the Board is responsible for monitoring activity, approving initiatives, reviewing reports, and recommending strategies related to interest rate risk. The Bancorp’s Asset/Liability Management Committee (ALCO) is responsible for developing and implementing an interest rate risk (IRR) management strategy, establishing and maintaining a system of limits and controls, and establishing and utilizing an IRR measurement system. The ALCO generally meets monthly with board presentations occurring quarterly.
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
     Presented in the following tables is forward-looking information about the Bancorp’s sensitivity to changes in interest rates as of December 31, 2005 and 2004. The tables incorporate the Bancorp’s internal system generated data as related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp’s historical experience, management’s judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors, but not as to when they could be repriced.
Interest Rate Risk at December 31, 2005

Net Interest Income				Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$20,849	- 2.9%	- 20.0%	$54,700	-14.5%	- 35%
1%	$21,206	- 1.2%	- 7.5%	$59,368	- 7.2%	- 15%
0%	$21,464	0.0%		$64,004	0.0%
-1%	$21,014	- 2.1%	- 7.5%	$66,431	3.8%	- 15%
-2%	$19,988	- 6.9%	- 20.0%	$65,242	1.9%	- 35%
Interest Rate Risk at December 31, 2004

Net Interest Income				Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$21,356	- 3.9%	- 20%	$55,060	-13.3%	- 30%
1%	$21,778	- 2.1%	- 10%	$58,980	- 7.2%	- 15%
0%	$22,233	0.0%		$63,526	0.0%
-1%	$22,484	1.1%	- 10%	$65,412	3.0%	- 15%
-2%	$21,989	1.1%	- 20%	$65,662	3.4%	- 30%
     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 2005, an increase in interest rates of 2% would have resulted in a 2.9% decrease in net interest income and a 14.5% decrease in the net economic value of equity, compared to a 3.9% decrease in net interest income and a 13.3% decrease in the net economic value of equity at December 31, 2004. During 2005, the Bancorp has managed interest rate risk by generally selling fixed rate loans with contractual maturities exceeding 15 years, maintaining the short duration of the securities portfolio, and implementing deposit pricing strategies.
Financial Condition
     During the year ended December 31, 2005, total assets increased by $70.0 million (12.6%), to $627.4 million, with interest-earning assets increasing by $65.5 million (12.7%). At December 31, 2005, interest-earning assets totaled $582.2 million and represented 92.8% of total assets. Loans totaled $469.0 million and represented 80.6% of interest-earning assets, 74.8% of total assets and 89.2% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy stresses quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $234.8 million (50.1%) in residential real estate loans, $112.7 million (24.0%) in commercial and multifamily real estate loans, $50.1 million (10.7%) in commercial business loans, $48.0 million (10.2%) in construction and land development loans, $19.5 million (4.2%) in government and other loans, and $4.0 million (0.8%) in consumer loans. During 2005, loans increased by $35.3 million (8.1%), with increases taking place in construction and land development loans, commercial real estate, residential real estate loans, commercial business loans and government loans. Adjustable rate loans comprised 56.3% of total loans at year-end. Management believes that, despite the moderate pace of the local economy, the positive trend in loan growth is likely to continue during 2006. Management expects to fund future loan growth with retail funds.
     During 2005, the Bancorp sold $5.6 million in fixed rate mortgages originated for sale compared to $3.9 million in 2004 and $19.3 million in 2003. Net gains realized from the sales totaled $103 thousand, $234 thousand and $495 thousand for 2005, 2004 and 2003. The current year decrease in gain on sale of loans is a result of the current interest rate environment and a reduction of loans originated for sale. Net mortgage loan servicing fees totaled $1 thousand for 2005, compared to net servicing fees of $9 thousand for 2004 and net servicing amortization of $47 thousand for 2003. At December 31, 2005, the Bancorp had no loans that were held for sale. During 2006, the Bancorp expects to continue selling fixed rate mortgage loans, with contractual maturities exceeding fifteen years, on a case-by-case basis as part of its efforts to manage interest rate risk.
     Non-performing loans include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status. Non-performing loans totaled $2.1 million at December 31, 2005 compared to $1.0 million at December 31, 2004, an increase of $1.1 million or 101%. The increase is primarily related to one commercial borrower, with a loans totaling $700 thousand that is secured by commercial real estate and business assets. Management continues to monitor this credit. The ratio of non-performing loans to total loans was 0.45% at December 31, 2005 compared to 0.24% at December 31, 2004. The ratio of non-performing loans to total assets was 0.34% at December 31, 2005, compared to 0.19% at December 31, 2004. The December 31, 2005 balance includes $1.1 million in loans accounted for on a non-accrual basis and $998 thousand in accruing loans which were contractually past due 90 days or more. Loans internally classified as substandard totaled $3.165 million at December 31, 2005, a decrease of $26 thousand from the $3.191 million reported at December 31, 2004. No loans were classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, management maintains a list of watch loans. Watch loans represent loans management is closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans totaled $8.9 million at December 31, 2005, compared to $7.7 million at December 31, 2004.
     At December 31, 2005, four loans totaling $1.7 million have been classified as impaired compared to one loan totaling $266 thousand at December 31, 2004. The increase in impaired loans is primarily due to one commercial borrower, with three loans totaling $1.4 million that are secured by commercial real estate and business assets, and are personally guaranteed by the owner of the business. In addition, one commercial business loan totaling $266 thousand continues to be classified as impaired. Impaired loans are loans where full payment under the loan terms is not expected. There were no other loans considered to be impaired loans as of, or for the quarter ended, December 31, 2005.
     At December 31, 2005, management is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as non-accrual, past due or restructured loans. Also, at December 31, 2005, there were no other interest-bearing assets that would be required to be disclosed as non-accrual, past due, restructured or potential problems if such assets were loans. Management does not presently anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.
     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb probable incurred losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. For the year ended December 31, 2005, additions to the ALL account totaled $245 thousand compared to $385 thousand for the year ended December 31, 2004. Recoveries, net of charge-offs, totaled $44 thousand for the current year compared to charge-offs, net of recoveries of $280 thousand year ended December 31, 2004. Changes in the provision take into consideration management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions. Although non-performing and substandard loans have increased, management believes that current year provisions have maintained an adequate ALL for the risk associated with its loan portfolio. In determining the provision for loan loss for the current period, management has given additional consideration to risks within the local economy and organization.
     The determination of the amount of the ALL and provisions for loan losses is based on management’s current judgments about the credit quality of the loan portfolio with consideration given to all known relevant internal and external factors that affect loan collectibility as of the reporting date. The appropriateness of the current year provision and the overall adequacy of the ALL are determined through a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet. The risk assessment worksheet covers the residential, commercial real estate, commercial business, and consumer loan portfolios. Management uses a risk rating system to assist in determining the appropriate level for the ALL. Management assigns risk factors to non-performing loans; loans that management has internally classified as impaired; loans that management has internally classified as substandard, doubtful, loss, or watch; and performing loans.
     Risk factors for non-performing and internally classified loans are based on an analysis of the estimated collateral liquidation value for individual loans defined as substandard, doubtful, loss or watch. Estimated collateral liquidation values are based on established loan underwriting standards and adjusted for current mitigating factors on a loan-by-loan basis. Aggregate substandard loan collateral deficiencies are determined for residential, commercial real estate, commercial business, and consumer loan portfolios. These deficiencies are then stated as a percentage of the classified loan category to determine the appropriate risk factors.
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
     The ALL to total loans was 0.89% at December 31, 2005 compared to 0.90% at December 31, 2004, while the ALL to non-performing loans (coverage ratio) was 198.1% at December 31, 2005, compared to 371.0% at December 31, 2004. A consistently strong coverage ratio is an indicator that sufficient provisions for loan losses have been established. The December 31, 2005 balance in the ALL account of $4.2 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as consideration of the facts and circumstances that affect the repayment of individual loans, and loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to both performing and non-performing loans based on current information available.
     At December 31, 2005, the Bancorp’s investment portfolio, including Federal Home Loan Bank Stock, totaled $93.1 million and was invested as follows: 50.9% in U.S. government agency debt securities, 31.3% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations, and 17.8% in municipal securities. At December 31, 2005, securities available-for-sale totaled $76.4 million or 84.8% of total securities. Available for sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. In addition, the Bancorp had $3.0 million in FHLB stock. During 2005, securities increased by $10.1 million (12.2%), as deposit growth outpaced loan growth.
     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2005, deposits totaled $525.7 million. During 2005, deposit growth totaled $74.2 million (16.4%). Money market deposit accounts (MMDAs) increased $69.5 million (94.3%), certificates of deposit increased by $20.4 million (10.5%), checking accounts decreased by $6.8 million (6.0%) and savings accounts decreased by $8.9 million (12.6%). The growth in MMDAs and certificates of deposit was a result of competitive product offerings and an aggressive marketing program. In addition, the increase in MMDAs includes a $25.0 million short-term local government deposit. The decrease in checking and saving account balances was a result of rising interest rates and the changing customer preference for alternative market investments. At December 31, 2005, the deposit base was comprised of 20.3% checking, 27.2% MMDAs, 11.7% savings accounts, and 40.8% certificates of deposit.
     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2005, borrowed funds totaled $51.2 million compared to $57.2 million at December 31, 2004, a decrease of $6.0 million (10.6%). Retail repurchase agreements totaled $12.1 million at December 31, 2005, compared to $11.5 million at December 31, 2004, an increase of $600 thousand (5.4%). FHLB advances totaled $37.5 million, decreasing $2.0 million, as the Bancorp used deposit growth to replace maturing advances. In addition, the Bancorp’s FHLB line of credit, which carried a balance of $5.2 million at December 31, 2004, was repaid during 2005. Other short-term borrowings totaled $794 thousand at December 31, 2005, compared to $327 thousand at December 31, 2004, an increase of $467 thousand.
Liquidity and Capital Resources
     The Bancorp’s primary goal for funds and liquidity management is to ensure that at all times it can meet the cash demands of its depositors and its loan customers. A secondary purpose of funds management is profit management. Because profit and liquidity are often conflicting objectives, management will maximize the Bank’s net interest margin by making adequate, but not excessive, liquidity provisions. Furthermore, funds are managed so that future profits will not be significantly impacted because management uses expensive ways of raising cash. Finally, because the Bank is subject to legal reserve requirements under Federal Reserve Regulation D, funds are managed to ensure that the Bank maintains an adequate level of legal reserves.

     Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, dividend receipts and the purchase and maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bancorp utilizes borrowings (i.e., repurchase agreements and advances from the FHLB) as a source of funds.
     During 2005, cash and cash equivalents increased $23.4 million, compared to an increase of $328 thousand for 2004, and a decrease of $19.1 million for 2003. During 2005, the primary sources of cash and cash equivalents were from the maturities and sales of securities, loan sales and prepayments, deposit growth, FHLB advances and cash from operating activities. The primary uses of cash and cash equivalents were loan originations and loan participations purchased, the purchase of securities, and the payment of common stock dividends. During 2005, cash from operating activities decreased to $7.1 million, compared to $7.9 million for 2004 and $7.3 million for 2003. The 2005 decrease in cash provided by operating activities was a result of the net change in interest receivable, bank owned life insurance and other liabilities. Cash outflows from investing activities totaled $48.4 million during 2005, compared to $50.8 million during 2004 and $43.2 million for 2003. The decrease during 2005 was due primarily to a reduction in security purchases. The net change in loans receivable and loan participations purchased totaled $35.2 million during 2005, compared to $36.7 million during 2004 and $30.3 million for 2003. Cash flows from financing activities totaled $64.7 million in 2005, compared to $43.2 million in 2004 and $16.7 million during 2003. The change during 2005 was primarily due to deposit growth. Deposit growth during 2005 totaled $74.2 million, compared to $29.9 million for 2004 and $15.0 million for 2003. The increase in deposits for 2005 was attributable to increased MMDA and certificate of deposit balances. A $25.0 million short-term local government deposit also affected the increase in deposits. FHLB advances decreased by $2.0 million during 2005, compared to an increase of $13.0 million during 2004 and $5.0 million during 2003. During 2005, the Bancorp utilized funds provided from deposit growth to reduce borrowed funds by $6.0 million. The Bancorp paid dividends on common stock of $3.6 million during 2005, compared to $3.4 million during 2004 and $3.2 million for 2003.
     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2005, stockholders’ equity increased by $2.3 million (5.3%). The increase resulted primarily from earnings of $6.7 million for 2005. In addition, $331 thousand represents proceeds from the issuance of 15,560 shares of common stock from stock-based compensation plans. The Bancorp declared $3.7 million in cash dividends. The net unrealized loss on available-for-sale securities, net of tax, was $909 thousand. At December 31, 2005, book value per share was $16.67 compared to $15.90 at December 31, 2004.
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
     The following table shows that, at December 31, 2005, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2005, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To be well
	Actual		adequate capital		capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$51,704	11.6%	$35.6	8.0%	$44.5	10.0%
Tier 1 capital to risk-weighted assets	$47,523	10.7%	$17.8	4.0%	$26.7	6.0%
Tier 1 capital to adjusted average assets	$47,523	7.9%	$18.1	3.0%	$30.2	5.0%
Contractual Obligations, Commitments, Contingent Liabilities, and Off-balance Sheet Arrangements
     The following table presents the Bancorp’s consolidated long term contractual obligations, as well as commitments to extend credit to our borrowers, in aggregate and by payment due dates at December 31, 2005. Dollar amounts are in thousands.

	Less than	One through	Four through	After
	One Year	Three Years	Five Years	Five Years	Total
Long-term contractual obligations:
Time deposits	$191,192	$23,106	$305	$—	$214,603
FHLB advances	13,500	17,000	7,000	—	37,500
Limited partnership obligation	64	60	—	—	124

Total long-term contractual obligations	204,756	40,166	7,305	—	252,227
Commitments to extend credit:
Performance standby letters of credit	2,929	126	994	—	4,049
     At December 31, 2005, outstanding commitments to fund loans totaled $84.1 million. Approximately 79% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity. Except for the items disclosed in the table above, the Bancorp has no other off-balance sheet arrangements, which will have a current or future effect on results of operations, liquidity, capital expenditures or resources.
     At December 31, 2005, management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented, would have a material effect on the Bancorp’s liquidity, capital resources or operations.
Results of Operations — Comparison of 2005 to 2004
     Net income for 2005 was $6.7 million, compared to $6.3 million for 2004, an increase of $382 thousand (6.1%), principally due to consistent core earnings, asset quality, increased noninterest income from banking activities and stable operating expenses. The earnings represent a return on average assets of 1.14% for 2005 compared to 1.17% for 2004. The return on average equity was 14.67% for 2005 compared to 14.64% for 2004.
     Net interest income for 2005 was $20.3 million, up $510 thousand (2.6%) from $19.8 million for 2004. The increase in net interest income was due to an increase in average loan and core deposit balances. The rising interest rate environment during 2005 resulted in increased yields for investments and loans, as maturing securities were reinvested at higher rates and new loan production carried higher yields. During 2005, the cost of funds increased faster than earning asset yields due to the maturity structure of the Bancorp’s certificates of deposit, growth in MMDAs, and a reduction checking and savings account balances. The weighted-average yield on interest-earning assets was 5.50% for 2005 compared to 5.31% for 2004. The weighted-average cost of funds was 1.82% for 2005 compared to 1.40% for 2004. The impact of the 5.50% return on interest-earning assets and the 1.82% cost of funds resulted in a net interest spread of 3.68% for 2005 compared to 3.91% for 2004. During 2005, total interest income increased by $3.4 million (12.8%) while total interest expense increased by $2.9 million (42.3%). The net interest margin was 3.71% for 2005 compared to 3.94% for 2004. During 2005, the Bancorp has continued to focus on reducing its effective tax rate by investing in tax-exempt securities and loans. As a result, the Bancorp’s tax equivalent net interest margin for 2005 was 3.80% compared to 3.97% for 2004.
     During 2005, interest income from loans increased by $2.6 million (10.8%) compared to 2004. The increase was due to an increase in average loan balances and increased yields. The weighted-average yield on loans outstanding was 5.92% for 2005 compared to 5.71% for 2004. Loan balances averaged $443.5 million for 2005, up $28.4 million (6.8%) from $415.1 million for 2004. During 2005, interest income from securities and other interest earning assets increased by $855 thousand (29.4%) compared to 2004. The increase was due to higher average balances and an increase in portfolio yields. The weighted-average yield on securities and other interest earning assets was 3.67% for 2005 compared to 3.37% for 2004. Securities and other interest earning assets averaged $102.4 million for 2005, up $16.3 million (18.9%) from $86.1 million for 2004.
     Interest expense for deposits increased by $2.6 million (48.8%) during 2005 compared to 2004. The change was due to an increase in the weighted-average rate paid on deposits and increased average balances. The weighted-average rate paid on deposits for 2005 was 1.82% compared to 1.40% for 2004. The higher cost of funds was a result MMDA and certificates of deposit growth in a rising rate environment, and a decrease in low cost checking and savings account average balances. Total deposit balances averaged $482.9 million for 2005, up $42.1 million (9.6%) from $440.8 million for 2004. Interest expense on borrowed funds increased by $293 thousand (19.3%) during 2005 due to an increase in average daily balances and an increase in cost of borrowing. The weighted-average cost of borrowed funds was 3.34% for 2005 compared to 3.10% for 2004. Borrowed funds averaged $54.3 million during 2005, up $5.3 million (10.8%) from $49.0 million for 2004. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.
     Noninterest income was $3.5 million for 2005, up $228 thousand (6.9%) from $3.3 million during 2004. During 2005, fees and service charges increased $287 thousand (13.5%). The increase was primarily due to fees from deposit accounts and an increase in the cash value of bank owned life insurance. Fees from Trust operations totaled $601 thousand for 2005, compared to $498 thousand for 2004, an increase of $103 thousand (20.7%). During 2005, the Bancorp reported $102 thousand in gains on sales of loans compared to $234 thousand for 2004, a decrease of $132 thousand (54.4%). Gains on securities totaled $70 thousand during 2005 compared to $284 thousand for 2004, a decrease of $214 thousand (75.4%). The decrease in gains on sales of loans and securities was a result of fewer sales due to the current interest rate environment. Income from the increase in cash value of bank owned life insurance totaled $310 thousand during the current year, compared to $147 thousand in 2004, an increase of $163 thousand (110.9%). In addition, the Bancorp reported $8 thousand in gains on the sale of foreclosed real estate during 2005 compared to gains of $1 thousand for 2004.
     Noninterest expense for 2005 was $13.8 million, up $597 thousand (4.5%) from $13.2 million for 2004. During the current year, compensation and benefits totaled $7.2 million, an increase of $342 thousand (5.0%) compared to $6.8 million for 2004. The increase was primarily due to increased compensation, due to annual salary increases, and additional staffing for current banking operations. Occupancy and equipment totaled $2.23 million for 2005, an increase of $30 thousand (1.4%) compared to $2.20 million for 2004. Marketing expense totaled $270 thousand for 2005, an increase of $37 thousand (15.9%), compared to $233 thousand for 2004. The marketing expense change was a result of increased market communication of Bancorp’s brand, while selling its products and services. Data processing totaled $774 thousand for 2005, an increase of $51 thousand (7.1%), compared to $723 thousand for 2004. The change was a result of increased transaction volume with the Bancorp’s core data processing system. Other expense totaled $3.1 million for 2005, an increase of $193 thousand (6.7%) from $2.9 million for 2004. The increase was primarily due to expense associated with the imaging of customer checks and account statements, which was implemented during August 2004. The Bancorp’s efficiency ratio for 2005 was 57.9% compared to 57.1% for 2004. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.
     Income tax expenses for 2005 totaled $3.1 million compared to $3.2 million for 2004, a decrease of $101 thousand (3.1%). The combined effective federal and state tax rates for the Bancorp were 31.8% for 2005 and 33.9% for 2004. The decrease was due to an increased investment in tax-exempt investments, loans and bank owned life insurance.
Results of Operations — Comparison of 2004 to 2003
     Net income for 2004 was $6.3 million, compared to $5.9 million for 2003, an increase of $354 thousand (6.0%). The earnings represent a return on average assets of 1.17% for 2004 compared to 1.20% for 2003. The return on average equity was 14.64% for 2004 compared to 14.65% for 2003.
     Net interest income for 2004 was $19.8 million, up $920 thousand (4.9%) from $18.8 million for 2003. The increase in net interest income was due to the cost of funds falling more rapidly than the yield on earning assets and the growth in average daily balances for interest earning assets and core deposits. The low interest rate environment during 2004 resulted in lower yields for investments and loans as maturing securities were reinvested at lower rates of return, while loans either repriced or refinanced at lower rates. During 2004, the cost of funds fell faster than yields on earning assets due to the maturity structure of the Bancorp’s certificates of deposit and growth in core deposits. The weighted-average yield on interest-earning assets was 5.31% for 2004 compared to 5.65% for 2003. The weighted-average cost of funds was 1.40% for 2004 compared to 1.67% for 2003. The impact of the 5.31% return on interest earning assets and the 1.40% cost of funds resulted in a net interest spread of 3.91% for 2004 compared to 3.98% for 2003. During 2004, total interest income increased by $257 thousand (1.0%) while total interest expense decreased by $663 thousand (8.8%). The net interest margin was 3.94% for 2004 compared to 4.04% for 2003.
     During 2004, interest income from loans decreased by $424 thousand (1.8%) compared to 2003. The decrease was due to lower yields on loans outstanding, as existing variable rate portfolio loans are repricing at lower rates, and commercial real estate loan and commercial business loan prepayment activity. The weighted-average yield on loans outstanding was 5.71% for 2004 compared to 6.11% for 2003. Loan balances averaged $415.1 million for 2004, up $20.1 million (5.1%) from $395.0 million for 2003. During 2004, interest income from securities and other interest earning assets increased by $681 thousand (30.6%) compared to 2003. The increase was due to higher average balances and an increase in portfolio yields. The weighted-average yield on securities and other interest earning assets was 3.37% for 2004 compared to 3.12% for 2003. Securities and other interest earning assets averaged $86.1 million for 2004, up $14.9 million (20.9%) from $71.2 million for 2003.
     Interest expense for deposits decreased by $871 thousand (14.0%) during 2004 compared to 2003. The decrease was due to a lower cost of funds. The weighted-average rate paid on deposits for 2004 was 1.21% compared to 1.51% for 2003. The lower cost of funds was caused by core account growth and maturing certificates of deposit during a low interest rate environment. Total deposit balances averaged $440.8 million for 2004, up $28.6 million (6.9%) from $412.2 million for 2003. Interest expense on borrowed funds increased by $208 thousand (15.9%) during 2004 due to an increase in average daily balances. The weighted-average cost of borrowed funds was 3.10% for 2004 compared to 3.47% for 2003. Borrowed funds averaged $49.0 million during 2004, up $11.3 million (30.0%) from $37.7 million for 2003. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.
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
Critical Accounting Policies
     Critical accounting policies are those accounting policies that management believes are most important to the portrayal of the Bancorp’s financial condition and that require management’s most difficult, subjective or complex judgments. The Bancorp’s most critical accounting policy is summarized below. Other accounting policies, including those related to the fair values of financial statements and the status of contingencies, are summarized in Note 1 to the Bancorp’s consolidated financial statements.
     Allowance for Loan Losses — The Bancorp maintains an Allowance for Loan Losses (ALL) to absorb probable incurred credit losses that arise from the loan portfolio. The ALL is increased by the provision for loan losses, and decreased by charge-offs net of recoveries. The determination of the amounts of the ALL and provisions for loan losses is based upon management’s current judgments about the credit quality of the loan portfolio with consideration given to all known relevant internal and external factors that affect loan collectibility. The methodology used to determine the current year provision and the overall adequacy of the ALL includes a disciplined and consistently applied quarterly process that combines a review of the current position with a risk assessment worksheet. Factors that are taken into consideration in the analysis include an assessment of national and local economic trends, a review of current year loan portfolio growth and changes in portfolio mix, and an assessment of trends for loan delinquencies and loan charge-off activity. Particular attention is given to non-accruing loans and accruing loans past due 90 days or more, and loans that have been classified as substandard, doubtful, or loss. Changes in the provision are directionally consistent with changes in observable data.
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
     Interest Rate Risk. The Bancorp’s earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Interest rate risk is the risk that the earnings and capital will be adversely affected by changes in interest rates. Further discussion of interest rate risk can be found under the caption “Asset/Liability Management and Market Risk” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this document.
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

Report of Independent Registered
Public Accounting Firm
Board of Directors
NorthWest Indiana Bancorp
Munster, Indiana
We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (“Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2005 and 2004, and the results of their operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.
Crowe Chizek and Company LLC
South Bend, Indiana
February 27, 2006

Consolidated Balance Sheets

(Dollars in thousands)	December 31,
	2005	2004
ASSETS

Cash and noninterest bearing balances in financial institutions	$15,888	$16,398
Interest bearing balances in financial institutions	20,059	—

Total cash and cash equivalents	39,831	16,398

Securities available-for-sale	76,382	69,161
Securities held-to-maturity; fair value: December 31, 2005 - $13,668 December 31, 2004 - $10,861	13,711	10,818
Loans held for sale	—	39
Loans receivable	469,043	433,790
Less: allowance for loan losses	(4,181)	(3,892)

Net loans receivable	464,862	429,898
Federal Home Loan Bank stock	2,987	2,904
Accrued interest receivable	2,986	2,459
Premises and equipment	14,510	14,169
Foreclosed real estate	260	280
Cash value of bank owned life insurance	8,457	8,147
Investment in real estate limited partnerships	808	881
Other assets	2,645	2,239

Total assets	$627,439	$557,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$49,204	$56,861
Interest bearing	476,527	394,712

Total	525,731	451,573
Borrowed funds	51,153	57,201
Accrued expenses and other liabilities	4,122	4,522

Total liabilities	581,006	513,296

Stockholders’ Equity:
Preferred stock, no par or stated value; 10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized; shares issued: December 31, 2005 - 2,856,539 December 31, 2004 - 2,840,979 shares outstanding: December 31, 2005 - 2,785,916 December 31, 2004 - 2,772,815	357	355
Additional paid-in capital	4,299	3,970
Accumulated other comprehensive income (loss)	(1,089)	(180)
Retained earnings	44,388	41,392
Treasury stock, common shares at cost: December 31, 2005 - 70,623 December 31, 2004 - 68,164	(1,522)	(1,440)

Total stockholders’ equity	46,433	44,097

Total liabilities and stockholders’ equity	$627,439	$557,393

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(Dollars in thousands, except per share data)	Year Ended December 31,
	2005	2004	2003
Interest income:
Loans receivable
Real estate loans	$22,364	$21,007	$21,683
Commercial loans	3,633	2,371	2,069
Consumer loans	267	331	381

Total loan interest	26,264	23,709	24,133
Securities	3,289	2,822	2,109
Other interest earning assets	471	83	115

Total interest income	30,024	26,614	26,357

Interest expense:
Deposits	7,946	5,339	6,210
Borrowed funds	1,812	1,519	1,311

Total interest expense	9,758	6,858	7,521

Net interest income	20,266	19,756	18,836
Provision for loan losses	245	385	420

Net interest income after provision for loan losses	20,021	19,371	18,416

Noninterest income:
Fees and service charges	2,409	2,122	1,874
Trust operations	601	498	444
Increase in cash value of bank owned life insurance	310	147	–.
Gain on sale of loans, net	102	234	495
Gain on securities, net	70	284	132
Gain/(loss) on sale of foreclosed real estate	8	1	(4)
Other	40	26	27

Total noninterest income	3,540	3,312	2,968

Noninterest expense:
Compensation and benefits	7,179	6,837	6,184
Occupancy and equipment	2,225	2,195	2,031
Data processing	774	723	689
Statement and check processing	368	195	134
Marketing	270	233	187
Professional services	242	298	402
Other	2,713	2,693	2,410

Total noninterest expense	13,771	13,174	12,037

Income before income tax expenses	9,790	9,509	9,347
Income tax expenses	3,118	3,219	3,411

Net income	$6,672	$6,290	$5,936

Earnings per common share:
Basic	$2.40	$2.28	$2.16
Diluted	$2.37	$2.24	$2.13

Dividends declared per common share	$1.32	$1.24	$1.20
See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Stockholders’ Equity

(Dollars in thousands, except per share data)			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
	Stock	Capital	Income (Loss)	Earnings	Stock	Equity

Balance at January 1, 2003	$351	$3,392	$950	$35,895	$(1,440)	$39,148

Comprehensive income:
Net income	—	—	—	5,936	—	5,936
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(410)	—	—	(410)

Comprehensive income	—	—	—	—	—	5,526
Issuance of 14,939 shares of common stock at $10.63 - $25.25 per share, under stock-based compensation plans	2	175	—	—	—	177
Cash dividends, $1.20 per share	—	—	—	(3,297)	—	(3,297)

Balance at December 31, 2003	353	3,567	540	38,534	(1,440)	41,554

Comprehensive income:
Net income	—	—	—	6,290	—	6,290
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(720)	—	—	(720)

Comprehensive income	—	—	—	—	—	5,570
Issuance of 18,747 shares of common stock at $10.63 - $30.00 per share, under stock-based compensation plans	2	403	—	—	—	405
Cash dividends, $1.24 per share	—	—	—	(3,432)	—	(3,432)

Balance at December 31, 2004	355	3,970	(180)	41,392	(1,440)	44,097

Comprehensive income:
Net income	—	—	—	6,672	—	6,672
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(909)	—	—	(909)

Comprehensive income	—	—	—	—	—	5,763
Issuance of 15,560 shares of common stock at $10.63 - $35.50 per share, under stock-based compensation plans	2	329	—	—	—	331
Cash dividends, $1.32 per share	—	—	—	(3,676)	—	(3,676)

Balance at December 31, 2005	$357	$4,299	$(1,089)	$44,388	$(1,522)	$46,433

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,672	$6,290	$5,936
Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans held for sale	(5,499)	(3,835)	(18,476)
Sale of loans originated for sale	5,591	3,921	19,271
Depreciation and amortization, net of accretion	1,466	1,425	918
Amortization of mortgage servicing rights	97	71	102
Amortization of investment in real estate limited partnerships	125	50	50
Equity in (gain)/loss of investments in LLC	11	39	(19)
Federal Home Loan Bank stock dividend	(83)	(129)	(103)
Net gains on securities	(70)	(284)	(132)
Net gains on sale of loans	(103)	(234)	(495)
Net (gains)/losses on sale of foreclosed real estate	(8)	(1)	4
Provision for loan losses	245	385	420
Net change in:
Interest receivable	(527)	(210)	114
Cash value of bank owned life insurance	(310)	(147)	—
Other assets	(22)	732	53
Accrued expenses and other liabilities	(459)	(198)	(343)

Total adjustments	454	1,585	1,364

Net cash from operating activities	7,126	7,875	7,300

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and paydowns of securities available-for-sale	8,703	21,849	28,918
Proceeds from sales of securities available-for-sale	8,777	8,305	12,002
Purchase of securities available-for-sale	(26,126)	(39,500)	(46,189)
Proceeds from maturities and paydowns of securities held-to-maturity	14	12	397
Purchase of securities held-to-maturity	(2,939)	(7,925)	(2,762)
Purchase of investment in real estate limited partnerships	—	—	—
Sale of loans transferred to held for sale	—	12,166	—
Loan participations purchased	(23,121)	(17,756)	(7,566)
Net change in loans receivable	(12,084)	(18,985)	(22,700)
Purchase of premises and equipment, net	(1,687)	(994)	(6,007)
Proceeds from sale of foreclosed real estate	28	35	741
Purchase of bank owned life insurance	—	(8,000)	—

Net cash from investing activities	(48,435)	(50,793)	(43,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	74,158	29,933	14,967
Proceeds from FHLB advances	12,000	20,000	7,000
Repayment of FHLB advances	(14,000)	(7,000)	(2,000)
Change in other borrowed funds	(4,048)	3,306	(170)
Proceeds from issuance of common stock	331	405	177
Dividends paid	(3,617)	(3,398)	(3,238)
Treasury stock purchased	(82)	—	—

Net cash from financing activities	64,742	43,246	16,736

Net change in cash and cash equivalents	23,433	328	(19,130)
Cash and cash equivalents at beginning of period	16,398	16,070	35,200

Cash and cash equivalents at end of period	$39,831	$16,398	$16,070

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$9,612	$6,868	$7,560
Income taxes	$2,965	$2,450	$3,610
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$307	$314	$932
Transfers from loans to loans held for sale	$—	$12,202	$—
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
NOTE 1 — Summary of Significant Accounting Policies
     Principles of Consolidation — The consolidated financial statements include NorthWest Indiana Bancorp (the Bancorp), its wholly owned subsidiary, Peoples Bank SB (the Bank), and the Bank’s wholly owned subsidiaries, Peoples Service Corporation and NWIN, LLC. The Bancorp has no other business activity other than being a holding company for the Bank. The Bancorp’s earnings are dependent upon the earnings of the Bank. Peoples Service Corporation provides insurance and annuity investments to the Bank’s trust customers. NWIN, LLC began operations on July 25, 2003, as an investment subsidiary based in Las Vegas, Nevada. All significant inter-company accounts and transactions have been eliminated in consolidation.
     Use of Estimates — Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term.
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
     Interest-bearing Deposits in Other Financial Institutions — Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.
     Securities — The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which the Bancorp has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities recorded on the trade date are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount, on a level yield method are included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.
     Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Bancorp’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
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
     The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. A loan is impaired when full payment under the loan terms is not expected. Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported in the provision for loan losses. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower’s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment.
     Federal Home Loan Bank Stock — The Bank is a member of the Federal Home Loan Bank system and is required to invest in capital stock of the Federal Home Loan Bank (FHLB). The amount of the required investment is based upon the balance of the Bank’s outstanding home mortgage loans and advances from the FHLB and is carried at cost and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
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
     Investment in Real Estate Limited Partnerships — Investment in real estate limited partnerships represent the Bancorp’s investments in affordable housing projects for the primary purpose of available tax benefits. The method of accounting used for each investment is based on ownership percentage in the investment. One investment is accounted for using the cost method of accounting. The excess of the carrying amount of the investment over its estimated residual value is amortized during the periods in which associated tax credits are allocated to the investor. The annual amortization of the investment is based on the proportion of tax credits received in the current year to total estimated tax credits to be allocated to the Bancorp. The other investment is accounted for using the equity method of accounting. Under the equity method of accounting, the Bancorp records its share of the partnership’s earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet. These investments are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the investments are reported at fair value. The Bancorp’s involvement in these types of investments is for tax planning purposes only and, as such, the Bancorp is not involved in the management or operation of such investments.
     Long-term Assets — These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
     Bank Owned Life Insurance — The Bank has purchased life insurance policies on certain key management personnel. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
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
     Stock Compensation — Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per common share if expense was measured using the fair value recognition provisions of the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

	(Dollars in thousands except per share data)
	2005	2004	2003
Net income as reported	$6,672	$6,290	$5,936
Deduct: Stock-based compensation expense determined under fair value based method	(45)	(51)	(44)

Pro forma net income	$6,627	$6,239	$5,892

Basic earnings per common share as reported	$2.40	$2.28	$2.16

Pro forma basic earnings per common share	2.38	2.26	2.15
Diluted earnings per common share, as reported	2.37	2.24	2.13
Pro forma diluted earnings per common share	2.35	2.22	2.12
     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date for the years ended 2004 and 2003. No stock options were granted during the year ended 2005.

	2005	2004	2003
Risk-free interest rate	—	3.28%	3.46%
Expected option life	—	6-7 years	6-7 years
Expected stock price volatility	—	16.50%	10.00%
Dividend yield	—	4.13%	4.44%
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
     Earnings Per Common Share — Basic earnings per common share is net income divided by the weighted- average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.
     Comprehensive Income — Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.
     Restrictions on Cash — Cash on hand or on deposit with the Federal Reserve Bank of $5,398,000 and $5,948,000 was required to meet regulatory reserve and clearing requirements at year-end 2005 and 2004. These balances do not earn interest.
     Newly Issued Accounting Guidance — During 2004, the Financial Accounting Standards Board (FASB) issued a revision to the Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” This statement, FAS 123(R) requires all public companies to record compensation expense for stock options provided to employees in return for employee service. The expense is measured at the fair value of the options when granted, and expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified in 2006. Compensation expense will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Additional compensation expense for outstanding options will be approximately $37,000 during 2006, $22,000 in 2007 and $9,000 in 2008 and will continue as needed. Any income tax benefit for the exercise of stock options in excess of income tax expense for financial reporting purposes will be classified as a cash inflow for financing activities and a cash outflow for operating activities in the statement of cash flow. There will be no significant effect on the Bancorp’s operating results or financial condition as total equity will not change.
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
     Reclassification — Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 2003 and December 31, 2004, may have been reclassified to conform to the December 31, 2005 presentation.

NOTE 2 — Securities
     Year end securities available-for-sale were as follows:

	(Dollars in thousands)
		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2005
U.S. government and federal agencies	$45,843	$—	$(958)
CMOs and mortgage-backed securities	26,496	3	(676)
Municipal securities	2,880	1	(39)
CMO government sponsored securities	1,163	—	(28)

Total debt securities	$76,382	$4	$(1,701)

2004
U.S. government and federal agencies	$42,947	$114	$(328)
CMOs and mortgage-backed securities	23,979	52	(128)
Municipal securities	845	5	(5)
CMO government sponsored securities	1,390	14	(14)

Total debt securities	$69,161	$185	$(475)

     Year end securities held-to-maturity were as follows:

	(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2005
Municipal securities	$13,161	$59	$(101)	$13,119
Mortgage-backed securities	550	5	(6)	549

Total debt securities	$13,711	$64	$(107)	$13,668

2004
Municipal securities	$10,254	$66	$(36)	$10,284
Mortgage-backed securities	564	13	—	577

Total debt securities	$10,818	$79	$(36)	$10,861

     The carrying amount and fair value, if different, of debt securities by contractual maturity at December 31, 2005, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$7,922	$—	$—
Due from one to five years	38,750	—	—
Due over five years	2,051	13,161	13,119
CMOs and mortgage-backed securities	27,659	550	549

Total	$76,382	$13,711	$13,668

     Security sales information is summarized as follows:

	(Dollars in thousands)
	2005	2004	2003
Proceeds from sales	$8,777	$8,305	$12,002

Gross gains	$76	$284	$143
Gross losses	(6)	—	(11)

Net gains	$70	$284	$132

     Losses in the current year were part of a portfolio reallocation that was executed in the investment portfolio. The transaction improved the investment yield while enhancing portfolio diversification. The tax benefit (provision) related to these net realized gains and losses was $27,000, $111,000 and $51,000 respectively.
     Securities with carrying values of $21,122,000 and $20,108,000 were pledged as of December 31, 2005 and 2004 as collateral for repurchase agreements and public funds and for other purposes as permitted or required by law.
     Securities with unrealized losses at year-end 2005 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Description of Securities:
U.S. government and federal agencies	$15,551	$(197)	$30,292	$(761)	$45,843	$(958)
CMOs and mortgage-backed securities	17,230	(354)	9,881	(356)	27,111	(710)
Municipal securities	8,466	(113)	1,144	(27)	9,610	(140)

Total temporarily impaired	$41,247	$(664)	$41,317	$(1,144)	$82,564	$(1,808)

     Securities with unrealized losses at year-end 2004 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Description of Securities:
U.S. government and federal agencies	$30,735	$(328)	$—	$—	$30,735	$(328)
CMOs and mortgage-backed securities	13,782	(142)	—	—	13,782	(142)
Municipal securities	4,792	(41)	—	—	4,792	(41)

Total temporarily impaired	$49,309	$(511)	$—	$—	$49,309	$(511)

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

NOTE 3 — Loans Receivable
     Year end loans are summarized below:

	(Dollars in thousands)
	2005	2004
Loans secured by real estate:
Construction and land development	$47,957	$38,619
Residential, including home equity	235,488	228,028
Commercial real estate and other dwelling	112,685	104,086

Total loans secured by real estate	396,130	370,733
Consumer loans	4,057	4,668
Commercial business	50,215	47,462
Government and other	19,492	11,838

Subtotal	469,894	434,701
Less:
Net deferred loan origination fees	(625)	(752)
Undisbursed loan funds	(226)	(159)

Loans receivable	$469,043	$433,790

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2005	2004	2003
Balance at beginning of period	$3,892	$3,787	$3,635
Provision charged to income	245	385	420
Loans charged-off	(37)	(341)	(277)
Recoveries	81	61	9

Balance at end of period	$4,181	$3,892	$3,787

     Nonperforming loans at year end were as follows:

	(Dollars in thousands)
	2005	2004
Loans past due over 90 days still on accrual	$998	$66
Nonaccrual loans	1,113	983
     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2005	2004	2003
Year end loans with no allocated allowances for loan losses	$—	$—	$—
Year end loans with allocated allowances for loan losses	1,688	266	611

Total	$1,688	$266	$611

Amount of the allowance for loan losses allocated	$493	$116	$367
Average of impaired loans during the year	1,408	462	855
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—
NOTE 4 — Secondary Market Mortgage Activities
     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at year end are summarized below:

	(Dollars in thousands)
	2005	2004
Mortgage loan portfolio serviced for FHLMC	$38,048	$40,368

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $636,000 and $1,042,000 at December 31, 2005 and 2004.
     Activity for capitalized mortgage servicing rights, which are included in other assets in the Consolidated Balance Sheets, was as follows:

	(Dollars in thousands)
	2005	2004	2003
Servicing rights:
Beginning of year	$365	$252	$151
Additions	46	184	203
Amortized to expense	(97)	(71)	(102)

Total	$314	$365	$252

     At year end 2005, 2004 and 2003, there was no valuation allowance required.
NOTE 5 — Premises and Equipment, Net
     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2005	2004
Cost:
Land	$2,127	$1,665
Buildings and improvements	13,742	13,387
Furniture and equipment	7,478	7,349

Total cost	23,347	22,401
Less accumulated depreciation and amortization	(8,837)	(8,232)

Premises and equipment, net	$14,510	$14,169

     Depreciation expense was $1,251,000, $1,242,000, and $1,048,000 for 2005, 2004 and 2003.
NOTE 6 — Income Taxes
     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2005	2004	2003
Federal:
Current	$2,577	$2,531	$2,462
Deferred	18	160	329
State:
Current	513	503	575
Deferred	10	25	45

Income tax expenses	$3,118	$3,219	$3,411

     The differences between the income tax expenses shown on the statement of income and amounts computed by applying the statutory federal income tax rate to income before tax expenses consist of the following:

	(Dollars in thousands)
	2005	2004	2003
Federal statutory rate	34%	34%	34%
Tax expense at statutory rate	$3,329	$3,233	$3,178
State tax, net of federal effect	345	348	409
Tax exempt income	(474)	(247)	(53)
Other	(82)	(115)	(123)

Total income tax expenses	$3,118	$3,219	$3,411

     The components of the net deferred tax asset recorded in the consolidated balance sheets are as follows:

	(Dollars in thousands)
	2005	2004
Deferred tax assets:
Bad debts	$1,630	$1,519
Deferred loan fees	243	293
Deferred compensation	445	570
Unrealized depreciation on securities available-for-sale	608	110
Other	146	131

Total deferred tax assets	3,072	2,623

Deferred tax liabilities:
Depreciation	(800)	(845)
Other	(526)	(502)

Total deferred tax liabilities	(1,326)	(1,347)
Valuation allowance	—	—

Net deferred tax assets	$1,746	$1,276

     The Bancorp had qualified under provisions of the Internal Revenue Code, in prior years, to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2005 and 2004 includes, approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2005 and 2004.
NOTE 7 — Deposits
     The aggregate amount of certificates of deposit with a balance of $100,000 or more was $79,000,000 at December 31, 2005 and $74,000,000 at December 31, 2004.
     At December 31, 2005, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2006	$191,192
2007	21,962
2008	1,144
2009	305

Total	$214,603

NOTE 8 — Borrowed Funds
     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2005	2004
Repurchase agreements	$12,075	$11,458
Fixed rate advances from the FHLB	33,000	29,000
Putable advances from the FHLB	4,500	7,500
Variable advances from the FHLB	—	3,000
Line of credit from the FHLB	—	5,242
Limited partnership obligation	124	186
Other	1,454	815

Total	$51,153	$57,201

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2005	2004
Ending balance	$12,075	$11,458
Average balance during the year	13,938	13,439
Maximum month-end balance during the year	14,490	15,233
Securities underlying the agreements at year end:
Carrying value	21,122	20,108
Fair value	21,122	20,108
Average interest rate during the year	2.54%	1.80%
     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2005	2004
Fixed rate advances, maturing May 2006 through October 2009, at rates from 2.17% to 4.86% average rate: 2005 - 3.40%; 2004 - 3.07%	$33,000	$29,000
Putable advances, maturing January 2006 through July 2008, at rates from 5.05% to 5.28%, average rate: 2005 - 5.17%; 2003 - 5.46%	$4,500	$7,500
Variable advances average rate: 2005 - 0%; 2004 - 2.39%	$—	$3,000
     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by mortgage loans totaling $182,357,000 and $226,387,000 under a blanket lien arrangement at December 31, 2005 and 2004. In addition to the fixed rate and putable advances, the Bancorp maintains a $10.0 million line of credit with the Federal Home Loan Bank of Indianapolis. The outstanding balance on the line of credit was $0 and $5.2 million at December 31, 2005 and 2004.
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
     Other borrowings at December 31, 2005 and 2004 include Treasury, Tax and Loan and reclassified bank balances.
     At December 31, 2005, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2006	$27,092
2007	12,060
2008	5,000
2009	7,000
2010	—

Total	$51,153

NOTE 9 — Employees’ Benefit Plans
     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Savings and Profit Sharing Plan and Trust on the first day of the month coincident with or the next date following the completion of one year of employment, age 18, and completion of at least 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Employees’ Savings Plan of 1% to 50% of Plan Salary, subject to limitations imposed by Internal Revenue Code section 401(k). The Profit Sharing Plan and Trust feature is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions for the year ended December 31, 2005, were based on 8% of the participants’ total compensation excluding incentives. Contributions during the years ended December 31, 2004 and 2003 were based on 11% and 12% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $397,000, $530,000 and $498,000 for 2005, 2004 and 2003.
     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The unqualified deferred compensation plan liability at December 31, 2005 and 2004 was $65,000 and $54,000. The Plan expense amounted to $7,000, $8,000 and $7,000 for 2005, 2004 and 2003.
     The Bancorp maintains a Supplemental Executive Retirement Plan (the Plan). The Plan is established as an unfunded, non-qualified deferred compensation plan. The Plan provides a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bancorp, and to provide those individuals with additional financial security. The Board of Directors determines plan participants and contributions. There was no plan expense for 2005, 2004 and 2003. The plan was discontinued during 2005.
     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $103,000, $63,000 and $63,000 for 2005, 2004 and 2003. The deferred fee liability at December 31, 2005 and 2004 was $1,140,000 and $1,460,000.
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
NOTE 10 — Defined Benefit Postretirement Plan
     The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee’s date of retirement. Surviving spouses are covered if they were covered at the time of the retiree’s death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree’s death. Currently, the Bancorp pays $143.00 of the retiree monthly medical coverage premium. This amount will remain fixed over the benefit period. Retirees pay 100% of the premiums for all dependent medical coverage. The unrecognized net actuarial gain of $142,000 and $160,000 at December 31, 2005 and 2004, is a result of a decrease in the plan participation assumptions during 2004.
     The following tables sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2005	2004
Change in postretirement benefit obligation:
Beginning postretirement benefit obligation	$75	$291
Unrecognized net actuarial (gain)/loss	5	(228)
Service cost	2	14
Interest cost	4	17
Plan participants’ contributions	—	—
Benefits paid	(7)	(7)
Other	—	(12)

Ending postretirement benefit obligation	79	75

Change in plan assets	—	—

Funded status	(79)	(75)
Unrecognized net actuarial (gain)/loss	(142)	(160)

Accrued benefit cost	$(121)	$(235)

	(Dollars in thousands)
	2005	2004	2003
Components of net periodic postretirement benefit cost:
Adjustment for prior year expected net benefit cost	$—	$(12)	$—
Service cost	2	14	12
Interest cost	4	17	9
Unrecognized net actuarial (gain)/loss	(13)	3	(1)

Net periodic postretirement benefit cost	$(7)	$22	$20

	(Dollars in thousands)
	2005	2004	2003
Assumptions used:
Discount rate	6.0%	6.0%	6.0%
Annual increase in health care cost trend rate:
Year one	7.0%	8.0%	8.0%
Year two	6.0%	7.0%	7.0%
Year three	5.0%	6.0%	6.0%
Thereafter	5.0%	5.0%	5.0%
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)
	One Percentage Point	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	—	—
     The Bancorp expects to contribute $8,000 to its defined benefit postretirement plan in 2006.
Estimated Future Payments
     The following benefit payments, which reflect expected future service, are expected:

2006	$7,717
2007	6,824
2008	6,020
2009	5,300
2010	5,328
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
     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total capital to risk-weighted assets	$51.7	11.6%	$35.6	8.0%	$44.5	10.0%
Tier 1 capital to risk-weighted assets	$47.5	10.7%	$17.8	4.0%	$26.7	6.0%
Tier 1 capital to adjusted average assets	$47.5	7.9%	$18.1	3.0%	$30.2	5.0%

2004
Total capital to risk-weighted assets	$48.0	12.2%	$31.5	8.0%	$39.4	10.0%
Tier 1 capital to risk-weighted assets	$44.2	11.2%	$15.7	4.0%	$23.6	6.0%
Tier 1 capital to adjusted average assets	$44.2	8.0%	$16.6	3.0%	$27.6	5.0%
     The Bancorp and the Bank were categorized as well capitalized at December 31, 2005 and 2004. There are no conditions or events since December 31, 2005 that management believes have changed the Bancorp’s or the Bank’s category.
     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year-to-date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice because of the financial condition of the Bank. The aggregate amount of dividends which may be declared by the Bank in 2006, without prior regulatory approval, approximates $5,176,000 plus current 2006 net profits.

NOTE 12 — Stock Options and Awards
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
     Options granted prior to 1995 were immediately exercisable. Options granted since 1995 generally are exercisable upon completion of five years of service after the date of grant. Information about option grants is provided in the following schedule:

			Weighted-average
	Number	Weighted-average	fair value
	of options	exercise price	of grants
Outstanding, January 1, 2003	116,818	$19.71
Granted	20,475	25.25	$1.42
Exercised	(12,389)	13.98
Forfeited	(3,000)	21.36
Expired	—	—

Outstanding, December 31, 2003	121,904	21.15
Granted	11,450	30.00	$3.48
Exercised	(16,697)	19.47
Forfeited	(500)	22.45
Expired	—	—

Outstanding December 31, 2004	116,157	$22.26
Granted	—	—	$—
Exercised	(15,310)	19.32
Forfeited	(3,462)	24.60
Expired	—	—

Outstanding December 31, 2005	97,385	$22.63

     At December 31, 2005, options outstanding were as follows:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Number	Life (Years)	Price	Number	Price
$10.00 - $16.50	1,799	1.0	$16.00	1,799	$16.00
$16.51 - $23.00	66,511	3.9	20.91	37,336	20.84
$23.01 - $30.00	29,075	7.5	26.99	—	—

Outstanding at year end	97,385	4.7	$22.63	39,135	$20.62

     Stock options that were fully vested and available for exercise totaled 39,135, 34,825, and 31,722, for the years ended December 2005, 2004, 2003 with weighted average prices of $20.62, $20.67 and $19.00, respectively.
     During 2005, restricted stock awards totaled 250 shares during the year. The fair value of the restricted shares issued was $35.50. Restricted shares become fully vested and not subject to forfeiture after five years of service from the date of grant.
NOTE 13 — Earnings Per Share
     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for 2005, 2004 and 2003 is presented below.

	2005	2004	2003
Basic earnings per common share:
Net income available to common stockholders	$6,672,000	$6,290,000	$5,936,000

Weighted-average common shares outstanding	2,781,735	2,764,657	2,745,092

Basic earnings per common share	$2.40	$2.28	$2.16

Diluted earnings per common share:
Net income available to common stockholders	$6,672,000	$6,290,000	$5,936,000

Weighted-average common shares outstanding	2,781,735	2,764,657	2,745,092

Add: dilutive effect of assumed stock option exercises	32,779	44,044	37,029

Weighted-average common and dilutive potential common shares outstanding	2,814,514	2,808,701	2,782,121

Diluted earnings per common share	$2.37	$2.24	$2.13

     There were no antidilutive stock options outstanding at December 31, 2005, 2004 and 2003.
NOTE 14 — Related Party Transactions
     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $6,900,000 at December 31, 2005 and $5,700,000 at December 31, 2004. For the year ended December 31, 2005, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance — January 1, 2005	$5,700
New loans	5,145
Repayments	(3,945)

Aggregate balance — December 31, 2005	$6,900

     Deposits from directors and executive officers were $2.5 million and $2.4 million at December 31, 2005 and 2004.
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
     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total
December 31, 2005:
Commercial business	$—	$33,418	$33,418
Real estate	11,252	33,096	44,348
Consumer loans	—	79	79
Unsecured consumer overdrafts	6,240	—	6,240

Total	$17,492	$66,593	$84,085

December 31, 2004:
Commercial business	$—	$33,116	$33,116
Real estate	9,025	25,965	34,990
Consumer loans	—	49	49
Unsecured consumer overdrafts	—	—	—

Total	$9,025	$59,130	$68,155

     The $11,252 in fixed rate commitments outstanding at December 31, 2005 had interest rates ranging from 4.25% to 8.625%, for a period not to exceed forty-five days.
     At December 31, 2004, fixed rate commitments outstanding of $9,025 had interest rates ranging from 3.75% to 6.50%, for a period not to exceed forty-five days.
     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2005 and 2004, the Bancorp had standby letters of credit totaling $4,049,000 and $2,390,000. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.
NOTE 16 — Fair Values of Financial Instruments
     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2005
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$39,831	$39,831
Securities available-for-sale	76,382	76,382
Securities held-to-maturity	13,711	13,688
Loans receivable, net	464,862	460,005
Federal Home Loan Bank stock	2,987	2,987
Accrued interest receivable	2,986	2,986

Financial liabilities
Demand and savings deposits	311,128	311,128
Certificates of deposit	214,603	213,347
Borrowed funds	51,153	49,893
Accrued interest payable	205	205

	(Dollars in thousands)
	December 31, 2004
	Carrying	Estimated
	Value	Fair Value
Cash and cash equivalents	$16,398	$16,398
Securities available-for-sale	69,161	69,161
Securities held-to-maturity	10,818	10,861
Loans held for sale	39	39
Loans receivable, net	429,898	430,378
Federal Home Loan Bank stock	2,904	2,904
Accrued interest receivable	2,459	2,459

Financial liabilities
Demand and savings deposits	257,395	257,395
Certificates of deposit	194,178	193,605
Borrowed funds	57,201	56,634
Accrued interest payable	66	66
     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2005 and 2004. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2005 and 2004, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2005 and 2004, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financings. The estimated fair value of other financial instruments, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.
NOTE 17 — Other Comprehensive Income/(Loss)
     Other comprehensive income/(loss) components and related taxes were as follows:

	2005	2004	2003
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains/(losses) arising during the year	$(1,337)	$(832)	$(626)
Reclassification adjustment for gains included in net income	(70)	(284)	(132)

Net change in net unrealized gains and losses on securities available for sale	(1,407)	(1,116)	(758)
Tax effects, net	498	396	348

Total other comprehensive income/(loss)	$(909)	$(720)	$(410)

NOTE 18 — Selected Quarterly Financial Data (Unaudited)
     Selected quarterly financial data are summarized as follows:
Year ended December 31, 2005:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Total interest income	$7,007	$7,411	$7,557	$8,049
Total interest expense	1,949	2,270	2,551	2,988

Net interest income	5,058	5,141	5,006	5,061
Provision for loan losses	65	60	40	80

Net interest income after provision for loan losses	4,993	5,081	4,966	4,981
Total noninterest income	802	904	883	951
Total noninterest expense	3,416	3,562	3,502	3,291

Income before income taxes	2,379	2,423	2,347	2,641
Income tax expenses	772	775	738	833

Net income	$1,607	$1,648	$1,609	$1,808

Basic earnings per share	$0.58	$0.59	$0.58	$0.65

Diluted earnings per share	$0.57	$0.58	$0.57	$0.65

Year ended December 31, 2004:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
Total interest income	$6,550	$6,581	$6,682	$6,801
Total interest expense	1,711	1,643	1,722	1,782

Net interest income	4,839	4,938	4,960	5,019
Provision for loan losses	60	75	110	140

Net interest income after provision for loan losses	4,779	4,863	4,850	4,879
Total noninterest income	774	747	968	823
Total noninterest expense	3,289	3,252	3,368	3,265

Income before income taxes	2,264	2,358	2,450	2,437
Income tax expenses	792	815	818	794

Net income	$1,472	$1,543	$1,632	$1,643

Basic earnings per share	$0.53	$0.56	$0.59	$0.60

Diluted earnings per share	$0.53	$0.55	$0.58	$0.58

NOTE 19 — Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,
	2005	2004
Assets
Cash on deposit with Peoples Bank	$129	$205
Investment in Peoples Bank	45,265	43,956
Dividends receivable from Peoples Bank	920	856
Other assets	1,088	1,110

Total assets	$47,402	$46,127

Liabilities and stockholders’ equity
Dividends payable	$919	$860
Other liabilities	50	1,170

Total liabilities	969	2,030

Common stock	357	355
Additional paid in capital	4,299	3,970
Accumulated other comprehensive income(loss)	(1,089)	(180)
Retained earnings	44,388	41,392
Treasury stock	(1,522)	(1,440)

Total stockholders’ equity	46,433	44,097

Total liabilities and stockholders’ equity	$47,402	$46,127

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2005	2004	2003
Dividends from Peoples Bank	$4,568	$3,425	$3,770
Operating expenses	189	153	121

Income before income taxes and equity in undistributed income of Peoples Bank	4,379	3,272	3,649
Provision (benefit) for income taxes	(75)	(61)	(48)

Income before equity in undistributed income of Peoples Bank	4,454	3,333	3,697
Equity in undistributed income of Peoples Bank	2,218	2,957	2,239

Net income	$6,672	$6,290	$5,936

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$6,672	$6,290	$5,936
Adjustments to reconcile net income to net cash from operating activities Equity in undistributed net income of Peoples Bank	(2,218)	(2,957)	(2,717)
Change in other assets	(42)	(481)	105
Change in other liabilities	(1,120)	(12)	(532)

Total adjustments	(3,380)	(3,450)	(3,144)

Net cash from operating activities	3,292	2,840	2,792

Cash flows from investing activities	—	—	—

Cash flows from financing activities:
Dividends paid	(3,617)	(3,398)	(3,238)
Treasury stock purchased	(82)	—	—
Proceeds from issuance of common stock	331	405	177

Net cash from financing activities	(3,368)	(2,993)	(3,061)

Net change in cash	(76)	(153)	(269)
Cash at beginning of year	205	358	627

Cash at end of year	$129	$205	$358

Market Information
     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 28, 2006, the Bancorp had 2,788,141 shares of common stock outstanding and 410 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2005 and December 31, 2004. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the financial statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share
Year Ended December 31, 2005	1st Quarter	$37.05	$33.60	$.33

	2nd Quarter	35.55	33.00	.33

	3rd Quarter	34.00	32.05	.33

	4th Quarter	33.00	29.10	.33

Year Ended December 31, 2004	1st Quarter	$31.50	$30.00	$.31

	2nd Quarter	33.75	31.00	.31

	3rd Quarter	35.50	32.90	.31

	4th Quarter	38.00	35.25	.31

2005 Board of Directors

Donald P. Fesko
Administrator of Community Hospital

Frank J. Bochnowski
Retired; formerly Executive Vice President and Secretary of the Bancorp

Leroy F. Cataldi, P.D.
Retired; Pharmacist and former owner of Cataldi Prescription Shoppe, Sauk Drugs and Southlake Pharmacy

Edward J. Furticella
Former Executive Vice President and CFO of the Company, Currently part-time employee of the Bancorp, and Continuous Lecturer at Purdue University Calumet

Lourdes M. Dennison
Executive Coordinator Asian American Medical Association; Managing Partner D&T LLC, a real estate investment partnership

Board Committees

Asset, Liability, Capital & Technology Management
Frank J. Bochnowski, *Chairman*
Donald P. Fesko
Edward J. Furticella
Joel Gorelick
Kenneth V. Krupinski
Anthony M. Puntillo

Audit
James L. Wieser, *Chairman*
Kenneth V. Krupinski
Stanley E. Mize

Nominating & Corporate Governance
Stanley E. Mize, *Chairman*
Frank J. Bochnowski
Leroy F. Cataldi
Lourdes M. Dennison
Donald P. Fesko
Kenneth V. Krupinski
Anthony M. Puntillo

38

Kenneth V. Krupinski
Certified Public Accountant and Principal with Swartz Retson, P.C.

Stanley E. Mize
Retired; formerly President of Stan Mize Towne & Countree Auto Sales, Inc.

Anthony M. Puntillo D.D.S., M.S.D.
Orthodontist, President of Puntillo Orthodontics, P.C.

James L. Wieser
Attorney with Wieser, Sterba & Wyllie, LLP

Gloria C. Gray-Weissman
Director Emeritus

Harold G. Reuth
Director Emeritus

Board Committees

Compensation & Benefits
Stanley E. Mize, *Chairman*
Lourdes M. Dennison
Kenneth V. Krupinski
James L. Wieser

Executive
David A. Bochnowski, *Chairman*
Frank J. Bochnowski
Leroy F. Cataldi
Lourdes M. Dennison
Stanley E. Mize

Investment & Trust
Leroy F. Cataldi, *Chairman*
Lourdes M. Dennison
Joel Gorelick
Anthony M. Puntillo

39

2005 Group Leaders

Corporate Information

Officers of NorthWest Indiana Bancorp and Peoples Bank
David A. Bochnowski
Chairman and Chief Executive Officer
Joel Gorelick
President and Chief Administrative Officer
Jon E. DeGuilio
Executive Vice President
General Counsel and Corporate Secretary
Robert T. Lowry
Senior Vice President,
Chief Financial Officer and Treasurer

Officers of Peoples Bank
Tanya A. Buerger
Senior Vice President,
Operations & Technology Group
Stacy A. Januszewski
Senior Vice President,
Risk Management Group
Todd M. Scheub
Senior Vice President, Lending Group
Daniel W. Moser
Senior Vice President,
Construction & Development Lending

Management Personnel of Peoples Bank
Lending Group

Commercial Lending
Brian E. Rusin
Vice President, Commercial Loan Officer
Ronald P. Knestrict
Assistant Vice President,
Commercial Loan Officer
Sharon M. Nawrocki
Commercial Loan Officer

Retail Lending
Catherine L. Gonzalez
Vice President, Manager, Retail Lending
Leslie J. Bernacki
Assistant Vice President,
Mortgage Loan Officer
Alicia Q. McMahon
Assistant Vice President,
Mortgage Loan Officer
John R. Wren
Assistant Vice President,
Mortgage Loan Officer
Rachel C. Lentz
Assistant Vice President,
Consumer Loan Officer
Austin P. Logue
Assistant Vice President,
Mortgage Loan Officer
Nancy L. Weckler
Assistant Vice President,
Loan Underwriting
Jeremy A. Gorelick
Mortgage Loan Officer

Loan Collections
Clovese R. Robinson
Vice President, Loan Collections

Retail Banking Group
Carla J. Houck
Vice President, Retail Banking Group
Jill M. Knight
Vice President, Retail Banking
Meredith L. Bielak
Assistant Vice President
Banking Center Operations

Banking Centers
Marilyn K. Repp
Vice President,
Manager, Hobart Banking Center
Sandra L. Sigler
Assistant Vice President,
Manager, Hammond Banking Center
Kelly A. Stoming
Assistant Vice President,
Manager, Schererville Banking Center
Colleen A. Mastalski
Assistant Vice President,
Manager, Merrillville-Broadway
Banking Center
Charman F. Williamson
Assistant Vice President,
Manager, Merrillville-Taft Banking Center
Donna M. Vurva
Manager, Dyer Banking Center
Margaret M. Haas
Manager, East Chicago Banking Center

Investment & Trust Services Group
Stephan A. Ziemba
Vice President, Senior Trust Officer
Randall H. Walker
Vice President, Trust Investment Officer
Igor Marjanovic
Trust Investment Officer
Joyce M. Barr
Assistant Trust Officer

Operations & Technology Group

Bank Operations
Mary D. Mulroe
Vice President, Manager, Bank Operations

Deposit Operations
Michael J. Shimala
Assistant Vice President,
Manager, Deposit Operations
Charlotte V. Conn
Assistant Vice President, Deposit Operations

Loan Operations
Karen M. Sulek
Assistant Vice President,
Manager, Loan Operations
Sharon V. Vacendak
Assistant Vice President, Loan Operations
Cynthia D. Jones
Assistant Vice President
Loan System Administrator

Information Technology
Donna M. Gin
Assistant Vice President,
Manager, Information Technology
Matthew S. Manoski
Assistant Vice President,
Information Technology

Brand Learning & Communications Group
Shannon E. Franko
Vice President, Marketing
Linda L. Kollada
Vice President, Human Resources

Finance & Controls Group
Peymon S. Torabi
Assistant Vice President, Controller
Arlene M. Wohadlo
Vice President, Manager, Accounting
Michaelene M. Smith
Assistant Vice President, Accounting

Risk Management & Stakeholders Services Group
Christine M. Friel
Vice President, Loan Review
David W. Homrich
Vice President, Compliance
Linda C. Nemeth
Assistant Vice President, Internal Auditor

Management Development
Jennifer L. Gunning
Candice N. Kouros

Corporate Headquarters
9204 Columbia Avenue
Munster, Indiana 46321
219/836-4400
Stock Transfer Agent
 The Bank acts as the transfer agent for the Bancorp’s common stock.
Independent Auditors
Crowe Chizek and Company LLC
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana 46624
Special Legal Counsel
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
Annual Stockholders Meeting
The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Peoples Bank Corporate Center 9204 Columbia Avenue, Munster, Indiana, on April 19, 2006 at 10:30 a.m.
A copy of the Bancorp’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321.
www.ibankpeoples.com

NorthWest Indiana
BANCORP

CORPORATE HEADQUARTERS
9204 Columbia Avenue
Munster, Indiana 46321

219/836-4400

Peoples *Bank*

SUBSIDIARY OF NORTHWEST INDIANA BANCORP

DYER, 1300 Sheffield Avenue, 322-2530
EAST CHICAGO, 4901 Indianapolis Blvd., 378-1000
HAMMOND, 7120 Indianapolis Blvd., 844-4500
HOBART, 1501 S. Lake Park Avenue, 945-1305
MERRILLVILLE, 7915 Taft Street, 796-9000
8600 Broadway, 685-8600
MUNSTER, 9204 Columbia Avenue, 853-7550
LOAN CENTER, 853-7500
INVESTMENT & TRUST SERVICES, 853-7080
SCHERERVILLE, 141 W. Lincoln Highway, 865-4300

Member FDIC

www.ibankpeoples.com