Form 10-K, Exhibit 13
period 2006-12-31
NORTHWEST INDIANA BANCORP
filed 2007-03-23
CIK 919864

Exhibit 13
2006 Annual Report

# 2006 Annual Report

PeoplesBank

NorthWest Indiana
BANCORP

In 2006, Peoples Bank sponsored a new “South Shore” poster in conjunction with the Northwest Indiana Forum, Inc. and the South Shore Arts organization. “With Access for All,” by Fred Semmler, depicts U.S. Congressman Peter Visclosky’s Marquette Plan. The poster was unveiled on September 1, 2006 at Peoples Bank’s Corporate Center in Munster. Posters are available for purchase at the Visual & Performing Arts Center in Munster.

2006 Annual Report
Dear Shareholders,
     The Bancorp reported another solid performance for the year 2006 with net income of $6.5 million. Statistically our performance was very strong: our return on assets (ROA), which measures net income as a percentage of average assets, was 1.04% and our return on equity (ROE), which measures the return on invested capital, was 13.42%. Our capital, or shareholders equity, finished the year at $50 million or 8.1% of total assets.
     The year 2006 proved to be a challenging year for the entire banking industry, as well as your Bank. The increase in short-term rates, the persistent inverted yield curve and continued consolidation through mergers has made it difficult for many to sustain prior year earnings results. Although 2006 was a good year, our results were not as robust as reports from prior periods. 2006 marked the first time in ten years that the Bancorp reported a decline in income from the previous year.
     Over the past two years, the Federal Reserve has taken action to raise interest rates in an effort to fight inflationary trends in the national economy. The result has been good news for our deposit customers because interest rates paid on deposits have risen substantially. At the same time, yields on the Bancorp’s earning assets, loans and investments, have not risen as dramatically.
     The Federal Reserve’s policy to raise short-term interest rates in the current operating environment has resulted in an inverted yield curve, a term that describes short-term interest rates having yields higher than long-term rates. Under such conditions, the increase in yields on loans and investments generally lag the increases in rates paid to depositors as well as the rates the Bancorp pays on Federal Home Loan Bank borrowings.
     During 2006, loan and investment yields lagged the higher rates paid to depositors resulting in a negative impact on the Bancorp’s core earnings. Net interest income, the difference between interest received from loans and investments and interest paid to fund providers, totaled $19.2 million for 2006 compared to $20.3 million for 2005, a decrease of 5.1%. The compression of our net interest margin, which began during 2005, accelerated throughout the current year with funding pressure continuing to be exerted through the fourth quarter of 2006.

     Market forces worked to contain asset growth during the year. Management determined that the persistence of the high short-term rate environment was not conducive to smart growth. Offering excessive deposit rates could have attained market share, but not market value. Such a strategy could not be executed in an environment that did not offer matching high rate and high quality loans and investments.
     Throughout the year, our balance sheet was actively managed to sustain long-term market value rather than short-term market share. At December 31, 2006, our assets totaled $619 million, a decrease of 1.3% for the year. Deposits totaled $513 million, a decrease of $12.8 million from the end of 2005. The decrease in deposits can be attributed to market forces as well as a planned withdrawal by a local government unit.
     Consolidation of the local community banks in 2005 reverberated into 2006 with implications on the Bancorp’s lending portfolio. Loan participations that the Bancorp had acquired from two former community banks were repurchased by the successors of those financial institutions resulting in decreases in the Bancorp’s loan portfolio that exceeded $20 million. As a result, the Bancorp’s lending portfolio totaled $471.7 million, an increase of $2.7 million.
     Despite the strains on the core earnings of the Bancorp in 2006, there were notable successes in our performance that offer a sturdy base for long-term earnings growth.
■	Core deposits, which include checking, savings, and money market accounts totaled $299.6 million or 58.4% of all deposits at year-end

■	Investment Securities totaled $99.0 million, an increase of $8.9 million

■	Asset quality remains strong with non-performing loans to total assets at the manageable level of 0.50% at the end of the year

■	Operating expenses were held to a 3.8% increase during the year

■	Income from banking operations, including Wealth Management, totaled $4.2 million, an increase of 19.2%

■	$9.2 million of long-term fixed rate loans originated during the year were sold to minimize interest rate risk at a gain of $157 thousand

■	Home Equity Loans, a key part of our strategy to add interest sensitive loans to our portfolio, grew $2.2 million or 14.6%
     As the Bancorp builds long-term shareholder value, we will continue to seek new opportunities to expand our commitment to deliver the best banking, lending, and wealth management experience to our customers and community. In the near term, the Bancorp will work harder to produce earning assets that can adjust more rapidly to an increase in interest rates. We are committed to achieving our growth goals while improving our balance sheet with interest sensitive loans and investments funded by core accounts.

     Customer preferences have changed the competitiveness of banking while providing new opportunities to serve our customers. The coming retirement of the baby boomer generation, along with the conversion of bank customers from depositors to investors, is re-shaping the financial landscape.
     In the latter part of 2006, Terry Quinn, a well-respected financial advisor, joined the Peoples team as a Senior Vice-President of Wealth Management and has become an integral part of our effort to deliver a wide range of investment vehicles to our customers. Our goal to offer a full array of financial products will enable the Bancorp to become a partner in our customers’ prosperity.
     Bank consolidation has brought a number of new banking companies to our trade territory with new forms of competition. As a community Bank, we have the advantage of not only knowing our customers, but also being able to meet directly with them and tailor a response to their banking needs. This year we will expand our offices to include a new Banking Center in Crown Point and we continue to seek other locations that will profitably build value for the Bancorp.
     Your Bank continues to take an active role in the community. We provided support to over 225 community organizations in 2006. Notable among them was our success again this year with our Holiday Project. The Peoples team — directors and employees — contributed $8,550 to the project, an amount that was matched by your company. These funds were distributed between Habitat for Humanity to support affordable housing and the Boys and Girls Club of Northwest Indiana to provide clothing essentials for worthy youth in our community. Since its inception in 1994, our Holiday Project has contributed over $121,000 to these two community organizations.
     In both the near and long-term, our value as a community bank will be determined by the market’s response to our brand. “Friendly People for Today’s Banking” describes a financially educated, motivated, and well-trained team that is committed to building trust, excellence, and exceptional customer service. Our goal for 2007 is to put in place a training and marketing plan that will give new definition and new energy to “Friendly People for Today’s Banking.”
     On behalf of the Bancorp’s directors and employees, thank you for your support.

Sincerely,

David A. Bochnowski
Chairman and Chief Executive Officer

# Financial Information

-0.54
0.01
1.34
0.03%
0.00%
0.17%
2755.65
1541.97
1795.09
767.89
778.33
-2.75
3.40
1.83
-0.14
0.01
1.34
-1.89
NIKKEI
Dollar
Euro
0.27%

Peoples Bank

Financial Information

Financial Highlights
Financial Highlights
$5,493 $5,936 $6,290 $6,672 $6,475 2006 2005 2004 2003 2002 Net Income in thousands $2,968 $3,312 $3,540 $ Noninterest Income in thousands $17,674 $18,836 $19,756 $20,266 $19,241 Net Interest Income in thousands $488.0 $508.8 $557.4 $627.4 $619.0 2006 2005 2004 2003 2002 Total Assets in millions $380.4 $409.8 $433.8 $469.0 $471.7 2006 2005 2004 2003 2002 Total Loans in millions $406.7 $421.6 $451.6 $525.7 $ 2005 2004 2003 2002 Total Deposits in millions
2006 2005 2004 2003 2002 1.18% 1.20% 1.17% 1.14% 1.04% 2006 2005 2004 2003 2002 Return on Assets 14.58% 14.65% 14.64% 14.67% 13.42% 2006 2005 2004 2003 2002 Return on Equity 53.4% 55.2% 57.1% 57.9% 60.9% 2006 2005 2004 2003 2002 Efficiency Ratio

Selected Consolidated Financial Data
in thousands of dollars, except per share data

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2006	2005	2004	2003	2002	2001
Statement of Income:
Total interest income	$34,979	$30,024	$26,614	$26,357	$27,781	$28,425
Total interest expense	15,737	9,758	6,858	7,521	10,107	13,222

Net interest income	19,241	20,266	19,756	18,836	17,674	15,203
Provision for loan losses	15	245	385	420	720	230

Net interest income after provision for loan losses	19,226	20,021	19,371	18,416	16,954	14,973

Noninterest income	4,219	3,540	3,312	2,968	2,675	2,402
Noninterest expense	14,296	13,771	13,174	12,037	10,859	9,911

Net noninterest expense	10,077	10,231	9,862	9,069	8,184	7,509

Income tax expenses	2,674	3,118	3,219	3,411	3,277	2,754

Net income	$6,475	$6,672	$6,290	$5,936	$5,493	$4,710

Basic earnings per common share	$2.32	$2.40	$2.28	$2.16	$2.01	$1.73
Diluted earnings per common share	$2.30	$2.37	$2.24	$2.13	$1.99	$1.71
Cash dividends declared per common share	$1.40	$1.32	$1.24	$1.20	$1.12	$1.04

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002	2001
Balance Sheet:
Total assets	$618,982	$627,439	$557,393	$508,775	$488,002	$440,710
Loans receivable	471,716	469,043	433,790	409,808	380,428	342,642
Investment securities	99,012	90,093	79,979	63,733	56,571	67,260
Deposits	512,931	525,731	451,573	421,640	406,673	355,215
Borrowed funds	51,501	51,152	57,201	40,895	36,065	44,989
Total stockholders’ equity	50,010	46,433	44,097	41,554	39,148	35,882

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2006	2005	2004	2003	2002	2001
Interest Rate Spread During Period:
Average effective yield on loans and investment securities	6.02%	5.50%	5.31%	5.65%	6.26%	7.29%
Average effective cost of deposits and borrowings	2.77%	1.82%	1.40%	1.67%	2.38%	3.55%

Interest rate spread	3.25%	3.68%	3.91%	3.98%	3.88%	3.74%

Net interest margin	3.31%	3.71%	3.94%	4.04%	3.99%	3.90%
Return on average assets	1.04%	1.14%	1.17%	1.20%	1.18%	1.15%
Return on average equity	13.42%	14.67%	14.64%	14.65%	14.58%	13.49%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002	2001
Total capital to risk-weighted assets	12.0%	11.6%	12.2%	12.5%	13.1%	13.6%
Tier 1 capital to risk-weighted assets	11.1%	10.7%	11.2%	11.5%	11.9%	12.5%
Tier 1 capital to adjusted average assets	8.0%	7.9%	8.0%	8.0%	7.6%	8.3%

Allowance for loan losses to total loans	0.90%	0.89%	0.90%	0.92%	0.96%	0.92%
Allowance for loan losses to non-performing loans	153.95%	198.00%	371.00%	220.31%	152.43%	108.64%
Non-performing loans to total loans	0.58%	0.45%	0.24%	0.42%	0.63%	0.85%

Total loan accounts	5,392	5,422	5,370	5,213	5,049	4,964
Total deposit accounts	32,435	33,963	32,866	32,502	31,385	30,433
Total Banking Centers (all full service)	8	8	8	8	8	8

December 31,	December 31,	December 31,	December 31,
2000	1999	1998	1997
$28,077	$25,607	$25,235	$23,669
13,386	11,281	12,310	11,721

14,691	14,326	12,925	11,948
175	200	110	221

14,516	14,126	12,815	11,727

1,995	1,659	1,347	1,066
9,449	8,774	7,938	7,154

7,454	7,115	6,591	6,088

2,691	2,775	2,461	2,223

$4,371	$4,236	$3,763	$3,416

$1.61	$1.53	$1.36	$1.24

$1.60	$1.52	$1.35	$1.23

$0.96	$0.84	$0.74	$0.64

December 31,	December 31,	December 31,	December 31,
2000	1999	1998	1997
$392,313	$361,719	$345,417	$319,609
326,207	295,813	273,433	272,213
38,128	41,931	36,350	29,362
324,310	306,647	293,222	272,090
30,599	18,607	17,320	14,628
33,529	32,471	31,316	29,482

December 31,	December 31,	December 31,	December 31,
2000	1999	1998	1997
7.88%	7.61%	8.00%	8.16%
3.95%	3.54%	4.16%	4.32%

3.93%	4.07%	3.84%	3.84%

4.12%	4.26%	4.10%	4.12%
1.17%	1.20%	1.14%	1.13%
13.30%	13.17%	12.35%	11.87%

December 31,	December 31,	December 31,	December 31,
2000	1999	1998	1997
13.6%	14.8%	15.3%	15.0%

12.3%	13.5%	14.1%	13.8%

8.6%	9.0%	9.2%	9.2%

1.02%	1.12%	1.14%	1.13%

183.54%	412.08%	213.06%	257.84%

0.55%	0.27%	0.54%	0.44%

4,762	4,676	4,625	4,764
28,906	27,712	26,172	25,443

8	7	7	7
Business
     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.
     The Bancorp conducts business from its Corporate Center in Munster and its eight full-service offices located in East Chicago, Hammond, Merrillville, Dyer, Munster, Schererville and Hobart, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans, various types of consumer loans and commercial business loans. In addition, the Bancorp’s Wealth Management Group provides estate and retirement planning, guardianships, land trusts, profit sharing and 401(k) retirement plans, IRA and Keogh accounts, investment agency accounts. The Wealth Management Group may also serve as the personal representative of estates and act as trustee for revocable and irrevocable trusts.
     The Bancorp’s common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. On February 23, 2007, the Bancorp had 2,801,265 shares of common stock outstanding and 409 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
     The Bancorp’s earnings are dependent upon the earnings of the Bank. The Bank’s earnings are primarily dependent upon net interest margin. The net interest margin is the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowings stated as a percentage of average interest earning assets. The net interest margin is perhaps the clearest indicator of a financial institution’s ability to generate core earnings. Fees and service charges, wealth management operations income, gains and losses from the sale of assets, provisions for loan losses, income taxes and operating expenses also affect the Bancorp’s profitability.
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
     At December 31, 2006, the Bancorp had total assets of $619.0 million and total deposits of $512.9 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Deposit Insurance Fund (DIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2006, stockholders’ equity totaled $50.0 million, with book value per share at $17.86. Net income for 2006 was $6.5 million, or $2.32 basic earnings per common share and $2.30 diluted earnings per common share. The return on average assets (ROA) was 1.04%, while the return on average stockholders’ equity (ROE) was 13.42%.
Asset/Liability Management and Market Risk
     Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities as well as to assure adequate liquidity. These strategies determine the characteristics and mix of the balance sheet. They affect the interest margins, maturity patterns, interest rate sensitivity and risk, as well as resource allocation. For the Bancorp, the key components of asset/liability management are loans, investments, deposits and borrowed funds. Over the years, the Bancorp has directed its lending efforts toward construction and land development loans, adjustable rate residential loans, equity lines of credit, adjustable rate commercial real estate loans, commercial business loans tied to the prime rate of interest and loans to local governmental agencies. Consumer loans are generally made for terms of five years or less. Fixed rate residential real estate loans are generally made for contractual terms of thirty years or less. The actual cash flows from these loans generally result in a duration which is less than the contractual maturity, providing protection against possible changes in interest rates.
     The Bancorp is primarily a portfolio lender. Mortgage banking activities are generally limited to the sale of fixed rate mortgage loans with contractual maturities exceeding fifteen years. These loans are identified as held for sale when originated and sold, on a case-by-case basis, in the secondary market as part of the Bancorp’s efforts to manage interest rate risk.
     The primary objectives of the investment portfolio are to provide liquidity, modify and manage interest rate risk, meet pledging requirements, and optimize portfolio earnings by implementing strategies that are consistent with the Bancorp’s strategic goals. The investment portfolio includes securities, an overnight open time account at the Federal Home Loan Bank of Indianapolis, and federal funds sold. Management of the investment portfolio focuses on a laddered approach to portfolio management. Daily funds are invested in either federal funds or in the Bancorp’s overnight open time account. Investments in non-callable and callable securities are made with maturities ranging from one day to seven years. Investments in callable securities will generally focus on bonds with one time calls and at least one year of call protection. In addition, purchases of municipal securities, mortgage-backed securities, and collateralized mortgage obligations are made to reduce the Bank’s tax liability, enhance portfolio yield, and increase monthly cash flows. Securities are classified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that the Bancorp has the positive intent and ability to hold to maturity. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. The Bancorp does not have a trading portfolio. During 2006, the Bancorp did not have any derivative instruments and was not involved in hedging activities as defined by SFAS 133.
     The Bancorp’s cost of funds reacts rapidly to changes in market interest rates due to the relatively short term nature of its deposit liabilities. Consequently, the levels of short-term interest rates have influenced the Bancorp’s results of operations. In order to reduce exposure to interest rate risk, core deposits (checking, NOW accounts, savings and money market accounts) have been marketed and certificate accounts have been competitively priced. Core deposits provide a very stable flow of funds and have been promoted by offering competitive interest rates, quality service and competitive service charges. Certificates with maturities ranging from ten days to forty-two months are offered. In addition, the Bank utilizes borrowings, i.e. repurchase agreements and advances from the Federal Home Loan Bank of Indianapolis, as a source of funds. Advances with maturities ranging from one to five years are used to fund securities and loans of comparable duration, as well as, to reduce the impact that movements in short-term interest rates have on the Bancorp’s overall cost of funds. The Bancorp does not obtain funds through brokers.
     The Bancorp’s primary market risk exposure is interest rate risk. Interest rate risk is the risk that the Bancorp’s earnings and capital will be adversely affected by changes in interest rates. The primary approach to interest rate risk management is one that focuses on adjustments to the

Bancorp’s asset/liability mix in order to limit the magnitude of interest rate risk. The Asset, Liability, Capital & Technology Management Committee of the Board is responsible for monitoring activity, approving initiatives, reviewing reports, and recommending strategies related to interest rate risk. The Bancorp’s Asset/Liability Management Committee (ALCO) is responsible for developing and implementing an interest rate risk (IRR) management strategy, establishing and maintaining a system of limits and controls, and establishing and utilizing an IRR measurement system. The ALCO generally meets monthly with board presentations occurring quarterly.
     Performance from an interest rate risk perspective can be measured in different ways. Methodologies used by the Bancorp focus on net interest income and the net economic value of equity. Net interest income is defined as interest income less interest expense. Variability in net interest income arises because its components, interest income and interest expense, do not change equally as rates vary. This mismatch occurs because individual assets and liabilities reprice differently as rates change. Factors which affect net interest income include changes in the level of interest rates, changes in the relationship between earning asset yields and the cost of interest bearing liabilities, changes in the volume of assets and liabilities outstanding, and changes in the composition or mix of assets and liabilities. Management uses rate shock (i.e. instantaneous and sustained parallel shifts in the yield curve in 1% increments up and down 2%) for stress testing the net interest income under several rate change levels. In order to simulate activity, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The results are compared to limits set by the Board of Directors and are monitored to identify unfavorable trends.
     Net economic value of equity is the net present value of the Bancorp’s portfolio of assets and liabilities. By marking-to-market the components of the balance sheet, management can compute the net economic value of equity. As rates change over time, the market values of Bancorp assets and liabilities will change, with longer-term products fluctuating more than shorter-term products. In most cases, rate-sensitive assets and liabilities will not have the same maturity characteristics. Therefore, as rates vary, the market value of the rate-sensitive assets will not change equally with the market value of rate-sensitive liabilities. This will cause the net economic value of equity to vary. The focus of the net economic value of equity is to determine the percentage decline in the net economic value of equity caused by a 2% increase or decrease in interest rates, whichever produces the larger decline. A large value indicates a large percentage decline in the net economic value of equity due to changes in interest rates and, thus, high interest rate sensitivity. A low value indicates a small percentage decline in the net economic value of equity due to changes in interest rates and, thus, low interest rate sensitivity. As with net interest income, the results are compared to limits set by the Board of Directors and are monitored to identify unfavorable trends.
     Presented in the following tables is forward-looking information about the Bancorp’s sensitivity to changes in interest rates as of December 31, 2006 and 2005. The tables incorporate the Bancorp’s internal system generated data as related to the maturity and repayment/withdrawal of interest earning assets and interest bearing liabilities. Prepayment assumptions are based on published data. Present value calculations use current published market interest rates. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Bancorp’s historical experience, management’s judgment, statistical analysis, and their most likely withdrawal behaviors.
Interest Rate Risk at December 31, 2006

Net Interest Income				Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$15,707	-8.93%	-20.00%	$53,318	-14.13%	-35%
1%	$16,502	-4.32%	- 7.50%	$57,950	- 6.67%	-15%
0%	$17,247	0.00%		$62,089	0.00%
-1%	$17,656	-2.37%	- 7.50%	$64,115	3.26%	-15%
-2%	$17,740	-2.86%	-20.00%	$63,713	2.62%	-35%
Interest Rate Risk at December 31, 2005

Net Interest Income				Net Economic Value of Equity
Change			Policy			Policy
in rates	Amount	Change	Limit	Amount	Change	Limit
2%	$20,849	-2.90%	-20.00%	$54,700	-14.50%	-35%
1%	$21,206	-1.20%	- 7.50%	$59,368	- 7.20%	-15%
0%	$21,464	0.00%		$64,004	0.00%
-1%	$21,014	-2.10%	- 7.50%	$66,431	3.80%	-15%
-2%	$19,988	-6.90%	-20.00%	$65,242	1.90%	-35%
     The tables show that the Bancorp has managed interest rate risk within the policy limits set by the Board of Directors. At December 31, 2006, an increase in interest rates of 2% would have resulted in a 8.9% decrease in net interest income and a 14.1% decrease in the net economic value of equity, compared to a 2.9% decrease in net interest income and a 14.5% decrease in the net economic value of equity at December 31, 2005. During 2006, the Bancorp has managed interest rate risk by generally selling residential fixed rate loans with contractual maturities exceeding 15 years, maintaining the short duration of the securities portfolio, and implementing deposit pricing strategies.
Financial Condition
     During the year ended December 31, 2006, total assets decreased by $8.5 million (1.3%), to $619.0 million, with interest-earning assets decreasing by $7.9 million (1.4%). At December 31, 2006, interest earning assets totaled $574.3 million and represented 92.8% of total assets. Loans totaled $471.7 million and represented 82.1% of interest-earning assets, 76.2% of total assets and 92.0% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy stresses quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $234.0 million (49.6%) in residential real estate loans, $111.3 million (23.6%) in commercial real estate loans, $48.7 million (10.3%) in construction and land development loans, $46.8 million (9.9%) in commercial business loans, $15.7 million (3.3%) in multifamily loans, $12.3 million (2.6%) in government and other loans, and $2.9 million (0.7%) in consumer loans. During 2006, loans increased by $2.7 million (0.6%), with increases taking place in loans secured by real estate. Adjustable rate loans comprised 57.2% of total loans at year-end. Management believes a general slowdown in the national and local economies may result in a softening in loan demand in all categories.
     During 2006, the Bancorp sold $9.2 million in fixed rate mortgages originated for sale compared to $5.6 million in 2005 and $3.9 million in 2004. Net gains realized from the sales totaled $157 thousand, $102 thousand and $234 thousand for 2006, 2005 and 2004. The current year increase in gain on sale of loans is a result of the current interest rate environment and an increase of loans originated for sale. Net mortgage loan servicing fees totaled $12 thousand for 2006, $1 thousand for 2005 and $9 thousand for 2004. At December 31, 2006, the Bancorp had no loans that were held for sale. During 2007, the Bancorp expects to continue selling fixed rate mortgage loans, with contractual maturities exceeding fifteen years, on a case-by-case basis, as part of its efforts to manage interest rate risk.
     Non-performing loans include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status. Non-performing loans totaled $3.1 million at December 31, 2006 compared to $2.1 million at December 31, 2005, an increase of $967 thousand or 46%. The increase in non-performing loans at December 31, 2006 is related to two borrowers. The first borrower has one commercial business loan and two loans secured by real estate totaling $1.2 million that were placed in non-accrual status during the first quarter of 2006. These loans have been considered impaired at both December 31, 2006 and December 31, 2005. As a result, the impaired loan balances were included in the allowance for loan loss analysis at December 31, 2006 and December 31, 2005, and no additional provisions were required for these loans during 2006. The second borrower has one commercial real estate and one commercial business loan totaling $725 thousand that was placed in non-accrual status during the third quarter of 2006. The ratio of non-performing loans to total loans was 0.65% at December 31, 2006, compared to 0.45% at December 31, 2005. The ratio of non-performing loans to total assets was 0.50% at December 31, 2006, compared to 0.34% at December 31, 2005. The December 31, 2006 non-performing loan balances include $2.9 million in loans accounted for on a non-accrual basis and $182 thousand in accruing loans which were contractually past due 90 days or more. Loans internally classified as substandard totaled $6.9 million at December 31, 2006, compared to $3.2 million at December 31, 2005. The increase in substandard loans is primarily related to an increase in loans secured by residential and commercial real estate loans. No loans were classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, management maintains a list of watch loans. Watch loans represent loans management is more closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans totaled $7.6 million at December 31, 2006, compared to $8.7 million at December 31, 2005.
     At December 31, 2006, impaired loans totaled $1.9 million, compared to $1.7 million at December 31, 2005. The impaired loan balances were also classified as non-performing loans at the end of both periods. The December 31, 2006 impaired loan balances consist of five impaired loans to two commercial borrowers that are secured by business assets and real estate, and are personally guaranteed by the owner of the business. Impaired loans are loans where full payment under the loan terms is not expected. There were no other loans considered to be impaired loans as of, or for the quarter ended, December 31, 2006.
     At December 31, 2006, management is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as non-accrual, past due or restructured loans. Also, at December 31, 2006, there were no other interest bearing assets that would be required to be disclosed as non-accrual, past due, restructured or potential problems if such assets were loans. Management does not presently anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.
     Notwithstanding the above, the Bancorp has a $1.1 million participation in a $6.4 million letter of credit, which acts as payment support to bondholders. Bancorp’s management currently believes that the principal of the borrower has the financial capacity to meet future bond repayment obligations. Cash flows from the security collateralizing the letter of credit have been negatively impacted due to the closing of a major tenant. Management will continue to monitor the letter of credit and bond repayments.
     Because some loans may not be repaid in accordance with contractual agreements, an allowance for loan losses (ALL) has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb probable incurred losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. For the twelve months ended December 31, 2006, $15 thousand in additions to the ALL account were required, compared to $245 thousand for the twelve months ended December 31, 2005. The December 31, 2005 ALL contained a specific allowance for the collateral deficiency associated with three loans totaling $1.4 million, which had been classified as impaired at December 31, 2006 and December 31, 2005, and placed in non-accrual status during the first quarter of 2006. Recoveries, net of charge-offs, totaled $71 thousand for the current twelve months, compared to recoveries, net of charge-offs of $44 thousand for the twelve months ended December 31, 2005. Changes in the provision take into consideration management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions. In determining the provision for loan loss for the current period, management has given consideration to increased risks associated within the local economy, changes in loan mix and asset quality.
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
     The ALL to total loans was 0.90% at December 31, 2006, compared to 0.89% at December 31, 2005, while the ALL to non-performing loans (coverage ratio) was 138.6% at December 31, 2006, compared to 198.1% at December 31, 2005. A consistently strong coverage ratio is an indicator that sufficient provisions for loan losses have been established. The December 31, 2006 balance in the ALL account of $4.3 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge offs that occur. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as consideration of the facts and circumstances that affect the repayment of individual loans, and loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to both performing and non-performing loans based on current information available.
     At December 31, 2006, the Bancorp’s investment portfolio totaled $99.0 million and was invested as follows: 40.9% in U.S. government agency debt securities, 39.2% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations, and 19.9% in municipal securities. At December 31, 2006, securities available-for-sale totaled $83.8 million or 84.6% of total securities. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. During 2006, securities increased by $8.9 million (9.9%). In addition, at December 31, 2006, the Bancorp had $3.5 million in FHLB stock.
     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2006, deposits totaled $512.9 million. During 2006, deposits decreased by $12.8 million (2.4%). Savings accounts decreased by $7.4 million (12.1%), money market deposit accounts (MMDA’s) decreased by $5.8 million (4.1%), certificates of deposit decreased by $1.4 million (0.6%), while checking accounts increased by $1.8 million (1.6%). The decrease in savings account and certificate of deposit balances was a result of the changing customer preference for alternative market investments. The decrease in MMDA’s was a result of a planned withdrawal by a local governmental unit. At December 31, 2006, the deposit base was comprised of 21.1% checking, 26.8% MMDA’s, 10.6% savings accounts, and 41.5% certificates of deposit.
     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2006, borrowed funds totaled $51.5 million compared to $51.2 million at December 31, 2005, an increase of $349 thousand (0.7%). Retail repurchase agreements totaled $14.7 million at December 31, 2006, compared to $12.1 million at December 31, 2005, an increase of $2.6 million (21.9%). FHLB advances totaled $32.0 million, decreasing $5.5 million, as the Bancorp used excess liquidity to repay maturing advances. In addition, the Bancorp’s FHLB line of credit carried a balance of $3.1 million at December 31, 2006, compared to $0 at December 31, 2005. Other short-term borrowings totaled $1.7 million at December 31, 2006, compared to $1.6 million at December 31, 2005.

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
     During 2006, cash and cash equivalents decreased $24.1 million, compared to an increase of $23.4 million for 2005, and an increase of $328 thousand for 2004. During 2006, the primary sources of cash and cash equivalents were from the maturities and sales of securities, loan sales and prepayments, FHLB advances and cash from operating activities. The primary uses of cash and cash equivalents were loan originations and loan participations purchased, the purchase of securities, deposit withdrawals and the payment of common stock dividends. During 2006, cash from operating activities decreased to $6.6 million, compared to $7.1 million for 2005 and $7.9 million for 2004. The 2006 decrease in cash provided by operating activities was a result of the net change in other assets. Cash outflows from investing activities totaled $14.6 million during 2006, compared to $48.4 million during 2005 and $50.8 million for 2004. The decrease during 2006 was due primarily to a reduction in loan originations. The net change in loans receivable and loan participations purchased totaled $2.9 million during 2006, compared to $35.2 million during 2005 and $36.7 million for 2004. Cash outflows from financing activities totaled $16.1 million in 2006, compared to $64.7 million in 2005 and $43.2 million in 2004. The change during 2006 was primarily due to a net decrease in deposit balances. Deposits decreased by $12.8 million during 2006, compared to an increase of $74.2 million for 2005 and $29.9 million for 2004. The 2006 decrease in deposits was a result of a planned withdrawal of a short-term local government deposit. FHLB advances decreased by $5.5 million during 2006, compared to a decrease of $2.0 million during 2005, and an increase of $13.0 million during 2004. The Bancorp paid dividends on common stock of $3.8 million during 2006, compared to $3.6 million during 2005 and $3.4 million for 2004.
     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2006, stockholders’ equity increased by $3.6 million (7.7%). The increase resulted primarily from earnings of $6.5 million for 2006. Additional items increasing stockholders’ equity were $246 thousand from the issuance of 15,348 shares of common stock from stock-based compensation plans, $107 thousand from the recognition of the overfunded status of the Bank’s postretirement medical plan, $67 thousand from stock-based compensation expense and $593 thousand from the net change in unrealized loss on available-for-sale securities. Decreasing stockholders’ equity was the Bancorp’s declaration of $3.9 million in cash dividends. At December 31, 2006, book value per share was $17.86 compared to $16.67 at December 31, 2005.
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
     The following table shows that, at December 31, 2006, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2006, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To Be Well
	Actual		Adequate Capital		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$54,665	12.0%	$36.4	8.0%	$45.5	10.0%
Tier 1 capital to risk-weighted assets	$50,398	11.1%	$18.2	4.0%	$27.3	6.0%
Tier 1 capital to adjusted average assets	$50,398	8.0%	$19.0	3.0%	$31.7	5.0%

Contractual Obligations, Commitments, Contingent Liabilities, and Off-balance Sheet Arrangements
     The following table presents the Bancorp’s consolidated long term contractual obligations, as well as commitments to extend credit to our borrowers, in aggregate and by payment due dates at December 31, 2006. Dollar amounts are in thousands.

	Less than	One through	Four through	After
	One Year	Three Years	Five Years	Five Years	Total
Long-term contractual obligations:
Time deposits	$202,256	$11,076	$—	$—	$213,332
FHLB advances	20,000	12,000	—	—	32,000
Limited partnership obligation	60	—	—	—	60

Total long-term contractual obligations	222,316	23,076	—	—	245,392
Commitments to extend credit:
Performance standby letters of credit	2,268	885	699	174	4,026
     At December 31, 2006, outstanding commitments to fund loans totaled $95.3 million. Approximately 80% of the commitments were at variable rates. Management believes that the Bancorp has sufficient cash flow and borrowing capacity to fund all outstanding commitments and to maintain proper levels of liquidity. Except for the items disclosed in the table above, the Bancorp has no other off-balance sheet arrangements, which will have a current or future effect on results of operations, liquidity, capital expenditures or resources.
     At December 31, 2006, management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented, would have a material effect on the Bancorp’s liquidity, capital resources or operations.
Results of Operations - Comparison of 2006 to 2005
     Net income for 2006 was $6.5 million, compared to $6.7 million for 2005, a decrease of $197 thousand (3.0%). The Bancorp’s earnings were impacted by challenges that constrained revenue growth, one from persistent high short-term interest rates, the persistent inverted yield curve and continued consolidation through mergers that negatively impacted lending activity. Contributing to the Bancorp’s earnings were asset quality, increased noninterest income from banking activities and stable operating expenses. The earnings represent a return on average assets of 1.04% for 2006 compared to 1.14% for 2005. The return on average equity was 13.42% for 2006 compared to 14.67% for 2005.
     Net interest income for 2006 was $19.2 million, a decrease of $1.0 million (5.1%) from $20.3 million for 2005. The decrease in net interest income was affected by the Federal Reserve’s action to raise interest rates and the subsequent inverted yield curve, a term that describes short-term interest rates having yields higher than long-term rates. Under such conditions, the increase in yields earned on loans and investments generally lag the increases in rates paid to depositors as well as the rates on bank borrowings. The weighted-average yield on interest-earning assets was 6.02% for 2006 compared to 5.50% for 2005. The weighted-average cost of funds was 2.77% for 2006 compared to 1.82% for 2005. The impact of the 6.02% return on interest earning assets and the 2.77% cost of funds resulted in a net interest spread of 3.25% for 2006 compared to 3.68% for 2005. During 2006, total interest income increased by $5.0 million (16.5%) while total interest expense increased by $6.0 million (61.3%). The net interest margin was 3.31% for 2006 compared to 3.71% for 2005. During 2006, the Bancorp continued to focus on reducing its effective tax rate by investing in tax-exempt securities and loans. As a result, the Bancorp’s tax equivalent net interest margin for 2006 was 3.41% compared to 3.80% for 2005.
     During 2006, interest income from loans increased by $4.2 million (15.8%) compared to 2005. The increase was due to an increase in average loan balances and increased yields. The weighted-average yield on loans outstanding was 6.44% for 2006 compared to 5.92% for 2005. Loan balances averaged $472.2 million for 2006, up $28.7 million (6.5%) from $443.5 million for 2005. During 2006, interest income from securities and other interest earning assets increased by $794 thousand (21.1%) compared to 2005. The increase was due to higher average balances and an increase in portfolio yields. The weighted-average yield on securities and other interest earning assets was 4.19% for 2006 compared to 3.67% for 2005. Securities and other interest earning assets averaged $108.8 million for 2006, up $6.4 million (6.3%) from $102.4 million for 2005.
     Interest expense for deposits increased by $5.5 million (69.4%) during 2006 compared to 2005. The change was due to an increase in the weighted-average rate paid on deposits and increased average balances. The weighted-average rate paid on deposits for 2006 was 2.65% compared to 1.82% for 2005. The higher cost of funds was a result of MMDA and certificates of deposit growth in a higher rate environment, and a decrease in savings account average balances. Total deposit balances averaged $507.8 million for 2006, up $24.9 million (5.2%) from $482.9 million for 2005. Interest expense on borrowed funds increased by $466 thousand (25.7%) during 2006 due to an increase in average daily balances and an increase in cost of borrowing. The weighted-average cost of borrowed funds was 3.78% for 2006 compared to 3.34% for 2005. Borrowed funds averaged $60.2 million during 2006, up $5.9 million (10.9%) from $54.3 million for 2005. The lower marginal cost of acquiring borrowed funds provides a cost-effective supplement to deposits for funding interest-earning asset growth.
     Noninterest income was $4.2 million for 2006, up $679 thousand (19.2%) from $3.5 million during 2005. During 2006, fees and service charges from account related services increased $541 thousand (22.5%). The increase was primarily due to fees from deposit accounts. Fees from wealth management operations totaled $657 thousand for 2006, compared to $601 thousand for 2005, an increase of $56 thousand (9.3%). Income from increases in the cash value of bank owned life insurance totaled $365 thousand for 2006, compared to $310 for 2005, an increase of $55 thousand (17.7%). During 2006, the Bancorp reported $157 thousand in gains on sales of loans compared to $102 thousand for 2005, an increase of $55 thousand (54.0%). Gain on sale of foreclosed real estate totaled $43 thousand during 2006, compared to $8 thousand for 2005, an increase of $35 thousand (437.5%). In addition, the Bancorp reported $3 thousand in gains on the sale of securities during 2006, compared to gains of $70 thousand for 2005.
     Noninterest expense for 2006 was $14.3 million, up $525 thousand (3.8%) from $13.8 million for 2005. During the current year, compensation and benefits totaled $7.3 million, an increase of $150 thousand (2.1%) compared to $7.2 million for 2005. The increase was primarily due to increased compensation, due to annual salary increases and the recognition of stock-based employee compensation in accordance with Financial Accounting Standards No. 123(R), “Share-based Payment,” which was adopted in 2006. Occupancy and equipment totaled $2.4 million for 2006, an increase of $156 thousand (7.0%) compared to $2.2 million for 2005. The increase was a result of additional depreciation expense for equipment and technology expenditures. Data processing totaled $827 thousand for 2006, an increase of $53 thousand (6.8%), compared to $774 thousand for 2005. The change was a result of increased utilization and transaction volume with the Bancorp’s core data processing system. Statement and check processing totaled $348 thousand for 2006, compared to $368 thousand for 2005. Marketing expense totaled $325 thousand for 2006, an increase of $55 thousand (20.2%), compared to $270 thousand for 2005. The marketing expense change was a result of increased market communication of the Bancorp’s brand. Professional services expense related to the utilization of third parties totaled $378 thousand for 2006, an increase of $136 thousand (56.0%), compared to $242 for 2005. The increase was a result of the formation of the Bancorp’s real estate investment trust. Other expense totaled $2.7 million for 2006 and 2005. The Bancorp’s efficiency ratio for 2006 was 60.9% compared to 57.9% for 2005. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.
     Income tax expenses for 2006 totaled $2.7 million compared to $3.1 million for 2005, a decrease of $444 thousand (14.2%). The combined effective federal and state tax rates for the Bancorp were 29.3% for 2006 and 31.8% for 2005. The decrease was due to an increased investment in tax-exempt investments, loans, bank owned life insurance and the formation of a real estate investment trust.
Results of Operations - Comparison of 2005 to 2004
     Net income for 2005 was $6.7 million, compared to $6.3 million for 2004, an increase of $382 thousand (6.1%), principally due to consistent core earnings, asset quality, increased noninterest income from banking activities and stable operating expenses. The earnings represent a return on average assets of 1.14% for 2005 compared to 1.17% for 2004. The return on average equity was 14.67% for 2005 compared to 14.64% for 2004.
     Net interest income for 2005 was $20.3 million, up $510 thousand (2.6%) from $19.8 million for 2004. The increase in net interest income was due to an increase in average loan and core deposit balances. The rising interest rate environment during 2005 resulted in increased yields for investments and loans, as maturing securities were reinvested at higher rates and new loan production carried higher yields. During 2005, the cost of funds increased faster than earning asset yields due to the maturity structure of the Bancorp’s certificates of deposit, growth in MMDA’s, and a reduction in checking and savings account balances. The weighted-average yield on interest-earning assets was 5.50% for 2005 compared to 5.31% for 2004. The weighted-average cost of funds was 1.82% for 2005 compared to 1.40% for 2004. The impact of the 5.50% return on interest earning assets and the 1.82% cost of funds resulted in a net interest spread of 3.68% for 2005 compared to 3.91% for 2004. During 2005, total interest income increased by $3.4 million (12.8%) while total interest expense increased by $2.9 million (42.3%). The net interest margin was 3.71% for 2005 compared to 3.94% for 2004. During 2005, the Bancorp continued to focus on reducing its effective tax rate by investing in tax-exempt securities and loans. As a result, the Bancorp’s tax equivalent net interest margin for 2005 was 3.80% compared to 3.97% for 2004.
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
     Interest expense for deposits increased by $2.6 million (48.8%) during 2005 compared to 2004. The change was due to an increase in the weighted-average rate paid on deposits and increased average balances. The weighted-average rate paid on deposits for 2005 was 1.82% compared to 1.40% for 2004. The higher cost of funds was a result of MMDA and certificates of deposit growth in a rising rate environment, and a decrease in low cost checking and savings account average balances. Total deposit balances averaged $482.9 million for 2005, up $42.1 million (9.6%) from $440.8 million for 2004. Interest expense on borrowed funds increased by $293 thousand (19.3%) during 2005 due to an increase in average daily balances and an increase in the cost of borrowing. The weighted-average cost of borrowed funds was 3.34% for 2005 compared to 3.10% for 2004. Borrowed funds averaged $54.3 million during 2005, up $5.3 million (10.8%) from $49.0 million for 2004. Borrowed funds have provided a cost-effective supplement to deposits for funding interest-earning asset growth.
     Noninterest income was $3.5 million for 2005, up $228 thousand (6.9%) from $3.3 million during 2004. During 2005, fees and service charges increased $287 thousand (13.5%). The increase was primarily due to fees from deposit accounts and an increase in the cash value of bank owned life insurance. Fees from wealth management operations totaled $601 thousand for 2005, compared to $498 thousand for 2004, an increase of $103 thousand (20.7%). During 2005, the Bancorp reported $102 thousand in gains on sales of loans compared to $234 thousand for 2004, a decrease of $132 thousand (54.4%). Gains on securities totaled $70 thousand during 2005 compared to $284 thousand for 2004, a decrease of $214 thousand (75.4%). The decrease in gains on sales of loans and securities was a result of fewer sales due to the current interest rate environment. Income from the increase in the cash value of bank owned life insurance totaled $310 thousand during the current year, compared to $147 thousand in 2004, an increase of $163 thousand (110.9%). In addition, the Bancorp reported $8 thousand in gains on the sale of foreclosed real estate during 2005 compared to gains of $1 thousand for 2004.
     Noninterest expense for 2005 was $13.8 million, up $597 thousand (4.5%) from $13.2 million for 2004. During the current year, compensation and benefits totaled $7.2 million, an increase of $342 thousand (5.0%) compared to $6.8 million for 2004. The increase was primarily due to increased compensation, due to annual salary increases, and additional staffing for current banking operations. Occupancy and equipment totaled $2.23 million for 2005, an increase of $30 thousand (1.4%) compared to $2.20 million for 2004. Marketing expense totaled $270 thousand for 2005, an increase of $37 thousand (15.9%), compared to $233 thousand for 2004. The marketing expense change was a result of increased market communication of the Bancorp’s brand, while selling its products and services. Data processing totaled $774 thousand for 2005, an increase of $51 thousand (7.1%), compared to $723 thousand for 2004. The change was a result of increased transaction volume with the Bancorp’s core data processing system. Other expense totaled $3.1 million for 2005, an increase of $193 thousand (6.7%) from $2.9 million for 2004. The increase was primarily due to expense associated with the imaging of customer checks and account statements, which was implemented during August 2004. The Bancorp’s efficiency ratio for 2005 was 57.9% compared to 57.1% for 2004.
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
Forward-Looking Statements
     Statements contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. The Bancorp cautions readers that forward-looking statements, including without limitation, those relating to the Bancorp’s future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this report, including the following:
     Regulatory Risk. The banking industry is heavily regulated. As discussed above, the Bancorp and Bank are subject to regulation and supervision by the DFI, FDIC, FRB, and SEC (Securities and Exchange Commission). The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. The banking industry continues to lose market share to competitors.
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

Report of Independent Registered Public Accounting Firm
Board of Directors
NorthWest Indiana Bancorp
Munster, Indiana
We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (“Company”) as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2006 and 2005, and the results of their operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.
As disclosed in Note 1, during 2006 the Company adopted new accounting guidance for post-retirement benefits.

Crowe Chizek and Company LLC

South Bend, Indiana
March 13, 2007

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2006	2005
ASSETS

Cash and noninterest bearing balances in financial institutions	$15,764	$19,772
Interest bearing balances in financial institutions	—	20,059

Total cash and cash equivalents	15,764	39,831

Securities available-for-sale	83,765	76,382
Securities held-to-maturity; fair value: December 31, 2006 - $15,380 December 31, 2005 - $13,668	15,247	13,711
Loans receivable	471,716	469,043
Less: allowance for loan losses	(4,267)	(4,181)

Net loans receivable	467,449	464,862
Federal Home Loan Bank stock	3,544	2,987
Accrued interest receivable	3,331	2,986
Premises and equipment	14,603	14,510
Foreclosed real estate	323	260
Cash value of bank owned life insurance	10,822	8,457
Investment in real estate limited partnerships	696	808
Other assets	3,438	2,645

Total assets	$618,982	$627,439

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$43,889	$49,204
Interest bearing	469,042	476,527

Total	512,931	525,731
Borrowed funds	51,501	51,153
Accrued expenses and other liabilities	4,540	4,122

Total liabilities	568,972	581,006

Stockholders’ Equity:
Preferred stock, no par or stated value; 10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized;
shares issued: December 31, 2006 - 2,870,437 December 31, 2005 - 2,856,539
shares outstanding: December 31, 2006 - 2,799,814 December 31, 2005 - 2,785,916	359	357
Additional paid-in capital	4,610	4,299
Accumulated other comprehensive loss	(389)	(1,089)
Retained earnings	46,952	44,388
Treasury stock, common shares at cost: December 31, 2006 and 2005 - 70,623	(1,522)	(1,522)

Total stockholders’ equity	50,010	46,433

Total liabilities and stockholders’ equity	$618,982	$627,439

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2004
Interest income:
Loans receivable
Real estate loans	$25,819	$22,364	$21,007
Commercial loans	4,356	3,633	2,371
Consumer loans	250	267	331

Total loan interest	30,425	26,264	23,709
Taxable securities	3,342	2,758	2,517
Tax exempt securities	715	531	305
Other interest earning assets	497	471	83

Total interest income	34,979	30,024	26,614

Interest expense:
Deposits	13,460	7,946	5,339
Borrowed funds	2,278	1,812	1,519

Total interest expense	15,738	9,758	6,858

Net interest income	19,241	20,266	19,756
Provision for loan losses	15	245	385

Net interest income after provision for loan losses	19,226	20,021	19,371

Noninterest income:
Fees and service charges	2,950	2,409	2,122
Wealth management operations	657	601	498
Increase in cash value of bank owned life insurance	365	310	147
Gain on sale of loans, net	157	102	234
Gain on securities, net	3	70	284
Gain on sale of foreclosed real estate	43	8	1
Other	44	40	26

Total noninterest income	4,219	3,540	3,312

Noninterest expense:
Compensation and benefits	7,329	7,179	6,837
Occupancy and equipment	2,381	2,225	2,195
Data processing	827	774	723
Statement and check processing	348	368	195
Marketing	325	270	233
Professional services	378	242	298
Other	2,708	2,713	2,693

Total noninterest expense	14,296	13,771	13,174

Income before income tax expenses	9,149	9,790	9,509
Income tax expenses	2,674	3,118	3,219

Net income	$6,475	$6,672	$6,290

Earnings per common share:
Basic	$2.32	$2.40	$2.28
Diluted	$2.30	$2.37	$2.24

Dividends declared per common share	$1.40	$1.32	$1.24
See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
(Dollars in thousands, except per share data)	Stock	Capital	Income (Loss)	Earnings	Stock	Equity
Balance at January 1, 2004	$353	$3,567	$540	$38,534	$(1,440)	$41,554

Comprehensive income:
Net income	—	—	—	6,290	—	6,290
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(720)	—	—	(720)

Comprehensive income	—	—	—	—	—	5,570
Issuance of 18,747 shares of common stock at $10.63 - $30.00 per share, under stock-based compensation plans	2	403	—	—	—	405
Cash dividends, $1.24 per share	—	—	—	(3,432)	—	(3,432)

Balance at December 31, 2004	355	3,970	(180)	41,392	(1,440)	44,097

Comprehensive income:
Net income	—	—	—	6,672	—	6,672
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(909)	—	—	(909)

Comprehensive income	—	—	—	—	—	5,763
Issuance of 15,560 shares of common stock at $10.63 - $35.50 per share, under stock-based compensation plans, including related tax effects	2	329	—	—	—	331
Purchase of treasury stock	—	—	—	—	(82)	(82)
Cash dividends, $1.32 per share	—	—	—	(3,676)	—	(3,676)

Balance at December 31, 2005	357	4,299	(1,089)	44,388	(1,522)	46,433

Comprehensive income:
Net income	—	—	—	6,475	—	6,475
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	593	—	—	593

Comprehensive income	—	—	—	—	—	7,068
Adjustment to initially apply SFAS No. 158, net of tax effects	—	—	107	—	—	107
Issuance of 15,348 shares of common stock at $10.63 - $35.50 per share, under stock-based compensation plans, including related tax effects	2	244	—	—	—	246
Stock-based compensation expense	—	67	—	—	—	67
Cash dividends, $1.40 per share	—	—	—	(3,911)	—	(3,911)

Balance at December 31, 2006	$359	$4,610	$(389)	$46,952	$(1,522)	$50,010

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,475	$6,672	$6,290

Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans for sale	(9,141)	(5,499)	(3,835)
Sale of loans originated for sale	9,234	5,591	3,921
Depreciation and amortization, net of accretion	1,310	1,466	1,425
Amortization of mortgage servicing rights	84	97	71
Amortization of investment in real estate limited partnerships	132	125	50
Equity in (gain)/loss of investments in limited partnership, net of interest received	89	11	39
Stock-based compensation	67	—	—
Federal Home Loan Bank stock dividend	—	(83)	(129)
Net gains on sale of securities	(3)	(70)	(284)
Net gains on sale of loans	(157)	(102)	(234)
Net gain on sale of foreclosed real estate	(43)	(8)	(1)
Provision for loan losses	15	245	385
Net change in:
Interest receivable	(345)	(527)	(210)
Cash value of bank owned life insurance	(365)	(310)	(147)
Other assets	(1,324)	(23)	732
Accrued expenses and other liabilities	542	(459)	(198)

Total adjustments	95	454	1,585

Net cash from operating activities	6,570	7,126	7,875

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and paydowns of securities available-for-sale	13,352	8,703	21,849
Proceeds from sales of securities available-for-sale	3,290	8,777	8,305
Purchase of securities available-for-sale	(23,137)	(26,126)	(39,500)
Purchase of securities held-to-maturity	(1,561)	(2,939)	(7,925)
Proceeds from maturities and paydowns of securities held-to-maturity	13	14	12
Proceeds from sale of loans transferred to held for sale	—	—	12,166
Loan participations purchased	(12,354)	(23,121)	(17,756)
Net change in loans receivable	9,413	(12,084)	(18,985)
Proceeds from sale of Federal Home Loan Bank Stock	164	—	—
Purchase of Federal Home Loan Bank Stock	(721)	—	—
Purchase of premises and equipment, net	(1,360)	(1,687)	(994)
Proceeds from sale of foreclosed real estate	319	28	35
Purchase of bank owned life insurance	(2,000)	—	(8,000)

Net cash from investing activities	(14,582)	(48,435)	(50,793)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	(12,800)	74,158	29,933
Proceeds from FHLB advances	26,000	12,000	20,000
Repayment of FHLB advances	(31,500)	(14,000)	(7,000)
Change in other borrowed funds	5,848	(4,048)	3,306
Tax effect of nonqualified stock option exercise	15	1	—
Proceeds from issuance of common stock	231	330	405
Dividends paid	(3,849)	(3,617)	(3,398)
Treasury stock purchased	—	(82)	—

Net cash from financing activities	(16,055)	64,742	43,246

Net change in cash and cash equivalents	(24,067)	23,433	328
Cash and cash equivalents at beginning of period	39,831	16,398	16,070

Cash and cash equivalents at end of period	$15,764	$39,831	$16,398

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$7,560	$9,612	$6,868
Income taxes	$3,230	$2,965	$2,450
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$339	$307	$314
Transfers from loans to loans held for sale	$—	$—	$12,202
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years ended December 31, 2006, 2005 and 2004
NOTE 1 — Summary of Significant Accounting Policies
     Principles of Consolidation — The consolidated financial statements include NorthWest Indiana Bancorp (the Bancorp), its wholly owned subsidiary, Peoples Bank SB (the Bank), and the Bank’s wholly owned subsidiaries, Peoples Service Corporation and NWIN, LLC. The Bancorp has no other business activity other than being a holding company for the Bank. The Bancorp’s earnings are dependent upon the earnings of the Bank. Peoples Service Corporation provides insurance and annuity investments to the Bank’s wealth management customers. NWIN, LLC is located in Las Vegas, Nevada and serves as the Bank’s investment subsidiary and parent of a real estate investment trust, NWIN Funding, Inc.
     NWIN Funding, Inc. was formed on September 1, 2006 as an Indiana Real Estate Investment Trust. The formation of NWIN Funding, Inc. provides the Bancorp with a vehicle that may be used to raise capital, utilizing portfolio mortgages as collateral, without diluting stock ownership. In addition, NWIN Funding, Inc. will receive favorable state tax treatment for income generated by its operations. All significant inter-company accounts and transactions have been eliminated in consolidation.
     Use of Estimates — Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, loan servicing rights, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term.
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
Interest-bearing Deposits in Other Financial Institutions - Interest bearing deposits in other financial institutions mature within one year and are carried at cost.
     Securities — The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which management has the positive intent and the Bancorp the ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities recorded on the trade date are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount on a level yield method are included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.
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
     Loans Held for Sale — Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
     Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing rights. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
     Loans and Loan Income — Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level yield method without anticipating prepayments.
     Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
     All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan Losses — The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.
     A loan is considered impaired when, based on current information and events, it is probable that the Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bancorp does not separately identify individual consumer and residential loans for impairment disclosures.
     Federal Home Loan Bank Stock — The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
     Premises and Equipment — Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated using the straight-line method with useful lives ranging from 26 to 39 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.
     Foreclosed Real Estate — Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
     Servicing Rights — Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.
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
     Long-term Assets — Premises and equipment, core deposit and other intangible assets, and other long term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
     Bank Owned Life Insurance — The Bank has purchased life insurance policies on certain key management personnel. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
     Repurchase Agreements — Substantially, all repurchase agreement liabilities represent amounts advanced by various customers that are not covered by federal deposit insurance and are secured by securities owned by the Bancorp.
     Postretirement Benefits Other Than Pensions — The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Postretirement benefits are accrued based on the expected cost of providing postretirement benefits to employees during the years the employees have rendered service to the Bancorp.
     Stock Compensation — Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payment,” using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before income taxes of $37 thousand, a reduction in net income of $22 thousand, a decrease in basic and diluted earnings per share of $0.01 and a decrease in cash flow from operations of $37 thousand.
     During 2006, the exercising of stock options increased cash flows from financing activities by $231 thousand. In addition, the tax effect from the exercising of nonqualified stock options increased cash flows from financing activities by $15 thousand.
     As of December 31, 2006, there was $30 thousand of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.0 years.
     Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
     The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock Based Compensation, for the years ending December 31:

	(Dollars in thousands)
	2005	2004
Net income as reported	$6,672	$6,290
Deduct: Stock-based compensation expense determined under fair value based method	(45)	(51)

Pro forma net income	$6,627	$6,239

Basic earnings per common share as reported	$2.40	$2.28
Pro forma basic earnings per common share	$2.38	$2.26
Diluted earnings per common share as reported	$2.37	$2.24
Pro forma diluted earnings per common share	$2.35	$2.22
     Income Taxes — Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
     Loan Commitments and Related Financial Instruments — Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
     Earnings Per Common Share — Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.
     Comprehensive Income — Comprehensive income consists of net income and other comprehensive income. Other comprehensive income for the Bancorp includes unrealized gains and losses on securities available-for-sale.
     Loss Contingencies — Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
     Restrictions on Cash — Cash on hand or on deposit with the Federal Reserve Bank of $345,000 and $5,398,000 was required to meet regulatory reserve and clearing requirements at year-end 2006 and 2005. These balances do not earn interest.
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
     Operating Segments — While the Bancorp’s executive management monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Bancorp’s financial service operations are considered by management to be aggregated in one reportable operating segment.
     Reclassification — Certain amounts appearing in the consolidated financial statements and notes thereto for the years ended December 31, 2004 and December 31, 2005, may have been reclassified to conform to the December 31, 2006 presentation.

     Adoption of New Accounting Standards — Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payment.” See “Stock Compensation” above for further discussion of the effect of adopting this standard.
     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans –an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008.
     Adoption had the following effect on individual line items in the 2006 balance sheet:

	(Dollars in thousands)
	Before		After
	Application		Application
	of		of SFAS
	SFAS No. 58	Adjustments	No. 58
Liability for postretirement benefits	$207	$(185)	$22
Deferred income taxes	(1,464)	78	(1,503)
Total assets	619,060	(78)	618,982
Total liabilities	569,157	(185)	568,972
Accumulated other comprehensive loss	(496)	107	(389)
Total stockholders’ equity	$49,903	$107	$50,010
     In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment is recorded in opening retained earnings as of January 1, 2006. The adoption of SAB 108 had no effect on the Company’s financial statements for the year ending December 31, 2006.
     Effect of Newly Issued But Not Yet Effective Accounting Standards – In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this Statement to have a material impact on its consolidated financial position or results of operations.
     In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect that the adoption of this statement will have a material impact on its consolidated financial position or results of operations.
     In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.
     In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company has not completed its evaluation of the impact of adoption of EITF 06-4.
     In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85- 4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of this issue will have a material impact on the financial statements.
NOTE 2 – Securities
     The fair value of available-for-sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	(Dollars in thousands)
		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2006
U.S. government sponsored entities	$39,596	$35	$(450)
CMO and mortgage-backed securities	38,302	138	(515)
Municipal securities	4,959	—	(12)
CMO government sponsored entities	908	44	(19)

Total debt securities	$83,765	$217	$(996)

2005
U.S. government sponsored entities	$45,843	$—	$(958)
CMO and mortgage-backed securities	26,496	3	(676)
Municipal securities	2,880	1	(39)
CMO government sponsored entities	1,163	—	(28)

Total debt securities	$76,382	$4	$(1,701)

     The carrying amount, unrecognized gains and losses, and fair value of securities held-to-maturity were as follows:

	(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2006
Municipal securities	$14,709	$163	$(29)	$14,843
Mortgage-backed securities	538	4	(5)	537

Total debt securities	$15,247	$167	$(34)	$15,380

2005
Municipal securities	$13,161	$59	$(101)	$13,119
Mortgage-backed securities	550	5	(6)	549

Total debt securities	$13,711	$64	$(107)	$13,668

     The fair value of debt securities and carrying amount, if different, at year end 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$18,329	$—	$—
Due from one to five years	18,992	—	—
Due over five years	8,142	14,709	14,843
CMO and mortgage-backed securities	38,302	538	537

Total	$83,765	$15,247	$15,380

     Sales of available-for-sale securities were as follows:

	(Dollars in thousands)
	2006	2005	2004
Proceeds	$3,290	$8,777	$8,305
Gross gains	$3	$76	$284
Gross losses	—	(6)	—
     Losses in 2005 were part of a portfolio reallocation that was executed in the investment portfolio. The transaction improved the investment yield while enhancing portfolio diversification. The tax benefit (provision) related to these net realized gains and losses were $1,000 for 2006, $27,000 for 2005 and $110,000 for 2004.
     Securities with carrying values of $20,329,000 and $21,122,000 were pledged as of December 31, 2006 and 2005 as collateral for repurchase agreements and public funds and for other purposes as permitted or required by law.

     Securities with unrealized losses at year-end 2006 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2006
Description of Securities:
U.S. government sponsored entities	$—	$—	$35,519	$(450)	$35,519	$(450)
CMO and mortgage-backed securities	918	(6)	21,594	(533)	22,512	(539)
Municipal securities	2,654	(10)	3,107	(31)	5,761	(41)

Total temporarily impaired	$3,572	$(16)	$60,220	$(1,014)	$63,792	$(1,030)

     Securities with unrealized losses at year end 2005 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2005
Description of Securities:
U.S. government sponsored entities	$15,551	$(197)	$30,292	$(761)	$45,843	$(958)
CMO and mortgage-backed securities	17,230	(354)	9,881	(356)	27,111	(710)
Municipal securities	8,466	(113)	1,144	(27)	9,610	(140)

Total temporarily impaired	$41,247	$(664)	$41,317	$(1,144)	$82,564	$(1,808)

     Unrealized losses on securities have not been recognized into income because the securities are of high credit quality. Management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the securities approach maturity.
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
NOTE 3 — Loans Receivable
     Year end loans are summarized below:

	(Dollars in thousands)
	2006	2005
Loans secured by real estate:
Construction and land development	$48,688	$47,957
Residential, including home equity	234,560	235,488
Commercial real estate and other dwelling	126,966	112,685

Total loans secured by real estate	410,214	396,130
Consumer loans	2,997	4,057
Commercial business	46,918	50,215
Government and other	12,254	19,492

Subtotal	472,383	469,894
Less:
Net deferred loan origination fees	(555)	(625)
Undisbursed loan funds	(112)	(226)

Loans receivable	$471,716	$469,043

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2006	2005	2004
Balance at beginning of period	$4,181	$3,892	$3,787
Provision charged to income	15	245	385
Loans charged-off	(7)	(37)	(341)
Recoveries	78	81	61

Balance at end of period	$4,267	$4,181	$3,892

     Non-performing loans at year end were as follows:

	(Dollars in thousands)
	2006	2005
Loans past due over 90 days still on accrual	$182	$998
Non-accrual loans	2,896	1,113
     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2006	2005	2004
Year end loans with no allocated allowances for loan losses	$—	$—	$—
Year end loans with allocated allowances for loan losses	1,887	1,688	266

Total	$1,887	$1,688	$266

Amount of the allowance for loan losses allocated	$522	$493	$116
Average of impaired loans during the year	2,059	1,408	462
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—
NOTE 4 — Loan Servicing
     Mortgage loans serviced for others are not reported as assets. The principle balances of these loans at year end are as follows:

	(Dollars in thousands)
	2006	2005
Mortgage loan portfolio serviced for FHLMC	$40,848	$38,048

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $385,000 and $636,000 at December 31, 2006 and 2005.

     Activity for capitalized mortgage servicing rights, and the related valuation allowance, was as follows:

	(Dollars in thousands)
	2006	2005	2004
Servicing rights:
Beginning of year	$314	$365	$252
Additions	65	46	184
Amortized to expense	(84)	(97)	(71)

End of year	$295	$314	$365

     At year end 2006, 2005 and 2004, there was no valuation allowance required.
NOTE 5 — Premises and Equipment, Net
     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2006	2005
Cost:
Land	$2,767	$2,127
Buildings and improvements	13,856	13,742
Furniture and equipment	8,084	7,478

Total cost	24,707	23,347
Less accumulated depreciation	(10,104)	(8,837)

Premises and equipment, net	$14,603	$14,510

     Depreciation expense was $1,267,000; $1,251,000 and $1,242,000 for 2006, 2005 and 2004.
NOTE 6 — Income Taxes
     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2006	2005	2004
Federal:
Current	$2,578	$2,577	$2,531
Deferred	(110)	18	160
State:
Current	254	513	503
Deferred	(48)	10	25

Income tax expenses	$2,674	$3,118	$3,219

     Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:

	(Dollars in thousands)
	2006	2005	2004
Federal statutory rate	34%	34%	34%
Tax expense at statutory rate	$3,111	$3,329	$3,233
State tax, net of federal effect	136	345	348
Tax exempt income	(546)	(474)	(247)
Other	(27)	(82)	(115)

Total income tax expenses	$2,674	$3,118	$3,219

     The components of the net deferred tax asset recorded in the consolidated balance sheets are as follows:

	(Dollars in thousands)
	2006	2005
Deferred tax assets:
Bad debts	$1,656	$1,630
Deferred loan fees	215	243
Deferred compensation	492	445
Unrealized depreciation on securities available-for-sale	285	608
Other	98	146

Total deferred tax assets	2,746	3,072

Deferred tax liabilities:
Depreciation	(731)	(800)
Other	(512)	(526)

Total deferred tax liabilities	(1,243)	(1,326)
Valuation allowance	—	—

Net deferred tax assets	$1,503	$1,746

     The Bancorp qualified under provisions of the Internal Revenue Code, in prior years, to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2006 and 2005 includes, approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2006 and 2005.
NOTE 7 — Deposits
     The aggregate amount of certificates of deposit with a balance of $100 thousand or more was $81.4 million at December 31, 2006 and $79.1 million at December 31, 2005.
     At December 31, 2006, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2007	$202,256
2008	9,645
2009	990
2010	441

Total	$213,332

NOTE 8 — Borrowed Funds
     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2006	2005
Repurchase agreements	$14,717	$12,075
Fixed rate advances from the FHLB	30,000	33,000
Putable advances from the FHLB	2,000	4,500
Line of credit from the FHLB	3,089	—
Limited partnership obligation	60	124
Other	1,635	1,454

Total	$51,501	$51,153

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2006	2005
Ending balance	$14,717	$12,075
Average balance during the year	14,242	13,938
Maximum month-end balance during the year	21,715	14,490
Securities underlying the agreements at year end:
Carrying value	20,329	21,122
Fair value	20,329	21,122
Average interest rate during the year	3.42%	2.54%
     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2006	2005
Fixed rate advances, maturing January 2007 through October 2009, at rates from 2.80% to 5.48% average rate:
2006 - 4.05%; 2005 - 3.40%	$30,000	$33,000
Putable advances, maturing July 2008, at a rate of 5.28%, average rate:
2006 - 5.28%; 2005 - 5.17%	$2,000	$4,500
     Fixed rate advances are payable at maturity, with a prepayment penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by mortgage loans totaling $181,634,000 and $182,357,000 under a blanket lien arrangement at December 31, 2006 and 2005. In addition to the fixed rate and putable advances, the Bancorp maintains a $10.0 million line of credit with the Federal Home Loan Bank of Indianapolis. The outstanding balance on the line of credit was $3.1 million and $0 at December 31, 2006 and 2005. At December 31, 2006, based on eligible collateral, the Bancorp could borrow up to $130.4 million in FHLB advances.
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
     Other borrowings at December 31, 2006 and 2005 include Treasury, Tax and Loan and reclassified bank balances.
     At December 31, 2006, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2007	$41,501
2008	3,000
2009	7,000
2010	—
2011	—

Total	$51,501

NOTE 9 — Employees’ Benefit Plans
     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Savings and Profit Sharing Plan and Trust on the first day of the month coincident with or the next date following the completion of one year of employment, age 18, and completion of at least 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Employees’ Savings Plan of 1% to 50% of Plan Salary, subject to limitations imposed by Internal Revenue Code section 401(k). The Profit Sharing Plan and Trust feature is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions for the year ended December 31, 2006, were based on 6% of the participants’ total compensation excluding incentives. Contributions during the years ended December 31, 2005 and 2004 were based on 8% and 11% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $299,000, $387,000 and $514,000 for 2006, 2005 and 2004.
     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The unqualified deferred compensation plan liability at December 31, 2006 and 2005 was $75,000 and $65,000. The Plan expense amounted to $6,000, $7,000 and $8,000 for 2006, 2005 and 2004.
     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $129,000, $103,000 and $63,000 for 2006, 2005 and 2004. The deferred fee liability at December 31, 2006 and 2005 was $1,269,000 and $1,140,000.
     During 2006 and 2004, the Bank purchased $2.0 million and $8.0 million in bank owned life insurance. The business purpose of the bank owned life insurance is to offset the cost of Bancorp sponsored employee benefits. The bank owned life insurance is recorded as an asset on the Bancorp’s balance sheet. Increases in cash value of the policies are recorded as noninterest income.
NOTE 10 — Defined Benefit Postretirement Plan
     The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee’s date of retirement. Surviving spouses are covered if they were covered at the time of the retiree’s death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree’s death. Currently, the Bancorp pays $143.00 of the retiree monthly medical coverage premium. This amount will remain fixed over the benefit period. Retirees pay 100% of the premiums for all dependent medical coverage. The unrecognized net actuarial gain of $0 and $142,000 at December 31, 2006 and 2005, is a result of a decrease in the plan participation assumptions.
     The following table sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2006	2005

Change in benefit obligation:
Beginning benefit obligation	$79	$75
Unrecognized net actuarial (gain)/loss	(56)	5
Service cost	2	2
Interest cost	5	4
Benefits paid	(8)	(7)

Ending benefit obligation	22	79

Change in plan assets	—	—

Funded status	(22)	(79)
Unrecognized net actuarial (gain)/loss	—	(142)

Net amount recognized	$(22)	$(221)

     Prior to adoption of FAS Statement 158, $221 thousand was recognized in the balance sheet at December 31, 2005.
     Net gains of $107 thousand were recognized in accumulated other comprehensive income at December 31, 2006. The accumulated benefit obligation was $22 thousand and $79 thousand at year end 2006 and 2005.

	(Dollars in thousands)
	2006	2005	2004

Components of net periodic postretirement benefit cost:
Adjustment for prior year expected net benefit cost	$—	$—	$(12)
Service cost	2	2	14
Interest cost	5	4	17
Unrecognized net actuarial (gain)/loss	(13)	(13)	3

Net periodic postretirement benefit cost	$(6)	$(7)	$22

     The estimated unrecognized gain for the postretirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $18,305.

	(Dollars in thousands)
	2006	2005	2004

Assumptions used:
Discount rate	5.50%	6.00%	6.00%
Annual health care trend rates at year-end:
Health care cost trend rate assumed	7.00%	7.00%	8.00%
Rate that the cost rate declines to	5.00%	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2009	2008	2008
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)
	One Percentage Point	One Percentage Point
	Increase	Decrease

Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	—	—
     The Bancorp expects to contribute $6,000 to its defined benefit postretirement plan in 2007.
     The following benefit payments, which reflect expected future service, are expected:

(Dollars in thousands)
2007	$201
2008	198
2009	194
2010	553
2011	772
Following 5 years	7,031
NOTE 11 — Regulatory Capital
     The Bancorp and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized capital distributions are limited, as is asset growth and expansion, capital restoration plans are required.
     At year end 2006 and 2005, the most recent regulatory notifications categorized the Bancorp and Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bancorp’s or the Bank’s category.

     At year end, capital levels (in millions) for the Bancorp and the Bank were substantially the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total capital to risk-weighted assets	$54.7	12.0%	$36.4	8.0%	$45.5	10.0%
Tier 1 capital to risk-weighted assets	$50.4	11.1%	$18.2	4.0%	$27.3	6.0%
Tier 1 capital to adjusted average assets	$50.4	8.0%	$19.0	3.0%	$31.7	5.0%

2005
Total capital to risk-weighted assets	$51.7	11.6%	$35.6	8.0%	$44.5	10.0%
Tier 1 capital to risk-weighted assets	$47.5	10.7%	$17.8	4.0%	$26.7	6.0%
Tier 1 capital to adjusted average assets	$47.5	7.9%	$18.1	3.0%	$30.2	5.0%
     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year-to-date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice because of the financial condition of the Bank. The aggregate amount of dividends which may be declared by the Bank in 2007, without prior regulatory approval, approximates $4,907,000 plus current 2007 net profits.
NOTE 12 — Stock Based Compensation
     The Bancorp’s 2004 Stock Option Plan (the Plan), which is shareholder-approved, permits the grant of share options to its employees for up to 250,000 shares of common stock. Awards granted under the Plan may be in the form of incentive stock options, non-incentive stock options, or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees’ purchases of an equity interest in the Bancorp. Option awards are generally granted with an exercise price equal to the market price of the Bancorp’s common stock at the date of grant; those option awards have 5 year vesting periods and have 10-year contractual terms. Total compensation cost that has been charged against income for those plans was $37 thousand, $0, and $0 for 2006, 2005 and 2004. The total income tax benefit was $15 thousand for 2006 and $0 for 2005 and 2004.
     The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. (Employee and management options are tracked separately.) The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
     The fair value of options granted was determined using the following weighted average assumptions as of grant date:

	2006	2005	2004
Risk-free interest rate	—	—	3.28%
Expected term	—	—	6-7 years
Expected stock price volatility	—	—	16.50%
Dividend yield	—	—	4.13%
     A summary of the Bancorp’s stock option activity for 2006 follows:

			Weighted	(Dollars in
		Weighted	Average	Thousands)
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning of year	97,385	$22.63
Granted	—	—
Exercised	(11,348)	20.44

Outstanding at end of year	86,037	$22.92	4.6	$755

Exercisable at end of year	40,412	$20.32	3.0	$459

     Information related to the stock option plan during each year follows:

	(Dollars in thousands)
	2006	2005	2004

Intrinsic value of options exercised	$127	$225	$224
Cash received from options exercised	231	296	325
Tax benefit realized from options exercised	17	12	—
Weighted average fair value of options granted	n/a	n/a	3.48

     As of December 31, 2006, there was $30,469 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.0 years.
     Restricted stock awards are generally granted with an award price equal to the market price of the Bancorp’s common stock on the award date. Restricted stock awards have been issued with a five year cliff vesting period. Forfeiture provisions exist for personnel that separate employment before the vesting period expires. Compensation expense related to restricted stock awards are recognized over the employee’s service period.
     A summary of changes in the Bancorp’s nonvested restricted stock for 2006 follows:

		(Dollars in
		thousands)
		Weighted
		Average
		Grant Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2006	4,400	$123
Granted	3,000

Nonvested at December 31, 2006	7,400	$218

     As of December 31, 2006, there was $140,558 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 3.9 years. No shares vested during the years ended December 31, 2006, 2005 and 2004.
NOTE 13 — Earnings Per Share
     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for 2006, 2005 and 2004 is presented below.

	2006	2005	2004
Basic earnings per common share:
Net income available to common stockholders	$6,475,000	$6,672,000	$6,290,000

Weighted-average common shares outstanding	2,791,933	2,781,735	2,764,657

Basic earnings per common share	$2.32	$2.40	$2.28

Diluted earnings per common share:
Net income available to common stockholders	$6,475,000	$6,672,000	$6,290,000

Weighted-average common shares outstanding	2,791,933	2,781,735	2,764,657
Add: dilutive effect of assumed stock option exercises	21,017	32,779	44,044

Weighted-average common and dilutive potential common shares outstanding	2,812,950	2,814,514	2,808,701

Diluted earnings per common share	$2.30	$2.37	$2.24

     There were 11,450 antidilutive shares outstanding at December 31, 2006, and no antidilutive shares outstanding for 2005 and 2004.
NOTE 14 — Related Party Transactions
     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $60,000) of $5,666,000 at December 31, 2006 and $6,900,000 at December 31, 2005. For the year ended December 31, 2006, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance — January 1, 2006	$6,900
New loans	716
Repayments	(1,950)

Aggregate balance — December 31, 2006	$5,666

     Deposits from directors and executive officers were $2.7 million and $2.5 million at December 31, 2006 and 2005.
NOTE 15 — Commitments and Contingencies
     The Bancorp is a party to financial instruments in the normal course of business to meet financing needs of its customers. These financial instruments, which include commitments to make loans and standby letters of credit, are not reflected in the accompanying consolidated financial statements. Such financial instruments are recorded when they are funded.
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
     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total

December 31, 2006:
Commercial business	$—	$38,666	$38,666
Real estate	12,963	37,746	50,709
Consumer loans	—	41	41
Unsecured consumer overdrafts	5,874	—	5,874

Total	$18,837	$76,453	$95,290

December 31, 2005:
Commercial business	$—	$33,418	$33,418
Real estate	11,252	33,096	44,348
Consumer loans	—	79	79
Unsecured consumer overdrafts	6,240	—	6,240

Total	$17,492	$66,593	$84,085

     The $12,963 in fixed rate commitments outstanding at December 31, 2006 had interest rates ranging from 4.75% to 9.125%, for a period not to exceed forty-five days. At December 31, 2005, fixed rate commitments outstanding of $11,252 had interest rates ranging from 4.25% to 8.625%, for a period not to exceed forty-five days.

     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2006 and 2005, the Bancorp had standby letters of credit totaling $4,026,000 and $4,049,000. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.
NOTE 16 — Fair Values of Financial Instruments
     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2006
	Carrying	Estimated
	Value	Fair Value
Cash and cash equivalents	$15,764	$15,764
Securities available-for-sale	83,765	83,765
Securities held-to-maturity	15,247	15,380
Loans receivable, net	467,449	464,706
Federal Home Loan Bank stock	3,544	3,544
Accrued interest receivable	3,331	3,331

Financial liabilities
Demand and savings deposits	299,599	299,599
Certificates of deposit	213,332	212,621
Borrowed funds	51,501	50,676
Accrued interest payable	238	238

	(Dollars in thousands)
	December 31, 2005
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$39,831	$39,831
Securities available-for-sale	76,382	76,382
Securities held-to-maturity	13,711	13,668
Loans receivable, net	464,862	460,005
Federal Home Loan Bank stock	2,987	2,987
Accrued interest receivable	2,986	2,986

Financial liabilities
Demand and savings deposits	311,128	311,128
Certificates of deposit	214,603	213,347
Borrowed funds	51,153	49,893
Accrued interest payable	205	205
     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2006 and 2005. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2006 and 2005, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2006 and 2005, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financings. The estimated fair value of other financial instruments, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.
NOTE 17 — Other Comprehensive Income/(Loss)
     Other comprehensive income/(loss) components and related taxes were as follows:

	2006	2005	2004
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains/(losses) arising during the year	$919	$(1,337)	$(832)
Reclassification adjustment for gains included in net income	(3)	(70)	(284)

Net change in net unrealized gains and losses on securities available for sale	916	(1,407)	(1,116)
Tax effects, net	(323)	498	396

Total other comprehensive income/(loss)	$593	$(909)	$(720)

NOTE 18 — Selected Quarterly Financial Data (Unaudited)
     Selected quarterly financial data is summarized as follows:
Year ended December 31, 2006:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006

Total interest income	$8,305	$8,624	$8,907	$9,143
Total interest expense	3,266	3,729	4,185	4,558

Net interest income	5,039	4,895	4,722	4,585
Provision for loan losses	—	15	—	—

Net interest income after provision for loan losses	5,039	4,880	4,722	4,585
Total noninterest income	1,035	1,054	1,062	1,068
Total noninterest expense	3,620	3,559	3,558	3,558

Income before income taxes	2,454	2,375	2,226	2,095
Income tax expenses	778	722	639	536

Net income	$1,676	$1,653	$1,587	$1,559

Basic earnings per share	$0.60	$0.59	$0.57	$0.56

Diluted earnings per share	$0.60	$0.58	$0.57	$0.55

Year ended December 31, 2005:

	(Dollars in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

Total interest income	$7,007	$7,411	$7,557	$8,049
Total interest expense	1,949	2,270	2,551	2,988

Net interest income	5,058	5,141	5,006	5,061
Provision for loan losses	65	60	40	80

Net interest income after provision for loan losses	4,993	5,081	4,966	4,981
Total noninterest income	802	904	883	951
Total noninterest expense	3,416	3,562	3,502	3,291

Income before income taxes	2,379	2,423	2,347	2,641
Income tax expenses	772	775	738	833

Net income	$1,607	$1,648	$1,609	$1,808

Basic earnings per share	$0.58	$0.59	$0.58	$0.65

Diluted earnings per sharee	$0.57	$0.58	$0.57	$0.65

NOTE 19 — Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,
	2006	2005
Assets
Cash on deposit with Peoples Bank	$1,108	$129
Investment in Peoples Bank	48,655	45,265
Dividends receivable from Peoples Bank	978	920
Other assets	923	1,088

Total assets	$51,664	$47,402

Liabilities and stockholders’ equity
Dividends payable	$980	$919
Other liabilities	674	50

Total liabilities	1,654	969

Common stock	359	357
Additional paid in capital	4,610	4,299
Accumulated other comprehensive loss	(389)	(1,089)
Retained earnings	46,952	44,388
Treasury stock	(1,522)	(1,522)

Total stockholders’ equity	50,010	46,433

Total liabilities and stockholders’ equity	$51,664	$47,402

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2006	2005	2004

Dividends from Peoples Bank	$3,907	$4,568	$3,425
Operating expenses	162	189	153

Income before income taxes
and equity in undistributed income of Peoples Bank	3,745	4,379	3,272
Provision (benefit) for income taxes	(40)	(75)	(61)

Income before equity in undistributed income of Peoples Bank	3,785	4,454	3,333
Equity in undistributed income of Peoples Bank	2,690	2,218	2,957

Net income	$6,475	$6,672	$6,290

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net income	$6,475	$6,672	$6,290
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed net income of Peoples Bank	(2,690)	(2,218)	(2,957)
Stock-based compensation expense	67	—	—
Change in other assets	107	(42)	(481)
Change in other liabilities	624	(1,120)	(12)

Total adjustments	(1,892)	(3,380)	(3,450)

Net cash from operating activities	4,583	3,292	2,840

Cash flows from investing activities	—	—	—

Cash flows from financing activities:
Dividends paid	(3,850)	(3,617)	(3,398)
Treasury stock purchased	—	(82)	—
Proceeds from issuance of common stock	246	331	405

Net cash from financing activities	(3,604)	(3,368)	(2,993)

Net change in cash	979	(76)	(153)
Cash at beginning of year	129	205	358

Cash at end of year	$1,108	$129	$205

Market Information
     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 23, 2007, the Bancorp had 2,801,265 shares of common stock outstanding and 409 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2006 and December 31, 2005. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share
Year Ended December 31, 2006	1st Quarter	$32.00	$31.30	$.35

	2nd Quarter	32.00	31.05	.35

	3rd Quarter	32.75	31.00	.35

	4th Quarter	32.50	31.50	.35

Year Ended December 31, 2005	1st Quarter	$37.05	$33.60	$.33

	2nd Quarter	35.55	33.00	.33

	3rd Quarter	34.00	32.05	.33

	4th Quarter	33.00	29.10	.33

Book Value per Share

Basic Earnings per Share

Dividends per Share

Total Return Performance

	Period Ending December 31,

Index	2001	2002	2003	2004	2005	2006

NorthWest Indiana Bancorp	$100.00	120.46	159.61	194.92	176.11	183.98
Russell 2000	$100.00	79.52	117.09	138.55	144.86	171.47
SNL $500M-$1B Bank Index	$100.00	127.67	184.09	208.62	217.57	247.44
     The performance graph and table above compare the cumulative total shareholder return for the Company with the cumulative total return for the Russell 2000 Index and for the SNL Securities index of bank stocks having $500 million to $1 billion in assets (“SNL $500M-$1B Bank Index”).

# 2006 Board of Directors

*First column, top to bottom:*

**David A. Bochnowski**
*Chairman and Chief Executive Officer of the Bancorp*

**Frank J. Bochnowski**
*Retired; formerly Executive Vice President and Secretary of the Bancorp*

**Leroy F. Cataldi, P.D.**
*Retired; Pharmacist and former owner of Cataldi Prescription Shoppe, Sauk Drugs and Southlake Pharmacy*

**Lourdes M. Dennison**
*Executive Coordinator Asian American Medical Association; Managing Partner D&T LLC, a real estate investment partnership*

**Donald P. Fesko**
*Administrator of Community Hospital*

*Second column, top to bottom:*

**Edward J. Furticella**
*Former Executive Vice President and CFO of the Bancorp Currently part-time employee of the Bancorp, and Continuous Lecturer at Purdue University Calumet*

**Joel Gorelick**
*President and Chief Administrative Officer of the Bancorp*

**Kenneth V. Krupinski**
*Certified Public Accountant and Principal with Swartz Retson, P.C.*

**Stanley E. Mize**
*Retired; formerly President of Stan Mize Towne & Countree Auto Sales, Inc.*

*Third column, top to bottom:*

**Anthony M. Puntillo D.D.S., M.S.D.**
*Orthodontist, President of Puntillo Orthodontics, P.C.*

**James L. Wieser**
*Attorney with Wieser, Sterba & Wyllie, LLP*

*Fourth column, top to bottom:*

**Gloria C. Gray-Weissman**
*Director Emeritus*

**Harold G. Reuth**
*Director Emeritus*

# Board Committees

**Asset, Liability, Capital & Technology Management**
Frank J. Bochnowski, *Chairman*
Donald P. Fesko
Edward J. Furticella
Joel Gorelick
Kenneth V. Krupinski
Anthony M. Puntillo

**Compensation & Benefits**
Stanley E. Mize, *Chairman*
Lourdes M. Dennison
Kenneth V. Krupinski
James L. Wieser

**Executive**
David A. Bochnowski, *Chairman*
Frank J. Bochnowski
Leroy F. Cataldi
Lourdes M. Dennison
Stanley E. Mize

**Nominating & Corporate Governance**
Stanley E. Mize, *Chairman*
Frank J. Bochnowski
Leroy F. Cataldi
Lourdes M. Dennison
Donald P. Fesko
Kenneth V. Krupinski
Anthony M. Puntillo

**Risk Management**
James L. Wieser, *Chairman*
Kenneth V. Krupinski
Stanley E. Mize

**Wealth Management**
Leroy F. Cataldi, *Chairman*
Lourdes M. Dennison
Joel Gorelick
Anthony M. Puntillo

36

Corporate Information
Officers of NorthWest Indiana Bancorp and Peoples Bank
David A. Bochnowski
      Chairman and Chief Executive Officer
Joel Gorelick
     President and Chief Administrative Officer
Jon E. DeGuilio
     Executive Vice President,
     General Counsel and Corporate Secretary
Robert T. Lowry
     Senior Vice President,
     Chief Financial Officer and Treasurer
Officers of Peoples Bank
Tanya A. Buerger
     Senior Vice President,
     Operations & Technology Group
Stacy A. Januszewski
     Senior Vice President,
      Risk Management Group
Terrence M. Quinn
     Senior Vice President,
     Wealth Management Group
Todd M. Scheub
     Senior Vice President, Lending Group
Management Personnel of Peoples Bank
Lending Group
Commercial Lending
Ronald P. Knestrict
     Vice President,
     Commercial Loan Officer
Daniel W. Moser
     Vice President,
     Construction & Development Lending
Brian E. Rusin
     Vice President, Commercial Loan Officer
Daniel J. Duncan
     Commercial Loan Officer
Retail Lending
Catherine L. Gonzalez
     Vice President, Manager, Retail Lending
Leslie J. Bernacki
     Assistant Vice President,
     Residential Loan Officer
Jeremy A. Gorelick
     Assistant Vice President,
     Residential Loan Officer
Rachel C. Lentz
     Assistant Vice President,
     Retail Lending Officer
Austin P. Logue
     Assistant Vice President,
     Residential Loan Officer
Alicia Q. McMahon
     Assistant Vice President,
     Residential Loan Officer
Nancy L. Weckler
     Assistant Vice President,
     Loan Underwriting
Loan Collections
Thomas Guiden
     Manager, Collections
Retail Banking Group
Carla J. Houck
     Vice President, Retail Banking Group
Shannon E. Franko
     Vice President, Banking Center Coordinator
Cynthia S. Miles
     Assistant Vice President,
     Retail Banking Assistant
Banking Centers
Donna M. Vurva
     Assistant Vice President,
     Manager, Dyer Banking Center
Margaret M. Haas
     Manager, East Chicago Banking Center
Sandra L. Sigler
     Assistant Vice President,
     Manager, Hammond Banking Center
Marilyn K. Repp
     Vice President,
     Senior Manager, Hobart Banking Center
Colleen A. Mastalski
     Assistant Vice President,
     Manager, Merrillville-Broadway
     Banking Center
Charman F. Williamson
     Vice President,
     Manager, Merrillville-Taft Banking Center
Lesli R. Heinrikson
     Manager, Munster Banking Center
Kelly A. Stoming
     Assistant Vice President,
     Manager, Schererville Banking Center
Jennifer L. Gunning
     Assistant Manager,
     Schererville Banking Center
Wealth Management Group
Stephan A. Ziemba
     Vice President,
     Senior Wealth Management Officer
Mary T. Ciciora
     Vice President, Wealth Management Officer
Randall H. Walker
     Vice President,
     Wealth Management Officer
Igor Marjanovic
     Assistant Vice President,
     Wealth Management Officer
Joyce M. Barr
     Assistant Vice President,
     Wealth Management Officer
Operations & Technology Group
Bank Operations
Mary D. Mulroe
      Vice President, Manager, Bank Operations
Deposit Operations
Meredith L. Bielak
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
     Assistant Vice President,
     Manager, Loan Operations
Sharon V. Vacendak
     Assistant Vice President, Loan Operations
Systems Delivery
Cynthia D. Jones
      Assistant Vice President,
     Manager, Systems Delivery
Brand Learning & Communications Group
Linda L. Kollada
     Vice President, Human Resources
Jill M. Knight
     Vice President, Training Coordinator
Michelle L. Dvorscak
     Assistant Vice President,
     Manager, Human Resources
Heather A. Mutka
     Assistant Vice President, Marketing
Finance & Controls Group
Peymon S. Torabi
      Assistant Vice President, Controller
Michaelene M. Smith
     Assistant Vice President, Accounting
Risk Management & Stakeholders Services Group
Christine M. Friel
     Vice President, Loan Review
David W. Homrich
     Vice President, Compliance
Linda C. Nemeth
      Assistant Vice President, Internal Audit
Nicole M. Gullette
     Assistant Vice President,
     Assistant to the Internal Auditor
Michael J. Shimala,
     Assistant Vice President, Security Officer
Other Management Personnel
Laura J. Spicer
     Administrative Assistant to the Chairman
Jane G. Bridgman
     Management Development
Candice N. Kouros
     Management Development
Melissa L. Webb
     Management Development
www.ibankpeoples.com

**CORPORATE HEADQUARTERS**
9204 Columbia Avenue
Munster, Indiana 46321
**219/836-4400**

*Stock Transfer Agent*
The Bank acts as the transfer agent for the Bancorp's common stock.

*Independent Auditors*
Crowe Chizek and Company LLC
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana 46624

*Special Legal Counsel*
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204

*Annual Stockholders Meeting*
The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Peoples Bank Corporate Center 9204 Columbia Avenue, Munster, Indiana, on April 18, 2007 at 10:15 a.m.

**A copy of the Bancorp's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321.**

NorthWest Indiana
BANCORP

Peoples Bank

**SUBSIDIARY OF NORTHWEST INDIANA BANCORP**

**DYER,** 1300 Sheffield Avenue, 322-2530
**EAST CHICAGO,** 4901 Indianapolis Blvd., 378-1000
**HAMMOND,** 7120 Indianapolis Blvd., 844-4500
**HOBART,** 1501 S. Lake Park Avenue, 945-1305
**MERRILLVILLE,** 7915 Taft Street, 796-9000
8600 Broadway, 685-8600
**MUNSTER,** 9204 Columbia Avenue, 853-7550
**LOAN CENTER,** 853-7500
**WEALTH MANAGEMENT,** 853-7080
**SCHERERVILLE,** 141 W. Lincoln Highway, 865-4300

Member FDIC

**www.ibankpeoples.com**