Form 10-K, Exhibit 13
period 2007-12-31
NORTHWEST INDIANA BANCORP
filed 2008-03-18
CIK 919864

Exhibit 13

NorthWest Indiana BANCORP
2007 Annual Report

2007 > Logowear
Peoples Bank employees are proudly dressed in the new logowear.
2007 > Crown Point, Indiana
Ribbon-cutting ceremony at the new Crown Point Banking Center of Peoples Bank.
2008 > Gary, Indiana
Architect’s rendering of the future Peoples Bank location in Gary, Indiana.

2007 Annual Report
        David A. Bochnowski
                      Chairman and
        Chief Executive Officer
Dear Shareholder,
     2007 proved to be a challenging year for your company as well as for the financial services industry. Our earnings were $5.6 million, the fifth highest in our history, producing respectable key financial ratios: our return on assets was 0.91% and our return on equity was 10.78%. Both of these ratios are very competitive when compared to our community banking peers throughout the nation. Nevertheless, our 2007 income did not keep pace with prior years.
Operating Results
     For most of 2007, the Federal Reserve declined to react to deteriorating economic conditions, which stressed credit markets and limited growth. The persistent high interest rate environment exerted pressure on our cost of funds. At the same time, competitive pricing in our market area decreased the yield on our loan portfolio. The combination of these two factors caused a 7% reduction in our net interest income, leading to a decrease in our earnings compared to the prior year.
     Peoples Bank does not make or own any subprime loans that have depressed the earnings of some financial services companies both here and abroad, but our exposure to the slow down in the economy resulted in prudent action taken to increase reserves for potential problem credits. While economists are debating whether a recession may soon occur in the American economy, it is clear that the manufacturing sector of the Midwest has been declining for several years resulting in credit market stress.
     Additional reserves and expenses were incurred during 2007 in response to deterioration in our commercial real estate portfolio caused by two loan participations and a letter of credit related to a commercial project. These actions had a combined impact of $856 thousand on earnings, and management continues to take action to protect the Bank’s interest in the collateral supporting these credits. Our cautious approach to potential difficulties underscores the sound banking principle of vigilance in uncertain times.

     During the year, management carefully reviewed our loan underwriting guidelines for consistency in the current operating environment. We concluded that our standards adequately address the issue of asset quality. Management also reviewed our loan participation policy for signs of stress.
     The Bank historically has engaged in participations with other lenders in credit facilities in regional and national markets. This activity spreads the risk of concentrating our loan portfolio in our local community in the event of a severe downturn. Loan participations at the end of 2007 were $26 million or 5.6% of our total loan portfolio. Among our participations were $7.1 million in loans in states that were not contiguous to Indiana, or 1.5% of all loans outstanding. Each participation without exception has been underwritten according to the Bank’s own underwriting standards. Management concluded that the practice of spreading risk through participations was an appropriate practice, but that any decision on future activities would be subject to an analysis of alternative actions that would reduce risk concentrations in our loan portfolio.
     Fierce competition for deposit and loan growth in our local market tested the Bank’s ability to remain focused on building shareholder value. In response, management opted for a course of smart growth avoiding a commitment to long-term high cost deposits. Loan originations for the year totaled $217.2 million; however, growth of our portfolio was curtailed by the sale of mortgage loans, the high paced pay-off of loan participations, and scheduled loan principal reductions by borrowers. As a result, assets grew $9.7 million during the year to $628.7 million. Our capital position at year-end was a healthy $52.7 million or 8.4% of total assets.
     In 2007, the Bank successfully focused on managing our expense structure and expanding our market presence. We were pleased that operating expenses increased by only 1.6%. We also focused on our market positioning, and devoted much of the year to creating a message platform for delivering our products and services to customers and the community.

You First Banking: Enhancing Income
     With professional assistance, extensive surveys were conducted to determine the preferences within our trade territory for banking and financial needs. Those studies revealed that our customers place high value on the service they receive from the Bank, particularly our long-standing commitment to making the needs of our customers our first priority. The “You First Banking” brand was rolled out in the fall and included bank-wide training in delivery of the brand, along with a consistent look of our offices and Peoples Bank team logo wear. Our research confirmed that a progressive community bank that is sensitive to and responsive to customer and community needs can thrive in Northwest Indiana.
     Expansion during the year included the opening of our ninth Banking Center in Crown Point, the continued growth of our Wealth Management Group, and a Private Banking initiative. Our presence in Crown Point presents an exciting opportunity for the expansion of our substantial customer base in that community. The Banking Center offers a blend of traditional banking and a state of the art drive-up facility along with twenty-first century technology. An inviting lobby features a fireplace, as well as a cyber café where customers can learn the intricacies of electronic banking.
     Addressing the Wealth Management needs of our customers has become a high priority for the Bank. Today’s customer preferences have moved beyond traditional bank offerings to include investments and trusts designed to meet individual needs. Under the direction of Terry Quinn, Senior Vice-President, our Wealth Management Group increased the book value of assets under management by $47.1 million to $191.9 million during the year while enhancing the Bank’s income. Non-interest income from banking activities for 2007 totaled $4.4 million, an increase of $212 thousand over the prior year.
Strategic Direction
     Consistent with the responsibility of providing oversight for the Bank’s operations and direction, the Board of Directors reviewed the strategic positioning of the Bank taking into account current economic conditions and the future of the financial services sector. With the assistance of professionally prepared reports from Sandler, O’Neill and Keefe, Bruyette, Woods, the Board concluded that both the current and historic financial performance of the Bancorp was superior to that of our peers.

     The Board also determined that, over the long-term, shareholder value would be enhanced through:
•	banking center expansion throughout Lake and Porter Counties

•	continued development of electronic banking

•	growth of Wealth Management

•	additional loan personnel to take advantage of community bank consumer and commercial lending opportunities

•	expansion of our suite of services to include Private Banking to serve the total financial needs of our professional customers

•	increased marketing and training efforts designed to enhance business with existing customers and attract new customers to our “You First Banking” brand
     The Board’s business expansion discussion recognized that in the near term operating expenses would increase with potential impact on the Bank’s bottom line. At the same time, the Board determined that the Bank had established a widely accepted reputation for putting customers first whether their banking needs are personal, private, commercial, or related to wealth management. The Board concluded that any reluctance to incur the costs necessary to maximize our advantage would pose a greater risk to long-term shareholder value.
Looking Forward
     The Peoples team has responded with energy and enthusiasm to the task of managing our capital to implement our strategic plan. Private Banking came on line in the fourth quarter of last year with early indications of success. Two loan officers with strong credentials and experience in Porter County have joined the effort to expand our commercial loan offerings. A Banking Center in Gary will be under construction this spring with an opening planned for the fall of 2008. We plan to begin construction in the latter half of the year on our eleventh Banking Center which will be located in the Cumberland Crossing development in Valparaiso.

     Our marketing effort will be key to the success of our expansion plans. Consistent with the introduction of our “You First Banking” service brand, we will adopt the “You First” concept to new and existing product offerings. In February of 2008 the Bank rolled out “You First Checking,” an offering unique to our market that allows customers to tailor the features of the account to their individual needs. In addition to customary free checking, the customer can choose from the options of earned interest, waived service fees, up to five waivers per month of Peoples Bank ATM fees, premiums on certificates of deposits, free electronic bill payments, or fee discounts on consumer and mortgage loans.
     Although we are excited by the prospect of growing the bank, we recognize that the rapid reduction in interest rates by the Federal Reserve that began at the end of 2007 and continues into 2008 presents new challenges. Management remains steadfast in our commitment to enforcing our loan underwriting guidelines while avoiding marginal credits as competition heats up for residential and commercial credit facilities. We will also seek opportunities to reposition the duration of our assets, particularly our loan portfolio, so that when the inevitable upward turn in interest rates on deposits and other liabilities occurs, the earning asset side of our balance sheet is better positioned to react to increases in our cost of funds.
Our Commitment
     It is my privilege to lead the day-to-day effort of the Peoples team, which now totals one hundred and eighty seven men and women dedicated to serving our customers and community. We have never been reluctant to put in the hours needed to complete our mission and build shareholder value. This year’s challenges tested our ability to respond to unusual circumstances. Consistent with our values, we did so with extra time and commitment as we stand watch over your investment in the Bancorp. I am confident that with your continued support our hard work will continue to bring superior results to our customers, community and shareholders.
Sincerely,
David A. Bochnowski
Chairman and Chief Executive Officer

Financial Information

You First Banking
Peoples Bank
Welcome to Peoples Bank and You First Banking!
"You First Banking" at Peoples Bank.
to offer you a
help you save for
Stop by and talk to us today about your
We promise to put you first.

Peoples Bank

6

Financial Highlights

7

Selected Consolidated Financial Data
in thousands of dollars, except per share data

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2007	2006	2005	2004	2003	2002
Statement of Income:
Total interest income	$35,768	$34,979	$30,024	$26,614	$26,357	$27,781
Total interest expense	17,882	15,737	9,758	6,858	7,521	10,107

Net interest income	17,886	19,241	20,266	19,756	18,836	17,674
Provision for loan losses	552	15	245	385	420	720

Net interest income after provision for loan losses	17,334	19,226	20,021	19,371	18,416	16,954

Noninterest income	4,431	4,219	3,540	3,312	2,968	2,675
Noninterest expense	14,525	14,296	13,771	13,174	12,037	10,859

Net noninterest expense	10,094	10,077	10,231	9,862	9,069	8,184

Income tax expenses	1,651	2,674	3,118	3,219	3,411	3,277

Net income	$5,589	$6,475	$6,672	$6,290	$5,936	$5,493

Basic earnings per common share	$1.99	$2.32	$2.40	$2.28	$2.16	$2.01
Diluted earnings per common share	$1.98	$2.30	$2.37	$2.24	$2.13	$1.99
Cash dividends declared per common share	$1.44	$1.40	$1.32	$1.24	$1.20	$1.12

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004	2003	2002
Balance Sheet:
Total assets	$628,718	$618,982	$627,439	$557,393	$508,775	$488,002
Loans receivable	468,459	471,716	469,043	433,790	409,808	380,428
Investment securities	114,644	99,012	90,093	79,979	63,733	56,571
Deposits	493,384	512,931	525,731	451,573	421,640	406,673
Borrowed funds	76,930	51,501	51,152	57,201	40,895	36,065
Total stockholders’ equity	52,733	50,010	46,433	44,097	41,554	39,148

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2007	2006	2005	2004	2003	2002
Interest Rate Spread During Period:
Average effective yield on loans and investment securities	6.21%	6.02%	5.50%	5.31%	5.65%	6.26%
Average effective cost of deposits and borrowings	3.18%	2.77%	1.82%	1.40%	1.67%	2.38%

Interest rate spread	3.03%	3.25%	3.68%	3.91%	3.98%	3.88%

Net interest margin	3.10%	3.31%	3.71%	3.94%	4.04%	3.99%
Return on average assets	0.91%	1.04%	1.14%	1.17%	1.20%	1.18%
Return on average equity	10.78%	13.42%	14.67%	14.64%	14.65%	14.58%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004	2003	2002
Total capital to risk-weighted assets	12.0%	12.0%	11.6%	12.2%	12.5%	13.1%
Tier 1 capital to risk-weighted assets	11.0%	11.1%	10.7%	11.2%	11.5%	11.9%
Tier 1 capital to adjusted average assets	8.3%	8.0%	7.9%	8.0%	8.0%	7.6%

Allowance for loan losses to total loans	0.98%	0.90%	0.89%	0.90%	0.92%	0.96%
Allowance for loan losses to non-performing loans	53.16%	153.95%	198.00%	371.00%	220.31%	152.43%
Non-performing loans to total loans	1.84%	0.58%	0.45%	0.24%	0.42%	0.63%

Total loan accounts	5,268	5,392	5,422	5,370	5,213	5,049
Total deposit accounts	30,760	32,435	33,963	32,866	32,502	31,385
Total Banking Centers (all full service)	9	8	8	8	8	8

8

December 31,	December 31,	December 31,	December 31,
2001	2000	1999	1998
$28,425	$28,077	$25,607	$25,235
13,222	13,386	11,281	12,310

15,203	14,691	14,326	12,925
230	175	200	110

14,973	14,516	14,126	12,815

2,402	1,995	1,659	1,347
9,911	9,449	8,774	7,938

7,509	7,454	7,115	6,591

2,754	2,691	2,775	2,461

$4,710	$4,371	$4,236	$3,763

$1.73	$1.61	$1.53	$1.36

$1.71	$1.60	$1.52	$1.35

$1.04	$0.96	$0.84	$0.74

December 31,	December 31,	December 31,	December 31,
2001	2000	1999	1998
$440,710	$392,313	$361,719	$345,417
342,642	326,207	295,813	273,433
67,260	38,128	41,931	36,350
355,215	324,310	306,647	293,222
44,989	30,599	18,607	17,320
35,882	33,529	32,471	31,316

December 31,	December 31,	December 31,	December 31,
2001	2000	1999	1998
7.29%	7.88%	7.61%	8.00%

3.55%	3.95%	3.54%	4.16%

3.74%	3.93%	4.07%	3.84%

3.90%	4.12%	4.26%	4.10%
1.15%	1.17%	1.20%	1.14%
13.49%	13.30%	13.17%	12.35%

December 31,	December 31,	December 31,	December 31,
2001	2000	1999	1998
13.6%	13.6%	14.8%	15.3%

12.5%	12.3%	13.5%	14.1%

8.3%	8.6%	9.0%	9.2%

0.92%	1.02%	1.12%	1.14%

108.64%	183.54%	412.08%	213.06%

0.85%	0.55%	0.27%	0.54%

4,964	4,762	4,676	4,625
30,433	28,906	27,712	26,172

8	8	7	7
Business
     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the Bank), an Indiana savings bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for Peoples Bank SB.
     The Bancorp conducts business from its Corporate Center in Munster and its nine full-service offices located in East Chicago, Hammond, Merrillville, Dyer, Munster, Schererville, Hobart and Crown Point, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans, various types of consumer loans and commercial business loans. In addition, the Bancorp’s Wealth Management Group provides estate and retirement planning, guardianships, land trusts, profit sharing and 401(k) retirement plans, IRA and Keogh accounts and investment agency accounts. The Wealth Management Group may also serve as the personal representative of estates and act as trustee for revocable and irrevocable trusts.
     The Bancorp’s common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. On February 22, 2008, the Bancorp had 2,810,103 shares of common stock outstanding and 413 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

9

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
     A summary of the Bancorp’s significant accounting policies is detailed in Note 1 to the Bancorp’s consolidated financial statements included in this report. The preparation of our financial statements requires management to make estimates and assumptions that affect our financial condition and operating results. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, fair values of financial instruments and status of contingencies are particularly susceptible to material change in the near term as further information becomes available and future events occur.
     At December 31, 2007, the Bancorp had total assets of $628.7 million and total deposits of $493.4 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Deposit Insurance Fund (DIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2007, stockholders’ equity totaled $52.7 million, with book value per share at $18.77. Net income for 2007 was $5.6 million, or $1.99 basic earnings per common share and $1.98 diluted earnings per common share. The return on average assets (ROA) was 0.91%, while the return on average stockholders’ equity (ROE) was 10.78%.
Financial Condition
     During the year ended December 31, 2007, total assets increased by $9.7 million (1.6%), to $628.7 million, with interest-earning assets increasing by $14.2 million (2.5%). At December 31, 2007, interest earning assets totaled $588.5 million and represented 93.6% of total assets. Loans totaled $468.5 million and represented 79.6% of interest-earning assets, 74.5% of total assets and 95.0% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy emphasizes quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $229.0 million (48.9%) in residential real estate loans, $118.4 million (25.3%) in commercial real estate loans, $47.1 million (9.9%) in construction and land development loans, $47.0 million (10.0%) in commercial business loans, $12.9 million (2.8%) in multifamily loans, $11.7 million (2.5%) in government and other loans, and $2.4 million (0.5%) in consumer loans. Adjustable rate loan balances comprised 56.4% of total loans at year-end. During 2007, loans decreased by $3.3 million (0.7%), with construction and development, multifamily, commercial business and government loan balances decreasing, while commercial real estate and consumer loan balances increased. Management believes a general slowdown in the national and local economies may result in a softening in loan demand in all categories.
     During 2007, the Bancorp sold $12.3 million in fixed rate mortgages originated for sale compared to $9.2 million in 2006. Net gains realized from the sales totaled $221 thousand and $157 thousand for 2007 and 2006. The current year increase in gain on sale of loans is a result of customer preference for fixed rate mortgage loans and an increase in loans originated for sale. Net mortgage loan servicing fees totaled $23 thousand for 2007 and $12 thousand for 2006. At December 31, 2007, the Bancorp had no loans that were held for sale. During 2008, the Bancorp expects to continue selling current year fixed rate mortgage loans originated for sale, with contractual maturities exceeding fifteen years, on a case-by-case basis, as part of its efforts to manage interest rate risk.
     Non-performing loans include those loans that are 90 days or more past due and those loans that have been placed in non-accrual status. Non-performing loans totaled $8.6 million at December 31, 2007, compared to $3.1 million at December 31, 2006, an increase of $5.5 million or 177.4%. The increase in non-performing loans during 2007 is primarily related to two past due commercial real estate participation loans that carry a balance of $4.1 million and $956 thousand. These loans were classified as substandard and impaired during the third quarter of 2007. For both loans, management is in frequent contact with the lead lenders and continues to gather information regarding steps required for protection of the Bank’s interest in the collateral. Based on the current information provided by the lead lenders, management has had to make certain estimates regarding both projects’ cash flows, collateral values and strength of personal guarantees. At December 31, 2007, for the first commercial real estate participation, a $4.1 million loan for a condominium conversion project in Ann Arbor, Michigan, management’s current estimates indicate a collateral deficiency. During the fourth quarter of 2007, additional provisions to the allowance for loan losses were recorded as a result of the collateral deficiency. In addition, management has retained legal counsel to actively pursue potential material violations of the participation agreement and the underlying loan documentation by the lead lender. For the second commercial real estate participation loan totaling $956 thousand, a condominium project in Portland, Oregon, management’s current estimates indicate a collateral deficiency. During the fourth quarter of 2007 additional provisions to the allowance for loan losses were recorded. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates, additional provisions to the allowance for loan losses may be required for both commercial real estate participation loans.
     The ratio of non-performing loans to total loans was 1.84% at December 31, 2007, compared to 0.65% at December 31, 2006. The ratio of non-performing loans to total assets was 1.37% at December 31, 2007, compared to 0.50% at December 31, 2006. The December 31, 2007, non-performing loan balances include $7.8 million in loans accounted for on a non-accrual basis and $842 thousand in accruing loans, which were contractually past due 90 days or more. Loans internally classified as substandard totaled $10.9 million at December 31, 2007, compared to $6.9 million at December 31, 2006. The increase in substandard loans at December 31, 2007, is related to the previously mentioned two commercial real estate participation loans in the amount of $5.1 million. No loans were classified as doubtful or loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, management maintains a list of watch loans. Watch loans represent loans management is closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans totaled $10.8 million at December 31, 2007, compared to $7.6 million at December 31, 2006. The increase in watch loans at December 31, 2007 is related to commercial business loans.
     A loan is considered impaired when, based on current information and events, it is probable that a borrower will be unable to repay all amounts due according to the contractual terms of the loan agreement. At December 31, 2007, impaired loans totaled $6.0 million, compared to $1.9 million at December 31, 2006. The increase in impaired loans is related to the previously mentioned two commercial real estate participation loans. The December 31, 2007, impaired loan balances consisted of six loans to four commercial borrowers that are secured by business assets and real estate, and are personally guaranteed by the owners of the businesses. The December 31, 2007 allowance for loan losses (ALL) contained $824 thousand in specific allowances for collateral deficiencies, compared to $522 thousand in specific allowances at December 31, 2006. During the quarter ended December 31, 2007, a previously reported impaired commercial real estate loan with a specific allowance of $183 was eliminated as a result of a reduction in debt by the borrower and re-evaluation of collateral coverage. In addition, during the fourth quarter of 2007, a commercial business loan with a specific allowance of $80 thousand was eliminated as the loan became a performing credit and was reclassified to watch status. The December 31, 2007, impaired loan balances were also included in the previously discussed non-performing and substandard loan balances. There were no other loans considered to be impaired loans as of, or for the quarter ended, December 31, 2007.
     At December 31, 2007, management is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms, and which may result in disclosure of such loans as non-accrual, past due or restructured loans. Also, at December 31, 2007, no other interest bearing assets were required to be disclosed as non-accrual, past due or restructured. Management does not presently anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.
     The Bancorp is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments, which include commitments to make loans and standby letters of credit, are not reflected in the accompanying consolidated financial statements. Such financial instruments are recorded when they are funded. The Bancorp has a $1.1 million participation in a $6.4 million letter of credit, which acts as payment support to bondholders. Cash flows from the security collateralizing the letter of credit have been negatively impacted due to the closing of the tenant. The letter of credit is also secured by a cash collateral account in the amount of $1.0 million. At December 31, 2007, based on current estimates management believes that a collateral deficiency of $72 thousand exists for this financial instrument. During 2007, management recorded a charge to earnings in the amount of $72 thousand to establish a contingent liability. To the extent that actual cash flows and third party valuation estimates differ from current estimates, the contingent liability for the letter of credit could change. Management will continue to monitor the letter of credit and bond repayments.
     Because some loans may not be repaid in accordance with contractual agreements, an ALL has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb probable incurred losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. For the year ended December 31, 2007, $552 thousand in additions to the ALL account were required, compared to $15 thousand for 2006. The December 31, 2007 ALL contained $824 thousand in specific allowances for the collateral deficiency associated with five loans to three borrowers totaling $4.4 million, which had been classified as impaired at December 31, 2007. Charge-offs, net of recoveries, totaled $238 thousand for the year ended December 31, 2007, compared to recoveries, net of charge-offs of $71 thousand for 2006. The ALL provisions take into consideration management’s current judgments about the credit quality of the loan portfolio, loan portfolio balances, changes in the portfolio mix and local economic conditions. In determining the provision for loan loss for the current period, management has given consideration to increased risks associated within the local economy, changes in loan balances and mix, and asset quality.
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
     The ALL to total loans was 0.98% at December 31, 2007, compared to 0.90% at December 31, 2006, while the ALL to non-performing loans (coverage ratio) was 53.2% at December 31, 2007, compared to 138.6% at December 31, 2006. The decrease in the coverage ratio is attributable to the two commercial real estate participation loans totaling $5.1 million that were placed in non-accrual status during the third quarter. The December 31, 2007 balance in the ALL account of $4.6 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as consideration of the facts and circumstances that affect the repayment of individual loans, and loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to both performing and non-performing loans based on current information available.
     At December 31, 2007, the Bancorp’s investment portfolio totaled $114.6 million and was invested as follows: 45.7% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations, 27.9% in municipal securities, 22.9% in U.S. government agency debt securities and 3.5% in trust preferred securities. At December 31, 2007, securities available-for-sale totaled $96.3 million or 84.0% of total securities. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. During 2007, securities increased by $15.6 million (15.8%). In addition, at December 31, 2007, the Bancorp had $3.6 million in FHLB stock.
     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2007, deposits totaled $493.4 million. During 2007, deposits decreased by $19.5 million (3.8%). The 2007 change in deposits was comprised of the following: money market deposit accounts (MMDA’s) decreased by $26.9 million (19.6%), savings accounts decreased by $1.7 million (3.2%), checking accounts increased by $8.2 million (7.6%), while certificates of deposit increased by $876 thousand (0.4%). The decrease in MMDA’s was a result of a planned withdrawal by local governmental units. At December 31, 2007, the deposit base was comprised of 43.4% certificates of deposit, 23.6% checking, 22.4% MMDA’s, and 10.6% savings accounts.
     Borrowings are primarily used to fund asset growth not supported by deposit generation. At December 31, 2007, borrowed funds totaled $76.9 million compared to $51.5 million at December 31, 2006, an increase of $25.4 million (49.4%). Retail repurchase agreements totaled $14.2 million at December 31, 2007, compared to $14.7 million at December 31, 2006, a decrease of $531 thousand (3.6%). FHLB advances totaled $59.0 million, increasing $27.0 million or 84.4%, as the Bancorp acquired short-term borrowings to fund MMDA withdrawals by local governmental units. In addition, the Bancorp’s FHLB line of credit carried a balance of $2.8 million at December 31, 2007, compared to $3.1 million at December 31, 2006. Other short-term borrowings totaled $898 thousand at December 31, 2007, compared to $1.7 million at December 31, 2006.
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
     Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, dividend receipts and the purchase and maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bancorp utilizes borrowings (i.e., repurchase agreements, FHLB advances and federal funds purchased) as a source of funds.

     During 2007, cash and cash equivalents decreased $3.7 million, compared to a decrease of $24.1 million for 2006. During 2007, the primary sources of cash and cash equivalents were from the maturities and sales of securities, loan sales and repayments, FHLB advances and cash from operating activities. The primary uses of cash and cash equivalents were loan originations and loan participations purchased, the purchase of securities, deposit withdrawals, FHLB advance repayments and the payment of common stock dividends. During 2007, cash from operating activities totaled $8.2 million, compared to $6.6 million for 2006. The 2007 increase in cash provided by operating activities was a result of the net change in other liabilities. Cash outflows from investing activities totaled $13.9 million during 2007, compared to $14.6 million during 2006. The decrease during 2007 was due primarily to an increase in loan prepayments and security purchases, offset by maturities. Net cash inflows from loans receivable and loan participations purchased totaled $2.7 million during 2007, while net cash out flows from loans receivable and loan participations purchased totaled $2.9 million during 2006. Net cash inflows from financing activities totaled $2.0 million in 2007, compared to net cash outflows of $16.0 million in 2006. The change during 2007 was primarily due to a decrease in borrowed fund repayments. Deposits decreased by $19.5 million during 2007, compared to a decrease of $12.8 million for 2006. The 2007 decrease in deposits was a result of a planned withdrawal of a short-term local government deposit. FHLB advances increased by $27.0 million during 2007 compared to a decrease of $5.5 million during 2006. The increase in 2007 was due primarily to acquire funds to satisfy MMDA withdrawals by local governmental units. The Bancorp paid dividends on common stock of $4.0 million during 2007, compared to $3.8 million during 2006.
     During the fourth quarter of 2007, the Bancorp opened its ninth full service banking center in Crown Point, Indiana. The new $2.3 million state-of-the-art facility did not have a material impact on noninterest expense during 2007. It is expected that the new banking center will provide opportunities to expand market share for the Bancorp’s products and services.
     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. During 2007, stockholders’ equity increased by $2.7 million (5.4%). The increase resulted primarily from earnings of $5.6 million for 2007. Additional items increasing stockholders’ equity were $286 thousand from stock-based compensation plans, and $962 thousand from the net change in the valuation of available-for-sale securities. Decreasing stockholders’ equity were the Bancorp’s declaration of $4.0 million in cash dividends, $63 thousand in treasury stock purchases and $10 thousand from the change in net unrealized gains on the Bank’s postretirement medical plan. At December 31, 2007, book value per share was $18.79 compared to $17.86 at December 31, 2006.
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
     The following table shows that, at December 31, 2007, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2007, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To Be Well
	Actual		Adequate Capital		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$56,750	12.0%	$37,783	8.0%	$47,228	10.0%
Tier 1 capital to risk-weighted assets	$52,169	11.0%	$18,891	4.0%	$28,337	6.0%
Tier 1 capital to adjusted average assets	$52,169	8.3%	$18,816	3.0%	$31,360	5.0%
     At December 31, 2007, management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented, would have a material effect on the Bancorp’s liquidity, capital resources or operations.
Results of Operations — Comparison of 2007 to 2006
     Net income for 2007 was $5.6 million, compared to $6.5 million for 2006, a decrease of $886 thousand (13.7%). During 2007, loan growth was negatively impacted as a result of several large commercial loan pay-offs, while core deposits decreased, in part, from expected withdrawals by local government units. In addition, the Bancorp’s 2007 net income was negatively impacted by two impaired commercial real estate participation loans that required additional provisions to the allowance for loan losses. Also, during the fourth quarter of 2007, net income was impacted by an impaired letter of credit that required a charge to earnings to establish a contingent liability. Contributing to the Bancorp’s earnings was an increase in noninterest income from banking activities and stable operating expenses. The earnings represent a return on average assets of 0.91% for 2007 compared to 1.04% for 2006. The return on average equity was 10.78% for 2007 compared to 13.42% for 2006.
     Net interest income for 2007 was $17.9 million, a decrease of $1.4 million (7.0%) from $19.2 million for 2006. The decrease in net interest income was due primarily to high short-term interest rates and slow loan and core deposit growth. The weighted-average yield on interest-earning assets was 6.21% for 2007 compared to 6.02% for 2006. The weighted-average cost of funds was 3.18% for 2007 compared to 2.77% for 2006. The impact of the 6.21% return on interest-earning assets and the 3.18% cost of funds resulted in a net interest spread of 3.03% for 2007 compared to 3.25% for 2006. During 2007, total interest income increased by $789 thousand (2.3%) while total interest expense increased by $2.1 million (13.6%). The net interest margin was 3.10% for 2007 compared to 3.31% for 2006. During 2007, the Bancorp continued to focus on reducing its effective tax rate by investing in tax-exempt securities and loans. As a result, the Bancorp’s tax equivalent net interest margin for 2007 was 3.21% compared to 3.41% for 2006.
     During 2007, interest income from loans increased by $370 thousand (1.2%) compared to 2006. The increase was due to an increase in yields. The weighted-average yield on loans outstanding was 6.60% for 2007 compared to 6.44% for 2006. Loan balances averaged $466.4 million for 2007, down $5.8 million (1.2%) from $472.2 million for 2006. During 2007, interest income from securities and other interest earning assets increased by $419 thousand (9.2%) compared to 2006. The increase was due to higher average balances and an increase in portfolio yields. The weighted-average yield on securities and other interest earning assets was 4.52% for 2007 compared to 4.19% for 2006. Securities and other interest earning assets averaged $110.0 million for 2007, up $1.2 million (1.1%) from $108.8 million for 2006.
     Interest expense for deposits increased by $1.5 million (11.0%) during 2007 compared to 2006. The change was due to an increase in the weighted-average rate paid on deposits and increased average balances. The weighted-average rate paid on deposits for 2007 was 3.02% compared to 2.65% for 2006. Total deposit balances averaged $494.2 million for 2007, down $13.6 million (2.7%) from $507.8 million for 2006. During 2007, average deposit balances decreased as a result of expected withdrawals by local government units. Interest expense on borrowed funds increased by $660 thousand (29.0%) during 2007 due to an increase in average daily balances and an increase in cost of borrowing. The weighted-average cost of borrowed funds was 4.32% for 2007 compared to 3.78% for 2006. Borrowed funds averaged $68.0 million during 2007, up $7.8 million (13.0%) from $60.2 million for 2006. During 2007, additional borrowings were utilized as a result of the decrease in deposit balances.
     Noninterest income was $4.4 million for 2007, up $212 thousand (5.0%) from $4.2 million during 2006. During 2007, fees and service charges from account related services totaled $2.9 million, which was a decrease of $3 thousand (0.1%), compared to 2006. Fees from wealth management operations totaled $719 thousand for 2007, compared to $657 thousand for 2006, an increase of $62 thousand (9.4%). Income from increases in the cash value of bank owned life insurance totaled $407 thousand for 2007, compared to $365 thousand for 2006, an increase of $42 thousand (11.5%). During 2007, the Bancorp reported $221 thousand in gains on sales of loans compared to $157 thousand for 2006, an increase of $64 thousand (40.8%). Gain on sale of foreclosed real estate totaled $12 thousand during 2007, compared to $43 thousand for 2006, a decrease of $31 thousand (72.1%). In addition, the Bancorp reported $100 thousand in gains on the sale of securities during 2007, compared to gains of $3 thousand for 2006.
     Noninterest expense for 2007 was $14.5 million, up $229 thousand (1.6%) from $14.3 million for 2006. During the current year, compensation and benefits totaled $7.5 million, an increase of $143 thousand (2.0%) compared to $7.3 million for 2006. The increase was primarily due to increased compensation, due to annual salary increases. Occupancy and equipment totaled $2.5 million for 2007, an increase of $76 thousand (3.2%) compared to $2.4 million for 2006. The increase was a result of additional depreciation expense for equipment and technology expenditures. Data processing totaled $867 thousand for 2007, an increase of $40 thousand (4.8%), compared to $827 thousand for 2006. The change was a result of increased utilization and transaction volume with the Bancorp’s core data processing system. Statement and check processing totaled $354 thousand for 2007, compared to $348 thousand for 2006. Marketing expense totaled $279 thousand for 2007, a decrease of $46 thousand (14.2%), compared to $325 thousand for 2006. Marketing expenses for 2007 were lower, as the Bank focused on reengineering its marketing function. Professional services expense related to the utilization of third parties totaled $296 thousand for 2007, a decrease of $82 thousand (21.7%), compared to $379 thousand for 2006. Other expense totaled $2.8 million for 2007, compared to $2.7 million for 2006, an increase of $90 thousand (3.3%). The increase in other expense was a result of a $72 thousand charge to earnings to establish a contingent liability for an impaired letter of credit. The Bancorp’s efficiency ratio for 2007 was 65.1% compared to 60.9% for 2006. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.
     Income tax expenses for 2007 totaled $1.7 million compared to $2.7 million for 2006, a decrease of $1.0 million (38.3%). The combined effective federal and state tax rates for the Bancorp were 22.8% for 2007 and 29.3% for 2006. The decrease was due to an increased investment in tax-exempt investments and loans, bank owned life insurance and the Bank’s real estate investment trust.

Critical Accounting Policies
     Critical accounting policies are those accounting policies that management believes are most important to the portrayal of the Bancorp’s financial condition and that require management’s most difficult, subjective or complex judgments. The Bancorp’s most critical accounting policies are summarized below. Other accounting policies, including those related to the fair values of financial statements and the status of contingencies, are summarized in Note 1 to the Bancorp’s consolidated financial statements.
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
     Risk factors for performing and non-classified loans are based on the average net charge-offs for the most recent five years, which are then stated as a percentage of average loans for the same period. Historical risk factors are calculated for residential, commercial real estate, commercial business, and consumer loans. The historical factors are then adjusted for current subjective risks attributable to: local, regional and national economic factors; loan growth and changes in loan composition; organizational structure; composition of loan staff; loan concentrations; policy changes and out of market lending activity.
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
Forward-Looking Statements
     Statements contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. The Bancorp cautions readers that forward-looking statements, including without limitation, those relating to the Bancorp’s future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this report.

Report of Independent Registered
Public Accounting Firm
Board of Directors
NorthWest Indiana Bancorp
Munster, Indiana
We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (“Company”) as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2007 and 2006, and the results of their operations and its cash flows for each of the two years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC
South Bend, Indiana
March 18, 2008

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006
ASSETS
Cash and non-interest bearing balances in financial institutions	$10,259	$15,764
Interest bearing balances in financial institutions	1,852	—

Total cash and cash equivalents	12,111	15,764

Securities available-for-sale	96,286	83,765
Securities held-to-maturity; fair value: December 31, 2007 - $18,557
December 31, 2006 - $15,380	18,358	15,247
Loans receivable	468,459	471,716
Less: allowance for loan losses	(4,581)	(4,267)

Net loans receivable	463,878	467,449
Federal Home Loan Bank stock	3,550	3,544
Accrued interest receivable	3,294	3,331
Premises and equipment	16,326	14,603
Foreclosed real estate	134	323
Cash value of bank owned life insurance	11,229	10,822
Investment in real estate limited partnerships	550	696
Other assets	3,002	3,438

Total assets	$628,718	$618,982

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing	$44,799	$43,889
Interest bearing	448,585	469,042

Total	493,384	512,931
Borrowed funds	76,930	51,501
Accrued expenses and other liabilities	5,671	4,540

Total liabilities	575,985	568,972

Stockholders’ Equity:
Preferred stock, no par or stated value; 10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized;
shares issued: December 31, 2007 - 2,882,097
December 31, 2006 - 2,870,437
shares outstanding: December 31, 2007 - 2,808,853
December 31, 2006 - 2,799,814	360	359
Additional paid-in capital	4,895	4,610
Accumulated other comprehensive gain/(loss)	563	(389)
Retained earnings	48,500	46,952
Treasury stock, common shares at cost: December 31, 2007 - 73,244
December 31, 2006 - 70,623	(1,585)	(1,522)

Total stockholders’ equity	52,733	50,010

Total liabilities and stockholders’ equity	$628,718	$618,982

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year ended December 31,
(Dollars in thousands, except per share data)	2007	2006
Interest income:
Loans receivable
Real estate loans	$26,637	$25,819
Commercial loans	3,963	4,356
Consumer loans	195	250

Total loan interest	30,795	30,425
Securities	4,862	4,057
Other interest earning assets	111	497

Total interest income	35,768	34,979

Interest expense:
Deposits	14,944	13,460
Borrowed funds	2,938	2,278

Total interest expense	17,882	15,738

Net interest income	17,886	19,241
Provision for loan losses	552	15

Net interest income after provision for loan losses	17,334	19,226

Noninterest income:
Fees and service charges	2,947	2,950
Wealth management operations	719	657
Increase in cash value of bank owned life insurance	407	365
Gain on sale of loans, net	221	157
Gain on sale of foreclosed real estate	12	43
Gain on sales of securities, net	100	3
Other	25	44

Total noninterest income	4,431	4,219

Noninterest expense:
Compensation and benefits	7,472	7,329
Occupancy and equipment	2,457	2,381
Data processing	867	827
Statement and check processing	354	348
Marketing	279	325
Professional services	296	378
Other	2,800	2,710

Total noninterest expense	14,525	14,296

Income before income tax expenses	7,240	9,149
Income tax expenses	1,651	2,674

Net income	$5,589	$6,475

Earnings per common share:
Basic	$1.99	$2.32
Diluted	$1.98	$2.30

Dividends declared per common share	$1.44	$1.40
See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Stockholders’ Equity

			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
(Dollars in thousands, except per share data)	Stock	Capital	Income (Loss)	Earnings	Stock	Equity
Balance at December 31, 2005	$357	$4,299	$(1,089)	$44,388	$(1,522)	$46,433

Comprehensive income:
Net income	—	—	—	6,475	—	6,475
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	593	—	—	593

Comprehensive income	—	—	—	—	—	7,068
Adjustment to initially apply SFAS No. 158, net of tax effects	—	—	107	—	—	107
Issuance of 15,348 shares of common stock at $16.00 - $31.60 per share, under stock-based compensation plans, including related tax effects	2	244	—	—	—	246
Stock-based compensation expense	—	67	—	—	—	67
Cash dividends, $1.40 per share	—	—	—	(3,911)	—	(3,911)

Balance at December 31, 2006	359	4,610	(389)	46,952	(1,522)	50,010

Comprehensive income:
Net income	—	—	—	5,589	—	5,589
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	962	—	—	962
Change in unrecognized gain on post retirement benefit, net of reclassification and tax effects	—	—	(10)	—	—	(10)

Comprehensive income	—	—	—	—	—	6,541
Issuance of 9,760 shares of common stock at $16.00 - $25.25 per share, under stock-based compensation plans, including related tax effects	1	213	—	—	—	214
Stock-based compensation expense	—	72	—	—	—	72
Purchase of treasury stock	—	—	—	—	(63)	(63)
Cash dividends, $1.44 per share	—	—	—	(4,041)	—	(4,041)

Balance at December 31, 2007	$360	$4,895	$563	$48,500	$(1,585)	$52,733

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,589	$6,475

Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans for sale	(12,230)	(9,141)
Sale of loans originated for sale	12,335	9,234
Depreciation and amortization, net of accretion	1,368	1,310
Amortization of mortgage servicing rights	86	84
Amortization of investment in real estate limited partnerships	14	132
Equity in (gain)/loss of investments in limited partnership, net of interest received	117	89
Stock-based compensation	72	67.
Net gains on sale of securities	(100)	(3)
Net gains on sale of loans	(221)	(157)
Net gain on sale of foreclosed real estate	(12)	(43)
Provision for loan losses	552	15
Net change in:
Interest receivable	37	(345)
Cash value of bank owned life insurance	(407)	(365)
Other assets	(44)	(1,324)
Accrued expenses and other liabilities	1,090	542

Total adjustments	2,657	95

Net cash from operating activities	8,246	6,570

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and paydowns of securities available-for-sale	24,423	13,352
Proceeds from sales of securities available-for-sale	14,853	3,290
Purchase of securities available-for-sale	(50,197)	(23,137)
Purchase of securities held-to-maturity	(4,046)	(1,561)
Proceeds from maturities and paydowns of securities held-to-maturity	883	13
Loan participations purchased	(12,465)	(12,354)
Net change in loans receivable	15,127	9,413
Proceeds from sale of Federal Home Loan Bank Stock	—	164
Purchase of Federal Home Loan Bank Stock	(6)	(721)
Purchase of premises and equipment, net	(3,052)	(1,360)
Proceeds from sale of foreclosed real estate	558	319
Purchase of bank owned life insurance	—	(2,000)
Net cash from investing activities	(13,922)	(14,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	(19,547)	(12,800)
Proceeds from FHLB advances	25,000	26,000
Repayment of FHLB advances	(8,000)	(31,500)
Change in other borrowed funds	8,429	5,848
Tax effect of nonqualified stock option exercise	17	13
Proceeds from issuance of common stock	197	231
Dividends paid	(4,010)	(3,849)
Treasury stock purchased	(63)	—

Net cash from financing activities	2,023	(16,055)

Net change in cash and cash equivalents	(3,653)	(24,067)
Cash and cash equivalents at beginning of period	15,764	39,831

Cash and cash equivalents at end of period	$12,111	$15,764

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$17,881	$15,704
Income taxes	$2,190	$3,230
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$357	$339
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years ended December 31, 2007 and 2006
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
     NWIN Funding, Inc. was formed on September 1, 2006, as an Indiana Real Estate Investment Trust. The formation of NWIN Funding, Inc. provides the Bancorp with a vehicle that may be used to raise capital utilizing portfolio mortgages as collateral, without diluting stock ownership. In addition, NWIN Funding, Inc. will receive favorable state tax treatment for income generated by its operations. All significant inter-company accounts and transactions have been eliminated in consolidation.
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
     Interest-bearing Deposits in Other Financial Institutions —Interest bearing deposits in other financial institutions mature within one year and are carried at cost.
     Securities — The Bancorp classifies securities into held-to-maturity, available-for-sale, or trading categories. Held-to-maturity securities are those which management has the positive intent and the Bancorp the ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported in other comprehensive income, net of tax. The Bancorp does not have a trading portfolio. Realized gains and losses resulting from the sale of securities recorded on the trade date are computed by the specific identification method. Interest and dividend income, adjusted by amortization of premium or discount on a level yield method are included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.
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
     Premises and Equipment — Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated using the straight-line method with useful lives ranging from 26 to 39 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 2 to 10 years.
     Foreclosed Real Estate — Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
     Servicing Rights — Servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Bancorp adopted SFAS No. 156 on January 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Bancorp compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.
     Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Bancorp later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with Other Noninterest Income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

     Servicing fee income which is reported on the income statement as Other Noninterest Income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $109 thousand and $96 thousand for the years ended December 31, 2007 and 2006. Late fees and ancillary fees related to loan servicing are not material.
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
     Long-term Assets — Premises and equipment and other long term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
     Bank Owned Life Insurance — The Bancorp has purchased life insurance policies on certain key executives. Upon adoption of EITF 06-5, which is discussed further below, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Bancorp recorded bank owned life insurance at its cash surrender value.
     In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Bancorp’s ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Bancorp’s financial condition or results of operation.
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
     Stock-Based Compensation — Effective January 1, 2006, the Bancorp adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Bancorp has recorded stock-based employee compensation cost using the fair value method starting in 2006.
     Income Taxes — Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The Bancorp adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Bancorp recognizes interest and/or penalties related to income tax matters in income tax expense. The adoption had no affect on the Bancorp’s financial statements.
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
     Comprehensive Income — Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale and the unrecognized gains and losses on postretirement benefits.
     Loss Contingencies — Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
     Restrictions on Cash — Cash on hand or on deposit with the Federal Reserve Bank of $575,000 and $345,000 was required to meet regulatory reserve and clearing requirements at year-end 2007 and 2006. These balances do not earn interest.
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
     Reclassification — Certain amounts appearing in the consolidated financial statements and notes thereto for the year ended December 31, 2006, may have been reclassified to conform to the December 31, 2007 presentation.
     Adoption of New Accounting Standards — In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS No. 155), which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument. In January 2007, the FASB issued Derivatives Implementation Group Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets (DIG Issue B40). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder. SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 and DIG Issue B40 did not have a material impact on the Bancorp’s consolidated financial position or results of operations.
     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans —an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008.

	(Dollars in thousands)
	Before		After
	Application		Application
	of SFAS		of SFAS
	No. 158	Adjustments	No. 158
Liability for postretirement benefits	$207	$(185)	$22
Deferred income taxes	(1,464)	(78)	(1,503)
Total assets	619,060	(78)	618,982
Total liabilities	569,157	(185)	568,972
Accumulated other comprehensive loss	(496)	107	(389)
Total stockholders’ equity	$49,903	$107	$50,010
     Effect of Newly Issued Accounting Standards — In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The impact of adoption was not material.
     In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Bancorp on January 1, 2008. The Bancorp did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.
     In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The impact of adoption was not material.
     On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Bancorp does not expect the impact of this standard to be material.
NOTE 2 — Securities
     The fair value of available-for-sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	(Dollars in thousands)
		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. government sponsored entities	$24,871	$276	$(27)
CMO and mortgage-backed securities	51,913	547	(156)
Municipal securities	14,104	208	(15)
Trust preferred securities	4,049	—	(130)
CMO government sponsored entities	1,349	3	—

Total debt securities	$96,286	$1,034	$(328)

2006
U.S. government sponsored entities	$39,596	$35	$(450)
CMO and mortgage-backed securities	38,302	138	(515)
Municipal securities	4,959	—	(12)
Trust preferred securities	—	—	—
CMO government sponsored entities	908	44	(19)

Total debt securities	$83,765	$217	$(996)

     The carrying amount, unrecognized gains and losses, and fair value of securities held-to-maturity were as follows:

	(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2007
Municipal securities	$17,897	$219	$(24)	$18,093
Mortgage-backed securities	461	6	(3)	464

Total debt securities	$18,358	$225	$(27)	$18,557

2006
Municipal securities	$14,709	$163	$(29)	$14,843
Mortgage-backed securities	538	4	(5)	537

Total debt securities	$15,247	$167	$(34)	$15,380

     The fair value of debt securities and carrying amount, if different, at year end 2007 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$11,049	$—	$—
Due from one to five years	6,799	—	—
Due over five years	26,525	17,897	18,093
CMO and mortgage-backed securities	51,913	461	464

Total	$96,286	$18,358	$18,557

     Sales of available-for-sale securities were as follows:

	(Dollars in thousands)
	2007	2006
Proceeds	$14,853	$3,290
Gross gains	107	3
Gross losses	(7)	—
     The tax benefit (provision) related to these net realized gains and losses were $39,000 for 2007 and $1,000 for 2006.
     Securities with carrying values of $25,060,000 and $20,329,000 were pledged as of December 31, 2007 and 2006 as collateral for repurchase agreements and public funds and for other purposes as permitted or required by law.
     Securities with unrealized losses at year-end 2007 and 2006 not recognized in income are as follows:

	(Dollars in thousand)
	Less than		12 months
	12 months		or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2007
Description of Securities:
U.S. government sponsored entities	$—	$—	$9,433	$(27)	$9,433	$(27)
CMO and mortgage-backed securities	1,376	(6)	14,259	(153)	15,635	(159)
Municipal securities	2,152	(15)	2,629	(24)	4,781	(39)
Trust preferred securities	4,050	(130)	—	—	4,050	(130)

Total temporarily impaired	$7,578	$(151)	$26,321	$(204)	$33,899	$(355)

	(Dollars in thousands)
	Less than		12 months
	12 months		or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2006
Description of Securities:
U.S. government sponsored entities	$—	$—	$35,519	$(450)	$35,519	$(450)
CMO and mortgage-backed securities	918	(6)	21,594	(533)	22,512	(539)
Municipal securities	2,654	(10)	3,107	(31)	5,761	(41)
Trust preferred securities	—	—	—	—	—	—

Total temporarily impaired	$3,572	$(16)	$60,220	$(1,014)	$63,792	$(1,030)

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
NOTE 3 — Loans Receivable
     Year end loans are summarized below:

	(Dollars in thousands)
	2007	2006
Loans secured by real estate:
Construction and land development	$46,288	$48,688
Residential, including home equity	229,410	234,560
Commercial real estate and other dwelling	132,142	126,966

Total loans secured by real estate	407,840	410,214
Consumer loans	2,400	2,997
Commercial business	47,034	46,918
Government and other	11,664	12,254

Subtotal	468,938	472,383
Less:
Net deferred loan origination fees	(380)	(555)
Undisbursed loan funds	(99)	(112)

Loans receivable	$468,459	$471,716

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2007	2006
Balance at beginning of period	$4,267	$4,181
Provision charged to income	552	15
Loans charged-off	(268)	(7)
Recoveries	30	78

Balance at end of period	$4,581	$4,267

     Non-performing loans at year end were as follows:

	(Dollars in thousands)
	2007	2006
Loans past due over 90 days still on accrual	$842	$182
Non-accrual loans	7,776	2,896
     Impaired loans at year end were as follows:

	(Dollars in thousands)
	2007	2006
Year end loans with no allocated allowances for loan losses	$687	$—
Year end loans with allocated allowances for loan losses	5,319	1,887

Total	$6,006	$1,887

Amount of the allowance for loan losses allocated	$824	$522
Average of impaired loans during the year	6,311	2,059
Interest income recognized during impairment	—	—
Cash-basis interest income recognized	—	—
NOTE 4 — Loan Servicing
     Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	(Dollars in thousands)
	2007	2006
Mortgage loan portfolio
serviced for FHLMC	$46,061	$40,848

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $244,000 and $385,000 at December 31, 2007 and 2006.
     Activity for capitalized mortgage servicing rights, and the related valuation allowance, was as follows:

	(Dollars in thousands)
	2007	2006
Servicing rights:
Beginning of year	$295	$314
Additions	116	65
Amortized to expense	(86)	(84)

End of year	$325	$295

     At year end 2007 and 2006, there was no valuation allowance required.
     The fair value of servicing rights was $484,000 and $443,000 at year end 2007 and 2006. Fair value at year-end 2007 was determined using a discount rate of 9.3%, prepayment speeds ranging from 138.2% to 465.0%, depending on the stratification of the specific right, and a weighted average default rate of 0.0%. Fair value at year-end 2006 was determined using a discount rate of 9.3%, prepayment speeds ranging from 121.4% to 477%, depending on the stratification of the specific right, and a weighted average default rate of 0.0%.

     The weighted average amortization period is 8.0 years. Estimated amortization expense for each of the next five years is:

(Dollars in thousands)
2008	$63
2009	56
2010	49
2011	41
2012	35
NOTE 5 — Premises and Equipment, Net
     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2007	2006
Cost:
Land	$3,287	$2,767
Buildings and improvements	15,248	13,856
Furniture and equipment	8,595	8,084

Total cost	27,130	24,707
Less accumulated depreciation	(10,804)	(10,104)

Premises and equipment, net	$16,326	$14,603

     Depreciation expense was $1,329,000 and $1,267,000 for 2007 and 2006.
NOTE 6 — Income Taxes
     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2007	2006
Federal:
Current	$2,037	$2,578
Deferred	(89)	(110)
State:
Current	—	254
Deferred	(297)	(48)

Income tax expenses	$1,651	$2,674

     Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:

	(Dollars in thousands)
	2007	2006
Federal statutory rate	34%	34%
Tax expense at statutory rate	$2,462	$3,111
State tax, net of federal effect	(187)	136
Tax exempt income	(448)	(245)
Bank owned life insurance	(138)	(124)
Other	(38)	(204)

Total income tax expenses	$1,651	$2,674

     The components of the net deferred tax asset recorded in the consolidated balance sheets are as follows:

	(Dollars in thousands)
	2007	2006
Deferred tax assets:
Bad debts	$1,774	$1,656
Deferred loan fees	147	215
Deferred compensation	545	492
Unrealized depreciation on securities available-for-sale	—	285
Net operating loss	169	—
Other	230	98

Total deferred tax assets	2,865	2,746

Deferred tax liabilities:
Depreciation	(673)	(731)
Unrealized appreciation on securities available-for-sale	(240)	—
Prepaids	(199)	(170)
Other	(389)	(342)

Total deferred tax liabilities	(1,501)	(1,243)
Valuation allowance	—	—

Net deferred tax assets	$1,364	$1,503

     The Bancorp qualified under provisions of the Internal Revenue Code, in prior years, to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2007 and 2006 includes, approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2007.
     The following is a reconciliation of the unrecognized tax benefits for 2007:

(Dollars in thousands)
Balance at January 1, 2007	$25
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	25
Reducations for tax positions of prior years	3
Reducations due to the statute of limitations	—
Settlements	—

Balance at December 31, 2007	$47

     This entire amount represents unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. The Bancorp does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
     The total amount of interest and penalties recorded in the income statement for the year ended December 31, 2007 was $3 thousand, and the amount accrued for interest and penalties at December 31, 2007 was $6 thousand.
     The Bancorp and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Indiana. The Bancorp is no longer subject to examination by taxing authorities for years before 2004.

NOTE 7 — Deposits
     The aggregate amount of certificates of deposit with a balance of $100 thousand or more was $89.4 million at December 31, 2007 and $81.4 million at December 31, 2006.
     At December 31, 2007, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2007	$208,473
2008	4,238
2009	831
2010	666

Total	$214,208

NOTE 8 — Borrowed Funds
     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2007	2006
Repurchase agreements	$14,186	$14,717
Fixed rate advances from the FHLB	31,000	30,000
Variable rate advances from the FHLB	26,000	—
Putable advances from the FHLB	2,000	2,000
Line of credit from the FHLB	2,846	3,089
Limited partnership obligation	—	60
Other	898	1,635

Total	$76,930	$51,501

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2007	2006
Ending balance	$14,186	$14,717
Average balance during the year	14,280	14,242
Maximum month-end balance during the year	15,746	21,715
Securities underlying the agreements at year end:
Carrying value	21,421	20,329
Fair value	21,421	20,329
Average interest rate during the year	3.79%	3.42%
     At year end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2007	2006
Fixed rate advances, maturing January 2008 through May 2010, at rates from 2.96% to 5.26% average rate:
2007 - 4.23%; 2006 - 4.05%	$31,000	$30,000
Variable rate advances, maturing January 2008 through June 2008 at the rate of 3.75%, average rate: 2007 - 3.75%; 2006 - N/A	26,000	—
Putable advances, maturing July 2008, at a rate of 5.28%, average rate:
2007 - 5.28%; 2006 - 5.28%	2,000	2,000
     Fixed rate advances are payable at maturity, with a prepayment penalty. Variable rate advances have a maturity of six months and reprice daily. Variable rate advance can be partially or fully prepaid without penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates.
The advances were collateralized by mortgage loans totaling $175,308,391 and $181,634,000 under a blanket lien arrangement at December 31, 2007 and 2006. In addition to the fixed rate and putable advances, the Bancorp maintains a $10.0 million line of credit with the Federal Home Loan Bank of Indianapolis. The outstanding balance on the line of credit was $2.8 million and $3.1 million at December 31, 2007 and 2006.
     The limited partnership obligation represents an investment interest in a partnership formed for the construction, ownership and management of affordable housing projects. The original amount of the note was $500,000. Funding began during 2001 and was completed during 2007.
     Other borrowings at December 31, 2007 and 2006 include Treasury, Tax and Loan and reclassified bank balances.
     At December 31, 2007, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2008	$63,930
2009	11,000
2010	2,000
2011	—
2012	—

Total	$76,930

NOTE 9 — Employees’ Benefit Plans
     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Savings and Profit Sharing Plan and Trust on the first day of the month coincident with or the next date following the completion of one year of employment, age 18, and completion of at least 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Employees’ Savings Plan of 1% to 50% of Plan Salary, subject to limitations imposed by Internal Revenue Code section 401(k). The Profit Sharing Plan and Trust feature is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions for the year ended December 31, 2007, were based on 5% of the participants’ total compensation excluding incentives. Contributions during the year ended December 31, 2006 was based on 6% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $254,000 and $299,000 for 2007 and 2006.
     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’

accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The unqualified deferred compensation plan liability at December 31, 2007 and 2006 was $86,000 and $75,000. The Plan expense amounted to $6,000 for both 2007 and 2006.
     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $138,000 and $129,000 for 2007 and 2006. The deferred fee liability at December 31, 2007 and 2006 was $1,407,000 and $1,269,000.
     During 2006, the Bank purchased $2.0 million in bank owned life insurance. The cash surrender value of the bank owned life insurance is recorded as an asset on the Bancorp’s balance sheet at the amount that can be realized under the insurance contract. Increases in cash value of the policies are recorded as noninterest income.
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
     The following table sets forth a reconciliation of the Bancorp’s postretirement benefit plan funding status and expense for the periods indicated:

	(Dollars in thousands)
	2007	2006
Change in benefit obligation:
Beginning benefit obligation	$22	$79
Unrecognized net actuarial (gain)/loss	4	(56)
Service cost	2	2
Interest cost	1	5
Benefits paid	(2)	(8)

Ending benefit obligation	27	22

Change in plan assets	—	—

Funded status	$(27)	$(22)

     Amounts recognized in accumulated other comprehensive income at December 31st consist of:

	(Dollars in thousands)
	2007	2006
Unrecognized net actuarial (gain)/loss	$163	$185
     Net gains of $97 thousand and $107 thousand were recognized in accumulated other comprehensive income at year-end 2007 and 2006.

	(Dollars in thousands)
	2007	2006
Components of net periodic postretirement benefit cost:
Service cost	$2	$2
Interest cost	1	5
Amortization of unrecognized net actuarial gain/loss	(18)	(13)

Net periodic post retirement benefit cost (credit)	(15)	(6)

Net loss (gain)	4	—
Amortization of net actuarial gain/loss	18	—

Total recognized in other comprehnsive income	22	—

Total recognized in net periodic post retirement benefit cost and other comprehensive income	$7	$(6)

     The estimated unrecognized gain for the postretirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $16,055.

	(Dollars in thousands)
	2007	2006
Assumptions used:
Discount rate	5.50%	5.50%
Annual health care trend rates at year-end:
Health care cost trend rate assumed	7.00%	7.00%
Rate that the cost rate declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2010	2009
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)
	One Percentage Point	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	—	—
     The Bancorp does not expect to contribute anything to its defined benefit postretirement plan in 2008.

     The following benefit payments, which reflect expected future service, are expected:

(Dollars in thousands)
2007	$186
2008	185
2009	362
2010	539
2011	536
Following 5 years	6,322
NOTE 11 — Regulatory Capital
     The Bancorp and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2007 and 2006, the most recent regulatory notifications categorized the Bancorp and Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bancorp’s or the Bank’s category.
     At year end, capital levels for the Bancorp and the Bank were considerably the same. Actual capital levels, minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations
(Dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total capital to risk-weighted assets	$56.8	12.0%	$37.8	8.0%	$47.2	10.0%
Tier 1 capital to risk-weighted assets	$52.2	11.0%	$18.9	4.0%	$28.3	6.0%
Tier 1 capital to adjusted average assets	$52.2	8.3%	$18.8	3.0%	$31.4	5.0%

2006
Total capital to risk-weighted assets	$54.7	12.0%	$36.4	8.0%	$45.5	10.0%
Tier 1 capital to risk-weighted assets	$50.4	11.1%	$18.2	4.0%	$27.3	6.0%
Tier 1 capital to adjusted average assets	$50.4	8.0%	$19.0	3.0%	$31.7	5.0%
     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year-to-date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice because of the financial condition of the Bank. The aggregate amount of dividends, which may be declared by the Bank in 2008, without prior regulatory approval, approximates $4,391,000 plus current 2008 net profits.
NOTE 12 — Stock Based Compensation
     The Bancorp’s 2004 Stock Option Plan (the Plan), which is stockholder-approved, permits the grant of share options to its employees for up to 250,000 shares of common stock. Awards granted under the Plan may be in the form of incentive stock options, non-incentive stock options, or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees’ purchases of an equity interest in the Bancorp. Option awards are generally granted with an exercise price equal to the market price of the Bancorp’s common stock at the date of grant; those option awards have 5 year vesting periods and have 10-year contractual terms. Total compensation cost that has been charged against income for those plans was $22 thousand and $37 thousand for 2007 and 2006, respectively. The total income tax benefit was $17 thousand and $15 thousand 2007 and 2006, respectively.
     The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatili-ties of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

     A summary of the Bancorp’s stock option activity for 2007 follows:

			Weighted	(Dollars in
		Weighted	Average	Thousands)
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning of year	86,037	$22.95
Granted	—	—
Exercised	(9,760)	20.43
Forfeited or expired	(325)	30.00

Outstanding at end of year	75,952	$23.25	3.7	$57

Vested or expected to vest	75,952	$23.25	3.7	$57

Exercisable at end of year	47,502	$21.03	2.7	$141

     Information related to the stock option plan during each year follows:

	(Dollars in thousands)
	2007	2006
Intrinsic value of options exercised	$80	$127
Cash received from options exercised	197	231
Tax benefit realized from options exercised	17	17
     As of December 31, 2007, there was $8,794 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.0 years.
     Restricted stock awards are generally granted with an award price equal to the market price of the Bancorp’s common stock on the award date. Restricted stock awards have been issued with a five year vesting period. Forfeiture provisions exist for personnel that separate employment before the vesting period expires. Compensation expense related to restricted stock awards are recognized over the vesting period. Total compensation cost that has been charged against income for those plans was $50 thousand and $28 thousand for 2007 and 2006.
     A summary of changes in the Bancorp’s nonvested restricted stock for 2007 follows:

		(Dollars in
		thousands)
		Weighted
		Average
		Grant Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2007	7,400	$271
Granted	1,900	53

Nonvested at December 31, 2007	9,300	$324

     As of December 31, 2007, there was $143,035 of total unrecognized compensation cost related to nonvested restricted shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 3.7 years. No shares vested during the years ended December 31, 2007 and 2006.
NOTE 13 — Earnings Per Share
     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for 2007 and 2006 is presented below.

	2007	2006
Basic earnings per common share:
Net income available to common stockholders	$5,589,023	$6,475,000

Weighted-average common shares outstanding	2,805,860	2,791,933

Basic earnings per common share	$1.99	$2.32

Diluted earnings per common share:
Net income available to common stockholders	$5,589,023	$6,475,000

Weighted-average common shares outstanding	2,805,860	2,791,933
Add: dilutive effect of assumed stock option exercises	23,805	21,017

Weighted-average common and dilutive potential common shares outstanding	2,829,665	2,812,950

Diluted earnings per common share	$1.98	$2.30

     There were 10,325 and 11,450 anti-dilutive shares outstanding at December 31, 2007 and 2006.
NOTE 14 — Related Party Transactions
     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $120,000) of $5,560,000 at December 31, 2007 and $5,666,000 at December 31, 2006. For the year ended December 31, 2007, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance — January 1, 2007	$5,666
New loans	448
Repayments	(554)

Aggregate balance — December 31, 2007	$5,560

Deposits from directors and executive officers were $3.0 million and $2.7 million at December 31, 2007 and 2006, respectively.
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
     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total
December 31, 2007:
Commercial business	$—	$49,592	$49,592
Real estate	8,268	10,706	18,974
Consumer loans	—	17	17
Unsecured consumer overdrafts	11,382	—	11,382

Total	$19,650	$60,315	$79,965

December 31, 2006:
Commercial business	$—	$38,666	$38,666
Real estate	12,963	37,746	50,709
Consumer loans	—	41	41
Unsecured consumer overdrafts	5,874	—	5,874

Total	$18,837	$76,453	$95,290

     The $8,268 thousand in fixed rate commitments outstanding at December 31, 2007 had interest rates ranging from 4.75% to 8.75%, for a period not to exceed forty-five days. At December 31, 2006, fixed rate commitments outstanding of $12,963 thousand had interest rates ranging from 4.75 to 9.125%, for a period not to exceed forty-five days.
     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2007 and 2006, the Bancorp had standby letters of credit totaling $3,681 thousand and $4,026 thousand, respectively. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.
NOTE 16 — Fair Values of Financial Instruments
     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2007
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$12,111	$12,111
Securities available-for-sale	96,286	96,286
Securities held-to-maturity	18,358	18,557
Loans receivable, net	463,878	487,443
Federal Home Loan Bank stock	3,550	3,550
Accrued interest receivable	3,294	3,294

Financial liabilities
Demand and savings deposits	279,176	306,982
Certificates of deposit	214,208	214,094
Borrowed funds	76,930	71,450
Accrued interest payable	239	239

	(Dollars in thousands)
	December 31, 2006
	Carrying	Estimated
	Value	Fair Value
Financial assets
Cash and cash equivalents	$15,764	$15,764
Securities available-for-sale	83,765	83,765
Securities held-to-maturity	15,247	15,380
Loans receivable, net	467,449	464,706
Federal Home Loan Bank stock	3,544	3,544
Accrued interest receivable	3,331	3,331

Financial liabilities
Demand and savings deposits	299,599	299,599
Certificates of deposit	213,332	212,621
Borrowed funds	51,501	50,676
Accrued interest payable	238	238
     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2007 and 2006. The estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock and investments in real estate limited partnerships are considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2007 and 2006, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2007 and 2006, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financings. The estimated fair value of other financial instruments, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

NOTE 17 — Other Comprehensive Income/(Loss)
Other comprehensive income/(loss) components and related taxes were as follows:

	(Dollars in thousands)
	2007	2006
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains/(losses) arising during the year	$1,585	$919
Reclassification adjustment for gains included in net income	(100)	(3)

Net securities gain (loss) during the year	1,485	916
Tax effects	523	323

Net of tax amount	962	593

Net change in unrecognized gain on post retirement benefit:
Net gain on post retirement benefit	4	—
Amortization of net actuarial gain	(18)	—

Net gain (loss) activity during the year	(22)	—
Tax effects	12	—

Net of tax amount	(10)	593

Other comprehensive income (loss), net of tax	$952	$593

	Balance at	Current	Balance at
	December 31,	Period	December 31,
	2006	Change	2007
Unrealized gains (losses) on securities available for sale	$(496)	$962	$466
Unrealized gain (loss) on pension benefits	107	(10)	97

Total	$(388)	$952	$563

NOTE 18 — Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,
	2007	2006
Assets
Cash on deposit with Peoples Bank	$1,754	$1,108
Investment in Peoples Bank	51,274	48,655
Dividends receivable from Peoples Bank	1,011	978
Other assets	252	923

Total assets	$54,291	$51,664

Liabilities and stockholders’ equity Dividends payable	$1,011	$980
Other liabilities	547	674

Total liabilities	1,558	1,654

Common stock	360	359
Additional paid in capital	4,895	4,610
Accumulated other comprehensive income (loss)	563	(389)
Retained earnings	48,500	46,952
Treasury stock	(1,585)	(1,522)

Total stockholders’ equity	52,733	50,010

Total liabilities and stockholders’ equity	$54,291	$51,664

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2007	2006
Dividends from Peoples Bank	$4,037	$3,907
Operating expenses	181	162

Income before income taxes and equity in undistributed income of Peoples Bank	3,856	3,745
Provision (benefit) for income taxes	(66)	(40)

Income before equity in undistributed income of Peoples Bank	3,922	3,785
Equity in undistributed income of Peoples Bank	1,667	2,690

Net income	$5,589	$6,475

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$5,589	$6,475
Adjustments to reconcile net income to net cash from operating activities Equity in undistributed net income of Peoples Bank	(1,667)	(2,690)
Stock-based compensation expense	72	67
Change in other assets	638	107
Change in other liabilities	(127)	624

Total adjustments	(1,084)	(1,892)

Net cash from operating activities	4,505	4,583

Cash flows from investing activities	—	—

Cash flows from financing activities:
Dividends paid	(4,010)	(3,850)
Treasury stock purchased	(63)	—
Proceeds from issuance of common stock	214	246

Net cash from financing activities	(3,859)	(3,604)

Net change in cash	646	979
Cash at beginning of year	1,108	129

Cash at end of year	$1,754	$1,108

Market Information
     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 22, 2008, the Bancorp had 2,810,103 shares of common stock outstanding and 413 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2007 and December 31, 2006. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share
Year Ended December 31, 2007	1st Quarter	$32.00	$30.90	$.36

	2nd Quarter	31.40	29.59	.36

	3rd Quarter	30.75	27.45	.36

	4th Quarter	29.75	23.60	.36

Year Ended December 31, 2006	1st Quarter	$32.00	$31.30	$.35

	2nd Quarter	32.00	31.05	.35

	3rd Quarter	32.75	31.00	.35

	4th Quarter	32.50	31.50	.35

Book Value per share
Basic Earnings per share
Dividends per Share

2007 Board of Directors

Left to right:
David A. Bochnowski, Director Since 1977
Chairman and Chief Executive Officer of the Bancorp

Leroy F. Cataldi, P.D., Director Since 1977
Retired; Pharmacist and former owner of
Cataldi Prescription Shoppe, Sauk Drugs and Southlake Pharmacy

Lourdes M. Dennison, Director Since 1983
Executive Coordinator, Asian American Medical Association;
Managing Partner D&T LLC, a real estate investment partnership

Left to right:
Stanley E. Mize, Director Since 1997
Retired; former President of
Stan Mize Towne & Countree Auto Sales, Inc.

Frank J. Bochnowski, Director Since 1999
Retired; former Executive Vice President
and Secretary of the Bancorp

James L. Wieser, Director Since 1999
Attorney with Wieser & Wyllie, LLP

Left to right:
Edward J. Furticella, Director Since 2000
Former Executive Vice President and CFO of the Bancorp Currently
part-time employee of the Bancorp, and Continuous Lecturer at Purdue University Calumet

Joel Gorelick, Director Since 2000
President and Chief Administrative Officer of the Bancorp

Kenneth V. Krupinski, Director Since 2003
Certified Public Accountant and Principal with Swartz Retson, P.C.

Left to right:
Anthony M. Puntillo,
D.D.S., M.S.D., Director Since 2004
Orthodontist, President of Puntillo Orthodontics, P.C.

Donald P. Fesko, Director Since 2005
Administrator of Community Hospital

Gloria C. Gray-Weissman, Director Emeritus

Harold G. Reuth, Director Emeritus

Board Committees

Asset, Liability, Capital &	Compensation & Benefits	Executive	Nominating &	Risk Management
Technology Management	James L. Wieser, Chairman	David A. Bochnowski,	Corporate Governance	Kenneth V. Krupinski,
Anthony M. Puntillo,	Lourdes M. Dennison	Chairman	Lourdes M. Dennison,	Chairman
Chairman	Kenneth V. Krupinski	Frank J. Bochnowski	Chairman	Stanley E. Mize
Frank J. Bochnowski	Stanley E. Mize	Leroy F. Cataldi	Frank J. Bochnowski	James L. Wieser
Donald P. Fesko		Lourdes M. Dennison	Leroy F. Cataldi
Edward J. Furticella		Stanley E. Mize	Donald P. Fesko	Wealth Management
Joel Gorelick			Kenneth V. Krupinski	Frank J. Bochnowski,
Kenneth V. Krupinski			Stanley E. Mize	Chairman
Stanley E. Mize			Anthony M. Puntillo	Leroy F. Cataldi
Lourdes M. Dennison
Joel Gorelick
Anthony M. Puntillo

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

Eugene R. Novello
Vice President, Commercial Loan Officer

Daniel W. Moser
Vice President,
Construction & Development Lending

Brian E. Rusin
Vice President, Commercial Loan Officer

Michael L. Zappia
Vice President, Commercial Loan Officer

Daniel J. Duncan
Assistant Vice President,
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
Residential Loan Officer

Nancy L. Weckler
Assistant Vice President,
Loan Underwriting

Michael C. Matlock
Residential Loan Officer

Loan Collections

Thomas Guiden
Manager of Collections

Retail Banking Group

Carla J. Houck
Vice President, Retail Banking Group

Shannon E. Franko
Vice President, Banking Center Coordinator

Cynthia S. Miles
Assistant Vice President,
Retail Banking Assistant

Banking Centers

Marilyn K. Repp
Vice President, Senior Manager,
Crown Point Banking Center

Charman F. Williamson
Vice President,
Manager, Merrillville-Taft Banking Center

Margaret M. Haas
Assistant Vice President,
Manager, East Chicago Banking Center

Colleen A. Mastalski
Assistant Vice President,
Manager, Merrillville-Broadway
Banking Center

Sandra L. Sigler
Assistant Vice President,
Manager, Hobart Banking Center

Kelly A. Stoming
Assistant Vice President,
Manager, Woodmar Banking Center

Donna M. Vurva
Assistant Vice President,
Manager, Dyer Banking Center

B. Wayne Hays
Manager, Munster Banking Center

Robin L. Lubbinga
Manager, Schererville Banking Center

Michael A. Cronin
Assistant Manager

Jennifer L. Gunning
Assistant Manager,
Schererville Banking Center

Candice N. Logue
Assistant Manager,
Munster Banking Center

Private Banking

Trisha Yugo
Vice President, Private Banking

Wealth Management Group

Stephan A. Ziemba
Vice President,
Senior Wealth Management Officer

Mary T. Ciciora
Vice President, Wealth Management Officer

Randall H. Walker
Vice President,
Wealth Management Officer

Joyce M. Barr
Assistant Vice President,
Wealth Management Officer

Igor Marjanovic
Assistant Vice President,
Wealth Management Officer

Timothy G. Fesko
Staff Attorney

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
Vice President,
Manager, Loan Operations

Sharon V. Vacendak
Assistant Vice President, Loan Operations

Antoinette S. Shettles
Assistant Vice President, Loan Operations

Systems Delivery

Julie M. Bonnema
Manager, Systems Delivery

Brand Learning & Communications Group

Jill M. Knight
Vice President, Training Coordinator

Michelle L. Dvorscak
Assistant Vice President,
Manager, Human Resources

Finance & Controls Group

Peymon S. Torabi
Vice President, Controller

Michaelene M. Smith
Assistant Vice President, Accounting

Alfred E. Orlando
Accounting Manager

Risk Management & Stakeholders Services Group

Christine M. Friel
Vice President, Loan Review Officer

David W. Homrich
Vice President, Compliance Officer

Linda C. Nemeth
Assistant Vice President, Internal Auditor

Nicole M. Gullette
Assistant Vice President,
Assistant to the Internal Auditor

Michael J. Shimala,
Assistant Vice President, Security Officer

Other Management Personnel

Laura J. Spicer
Administrative Assistant to the Chairman
Jane G. Bridgman, Management Development
Melissa L. Webb, Management Development

www.ibankpeoples.com

CORPORATE HEADQUARTERS 9204 Columbia Avenue Munster, Indiana 46321 219/836-4400

Stock Transfer Agent
The Bank acts as the transfer agent for the Bancorp’s common stock.

Independent Auditors
Crowe Chizek and Company LLC 330 East Jefferson Boulevard P. O. Box 7 South Bend, Indiana 46624

Special Legal Counsel
Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204

Annual Stockholders Meeting
The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Peoples Bank Corporate Center 9204 Columbia Avenue, Munster, Indiana, on April 23, 2008 at 9:00 a.m.

A copy of the Bancorp’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary NorthWest Indiana Bancorp 9204 Columbia Avenue Munster, Indiana 46321.

www.ibankpeoples.com

SUBSIDIARY OF NORTHWEST INDIANA BANCORP
CROWN POINT, 855 Stillwater, (219) 662-0220
DYER, 1300 Sheffield Avenue, (219) 322-2530
EAST CHICAGO, 4901 Indianapolis Blvd., (219) 378-1000
HAMMOND, 7120 Indianapolis Blvd., (219) 844-4500
HOBART, 1501 S. Lake Park Avenue, (219) 945-1305
MERRILLVILLE, 7915 Taft Street, (219) 796-9000
8600 Broadway, (219) 685-8600
MUNSTER, 9204 Columbia Avenue, (219) 853-7550
LOAN CENTER, (219) 853-5700
WEALTH MANAGEMENT, (219) 853-7080
SCHERERVILLE, 141 W. Lincoln Highway, (219) 865-4300
Member FDIC
www.ibankpeoples.com