Form 10-K, Exhibit 13
period 2008-12-31
NORTHWEST INDIANA BANCORP
filed 2009-03-11
CIK 919864

Exhibit 13

NorthWest Indiana
BANCORP

David A. Bochnowski
Chairman & CEO

# 2008 Annual Report

## 2008 > Gary, Indiana

Peoples Bank

A ribbon-cutting ceremony marked the opening of Peoples' 10th Banking Center in Gary.

## 2008 > Community First

Peoples Bank
12-17-08
Boys and Girls Clubs of NWI
$ 7,578.75

Through internal fundraising events and with matching funds from the Bank, employees raised $25,000 which they distributed to the Boys and Girls Club of Northwest Indiana, Habitat for Humanity and the Legacy Foundation. The money donated to the Boys and Girls Clubs alone provided clothing to 87 children in need.

## 2008 > You First Banking Staff

By responding quickly and effectively with the service and solutiions to meet the customer's financial goals, Peoples Bank employees demonstrate their commitment to putting the needs of customers first. That's ***You First Banking!***

2008 Annual Report
David A. Bochnowski
Chairman and
Chief Executive Officer
Dear Shareholder,
     At a time when our nation is facing its worst economic crisis in four generations, your company, the NorthWest Indiana Bancorp, bucked the national trend as we reported income of $5.9 million in 2008.
     This 6.1% earnings increase for the year was an achievement nothing short of remarkable against the backdrop of a national recession, and in the midst of efforts by the government to shore up the balance sheets of financial services companies.
Federal Assistance Declined
     In November, your Board of Directors diligently reviewed the Capital Purchase Program of the Treasury Department. This program provided the opportunity for banks to receive financial assistance from the federal government in the form of capital infusions subject to certain rules and regulations, including the payment of interest as well as the repayment of principal. After careful consideration of all factors including our capital position, income, asset quality, reserves for potential loan portfolio stress, core earnings, and the details of the program, the Board of Directors unanimously decided not to apply for the funds.
     As the leader of the Bancorp and our operating subsidiary, Peoples Bank, I am confident that our team has the plan, personnel, and technology in place to continue to earn your confidence and trust. We have faced uncertain times before, including the recession that devastated our community in the early 1980s, the follow up recession later that same decade, and the bursting of the technology bubble at the beginning of this century. The Peoples team successfully met each of those challenges and has the experience, talent, and motivation to do so again in the current environment.
Stability
     The stability of the Bancorp’s performance can be measured by the consistency of our commitment to our core business: utilizing retail deposits to serve the credit needs of consumers and small business. Because of our focus on the creation of value for our customers, community and shareholders, the Bancorp avoided high-flying disastrous practices. Your company has no exposure to subprime lending, credit default swaps, brokered deposits, or Fannie Mae or Freddie Mac stock.
     Statistically, the Bancorp outperformed the industry based upon two key measures. Our return on assets (ROA) was 0.91% and our return on equity (ROE) was 10.96%. Both ratios more than doubled national averages for the banking sector.

Operating Results
     The Peoples team took care of business during the year: income was up, assets grew, loan balances increased, and core accounts funded our growth.
     At year-end our assets totaled $664.7 million, an increase of $36.0 million over the prior year. Contrary to the national reports of a credit crisis, our loan portfolio increased $21.1 million with growth in consumer loans, commercial loans, and loans to local government units. Deposits increased $34.8 million with core accounts, checking, money market, and savings representing 56.3 % of total deposits.
     Our position as a core account funded bank drove a significant increase in our net interest income, the difference between interest income from loans and investments and interest expense paid on deposits and borrowed funds. For the year, our net interest margin, or core income, increased $4.3 million or 24.3%. Core income as measured by our net interest margin was 3.99% at the end of December, a healthy position that will help insulate the Bank should economic conditions deteriorate.
Performance Strategy
     Your company has adopted “You First Banking” as the brand that describes our unique position as a community bank in our market. The clarity of our message—putting customers first—stands in stark contrast to the products and services of our regional and national banking competitors. We offer traditional deposit and loan products, as well as wealth management services, private banking, and electronic banking with a customer-centered approach to every individual and transaction. In addition, we have stayed focused on fundamental banking principals in our effort to create value for all our stakeholders.
Core Funding
     The Bank relies on retail deposits from our consumer and small business customers as the mainstay of our funding needs. Our emphasis has been on checking, money market, and savings accounts, a strategy that fulfills a fundamental need in our market while driving down our cost of funds. We have stayed away from hot money and brokered deposits.

Loan Quality
     The Bank’s loan underwriting standards are designed to encourage the offering of sound credit facilities to our borrowers while protecting the quality of our asset base. The uncertainty of the economy has impacted the quality of our loan portfolio, particularly with regard to loan participations originally intended to avoid concentrations in our local market. As a result of management’s assessment of current credit quality, provisions to the allowance for loan losses totaled $2.4 million for the year. Our due diligence process will continue to take into account the risks of the current recession.
Efficiency
     The Bank continues to believe that low cost providers of high quality products and services will lead our industry, a concept that is consistently reinforced with the Peoples team. Our efficiency ratio, a key indicator of a bank’s cost consciousness, was a respectable 63.5% for the year. Management is confident that we not only have well qualified talent in place, but that we also provide the salary, benefits, education, and training necessary for their continued professional development.
Growth
     Our strategic plan calls for increasing our market value through improved market share. Professional studies suggest that opportunities exist in numerous segments of our market to capture more wallet share of existing customers as well as extend our brand through new locations in Lake and Porter counties. One new product introduced in 2008, You First Checking, garnered $3.5 million in deposits by year-end. Our new Crown Point Banking Center had growth exceeding $10.4 million after its first full year of operation, and our new Gary location also exceeded expectations during the two months it was on line in 2008.
Balance Sheet Strategies
     During economic stress, sound management requires a bank to balance the need to nimbly react to changing circumstances with prudent banking practices. In these times, a common sense approach to investing requires a stronger cash position as liquidity takes on increasing importance in preserving operating alternatives.
     The Bank will continue to review opportunities to reposition the duration of our assets and, during 2008, will originate for sale all fixed rate mortgage loans with a term of fifteen years or more. Our investment portfolio will continue to be positioned to avoid high risk returns in the current low rate environment.

Capital
     In the current crisis, a healthy capital position is central to weathering the storm of the economy. Capital resources permit growth but also provide the cushion to withstand shocks that might stem from deterioration in asset quality. As a shareholder, you should be pleased to know that your company continues to exceed all the federal government’s “well capitalized” standards.
Dividend Policy
     Bank investors across the country have experienced decreases in dividends as bank earnings have fallen resulting in pressure on bank capital. Shareholders have expressed interest in the outlook for the Bancorp’s dividend in the current economic environment.
     During the year, the Bancorp’s dividend held steady consistent with the parameters of our dividend policy. Your Board of Directors determines our dividend each quarter and formulates a decision based upon a review of several interrelated factors.
     The Board’s evaluation embraces operating dynamics and issues that influence our capital position including income, current economic conditions, capital usage for technology and banking center expansion, provisions for potential loan portfolio deterioration, and the capital guidance of state and federal banking regulators.
     In February of 2009, the Board applied these factors to the dividend to be paid in April of 2009 and authorized the payment of $0.36 dividend per share, an amount unchanged from the October 2008 quarterly dividend payment and the quarterly dividends paid in January, April, and July of last year.
Directors
     At last year’s annual meeting, Lee Cataldi retired from the Board after thirty years of service to the Bancorp. Lee served with distinction as a director and consistently advocated for our customers, community, and shareholders. He provided valuable insight on product and service delivery, and for many years devoted extra time to our cause as chairman of our Wealth Management Committee. We continue to benefit from his counsel and experience in his role as a director emeritus.

     Following Lee’s retirement, Amy W. Han, Ph.D., joined the Board of Directors. Amy is the Director of Clinical Affairs and Clinical Professor of Psychology at Indiana University School of Medicine-Northwest, as well as actively engaged in numerous community activities. Her background brings additional expertise to the skill sets of the Board with respect to employee training and development as well as the target marketing of our products and services.
     In the fall of last year, Harold Rueth, a friend of the Bancorp who had served the Bank since the 1960s as a Board member and subsequently a director emeritus, passed away. Renowned as a businessman and developer, Harold was also a true humanitarian who helped many people in numerous ways. His insights made a difference in the success of the Bancorp and he shall always be remembered for his dedication to our cause.
The Coming Year
     These are unprecedented times in the American economy as uncertainty grips the nation. Restoring confidence is our top priority and banks need to take a leadership role in making that happen. Our capitalist system is built upon trust and the Peoples team has a track record that has earned the trust of our customers, community, and shareholders.
     The Peoples team promises our shareholders and stakeholders that we will continue to provide leadership and stability while remaining close to the needs of our customers and community. The ability to work in the banking business is a privilege not a right, and the one hundred ninety eight men and women who work at Peoples Bank every day will honor that privilege through their hard work, values-based principles, and commitment to delivering exceptional operating results to our customers, community and shareholders.
Sincerely,

David A. Bochnowski
Chairman and Chief Executive Officer

# Financial Information

Peoples Bank
You First Banking
You First Checking!
The first account you customize!
FDIC
Transaction Account Guarantee Program
FDIC
Deposit Insurance Update
Click here for details

Peoples Bank

6

# Financial Highlights

**Total Assets**
*in millions*

$557.4
$627.4
$619.0
$628.7
$664.7
2004
2005
2006
2007
2008

**Total Loans**
*in millions*

$433.8
$469.0
$471.7
$468.5
$489.5
2004
2005
2006
2007
2008

**Total Deposits**
*in millions*

$451.6
$525.7
$512.9
$493.4
$528.1
2004
2005
2006
2007
2008

**Net Income**
*in thousands*

$6,290
$6,672
$6,475
$5,589
$5,930
2004
2005
2006
2007
2008

**Net Interest Income**
*in thousands*

$19,756
$20,266
$19,241
$17,886
$22,234
2004
2005
2006
2007
2008

**Noninterest Income**
*in thousands*

$3,312
$3,540
$4,219
$4,431
$4,528
2004
2005
2006
2007
2008

**Return on Assets**

1.17%
1.14%
1.04%
0.91%
0.91%
2004
2005
2006
2007
2008

**Return on Equity**

14.64%
14.67%
13.42%
10.78%
10.96%
2004
2005
2006
2007
2008

**Efficiency Ratio**

57.1%
57.9%
60.9%
65.1%
63.5%
2004
2005
2006
2007
2008

7

Selected Consolidated Financial Data
in thousands of dollars, except per share data

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2008	2007	2006	2005	2004	2003
Statement of Income:
Total interest income	$35,167	$35,768	$34,979	$30,024	$26,614	$26,357
Total interest expense	12,933	17,882	15,737	9,758	6,858	7,521

Net interest income	22,234	17,886	19,241	20,266	19,756	18,836
Provision for loan losses	2,388	552	15	245	385	420

Net interest income after provision for loan losses	19,846	17,334	19,226	20,021	19,371	18,416

Noninterest income	4,528	4,431	4,219	3,540	3,312	2,968
Noninterest expense	16,999	14,525	14,296	13,771	13,174	12,037

Net noninterest expense	12,471	10,094	10,077	10,231	9,862	9,069

Income tax expenses	1,445	1,651	2,674	3,118	3,219	3,411

Net income	$5,930	$5,589	$6,475	$6,672	$6,290	$5,936

Basic earnings per common share	$2.11	$1.99	$2.32	$2.40	$2.28	$2.16
Diluted earnings per common share	$2.10	$1.98	$2.30	$2.37	$2.24	$2.13
Cash dividends declared per common share	$1.44	$1.44	$1.40	$1.32	$1.24	$1.20

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2006	2005	2004	2003
Balance Sheet:
Total assets	$664,732	$628,718	$618,982	$627,439	$557,393	$508,775
Loans receivable	489,509	468,459	471,716	469,043	433,790	409,808
Investment securities	126,722	114,644	99,012	90,093	79,979	63,733
Deposits	528,148	493,384	512,931	525,731	451,573	421,640
Borrowed funds	74,795	76,930	51,501	51,152	57,201	40,895
Total stockholders’ equity	52,773	52,733	50,010	46,433	44,097	41,554

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Fiscal Year Ended	2008	2007	2006	2005	2004	2003
Interest Rate Spread During Period:
Average effective yield on loans and investment securities	5.78%	6.21%	6.02%	5.50%	5.31%	5.65%
Average effective cost of deposits and borrowings	2.19%	3.18%	2.77%	1.82%	1.40%	1.67%

Interest rate spread	3.59%	3.03%	3.25%	3.68%	3.91%	3.98%

Net interest margin	3.65%	3.10%	3.31%	3.71%	3.94%	4.04%
Return on average assets	0.91%	0.91%	1.04%	1.14%	1.17%	1.20%
Return on average equity	10.96%	10.78%	13.42%	14.67%	14.64%	14.65%

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2006	2005	2004	2003
Total capital to risk-weighted assets	12.0%	12.0%	12.0%	11.6%	12.2%	12.5%
Tier 1 capital to risk-weighted assets	10.8%	11.0%	11.1%	10.7%	11.2%	11.5%
Tier 1 capital to adjusted average assets	8.2%	8.3%	8.0%	7.9%	8.0%	8.0%
Allowance for loan losses to total loans	1.19%	0.98%	0.90%	0.89%	0.90%	0.92%
Allowance for loan losses to non-performing loans	46.97%	53.16%	153.95%	198.00%	371.00%	220.31%
Non-performing loans to total loans	2.54%	1.84%	0.58%	0.45%	0.24%	0.42%

Total loan accounts	5,193	5,268	5,392	5,422	5,370	5,213
Total deposit accounts	33,692	30,760	32,435	33,963	32,866	32,502
Total Banking Centers (all full service)	10	9	8	8	8	8

December 31,	December 31,	December 31,	December 31,
2002	2001	2000	1999

$27,781	$28,425	$28,077	$25,607
10,107	13,222	13,386	11,281

17,674	15,203	14,691	14,326
720	230	175	200

16,954	14,973	14,516	14,126

2,675	2,402	1,995	1,659
10,859	9,911	9,449	8,774

8,184	7,509	7,454	7,115

3,277	2,754	2,691	2,775

$5,493	$4,710	$4,371	$4,236

$2.01	$1.73	$1.61	$1.53
$1.99	$1.71	$1.60	$1.52
$1.12	$1.04	$0.96	$0.84

December 31,	December 31,	December 31,	December 31,
2002	2001	2000	1999

$488,002	$440,710	$392,313	$361,719
380,428	342,642	326,207	295,813
56,571	67,260	38,128	41,931
406,673	355,215	324,310	306,647
36,065	44,989	30,599	18,607
39,148	35,882	33,529	32,471

December 31,	December 31,	December 31,	December 31,
2002	2001	2000	1999

$6.26%	7.29%	7.88%	7.61%
2.38%	3.55%	3.95%	3.54%

3.88%	3.74%	3.93%	4.07%

3.99%	3.90%	4.12%	4.26%
1.18%	1.15%	1.17%	1.20%
14.58%	13.49%	13.30%	13.17%

December 31,	December 31,	December 31,	December 31,
2002	2001	2000	1999
13.1%	13.6%	13.6%	14.8%
$11.9%	12.5%	12.3%	13.5%

7.6%	8.3%	8.6%	9.0%
0.96%	0.92%	1.02%	1.12%
152.43%	108.64%	183.54%	412.08%
0.63%	0.85%	0.55%	0.27%

5,049	4,964	4,762	4,676
31,385	30,433	28,906	27,712
8	8	8	7
Business
     NorthWest Indiana Bancorp (the Bancorp) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank (the Bank), an Indiana bank, is a wholly owned subsidiary of the Bancorp. The Bancorp has no other business activity other than being the holding company for the Bank.
     The Bancorp conducts business from its Corporate Center in Munster and its ten full-service offices located in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster and Schererville, Indiana. The Bancorp is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as, construction loans, various types of consumer loans and commercial business loans. In addition, the Bancorp’s Wealth Management Group provides estate and retirement planning, guardianships, land trusts, profit sharing and 401(k) retirement plans, IRA and Keogh accounts, and investment agency accounts. The Wealth Management Group may also serve as the personal representative of estates and act as trustee for revocable and irrevocable trusts.
     The Bancorp’s common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. On February 23, 2009, the Bancorp had 2,809,285 shares of common stock outstanding and 410 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

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
     At December 31, 2008, the Bancorp had total assets of $664.7 million and total deposits of $528.1 million. The Bancorp’s deposit accounts are insured up to applicable limits by the Deposit Insurance Fund (DIF) that is administered by the Federal Deposit Insurance Corporation (FDIC), an agency of the federal government. At December 31, 2008, stockholders’ equity totaled $52.8 million, with book value per share at $18.79. Net income for 2008 was $5.9 million, or $2.11 basic earnings per common share and $2.10 diluted earnings per common share. The return on average assets was 0.91%, while the return on average stockholders’ equity was 10.96%.
Recent Developments
     In response to the financial crises affecting the banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law creating the Troubled Asset Relief Program (“TARP”). Pursuant to the EESA, the U.S. Department of Treasury (the “Treasury”) has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.
     On October 14, 2008, the Treasury also announced it would offer to qualifying U.S. banking organizations the opportunity to sell preferred stock, along with warrants to purchase common stock, to the Treasury on what may be considered attractive terms under the TARP Capital Purchase Program (the “CPP”). The CPP allows financial institutions to issue nonvoting preferred stock to the Treasury in an amount ranging between 1% and 3% of its total risk weighted assets. After a careful review of the terms of participation in the CPP, along with consideration of the capital requirements applicable to the Bancorp and the Bank, both of which have remained above the “well-capitalized” regulatory guidelines, the Bancorp’s board of directors decided it is not in the best interests of the Bancorp and its shareholders to participate in the CPP.
     On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which contains a comprehensive set of government spending initiatives and tax incentives aimed at stimulating the U.S. economy. The ARRA also amends, among other things, the TARP program legislation by directing the Treasury to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions participating in the TARP, which regulations do not apply to the Bancorp.
     EESA and ARRA followed, and have been followed by, numerous actions by the FederalReserve, Congress, Treasury, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate, including two 50 basis point decreases in October of 2008; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. It is not clear at this time what impact the EESA, ARRA, the CPP, the TARP, other liquidity and funding initiatives of the Federal Reserve and other agencies that have been previously announced, and any additional programs that may be initiated in the future will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced, or on the U.S. banking and financial industries and the broader U.S. and global economies. Further adverse effects could have an adverse effect on the Bancorp and its business.
Financial Condition
     During the year ended December 31, 2008, total assets increased by $36.0 million (5.7%), to $664.7 million, with interest-earning assets increasing by $32.7 million (5.6%). At December 31, 2008, interest-earning assets totaled $621.2 million and represented 93.4% of total assets.

Loans totaled $489.5 million and represented 78.8% of interest-earning assets, 73.6% of total assets and 92.7% of total deposits. The loan portfolio, which is the Bancorp’s largest asset, is a significant source of both interest and fee income. The Bancorp’s lending strategy emphasizes quality growth, product diversification, and competitive and profitable pricing. The loan portfolio includes $225.8 million (46.2%) in residential real estate loans, $130.3 million (26.6%) in commercial real estate loans, $55.0 million (11.2%) in construction and land development loans, $49.3 million (10.1%) in commercial business loans, $14.8 million (3.0%) in government and other loans, $12.3 million (2.5%) in multifamily loans, and $2.0 million (0.4%) in consumer loans. Adjustable rate loans comprised 53.4% of total loans at year-end. During 2008, loan balances increased by $21.1 million (4.5%), with commercial real estate, construction and development, government and commercial business loan balances increasing, while residential real estate, multifamily, and consumer loan balances decreased. Management believes that the current economic slowdown in the national and local economies may result in a continued softening in loan demand in all categories.
     During 2008, the Bancorp sold $4.3 million in fixed rate mortgages originated for sale compared to $12.3 million in 2007. Net gains realized from the sales totaled $108 thousand and $221 thousand for 2008 and 2007. The current year decrease in gains on sale of loans is a result of lower customer demand for mortgage loans due to a decline in economic conditions. Net mortgage loan servicing fees totaled $13 thousand for 2008 and $23 thousand for 2007. At December 31, 2008, the Bancorp had no loans that were originated for sale. During 2009, the Bancorp expects to continue selling current year fixed rate mortgage loans originated for sale, with contractual maturities of fifteen years or greater, on a case-by-case basis, as part of its efforts to manage interest rate risk. Consistent with the Bancorp’s Strategic Plan and in an ongoing effort to reduce interest rate risk, management may implement strategies to increase asset sensitivity on its balance sheet. Such strategies may include reducing the percentage of fixed rate loans on the balance sheet, while originating commercial and consumer loans tied to short-term interest rates or loans having shorter durations. During January 2009, the Bancorp’s management implemented a strategy with a one-time sale of fixed rate mortgage loans from its loan portfolio by selling $10.5 million in fixed rate mortgage loans, while funding newly originated construction and land development, commercial and government loan originations. Implementing the balance sheet restructuring strategy had a positive impact on interest rate risk by replacing longer duration fixed rate mortgage loans with shorter duration non-mortgage loans that will reprice more frequently. The gain realized from the loan sale totaled approximately $230 thousand.
     Non-performing loans include those loans that are 90 days or more past due and those loans that have been placed on non-accrual status. Non-performing loans totaled $12.4 million at December 31, 2008, compared to $8.6 million at December 31, 2007, an increase of $3.8 million or 44.2%. The increase in non-performing loans is concentrated with one commercial borrower with three cross collateralized loans in the amount of $1.5 million, and two borrowers, with eight cross collateralized construction loans totaling $921 thousand. As previously reported, the Bank’s December 31, 2008 and December 31, 2007 non-performing and impaired loan balances have been negatively impacted by two past due commercial real estate participation loans. The first commercial real estate participation loan carries a balance of $3.8 million, of which $2.2 million has been classified as substandard and $1.6 million is classified as doubtful. The second commercial real estate participation loan carried a balance of $956 thousand, of which $569 thousand was charged-off during the fourth quarter of 2008, leaving a balance of $387 thousand classified as doubtful at December 31, 2008. The $569 thousand charge-off was based on an updated appraisal obtained by the lead lender and a shared national credit report received from the Federal Deposit Insurance Corporation. For both loans, management is in contact with the lead lenders and continues to take the appropriate steps for protection of the Bank’s interest in the collateral. Based on the current information provided by the lead lenders, management has had to make certain estimates regarding both projects’ cash flows, collateral values and strength of personal guarantees. At December 31, 2008, for the $3.8 million commercial real estate participation, a condominium conversion project in Ann Arbor, Michigan, management’s current estimates indicate a collateral deficiency of $1.0 million, which has been reserved for as a specific allocation in the allowance for loan losses. Management has retained legal counsel to actively pursue potential material violations of the participation agreement and the underlying loan documentation by the lead lender. During the first quarter of 2008, management filed a law suit against the lead lender. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates, additional provisions to the allowance for loan losses may be required for both commercial real estate participation loans.
     The ratio of non-performing loans to total loans was 2.54% at December 31, 2008, compared to 1.84% at December 31, 2007. The ratio of non-performing loans to total assets was 1.87% at December 31, 2008, compared to 1.37% at December 31, 2007. The December 31, 2008, non-performing loan balances include $10.9 million in loans accounted for on a non-accrual basis and $1.5 million in accruing loans, which were contractually past due 90 days or more. Loans internally classified as substandard totaled $11.4 million at December 31, 2008, compared to $10.9 million at December 31, 2007. Loans internally classified as doubtful totaled $2.0 million at December 31, 2008, compared to $0.0 at December 31, 2007. The increase in doubtful loans at December 31, 2008, is related to two commercial real estate participation loans that had balances transferred from substandard to doubtful during the fourth quarter of 2008. No loans were classified as loss. Substandard loans include non-performing loans and potential problem loans, where information about possible credit issues or other conditions causes management to question the ability of such borrowers to comply with loan covenants or repayment terms. In addition to identifying and monitoring non-performing and other classified loans, management maintains a list of watch loans. Watch loans represent loans management is closely monitoring due to one or more factors that may cause the loan to become classified. Watch loans totaled $22.7 million at December 31, 2008, compared to $10.8 million at December 31, 2007. The increase in watch loans is primarily related to a construction development participation loan in the amount of $4.2 million and a two commercial real estate participation loans in the amount of $5.7 million.
     A loan is considered impaired when, based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. At December 31, 2008, impaired loans totaled $8.6 million, compared to $6.0 million at December 31, 2007. The December 31, 2008, impaired loan balances consist of eighteen loans to ten commercial borrowers that are secured by business assets and real estate, and are personally guaranteed by the owners of the businesses. The December 31, 2008 ALL contained $1.7 million in specific allowances for collateral deficiencies, compared to $824 thousand in specific allowances at December 31, 2007. During the fourth quarter of 2008, four additional commercial real estate loans and one commercial business loan totaling $2.2 million were classified as impaired. Management’s current estimate indicates that specific allowances of $295 thousand are required for these loans. In addition, during the current quarter, one commercial business loan in the amount of $191 thousand was repaid and removed from impaired status. The December 31, 2008, impaired loan balances were also included in the previously discussed non-performing and substandard loan balances. There were no other loans considered to be impaired loans as of, or for, the quarter ended, December 31, 2008.
     At December 31, 2008, management is of the opinion that there are no loans, except those discussed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as non-accrual, past due or restructured loans. Also, at December 31, 2008, no other interest bearing assets were required to be disclosed as non-accrual, past due or restructured. Management does not presently anticipate that any of the non-performing loans or classified loans would materially impact future operations, liquidity or capital resources.
     The Bancorp is a party to financial instruments in the normal course of business to meet financing needs of its customers. These financial instruments, which include commitments to make loans and standby letters of credit, are not reflected in the accompanying consolidated financial statements. Such financial instruments are recorded when they are funded. The Bancorp has a $1.1 million participation in a $6.4 million letter of credit, which acts as payment support to bondholders. Cash flows from the security collateralizing the letter of credit have been negatively impacted as the property is vacant. Our portion of the letter of credit is also secured by a cash collateral account and a collateralized guarantee in the amount of $1.0 million. During July 2008, a new forbearance agreement was executed, which expired on December 31, 2008. Currently, the letter of credit participants are reviewing the credit worthiness of a prospective tenant. Management will continue to monitor the letter of credit and bond repayments.
     Because some loans may not be repaid in accordance with contractual agreements, an ALL has been maintained. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available to absorb probable incurred losses that arise from the loan portfolio and is not segregated for, or allocated to, any particular loan or group of loans. For the twelve months ended December 31, 2008, $2.4 million in additions to the ALL account were required, compared to $552 thousand for the twelve months ended December 31, 2007. The increase in the 2008 ALL provisions was related to the need for additional specific allowances for the collateral deficiency associated with the previously mentioned impaired loans, and an increase in non-performing and classified loans. Charge-offs, net of recoveries, totaled $1.1 million for the twelve months ended December 31, 2008, compared to $238 thousand for the twelve months ended December 31, 2007. The ALL provisions take into consideration management’s current judgments about the credit quality of the loan portfolio, loan portfolio balances, changes in the portfolio mix and local and national economic conditions. In determining the provision for loan loss for the current period, management has given consideration to increased risks associated within the local and national economy, changes in loan balances and mix, and asset quality.
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
     The ALL to total loans was 1.19% at December 31, 2008, compared to 0.98% at December 31, 2007. The ALL to non-performing loans (coverage ratio) was 47.0% at December 31, 2008, compared to 53.2% at December 31, 2007. The December 31, 2008 balance in the ALL account of $5.8 million is considered adequate by management after evaluation of the loan portfolio, past experience and current economic and market conditions. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan-charge-offs that occur. The allocation of the ALL reflects performance and growth trends within the various loan categories, as well as consideration of the facts and circumstances that affect the repayment of individual loans, and loans which have been pooled as of the evaluation date, with particular attention given to non-performing loans and loans which have been classified as substandard, doubtful or loss. Management has allocated general reserves to both performing and non-performing loans based on current information available.
     At December 31, 2008, the Bancorp’s investment portfolio totaled $126.7 million and was invested as follows: 54.9% in U.S. government agency mortgage-backed securities and collateralized mortgage obligations, 35.4% in municipal securities, 4.4% in U.S. government agency debt securities, 3.8% in corporate securities and 1.5% in trust preferred securities. At December 31, 2008, securities available-for-sale totaled $108.2 million or 85.4% of total securities. Available-for-sale securities are those the Bancorp may decide to sell if needed for liquidity, asset-liability management or other reasons. During 2008, securities increased by $12.1 million (10.5%). In addition, at December 31, 2008, the Bancorp had $3.7 million in FHLB stock.
     Deposits are a fundamental and cost-effective source of funds for lending and other investment purposes. The Bancorp offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2008, deposits totaled $528.1 million. During 2008, deposits increased by $34.8 million (7.0%). The 2008 change in deposits was comprised of the following: certificates of deposit increased by $16.9 million (7.9%), checking accounts increased by $14.5 million (12.5%), money market deposit accounts (MMDA’s) increased by $3.5 million (3.1%), while savings accounts decreased by $66 thousand (0.1%).
     The Bancorp’s borrowed funds are primarily comprised of repurchase agreements and FHLB advances that are used to fund asset growth not supported by deposit generation. At December 31, 2008, borrowed funds totaled $74.8 million compared to $76.9 million at December 31, 2007, a decrease of $2.1 million (2.8%). Retail repurchase agreements totaled $25.8 million at December 31, 2008, compared to $14.2 million at December 31, 2007, an increase of $11.6 million (81.7%). During 2008, as a result of economic uncertainties, customer preference for retail repurchase agreements increased, with the additional security provided by pledged collateral for funds invested at the Bancorp. FHLB advances totaled $46.0 million, decreasing $13.0 million or 22.0%, as the Bancorp paid-off maturing advances with funds provided from deposit and retail repurchase agreement growth. In addition, the Bancorp’s FHLB line of credit carried a balance of $2.0 million at December 31, 2008, compared to $2.8 million at December 31, 2007. Other short-term borrowings totaled $978 thousand at December 31, 2008, compared to $898 thousand at December 31, 2007.
Liquidity and Capital Resources
     The Bancorp’s primary goal for funds and liquidity management is to ensure that at all times it can meet the cash demands of its depositors and its loan customers. A secondary purpose of funds management is profit management. Because profit and liquidity are often conflicting objectives, management will maximize the Bank’s net interest margin by making adequate, but not excessive, liquidity provisions. Furthermore, funds are managed so that future profits will not be significantly impacted as funding costs increase.
     Changes in the liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income.

The primary investing activities include loan originations, loan repayments, investments in interest bearing balances in financial institutions, dividend receipts and the purchase maturity of investment securities. Financing activities focus almost entirely on the generation of customer deposits. In addition, the Bancorp utilizes borrowings (i.e., repurchase agreements, FHLB advances and federal funds purchased) as a source of funds.
     During 2008, cash and cash equivalents decreased $815 thousand, compared to a decrease of $3.7 million for 2007. During 2008, the primary sources of cash and cash equivalents were from the maturities and sales of securities, loan sales and repayments, FHLB advances and cash from operating activities. The primary uses of cash and cash equivalents were loan originations, purchase of securities, expenditures for premises and equipment, deposit withdrawals, FHLB advance repayments and the payment of common stock dividends. During 2008, cash from operating activities totaled $12.1 million, compared to $8.2 million for 2007. The 2008 increase in cash provided by operating activities was a result of the net change in other liabilities and an increase in provision for loan losses. Cash outflows from investing activities totaled $41.5 million during 2008, compared to $13.9 million during 2007. The increase during 2008 was due primarily to an increase loan originations. Loan balances increased by $20.1 million during 2008, compared to a decrease of $3.3 million for 2007. Net cash inflows from financing activities totaled $28.6 million in 2008, compared to net cash inflows of $2.0 million in 2007. The change during 2008 was primarily due to deposit growth. Deposits increased by $34.8 million during 2008, compared to a decrease of $19.5 million for 2007. FHLB advances increased by $4.0 million during 2008 compared to an increase of $17.0 million during 2007. Other borrowed funds decreased by $6.1 million during 2008, compared to an increase of $8.4 million in 2007. The increase in deposit balances resulted in less dependence on borrowed funds. The Bancorp paid dividends on common stock of $4.0 million during 2008 and 2007.
     During the fourth quarter of 2008, the Bancorp opened its tenth full service banking center in Gary, Indiana. The new $1.9 million state-of-the-art facility did not have a material impact on noninterest expense during 2008. It is expected that the new banking center will provide opportunities to expand market share for the Bancorp’s products and services.
     Management strongly believes that safety and soundness is enhanced by maintaining a high level of capital. Stockholders’ equity totaled $52.8 million at December 31, 2008, compared to $52.7 million at December 31, 2007, an increase of $40 thousand (0.1%). The increase was a result of $5.9 million in net income for 2008. Additional items increasing stockholders’ equity were $170 thousand from stock-based compensation plans and $83 thousand from the sale of treasury stock. Items decreasing stockholders’ equity were $1.8 million from the net change in the valuation of available-for-sale securities, the Bancorp’s declaration of $4.0 million in cash dividends, $226 thousand in treasury stock purchases and $11 thousand from the change in net unrealized items from the Bank’s postretire-ment plans. At December 31, 2008 and 2007, book value per share was $18.79.
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
     The following table shows that, at December 31, 2008, the Bancorp’s capital exceeded all regulatory capital requirements. At December 31, 2008, the Bancorp’s and the Bank’s regulatory capital ratios were substantially the same. The dollar amounts are in millions.

			Required for		To Be Well
	Actual		Adequate Capital		Capitalized
At December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$59.9	12.0%	$39.9	8.0%	$50.0	10.0%
Tier 1 capital to risk-weighted assets	$54.1	10.8%	$20.0	4.0%	$29.9	6.0%
Tier 1 capital to adjusted average assets	$54.1	8.2%	$20.0	3.0%	$33.1	5.0%

Results of Operations —
Comparison of 2008 to 2007
     Net income for 2008 was $5.9 million, compared to $5.6 million for 2007, an increase of $341 thousand (6.1%). During 2008, the Bancorp’s earnings were enhanced by consistent earning asset growth, core deposit growth and significant increase in net interest income. The earnings represent a return on average assets of 0.91% for 2008 compared to 0.91% for 2007. The return on average equity was 10.96% for 2008 compared to 10.78% for 2007.
     Net interest income for 2008 was $22.2 million, an increase of $4.3 million (24.3%) from $17.9 million for 2007. The increase in net interest income has been positively impacted by growth in the loan and securities portfolio, core deposit growth and a decrease in the cost of funds as a result the Federal Reserve’s action in lowering short-term interest rates. The weighted-average yield on interest-earning assets was 5.78% for 2008 compared to 6.21% for 2007. The weighted-average cost of funds was 2.19% for 2008 compared to 3.18% for 2007. The impact of the 5.78% return on interest earning assets and the 2.19% cost of funds resulted in a net interest spread of 3.59% for 2008 compared to 3.03% for 2007. During 2008, total interest income decreased by $601 thousand (1.7%) while total interest expense decreased by $4.9 million (27.7%). The net interest margin was 3.65% for 2008 compared to 3.10% for 2007. During 2008, the Bancorp continued to focus on reducing its effective tax rate by investing in tax-exempt securities and loans. As a result, the Bancorp’s tax equivalent net interest margin for 2008 was 3.81% compared to 3.21% for 2007.
     During 2008, interest income from loans decreased by $1.5 million (5.0%) compared to 2007. The change was primarily due to a decrease in the weighted-average yield of the loan portfolio. The weighted-average yield on loans outstanding was 6.04% for 2008 compared to 6.60% for 2007. Loan balances averaged $484.8 million for 2008, an increase of $18.4 million (3.95%) from $466.4 million for 2007. During 2008, interest income from securities and other interest earning assets increased by $925 thousand (18.6%) compared to 2007. The increase was due to higher average balances and an increase in portfolio yields. The weighted-average yield on securities and other interest earning assets was 4.75% for 2008 compared to 4.52% for 2007. Securities and other interest earning assets averaged $124.0 million for 2008, up $14.0 million (12.7%) from $110.0 million for 2007.
     Interest expense for deposits decreased by $4.3 million (28.7%) during 2008 compared to 2007. The change was due to a decrease in the weighted-average rate paid on deposits. The weighted-average rate paid on deposits for 2008 was 2.02% compared to 3.02% for 2007. Total deposit balances averaged $517.4 million for 2008, an increase of $23.2 million (4.7%) from $494.2 million for 2007. Interest expense on borrowed funds decreased by $653 thousand (22.2%) during 2008 due to a decrease in the cost of borrowing. The weighted-average cost of borrowed funds was 3.08% for 2008 compared to 4.32% for 2007. Borrowed funds averaged $74.3 million during 2008, an increase of $6.3 million (9.3%) from $68.0 million for 2007.
     During 2008, fees and service charges totaled $2.898 million, a decrease of $49 thousand (1.7%) from $2.947 million for 2007. Fees from Wealth Management operations totaled $814 thousand for 2008, an increase of $95 thousand (13.2%) from $719 thousand for 2007. The increase in Wealth Management income is related to consistent asset growth that has occurred during the past twelve months. Income from an increase in the cash value of bank owned life insurance totaled $413 thousand for 2008, an increase of $6 thousand (1.5%), compared to $407 thousand for 2007. Gains from the sale of securities totaled $210 thousand for the current year, an increase of $110 thousand (110.0%) from $100 thousand for 2007. Current market conditions provided opportunities to recognize gains from the sales of securities, while reinvesting in different sectors with similar yields. Gains from loan sales totaled $108 thousand for the year, a decrease of $113 thousand (51.1%), compared to $221 thousand for 2007. The current year decrease in gains on sale of loans is a result of lower customer demand for mortgage loans due to a decline in economic conditions. For 2008, $52 thousand in losses were realized related to foreclosed real estate, compared to $12 thousand in gains for 2007. During 2008, other noninterest income totaled $137 thousand, an increase of $112 thousand (448.0%) from $25 thousand for 2007. This increase was primarily due to the reversal of impairment on a letter of credit that was taken at December 31, 2007.
     Noninterest expense for 2008 was $17.0 million, up $2.4 million (17.0%) from $14.5 million for 2007. During 2008, compensation and benefits totaled $8.8 million, an increase of $1.4 million (18.1%) from $7.5 million for 2007. The change in compensation and benefits is related to the increase in additional personnel for lending and retail banking activities. Occupancy and equipment totaled $2.8 million for 2008, an increase of $377 thousand (15.3%) compared to $2.5 million for 2007. The increase is related to the operations of a new banking center in Crown Point, Indiana that was opened during December 2007. Data processing expense totaled $852 thousand for 2008, a decrease of $15 thousand (1.7%) from $867 thousand for 2007. Marketing expense related to banking products totaled $405 thousand for the year, an increase of $126 thousand (45.2%) from $279 thousand for 2007. The additional marketing expense is associated with increased communications of the Bank’s brand and product offerings, and the implementation of new marketing systems.

Other expenses related to banking operations totaled $3.4 million for 2008, an increase of $579 thousand (12.5%) from $2.8 million for 2007. The change in other expenses is a result of an increase in third- party professional services, community contributions and operating expenses related to loan and deposit products. The Bancorp’s efficiency ratio for 2008 was 63.5% compared to 65.1% for 2007. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.
     Income tax expenses for 2008 totaled $1.4 million compared to $1.7 million for 2007, a decrease of $206 thousand (12.5%). The combined effective federal and state tax rates for the Bancorp were 19.6% for 2008 and 22.8% for 2007. The decrease was due to an increased investment in tax-exempt investments and loans, bank owned life insurance and the Bank’s real estate investment trust.
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
     Valuation of Investment Securities — The fair values of securities available for sale are determined on a recurring basis by obtaining quoted prices on nationally recognized securities exchanges or pricing models utilizing significant observable inputs such as matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. Different judgment and assumptions used in pricing could result in different estimates of value.
     At the end of each reporting period securities held in the investment portfolio are evaluated on an individual security level for other-than-temporary impairment in accordance with SFAS No. 115, Accounting for Certain Investment in Debt and Equity Securities. An impairment is other-than-temporary if the decline in the fair value of the security is below its amortized cost and it is probable that all amounts due according to the contractual terms of a debt security will not be received. Significant judgments are required in determining impairment, which include making assumptions regarding the estimated prepayments, loss assumptions and the change in interest rates.
     We consider the following factors when determining an other-than-temporary impairment for a securities: The length of time and the extent to which the market value has been less than amortized cost; The financial condition and near-term prospects of the issuer; The underlying fundamentals of the relevant market and the outlook for such market for the near future; Our intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in market value; and
     If, in management’s judgment, an other-than-temporary impairment exists, the cost basis of the security will be written down to the then-current fair value, and the unrealized loss will be transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other than temporary impairment).
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

Report of Independent Registered
Public Accounting Firm
Board of Directors
NorthWest Indiana
Bancorp Munster, Indiana
We have audited the accompanying consolidated balance sheets of NorthWest Indiana Bancorp (“Company”) as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthWest Indiana Bancorp as of December 31, 2008 and 2007, and the results of their operations and its cash flows for each of the two years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP
South Bend, Indiana
March 11, 2009

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2008	2007
ASSETS

Cash and non-interest bearing balances in financial institutions	$10,005	$10,259
Interest bearing balances in financial institutions	1,291	1,852

Total cash and cash equivalents	11,296	12,111

Securities available-for-sale	108,207	96,286
Securities held-to-maturity; fair value: December 31, 2008 — $18,385
December 31, 2007 — $18,557	18,515	18,358
Loans receivable	489,509	468,459
Less: allowance for loan losses	(5,830)	(4,581)

Net loans receivable	483,679	463,878
Federal Home Loan Bank stock	3,650	3,550
Accrued interest receivable	3,160	3,294
Premises and equipment	19,083	16,326
Foreclosed real estate	527	134
Cash value of bank owned life insurance	11,641	11,229
Investment in real estate limited partnerships	411	550
Other assets	4,563	3,002

Total assets	$664,732	$628,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing	$43,367	$44,799
Interest bearing	484,781	448,585

Total	528,148	493,384
Borrowed funds	74,795	76,930
Accrued expenses and other liabilities	9,016	5,671

Total liabilities	611,959	575,985

Stockholders’ Equity:
Preferred stock, no par or stated value;
10,000,000 shares authorized, none outstanding	—	—
Common stock, no par or stated value; 10,000,000 shares authorized; shares issued:
shares issued: December 31, 2008 — 2,887,452
December 31, 2007 — 2,882,097
shares outstanding: December 31, 2008 — 2,809,075
December 31, 2007 — 2,808,853	361	360
Additional paid-in capital	5,064	4,895
Accumulated other comprehensive income/(loss)	(1,289)	563
Retained earnings	50,365	48,500
Treasury stock, common shares at cost: December 31, 2008 — 78,377
December 31, 2007 — 73,244	(1,728)	(1,585)

Total stockholders’ equity	52,773	52,733

Total liabilities and stockholders’ equity	$664,732	$628,718

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year ended December 31,
(Dollars in thousands, except per share data)	2008	2007
Interest income:
Loans receivable
Real estate loans	$25,274	$26,637
Commercial loans	3,843	3,963
Consumer loans	152	195

Total loan interest	29,269	30,795
Securities	5,833	4,862
Other interest earning assets	65	111

Total interest income	35,167	35,768

Interest expense:
Deposits	10,648	14,944
Borrowed funds	2,285	2,938

Total interest expense	12,933	17,882

Net interest income	22,234	17,886
Provision for loan losses	2,388	552

Net interest income after provision for loan losses	19,846	17,334

Noninterest income:
Fees and service charges	2,898	2,947
Wealth management operations	814	719
Increase in cash value of bank owned life insurance	413	407
Gain on sale of loans, net	108	221
Gain/(loss) on sale of foreclosed real estate	(52)	12
Gain on sales of securities, net	210	100
Other	137	25

Total noninterest income	4,528	4,431

Noninterest expense:
Compensation and benefits	8,822	7,472
Occupancy and equipment	2,834	2,457
Data processing	852	867
Statement and check processing	378	354
Marketing	405	279
Professional services	329	296
Other	3,379	2,800

Total noninterest expense	16,999	14,525

Income before income tax expenses	7,375	7,240
Income tax expenses	1,445	1,651

Net income	$5,930	$5,589

Earnings per common share:
Basic	$2.11	$1.99
Diluted	$2.10	$1.98

Dividends declared per common share	$1.44	$1.44
See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Stockholders’ Equity

			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Retained	Treasury	Total
(Dollars in thousands, except per share data)	Stock	Capital	Income (Loss)	Earnings	Stock	Equity

Balance at December 31, 2006	$359	$4,610	$(389)	$46,952	$(1,522)	$50,010

Comprehensive income:
Net income	—	—	—	5,589	—	5,589
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	962	—	—	962
Change in unrecognized gain on post retirement benefit, net of reclassification and tax effects	—	—	(10)	—	—	(10)

Comprehensive income	—	—	—	—	—	6,541
Issuance of 11,660 shares of common stock at $16.00 - $25.25 per share, under stock-based compensation plans, including related tax effects	1	213	—	—	—	214
Stock-based compensation expense	—	72	—	—	—	72
Purchase of treasury stock	—	—	—	—	(63)	(63)
Cash dividends, $1.44 per share	—	—	—	(4,041)	—	(4,041)

Balance at December 31, 2007	360	4,895	563	48,500	(1,585)	52,733

Comprehensive income:
Net income	—	—	—	5,930	—	5,930
Net unrealized gain/(loss) on securities available-for-sale, net of reclassification and tax effects	—	—	(1,841)	—	—	(1,841)
Change in unrecognized gain on post retirement benefit, net of reclassification and tax effects	—	—	(11)	—	—	(11)

Comprehensive income	—	—	—	—	—	4,078
Issuance of 5,355 shares of common stock at $20.50 - $28.00 per share, under stock-based compensation plans, including related tax effects	1	106	—	—	—	107
Stock-based compensation expense	—	57	—	—	—	57
Purchase of treasury stock	—	—	—	—	(226)	(226)
Sale of treasury stock	—	6	—	—	83	89
Adjustments to retained earnings for adoption of EITF 06-4	—	—	—	(20)	—	(20)
Cash dividends, $1.44 per share	—	—	—	(4,045)	—	(4,045)

Balance at December 31, 2008	$361	$5,064	$(1,289)	$50,365	$(1,728)	$52,773

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,930	$5,589

Adjustments to reconcile net income to net cash provided by operating activities:
Origination of loans for sale	(4,225)	(12,230)
Sale of loans originated for sale	4,333	12,335
Depreciation and amortization, net of accretion	1,330	1,368
Amortization of mortgage servicing rights	98	86
Amortization of investment in real estate limited partnerships	32	14
Equity in (gain)/loss of investments in limited partnership, net of interest received	41	117
Stock option compensation	57	72
Net gains on sale of securities	(210)	(100)
Net gains on sale of loans	(108)	(221)
Net gain on sale of foreclosed real estate	52	(12)
Provision for loan losses	2,388	552
Net change in:
Interest receivable	134	37
Cash value of bank owned life insurance	(412)	(407)
Other assets	(613)	(44)
Accrued expenses and other liabilities	3,318	1,090

Total adjustments	6,215	2,657

Net cash from operating activities	12,145	8,246

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and paydowns of securities available-for-sale	26,577	24,423
Proceeds from sales of securities available-for-sale	11,203	14,853
Purchase of securities available-for-sale	(52,191)	(50,197)
Purchase of securities held-to-maturity	(2,171)	(4,046)
Proceeds from maturities and paydowns of securities held-to-maturity	1,991	883
Loan participations purchased	(957)	(12,465)
Net change in loans receivable	(22,094)	15,127
Purchase of Federal Home Loan Bank Stock	(100)	(6)
Purchase of premises and equipment, net	(4,144)	(3,052)
Proceeds from sale of foreclosed real estate	372	558

Net cash from investing activities	(41,514)	(13,922)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in deposits	34,764	(19,547)
Proceeds from FHLB advances	36,000	25,000
Repayment of FHLB advances	(32,000)	(8,000)
Change in other borrowed funds	(6,135)	8,429
Tax effect of nonqualified stock option exercise	6	17
Proceeds from issuance of common stock	107	197
Dividends paid	(4,045)	(4,010)
Treasury stock sold	83	—
Treasury stock purchased	(226)	(63)

Net cash from financing activities	28,554	2,023

Net change in cash and cash equivalents	(815)	(3,653)
Cash and cash equivalents at beginning of period	12,111	15,764

Cash and cash equivalents at end of period	$11,296	$12,111

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$12,916	$17,881
Income taxes	$1,885	$2,190
SUPPLEMENTAL NONCASH INFORMATION:
Transfers from loans to foreclosed real estate	$817	$357
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years ended December 31, 2008 and 2007
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
     Interest-bearing Deposits in Other Financial Institutions — Interest bearing deposits in other financial institutions mature within one year and are carried at cost.
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
     Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing rights. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
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

     Generally interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
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
     Servicing Rights — Servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156 on January 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.
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
     Servicing fee income which is reported on the income statement as Other Noninterest Income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $111 thousand and $109 thousand for the years ended December 31, 2008 and 2007. Late fees and ancillary fees related to loan servicing are not material.
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
     Long-term Assets — Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
     Bank Owned Life Insurance — The Bancorp has purchased life insurance policies on certain key executives. In accordance with EITF 06-5, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
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
     Restrictions on Cash — Cash on hand or on deposit with the Federal Reserve Bank of $539,000 and $575,000 was required to meet regulatory reserve and clearing requirements at year-end 2008 and 2007. These balances do not earn interest.
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
     Reclassification — Certain amounts appearing in the consolidated financial statements and notes thereto for the year ended December 31, 2007, may have been reclassified to conform to the December 31, 2008 presentation.
     Adoption of New Accounting Standards — In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material. In October 2008, the FASB issued Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material.
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
     In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. A liability of $20,000 was recorded and was reflected as an adjustment to retained earnings.
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

SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was not material.
     In December 2007, the SEC issued SAB No. 110, which expresses the views of the SEC regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123(R), Share-Based Payment. The SEC concluded that a company could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007. The Bancorp does not use the simplified method for share options and therefore SAB No. 110 has no impact on the Bancorp’s consolidated financial statements.
     Effect of Newly Issued Accounting Standards — In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard did not have a material effect on the Bancorp’s results of operations or financial position.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncon-trolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The adoption of FAS No. 160 did not have a significant impact on the results of operations or financial position.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. FAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities. FAS No. 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard did not have a material effect on the Bancorp’s results of operations or financial position.
NOTE 2 — Securities
     The fair value of available-for-sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	(Dollars in thousands)
		Gross
	Fair	Unrealized	Gross
Unrealized	Value	Gains	Losses
2008
U.S. government sponsored entities	$5,621	$137	$—
CMO and mortgage-backed securities	65,369	1,856	(7)
Municipal securities	26,679	259	(532)
Corporate securities	4,813	—	(266)
CMO government sponsored entities	3,852	97	(1)
Trust preferred securities	1,873	—	(3,608)

Total debt securities	$108,207	$2,349	$(4,414)

2007
U.S. government sponsored entities	$24,871	$276	$(27)
CMO and mortgage-backed securities	51,913	547	(156)
Municipal securities	14,104	208	(15)
Trust preferred securities	4,049	—	(130)
CMO government sponsored entities	1,349	3	—

Total debt securities	$96,286	$1,034	$(328)

     The carrying amount, unrecognized gains and losses, and fair value of securities held-to-maturity were as follows:

	(Dollars in thousands)
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2008
Municipal securities	$18,127	$117	$(263)	$17,981
Mortgage-backed securities	388	16	—	404

Total debt securities	$18,515	$133	$(263)	$18,385

2007
Municipal securities	$17,897	$219	$(24)	$18,093
Mortgage-backed securities	461	6	(3)	464

Total debt securities	$18,358	$225	$(27)	$18,557

     The fair value of debt securities and carrying amount, if different, at year end 2008 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	(Dollars in thousands)
	Available-for-sale	Held-to-maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$—	$—	$—
Due from one to five years	8,428	—	—
Due over five years	30,558	18,127	17,981
CMO and mortgage-backed securities	69,221	388	404

Total	$108,207	$18,515	$18,385

     Sales of available-for-sale securities were as follows:

	(Dollars in thousands)
	2008	2007
Proceeds	$11,203	$14,853
Gross gains	214	107
Gross losses	(5)	(7)
     The tax benefits related to these net realized gains and losses were $84,000 for 2008 and $39,000 for 2007.
     Securities with carrying values of $37,414,000 and $25,060,000 were pledged as of December 31, 2008 and 2007 as collateral for repurchase agreements and public funds and for other purposes as permitted or required by law.
     Securities with unrealized losses at year-end 2008 and 2007 not recognized in income are as follows:

	(Dollars in thousands)
	Less than		12 months
	12 months		or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2008
Description of Securities:
U.S. government sponsored entities	$—	$—	$104	$(1)	$104	$(1)
CMO and mortgage-backed securities	1,368	(3)	371	(4)	1,739	(7)
Municipal securities	25,924	(795)	—	—	25,924	(795)
Corporate securities	4,813	(266)	—	—	4,813	(266)
Trust preferred securities	1,409	(2,640)	464	(968)	1,873	(3,609)

Total temporarily impaired	$33,514	$(3,704)	$939	$(973)	$34,453	$(4,677)

	(Dollars in thousands)
	Less than		12 months
	12 months		or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2007
Description of Securities:
U.S. government sponsored entities	$—	$—	$9,433	$(27)	$9,433	$(27)
CMO and mortgage-backed securities	1,376	(6)	14,259	(153)	15,635	(159)
Municipal securities	2,152	(15)	2,629	(24)	4,781	(39)
Trust preferred securities	4,050	(130)	—	—	4,050	(130)

Total temporarily impaired	$7,578	$(151)	$26,321	$(204)	$33,899	$(355)

     Unrealized losses on securities have not been recognized into income because the securities are of high credit quality or have undisrupted cash flows. Management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the securities approach maturity.
     We currently have four trust preferred securities. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, we have determined this decline in value to represent only temporary impairment. This investment is held by our investment subsidiary. The investment is collateralized by underlying investments in trust preferred securities issued by many different banks and insurance companies. We believe the increase in the net unrealized loss is the result of the declining economy, the low trade volume of the security, and the lack of confidence in the financial services industry. Based on the latest trustee reports, review of underlying financial information, and review of projected cash flows, we believe that no adverse change in estimated cash flows has occurred and anticipate no interruption of cash flows.
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
NOTE 3 — Loans Receivable
     Year end loans are summarized below:

	(Dollars in thousands)
	2008	2007
Loans secured by real estate:
Construction and land development	$54,975	$46,288
Residential, including home equity	238,638	229,410
Commercial real estate and other dwelling	130,256	132,142

Total loans secured by real estate	423,869	407,840
Consumer loans	1,967	2,400
Commercial business	49,418	47,034
Government and other	14,783	11,664

Subtotal	490,037	468,938
Less:
Net deferred loan origination fees	(347)	(380)
Undisbursed loan funds	(181)	(99)

Loans receivable	$489,509	$468,459

     Activity in the allowance for loan losses is summarized below for the years indicated:

	(Dollars in thousands)
	2008	2007
Balance at beginning of period	$4,581	$4,267
Provision charged to income	2,388	552
Loans charged-off	(1,227)	(268)
Recoveries	88	30

Balance at end of period	$5,830	$4,581

      Non-performing loans at year end were as follows:

	(Dollars in thousands)
	2008	2007
Loans past due over 90 days still on accrual	$1,476	$842
Non-accrual loans	10,937	7,776
      Impaired loans at year end were as follows:

	(Dollars in thousands)
	2008	2007
Year end loans with no allocated allowances for loan losses	$1,748	$687
Year end loans with allocated allowances for loan losses	6,819	5,319

Total	$8,567	$6,006

Amount of the allowance for loan losses allocated	$1,683	$824
Average of impaired loans during the year	7,393	6,311
Interest income recognized during impairment	—	—
Cash-basis interest income recognized	—	—
     During January 2009, the Bancorp’s management implemented a strategy with a one-time sale of fixed rate mortgage loans from its loan portfolio by selling $10.5 million in fixed rate mortgage loans, while funding newly originated construction and land development, commercial and government loan originations. Implementing the balance sheet restructuring strategy had a positive impact on interest rate risk by replacing longer duration fixed rate mortgage loans with shorter duration non-mortgage loans that will reprice more frequently. The gain realized from the loan sale totaled approximately $230 thousand.
NOTE 4 — Loan Servicing
     Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	(Dollars in thousands)
	2008	2007
Mortgage loan portfolio serviced for FHLMC	$43,212	$46,061

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $619,000 and $244,000 at December 31, 2008 and 2007.
     Activity for capitalized mortgage servicing rights, and the related valuation allowance, was as follows:

	(Dollars in thousands)
	2008	2007
Servicing rights:
Beginning of year	$325	$295
Additions	49	116
Amortized to expense	(98)	(86)

End of year	$276	$325

     At year end 2008 and 2007, there was no valuation allowance required.
     The fair value of servicing rights was $438,000 and $484,000 at year end 2008 and 2007. Fair value at year-end 2008 was determined using a discount rate of 9.3%, prepayment speeds ranging from 134.4% to 395.0%, depending on the stratification of the specific right, and a weighted average default rate of 0.0%. Fair value at year-end 2007 was determined using a discount rate of 9.3%, prepayment speeds ranging from 138.2% to 465%, depending on the stratification of the specific right, and a weighted average default rate of 0.0%.
     The weighted average amortization period is 7.3 years. Estimated amortization expense for each of the next five years is:

(Dollars in thousands)
2009	$64
2010	57
2011	48
2012	43
2013	36
NOTE 5 — Premises and Equipment, Net
     At year end, premises and equipment are summarized below:

	(Dollars in thousands)
	2008	2007
Cost:
Land	$5,069	$3,287
Buildings and improvements	16,821	15,248
Furniture and equipment	9,383	8,595

Total cost	31,273	27,130
Less accumulated depreciation	(12,190)	(10,804)

Premises and equipment, net	$19,083	$16,326

     Depreciation expense was $1,386,000 and $1,329,000 for 2008 and 2007.
NOTE 6 — Income Taxes
     Components of the income tax expenses consist of the following:

	(Dollars in thousands)
	2008	2007
Federal:
Current	$1,825	$2,037
Deferred	(305)	(89)
State:
Current	—	—
Deferred	(75)	(297)

Income tax expenses	$1,445	$1,651

     Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:

	(Dollars in thousands)
	2008	2007
Federal statutory rate	34%	34%
Tax expense at statutory rate	$2,507	$2,462
State tax, net of federal effect	(49)	(187)
Tax exempt income	(686)	(380)
Bank owned life insurance	(140)	(138)
Tax credits	(114)	(114)
Reversal of FIN 48	(84)	—
Other	11	8

Total income tax expenses	$1,445	$1,651

     The components of the net deferred tax asset recorded in the consolidated balance sheets are as follows:

	(Dollars in thousands)
	2008	2007
Deferred tax assets:
Bad debts	$2,276	$1,774
Deferred loan fees	136	147
Deferred compensation	609	545
Unrealized depreciation on securities available-for-sale	690	—
Net operating loss	276	169
Other	275	230

Total deferred tax assets	4,262	2,865

Deferred tax liabilities:
Depreciation	(894)	(673)
Unrealized appreciation on securities available-for-sale	—	(240)
Prepaids	(196)	(199)
Other	(347)	(389)

Total deferred tax liabilities	(1,437)	(1,501)
Valuation allowance	(143)	—

Net deferred tax assets	$2,682	$1,364

     The Bancorp has a state net operating loss carry forward of approximately $4.9 million which will begin to expire in 2022 if not used. A valuation allowance of $143,000 was provided at December 31, 2008 for the state net operating loss deferred tax asset.
     The Bancorp qualified under provisions of the Internal Revenue Code, in prior years, to deduct from taxable income a provision for bad debts in excess of the provision for such losses charged to income in the financial statements, if any. Accordingly, retained earnings at December 31, 2008 and 2007 includes, approximately $5,982,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates. The unrecorded deferred income tax liability on the above amounts was approximately $2,034,000 at December 31, 2008.
     The Bancorp and its subsidiaries are subject to US Federal income tax as well as income tax of the State of Indiana. The Bancorp is no longer subject to examination by taxing authorities for the years before 2005. The Bancorp is currently under examination by the Internal Revenue Service for the 2006 tax year. While the examination is not final, the Bancorp expects no material adjustment to the financial statements.
Unrecognized Tax Benefits
     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	(Dollars in thousands)
	2008	2007
Balance at beginning of period	47	$25
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	37	25
Reducations for tax positions of prior years	84	3
Reducations due to the statute of limitations	—	—
Settlements	—	—

Balance at end of period	$—	$47

     The Bancorp does not expect the total amount of tax benefits to significantly increase or decrease in the next twelve months.
     We recognize interest and penalties related to income tax matters in income tax expense. We had approximately $0 and $6,000 for interest and penalties accrued at December 31, 2008 and December 31, 2007.
NOTE 7 — Deposits
     The aggregate amount of certificates of deposit with a balance of $100 thousand or more was $99.6 million at December 31, 2008 and $89.4 million at December 31, 2007.
     At December 31, 2008, scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2008	$208,933
2009	20,472
2010	1,472
2011	195

Total	$231,072

NOTE 8 — Borrowed Funds
     At year end, borrowed funds are summarized below:

	(Dollars in thousands)
	2008	2007
Repurchase agreements	$25,773	$14,186
Fixed rate advances from the FHLB	41,000	31,000
Variable rate advances from the FHLB	—	26,000
Putable advances from the FHLB	5,000	2,000
Line of credit from the FHLB	2,044	2,846
Other	978	898

Total	$74,795	$76,930

     Repurchase agreements generally mature within one year and are secured by U.S. government and U.S agency securities, under the Bancorp’s control. At year end, information concerning these retail repurchase agreements is summarized below:

	(Dollars in thousands)
	2008	2007
Ending balance	$25,773	$14,186
Average balance during the year	16,301	14,280
Maximum month-end balance during the year	25,773	15,746
Securities underlying the agreements at year end:
Carrying value	37,414	21,421
Fair value	37,414	21,421
Average interest rate during the year	2.65%	3.79%
     At year-end, advances from the Federal Home Loan Bank were as follows:

	(Dollars in thousands)
	2008	2007
Fixed rate advances, maturing January 2008 through May 2011, at rates from 2.60% to 4.36% average rate:
2008 — 3.40%; 2007 — 4.23%	$41,000	$31,000
Variable rate advances, maturing January 2008 through June 2008 at the rate of 3.75%, average rate: 2008 — N/A; 2007 — 3.75%	—	26,000
Putable advances, maturing July 2008 through February 2013 at rates from 2.62% to 5.28%, average rate: 2008 — 2.62%; 2007 — 5.28%	5,000	2,000
     Fixed rate advances are payable at maturity, with a prepayment penalty. Variable rate advances have a maturity of six months and reprice daily. Variable rate advance can be partially or fully prepaid without penalty. Putable advances are fixed for a period of one to three years and then may adjust quarterly to the three-month London Interbank Offered Rate until maturity. Once the putable advance interest rate adjusts, the Bancorp has the option to prepay the advance on specified quarterly interest rate reset dates. The advances were collateralized by mortgage loans totaling $231,267,000 and $175,308,000 at December 31, 2008 and 2007. In addition to the fixed rate and putable advances, the Bancorp maintains a $10.0 million line of credit with the Federal Home Loan Bank of Indianapolis. The outstanding balance on the line of credit was $2.0 million and $2.8 million at December 31, 2008 and 2007.
     Other borrowings at December 31, 2008 and 2007 include Treasury, Tax and Loan and reclassified bank balances.
     At December 31, 2008, scheduled maturities of borrowed funds were as follows:

(Dollars in thousands)
2009	$44,542
2010	22,253
2011	3,000
2012	—
2013	5,000

Total	$74,795

NOTE 9 — Employees’ Benefit Plans
     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Employees’ Savings and Profit Sharing Plan and Trust on the first day of the month coincident with or the next date following the completion of one year of employment, age 18, and completion of at least 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Employees’ Savings Plan of 1% to 50% of Plan Salary, subject to limitations imposed by Internal Revenue Code section 401(k). The Profit Sharing Plan and Trust feature is noncontributory on the part of the employee. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions for the year ended December 31, 2008 and 2007, were based on 5% of the participants’ total compensation excluding incentives. Participants in the plan become 100% vested upon completion of five years of service. The benefit plan expense amounted to $314,000 and $254,000 for 2008 and 2007.
     The Bancorp maintains an Unqualified Deferred Compensation Plan (the Plan). The purpose of the Plan is to provide deferred compensation to key senior management employees of the Bancorp in order to recognize their substantial contributions to the Bank and provide them with additional financial security as inducement to remain with the Bank. The Compensation Committee selects which persons shall be participants in the Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415. The unqualified deferred compensation plan liability at December 31, 2008 and 2007 was $97,000 and $86,000. The Plan expense amounted to $11,000 for 2008 and $10,000 for 2007.
     The Bancorp sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Spouses of eligible retirees are covered if they were covered as of the employee’s date of retirement. Surviving spouses are covered if they were covered at the time of the retiree’s death. Dependent children of eligible retirees are generally covered to the later of age 19 or until the child ceases being a full-time student. Surviving dependent children are subject to the same eligibility restrictions if they were covered at the time of the retiree’s death. Currently, the Bancorp pays $148.00 of the retiree monthly medical coverage premium.

This amount will remain fixed over the benefit period. Retirees pay 100% of the premiums for all dependent medical coverage. The Bancorp uses December 31 as the measurement date for its postretirement plan. The benefit obligation for this plan was $25,000 and $27,000 at December 31, 2008 and 2007. Benefit plan expense was $13,000 and $15,000 for 2008 and 2007 and contains no significant components, and thus details are not presented due to immateriality. Since future expected payments over the next ten years are approximately $12,000, detail by year is not presented due to immateriality. Also, future benefit plan obligations, funded status, and expense are considered immaterial.
     Directors have deferred some of their fees in consideration of future payments. Fee deferrals, including interest totaled $154,000 and $138,000 for 2008 and 2007. The deferred fee liability at December 31, 2008 and 2007 was $1,561,000 and $1,407,000.
NOTE 10 — Regulatory Capital
     The Bancorp and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly under-capitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2008 and 2007, the most recent regulatory notifications categorized the Bancorp and Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bancorp’s or the Bank’s category.
     At year end, capital levels for the Bancorp and the Bank were considerably the same. Actual capital levels (in millions), minimum required levels and levels needed to be classified as well capitalized for the Bancorp are summarized below:

					Minimum
					Required To Be
					Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective
	Actual		Adequacy Purposes		Action Regulations
(Dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2008
Total capital to risk-weighted assets	$59.9	12.0%	$39.9	8.0%	$50.0	10.0%
Tier 1 capital to risk-weighted assets	$54.1	10.8%	$20.0	4.0%	$29.9	6.0%
Tier 1 capital to adjusted average assets	$54.1	8.2%	$20.0	3.0%	$33.1	5.0%

2007
Total capital to risk-weighted assets	$56.8	12.0%	$37.8	8.0%	$47.2	10.0%
Tier 1 capital to risk-weighted assets	$52.2	11.0%	$18.9	4.0%	$28.3	6.0%
Tier 1 capital to adjusted average assets	$52.2	8.3%	$18.8	3.0%	$31.4	5.0%
     The Bancorp’s ability to pay dividends is entirely dependent upon the Bank’s ability to pay dividends to the Bancorp. Under Indiana law, the Bank may pay dividends so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by the Bank’s Board of Directors. However, the Bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year-to-date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, the FDIC and the Federal Reserve Board may prohibit the payment of dividends if it determines that the payment of dividends would constitute an unsafe or unsound practice because of the financial condition of the Bank. The aggregate amount of dividends, which may be declared by the Bank in 2009, without prior regulatory approval, approximates $3,650,000 plus current 2009 net profits.

NOTE 11 — Stock Based Compensation
     The Bancorp’s 2004 Stock Option Plan (the Plan), which is stockholder-approved, permits the grant of share options to its employees for up to 250,000 shares of common stock. Awards granted under the Plan may be in the form of incentive stock options, non-incentive stock options, or restricted stock. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives for all employees and to encourage their continued employment by facilitating employees’ purchases of an equity interest in the Bancorp. Option awards are generally granted with an exercise price equal to the market price of the Bancorp’s common stock at the date of grant; those option awards have five year vesting periods and have 10-year contractual terms. Total compensation cost that has been charged against income for those plans was $10 thousand and $22 thousand for 2008 and 2007 respectively. The total income tax benefit was $7 thousand and $17 thousand 2008 and 2007 respectively.
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
     A summary of the Bancorp’s stock option activity for 2008 follows:

		(Dollars in thousands)
			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning of year	75.952	$23.25
Granted	1,000	28.50
Exercised	(4,755)	20.65
Forfeited or expired	(1,600)	20.50

Outstanding at end of year	70,597	$23.56	3.1	$120

Vested or expected to vest	70,597	$23.56	3.1	$120

Exercisable at end of year	59,172	$22.35	2.7	$120

     Information related to the stock option plan during each year follows:

	(Dollars in thousands)
	2008	2007
Intrinsic value of options exercised	$28	$80
Cash received from options exercised	98	199
Tax benefit realized from options exercised	7	17
Weighted average fair value of options granted	4.61	N/A

2008
Risk-free interest rate	3.61%
Expected term	10.0 years
Expected stock price volatility	26.55%
Dividend yield	5.20%
     As of December 31, 2008, there was $3,688 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 4.0 years.
     Restricted stock awards are generally granted with an award price equal to the market price of the Bancorp’s common stock on the award date. Restricted stock awards have been issued with a five year vesting period. Forfeiture provisions exist for personnel that separate employment before the vesting period expires. Compensation expense related to restricted stock awards are recognized over the vesting period. Total compensation cost that has been charged against income for those plans was $47 thousand and $50 thousand for 2008 and 2007 respectively.
     A summary of changes in the Bancorp’s nonvested restricted stock for 2008 follows:

	(Dollars in thousands)
		Weighted
		Average
		Grant Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2008	9,300	$324
Granted	600	16
Vested	(2,350)	(64)

Nonvested at December 31, 2008	7,550	$276

     As of December 31, 2008, there was $111,617 of total unrecognized compensation cost related to nonvested restricted shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 4.1 years. No shares vested during the year ended December 31, 2007.

NOTE 12 — Earnings Per Common Share
     A reconciliation of the numerators and denominators of the basic earnings per common share and diluted earnings per common share computations for 2008 and 2007 is presented below.

	2008	2007
Basic earnings per common share:
Net income available to common stockholders	$5,930,255	$5,589,023

Weighted-average common shares outstanding	2,809,176	2,805,860

Basic earnings per common share	$2.11	$1.99

Diluted earnings per common share:
Net income available to common stockholders	$5,930,255	$5,589,023

Weighted-average common shares outstanding	2,809,176	2,805,860
Add: dilutive effect of assumed stock option exercises and restrictive stock	16,595	23,805

Weighted-average common and dilutive potential common shares outstanding	2,825,771	2,829,665

Diluted earnings per common share	$2.10	$1.98

     There were 11,183 and 10,325 anti-dilutive shares outstanding at December 31, 2008 and 2007.
NOTE 13 — Related Party Transactions
     The Bancorp had aggregate loans outstanding to directors and executive officers (with individual balances exceeding $120,000) of $8,999,000 at December 31, 2008 and $5,560,000 at December 31, 2007. For the year ended December 31, 2008, the following activity occurred on these loans:

(Dollars in thousands)
Aggregate balance — January 1, 2008	$5,560
New loans	3,965
Repayments	(526)

Aggregate balance — December 31, 2008	$8,999

     Deposits from directors and executive officers were $2.9 million and $3.0 million at December 31, 2008 and 2007.
NOTE 14 — Commitments and Contingencies
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
     The Bancorp had outstanding commitments to originate loans as follows:

	(Dollars in thousands)
	Fixed	Variable
	Rate	Rate	Total

December 31, 2008:
Commercial business	$—	$42,458	$42,458
Real estate	11,890	28,618	40,508
Consumer loans	—	17	17
Unsecured consumer overdrafts	12,345	—	12,345

Total	$24,235	$71,093	$95,328

December 31, 2007:
Commercial business	$—	$49,592	$49,592
Real estate	8,268	10,706	18,974
Consumer loans	—	17	17
Unsecured consumer overdrafts	11,382	—	11,382

Total	$19,650	$60,315	$79,965

     The $11,890 thousand in fixed rate commitments outstanding at December 31, 2008 had interest rates ranging from 4.50% to 8.75%, for a period not to exceed forty-five days. At December 31, 2007, fixed rate commitments outstanding of $8,268 thousand had interest rates ranging from 4.75 to 8.75%, for a period not to exceed forty-five days.
     Standby letters of credit are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party. At December 31, 2008 and 2007, the Bancorp had standby letters of credit totaling $4,416 thousand and $3,681 thousand, respectively. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained may include accounts receivable, inventory, property, land or other assets.

NOTE 15 — Fair Values of Financial Instruments
     Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing and asset or liability.
     The fair values of securities available for sale are mostly determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.In certain cases where market data is not readily available because of lack of market activity or little public disclosure, values may be based on unobservable inputs and classified in level 3 of the fair value hierarchy.
     Trust Preferred Securities which are issued by financial institutions and insurance companies were historically priced using Level 2 inputs, the decline in the level of observable inputs and market activity in this class of investments by the measurement date has been significant and resulted in unreliable external pricing. Broker pricing and bid/ask spreads, when available, vary widely. The once active market has become comparatively inactive. As such, some of these investments are now priced using Level 3 inputs.
     The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

(Dollars in thousands)
Fair Value Measurements at December 31, 2008 Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Available for sale securities	$108,207	$—	$107,204	$1,003
     Reconciliation of available for sale securities, which require significant adjustment based on unobservable data are presented below:

(Dollars in thousands)
Fair Value Measurements
at December 31, 2008 Using
Significant Unobservable Inputs
(Level 3)
Available for sale securities
Beginning balance — January 1, 2008	$—
Included in other comprehensive income	440
Transfers in and/or out of Level 3	563

Ending balance	$1,003

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

(Dollars in thousands)
Fair Value Measurements at December 31, 2008 Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans	$5,523	$—	$2,789	$2,734
     Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $7.2 million, with a valuation allowance of $1.7 million, resulting in an additional provision of $2.1 million for the year. Fair value is determined, where possible, using market prices derived from an appraisal or evaluation. In many cases, this qualifies as Level 2 pricing. However, sometimes assumptions and unobservable inputs are used many times by the appraiser, therefore, qualifying the assets as Level 3 in the fair value hierarchy.

     The following table shows fair values and the related carrying values of financial instruments as of the dates indicated. Items that are not financial instruments are not included.

	(Dollars in thousands)
	December 31, 2008
	Carrying	Estimated
	Value	Fair Value

Financial assets
Cash and cash equivalents	$11,296	$11,296
Securities available-for-sale	108,207	108,207
Securities held-to-maturity	18,515	18,385
Loans receivable, net	483,679	533,377
Federal Home Loan Bank stock	3,650	N/A
Accrued interest receivable	3,160	3,160

Financial liabilities
Demand and savings deposits	297,076	297,076
Certificates of deposit	231,072	232,926
Borrowed funds	74,795	75,166
Accrued interest payable	256	256

	(Dollars in thousands)
	December 31, 2007
	Carrying	Estimated
	Value	Fair Value

Financial assets
Cash and cash equivalents	$12,111	$12,111
Securities available-for-sale	96,286	96,286
Securities held-to-maturity	18,358	18,557
Loans receivable, net	463,878	487,443
Federal Home Loan Bank stock	3,550	N/A
Accrued interest receivable	3,294	3,294

Financial liabilities
Demand and savings deposits	279,176	279,176
Certificates of deposit	214,208	214,094
Borrowed funds	76,930	71,450
Accrued interest payable	239	239
     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2008 and 2007. The estimated fair value for cash and cash equivalents and accrued interest receivable and payable are considered to approximate cost. The estimated fair value for loans is based on estimates of the rate the Bancorp would charge for similar such loans at December 31, 2008 and 2007, applied for the time period until estimated repayment. For commercial loans the fair value includes a liquidity adjustment to reflect current market conditions. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposits is based on estimates of the rate the Bancorp would pay on such deposits at December 31, 2008 and 2007, applied for the time period until maturity. The estimated fair value for borrowed funds is based on current rates for similar financings. The estimated fair value of other financial instruments, and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.
NOTE 16 — Other Comprehensive Income/(Loss)
Other comprehensive income/(loss) components and related taxes were as follows:

	(Dollars in thousands)
	2008	2007
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains/(losses) arising during the year	$(2,981)	$1,585
Reclassification adjustment for gains included in net income	210	(100)

Net securities gain (loss) during the year	(2,771)	1,485
Tax effect	930	523

Net of tax amount	(1,841)	962

Net change in unrecognized gain on post retirement benefit:
Net gain on post retirement benefit	5	(4)
Amortization of net actuarial gain	(16)	(18)
Net gain (loss) activity during the year	(11)	(22)
Tax effect	—	(12)

Net of tax amount	(11)	(10)

Other comprehensive income (loss), net of tax	$(1,852)	$952

     Accumulated other comprehensive income/(loss) balances, net of tax, were as follows:

	Balance at	Current	Balance at
	December 31,	Period	December 31,
	2007	Change	2008
Unrealized gains (losses) on securities available for sale	$466	$(1,841)	$(1,375)
Unrealized gain (loss) on pension benefits	97	(11)	86

Total	$563	$(1,852)	$(1,289)

NOTE 17 — Parent Company Only Statements

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Balance Sheets
	December 31,
	2008	2007
Assets
Cash on deposit with Peoples Bank	$1,867	$1,754
Investment in Peoples Bank	51,384	51,274
Dividends receivable from Peoples Bank	1,012	1,011
Other assets	219	252

Total assets	$54,482	$54,291

Liabilities and stockholders’ equity
Dividends payable	$1,011	$1,011
Other liabilities	698	547

Total liabilities	1,709	1,558

Common stock	361	360
Additional paid in capital	5,064	4,895
Accumulated other comprehensive income (loss)	(1,289)	563
Retained earnings	50,365	48,500
Treasury stock	(1,728)	(1,585)

Total stockholders’ equity	52,773	52,733

Total liabilities and stockholders’ equity	$54,482	$54,291

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Income
	Year Ended December 31,
	2008	2007
Dividends from Peoples Bank	$4,047	$4,037
Operating expenses	161	181

Income before income taxes and equity in undistributed income of Peoples Bank	3,886	3,856
Provision (benefit) for income taxes	(61)	(66)

Income before equity in undistributed income of Peoples Bank	3,947	3,922
Equity in undistributed income of Peoples Bank	1,983	1,667

Net income	$5,930	$5,589

	(Dollars in thousands)
	NorthWest Indiana Bancorp
	Condensed Statements of Cash Flows
	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$5,930	$5,589
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed net income of Peoples Bank	(1,983)	(1,667)
Stock-based compensation expense	57	72
Change in other assets	33	638
Change in other liabilities	151	(127)

Total adjustments	(1,742)	(1,084)

Net cash from operating activities	4,188	4,505

Cash flows from investing activities	—	—

Cash flows from financing activities:
Dividends paid	(4,045)	(4,010)
Treasury stock purchased	(226)	(63)
Sale of treasury stock	83	—
Proceeds from issuance of common stock	113	214

Net cash from financing activities	(4,075)	(3,859)

Net change in cash	113	646
Cash at beginning of year	1,754	1,108

Cash at end of year	$1,867	$1,754

Market Information
     The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 23, 2009, the Bancorp had 2,809,285 shares of common stock outstanding and 410 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2008 and December 31, 2007. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 10 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share
Year Ended
December 31, 2008	1st Quarter	$29.90	$23.10	$0.36
	2nd Quarter	27.25	26.00	0.36
	3rd Quarter	29.00	26.00	0.36
	4th Quarter	27.25	24.00	0.36
Year Ended
December 31, 2007	1st Quarter	$32.00	$30.90	$0.36
	2nd Quarter	31.40	29.59	0.36
	3rd Quarter	30.75	27.45	0.36
	4th Quarter	29.75	23.60	0.36

# 2008 Board of Directors

*Left to right:*

**David A. Bochnowski,** *Director since 1977*
Chairman and Chief Executive Officer of the Bancorp

**Lourdes M. Dennison,** *Director since 1983*
Executive Coordinator, Asian American Medical Association;
Managing Partner D&T LLC, a real estate investment partnership

**Stanley E. Mize,** *Director since 1997*
Retired; former President of
Stan Mize Towne & Countree Auto Sales, Inc.

*Left to right:*

**Frank J. Bochnowski,** *Director since 1999*
Retired; former Executive Vice President
and Secretary of the Bancorp

**James L. Wieser,** *Director since 1999*
Attorney with Wieser & Wyllie, LLP

**Edward J. Furticella,** *Director since 2000*
Former Executive Vice President and CFO of the Bancorp, Currently part-time employee of the Bancorp, and Continuous Lecturer at Purdue University Calumet

*Left to right:*

**Joel Gorelick,** *Director since 2000*
President and Chief Administrative Officer of the Bancorp

**Kenneth V. Krupinski,** *Director since 2003*
Certified Public Accountant and Principal with Swartz Retson, P.C.

**Anthony M. Puntillo, D.D.S., M.S.D.,** *Director since 2004*
Orthodontist, President of Puntillo Orthodontics, P.C.

*Left to right:*

**Donald P. Fesko,** *Director since 2005*
Administrator of Community Hospital

**Amy W. Han, Ph.D.,** *Director since 2008*
Director of Clinical Affairs and Clinical Professor of
Psychology at Indiana University
School of Medicine - Northwest

**Gloria C. Gray-Weissman,** Director Emeritus

**Leroy F. Cataldi, P.D.,** Director Emeritus

# Board Committees

**Asset, Liability, Liquidity, Capital & Technology Management**
Anthony M. Puntillo, *Chairman*
Frank J. Bochnowski
Donald P. Fesko
Edward J. Furticella
Joel Gorelick
Kenneth V. Krupinski
Stanley E. Mize

**Compensation & Benefits**
James L. Wieser, *Chairman*
Lourdes M. Dennison
Kenneth V. Krupinski
Stanley E. Mize

**Executive**
David A. Bochnowski, *Chairman*
Frank J. Bochnowski
Lourdes M. Dennison
Stanley E. Mize
James L. Wieser

**Nominating & Corporate Governance**
Lourdes M. Dennison, *Chairman*
Frank J. Bochnowski
Donald P. Fesko
Amy W. Han
Kenneth V. Krupinski
Stanley E. Mize
Anthony M. Puntillo
James L. Wieser

**Risk Management**
Kenneth V. Krupinski, *Chairman*
Stanley E. Mize
James L. Wieser

**Wealth Management**
Frank J. Bochnowski, *Chairman*
Lourdes M. Dennison
Joel Gorelick
Amy W. Han
Anthony M. Puntillo

39

Corporate Information
Officers of NorthWest Indiana Bancorp and Peoples Bank
David A. Bochnowski
     Chairman and Chief Executive Officer
Joel Gorelick
     President and Chief Administrative Officer
Jon E. DeGuilio
     Executive Vice President,
     General Counsel and Corporate Secretary
Robert T. Lowry
     Senior Vice President,
     Chief Financial Officer and Treasurer
Officers of Peoples Bank
Tanya A. Buerger
     Senior Vice President,
     Chief Operating Officer
Stacy A. Januszewski
     Senior Vice President,
     Risk Management Group
Terrence M. Quinn
     Senior Vice President,
     Wealth Management Group
Todd M. Scheub
     Senior Vice President, Chief Lending Officer
Management Personnel of Peoples Bank
Lending Group
Commercial Lending
Ronald P. Knestrict
     Vice President,
     Commercial Loan Officer
Daniel W. Moser
     Vice President,
     Construction & Development Lending
Eugene R. Novello
     Vice President, Commercial Loan Officer
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
Kelly A. Stoming
     Vice President, Banking Center Manager
Charman F. Williamson
     Vice President,
     Manager, Merrillville-Taft Banking Center
Margaret M. Haas
     Assistant Vice President,
     Manager, East Chicago Banking Center
Robin L. Lubbinga
     Assistant Vice President
     Manager, Schererville Banking Center
Colleen A. Mastalski
     Assistant Vice President,
     Manager, Merrillville-Broadway
     Banking Center
Sandra L. Sigler
     Assistant Vice President,
     Manager, Woodmar Banking Center
Donna M. Vurva
     Assistant Vice President,
     Manager, Hobart Banking Center
Michael A. Cronin
     Manager, Dyer Banking Center
Candice N. Logue
     Manager, Munster Banking Center
Michael C. Matlock
     Manager, Gary Banking Center
Nadia M. Casanova
     Assistant Manager, East Chicago Banking Center
Jennifer L. Gunning
     Assistant Manager, Broadway Banking Center
Private Banking
Trisha Yugo
     Vice President, Private Banking
Wealth Management Group
Stephan A. Ziemba
     Vice President,
     Senior Wealth Management Officer
Mary T. Ciciora
     Vice President, Wealth Management Officer
Randall H. Walker
     Vice President, Wealth Management Officer
Joyce M. Barr
     Assistant Vice President,
     Assistant Wealth Management Officer
Igor Marjanovic
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
Bonnie J. Connors
     Assistant Vice President, Loan Operations
Antoinette S. Shettles
     Assistant Vice President, Loan Operations
Sharon V. Vacendak
     Assistant Vice President, Loan Operations
Systems Delivery
Julie M. Bonnema
     Assistant Vice President,
     Manager, Systems Delivery
Brand Learning & Communications Group
Jill M. Knight
     Vice President, Training Coordinator
Elizabeth O. Kasenga
     Assistant Vice President,
     Manager, Human Resources
Michelle L. Dvorscak
     Assistant Vice President,
     Human Resource Generalist
Finance & Controls Group
Peymon S. Torabi
     Vice President, Controller
Michaelene M. Smith
     Assistant Vice President, Accounting
Risk Management & Stakeholders Services Group
Christine M. Friel
     Vice President, Loan Review Officer
Linda C. Nemeth
     Vice President, Internal Auditor
Nicole M. Gullette
     Assistant Vice President,
     Loan Review Assistant
Michael J. Shimala,
     Assistant Vice President, Security Officer
Timothy G. Fesko
     Staff Attorney and Compliance Officer
Other Management Personnel
Marilyn Furticella
     Marketing Consultant
Laura J. Spicer
     Executive Assistant to the Chairman
www.ibankpeoples.com

Dedicated to the memory of

**Harold G. Reuth**
1918-2008
Director and Friend

CORPORATE HEADQUARTERS
9204 Columbia Avenue
Munster, Indiana 46321
219/836-4400

Stock Transfer Agent
The Bank acts as the transfer agent for the Bancorp's common stock.

Independent Auditors
Crowe Horwath LLP
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana 46624

Special Legal Counsel
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204

Annual Stockholders Meeting
The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at the Peoples Bank Corporate Center 9204 Columbia Avenue, Munster, Indiana, on April 24, 2009 at 9:00 a.m.

A copy of the Bancorp's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary
NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321.

NorthWest Indiana BANCORP

Peoples Bank

SUBSIDIARY OF NORTHWEST INDIANA BANCORP

CROWN POINT, 855 Stillwater Parkway, (219) 662-0220
DYER, 1300 Sheffield Avenue, (219) 322-2530
EAST CHICAGO, 4901 Indianapolis Blvd., (219) 378-1000
GARY, 1801 W. 25th Avenue, (219) 944-0005
HAMMOND, 7120 Indianapolis Blvd., (219) 844-4500
HOBART, 1501 S. Lake Park Avenue, (219) 945-1305
MERRILLVILLE, 7915 Taft Street, (219) 796-9000
8600 Broadway, (219) 685-8600
MUNSTER, 9204 Columbia Avenue, (219) 853-7550
LOAN CENTER, (219) 853-7500
WEALTH MANAGEMENT, (219) 853-7080
SCHERERVILLE, 141 W. Lincoln Highway, (219) 865-4300

Member FDIC

LENDER

www.**ibankpeoples**.com

www.**ibankpeoples**.com