Form 10-K, Exhibit 13
period 2017-12-31
NORTHWEST INDIANA BANCORP
filed 2018-02-20
CIK 919864

Exhibit 13

NorthWest Indiana Bancorp
Financial Highlights

(Dollars in thousands, except for per share and ratios data)	December 31, 2017	December 31, 2016
Earnings:
Net revenue (a)	38,518	37,667
Noninterest expense	25,488	24,709
Pre-provision profit	13,030	12,958
Provision for loan losses	1,200	1,268
Net income	8,961	9,142

Earnings per common share data:
Net income per share:
Basic	3.13	3.20
Diluted	3.13	3.20
Cash dividends declared	1.15	1.11
Book value	32.14	29.41

Selected balance sheet data (period-end):
Total assets	927,259	913,626
Loans	620,211	583,650
Deposits	793,004	779,771
Total stockholders' equity	92,060	84,108

Selected ratios:
Return on Equity	9.90%	10.65%
Return on Assets	0.98%	1.03%
Common equity tier 1 capital to risk-weighted assets	12.9%	13.1%
Tier 1 capital to risk-weighted assets	12.9%	13.1%
Total capital to risk-weighted assets	14.0%	14.3%
Tier 1 capital to adjusted average assets	9.6%	9.2%

(a) Net revenue represents the Bancorp's net interest income, plus noninterest income.

2017 Annual Report

Dear Shareholder:

2017 was a significant year in that it marked the end of our five-year strategic plan that began in 2013. Overall, we consider the plan to be a resounding success. The main goal of our plan was to grow and perform in order to drive continued independence, and the results we have provided over that time period speak for themselves: earnings were up 30.8%, assets grew by 34.0%, and the Bank’s headcount went up by 14.9%. In order to help  accomplish this, the Bank completed two acquisitions, which expanded both our balance sheet and our footprint.

External validators confirmed that success as well. We are proud to have been named again in 2017 a Top 200 Community Bank by American Banker Magazine, for the 13th consecutive year. 2017 was also the 6th consecutive year that Peoples was named a Best Place to Work in Indiana, and the second consecutive year that we were named a Best Bank to Work For in the entire country by American Banker. These recognitions show how investments in our employees benefit our shareholders, and the commitment that we all have to the company’s shareholders.

Despite a year-end write down on the Bank’s Deferred Tax Asset, we had another strong year. Like many banks across the country, we recognized that decline in value due to the enactment timing of the Tax Cuts and Jobs Act; without that loss, on a non-GAAP basis, our ROA would have been 1.04% - the highest it has been over the past 5 years. Going forward, the lower tax rate should provide ongoing benefits as we continue to meet performance expectations and invest in the future of our company.

NWIN Stock Performance

2017 was another strong year for NWIN’s stock. For the year 2017, stock price was up 14.5%, and total return was 17.5%. Dividend yield ended the year strong at 2.6%, price to tangible book value was at 145%, and the stock’s price-to-earnings ratio was at 14.2.

What is even more impressive are the results that the Bank’s 5-year strategic plan had on the company’s stock over that time. NWIN’s price was up 133.0%, and total return was 176%. Put another way, a $100 investment at the beginning of 2013 would have returned $176 in price appreciation and dividends over that time.

2017 in Review

The Bank continues to strategically build capital in order to fuel organic growth opportunities and to position the Bank to take advantage of inorganic growth opportunities. Tier one capital grew from 9.0% to 9.4%, and the dividend policy has purposely been growth-oriented as the Bank continues to look to the future.

Commercial loan growth remains a primary revenue driver for the Bank, and the overall loan portfolio ended the year at $620.2 million, with strong growth at the end of the year bringing the total growth for the year to 6.3%. The Bank’s net interest margin was 3.61%, the result of a commercial lending team that has expanded from 9 people to 12 people  over the past 5 years.

New products, such as interest rate swaps, are allowing the Bank to remain competitive, respond to customer needs, and grow profitably. At the same time, the Bank originated $42.2 million in mortgages, which generated $1.2 million in gains on sale. The Bank’s mortgage lending team has similarly grown from 6 people to 11 people over the course of the past 5 years.

Like many banks, Peoples Bank began to feel competitive pressures on deposits. Despite these pressures, core deposits grew by 2.5%,  and the Bank’s core funding ratio remained strong at 78.0%. A new Highland Banking Center was built in early 2017 as well. This investment represents the ongoing commitment to our retail banking network, and the importance that retail deposits play in our business. This new office was designed around customer needs; it is smaller, more efficient to operate, and much more focused on customer engagement than transactional banking. The new location paid dividends, with deposits growing 11.5%, and total accounts growing by 33.0%.

Services are also playing a much more important role in the Bank’s overall non-interest income. As the result of a sustained, multi-year effort, income from banking services increased by $401 thousand, or 13.8%. This result came from a project that was phased in over 5 months in early 2017, providing only 7 months of income benefit during the calendar year. These benefits are expected to continue, and should improve as new initiatives are fully phased in.

Finally, the Bank continues to invest in its Wealth Management business. Assets under management ended the year at $306.0 million, and asset yield expanded by 5 basis points over the course of the year. Internal restructuring resulted in internal efficiencies, which allowed for further growth in the team. New platform technology investments are planned to be implemented in early 2018, providing the team with even more tools to serve the Bank’s customers.

Strategy for the Future

As the Bank pivots to its new strategic plan, we are looking towards a new set of strategic goals over the next five years. We anticipate additional scale, built on both organic and inorganic growth. The pieces are in place for further growth, and we have built a foundation for continued independence over the course of our most recent strategic plan.

Our new strategic direction is built on the mission and values that have sustained us for over 100 years: to help our customers and communities be more successful through stability, integrity, community, and excellence. Our commitment to shared value creation for all of our stakeholders – shareholders, customers, employees, and community – will continue to drive us forward, and keep us focused on the Bank’s performance as we grow into the future.

The company’s strategic framework over the next five years is built on a simple idea: efficiency and strategic advantage. In other words, we are driven to do better with the resources we have, while engaging our customers based on a unique value proposition built around our You First Banking brand. We further intend to deploy that strategy into a growing footprint, and to serve our customers more completely by providing a consistent customer experience and more products and services to better serve their financial needs.

Peoples Bank has the management, resources, and experience that has delivered consistent, strong results. Our past success give us the confidence to execute our future plans, and you have our commitment to the same principles that have created so much value over the long history of this company. Thank you for your continued confidence as we continue to grow and deliver for our stakeholders.

Sincerely,

David A. Bochnowski	Benjamin Bochnowski
Executive Chairman	President & Chief Executive Officer

Market Information

The Bancorp’s Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board. The Bancorp’s stock is not actively traded. As of February 16, 2018, the Bancorp had 2,868,940 shares of common stock outstanding and 413 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Set forth below are the high and low bid prices during each quarter for the years ended December 31, 2017 and December 31, 2016. The bid prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Also set forth is information concerning the dividends declared by the Bancorp during the periods reported. Note 11 to the Financial Statements describes regulatory limits on the Bancorp’s ability to pay dividends.

				Dividends
		Per Share Prices		Declared Per
		High	Low	Common Share

Year Ended December 31, 2017	1st Quarter	$40.50	$38.40	$0.28
	2nd Quarter	41.00	39.50	0.29
	3rd Quarter	42.50	40.50	0.29
	4th Quarter	44.50	41.50	0.29

Year Ended December 31, 2016	1st Quarter	$31.05	$29.30	$0.27
	2nd Quarter	30.00	28.35	0.28
	3rd Quarter	32.50	29.00	0.28
	4th Quarter	39.87	33.00	0.28

2017 Board of Directors	2017 Board Committees

David A. Bochnowski, Director since 1977

Executive Chairman of the Bancorp

James L. Wieser, Director since 1999

Attorney and Senior Partner, Wieser & Wyllie, LLP

Edward J. Furticella, Director since 2000

Former Executive Vice President and CFO of the

Bancorp, Purdue University Northwest

Professor Emeritus of Accounting

Joel Gorelick, Director since 2000

Director/Chairman of Audit Committee, Indiana Economic Development Corporation; Director/Charter Chairman, Lake County Economic Alliance; Committee member, Economic Development Committee – Northwest Indiana Forum

Kenneth V. Krupinski, Director since 2003

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

Owner of Jack Gray Transport, Inc., Owner of Lakes & Rivers Logistics, Inc.

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

Martin A. Dybel, Director Emeritus

John Freyek, Director Emeritus

Stanley E. Mize, Director Emeritus

Gloria C. Gray Weissman, Director Emeritus

Compensation and Benefits

Amy W. Han, Chairwoman

Donald P. Fesko

Edward J. Furticella

Anthony M. Puntillo

Executive Committee

David A. Bochnowski, Chairman

Edward J. Furticella

Joel Gorelick

Kenneth V. Krupinski

James L. Wieser

Nominating and Corporate Governance

James L. Wieser, Chairman

Donald P. Fesko

Edward J. Furticella

Danette Garza

Amy W. Han

Robert E. Johnson III

Kenneth V. Krupinski

Anthony M. Puntillo

Risk Management

Anthony M. Puntillo, Chairman

Edward J. Furticella

Danette Garza

Joel Gorelick

Robert E. Johnson III

Kenneth V. Krupinski

Strategic Planning

Edward J. Furticella, Chairman

Danette Garza

Joel Gorelick

Robert E. Johnson III

Kenneth V. Krupinski

Anthony M. Puntillo

James L. Wieser

Wealth Management

Danette Garza, Chairwoman

Donald P. Fesko

Amy W. Han

Kenneth V. Krupinski

Executive Team

David A. Bochnowski

Executive Chairman

Benjamin J. Bochnowski

President, Chief Executive Officer

Robert T. Lowry

Executive Vice President, Chief Financial Officer

and Treasurer

John J. Diederich

Executive Advisor

Leane E. Cerven

Executive Vice President, General Counsel

and Corporate Secretary

Tanya A. Leetz

Executive Vice President, Chief Information

and Technology Officer

Todd M. Scheub

Executive Vice President, Chief Banking Officer

CORPORATE HEADQUARTERS

9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Peoples Bank

(SUBSIDIARY OF NORTHWEST INDIANA BANCORP)

Map represents the Peoples Banking Center Network.
Whiting
East Chicago
Hammond
Munster
Highland
Gary
Hobart
Dyer
Schererville
Merrillville
St. John
Crown Point
Winfield
Valparaiso
KEY:
Peoples Bank Corporate Center and Local Banking Center
Local Banking Center

Stock Transfer Agent

The Bank acts as the transfer agent for the Bancorp's common stock.

Independent Auditors

Plante & Moran, PLLC
10 S. Riverside Plaza, 9th Floor
Chicago, Illinois 60606-3564

Special Legal Counsel

Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204

Annual Stockholders Meeting

The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at 8:00 am on April 27, 2018 at:

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