Form 10-K, Exhibit 13
period 2018-12-31
NORTHWEST INDIANA BANCORP
filed 2019-03-05
CIK 919864

Exhibit 13

2018 ANNUAL REPORT BANKING NorthWest Indiana Bancorp

INTEGRITY EXCELLENCE STABILITY COMMUNITY

KEEPS GETTING BETTER At Peoples Bank, our mission is to help our customers and communities be more successful. Year after year, we build upon our mission by delivering innovative banking products and exceptional customer service. As new opportunities arise to better serve the needs of our community, we dedicate resources to expand our footprint and enhance our product suite. We continually have our sights set on bringing better banking to customers, and we can confidently say that it truly keeps getting better. As a community bank, our emphasis is on the relationships that we develop with our customers, not our size. By listening and engaging with customers to ensure success and satisfaction, we work hard to do more. The essence of who we are is represented through our promise to deliver You First Banking: our commitment to prioritizing the individualized needs of our customers. You First Banking empowers customers to manage finances through whatever phase of life they may find themselves in. Whether a customer visits one of our convenient Banking Centers in Northwest Indiana, South Suburban Chicagoland, or banks remotely with Online and Mobile Banking services, our focus is to make every banking experience with Peoples simple. With the same dedication, we put our communities first by supporting a diverse group of local organizations and causes. In our efforts to be a value-driven bank for all of our stakeholders, we also focus on bringing capital back to the communities we serve. We recognize our opportunity to make a lasting impact on the lives that we touch by being an active participant in the community and facilitating financial stability. As we look toward the future, we remain dedicated to our commitment to prioritize the values that have guided us to where we are today, and position Peoples Bank for further growth and success.

Benjamin J. Bochnowski President, CEO Letter from the President & Chairman Year In Review 2018 was an exciting year at Northwest Indiana Bancorp and our operating subsidiary, Peoples Bank, in which we announced two mergers. The year was punctuated by 4.2% earnings growth despite $2.1 million in merger-related expenses. We experienced significant growth, both organically and inorganically. In total, our balance sheet expanded by 18.2% from the end of 2017. Key profitability drivers supported the underlying performance o`f the company. Total incomes (total interest income plus noninterest income) increased 18.1%, demonstrating a significant increase in core operating income that grew through one-time expenses related to mergers. ROA was a solid 0.93%, and even stronger when accounting for merger expenses as detailed in our earnings release. This was driven in large part by a healthy Net Interest Margin that held steady at 3.67% throughout the year despite continued margin pressures. Non-Interest Expense as a percent of average assets was at 3.13% including merger expenses, and the company continues to focus on efficiency as we integrate our acquisitions. David A. Bochnowski Executive Chairman Stock Performance NWIN set a 52-week high during 2018, and our stock price responded well to the company’s merger announcement. From the beginning of the year, our stock price was up 3.4% through the middle of August. Unfortunately, along with the broader market, there was downward pressure and NWIN’s stock price ended the year down 3.4% from the beginning of the year with a 12-month total return of -0.71%. Still, NWIN outperformed the SNL Thrift Index by 15.1%. Average volumes were also up during the year from prior years, in part due to the company’s shareholder base resulting from closing our merger with First Personal Financial Corporation. Furthermore, management has focused on broadening our shareholder base through engaging the investment community and raising our profile among investors. This has brought additional investors to the company, helping to create steady demand for NWIN stock in the open market. New Strategic Plan 2018 also marked the first year in the company’s new five-year strategic plan. Our plan begins with our mission as a company: to help our customers and communities be more successful. The plan is aligned with our core values of stability, integrity, community, and excellence. Together, this drives our goal of meaningful growth to support continued independence as a community bank so that we can continue to deliver on our mission for years to come.

To put that plan in action, we have taken a relatively simple approach. First, expand our market area through both organic and inorganic growth; second, better serve the customers in that market with products, services, and banking technology; and third, deliver banking as efficiently as possible so that we can focus our resources on our customers and ultimately carrying out our mission. The biggest milestones in that strategic plan were the announcements and subsequent closings of two mergers in the South Suburban Chicagoland market that helped expand the Bank’s trade area. Partnering with First Personal Bank and A.J. Smith Federal Savings Bank gives the Bank a meaningful retail and business presence in an area where we already maintained a significant customer base prior to the acquisitions. The markets share similar cultural roots and customer needs, and it is a natural fit with our core markets that makes banking more convenient and relevant to customers in all of our markets. Operations with First Personal were successfully integrated in Q3 2018, and while the AJS Bancorp acquisition closed in early 2019, integration is expected to be complete by midyear. From there, we will continue to focus on organic growth strategies in our new markets. Inorganic growth has been an important tool to help the Bank achieve scale and better serve our customers, but organic growth is key to long-term value and sustainability. Mission and Core Values Peoples Bank strives to be a mission- and values-driven organization. Our brand is directly aligned with the success of our customers, and acting ethically is paramount to delivering on that promise. As you read the following pages of this Annual Report, you can learn more about that promise and how our core values guide our mission toward the success of our customers, local businesses, and communities. Moving Forward As 2019 begins, there are several macroeconomic factors influencing the banking industry and the local economy. We are keenly aware that we are now in the longest economic expansion in history, and that the political climate has created additional unpredictability in the industry. Still, recent legislative action along with regulatory and tax reform continue to buoy the industry. This has created an environment where banks can thrive, and our operating philosophy prepares us for what may come if economic slack becomes economic weakness. Peoples Bank is a core-funded community bank that has the capital and liquidity for in-market organic growth, which we see as creating the most significant long-term value for all of our stakeholders. As an increasingly experienced acquirer, we are prepared for strategically-aligned opportunities in the service of expanding our platform for organic growth. We will continue to execute our strategic plan and will remain a mission-focused, values-driven organization no matter what economic conditions may be. 3

INTEGRITY Peoples Bank strives to be a values-driven organization. The Peoples Bank brand is directly aligned with the success of its customers, and acting ethically is paramount to delivering on that promise. Treating people with respect and honesty, understanding their needs, and acting out of genuine concern are all a part of how Peoples offers banking with integrity. At a time when the public is still coping with the actions of larger financial institutions, Peoples Bank strives to be a trusted financial partner. Instead of selling products to meet some artificial goal, success is measured by meeting the individual needs of customers. Integrity is also the reputation the Bank has with its customers and in the communities that it serves, which is central to the trust Peoples has built over decades. At the same time, the Bank is focused on creating value for all of its stakeholders. Peoples Bank believes in shared value creation for shareholders, customers, the community, and employees. This is reflected by the value the bank has created over decades, while at the same time maintaining its status as a preferred employer and good community partner as well as the financial partner of choice for customers. EXCELLENCE Excellence weaves together Peoples Bank’s plans, people, and results. Excellence is embedded at every level of the Bank, from individual performance, to operating group results, to bank-wide results. The Bank always strives to exceed expectations – in other words, to be better, not just bigger. This is validated by several external recognitions, including being named a Top 200 Community Bank by American Banker magazine for the 14th consecutive year. Peoples Bank was also named as a Best Place to Work in Indiana for the 6th consecutive year, and a Best Bank to Work For in the entire country by American Banker magazine for the 5th consecutive year. Those expectations drive performance, and that is why Peoples Bank has seen a total return in NorthWest Indiana Bancorp stock of 174.4% since the beginning of 2013, outpacing the SNL Thrift Index by 113.2%. STABILITY Stability is one of the guiding values of the Bank’s strategic plan, supporting its goal of independence to continue to serve customers as the bank has for generations. Like all Peoples Bank values, stability shows up across multiple support areas of the Bank, starting with the customer experience. Peoples strives to provide a consistent experience across Banking Centers and platforms, no matter where or how customers choose to do their banking. The Bank’s goal is to be there for each and every customer at their point of need so that they can achieve their financial goals. This has led to significant investments in training and bank platforms to support consistent service delivery, no matter where the customer touches the Bank. It has further informed new technological investments that Peoples plans to make to better deliver on the promise of the You First Banking brand. Stability is also embedded in the Bank’s loan decisions. The Bank has a strong, stable loan portfolio and credit underwriting practices have remained strong since the Great Recession. Peoples Bank has a commitment to customers and investors to ensure stability in its credit portfolio not just now, but also in the next credit cycle. Stability also informs the bank’s approach to systems and cybersecurity. The Bank has made significant investments to increase reliability and security of systems, as well as resiliency of the systems in the event of a breach. This has been an area of significant focus throughout the Bank as employees work both internally and externally to protect all of the Bank’s information and systems in an increasingly threatening cyber environment. 4

Getting Involved As a community bank, Peoples’ impact in the community is measurable and an essential core value. The Bank’s sense of community is a genuine concern, for customers, employees, and the places they live. This impact is demonstrated through Peoples’ primary business as a bank – collecting deposits and lending them back out into the market area to help aggregate the capital of the local community and help it grow. The loans the Bank makes help to expand services, grow businesses, and build homes where families can thrive. Peoples is always seeking out opportunities to work in the community to expand home ownership in underserved areas and help rebuild credit for families so that they can be full participants in the local economy.

As a good corporate citizen, Peoples makes impactful donations in the communities it serves. Donations are made to places such as the Boys and Girls Club, Food Bank of Northwest Indiana, multiple community foundations, and countless other service organizations. The Bank’s support is not just monetary; Bank employees engage with their local communities and the organizations through endless hours of volunteer service. COMMUNITY Peoples Bank made direct support donations of over $250,000 to local community organizations in 2018 The Bank also offers events like Shred Days, where employees help the community destroy sensitive information to keep identities safe. The Bank also updated its volunteer policy to help create more opportunities to engage and serve the community with organizations like the Volunteer Tax Assistance Program, where the Bank had over 40 individuals helping low-income taxpayers get free tax preparation throughout tax season.

NorthWest Indiana Bancorp FINANCIAL HIGHLIGHTS December 31, December 31, (Dollars in thousands, except for per share ratios and data) 2018 2017 Earnings: Net revenue (a) 43,458 38,518 Noninterest expense 31,383 25,488 Pre-provision profit 12,075 13,030 Provision for loan losses 1,308 1,200 Net income 9,337 8,961 Earnings per common share data: Net income per share: Basic 3.17 3.13 Diluted 3.17 3.13 Cash dividends declared 1.19 1.15 Book value 33.50 32.14 Selected balance sheet data (period-end): Total assets 1,096,158 927,259 Loans 764,400 620,211 Deposits 929,786 793,004 Total stockholders’ equity 101,464 92,060 Selected ratios: Return on Equity 9.88% 9.90% Return on Assets 0.93% 0.98% Common equity tier 1 capital to risk-weighted assets 11.6% 12.9% Tier 1 capital to risk-weighted assets 11.6% 12.9% Total capital to risk-weighted assets 12.6% 14.0% Tier 1 capital to adjusted average assets 8.6% 9.6% (a) Net revenue represents the Bancorp’s net interest income, plus non-interest income.

MARKET INFORMATION The Bancorp’s Common Stock is not listed on any national securities exchange, but rather is quoted in the over-the-market on the OTC Pink Marketplace, which is maintained by OTC Markets Group, Inc., and on the OTC Bulletin Board, which is maintained by the Financial Industry Regulatory Authority, Inc., under the symbol “NWIN.” The Bancorp’s stock is not actively traded. As of February 22, 2019, the Bancorp had 3,452,199 shares of common stock outstanding and 958 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms. Any over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Dividends Year ended Per Share Prices Declared Per December 31, 2018 High Low Common Share 1 st Quarter $45.00 $42.80 $0.29 2nd Quarter 44.55 42.75 0.30 3rd Quarter 46.00 42.85 0.30 4th Quarter 45.65 41.00 0.30 Year ended December 31, 2017 1 st Quarter $40.50 $38.40 $0.28 2nd Quarter 41.00 39.50 0.29 3rd Quarter 42.50 40.50 0.29 4th Quarter 44.50 41.50 0.29 Book Value per Share Basic Earnings per Share Dividends per Share

2018 Board of Directors David A. Bochnowski, Director since 1977 Executive Chairman of the Bancorp Former President and Chief Executive Officer of Peoples Bank James L. Wieser, J.D., Director since 1999 Attorney, Wieser & Wyllie, LLP Edward J. Furticella, Director since 2000 Former Executive Vice President and CFO of the Bancorp, Purdue University Northwest Professor Emeritus of Accounting Joel Gorelick, Director since 2000 Former President and Chief Operating Officer of the Bancorp, Charter Chairman Emeritus of the Lake County Economic Alliance, Inc., and Director and Chairman of the Audit Committee of the Indiana Economic Development Corporation Kenneth V. Krupinski, Director since 2003 Retired Certified Public Accountant, Swartz Retson & Co., P.C. Anthony M. Puntillo, D.D.S., M.S.D., Director since 2004 Orthodontist, CEO of Puntillo and Crane Orthodontics, P.C. Donald P. Fesko, O.D., FACHE, Director since 2005 President, Chief Executive Officer, Community Foundation of Northwest Indiana Amy W. Han, Ph.D., Director since 2008 Indiana University School of Medicine – Northwest Danette Garza, J.D., CPA, Director since 2013 Owner of Jack Gray Transport, Inc., Owner of Lakes & Rivers Logistics, Inc. Benjamin J. Bochnowski, Director since 2014 President, Chief Executive Officer of the Bancorp and Peoples Bank Robert E. Johnson III, Director since 2016 President, Chief Executive Officer, Cimcor Inc. Leroy F. Cataldi, P.D., Director Emeritus Lourdes M. Dennison, Director Emeritus Martin A. Dybel, Director Emeritus Stanley E. Mize, Director Emeritus Gloria C. Gray Weissman, Director Emeritus Executive Team David A. Bochnowski Executive Chairman Benjamin J. Bochnowski President, Chief Executive Officer Robert T. Lowry Executive Vice President, Chief Financial Officer and Treasurer 2018 Board Committees Compensation and Benefits Amy W. Han, Chairwoman Donald P. Fesko Edward J. Furticella Anthony M. Puntillo Executive Committee David A. Bochnowski, Chairman Edward J. Furticella Joel Gorelick Kenneth V. Krupinski James L. Wieser Nominating and Corporate Governance James L. Wieser, Chairman Donald P. Fesko Edward J. Furticella Danette Garza Amy W. Han Robert E. Johnson III Kenneth V. Krupinski Anthony M. Puntillo Risk Management Anthony M. Puntillo, Chairman Edward J. Furticella Danette Garza Robert E. Johnson III Kenneth V. Krupinski Strategic Planning Edward J. Furticella, Chairman Danette Garza Joel Gorelick Robert E. Johnson III Kenneth V. Krupinski Anthony M. Puntillo James L. Wieser Wealth Management Danette Garza, Chairwoman Donald P. Fesko Amy W. Han Kenneth V. Krupinski Leane E. Cerven Executive Vice President, General Counsel and Corporate Secretary Tanya A. Leetz Executive Vice President, Chief Information and Technology Officer Todd M. Scheub Executive Vice President, Chief Banking Officer10

Peoples Bank Map represents the Peoples Banking Center Network Stock Transfer Agent Broadridge Corporate Issuer Solutions Independent Auditors Plante & Moran, PLLC 10 S. Riverside Plaza, 9th Floor Chicago, Illinois 60606-3564 Special Legal Counsel Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204 Annual Stockholders Meeting The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at 8:00 am on April 25, 2019 at: Peoples Bank Corporate Center 9204 Columbia Avenue, Munster, Indiana 46321 Annual Report on Form 10-K A copy of the Annual Report on Form 10-K, for the NorthWest Indiana Bancorp, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the: Corporate Secretary NorthWest Indiana Bancorp 9204 Columbia Avenue Munster, Indiana 46321

Peoples Bank (Subsidiary of NorthWest Indiana Bancorp) CORPORATE HEADQUARTERS 9204 Columbia Avenue Munster, IN 46321 ibankpeoples.com | 219-836-4400 Member FDIC